   Filed Pursuant to Rule 424(b)(3)
 Registration No.: 333-263727
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF ITHAX ACQUISITION CORP.
PROSPECTUS FOR 30,862,500 SHARES OF COMMON STOCK AND 12,412,500
WARRANTS OF ITHAX ACQUISITION CORP.
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED MONDEE HOLDINGS, INC. IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)
The board of directors of ITHAX Acquisition Corp., a Cayman Islands exempted company (“ITHAX”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated December 20, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ITHAX, Ithax Merger Sub I, LLC, a Delaware limited liability company and wholly owned subsidiary of ITHAX (“First Merger Sub”), Ithax Merger Sub II, LLC a Delaware limited liability company and wholly owned subsidiary of ITHAX (“Second Merger Sub”) and Mondee Holdings II, Inc., a Delaware corporation (“Mondee”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the domestication of ITHAX as a Delaware corporation (the “Domestication”). As described in this proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), ITHAX’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New Mondee” refers to ITHAX after giving effect to the consummation of the Domestication.
In connection with the Business Combination, on the date on which the Closing of the Transactions actually occurs (the “Closing Date”): (i) immediately prior to the PIPE Financing (as defined below), each issued and outstanding Class A ordinary share, par value $0.001 per share (the “Class A ordinary shares”), of ITHAX will be converted into one share of Class A common stock, par value $0.001 per share, of New Mondee (the “New Mondee Common Stock”) and each issued and outstanding Class B ordinary share, par value $0.001 per share (the “Class B ordinary shares”), of ITHAX will be converted into one share of Class B common stock, par value $0.001 per share, of New Mondee (the “New Mondee Class B Common Stock”), pursuant to the Domestication (ii) upon the First Effective Time (as defined below), each issued and outstanding share of New Mondee Class B Common Stock will be converted into one share (subject to adjustment) of New Mondee Common Stock; (iii) pursuant to the Domestication, each issued and outstanding whole warrant representing the right to purchase one Class A ordinary share of ITHAX will automatically convert into the right to purchase one share of New Mondee Common Stock at an exercise price of $11.50 per share on substantially the same terms and conditions set forth in the Amended and Restated Warrant Agreement between Continental (as defined herein) and New Mondee, to be dated the Closing Date (the “Amended and Restated Warrant Agreement”); (iv) pursuant to the Domestication, the governing documents of ITHAX will be replaced with the certificate of incorporation of New Mondee (the “Interim Charter”), and upon the First Effective Time, the Interim Charter shall be replaced with the proposed amended and restated certificate of incorporation and the new bylaws of New Mondee as described in this proxy statement/prospectus; and (v) upon the First Effective Time, New Mondee’s name will change to “Mondee Holdings, Inc.” In connection with clauses (i) through (iii) of this paragraph, each issued and outstanding unit of ITHAX that has not been previously separated into the underlying Class A ordinary shares of ITHAX and the underlying warrants of ITHAX prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Mondee Common Stock and one-half of one warrant, with each whole warrant representing the right to purchase one share of New Mondee Common Stock at an exercise price of $11.50 per share, on the terms and subject to the conditions set forth in the Amended and Restated Warrant Agreement.
On the Closing Date, and following the Domestication and immediately following the PIPE Financing, First Merger Sub will merge with and into Mondee, with Mondee surviving such merger as a wholly owned subsidiary of New Mondee (the “First Merger”, and the time at which the First Merger becomes effective, the “First Effective Time”), and immediately following the First Merger, Mondee will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of

New Mondee (the “Second Merger”, together with the First Merger, the “Mergers”, and the time that the Second Merger becomes effective being referred to as the “Second Effective Time”).
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the First Effective Time, (a) all shares of common stock of Mondee outstanding as of immediately prior to the First Effective Time shall be cancelled and automatically converted into the right to receive an aggregate of 60,800,000 shares of New Mondee Common Stock (the “Merger Consideration”), (b) all shares of common stock of Mondee held in treasury of Mondee and all shares of Mondee common stock owned by any direct or indirect wholly owned subsidiary of Mondee immediately prior to the First Effective Time shall be cancelled without any conversion thereof, (c) each issued and outstanding unit of First Merger Sub immediately prior to the First Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the first surviving company (the “First Surviving Company Common Stock”), (d) pursuant to the amended and restated certificate of incorporation of New Mondee (the “Proposed Charter”), each share of New Mondee Class B Common Stock will be converted into one share (subject to adjustment) of New Mondee Common Stock and New Mondee will change its name to “Mondee Holdings, Inc.”; and (e) New Mondee and Continental will enter into the Amended and Restated Warrant Agreement. Upon the closing of the Business Combination, Prasad Gundumogula, who will serve as New Mondee’s Chief Executive Officer, will have voting control over 63% of the shares of New Mondee Common Stock, through his control of Mondee Holdings, LLC, the sole holder of capital stock of Mondee.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Second Effective Time, (a) each issued and outstanding share of First Surviving Company Common Stock shall be automatically cancelled and shall cease to exist as of the Second Effective Time; and (b) each issued and outstanding unit of Second Merger Sub immediately prior to the Second Effective Time shall automatically be converted into and exchange for one validly issued, fully paid and nonassessable interest of the second surviving company.
Concurrently with the execution of the Business Combination Agreement, ITHAX entered into Subscription Agreements (the “Subscription Agreements”) with certain “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and accredited investors (together, the “Initial PIPE Investors”), pursuant to which the Initial PIPE Investors have agreed to subscribe for and purchase, and ITHAX has agreed to issue and sell to the Initial PIPE Investors, an aggregate of 5,000,000 shares of New Mondee Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $50,000,000 (the “Initial PIPE Investment”). Subsequently, on April 21, 2022, ITHAX entered into a Subscription Agreement with an additional investor (the “Additional PIPE Investor” together with the Initial PIPE Investors the “PIPE Investors”) pursuant to which the Additional PIPE Investor agreed to subscribe for and purchase, and ITHAX has agreed to issue and sell to the Additional PIPE Investor, 2,000,000 shares of New Mondee Common Stock at a price of $10.00 per share, for gross proceeds of $20,000,000 (the “Additional PIPE Investment”). The aggregate gross proceeds to New Mondee from the Initial PIPE Investment and the Additional PIPE Investment are expected to equal $70,000,000 (the “PIPE Financing”). The offer and sale of the shares of New Mondee Common Stock to be issued in the PIPE Financing pursuant to the Subscription Agreements has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ITHAX will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is to be consummated immediately prior to the First Effective Time and is contingent upon, among other things, the substantially concurrent Closing of the Transactions.
It is anticipated that, upon completion of the Business Combination, (i) existing shareholders of Mondee will own approximately 61.6% of New Mondee on an undiluted basis (Prasad Gundumogula, who will serve as New Mondee’s Chief Executive Officer will have voting control over these shares of New Mondee Common Stock through his control of Mondee Holdings LLC, the sole holder of capital stock of Mondee); (ii) ITHAX’s public shareholders (other than the PIPE Investors) will retain an ownership interest of approximately 24.5% in New Mondee on an undiluted basis; (iii) the PIPE Investors (which includes ITHAX Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”)) will own approximately 7.1% of New Mondee on an undiluted basis; (iv) the Initial Shareholders will own approximately 6.6% of New Mondee (which amount excludes any shares purchased by the Sponsor in the PIPE), and (v) Cantor (as defined below) will own 0.2% of New Mondee on an undiluted basis, in each case, assuming that none of ITHAX’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 71.7%, 12.1%, 8.3%, 7.7%, and 0.2% respectively, assuming that approximately 57.5% of ITHAX’s outstanding public shares are redeemed in connection with the Business Combination.

These percentages (i) assume that 60,800,000 shares of New Mondee Common Stock are issued to the holders of shares of common stock of Mondee at Closing; (ii) are based on 7,000,000 shares of New Mondee Common Stock to be issued in the PIPE Financing; and (iii) do not take into account any exercise of public warrants or private placement warrants to purchase New Mondee Common Stock that will be outstanding immediately following Closing. If the actual facts are different than these assumptions, the ownership percentages in New Mondee will be different. See “Summary of the proxy statement / prospectus — Ownership of New Mondee” for more information.
Following the Closing, New Mondee will be a “controlled company” within the meaning of the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”) and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. See “Management of New Mondee Following the Business Combination — Controlled Company Exemption.”
This prospectus covers up to 30,862,500 shares of New Mondee Common Stock and up to 12,412,500 warrants to acquire shares of New Mondee Common Stock to be issued in connection with the Business Combination. The number of shares of New Mondee Common Stock that this prospectus covers represents the maximum number of shares that may be issued or issuable to the existing shareholders and warrant holders of ITHAX in connection with the Business Combination.
ITHAX’s units, public shares and public warrants are currently listed on the Nasdaq Global Market (the “Nasdaq”) under the symbols “ITHXU,” “ITHX” and “ITHXW,” respectively. ITHAX will apply for listing, to be effective at the time of the Business Combination, of New Mondee Common Stock and warrants on Nasdaq under the proposed symbols “MOND” and “MONDW,” respectively. It is a condition of the consummation of the Business Combination that New Mondee receive confirmation from Nasdaq that New Mondee has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that ITHAX will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated, unless the Nasdaq condition set forth in the Business Combination Agreement is waived by the applicable parties.
The accompanying proxy statement/prospectus provides shareholders of ITHAX with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of ITHAX. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 73 of the accompanying proxy statement/prospectus.
ITHAX’s shareholders should be aware that Deutsche Bank Securities Inc. (“Deutsche Bank”) has resigned from its roles as a placement agent and one of the capital markets advisors to ITHAX, in connection with the Business Combination effective June 10, 2022. Deutsche Bank delivered notice of its resignation to the U.S. Securities and Exchange Commission pursuant to Section 11(b)(1) of the Securities Act of 1933, as amended, on June 10, 2022 and has disclaimed any responsibility for any portion of this proxy statement/prospectus. Shareholders should not place any reliance on the participation of Deutsche Bank prior to such resignation in the transactions contemplated by this proxy statement/prospectus.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated June 27, 2022, and is first being mailed to ITHAX’s shareholders on or about June 27, 2022.

ITHAX ACQUISITION CORP.
555 Madison Avenue
Suite 11A
New York, NY 10022
Dear ITHAX Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of ITHAX Acquisition Corp., a Cayman Islands exempted company (“ITHAX”), at 11:00 am, Eastern Time, on July 15, 2022, at the offices of Reed Smith LLP, ITHAX’s U.S. counsel, located at 599 Lexington Avenue, 22nd Floor, New York, New York 10022, and virtually via live webcast at https:// www.cstproxy.com/ithaxacquisitioncorp/2022, or on such other date and at such other place to which the meeting may be adjourned. As all shareholders may be aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If you wish to attend the extraordinary general meeting in person, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting ITHAX’s U.S. counsel, Reed Smith LLP, at 599 Lexington Avenue, 22nd Floor, New York, New York 10022, via an email to ITHAXshareholdermeeting@reedsmith.com.
As further described in the accompanying proxy statement/prospectus, on the date on which the closing of the Domestication, the Mergers (as defined below) and other transactions contemplated by the Business Combination Agreement (as defined below), collectively, including the PIPE Financing (the “Business Combination”), actually occurs (the “Closing Date”), among other things, (i) immediately prior to the PIPE Financing (as defined below), each issued and outstanding Class A ordinary share, par value $0.001 per share, of ITHAX (the “Class A ordinary shares”), will be converted into one share of Class A common stock, par value $0.001 per share, of New Mondee (the “New Mondee Common Stock”) and each issued and outstanding Class B ordinary share, par value $0.001 per share, of ITHAX (the “Class B ordinary shares”), will be converted into one share of Class B common stock, par value $0.001 per share, of New Mondee (the “New Mondee Class B Common Stock”), pursuant to the Domestication; (ii) upon the First Effective Time (as defined below), each issued and outstanding share of New Mondee Class B Common Stock will be converted into one share (subject to adjustment) of New Mondee Common Stock; (iii) pursuant to the Domestication, each issued and outstanding whole warrant representing the right to purchase Class A ordinary shares of ITHAX will automatically convert into the right to purchase one share of New Mondee Common Stock at an exercise price of $11.50 per share on substantially the same terms and conditions set forth in the Amended and Restated Warrant Agreement between Continental (as defined herein) and New Mondee, to be dated the Closing Date (the “Amended and Restated Warrant Agreement”); (iii) pursuant to the Domestication, the governing documents of ITHAX will be replaced with the certificate of incorporation of New Mondee (the “Interim Charter”), and upon the First Effective Time, the Interim Charter shall be replaced with the proposed amended and restated certificate of incorporation (the “Proposed Charter”) and the new bylaws of New Mondee (the “Proposed Bylaws”) as described in this proxy statement/prospectus; and (iv) upon the First Effective Time, New Mondee’s name will change to “Mondee Holdings, Inc.” In connection with clauses (i) through (iii) of this paragraph, each issued and outstanding unit of ITHAX that has not been previously separated into the underlying Class A ordinary shares of ITHAX and the underlying warrants of ITHAX prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Mondee Common Stock and one-half of one warrant, with each whole warrant representing the right to purchase one share of New Mondee Common Stock at an exercise price of $11.50 per share, on the terms and subject to the conditions set forth in the Amended and Restated Warrant Agreement. As used in the accompanying proxy statement/ prospectus, “New Mondee” refers to ITHAX after giving effect to the Domestication.
At the extraordinary general meeting, ITHAX shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal”, to approve and adopt the Business Combination Agreement, dated as of December 20, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ITHAX, Ithax

Merger Sub I, LLC, a Delaware limited liability company and wholly owned subsidiary of ITHAX (“First Merger Sub”), Ithax Merger Sub II, LLC a Delaware limited liability company and wholly owned subsidiary of ITHAX (“Second Merger Sub”) and Mondee Holdings II, Inc., a Delaware corporation (“Mondee”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby.
As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:
(1) Immediately prior to the PIPE Financing, on the Closing Date, ITHAX will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), and adopt the Interim Charter (for further details, see “The Domestication Proposal”).
(2) Following the Domestication and immediately following the PIPE Financing, First Merger Sub will merge with and into Mondee, with Mondee surviving such merger as a wholly owned subsidiary of New Mondee (the “First Merger” and the time at which the First Merger becomes effective, the “First Effective Time”), and immediately following the First Merger, Mondee will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of New Mondee (the “Second Merger”, together with the First Merger, the “Mergers” and the time that the Second Merger becomes effective being referred to as the “Second Effective Time”). In addition, at the First Effective Time, each issued and outstanding share of New Mondee Class B Common Stock will be converted into one share (subject to adjustment) of New Mondee Common Stock and New Mondee will adopt the Proposed Charter, pursuant to which it will change its name to “Mondee Holdings, Inc.”, and adopt the Proposed Bylaws.
Upon the closing of the Business Combination, Prasad Gundumogula, who will serve as New Mondee’s Chief Executive Officer, will have voting control over 63% of the shares of New Mondee Common Stock, through his control of Mondee Holdings, LLC, the sole holder of capital stock of Mondee.
In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, ITHAX entered into Subscription Agreements (the “Subscription Agreements”) with certain “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and accredited investors (together, the “Initial PIPE Investors”), pursuant to which the Initial PIPE Investors have agreed to subscribe for and purchase, and ITHAX has agreed to issue and sell to the Initial PIPE Investors, an aggregate of 5,000,000 shares of New Mondee Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $50,000,000 (the “Initial PIPE Investment”). Subsequently, on April 21, 2022, ITHAX entered into a Subscription Agreement with an additional investor (the “Additional PIPE Investor” together with the Initial PIPE Investors the “PIPE Investors”) pursuant to which the Additional PIPE Investor agreed to subscribe for and purchase, and ITHAX has agreed to issue and sell to the Additional PIPE Investor, 2,000,000 shares of New Mondee Common Stock at a price of $10.00 per share, for gross proceeds of $20,000,000 (the “Additional PIPE Investment”). The aggregate gross proceeds to New Mondee from the Initial PIPE Investment and the Additional PIPE Investment are expected to equal $70,000,000 (the “PIPE Financing”). The offer and sale of the shares of New Mondee Common Stock to be issued in the PIPE Financing pursuant to the Subscription Agreements has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ITHAX will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is to be consummated immediately prior to the First Effective Time and is contingent upon, among other things, the substantially concurrent Closing of the Transactions.
Deutsche Bank, in its role as a placement agent that advised ITHAX in connection with the PIPE Financing, has resigned from its role in such capacity and waived all fees associated with such engagement, and ITHAX has mutually accepted the resignation. Any placement agency services provided by Deutsche Bank in connection with the PIPE Financing were substantially complete at the time of its resignation, with any fees payable to Deutsche Bank for such services contingent upon the Closing of the Business Combination. The availability of the PIPE Financing is not impacted by the resignation of Deutsche Bank as all placements in the PIPE Financing were either made by AXIA Capital or facilitated by ITHAX and/or

Mondee. The PIPE Financing is not contingent upon any continued involvement of Deutsche Bank in the transactions and each of the PIPE Investors has specifically disclaimed reliance on any statement, representation or warranty made by, among others, each of the placement agents in determining to participate in the PIPE Financing. See “Summary — Recent Developments.”
You will also be asked to consider and vote upon: (a) a proposal to approve by special resolution the adoption and approval of the Proposed Charter and the Proposed Bylaws of New Mondee (the “Proposed Charter and Bylaws Proposal”), (b) a proposal to approve material differences between ITHAX’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the Proposed Charter of New Mondee and the Proposed Bylaws of New Mondee effective at the First Effective Time, copies of which are attached to the accompanying proxy statement/prospectus as Annexes B and C, respectively, which are referred to herein collectively as the “Advisory Governing Documents Proposals,” (c) a proposal to approve, for purpose of complying with Nasdaq Listing Rule 5635, the issuance of the 7,000,000 shares of New Mondee Common Stock immediately prior to the Closing of the Transactions in connection with the PIPE Financing and the 60,800,000 shares of New Mondee Common Stock (the “Merger Consideration”) to be issued in connection with the Business Combination, which is referred to herein as the “Nasdaq Proposal”, (d) a proposal to elect directors who, upon consummation of the Business Combination, will be the directors of New Mondee, which is referred to herein as the “Director Election Proposal”, (e) a proposal to approve and adopt the New Mondee 2022 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, which is referred to herein as the “Equity Incentive Plan Proposal”, (f) a proposal to approve and adopt the New Mondee 2022 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E, which is referred to herein as the “Employee Stock Purchase Plan Proposal”, and (g) a proposal to adjourn the extraordinary general meeting to a later date or dates which is referred to herein as the “Adjournment Proposal.”
The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Global Market (the “Nasdaq”) Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Charter or Proposed Bylaws of New Mondee. The approval of neither the Director Election Proposal nor the Adjournment Proposal is either a condition precedent to the consummation of the Business Combination or conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the shareholders of ITHAX for each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement, (ii) for the absence of a quorum or (iii) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the Closing of the Transactions not to be satisfied; provided that, without the consent of Mondee, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is beyond the termination date of the Business Combination Agreement.
In connection with the Business Combination, certain related agreements have been, or will be entered into at or prior to the Closing of the Transactions, including the Subscription Agreements, Stockholder Support Agreement, the Sponsor Support Agreement, the Earn-Out Agreement, the Registration Rights Agreement, the Amended and Restated Warrant Agreement, (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal-Related Agreements” in the accompanying proxy statement/prospectus for more information.
Pursuant to the Existing Governing Documents, a holder of ITHAX’s public shares (a “public shareholder”) may request that ITHAX redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact ITHAX’s transfer agent, Continental Stock Transfer & Trust Company (“Continental”), directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares, written instructions, and other redemption forms (as applicable) to Continental, New Mondee will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of ITHAX’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of May 13, 2022, the record date, this would have amounted to approximately $10.01 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of ITHAX-Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
ITHAX Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) has, pursuant to the Sponsor Support Agreement with Mondee (the “Sponsor Support Agreement”), agreed to, among other things, vote all of its ordinary shares of ITHAX in favor of the proposals being presented at the extraordinary general meeting and waive its anti-dilution rights with respect to its Class B ordinary shares in connection with the consummation of the Business Combination. As part of the Sponsor Support Agreement, the Sponsor also agreed that 603,750 Class B ordinary shares issued to the Sponsor in connection with ITHAX’s initial public offering (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) will be unvested and subject to forfeiture as immediately prior to the First Effective Time based on the level of redemptions of Class A ordinary shares by holders thereof in connection with the transactions contemplated by the Business Combination Agreement (calculated in the manner set forth in the Sponsor Support Agreement). However, Mondee may, at its sole option and without any other party’s approval, waive the Sponsor’s obligation to forfeit these Class B ordinary shares. In addition, pursuant to the ITHAX Letter Agreement, the Initial Shareholders (including the Sponsor), agreed to vote in favor of the Business Combination Agreement and the transactions contemplated thereby and to waive any redemption rights with respect to any ordinary shares held by them. None of the Initial Shareholders received separate consideration for their waiver of redemption rights. The ordinary shares held by the Initial Shareholders will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Initial Shareholders own approximately 21.1% of the issued and outstanding ordinary shares of ITHAX. See “Business Combination Proposal-Related Agreements-Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such closing condition. In addition, in no event will ITHAX redeem public shares in an amount that would cause New Mondee’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

ITHAX is providing the accompanying proxy statement/prospectus and accompanying proxy card to ITHAX’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by ITHAX’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of ITHAX’s shareholders should read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 73 of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of ITHAX has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to ITHAX’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ITHAX, you should keep in mind that the Sponsor and ITHAX’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal-Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the issued ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, vote at the extraordinary general meeting. Under the terms of the Existing Governing Documents, only the holders of Class B ordinary shares are entitled to vote on the election of directors to the board of directors of ITHAX. Therefore, only holders of the Class B ordinary shares will vote on the Director Election Proposal at the extraordinary general meeting. Holders of Class B ordinary shares and Class A ordinary shares will have one vote per share on all other proposals.
Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Charter or Proposed Bylaws of New Mondee. The approval of neither the Director Election Proposal nor the Adjournment Proposal is either a condition precedent to the consummation of the Business Combination or conditioned upon the approval of any other proposal.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ITHAX’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of ITHAX’s board of directors, we would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Orestes Fintiklis
Chief Executive Officer
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated June 27, 2022, and is first being mailed to shareholders on or about June 27, 2022.

ITHAX ACQUISITION CORP.
555 Madison Avenue
Suite 11A
New York, NY 10022
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON JULY 15, 2022
TO THE SHAREHOLDERS OF ITHAX ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of ITHAX Acquisition Corp., a Cayman Islands exempted company (“ITHAX”), will be held at 11:00 am, Eastern Time, on July 15, 2022, located at the offices of Reed Smith LLP, ITHAX’s U.S. counsel, located at 599 Lexington Avenue, 22nd Floor, New York, New York 10022, and virtually via live webcast at https://www.cstproxy.com/ithaxacquisitioncorp/2022, or on such other date and at such other place to which the meeting may be adjourned. As all shareholders are no doubt aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If you would like to attend the extraordinary general meeting in person, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting our U.S. counsel, Reed Smith LLP, at 599 Lexington Avenue, 22nd Floor, New York, NY 10022, via an email to ITHAXshareholdermeeting@reedsmith.com.
You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•
Proposal No. 1-The Business Combination Proposal-RESOLVED, as an ordinary resolution, that ITHAX’s entry into (1) the Business Combination Agreement, dated as of December 20, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ITHAX, Ithax Merger Sub I, LLC, a Delaware limited liability company and wholly owned subsidiary of ITHAX (“First Merger Sub”), Ithax Merger Sub II, a Delaware limited liability company and wholly owned subsidiary of ITHAX (“Second Merger Sub”) and Mondee Holdings II, Inc., a Delaware corporation (“Mondee”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things: (a) in connection with the de-registration of ITHAX as an exempted company in the Cayman Islands and the continuation and domestication of ITHAX as a corporation in the State of Delaware (the “Domestication”): (i) each issued and outstanding Class A ordinary share, par value $0.001 per share, of ITHAX (the “Class A ordinary shares”), will be converted into one share of Class A common stock, par value $0.001 per share, of New Mondee (the “New Mondee Common Stock”) and each issued and outstanding Class B ordinary share, par value $0.001 per share, of ITHAX (the “Class B ordinary shares”), will be converted into one share of Class B common stock, par value $0.001 per share, of New Mondee (the “New Mondee Class B Common Stock”) and (ii) each issued and outstanding whole warrant representing the right to purchase Class A ordinary shares of ITHAX will automatically convert into the right to purchase one share of New Mondee Common Stock at an exercise price of $11.50 per share on substantially the same terms and conditions set forth in the Amended and Restated Warrant Agreement between Continental (as defined herein) and New Mondee, to be dated the Closing Date (the “Amended and Restated Warrant Agreement”); (b) following the Domestication, First Merger Sub will merge with and into Mondee, with Mondee surviving such merger as a wholly owned subsidiary of New Mondee (the “First Merger”, and the time at which the First Merger becomes effective, the “First Effective Time”), and immediately following the First Merger, Mondee will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of New Mondee (the “Second Merger”, together with the First Merger, the “Mergers”, and the time at which the Second Merger becomes effective, the “Second Effective Time”); (b) at the First Effective Time, (i) all shares common stock of Mondee outstanding as of immediately prior to the First Effective Time shall be cancelled and automatically converted into the right to receive an aggregate of 60,800,000 shares of New Mondee Common Stock (the “Merger Consideration”), (ii) all shares of common stock of Mondee held in treasury of Mondee and all shares of Mondee common stock owned by any direct or indirect wholly owned subsidiary of Mondee immediately prior to the First Effective Time shall be cancelled without any conversion thereof, (iii) each issued and outstanding unit of First Merger Sub immediately prior to the First Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the first surviving company (the “First Surviving Company Common Stock”), (iv) pursuant to the Proposed Charter, each share of New Mondee Class B Common Stock will be converted into one share (subject to adjustment) of New Mondee Common Stock and New Mondee will change its name to “Mondee Holdings, Inc.”; and (v) New Mondee and Continental will enter into the Amended and Restated Warrant Agreement; and (c) at the Second Effective Time, (i) each issued and outstanding share of First Surviving Company Common Stock shall be automatically cancelled and shall cease to exist as of the Second Effective Time; and (ii) each issued and outstanding unit of Second Merger Sub immediately prior to the Second Effective Time, shall automatically be converted into and exchange for one validly issued, fully paid and nonassessable interest of the second surviving company; and (2) certain related agreements (including the Subscription Agreements, and the Registration Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex F and Annex G, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.
•
Proposal No. 2-The Domestication Proposal-RESOLVED, as a special resolution, that (a) ITHAX be transferred by way of continuation to Delaware pursuant to Article 32 of the amended and restated articles of association of ITHAX, Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, ITHAX be continued and domesticated as a corporation under the laws of the State of Delaware; (b) in connection therewith, to adopt upon the Domestication taking effect, the certificate of incorporation of New Mondee (the “Interim Charter”), in the form appended to the accompanying proxy statement/prospectus as Annex I, in place of ITHAX’s memorandum and articles of association currently registered with the Registrar of Companies of the Cayman Islands (the “Existing Governing Documents”) and which will remove or amend those provisions of ITHAX’s Existing Governing Documents that terminate or otherwise cease to be applicable as a result of the Domestication; and (c) file the Interim Charter with the Secretary of State of the State of Delaware, under which ITHAX will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation under the State of Delaware.

•
Proposal No. 3-The Proposed Charter and Bylaws Proposal-RESOLVED, as a special resolution, that the Interim Charter of ITHAX to be in effect upon the Domestication (a copy of which is attached to the proxy statement/prospectus as Annex I) be replaced in its entirety with the Proposed Charter and Proposed Bylaws of New Mondee (copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively), which be approved as the amended and restated certificate of incorporation and the bylaws of New Mondee, effective at the First Effective Time.

•
Proposal No. 4-Advisory Governing Documents Proposals-RESOLVED, as a non-binding advisory resolution, that the replacement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by ITHAX and Mondee, desirable in connection with the replacement of Existing Governing Documents with the proposed amended and restated certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex B (the “Proposed Charter”), and the proposed new bylaws, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Bylaws”), including (i) changing the post-Business Combination corporate name from “ITHAX Acquisition Corp.” to “Mondee Holdings, Inc.” (which is expected to occur at the First Effective Time), (ii) making New Mondee’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved (such proposals, collectively, the “Advisory Governing Documents Proposals”).

•
Proposal No. 5-The Nasdaq Proposal-RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of the Nasdaq Global Market (“Nasdaq”) Listing Rule 5635, the issuance of the 7,000,000 shares of New Mondee Common Stock in connection with the PIPE Financing and the issuance of the New Mondee Common Stock constituting the Merger Consideration be approved.

•
Proposal No. 6- The Director Election Proposal-RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the New Mondee Board immediately following the consummation of the Business Combination.”

Class I (term expiring in 2023)
Asi Ginio
Noor Sweid
Class II (term expiring in 2024)
Pradeep Udhas
Roopa Purushothaman
Mona Aboelnaga Kanaan
Class III (term expiring in 2025)
Orestes Fintiklis
Prasad Gundumogula.
•
Proposal No. 7-The Equity Incentive Plan Proposal-RESOLVED, as an ordinary resolution, that the New Mondee 2022 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex D, be adopted and approved.

•
Proposal No. 8-the Employee Stock Purchase Plan Proposal-RESOLVED, as an ordinary resolution, that the New Mondee Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex E, be adopted and approved.

•
Proposal No. 9-The Adjournment Proposal-RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to solicit additional proxies for the purpose of obtaining approval by the ITHAX shareholders of each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement, (B) for the absence of a quorum or (C) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the closing of the Business Combination Agreement to not occur; provided that, without the consent of Mondee, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement, at the extraordinary general meeting be approved.

Each of the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Charter or Proposed Bylaws of New Mondee. The approval of neither the Director Election Proposal nor the Adjournment Proposal is either a condition precedent to the consummation of the Business Combination or conditioned upon the approval of any other proposal.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on May 13, 2022, the record date, are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to ITHAX’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of ITHAX’s shareholders should read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 73 of this proxy statement/prospectus.
After careful consideration, the board of directors of ITHAX has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to ITHAX’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ITHAX, you should keep in mind that the Sponsor and ITHAX’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal-Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Existing Governing Documents, a public shareholder may request of ITHAX that New Mondee redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(1)   (a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;
(2)   submit a written request to Continental, ITHAX’s transfer agent, in which you (a) request that New Mondee redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and
(3)   deliver shares, written instructions, and other redemption forms (as applicable) to Continental, ITHAX’s transfer agent, physically or electronically through The Depository Trust Company.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 13, 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ITHAX’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares, written instructions, and other redemption forms (as applicable) to Continental, ITHAX’s transfer agent, New Mondee will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of ITHAX’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of May 13, 2022, the record date, this would have amounted to approximately $10.01 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Mondee

Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of ITHAX-Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
ITHAX Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) has, pursuant to the Sponsor Support Agreement with Mondee (the “Sponsor Support Agreement”), agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive its anti-dilution rights with respect to its Class B ordinary shares in connection with the consummation of the Business Combination. As part of the Sponsor Support Agreement, the Sponsor also agreed that 603,750 Class B ordinary shares issued to the Sponsor in connection with ITHAX’s initial public offering (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) will be unvested and subject to forfeiture as immediately prior to the First Effective Time based on the level of redemptions of Class A ordinary shares by holders thereof in connection with the transactions contemplated by the Business Combination Agreement (calculated in the manner set forth in the Sponsor Support Agreement). However, Mondee may, at its sole option and without any other party’s approval, waive the Sponsor’s obligation to forfeit these Class B ordinary shares. In addition, pursuant to the ITHAX Letter Agreement, the Initial Shareholders (including the Sponsor), agreed to vote in favor of the Business Combination Agreement and the transactions contemplated thereby and to waive any redemption rights with respect to any ordinary shares held by them. None of the Initial Shareholders received separate consideration for their waiver of redemption rights. The ordinary shares held by the Initial Shareholders will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 21.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal-Related Agreements-Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such closing condition. In addition, in no event will ITHAX redeem public shares in an amount that would cause New Mondee’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing (as defined in the proxy statement/prospectus). Nor will ITHAX redeem public shares in an amount that would cause the aggregate cash proceeds available for release from the trust account in connection with the transactions contemplated in the Business Combination Agreement (including the PIPE Financing) to be less than $150 million, unless Mondee, at its sole option and without any other party’s approval, waives such condition to Business Combination.
The approval of each of the Domestication Proposal and the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the issued ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Existing Governing Documents, only the holders of Class B ordinary shares are entitled to vote on the election of directors to the board of directors of ITHAX. Therefore, only holders of the Class B ordinary shares will vote on the Director Election Proposal at the extraordinary general meeting. Holders of Class B ordinary shares and Class A ordinary shares will have one vote per share on all other proposals.

Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Charter and the Proposed Bylaws of New Mondee. The approval of neither the Director Election Proposal nor the Adjournment Proposal is either a condition precedent to the consummation of the Business Combination or conditioned upon the approval of any other proposal.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 (for individuals), or banks and brokers can call collect at (203) 658-9400, or by emailing ITHX.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Chairman of the Board of Directors of ITHAX Acquisition Corp.,
Orestes Fintiklis
Chief Executive Officer and Chairman of the Board of Directors
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ITHAX’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

i

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about ITHAX and Mondee that is not included in or delivered with the document. You may request copies of this proxy statement/prospectus and any other publicly available information concerning ITHAX, without charge, by written request to ITHAX Acquisition Corp., 555 Madison Avenue, Suite 11A, New York, NY 10022, or by telephone request at (212) 792-0253; or Morrow Sodali LLC our proxy solicitor, if you are an individual, by calling (800) 662-5200, or if you are affiliated with a bank and broker, you may call collect at (203) 658-9400, or by emailing ITHX.info@investor.morrowsodali.com or from the SEC through the SEC website at http://www.sec.gov.
In order for ITHAX’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of ITHAX to be held on July 15, 2022 you must request the information no later than five business days prior to the date of the extraordinary general meeting, by July 8, 2022.
TRADEMARKS
This document contains references to trademarks, trade names and service marks certain of which belong to Mondee and others that are the property of other organizations. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET, INDUSTRY AND OTHER DATA
This proxy statement/prospectus includes industry and market data obtained from periodic industry publications, third-party studies and surveys, as well as from filings of public companies in our industry and internal company surveys. These sources include government and industry sources including, but not limited to, the IBIS World Global Travel Agency Services Industry Report (August 2021), the IBIS World Global Tourism Industry Report (2021) and PhocusWright US Travel Agency Distribution Landscape 2016 - 2021. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this proxy statement/prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Each publication, study and report speaks as of its original publication date (and not as of the date of this proxy statement/prospectus). Certain of these publications, studies and reports were published before the COVID-19 pandemic and therefore do not reflect any impact of COVID-19 on any specific market or globally. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
“2022 Plan” are to the New Mondee 2022 Equity Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Equity Incentive Plan Proposal;
“Amended and Restated Warrant Agreement” are to that certain Amended and Restated Warrant Agreement, by and between Continental and ITHAX;
“Articles of Association” are to the amended and restated articles of association of ITHAX;
“Business Combination” are to the Domestication, the Mergers and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;
“Business Combination Agreement” are to that certain Business Combination Agreement, dated December 20, 2021, by and among ITHAX, Ithax Merger Sub I, LLC, Ithax Merger Sub II, LLC and Mondee, and as may be amended, supplemented or otherwise modified from time to time;
“Cantor” are to Cantor, Fitzgerald & Co., the representative of the several underwriters in ITHAX’s initial public offering;
“Cayman Islands Companies Act” are to the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;
“Class A ordinary shares” are to the Class A ordinary shares, par value $0.001 per share, of ITHAX, which will automatically convert, on a one-for-one basis, into shares of New Mondee Common Stock in connection with the Domestication;
“Class B ordinary shares” are to the 6,037,500 Class B ordinary shares, par value $0.001 per share, of ITHAX outstanding as of the date of this proxy statement/prospectus that were initially issued to the Sponsor in a private placement prior to our initial public offering and of which 10,000 were transferred to each of the ITHAX independent directors in October 2020, and, in connection with the Domestication, will be converted into one share of Class B common stock, par value $0.001 per share, of New Mondee and, upon the First Effective Time, each issued and outstanding share of New Mondee Class B Common Stock will be converted into one share (subject to adjustment) of New Mondee Common Stock;
“Closing” are to the closing of the Transactions;
“Closing Date” are to the date on which the Closing actually occurs;
“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, collectively;
“Continental” are to Continental Stock Transfer & Trust Company, ITHAX’s transfer agent, warrant agent and trustee of the trust account;
“Domestication” are to the transfer by way of continuation and deregistration of ITHAX from the Cayman Islands and the continuation and domestication of ITHAX as a corporation incorporated in the State of Delaware;
“Employee Stock Purchase Plan” are to the New Mondee 2022 Employee Stock Purchase Plan to be considered for adoption and approval by the shareholders pursuant to the Employee Stock Purchase Plan Proposal;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“extraordinary general meeting” are to the extraordinary general meeting of ITHAX at 11:00 am, Eastern Time, on July 15, 2022, located at the offices of Reed Smith LLP, ITHAX’s U.S. counsel, located at 599 Lexington Avenue, 22nd Floor, New York, New York 10022, and virtually via live webcast at https://www.cstproxy.com/ithaxacquisitioncorp/2022, or at such other time, on such other date and at such other place to which the meeting may be adjourned;
“Existing Governing Documents” are to the Memorandum of Association and the Articles of Association;
“First Effective Time” are to the time at which the First Merger becomes effective;
“First Merger” are to the time at which the First Merger Sub will merge with and into Mondee, with Mondee being the surviving entity in the merger;
“First Merger Sub” are to Ithax Merger Sub I, LLC, a Delaware limited liability company;
“GAAP” are to generally accepted accounting principles in the United States, as applied on a consistent basis;
“initial public offering” are to ITHAX’s initial public offering that was consummated on February 1, 2021;
“Initial Shareholders” are to Sponsor and each of the directors and officers of ITHAX;
“Interim Charter” means the certificate of incorporation of New Mondee attached to this proxy statement/prospectus as Annex I to be effective upon the Domestication;
“Interim Period” are to the date of the Business Combination Agreement until the earlier of the First Effective Time, or the termination of the Business Combination Agreement;
“ITHAX,” “we,” “us” or “our” are to ITHAX Acquisition Corp., a Cayman Islands exempted company, prior to the consummation of the Business Combination;
“ITHAX Board” or “our Board” are to ITHAX’s board of directors;
“ITHAX Letter Agreement” are to that certain letter agreement dated January 27, 2021, by and among ITHAX, the Sponsor, and ITHAX’s directors and officers;
“Memorandum of Association” are to the amended and restated memorandum of association of ITHAX;
“Merger Consideration” means to the 60,800,000 shares of New Mondee Common Stock to be issued to the Mondee Stockholder;
“Mergers” are to the merger of First Merger Sub with and into Mondee pursuant to the Business Combination Agreement, with Mondee as the surviving company in the First Merger and the merger of Mondee with and into Second Merger Sub, with Second Merger Sub being the surviving entity in the Second Merger;
“Mondee” are to Mondee Holdings II, Inc., a Delaware corporation;
“Mondee Board” are to the board of directors of Mondee;
“Mondee Common Stock” means the shares of common stock, par value $0.01 per share, of Mondee;
“Mondee Stockholder” means Mondee Holdings, LLC, a Delaware limited liability company and the sole holder of capital stock of Mondee prior to the consummation of the Business Combination;
“Mondee Subsidiary” or “Mondee Subsidiaries” are to those subsidiaries of Mondee;
“New Mondee” are to ITHAX, a Delaware corporation, upon and after the Domestication;
“New Mondee Board” are to the board of directors of New Mondee after the consummation of the Business Combination;

“New Mondee Class B Common Stock” are to the Class B common stock, par value $0.001 per share, of New Mondee;
“New Mondee Common Stock” are to the Class A common stock, par value $0.001 per share, of New Mondee, which, upon the adoption of the Proposed Charter, will change to have a par value of $0.0001 per share;
“New Mondee Preferred Stock” are to the preferred stock, par value $0.0001 per share, of New Mondee;
“Nasdaq” are to the Nasdaq Global Market;
“ordinary shares” are to ITHAX’s Class A ordinary shares and Class B ordinary shares;
“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 7,000,000 shares of New Mondee Common Stock for an aggregate purchase price of $70,000,000 to be consummated immediately prior to the First Effective Time;
“PIPE Investors” are to the certain “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and accredited investors who are party to the Pipe Financing;
“PIPE Shares” are to those 7,000,000 shares of New Mondee Common Stock to be issued pursuant to the PIPE Financing;
“private placement shares” are to the 675,000 Class A ordinary shares outstanding as of the date of this proxy statement/prospectus that underlie our private placement units that we issued in connection with the closing of our initial public offering or private placement shares that were issued as a matter of law upon the conversion of the ITHAX private placement warrants in connection with the Domestication, as the context requires;
“private placement warrants” are to the 337,500 private placement warrants outstanding as of the date of this proxy statement/prospectus that underlie our private placement units that we issued in connection with the closing of our initial public offering or the private placement warrants that were issued as a matter of law upon the conversion of the ITHAX private placement warrants in connection with the Domestication, as the context requires;
“private placement units” are to the 675,000 private placement units outstanding as of the date of this proxy statement/ prospectus that were issued to the Sponsor and Cantor as part of the closing of our initial public offering (with the Sponsor purchasing 465,000 and Cantor purchasing 210,000 private placement units, respectively), which are substantially identical to the public units sold as part of the units in the initial public offering, subject to certain limited exceptions;
“pro forma” are to giving pro forma effect to the Business Combination, including the Mergers and the PIPE Financing;
“Proposed Bylaws” are to the proposed new bylaws of New Mondee to be effective at the First Effective Time attached to this proxy statement/prospectus as Annex D;
“Proposed Charter” are to the proposed amended and restated certificate of incorporation of New Mondee to be effective at the First Effective Time attached to this proxy statement/prospectus as Annex C;
“Proposed Governing Documents” are to the Proposed Charter and the Proposed Bylaws;
“public shareholders” are to holders of public shares, whether acquired in ITHAX’s initial public offering or acquired in the secondary market;
“public shares” are to the currently outstanding 24,150,000 Class A ordinary shares of ITHAX, whether acquired in ITHAX’s initial public offering or acquired in the secondary market;

“public warrants” are to the currently outstanding 12,075,000 redeemable warrants to purchase Class A ordinary shares of ITHAX that were issued by ITHAX in its initial public offering or the redeemable warrants to purchase New Mondee Common Stock that were issued as a matter of law upon the conversion of the ITHAX public warrants in connection with the Domestication, as the context requires;
“redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;
“Registration Statement” are to the registration statement of which this proxy statement/prospectus forms a part;
“SEC” are to the Securities and Exchange Commission;
“Second Effective Time” are to the time at which the Second Merger becomes effective
“Second Merger” are to the time at which Mondee will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of New Mondee;
“Second Merger Sub” are to Ithax Merger Sub II, LLC, a Delaware limited liability company;
“Securities Act” are to the Securities Act of 1933, as amended;
“Sponsor” are to ITHAX Acquisition Sponsor LLC, a Delaware limited liability company;
“Sponsor Support Agreement” are to that certain Sponsor Agreement, dated as of December 20, 2021, by and among the Sponsor, ITHAX and Mondee, as amended and modified from time to time;
“Subscription Agreements” are to the subscription agreements, entered into by ITHAX and each of the PIPE Investors in connection with the PIPE Financing;
“Transactions” are to collectively, the Second Merger, the First Merger, and the other transactions contemplated by the Business Combination Agreement;
“transfer agent” are to Continental, ITHAX’s transfer agent;
“trust account” are to the trust account established at the consummation of ITHAX’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;
“units” are to the units of ITHAX, each unit representing one Class A ordinary share and one-half of one warrant to acquire one Class A ordinary share, that were offered and sold by ITHAX in its initial public offering and in its concurrent private placement; and
“warrants” are to the public warrants and the private placement warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding future events or future results, including those relating to the Business Combination; the benefits of the Business Combination; results of operations; financial condition; liquidity; prospects; growth; strategies and the markets in which Mondee operates, including estimates and forecasts of financial and operational metrics, projections of market opportunity and market share; future sales channels and strategies; and future expansion. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, for example, statements about:
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Mondee’s ability to execute its business strategy, including monetization of its products;

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our ability to complete the Business Combination with Mondee or, if we do not consummate such Business Combination, any other initial business combination;

•
satisfaction or waiver of the conditions to the Business Combination including, among others: (i) approval by ITHAX’s and Mondee’s respective stockholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the obtaining of any consents required under antitrust laws in the jurisdictions specified on a schedule, (iii) no law or order enjoining or prohibiting the consummation of the Transactions being in force, (iv) receipt of approval for listing on the Nasdaq Global Market of the shares of New Mondee Common Stock to be issued in connection with the Transactions, (v) completion of the Domestication, (vi) the effectiveness of this registration statement on Form S-4, (vii) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations, (viii) no material adverse effect on Mondee having occurred since signing that is continuing at Closing and (ix) no material adverse effect on ITHAX having occurred, (x) mutual delivery of certificates between the parties, signed by officers of ITHAX and Mondee, respectively, (xi) delivery of the Registration Rights Agreement, duly executed by certain parties thereto, and (xii) solely as relates to Mondee’s obligation to consummate the Transaction, ITHAX having at least $150,000,000 of available cash at the Closing;

•
the projected financial information, growth rate and market opportunity of New Mondee after the Closing;

•
the ability to obtain and/or maintain the listing of the New Mondee Common Stock and the warrants on the Nasdaq, and the potential liquidity and trading of such securities;

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the risk that the proposed Business Combination disrupts current plans and operations of Mondee as a result of the announcement and consummation of the proposed Business Combination;

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the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of New Mondee after the Closing to grow and retain its key employees;

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costs related to the proposed Business Combination;

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changes in applicable laws or regulations;

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our ability to raise financing in the future and ability to continue as a going concern;

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our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

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our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

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Mondee’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

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Mondee’s financial performance;

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the ability of New Mondee after the Closing to expand or maintain its existing customer base; and

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the effect of COVID-19 on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic.

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Mondee. There can be no assurance that future developments affecting us and/or Mondee will be those that we and/or Mondee have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Mondee) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Mondee undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ITHAX
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to ITHAX’s shareholders. Shareholders should read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 11:00 am, Eastern Time, on July 15, 2022, at the offices of located at the offices of Reed Smith LLP, ITHAX’s U.S. counsel, located at 599 Lexington Avenue, 22nd Floor, New York, New York 10022, or virtually via live webcast at https://www.cstproxy.com/ithaxacquisitioncorp/2022. If you would like to attend the extraordinary general meeting in person, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting our U.S. counsel, Reed Smith LLP, at 599 Lexington Avenue, 22nd Floor, New York, NY 10022,
via an email to ITHAXshareholdermeeting@reedsmith.com.
Q: Why am I receiving this proxy statement/prospectus?
A: ITHAX shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, in connection with the Domestication, immediately prior to the PIPE Financing, on the Closing Date, each issued and outstanding Class A ordinary share of ITHAX will be converted into one share of New Mondee Common Stock, each issued and outstanding Class B ordinary share of ITHAX will be converted into one share of New Mondee Class B Common Stock, and each issued and outstanding whole warrant to purchase Class A ordinary shares of ITHAX will automatically convert into the right to purchase one share of New Mondee Common Stock, at an exercise price of $11.50 per share, on substantially the same terms and conditions as set forth in the Amended and Restated Warrant Agreement. Upon the First Effective Time, each issued and outstanding share of New Mondee Class B Common Stock will be converted into one share (subject to adjustment) of New Mondee Common Stock. In connection with the Closing, New Mondee will change its name to “Mondee Holdings, Inc.” See “Business Combination Proposal.”
A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.
The approval of each of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the issued ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, and each of the Domestication Proposal, and the proposal to approve by special resolution the adoption and approval of the Proposed Charter and Proposed Bylaws of New Mondee (the “Proposed Charter and Bylaws Proposal”) requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting and, vote at the extraordinary general meeting. Under the terms of the Existing Governing Documents, only the holders of Class B ordinary shares are entitled to vote on the election of directors to the board of directors of ITHAX. Therefore, only holders of the Class B ordinary shares will vote on the Director Election Proposal at the extraordinary general meeting. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals.
In connection with the Business Combination, on the Closing Date: (i) immediately prior to the PIPE Financing, each issued and outstanding Class A ordinary share of ITHAX will be converted into one share of New Mondee Common Stock and each issued and outstanding Class B ordinary share of ITHAX will be converted into one share of New Mondee Class B Common Stock, pursuant to the Domestication; (ii) upon the First Effective Time, each issued and outstanding share of New Mondee Class B Common Stock will be converted into one share (subject to adjustment) of New Mondee Common Stock; (iii) pursuant to the

Domestication, each issued and outstanding whole warrant representing the right to purchase one Class A ordinary share of ITHAX will automatically convert to represent the right to purchase one share of New Mondee Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Amended and Restated Warrant Agreement; (iv) pursuant to the Domestication, the governing documents of ITHAX will be replaced with the Interim Charter, and upon the First Effective Time, the Interim Charter shall be replaced with the Proposed Charter and the Proposed Bylaws of New Mondee as described in this proxy statement/prospectus; and (v) upon the First Effective Time, New Mondee’s name will change to “Mondee Holdings, Inc.” In connection with clauses (i) through (iii) of this paragraph, each issued and outstanding unit of ITHAX that has not been previously separated into the underlying Class A ordinary shares of ITHAX and the underlying warrants of ITHAX prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Mondee Common Stock and one-half of one warrant representing the right to purchase one share of New Mondee Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Amended and Restated Warrant Agreement. See “Domestication Proposal.”
The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the current constitutional documents of ITHAX?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q: What proposals are shareholders of ITHAX being asked to vote upon?
A: At the extraordinary general meeting, ITHAX is asking holders of its ordinary shares to consider and vote upon 9 separate proposals:
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a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Mergers, and the transactions contemplated thereby;

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a proposal to approve by special resolution the Domestication and the Interim Charter;

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a proposal to approve by special resolution the Proposed Charter and Bylaws Proposal;

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a proposal, on a non-binding advisory basis, to approve by ordinary resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents: (i) authorizing a change to authorized capital stock, (ii) authorizing the ITHAX Board to make issuances of preferred stock, (iii) authorizing stockholders to vote by person or proxy by prohibiting stockholders from acting by written consent in lieu of a meeting (except in certain limited circumstances) (iv) adopting the name “Mondee Holdings, Inc.”, and (v) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act;

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a proposal to approve by ordinary resolution the election of directors to serve staggered terms, who, upon consummation of the Business Combination, will be the directors of New Mondee after the Closing;

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a proposal to approve by ordinary resolution shares of New Mondee Common Stock in connection with the Business Combination and the PIPE Financing in compliance with the Nasdaq Listing Rule 5635;

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a proposal to approve and adopt by ordinary resolution the 2022 Plan;

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a proposal to approve and adopt by ordinary resolution the Employee Stock Purchase Plan; and

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a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.
For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Proposed Charter and Bylaws Proposal,” “Advisory Governing Documents Proposals,” “Nasdaq Proposal,” “Director Election Proposal,” “Equity Incentive Plan Proposal,” “Employee Stock Purchase Plan Proposal” and “Adjournment Proposal.”
ITHAX will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of ITHAX should read it carefully.
After careful consideration, the ITHAX Board has determined that the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are in the best interests of ITHAX and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and ITHAX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal-Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q: Why is ITHAX proposing the Business Combination?
A: ITHAX is a blank check company that was incorporated on October 2, 2020, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On February 1, 2021, ITHAX consummated its initial public offering of 24,150,000 units. Although ITHAX may pursue an acquisition opportunity in any business, industry, sector or geographical location, for purposes of consummating the initial business combination, ITHAX has focused on businesses that have an enterprise value in excess of $600 million, are currently in the leisure, hospitality, travel and related services sectors, and that it believes have interesting business positioning in the United States, as well as Latin America, the Caribbean and European markets and beyond. ITHAX is not permitted under its Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations.
ITHAX has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. ITHAX has sought to acquire companies that meet its core investment philosophy, including companies that: offer superior risk adjusted returns, have an enterprise value in excess of $600 million, benefit from a sound business model and sustainable competitive advantages, have growth potential through further acquisitions, have a management team with a proven track record of success, can benefit from ITHAX’s management team’s experiences and network, can benefit from being a public company, and generate strong, free cash flow, among other criteria.
Based on its due diligence investigations of Mondee and the industry in which it operates, including the financial and other information provided by Mondee in the course of negotiations, the ITHAX Board believes that Mondee is an attractive target based on its evaluation of Mondee in light of the criteria and guidelines listed above. Further, based on its due diligence investigations of Mondee and the industry in which it operates, including the financial and other information provided by Mondee in the course of negotiations, the ITHAX Board believes that the Business Combination with Mondee presents an attractive business combination opportunity and is in the best interests of ITHAX and its shareholders. The ITHAX board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal-The ITHAX Board’s Reasons for the Business Combination” and “Risk Factors-Risks Related to ITHAX’s Business and to New Mondee’s Business Following the Business Combination.”
Q: What are the potential impacts on the Business Combination and related transactions resulting from the resignation of Deutsche Bank?
A: On June 10, 2022, Deutsche Bank resigned from its role as capital markets advisor and placement agent to ITHAX in connection with the Business Combination and waived all rights to any fees and compensation in connection with such roles, and ITHAX mutually accepted this resignation. All such fees and compensation were only payable to Deutsche Bank upon completion of the Business Combination. In addition, Deutsche Bank delivered notice of resignation to the Securities and Exchange Commission pursuant to Section 11(b)(1) under the Securities Act on June 10, 2022. See “Summary — Recent Developments.”
As a result of this resignation and the associated waiver of fees, the transactions fees payable by ITHAX and Mondee at the consummation of the Business Combination will be reduced by approximately $3.5 million. The placement agency services being provided by Deutsche Bank prior to such resignation were substantially complete at the time of its resignation, with any fees payable to Deutsche Bank for such services contingent upon the Closing of the Business Combination. As a result of this resignation and the associated waiver of fees, the transactions fees payable by ITHAX and Mondee at the consummation of the Business Combination will be reduced by approximately $3.5 million, and therefore, at closing there will be $3.5 million more on the balance sheet of the company. The availability of the PIPE Financing is not impacted by the resignation of Deutsche Bank as all placements in the PIPE Financing were either made by AXIA Capital or facilitated by ITHAX and/or Mondee.
We believe that the resignation of Deutsche Bank and the waiver of fees for services that have already been rendered is unusual. ITHAX shareholders may be more likely to elect to redeem their shares, increasing the possibility that ITHAX may not have sufficient funds to meet the minimum cash condition in the Business Combination Agreement. See “Summary — Sources and Uses of Funds” and “Unaudited Pro Forma Combined Financial Information.”
Q: Did the ITHAX Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A: No. The ITHAX Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, ITHAX’s management, the members of the ITHAX Board and the other representatives of ITHAX have substantial experience in evaluating the operating and financial merits of companies similar to Mondee and reviewed certain financial information of Mondee and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of ITHAX’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the ITHAX Board in valuing Mondee’s business and assuming the risk that the ITHAX Board may not have properly valued such business.
We note that Deutsche Bank, in its role as one of the capital markets advisors to ITHAX, has resigned from its engagement in connection with the Business Combination and ITHAX mutually accepted the resignation. Shareholders should not place any reliance on the fact that Deutsche Bank was previously involved with this transaction as a capital markets advisor to ITHAX. See “Summary — Recent Developments.”
Q: What will the Mondee Stockholder receive in return for the Business Combination with ITHAX?
A: On the Closing Date, First Merger Sub will merge with and into Mondee, with Mondee being the surviving entity in the merger, and immediately following the First Merger, Mondee will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity in the merger. In connection with the Closing, ITHAX will change its name to “Mondee Holdings, Inc.” In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the First Effective Time, (a) all

shares common stock of Mondee outstanding as of immediately prior to the First Effective Time shall be cancelled and automatically converted into the right to receive the Merger Consideration, (b) all shares of common stock of Mondee held in treasury of Mondee and all shares of Mondee common stock owned by any direct or indirect wholly owned subsidiary of Mondee immediately prior to the First Effective Time shall be cancelled without any conversion thereof, and (c) each issued and outstanding unit of First Merger Sub immediately prior to the First Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of First Surviving Company Common Stock. Upon the closing of the Business Combination, Prasad Gundumogula, who will serve as New Mondee’s Chief Executive Officer, will have voting control over 63% of the shares of New Mondee Common Stock, through his control of Mondee Holdings, LLC, the sole holder of capital stock of Mondee.
In addition, pursuant to the Earn-Out Agreement, New Mondee may issue to certain signatories of the Earn-Out Agreement (the “Members”), an aggregate of up to 9,000,000 shares of New Mondee Common Stock (the “Earn-Out Shares”), with the “Earn-Out Shares vesting over the four-year period following Closing, based on the achievement of certain milestones of the trading price of New Mondee Common Stock, as set forth in the Earn-Out Agreement. Upon the closing of the Business Combination, Prasad Gundumogula, who is the Chief Executive Officer of Mondee and who will continue to serve as Chief Executive Officer of New Mondee, may potentially receive up to 6,000,000 of the aggregate amount of Earn-Out Shares.
Q: How will New Mondee be managed following the Business Combination?
A: Following the Closing, it is expected that the New Mondee Board will consist of Prasad Gundumogula, Orestes Fintiklis, Asi Ginio, Mona Aboelnaga Kanaan, Roopa Purushothaman, Noor Sweid, and Pradeep Udhas. Please see the section entitled “Management of New Mondee Following the Business Combination” for further information.
Q: What equity stake will current ITHAX shareholders and the current Mondee Stockholder hold in New Mondee immediately after the consummation of the Business Combination?
A: As of the date of this proxy statement/prospectus, there are (i) 24,150,000 Class A ordinary shares outstanding underlying units issued in ITHAX’s initial public offering, (ii) 675,000 Class A ordinary shares underlying units issued in a private placement simultaneously with the closing of ITHAX’s initial public offering, 465,000 of which are held by the Sponsor and 210,000 of which are held by Cantor, and (iii) 6,037,500 Class B ordinary shares outstanding held by ITHAX’s Initial Shareholders. As of the date of this proxy statement/prospectus, there are outstanding (i) 12,075,000 public warrants and (ii) 337,500 private placement warrants underlying the private placement units, 232,500 of which are held by the Sponsor and 105,000 of which are held by Cantor. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Mondee Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination or the PIPE Financing or the conversion of the working capital loan into warrants and assuming that none of ITHAX’s outstanding public shares are redeemed in connection with the Business Combination), ITHAX’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 43,275,000 ordinary shares.
The following table illustrates varying ownership levels in New Mondee Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 60,800,000 shares of New Mondee Common Stock are issued to the Mondee Stockholder; (ii) 7,000,000 shares of New Mondee Common Stock are issued in the PIPE Financing; and (iii) no public warrants or private placement warrants to purchase New Mondee Common Stock that will be outstanding immediately following Closing have been exercised.

	Share Ownership in New Mondee
	Assuming No Redemptions		Assuming 50% of Max Redemptions(1)		Assuming Max Redemptions(2)		Assuming 100% Redemptions(5)
	Number of shares	% of total	Number of shares	% of total	Number of shares	% of total	Number of shares	% of total
Mondee Stockholder(3)	60,800,000	61.6%	60,800,000	66.3%	60,800,000	71.7%	60,800,000	82.3%
Initial Shareholders(4)	6,502,500	6.6%	6,502,500	7.1%	6,502,500	7.7%	5,898,750(6)	8.0%
Cantor	210,000	0.2%	210,000	0.2%	210,000	0.2%	210,000	0.3%
Former ITHAX Class A Public Shareholders	24,150,000	24.5%	17,210,692	18.8%	10,271,384	12.1%	0	0.0%
PIPE Investors	7,000,000	7.1%	7,000,000	7.6%	7,000,000	8.3%	7,000,000	9.5%

(1)
Amount shown represents share redemption levels reflecting 50% of the Max Redemption scenario (approximately 28.7% redemptions).

(2)
Assumes that approximately 57.5% of ITHAX’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the minimum cash condition to the consummation of the Business Combination in the Business Combination Agreement.

(3)
Excludes the 9,000,000 shares of New Mondee Common Stock that New Mondee may issue to the Members pursuant to the Earn-Out Agreement and an aggregate of 331,600 of shares of New Mondee Common Stock issuable upon the Closing to certain executive officers of Mondee. See “Beneficial Ownership of Securities” and “Mondee’s Executive and Director Compensation — Employment Agreements with our Named Executive Officers” for more information. The aggregate number of shares to the Mondee Stockholder includes up to 2,218,100 shares of New Mondee common stock that may be transferred to Mondee, Inc. (a subsidiary of the Company) by Prasad Gundumogula in full or partial satisfaction of the Mondee Group Note, as amended. See “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto included elsewhere in this proxy statement/prospectus and “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note.”

(4)
Excludes any shares purchased by the Sponsor in the PIPE Financing.

(5)
Assumes Mondee, at its sole option and without any other party’s approval, waives the minimum cash condition in the Business Combination Agreement. If all 24,150,000 ITHAX Class A ordinary shares are redeemed, Mondee would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition.

(6)
Excludes the 603,750 Class B ordinary shares held by the Sponsor that are subject to forfeiture pursuant to the Sponsor Support Agreement. As part of the Sponsor Support Agreement, the Sponsor has agreed that 603,750 Class B ordinary shares issued to the Sponsor in connection with ITHAX’s initial public offering (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) will be unvested and subject to forfeiture as immediately prior to the First Effective Time based on the level of redemptions of Class A ordinary shares by holders thereof in connection with the transactions contemplated by the Business Combination Agreement (calculated in the manner set forth in the Sponsor Support Agreement). However, Mondee may, at its sole option and without any other party’s approval, waive the Sponsor’s obligation to forfeit these Class B ordinary shares. For additional information, see “Business Combination Proposal-Related Agreements-Sponsor Support Agreement.”

In addition, the following table illustrates varying ownership levels in New Mondee Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders on a fully diluted basis, assuming full exercise of public warrants and private placement warrants to purchase New Mondee Common Stock.

Additional Dilution Sources(1)	Assuming No Redemption	% of Total(2)	Assuming 50% of Max Redemptions(3)	% of Total(2)	Assuming Max Redemption(4)	% of Total(2)	Assuming 100% Redemptions(5)	% of Total(2)
ITHAX Warrants(6)	12,412,500	11.2%	12,412,500	11.9%	12,412,500	12.8%	12,412,500	14.4%

(1)
All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate the presentation of dilution.

(2)
The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilutive Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative redemption scenario, the Percentage of Total with respect to the Shares underlying ITHAX warrants would be calculated as follows: (a) 12,412,500 shares issued pursuant to the ITHAX warrants; divided by (b) (i) shares (the number of shares outstanding prior to any issuance pursuant to the shares underlying the ITHAX warrants) plus (ii) 12,412,500 shares issued pursuant to the ITHAX warrants.

(3)
Amount shown represents share redemption levels reflecting 50% of the Maximum Redemption scenario (approximately 28.7% redemptions).

(4)
Assumes that approximately 57.5% of ITHAX’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Business Combination Agreement.

(5)
Assumes Mondee, at its sole option and without any other party’s approval, waives the minimum cash condition in the Business Combination Agreement. If all 24,150,000 ITHAX Class A ordinary shares are redeemed, Mondee would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition. In this scenario, the Additional Dilution Sources exclude the 603,750 Class B ordinary shares (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) that are subject to forfeiture pursuant to the Sponsor Support Agreement.

(6)
Assumes exercise of all ITHAX warrants for 12,412,500 shares of New Mondee Common Stock.

For further details, see “Business Combination Proposal-Consideration to Mondee Stockholder in the Business Combination.”
Q: Why is ITHAX proposing the Domestication?
A: The ITHAX board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the ITHAX board believes that any direct benefit that the Delaware General Corporation Law (the “DGCL”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The ITHAX board believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of ITHAX and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal-Reasons for the Domestication.”
To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and the Interim Charter with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the issued ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Under the terms of the Existing Governing Documents, only the holders of Class B ordinary shares are entitled to vote on the election of directors to the board of directors of ITHAX. Therefore, only holders of the Class B ordinary shares will vote on the

Director Election Proposal at the extraordinary general meeting. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Q: What amendments will be made to the current constitutional documents of ITHAX?
A: The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, ITHAX’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace ITHAX’s Existing Governing Documents, in each case, under Cayman Islands law with first, the Interim Charter, and second, Proposed Governing Documents, in each case, under the DGCL. both of which differ from the Existing Governing Documents. Below we summarize the material differences between the Existing Governing Documents of ITHAX and the Proposed Governing Documents of New Mondee, after the closing of the Business Combination. For information on how the Interim Charter differs from the Existing Governing Documents and the Proposed Governing Documents, see the “Domestication Proposal” and the “Proposed Governing Documents Proposal” in this proxy statement/prospectus.:
	Existing Governing Documents of ITHAX (Cayman)	Proposed Governing Documents of New Mondee (Delaware)
Authorized Shares (Advisory Governing Documents Proposal A)
The share capital under the Existing Governing Documents is US$111,000 divided into 100,000,000 Class A ordinary shares of US$0.001 each, 10,000,000 Class B ordinary shares of US$0.001 and 1,000,000 preference shares of US$0.001 each
See paragraph 8 of the Memorandum of Association.

The Proposed Governing Documents authorize 1,000,000,000 shares of New Mondee stock divided into 750,000,000 shares of New Mondee Common Stock, having a par value of $0.0001 per share, and 250,000,000 shares of New Mondee Preferred Stock, having a par value of $0.0001 per share. The New Mondee Common Stock will consist of two classes: 500,000,000 shares of Class A Common Stock and 250,000,000 shares of Class C Common Stock.
See Article IV of the Proposed Charter.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of an unlimited number of authorized and outstanding preference shares with par value US$0.001 per share and with such designation, rights and preferences as may be determined from time to time by the ITHAX Board. Accordingly, the ITHAX Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.
The Proposed Governing Documents authorize the board of directors to issue all or any shares of New Mondee Preferred Stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.
See Article V subsection B of the Proposed Charter.

	Existing Governing Documents of ITHAX (Cayman)	Proposed Governing Documents of New Mondee (Delaware)
See paragraph 8 of our Memorandum of Association and Article 2 of our Articles of Association.
Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Governing Documents Proposal C)
The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.
See Article 1 of our Articles of Association.

The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting (except that holders of New Mondee Preferred Stock may take action without a meeting to the extent expressly so provided in the applicable certificate of designation relating to such series of New Mondee Preferred Stock).
See Article VII subsection A of the Proposed Charter and Article II of the Proposed Bylaws.

Corporate Name (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “ITHAX Acquisition Corp.” See paragraph 1 of our Memorandum of Association.	The Proposed Governing Documents will provide that the name of the corporation will be “Mondee Holdings, Inc.” See Article I of the Proposed Charter.
Perpetual Existence (Advisory Governing Documents Proposal D)
The Existing Governing Documents provide that if we do not consummate a Business Combination (as defined in the Existing Governing Documents) by February 1, 2023 (the date that is 24 months after the closing of ITHAX’s initial public offering), ITHAX will cease all operations except for the purposes of winding up and will redeem the shares issued in ITHAX’s initial public offering and liquidate its trust account.
See Article 36 of our Articles of Association.

The Proposed Governing Documents do not include any provisions relating to New Mondee’s ongoing existence; the default under the DGCL will make New Mondee’s existence perpetual.
This is the default rule under the DGCL.

	Existing Governing Documents of ITHAX (Cayman)	Proposed Governing Documents of New Mondee (Delaware)
Exclusive Forum (Advisory Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act.
See Article XI of the Proposed Charter.

Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal D)
The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a Business Combination (as defined in the Existing Governing Documents).
See Article 36 of our Articles of Association.
The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.
Takeovers by Interested Stockholders (Advisory Governing Documents Proposal E)	The Existing Governing Documents do not provide restrictions on takeovers of ITHAX by a related shareholder following a business combination.	The Proposed Governing Documents provide that New Mondee will not be governed by Section 203 of the DGCL. See Article IX of the Proposed Charter.
Q: How will the Domestication affect my ordinary shares, warrants and units?
A: In connection with the Business Combination, on the Closing Date: (i) immediately prior to the PIPE Financing, each issued and outstanding Class A ordinary share of ITHAX will be converted into one share of New Mondee Common Stock, and each issued and outstanding Class B ordinary share, of ITHAX will be converted into one share of New Mondee Class B Common Stock, pursuant to the Domestication; and (ii) upon the First Effective Time, each issued and outstanding share of New Mondee Class B Common Stock will be converted into one share (subject to adjustment) of New Mondee Common Stock; (iii) pursuant to the Domestication, each issued and outstanding whole warrant to purchase one Class A ordinary share of ITHAX will automatically convert to represent the right to purchase one share of New Mondee Common Stock at an exercise price of $11.50 per share, on the terms and conditions set forth in the Amended and Restated Warrant Agreement; (iv) pursuant to the Domestication, the governing documents of ITHAX will be replaced with Interim Charter, and upon the First Effective Time, the Interim Charter shall be replaced with the Proposed Charter and the Proposed Bylaws of New Mondee as described in this proxy statement/prospectus; and (v) upon the First Effective Time, New Mondee’ name will change to “Mondee Holdings, Inc.” In connection with clauses (i) through (iii) of this paragraph, each issued and outstanding unit of ITHAX that has not been previously separated into the underlying Class A ordinary shares of ITHAX and the underlying warrants of ITHAX prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Mondee Common Stock and one-half of one warrant representing the right to purchase one share of New Mondee Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Amended and Restated Warrant Agreement. See “Domestication Proposal.”
Q: What are the U.S. federal income tax consequences of the Domestication?
A: As discussed more fully under “U.S. Federal Income Tax Considerations,” it is intended that the Domestication qualify as a “reorganization” within the meaning of Section 368(a)(l)(F) of the U.S. Internal

Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations-U.S. Holders”) will be subject to Section 367(b) of the Code and, as a result:
•
A U.S. Holder whose Class A ordinary shares have a fair market value of less than $50,000 and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of ITHAX ordinary shares entitled to vote and less than 10% of the total value of all classes of ITHAX ordinary shares generally will not recognize any gain or loss and will not be required to include any part of ITHAX’s earnings in income in connection with the Domestication;

•
A U.S. Holder whose Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of ITHAX ordinary shares entitled to vote and less than 10% of the total value of all classes of ITHAX ordinary shares generally will recognize gain (but not loss) on the exchange of Class A ordinary shares for New Mondee Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Class A ordinary shares provided certain other requirements are satisfied; and

•
A U.S. Holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of ITHAX ordinary shares entitled to vote or 10% or more of the total value of all classes of ITHAX ordinary shares generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Class A ordinary shares as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (which is commonly referred to as the participation exemption).

ITHAX does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.
Further, the Domestication could be a taxable event for U.S. Holders under the PFIC provisions of the Code. Because it is a blank check company with no current active business, ITHAX believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In such case, notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of Class A ordinary shares or warrants for New Mondee Common Stock or warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income, and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations-U.S. Holders-Tax Effects of the Domestication to U.S. Holders-PFIC Considerations-QEF Election and Mark-to-Market Election” may be able to avoid the PFIC gain and certain other tax consequences associated with PFIC status with respect to their Class A ordinary shares. Currently, there are no elections that are available with respect to warrants, and the application of the PFIC rules to the warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations-U.S. Holders — Effects of the Domestication to U.S. Holders — PFIC Considerations.”
ITHAX does not expect the Domestication to result in any material U.S. federal income tax consequences to Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations-Non-U.S.

Holders”). However, Non-U.S. Holders may become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s New Mondee Common Stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”
Q: Do I have redemption rights?
A: If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Initial Shareholders have agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. None of the Initial Shareholders received separate consideration for their waiver of their redemption rights. The ordinary shares held by the Initial Shareholders will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q: How do I exercise my redemption rights?
A: In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, ITHAX’s public shareholders may request that ITHAX redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:
•
(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•
submit a written request to Continental, ITHAX’s transfer agent, in which you (a) request that we redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

•
deliver your shares, written instructions, and other redemption forms (as applicable) to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 13, 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, ITHAX’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of May 13, 2022, the record date, this would have amounted to approximately $10.01 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to ITHAX, unless the ITHAX Board determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your shares, written instructions, and other redemption forms (as applicable) for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, at least two business days prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s shares, written instructions, and other redemption forms have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and delivers the public shares along with the redemption forms (as applicable) as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New Mondee Common Stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q: If I am a holder of units, can I exercise redemption rights with respect to my units?
A: No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and your shares, written instructions, and other redemption forms (as applicable) delivered to Continental, our transfer agent, by 5:00 p.m., Eastern Time, on July 13, 2022 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q: What are the U.S. federal income tax consequences of exercising my redemption rights?
A: It is expected that a U.S. Holder that exercises its redemption rights to receive cash from the trust account in exchange for its New Mondee Common Stock received in the Domestication will generally be treated as selling such shares of New Mondee Common Stock resulting in the recognition of capital gain or capital loss. However, the U.S. federal income tax consequences of exercising your redemption rights with respect to your public ordinary shares to receive cash from the trust account in exchange for New Mondee Common Stock received in the Domestication depend on your particular facts and circumstances. It is possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New Mondee Common Stock that you own or are deemed to own (including through the ownership of New Mondee warrants or other constructive ownership) before and after the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”
Additionally, because the Domestication will occur prior to the redemption of any shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations-U.S. Holders”) exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations-U.S. Holders.”
All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
Q: How do the ITHAX public warrants differ from the ITHAX private placement warrants and what are the related risks to any holders of ITHAX public warrants following the Business Combination?
A: The ITHAX private placement warrants are identical to the ITHAX public warrants in all material respects, except that the ITHAX private placement warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will not be redeemable by New Mondee so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the ITHAX private placement warrants on a cashless basis. If the ITHAX private placement warrants are held by holders other than the Sponsor or its permitted transferees, the ITHAX private placement warrants will be redeemable by New Mondee in all redemption scenarios and exercisable by the holders on the same basis as the ITHAX public warrants.
Following the Business Combination, New Mondee may redeem the New Mondee warrants, other than the New Mondee warrants that were exchanged for ITHAX private placement warrants (the “New Mondee public warrants”), prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. New Mondee will have the ability to redeem outstanding New Mondee public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the shares of New Mondee Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrantholders. As of June 22, 2022, the trading price of the Class A ordinary shares has yet to equal or exceed the $18.00 threshold that would permit ITHAX to redeem the public warrants. New Mondee will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of New Mondee Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of New Mondee Common Stock is available throughout the 30-day redemption period. If and when the New Mondee warrants become redeemable by New Mondee, if New Mondee has elected to require the exercise of New Mondee warrants on a cashless basis, New Mondee will not redeem the warrants as described above if the issuance of shares of New Mondee Common Stock upon exercise of New Mondee warrants is not exempt from registration or qualification under applicable state securities laws or New Mondee is unable to effect such registration or qualification. Redemption of the outstanding New Mondee warrants could force you (i) to exercise your New Mondee warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your New Mondee warrants at the then-current market price when you might otherwise wish to hold your New Mondee warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding New Mondee warrants are called for redemption, is likely to be substantially less than the market value of your New Mondee warrants.
New Mondee may only call the New Mondee warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each registered holder pursuant to the terms of the ITHAX Warrant Agreement (as assumed by New Mondee at Closing), provided that holders will be able to exercise their New Mondee warrants prior to the time of redemption and, at New Mondee’s election, any such exercise may be required to be on a cashless basis.
Q: What happens to the funds deposited in the trust account after consummation of the Business Combination?
A: Following the closing of our initial public offering, an amount equal to $241,500,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement units was placed into the trust account located in the United States with Continental acting as trustee. As of May 13, 2022, the record date, funds in the trust account totaled approximately $241.7 million and were invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of ITHAX’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if ITHAX does not complete a business combination by February 1, 2023, or (iii) the redemption of all of the public shares if ITHAX is unable to complete a business combination by February 1, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.
Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of New Mondee following the Business Combination. See “Summary of the Proxy Statement/Prospectus-Sources and Uses of Funds for the Business Combination.”
Q: What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A: Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights but if a majority of public shareholders vote “AGAINST” the Business Combination, the right to redeem may not arise. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders. However, a condition to the consummation of the Business Combination (which Mondee is entitled to waive at its sole discretion, without any other party’s approval) is that the aggregate cash proceeds available for release from the trust account (including funds from the PIPE Financing) in connection with the transactions contemplated in the Business Combination Agreement is equal to or greater than $150 million, after deducting ITHAX’s unpaid expenses.
In no event will ITHAX redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Additionally, as a result of redemptions, the trading market for the New Mondee Common Stock after the Closing of the Business Combination may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q: What conditions must be satisfied to complete the Business Combination?
A: The consummation of the Business Combination is conditioned upon, among other things, (i) approval by ITHAX’s and Mondee’s respective stockholders, (ii) the expiration or termination of the waiting period under the HSR Act and the obtaining of any consents required under antitrust laws or foreign direct investment laws in the jurisdictions specified on a schedule, (iii) no law or order enjoining or prohibiting the consummation of the Transactions being in force, (iv) receipt of approval for listing on the Nasdaq Global Market of the shares of New Mondee Common Stock to be issued in connection with the Transactions, (v) completion of the Domestication, (vi) the effectiveness of this registration statement on Form S-4, (vii) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations, (viii) no material adverse effect on Mondee having occurred, (ix) no material adverse effect on ITHAX having occurred, (x) mutual delivery of certificates between the parties, signed by officers of ITHAX and Mondee, respectively, (xi) delivery of the Registration Rights Agreement, duly executed by certain parties thereto, and (xii) solely as relates to Mondee’s obligation to consummate the Transaction, ITHAX having at least $150,000,000 of available cash at the Closing, including the proceeds of the PIPE. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. Importantly, Mondee may, at its sole option and without any other party’s approval, waive ITHAX’s obligations to (i) have at least $150,000,000 of available cash at the Closing and (ii) forfeit 603,750 of the Class B ordinary shares (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) held by the Sponsor as required by the Sponsor Support Agreement.
For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal-Conditions to Closing of the Business Combination.”
Q: When do you expect the Business Combination to be completed?
A: It is currently expected that the Business Combination will be consummated in the first half of 2022. This date depends, among other things, on the approval of the proposals to be put to ITHAX shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates, if necessary (i) to solicit additional proxies for the purpose of obtaining approval by the shareholders of ITHAX for each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement, (ii) for the absence of a quorum or (iii) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the closing of the Business Combination Agreement not to be satisfied; provided that, without the consent of Mondee, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is beyond the termination date of the Business Combination Agreement. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal-Conditions to Closing of the Business Combination.”
Q: What happens if the Business Combination is not consummated?
A: ITHAX will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If ITHAX is not able to consummate the Business Combination with Mondee nor able to complete another business combination by February 1, 2023, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the ITHAX board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.
Q: Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?
A: Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.
Q: What do I need to do now?
A: You should read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.
Q: How do I vote?
A: If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person virtually at the extraordinary general meeting, or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy cards, as applicable, in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to virtually attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.
Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A: No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.
Q: When and where will the extraordinary general meeting be held?
A: The extraordinary general meeting will be held at 11:00 am, Eastern Time, on July 15, 2022, at the offices of Reed Smith LLP, ITHAX’s U.S. counsel, located at 599 Lexington Avenue, 22nd Floor, New York, New York 10022, and virtually live via webcast at https://www.cstproxy.com/ithaxacquisitioncorp/2022, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. If you would like to attend the extraordinary general meeting in person, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting our U.S. counsel, Reed Smith LLP, at 599 Lexington Avenue, 22nd Floor, New York, NY 10022, via an email to ITHAXshareholdermeeting@reedsmith.com.
Q: How will the COVID-19 pandemic impact in-person voting at the General Meeting?
A: We intend to hold the extraordinary general meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (“COVID-19”) situation. As a result, we may impose additional procedures or limitations on meeting attendees. We plan to announce any such updates in a press release filed with the SEC and on our proxy website at https://www.cstproxy.com/ithaxacquisitioncorp/2022, and we encourage you to check this website prior to the meeting if you plan to attend.
If you would like to attend the extraordinary general meeting in person, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting our U.S. counsel, Reed Smith LLP, at 599 Lexington Avenue, 22nd Floor, New York, NY 10022, via an email to ITHAXshareholdermeeting@reedsmith.com. Reservations will be accepted in the order in which they are received.
For security reasons, be prepared to show a form of government-issued photo identification upon arrival. If you do not reserve your attendance in advance, you will be admitted only if space is available and you provide photo identification and satisfactory evidence that you were a shareholder as of the record date.
Q: How do I attend a virtual meeting?
A: As a registered shareholder, you will receive the proxy card from Continental. The form contains instructions on how to attend the virtual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.
You can pre-register to attend the virtual meeting starting at 12:00 p.m., Eastern Time, on July 11, 2022. Enter the URL address https://www.cstproxy.com/ithaxacquisitioncorp/2022 into your browser, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.
Beneficial owners, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.
If you do not have internet capabilities, you can listen only to the meeting by dialing 1 800-450-7155 (toll-free) within the United States and Canada or +1 857-999-9155 (standard rates apply) outside of the United States and Canada and, when prompted, entering the pin number 8575232#. This is listen-in only; you will not be able to vote or enter questions during the meeting.
Q: What impact will the COVID-19 Pandemic have on the Business Combination?
A: Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the business of ITHAX and Mondee, and there is no guarantee that efforts by ITHAX and Mondee to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information, which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If ITHAX or Mondee are unable to recover from a business disruption on a timely basis, the Business Combination and New Mondee’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of ITHAX and Mondee may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.
Q: Who is entitled to vote at the extraordinary general meeting?
A: We have fixed May 13, 2022 as the record date for the extraordinary general meeting. If you were a shareholder of ITHAX at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he, she or they is present in person or is represented by proxy at the extraordinary general meeting.
Q: How many votes do I have?
A: ITHAX shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 24,825,000 Class A ordinary shares issued and outstanding and 6,037,500 Class B ordinary shares issued and outstanding. All of the Class B ordinary shares are held by the Initial Shareholders.
Q: What constitutes a quorum?
A: A quorum of ITHAX shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 15,431,251 ordinary shares would be required to achieve a quorum for each proposal contained in this proxy statement.
Q: What vote is required to approve each proposal at the extraordinary general meeting?
A: The following votes are required for each proposal at the extraordinary general meeting:
•
Business Combination Proposal:   The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Proposed Charter and Bylaws Proposal:   The approval of the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting vote at the extraordinary general meeting.

•
Advisory Governing Documents Proposals:   The separate approval of each of the Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Nasdaq Proposal:   The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Director Election Proposal:   The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Equity Incentive Plan Proposal:   The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•
Employee Stock Purchase Plan Proposal:   The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
•
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, vote at the extraordinary general meeting.

As of the record date, ITHAX had 30,862,500 ordinary shares issued and outstanding, of which 24,825,000 were Class A ordinary shares and 6,037,500 were Class B ordinary shares. ITHAX shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date.
Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 15,431,251 shares will need to be voted in favor of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal in order to approve each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.
Of these 15,431,251 shares, 6,502,500 ordinary shares (comprised of 465,000 Class A ordinary shares and 6,037,500 Class B ordinary shares) are held by the Initial Shareholders, and each of the Initial Shareholders have agreed to vote all of their ordinary shares in favor of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. As a result, assuming all holders that are entitled to vote on such matters vote all of their ordinary shares in person or by proxy, 8,928,751 (or 28.93%) of the shares not held by the Initial Shareholders need to be voted in favor to approve each of the foregoing proposals.
Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 15,431,251 shares will need to be voted in favor of the Proposed Charter and Bylaws Proposal and the Domestication Proposal in order to approve the Proposed Charter and Bylaws Proposal and the Domestication Proposal. Of these 15,431,251 shares, 6,502,500 ordinary shares (comprised of 465,000 Class A ordinary share and 6,037,500 Class B ordinary shares) are held by the Initial Shareholders, each of whom has agreed to vote all of their ordinary shares in favor of the Proposed Charter and Bylaws Proposal and the Domestication Proposal. As a result, assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 14,072,500 (or 45.6%) of the shares not held by the Initial Shareholders need to be voted in favor to approve the foregoing proposals.
Q: What are the recommendations of the ITHAX Board?
A: The ITHAX Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ITHAX and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Proposed Charter and Bylaws Proposal, “FOR” the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Election Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he or they may believe is in the best interests of ITHAX and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and ITHAX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal-Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q: How do Sponsor and the other Initial Shareholders intend to vote their shares?
A: Unlike some other blank check companies in which the Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Initial Shareholders have agreed to vote all of their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 21.1% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, the Initial Shareholders, Mondee and/or their directors, officers, advisors or respective affiliates may enter into transactions with investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. The above-described activity could be especially prevalent in and around the time of Closing. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal, the Proposed Charter and Bylaws Proposal are approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Mondee’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Entering into the transactions described above would allow the Initial Shareholders, Mondee or their directors, officers, advisors or respective affiliates to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into by any of the aforementioned persons.
Q: What happens if I sell my shares before the extraordinary general meeting?
A: The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, you will retain your right to vote at such general meeting unless you grant a proxy to the transferee.
Q: May I change my vote after I have mailed my signed proxy card?
A: Yes. Shareholders may send a later-dated, signed proxy card to both our (i) chief executive officer, Orestes Fintiklis at 555 Madison Avenue, Suite 11A, New York, NY 10022, and (ii) proxy solicitor, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 so that it is received by our chief executive officer and our proxy solicitor prior to the vote at the extraordinary general meeting (which is scheduled to take place on July 15, 2022) or attend the extraordinary general meeting in person and vote. Shareholders may also revoke their proxy by sending a notice of revocation to our chief executive officer and to Morrow Sodali LLC, which must be received by our secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q: What happens if I fail to take any action with respect to the extraordinary general meeting?
A: If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New Mondee. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of ITHAX. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.
Q: What should I do with my share certificates, warrant certificates or unit certificates?
A: Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, ITHAX’s transfer agent, prior to the extraordinary general meeting.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 13, 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.
Upon the Domestication and the First Effective Time (as applicable), holders of ITHAX units, Class A ordinary shares, Class B ordinary shares and warrants will receive shares of New Mondee Common Stock and New Mondee warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Class B ordinary shares or warrants.
Q: What should I do if I receive more than one set of voting materials?
A: Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.
Q: Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A: ITHAX will pay the cost of soliciting proxies for the extraordinary general meeting. ITHAX has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. ITHAX has agreed to pay Morrow Sodali LLC a fee of $30,000, plus disbursements, and will reimburse Morrow Sodali LLC for its reasonable out-of-pocket expenses and indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. ITHAX will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. ITHAX’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q: Where can I find the voting results of the extraordinary general meeting?
A: The preliminary voting results will be announced at the extraordinary general meeting. ITHAX will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q: Who can help answer my questions?
A: If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: ITHX.info@investor.morrowsodali.com
You may also obtain additional information about ITHAX from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your shares, written instructions, and other redemption forms (as applicable) (either physically or electronically) to Continental, ITHAX’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your shares, written instructions, and other redemption forms (as applicable), please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal-The Business Combination Agreement.”
The Parties to the Business Combination
ITHAX
ITHAX is a blank check company that was incorporated on October 2, 2020, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Based on ITHAX’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On February 1, 2021, ITHAX consummated an initial public offering of 24,150,000 units at an offering price of $10.00 per unit, and a private placement with Sponsor and Cantor of 675,000 private placement units at an offering price of $10.00 per unit. Each unit sold in the initial public offering consists of one Class A ordinary share and one-half of one redeemable warrant.
Following the closing of ITHAX’s initial public offering, an amount equal to $241,500,000 of the net proceeds from ITHAX’s initial public offering and the sale of the private placement units was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of May 13, 2022, the record date, funds in the trust account totaled $241,707,723.58. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of ITHAX’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if ITHAX does not complete a business combination by February 1, 2023, or (iii) the redemption of all of the public shares if ITHAX is unable to complete a business combination by February 1, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.
ITHAX’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “ITHXU,” “ITHX” and “ITHXW,” respectively.
ITHAX’s principal executive office is located at 555 Madison Avenue, Suite 11A, New York, NY 10022 and our telephone number is (212) 792-0253. ITHAX’s corporate website address is https://ithaxacquisitioncorp.com. ITHAX’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Mondee
Mondee is a rapid-growth, travel technology company and marketplace with a portfolio of globally recognized brands in the leisure and corporate travel sectors. Mondee provides state-of the art technologies, operating systems and services that seamlessly enable travel transactions to better serve travelers directly or through travel affiliates. Mondee’s platforms currently provide over 50,000 travel affiliates and millions of consumers with modern applications and efficient operating systems, which access differentiated travel inventory. This travel inventory is among the industry’s broadest, covering network and low-cost air carriers, a broad spectrum of accommodations including hotels, ground transportation and ancillary products such as travel insurance, much of it at directly negotiated rates. The feature-rich platforms provide all modern consumer engagement services such as conversational commerce, seamless connectivity and 24/7 assistance, as well as operating systems with full financial technology, insurance and marketing technology services built in.
Mondee has scaled its business rapidly by adding a large base of travel agent customers and extensive private fare content to its modern technology platforms through a series of acquisitions. Since its inception, Mondee made fourteen accretive business acquisitions, including four large North American, EMEA and Asian market ticket consolidators. Mondee expanded the travel content available on its platform by entering further relationships with other travel market suppliers, including network airlines, low-cost carriers, hotel aggregators and lodging properties, creating an efficient global travel marketplace. This technology led enhancement and scaling of its platforms accelerated Mondee’s growth in global markets, customer reach, revenue and profit. The company is also well positioned for the growth of the gig economy and work-from-anywhere lifestyle, with its subscription based self-service applications backed by 24/7 support services.
Mondee’s principal executive office is located currently at 951 Mariners Island Blvd., Ste 130, San Mateo, CA 94404. The company is in the process of moving its headquarters to Austin, Texas. Mondee’s telephone number is (650) 646-3320. For additional information, see “Business of Mondee”.
First Merger Sub
Ithax Merger Sub I, LLC (“First Merger Sub”) is a Delaware limited liability company and a wholly owned subsidiary of ITHAX. First Merger Sub does not own any material assets or operate any business.
Second Merger Sub
Ithax Merger Sub II, LLC (“Second Merger Sub”) is a Delaware limited liability company and a wholly owned subsidiary of ITHAX. Second Merger Sub does not own any material assets or operate any business.
Organizational Structure
The following diagram shows the current ownership structure of ITHAX.

(1)
For information about the ownership interests of the Initial Shareholders, including the Sponsor, prior to the Business Combination, see the section entitled “Beneficial Ownership of Securities”

The following diagram shows the current ownership structure of Mondee.

(1)
Prasad Gundumogula and his wife are the only directors of Mondee Holdings LLC. In addition, Mr. Gundumogula beneficially owns the requisite number of units of Mondee Holdings LLC required to approve transactions other than related party transactions between Mr. Gundumogula and Mondee Holdings LLC. As such, Mr. Gundumogula has voting and investment discretion with respect to the ordinary shares held of record by the Mondee Holdings LLC and may be deemed to have shared beneficial ownership of the ordinary shares held directly by Mondee Holdings LLC.

The following diagram illustrates the ownership percentages and structuring of New Mondee following the Business Combination (1) without giving effect to (a) any issuance of Earn Out Shares, (b) an aggregate of 331,600 of shares of New Mondee Common Stock issuable upon the Closing to certain executive officers of Mondee, or (c) shares pursuant to the Employee Stock Purchase Plan (2) no conversion of any ITHAX Warrants and (3) assuming no redemptions of ITHAX Class A ordinary shares.

(1)
Prasad Gundumogula and his wife are the only directors of Mondee Holdings LLC. In addition, Mr. Gundumogula beneficially owns the requisite number of units of Mondee Holdings LLC required to approve transactions other than related party transactions between Mr. Gundumogula and Mondee Holdings LLC. As such, Mr. Gundumogula has voting and investment discretion with respect to the ordinary shares held of record by the Mondee Holdings LLC and may be deemed to have shared beneficial ownership of the ordinary shares held directly by Mondee Holdings LLC.

(2)
The aggregate number of shares held by Mondee Holdings LLC also includes up to 2,218,100 shares of New Mondee Common Stock that may be transferred to Mondee, Inc (a subsidiary of the Company) by Prasad Gundumogula in full or partial satisfaction of the Mondee Group Note, as amended. See “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto included elsewhere in the proxy statement/prospectus and “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note.”

Proposals to be Put to the Shareholders of ITHAX at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of ITHAX and certain transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Director Election Proposal, Adjournment Proposal and the Advisory Governing Documents Proposals, is cross-conditioned on the approval of each other proposal. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against the Advisory Governing Documents Proposals will have no impact on the provisions of the Proposed Charter or the Proposed Bylaws of New Mondee. The approval of neither the Director Election Proposal nor the Adjournment Proposal is either a condition precedent to the consummation of the Business Combination or conditioned upon the approval of any other proposal. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
Business Combination Proposal
As discussed in this proxy statement/prospectus, ITHAX is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which ITHAX will become a Delaware corporation (the “Domestication”) and the parties will enter into a business combination transaction (together with the Domestication, the “Business Combination”) by which (i) First Merger Sub will merge with and into Mondee, with Mondee being the surviving entity in the merger (the “First Merger”), and (ii) immediately following the First Merger, Mondee will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions” and the closing of the Transactions, the “Closing”). In connection with the Closing, ITHAX will change its name to “Mondee Holdings, Inc.”
After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal-The ITHAX Board’s Reasons for the Business Combination,” the ITHAX Board concluded that the Business Combination satisfies its investment criteria, as more fully disclosed in the prospectus for ITHAX’s initial public offering, including that the businesses of Mondee had a fair market value of at least 80% of the balance of the funds in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”
Consideration to Mondee Stockholder in the Business Combination
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the First Effective Time, all shares common stock of Mondee outstanding as of immediately prior to the First Effective Time shall be cancelled and automatically converted into the right to receive an aggregate of 60,800,000 shares of New Mondee Common Stock (the “Merger Consideration”). Upon the closing of the Business Combination, Prasad Gundumogula, who will serve as New Mondee’s Chief Executive Officer, will have voting control over 63% of the shares of New Mondee Common Stock, through his control of Mondee Holdings, LLC, the sole holder of capital stock of Mondee. For further details, see “Business Combination Proposal-Consideration to Mondee Stockholder in the Business Combination.”
Domestication Proposal
As discussed in this proxy statement/prospectus, ITHAX will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the ITHAX board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of ITHAX’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ITHAX is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, New Mondee will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Interim Charter. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Under the terms of the Existing Governing Documents, only the holders of Class B ordinary shares are entitled to vote on the election of directors to the ITHAX board. Therefore, only holders of the Class B ordinary shares will vote on the Director Election Proposal at the extraordinary general meeting. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication.” For further details, see “Domestication Proposal”, “The Proposed Charter and Bylaws Proposal,” and “Advisory Governing Documents Proposals.”
The Proposed Charter and Bylaws Proposal
ITHAX will ask its shareholders to approve by special resolution the Proposed Charter and Proposed Bylaws. The Proposed Charter and the Proposed Bylaws were negotiated as part of the Business Combination. If each of the Condition Precedent Proposals are approved and the Business Combination is to be consummated, ITHAX will replace the Interim Charter, with the Proposed Charter and the Proposed Bylaws (the Proposed Charter together with the Proposed Bylaws, the “Proposed Governing Documents”) of New Mondee, in each case, under the DGCL. The ITHAX Board’s specific reasons for the Advisory Governing Documents Proposals are set forth in the section “Advisory Governing Documents Proposals.”
The Advisory Governing Documents Proposals
ITHAX will ask its shareholders to approve by ordinary resolution a proposal, on a non-binding advisory basis, in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL. The ITHAX Board has unanimously approved the Advisory Governing Documents Proposals and believes such proposal is necessary to adequately address the needs of New Mondee after the Business Combination. The Advisory Governing Documents Proposals are being presented in accordance with the requirements of the SEC. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Charter or Proposed Bylaws of New Mondee. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, ITHAX and Mondee may agree that the Proposed Charter and Proposed Bylaws, in the form set forth on Annex B and Annex C, will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Proposed Charter and Bylaws Proposal.
A brief summary of each of the Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents.
	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Advisory Governing Documents Proposal A)
The share capital under the Existing Governing Documents is US$111,000 divided into 100,000,000 Class A ordinary shares of US$0.001 each, 10,000,000 Class B ordinary shares of US$0.001 and 1,000,000 preference shares of US$0.001 each.
See paragraph 8 of the Memorandum of Association.

The Proposed Governing Documents authorize 1,000,000,000 shares of New Mondee stock divided into 750,000,000 shares of New Mondee Common Stock, having a par value of $0.0001 per share, and 250,000,000 shares of New Mondee Preferred Stock, having a par value of $0.0001 per share. The New Mondee Common Stock will consist of two classes: 500,000,000 shares of Class A Common Stock and 250,000,000 shares of Class C Common Stock.
See Article IV of the Proposed Charter.

	Existing Governing Documents	Proposed Governing Documents
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Governing Documents Proposal B)
The Existing Governing Documents authorize the issuance of an unlimited number of authorized and outstanding preference shares with par value US$0.001 per share and with such designation, rights and preferences as may be determined from time to time by the ITHAX Board. Accordingly, the ITHAX Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.
See paragraph 8 of our Memorandum of Association and Article 2 of our Articles of Association.

The Proposed Governing Documents authorize the board of directors to issue all or any shares of New Mondee Preferred Stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.
See Article V subsection B of the Proposed Charter.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Governing Documents Proposal C)
The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.
See Article 1 of our Articles of Association.

The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting (except that holders of New Mondee Preferred Stock may take action without a meeting to the extent expressly so provided in the applicable certificate of designation relating to such series of New Mondee Preferred Stock).
See Article VII subsection A of the Proposed Charter and Article II of the Proposed Bylaws.

Corporate Name (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “ITHAX Acquisition Corp.” See paragraph 1 of our Memorandum of Association.	The Proposed Governing Documents will provide that the name of the corporation will be “Mondee Holdings, Inc.” See Article I of the Proposed Charter.

	Existing Governing Documents	Proposed Governing Documents
Perpetual Existence (Advisory Governing Documents Proposal D)
The Existing Governing Documents provide that if we do not consummate a Business Combination (as defined in the Existing Governing Documents) by February 1, 2023 (the date that is 24 months after the closing of ITHAX’s initial public offering), ITHAX will cease all operations except for the purposes of winding up and will redeem the shares issued in ITHAX’s initial public offering and liquidate its trust account.
See Article 36 of our Articles of Association.

The Proposed Governing Documents do not include any provisions relating to New Mondee’s ongoing existence; the default under the DGCL will make New Mondee’s existence perpetual.
This is the default rule under the DGCL.

Exclusive Forum (Advisory Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act.
See Article XI of the Proposed Charter.

Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal D)
The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a Business Combination (as defined in the Existing Governing Documents).
See Article 36 of our Articles of Association.
The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.
Takeovers by Interested Stockholders (Advisory Governing Documents Proposal E)	The Existing Governing Documents do not provide restrictions on takeovers of ITHAX by a related shareholder following a business combination.	The Proposed Governing Documents provide that New Mondee will not be governed by Section 203 of the DGCL. See Article IX of the Proposed Charter.
The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Advisory Governing Documents Proposals” and the full text of the Proposed Governing Documents of New Mondee, attached hereto as Annexes B and C.
Nasdaq Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Nasdaq Proposal. Our units, public shares and public warrants are listed on Nasdaq and, as such, we are seeking shareholder approval for issuance of the New Mondee Common Stock in connection with the Business Combination and the PIPE Financing pursuant to Nasdaq Listing Rule 5635. For additional information, see “Nasdaq Proposal.”

Director Election Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Director Election Proposal. Under the terms of our amended and restated memorandum and articles of association, only the holders of ITHAX Class B ordinary shares are entitled to vote on the election of directors to the ITHAX board. Pursuant to the Sponsor Support Agreement, the Sponsor agreed to vote all of the ITHAX Class B ordinary shares held by it in favor of the Business Combination Agreement and the transactions contemplated thereby. In addition, pursuant to the ITHAX Letter Agreement, the Initial Shareholders (including the Sponsor), agreed to vote all ordinary shares, including Class B ordinary shares, held by them in favor of the Business Combination Agreement and the transactions contemplated thereby. Therefore, the Director Election Proposal is expected to be approved by the Initial Shareholders at the extraordinary general meeting. Upon the consummation of the Business Combination, the New Mondee Board will consist of the individuals as listed in the section titled “Management of New Mondee Following the Business Combination,” subject to Nasdaq requirements.
For additional information on the proposed directors, see “Director Election Proposal.”
Equity Incentive Plan Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Equity Incentive Plan Proposal. Pursuant to the 2022 Plan, a number of shares of New Mondee Common Stock equal to 10% of the shares of New Mondee Common Stock that are outstanding on a fully-diluted basis as of the date immediately following the consummation of the Business Combination will be reserved for issuance under the 2022 Plan. For additional information, see “Equity Incentive Plan Proposal.” The full text of the 2022 Plan is attached hereto as Annex D.
Employee Stock Purchase Plan Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Employee Stock Purchase Plan Proposal. A total of 2% of the post-closing outstanding shares of New Mondee Common Stock will be reserved for issuance under the Employee Stock Purchase Plan. For additional information, see “Employee Stock Purchase Plan Proposal.” The full text of the Employee Stock Purchase Plan is attached hereto as Annex E.
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize ITHAX to consummate the Business Combination, the ITHAX Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”
Each of the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the Nasdaq Proposal, the Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Charter or the Proposed Bylaws of New Mondee. The approval of neither the Director Election Proposal nor the Adjournment Proposal is either a condition precedent to the consummation of the Business Combination or conditioned upon the approval of any other proposal.
The ITHAX Board’s Reasons for the Business Combination
The ITHAX Board, in evaluating the Transactions, consulted with ITHAX’s management and its legal and financial advisors. The ITHAX Board unanimously (i) resolved that it is in the best interests of ITHAX and its shareholders, and declared it advisable, to enter into the Business Combination Agreement, (ii) approved the Business Combination Agreement and the Transactions, including the Business Combination, on the terms and subject to the conditions of the Business Combination Agreement, and

(iii) recommended that the Business Combination be adopted by ITHAX’s shareholders. The ITHAX Board considered and evaluated a number of factors, including the factors discussed below. The ITHAX Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The ITHAX Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of ITHAX’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The ITHAX Board considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Business Combination Agreement and the related agreements and the Transactions, including the following material factors:
•
Proven Business Model.    The ITHAX Board noted that Mondee had a proven business model with transaction volume in excess of $3 billion in 2019 from more than 50,000 customers, mostly procured through its agreements with over 500 airline suppliers. In addition, the Board noted that while transaction volumes and revenues had declined materially during the COVID-19 pandemic years of 2020 and 2021, the Net Revenue of the business had recovered from $66 million in 2020 to $93 million in 2021.

•
High-Growth Company.   The ITHAX Board noted that in addition to proven business model, Mondee is a high growth company with approximately 40% organic year-on-year increase in Net Revenue in accordance with GAAP from 2015 – 2019 (compound annual growth rate, CAGR). While the travel market and Mondee’s growth performance and record were interrupted by the impact of the global COVID-19 pandemic for the years 2020 and 2021, there is a market consensus that the global travel business will recover to prepandemic levels by 2023, with which management concurs and is seeing evidence, consequently we believe these two years to be extraordinary periods and results. On a comparable accounting basis the company’s Net Revenues declined from 2019 to 2020 by 29% to $66 million, and began recovering from 2020 to 2021 by 42% to $93 million. Accordingly, the ITHAX Board concluded that Mondee’s business model is very much in line with recent travel trends and may benefit from a post-pandemic recovery of the travel market.

•
Competitive Advantages.   The ITHAX Board noted that the networks that Mondee has created in relation to content, technology and distribution have led to the company substantially increasing its market share in the past few years and are not only shielding the company with high barriers to entry but could also act as drivers to further future growth

•
Strong M&A Pipeline.   The ITHAX Board noted that Mondee has a track record of mergers and acquisitions (“M&A”) including the integration of 14 businesses into the Mondee eco-system as well as a healthy pipeline of future acquisitions. Moreover, as a working M&A platform, Mondee would benefit from being a public company with the potential ability to use its listed securities as a currency in future M&A.

•
Committed Management Team.   The ITHAX Board noted that Mondee has a committed, experienced and talented management team, whose interests are aligned to those of the ITHAX shareholders. This alignment is further strengthened due to the agreed earn-out structure with Mondee’s management and existing shareholders.

•
Attractive Valuation.   The ITHAX Board noted that the agreed valuation appears to be at a substantial discount to publicly traded comparables, which have historical organic and in-organic growth (2015 – 2019) substantially lower to that of Mondee.

•
Poised for Recovery.   The ITHAX Board noted that the exposure of Mondee is mostly to leisure travel, which is expected to recover faster than business travel.

•
Diversified Suppliers and Customers.   The ITHAX Board further noted that the company does not have any excessive reliance on any one customer or supplier, thus reducing this risk in that regard.

The ITHAX Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including the following:

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Slow Post-Pandemic Recovery The risk that COVID-19 pandemic recovery may take longer to materialize with possible negative impact and pro-longed instability as a result of new variants such as delta and more recently omicron.

•
Historical Losses and Negative Cash Flows. The ITHAX Board noted that the Company had losses and negative cash flows in prior periods, in part driven by the impacts of the COVID-19 pandemic. The COVID-19 pandemic has had, and may continue to have, a material adverse impact on the travel industry, which could materially affect the Company's business, liquidity, financial condition and operating results. The Company’s liquidity and ongoing access to capital could be materially and negatively affected. During ITHAX’s due diligence process, the ITHAX Board reviewed the Company’s operational, financial and growth performance before the impacts of COVID-19, as well as in the years ending December 31, 2020 and December 31, 2021, which were significantly impacted by COVID-19. The ITHAX Board believes that as the effects of the COVID-19 pandemic begin to subside, and as the travel industry recovers, the Company is again well positioned to drive positive revenue growth, profitability, and positive cash flows.

•
Significant Reliance on Key Management Team.   The risk that the performance of the company is reliant on the skills of a small group of management team members. However, the ITHAX Board believes that other factors help to mitigate this risk, such as management’s continued apposition as a substantial shareholder of the company and the negotiated earn-out structure, which further aligns the interests of management with those of the shareholders of the combined entity.

•
Increased SPAC Redemptions.   The risk that growing number of redemptions are becoming a feature of the SPAC (as defined below) market that may cause ITHAX to fail to satisfy the closing condition of having available cash equaling at least of $150 million. However, the ITHAX Board believes this risk to be minimized by the existence of a $50 million PIPE Financing as well as the attempts of ITHAX and Mondee management to educate the investor community of the strengths of Mondee as a company and the attractiveness of the Business Combination valuation.

•
New Product Execution Risk.   There is a risk that the implementation of Mondee’s organic initiatives and the launch of new products, such as Tripplanet and Unpub, will not be as successful as Mondee’s management anticipates. However, the ITHAX Board believes these execution risks are minimized by the prior experience of Mondee’s management team in the sector.

•
Failure to Implement M&A Strategy.   The risk that due to changing market conditions or other factors the company may not be able to execute its M&A strategy at the valuations currently anticipated. The ITHAX Board believes the prior experience of management in executing an accretive M&A strategy mitigates this risk.

•
Comparable Valuation Risk.   The risk that the valuations of comparable public companies may suffer because of market conditions including the pro-longed impact of the pandemic. The ITHAX Board believes this risk is mitigated by the size of the discount that has been factored in the transaction valuation.

•
Increased Labor Costs.   The risk that labor costs may increase because of wage-inflation in the United States. The ITHAX Board believes this risk is mitigated by the fact that a large part of the research and development and back office is executed overseas in lower costs jurisdictions such as India.

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Other risks.   Various other risks associated with the Business Combination, the business of Mondee, and ownership of New Mondee’s shares described under the section titled “Risk Factors.”

In addition to considering the factors described above, the ITHAX Board also considered that the officers and directors of ITHAX, as well as the Sponsor and its affiliates, may have interests in the Transactions that are in addition to, and that may be different from, the interests of ITHAX’s shareholders, including the fact that the Initial Shareholders may experience a positive rate of return on their investment, even if ITHAX’s public shareholders experience a negative rate of return on their investment, due to having purchased the Class B ordinary shares for approximately $0.005 per share (see section entitled “Business Combination Proposal-Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination”). ITHAX’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the ITHAX Board, the Business Combination Agreement and the Transactions.
The ITHAX Board concluded that the potential benefits that it expected ITHAX and its shareholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The ITHAX Board also noted that the ITHAX shareholders would have a substantial economic interest in New Mondee (depending on the level of ITHAX shareholders that sought redemption of their public shares for cash). Accordingly, the ITHAX Board determined that the Business Combination Agreement, the Business Combination, the Domestication and the other transactions contemplated by the Business Combination Agreement, were advisable and in the best interests of ITHAX.
For more information about the ITHAX Board’s decision-making process concerning the Business Combination, please see the section entitled “Business Combination Proposal-the ITHAX Board’s Reasons for the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement. For additional information, see “Business Combination Proposal-Related Agreements.”
PIPE Financing
Concurrently with the execution of the Business Combination Agreement, ITHAX entered into Subscription Agreements (the “Subscription Agreements”) with certain “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and accredited investors (together, the “Initial PIPE Investors”), pursuant to which the Initial PIPE Investors have agreed to subscribe for and purchase, and ITHAX has agreed to issue and sell to the Initial PIPE Investors, an aggregate of 5,000,000 shares of New Mondee Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $50,000,000 (the “Initial PIPE Investment”). Subsequently, on April 21, 2022, ITHAX entered into a Subscription Agreement with an additional investor (the “Additional PIPE Investor” together with the Initial PIPE Investors the “PIPE Investors”) pursuant to which the Additional PIPE Investor agreed to subscribe for and purchase, and ITHAX has agreed to issue and sell to the AdditionalPIPE Investor, 2,000,000 shares of New Mondee Common Stock at a price of $10.00 per share, for gross proceeds of $20,000,000 (the “Additional PIPE Investment”). The aggregate gross proceeds to New Mondee from the Initial PIPE Investment and the Additional PIPE Investment are expected to equal $70,000,000 (the “PIPE Financing”). The offer and sale of the shares of New Mondee Common Stock to be issued in the PIPE Financing pursuant to the Subscription Agreements has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ITHAX will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is to be consummated immediately prior to the First Effective Time and is contingent upon, among other things, the substantially concurrent Closing of the Transactions. For additional information, see “Business Combination Proposal-Related Agreements-PIPE Financing.”
Registration Rights Agreement
Concurrently with the Closing of the Transactions, New Mondee, Sponsor, certain former stockholders of Mondee and certain other persons will enter into a registration rights agreement, the form of which is attached to this proxy statement/prospectus as Annex G (the “Registration Rights Agreement”), which will become effective at the Closing, pursuant to which, among other things, the parties thereto have been granted certain customary registration rights with respect to their respective shares of New Mondee Common Stock. An aggregate of 74,300,000 shares of New Mondee Common Stock are subject to resale registration rights. Such shares include (i) the 7,000,000 PIPE Shares; (ii) up to 60,800,000 Merger Consideration shares; and (iii) an aggregate of up to 6,500,000 Earn-Out Shares. Pursuant to the Registration Rights Agreement, New Mondee will agree that, within thirty (30) calendar days after the Closing, will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Registrable Securities (the “Resale Registration Statement”), and New Mondee will use its commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. In certain circumstances, the holders party to the Registration Rights Agreement can request to sell in an underwritten offering that is registered pursuant to a Shelf available at such time (an “Underwritten Shelf Takedown”). The Sponsor may not demand more than one (1) Underwritten Shelf Takedown and the other Holders (as defined in the Registration Rights Agreement) may demand not more than two (2) Underwritten Shelf Takedowns. Both the Sponsor and the other Holders will be entitled to piggyback registration rights, in each case subject to certain limitations set forth in the Registration Rights Agreement.
Under the Registration Rights Agreement, New Mondee will agree to indemnify the holders against any losses or damages resulting from any untrue statement or omission or alleged untrue statement or omission of a material fact in any registration statement, prospectus, or preliminary prospectus or any amendment thereof, pursuant to which the holders sell their equity securities, unless such liability arose from the holders’ misstatement or omission, and each of the holders, severally and individually, will agree to indemnify New Mondee against any losses or damages caused by such holder’s material misstatements or omissions in those documents. For additional information, see “Business Combination Proposal-Related Agreements-Registration Rights Agreement.”
Amended and Restated Warrant Agreement
Concurrently with the Closing, New Mondee and Continental will enter into an amended and restated warrant agreement (the “Amended and Restated Warrant Agreement”), pursuant to which (i) all references to ITHAX warrants will be revised to become references to warrants of New Mondee; and (ii) the outstanding warrants will be adjusted pursuant to the terms of the existing warrant agreement, such that the warrants will be exercisable for New Mondee Common Stock, in lieu of the ITHAX Class A ordinary shares previously issuable and receivable upon the exercise of rights under the existing warrant agreement.
Earn-Out Agreement
Pursuant to the Business Combination Agreement, ITHAX entered into an earn-out agreement (the “Earn-Out Agreement”) with certain signatories thereto (the “Members”), pursuant to which ITHAX has agreed, among other things that in connection with and upon the First Merger, New Mondee may issue to the Members an aggregate of up to 9,000,000 shares of New Mondee Common Stock (the “Earn-Out Shares”), with the Earn-Out Shares vesting over the four-year period following Closing based on the achievement of certain milestones related to the trading price of New Mondee Common Stock set forth in the Earn-Out Agreement. The Earn-Out Agreement will terminate if the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing. Upon the closing of the Business Combination, Prasad Gundumogula, who is the Chief Executive Officer of Mondee and who will continue to serve as Chief Executive Officer of New Mondee, may potentially receive up to 6,000,000 of the aggregate amount of Earn-Out Shares. For additional information, see “Business Combination Proposal-Related Agreements-Earn-Out Agreement.”
Stockholder Support Agreement
Pursuant to the Business Combination Agreement, Mondee and the Mondee Stockholder entered into a Support Agreement (the “Stockholder Support Agreement”) with ITHAX, pursuant to which the Mondee Stockholder has, among other things, agreed to vote to adopt and approve, upon this registration statement on Form S-4 being declared effective, the Business Combination Agreement and all other documents and transactions contemplated thereby. The Stockholder Support Agreement will terminate upon the termination of the Business Combination Agreement if the Closing does not occur. For additional information, see “Business Combination Proposal-Related Agreements-Stockholder Support Agreement.”
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, ITHAX entered into a sponsor support agreement with the Sponsor and Mondee (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, vote all of the 6,472,500 ordinary shares in favor of the approval of the Transactions and to waive any redemption rights with respect to any ordinary shares held by it. The Sponsor did not receive separate consideration for its waiver of redemption rights in the Sponsor Support Agreement. In addition, the Sponsor has agreed that 603,750 Class B ordinary shares issued in connection with ITHAX’s initial public offering (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) will be unvested and subject to forfeiture as of the Closing based on the level of redemptions of Class A ordinary shares by holders thereof in connection with the transactions contemplated by the Business Combination Agreement (calculated in the manner set forth in the Sponsor Support Agreement). However, Mondee may, at its sole option and without any other party’s approval, waive the Sponsor’s obligation to forfeit these Class B ordinary shares. The Sponsor Support Agreement will terminate upon the termination of the Business Combination Agreement if the Closing does not occur. For additional information, see “Business Combination Proposal-Related Agreements-Sponsor Support Agreement.”
Ownership of New Mondee
As of the date of this proxy statement/prospectus, there are 30,862,500 ordinary shares issued and outstanding, which includes an aggregate of 6,037,500 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 12,412,500 warrants, comprised of 337,500 private placement warrants held by Sponsor and Cantor and 12,075,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Mondee Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination, the PIPE Financing and assuming that none of ITHAX’s outstanding public shares are redeemed in connection with the Business Combination), ITHAX’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 43,275,000 ordinary shares.
The following table illustrates varying ownership levels in New Mondee Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 60,800,000 shares of New Mondee Common Stock are issued to the Mondee Stockholder at Closing; (ii) 7,000,000 shares of New Mondee Common Stock are issued in the PIPE Financing; and (iii) no public warrants or private placement warrants to purchase New Mondee Common Stock that will be outstanding immediately following Closing have been exercised.
If all public shares are redeemed, the current public shareholders will not own any Class A ordinary shares as of immediately following the Closing. However, owners of the 12,075,000 public warrants outstanding will continue to own such public warrants even if such owner has redeemed any or all of the public shares held by them. Such 12,075,000 public warrants had an aggregate market value of approximately $4,950,750 based upon the closing price of approximately $0.41 per public warrant on the Nasdaq on June 22, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.
	Share Ownership in New Mondee
	Assuming No Redemptions		Assuming 50% of Max Redemptions(1)		Assuming Max Redemptions(2)		Assuming 100% Redemptions(5)
	Number of shares	% of total	Number of shares	% of total	Number of shares	% of total	Number of shares	% of total
Mondee Stockholder(3)	60,800,000	61.6%	60,800,000	66.3%	60,800,000	71.7%	60,800,000	82.3%
Initial Shareholders(4)	6,502,500	6.6%	6,502,500	7.1%	6,502,500	7.7%	5,898,750(6)	8.0%
Cantor	210,000	0.2%	210,000	0.2%	210,000	0.2%	210,000	0.3%
Former ITHAX Class A Public Shareholders	24,150,000	24.5%	17,210,692	18.8%	10,271,384	12.1%	0	0.0%
PIPE Investors	7,000,000	7.1%	7,000,000	7.6%	7,000,000	8.3%	7,000,000	9.5%

(1)
Amount shown represents share redemption levels reflecting 50% of the Max Redemption scenario (approximately 28.7% redemptions).

(2)
Assumes that approximately 57.5% of ITHAX’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the minimum cash condition to the consummation of the Business Combination in the Business Combination Agreement.

(3)
Excludes the 9,000,000 shares of New Mondee Common Stock that New Mondee may issue to the Members pursuant to the Earn-Out Agreement and an aggregate of 331,600 of shares of New Mondee Common Stock issuable upon the Closing to certain executive officers of Mondee. See “Beneficial Ownership of Securities” and “Mondee’s Executive and Director Compensation — Employment Agreements with our Named Executive Officers” for more information. The aggregate number of shares to the Mondee Stockholder includes up to 2,218,100 shares of New Mondee common stock that may be transferred to Mondee, Inc (a subsidiary of the Company) by Prasad Gundumogula in full or partial satisfaction of the Mondee Group Note, as amended. See “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto included elsewhere in the proxy statement/prospectus and “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note.”

(4)
Excludes any shares purchased by the Sponsor in the PIPE Financing.

(5)
Assumes Mondee, at its sole option and without any other party’s approval, waives the minimum cash condition in the Business Combination Agreement. If all 24,150,000 ITHAX Class A ordinary shares are redeemed, Mondee would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition.

(6)
Excludes the 603,750 Class B ordinary shares held by the Sponsor that are subject to forfeiture pursuant to the Sponsor Support Agreement. As part of the Sponsor Support Agreement, the Sponsor has agreed that 603,750 Class B ordinary shares issued to the Sponsor in connection with ITHAX’s initial public offering (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) will be unvested and subject to forfeiture as immediately prior to the First Effective Time based on the level of redemptions of Class A ordinary shares by holders thereof in connection with the transactions contemplated by the Business Combination Agreement (calculated in the manner set forth in the Sponsor Support Agreement). However, Mondee may, at its sole option and without any other party’s approval, waive the Sponsor’s obligation to forfeit these Class B ordinary shares. For additional information, see “Business Combination Proposal-Related Agreements-Sponsor Support Agreement.”

In addition, the following table illustrates varying ownership levels in New Mondee Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders on a fully diluted basis, assuming full exercise of public warrants and private placement warrants to purchase New Mondee Common Stock.
Additional Dilution Sources(1)	Assuming No Redemption	% of Total(2)	Assuming 50% of Max Redemptions(3)	% of Total(2)	Assuming Max Redemption(4)	% of Total(2)	Assuming 100% Redemptions(5)	% of Total(2)
ITHAX Warrants(6)	12,412,500	11.2%	12,412,500	11.9%	12,412,500	12.8%	12,412,500	14.4%

(1)
All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate the presentation of dilution.

(2)
The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilutive Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative redemption scenario, the Percentage of Total with respect to the Shares underlying ITHAX warrants would be calculated as follows: (a) 12,412,500 shares issued pursuant to the ITHAX warrants; divided by (b) (i) shares (the number of shares outstanding prior to any issuance pursuant to the shares underlying the ITHAX warrants) plus (ii) 12,412,500 shares issued pursuant to the ITHAX warrants.

(3)
Amount shown represents share redemption levels reflecting 50% of the Max Redemption scenario (approximately 28.7% redemptions).

(4)
Assumes that approximately 57.5% of ITHAX’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Business Combination Agreement.

(5)
Assumes Mondee, at its sole option and without any other party’s approval, waives the minimum cash condition in the Business Combination Agreement. If all 24,150,000 ITHAX Class A ordinary shares are redeemed, Mondee would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition. In this scenario, the Additional Dilution Sources exclude the 603,750 Class B ordinary shares (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) that are subject to forfeiture pursuant to the Sponsor Support Agreement.
(6)
Assumes exercise of all ITHAX warrants for 12,412,500 shares of New Mondee Common Stock.

For further details, see “Business Combination Proposal-Consideration to Mondee Stockholder in the Business Combination.”
Date, Time and Place of Extraordinary General Meeting of ITHAX’s Shareholders
The extraordinary general meeting of ITHAX, will be held at on July 15, 2022 at the offices of located at the offices of Reed Smith LLP, ITHAX’s U.S. counsel, located at 599 Lexington Avenue, 22nd Floor, New York, New York 10022 and virtually via live webcast at https://www.cstproxy.com/ithaxacquisitioncorp/2022, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved. If you wish to attend the extraordinary general meeting in person, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting ITHAX’s U.S. counsel, Reed Smith LLP, at 599 Lexington Avenue, 22nd Floor, New York, NY 10022, via an email to ITHAXshareholdermeeting@reedsmith.com.
Voting Power; Record Date
ITHAX shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on May 13, 2022, which is the “record date” for the extraordinary general meeting. Holders of ordinary shares will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 24,825,000 Class A ordinary shares issued and outstanding and 6,037,500 Class B ordinary shares issued and outstanding, all of which are held by the Initial Shareholders.
Quorum and Vote of ITHAX Shareholders
A quorum of ITHAX shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting (except where such meeting is convened to vote on a business combination in which case the quorum shall be a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting). Since the meeting will include the Business Combination Proposal, as of the record date for the extraordinary general meeting, 15,431,251 ordinary shares would be required to achieve a quorum.
The Sponsor has, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting. In addition, pursuant to the ITHAX Letter Agreement, the Initial Shareholders (including the Sponsor), agreed to vote in favor of the Business Combination Agreement and the transactions contemplated thereby and to waive any redemption rights with respect to any ordinary shares held by it. None of the Initial Shareholders received separate consideration for their waiver of redemption rights in the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 21.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal-Related Agreements-Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.

The proposals presented at the extraordinary general meeting require the following votes:
Business Combination Proposal:   The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the issued ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Under the terms of the Existing Governing Documents, only the holders of Class B ordinary shares are entitled to vote on the election of directors to the ITHAX board. Therefore, only holders of the Class B ordinary shares will vote on the Director Election Proposal at the extraordinary general meeting. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals.
Proposed Charter and Bylaws Proposal:   The approval of the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Advisory Governing Documents Proposals:   The separate approval of each of the Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Nasdaq Proposal:   The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Director Election Proposal:   The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Equity Incentive Plan Proposal:   The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Employee Stock Purchase Plan Proposal:   The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Redemption Rights
Pursuant to the Existing Governing Documents, a public shareholder may request of ITHAX that New Mondee redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i) (a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii) submit a written request to Continental, ITHAX’s transfer agent, in which you (a) request that New Mondee redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and
(iii) deliver your shares, written instructions, and other redemption forms (as applicable) to Continental, ITHAX’s transfer agent, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 13, 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ITHAX’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares, written instructions, and other redemption forms (as applicable) to Continental, ITHAX’s transfer agent, New Mondee will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of May 13, 2022, the record date, this would have amounted to approximately $10.01 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of ITHAX -Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive its anti-dilution rights with respect to its Class B ordinary shares in connection with the consummation of the Business Combination. As part of the Sponsor Support Agreement, the Sponsor also agreed that 603,750 Class B ordinary shares issued to the Sponsor in connection with ITHAX’s initial public offering (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) will be unvested and subject to forfeiture as immediately prior to the First Effective Time based on the level of redemptions of Class A ordinary shares by holders thereof in connection with the transactions contemplated by the Business Combination Agreement (calculated in the manner set forth in the Sponsor Support Agreement). However, Mondee may, at its sole option and without any other party’s approval, waive the Sponsor’s obligation to forfeit these Class B ordinary shares. In addition, pursuant to the ITHAX Letter Agreement, the Initial Shareholders (including the Sponsor), agreed to vote in favor of the Business Combination Agreement and the transactions contemplated thereby and to waive any redemption rights with respect to any ordinary shares held by them. None of the Initial Shareholders received separate consideration for their waiver of redemption rights. The ordinary shares held by the Initial Shareholders will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 21.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal-Related Agreements-Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither ITHAX shareholders nor ITHAX warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. ITHAX has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of ITHAX-Revoking Your Proxy.”
Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination
When you consider the recommendation of the ITHAX Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including the Sponsor and ITHAX’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of ITHAX shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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The Initial Shareholders have agreed, as part of ITHAX’s initial public offering and without any separate consideration provided by ITHAX for such agreement, not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination.

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In October 2020, the Sponsor paid $25,000, or approximately $0.005 per share, to cover certain of ITHAX’s offering costs in exchange for 5,031,250 Class B ordinary shares. On January 27, 2021, ITHAX effectuated a stock dividend of 0.2 shares for each ordinary share outstanding, resulting in there being an aggregate of 6,037,500 Class B ordinary shares outstanding. On October 16, 2020, and October 28, 2020, the Sponsor transferred certain of the Class B ordinary shares to members of our management team. Because Cantor fully exercised the over-allotment option on February 1, 2021, the Sponsor retained the 787,500 Class B shares that were subject to forfeiture, and all 6,037,500 Class B ordinary shares remain outstanding as of the date hereof. If the Business Combination with Mondee or another business combination is not consummated by February 1, 2023 (unless such date is extended in accordance with the Existing Governing Documents), ITHAX will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, the Class B ordinary shares held by the Initial Shareholders, including ITHAX’s directors and officers, would be worthless, because the Initial Shareholders are not entitled to participate in any redemption or distribution with respect to such shares and have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them. Such Class B ordinary shares had an aggregate market value of $59,227,875 based upon the closing price of $9.81 per ITHAX Class A ordinary share on Nasdaq on the record date. As a result of the low initial purchase price, the Sponsor, its affiliates and ITHAX’s management team and advisors stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as ITHAX’s public shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, our officers and directors, and their respective affiliates and associates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by February 1, 2023, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Class B ordinary shares.
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Simultaneously with the consummation of the initial public offering, ITHAX consummated the private placement of an aggregate of 675,000 private placement units to the Sponsor and Cantor, at a purchase price of $10.00 per private placement unit (or $6,750,000 in the aggregate). All of the proceeds ITHAX received from these sales were placed in the trust account. The private placement shares underlying the private placement units had an aggregate market value of $6,621,750 based upon the closing price of $9.81 per ITHAX Class A ordinary share on Nasdaq on the record date. The private placement warrants underlying the private placement units had an aggregate market value of $181,170 based upon the closing price of approximately $0.54 per ITHAX public warrant on Nasdaq on the record date. If the Business Combination with Mondee or another business combination is not consummated by February 1, 2023, the proceeds from the sale of the private placement units held in the trust account will be used to fund the redemption of the ITHAX public shares (subject to the requirements of applicable law) and the private placement units (and the underlying securities) will be worthless. There will be no redemption rights or liquidating distributions from the trust account with respect to the private placement units (or the underlying securities).

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The Sponsor has invested an aggregate of $4,675,000 (consisting of $25,000 for 6,037,500 Class B ordinary shares, or approximately $0.005 per share, and $4,650,000 for the private placement units, but excluding the purchase price of the PIPE Shares the Sponsor has agreed to purchase) means that the Sponsor and our officers and directors stand to make significant profit on their investment and could potentially recoup their entire investment in ITHAX even if the trading price of our Class A ordinary shares were as low as $1.39 per share (assuming no redemptions and even if the private placement units (and the underlying securities) are worthless) and therefore the Sponsor and our officers and directors may experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment.

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To protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to ensure that the proceeds in the trust account are not reduced below (1) $10.00 per public share or (2) such lesser amount per share as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, by the claims of target businesses or claims of vendors or other entities that are owed money by ITHAX for services rendered or contracted for or products sold to ITHAX. The agreement entered into by the Sponsor specifically provides for two exceptions to the indemnity it has given: the Sponsor will have no liability (a) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with ITHAX waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (b) as to any claims for indemnification by the underwriters of ITHAX’s initial public offering against certain liabilities, including liabilities under the Securities Act. Neither Marcum LLP, ITHAX’s independent registered public accounting firm, nor Cantor, executed agreements with ITHAX waiving such claims to the monies held in the trust account. ITHAX did not require the Sponsor to reserve for such indemnification obligations, nor did ITHAX independently verify whether the Sponsor has sufficient funds to satisfy its indemnity obligations. ITHAX believes that the Sponsor’s only assets are securities of ITHAX. Therefore, ITHAX believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

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If ITHAX does not complete an initial business combination by February 1, 2023, ITHAX may use a portion of its working capital held outside the trust account to repay any working capital loans, but no proceeds held in the trust account would be used to repay any working capital loans. As of May 13, 2022, the record date, there was approximately $241,707,723.58 in investments and cash held in the trust account and approximately $210,313.61 of cash held outside the trust account available for working capital purposes.

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It is contemplated that Orestes Fintiklis, Chief Executive Officer and Director of ITHAX, will be a director of New Mondee after the Closing of the Transactions. As a result, Mr. Fintiklis may receive cash fees, stock options or stock awards that New Mondee’s board determines to pay to its directors after the Business Combination.

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The Sponsor and ITHAX’s officers and directors will lose their entire investment in ITHAX, which, as stated above, consists of 6,037,500 Class B ordinary shares and 465,000 Class A ordinary shares, with a market value of $63,854,550, based on the closing price of $9.82 of the Class A ordinary shares as of June 22, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, and 232,500 private placement warrants with an aggregate market value of approximately $95,325, based on the closing price of the public warrants of $0.41 as of June 22, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, and will not be reimbursed for any loans, advances or out-of-pocket expenses, if an initial business combination is not consummated by February 1, 2023, which would result in an aggregate loss of $63,949,875.

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The Sponsor and ITHAX’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether Mondee is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The ITHAX board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to public shareholders that they approve the Business Combination.

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If ITHAX is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, the Sponsor has agreed to advance the funds necessary to pay such costs and complete such liquidation and not to seek repayment for such expenses.

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If the trust account is liquidated, including in the event ITHAX is unable to complete an initial business combination by February 1, 2023, the Sponsor has agreed to indemnify ITHAX to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which ITHAX has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ITHAX, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account.

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Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, ITHAX’s officers and directors and their respective affiliates and associates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by ITHAX from time to time, made by the Sponsor or certain of ITHAX’s officers and directors to finance transaction costs in connection with an intended initial business combination.

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The Sponsor (including its representatives and affiliates) and ITHAX’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to ITHAX. The Sponsor and ITHAX’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to ITHAX completing its initial business combination. Moreover, certain of ITHAX’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. ITHAX’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to ITHAX, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in ITHAX’s favor and such potential business opportunities may be presented to other entities prior to their presentation to ITHAX, subject to applicable fiduciary duties under the Cayman Islands Companies Act. ITHAX’s amended and restated memorandum and articles of association provide that ITHAX renounces its interest in any corporate opportunity offered to any director or officer of ITHAX.

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Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to ITHAX and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances to ITHAX for working capital expenses, and there are no outstanding fees or out-of-pocket expenses for which the Sponsor and its affiliates are waiting reimbursement. As of the date of this proxy statement/prospectus, there are no outstanding loans, fees or out-of-pocket expenses for which ITHAX’s officers or directors are awaiting reimbursement.
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The Sponsor will be party to the Registration Rights Agreement, which will come into effect at the Closing Date.

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The Registration Rights Agreement will be entered into by the Sponsor and it will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions, following the consummation of the Business Combination.

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Sponsor, affiliates of the Sponsor, and/or assignees, including certain of ITHAX’s officers and directors, will purchase 260,000 PIPE Shares for an aggregate price of $2,600,000 in the PIPE Financing on the same terms as the other PIPE Investors.

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The Sponsor has agreed to transfer to George Syllantavos, an independent director of ITHAX, four percent of the Class B ordinary shares held by the Sponsor, with such percentage including the number of Class B ordinary shares he already holds, immediately following the consummation of a business combination.

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ITHAX’s obligation to pay $500,000 in fees to AXIA Capital Markets LLC (“AXIA Capital”) in consideration for AXIA Capital’s services as placement agent for the PIPE Financing is contingent upon the Closing of the Transactions.

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ITHAX’s obligation to pay $1,000,000 in fees to Cantor Fitzgerald & Co. (“Cantor”) in consideration for Cantor’s services as capital markets advisor is contingent upon the Closing of the Transactions.

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ITHAX’s obligation to pay $500,000 in fees to Northland Securities, Inc. (“Northland”) in consideration for Northland’s services as capital markets advisor is contingent upon the Closing of the Transactions.

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ITHAX’s obligation to pay $500,000 in fees to D.A. Davidson & Co. (“Davidson”) in consideration for Davidson’s services as capital markets advisor is contingent upon the Closing of the Transactions.

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The continued indemnification of ITHAX’s directors and officers and the continuation of ITHAX’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”).

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ITHAX may be entitled to distribute or pay over funds held by ITHAX outside the trust account to the Sponsor or any ITHAX Related Party (as defined in the Business Combination Agreement) prior to Closing.

Neither the Sponsor nor ITHAX’s directors and executive officers have any interest in, or affiliation with, Mondee. For a discussion of the fiduciary obligations to other entities of the Sponsor and ITHAX’s directors and executive officers, see the sections entitled “Risk Factors-Risks Related to the Business Combination and ITHAX- Since the Initial Shareholders, including the Sponsor and ITHAX’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, conflicts of interest exist in determining whether the Business Combination with Mondee is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if the Business Combination is not completed” and “Business Combination Proposal-Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus.
The Sponsor and its affiliates are active investors across a number of different investment platforms, which we and the Sponsor believe improved the volume and quality of opportunities that were available to ITHAX. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide the Sponsor with the flexibility to evaluate opportunities across these platforms, our amended and restated memorandum and articles of association provide that we renounce our interest in any business combination opportunity offered to any founder, director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and is an opportunity that we are able to complete on a reasonable basis. This waiver allows the Sponsor and its affiliates to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the investment vehicle. We do not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on our search for an acquisition target.
The Sponsor has, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive its anti-dilution rights with respect to its Class B ordinary shares in connection with the consummation of the Business Combination. As part of the Sponsor Support Agreement, the Sponsor also agreed that 603,750 Class B ordinary shares issued to the Sponsor in connection with ITHAX’s initial public offering (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) will be unvested and subject to forfeiture as immediately prior to the First Effective Time based on the level of redemptions of Class A ordinary shares by holders thereof in connection with the transactions contemplated by the Business Combination Agreement (calculated in the manner set forth in the Sponsor Support Agreement). However, Mondee may, at its sole option and without any other party’s approval, waive the Sponsor’s obligation to forfeit these Class B ordinary shares. In addition, pursuant to the ITHAX Letter Agreement, the Initial Shareholders (including the Sponsor), agreed to vote in favor of the Business Combination Agreement and the transactions contemplated thereby and to waive any redemption rights with respect to any ordinary shares held by them. None of the Initial Shareholders received separate consideration for their waiver of redemption rights. The ordinary shares held by the Initial Shareholders will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 21.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal-Related Agreements-Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.
At any time at or prior to the Business Combination, the Initial Shareholders, Mondee and/or their directors, officers, advisors or respective affiliates may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. The above described activity could be especially prevalent in and around the time of Closing. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Proposed Charter and Bylaws Proposal are approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Mondee’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Entering into the transactions described above would allow the Initial Shareholders, Mondee or their directors, officers, advisors or respective affiliates to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into by any of the aforementioned persons.

The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he or they may believe is in the best interests of ITHAX and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ITHAX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Involvement of Underwriters of ITHAX IPO in the Transactions
As disclosed elsewhere herein, Cantor served as the underwriters for the ITHAX initial public offering and will receive approximately $9,082,500 of deferred underwriting commissions therefrom in connection with the consummation of ITHAX’s initial business combination. Cantor has agreed to waive its rights to its deferred underwriting commissions held in the trust account in the event ITHAX does not complete its initial business combination prior to February 1, 2023 (subject to any extension period thereof), and in such a circumstance, will not receive any of such funds.
As described further below, Cantor is also providing certain services in connection with the Transactions, and will receive compensation in connection therewith. Cantor’s receipt of the deferred underwriting commissions is not dependent on their provision of services in connection with the Transactions.
As discussed under “Proposal No. 1 — The Business Combination Proposal — Background of the Transactions,” Cantor is serving as a capital markets advisor to ITHAX in connection with the Transactions. Pursuant to this agreement, Cantor facilitates non-deal roadshows on the Business Combination for institutional investors, and provides market color on potential redemption by certain investors. Upon the consummation of the Transactions, Cantor will receive a financial advisory fee of $1 million (the “ITHAX Financial Advisory Fee”). Thus, upon consummation of the Transactions, ITHAX will pay Cantor an aggregate of $10,082,500, comprised of the ITHAX Financial Advisory Fee and $9,082,500 in deferred underwriting commissions for serving as sole book running manager of the ITHAX’s initial public offering.
Additionally, as discussed under “Proposal No. 1 — The Business Combination Proposal — Background of the Transactions,” Mondee engaged Cantor to serve as financial advisor in connection with any sell-side transaction. Pursuant to the terms of Cantor’s engagement with Mondee, Cantor has agreed to assist Mondee in a review and analysis of the business, financial condition and prospects any potential acquiror, to prepare and implement a marketing plan and solicit proposals from prospective acquirors and to assist Mondee in negotiating any Transaction and reviewing the terms of any such Transaction. In respect of such services, upon the consummation of the Transactions, Cantor will receive a fee equal to $6.21 million (the “Mondee Financial Advisory Fee”).
Because (i) Cantor will only receive its deferred underwriting commissions upon the consummation of ITHAX’s initial business combination by February 1, 2023 (subject to any extension period thereof), (ii) Cantor will only receive the ITHAX Financial Advisory Fee upon the consummation of the Transactions, and (iii) Cantor will receive the Mondee Financial Advisory Fee upon the consummation of the Transactions, Cantor has an interest in the Transactions being consummated. Such interest may have presented, and may in the future present, a conflict of interest. ITHAX was aware of and considered such potential conflicts in engaging Cantor as its financial advisor. ITHAX’s shareholders should consider the role of Cantor in evaluating “Proposal No. 1 — The Business Combination Proposal” and the other proposals.
Recommendation to Shareholders of ITHAX
The ITHAX Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ITHAX and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Proposed Charter and Bylaws Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Election Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ITHAX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal-Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Conditions to Closing the Transactions
Conditions to Closing of the Business Combination
General Conditions
Consummation of the Transactions is conditioned on approval of the Business Combination Agreement and contemplated transactions by ITHAX’s shareholders. In addition, the consummation of the transactions is conditioned upon, among other things:
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no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the First Merger, Second Merger or the other Transactions illegal or otherwise prohibiting consummation of the First Merger, Second Merger or the other Transactions;

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the expiration or termination of the waiting period under the HSR Act;

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the Registration Statement shall have become effective in accordance with the provisions of the Securities Act;

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the New Mondee Common Stock and warrants of New Mondee shall have been approved for listing on Nasdaq, subject to official notice thereof; and

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the Domestication shall have occurred.

Mondee’s Conditions to Closing
The obligations of Mondee to consummate the Transactions are also conditioned upon, among other things:
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the accuracy of the representations and warranties of ITHAX (subject to certain bring-down standards);

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performance of the covenants of ITHAX, First Merger Sub, and Second Merger Sub required by the Business Combination Agreement to be performed on or prior to the First Effective Time;

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since the date of the Business Combination Agreement no ITHAX Material Adverse Effect shall have occurred;

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the delivery of certain certificates, signed by the chief executive officer of ITHAX;

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the delivery to Mondee of a copy of the Registration Rights Agreement, duly executed by New Mondee and the Sponsor; and

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ITHAX having at least $150,000,000 of available cash at the Closing.

ITHAX’s, First Merger Sub’s and Second Merger Sub’s Conditions to Closing
The obligations of ITHAX, First Merger Sub and Second Merger Sub to consummate the Business Combination are also conditioned upon, among other things:
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the accuracy of the representations and warranties of Mondee (subject to certain bring-down standards);

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performance of the covenants of Mondee required by the Business Combination Agreement to be performed on or prior to the First Effective Time;

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the delivery of certain certificates, signed by the president of Mondee;

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the delivery to ITHAX of a copy of the Registration Rights Agreement, duly executed by Mondee and the Members (as defined in the Earn-Out Agreement); and

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receipt of the Mondee Stockholder’s approval of the Business Combination Agreement contemplated transactions in accordance with the DGCL and Mondee’s governing documents.

For further details, see “Business Combination Proposal-Conditions to Closing of the Business Combination.”
Waivers
Any party may extend the time for the performance of any obligations or other act of any other party, waive any inaccuracy in the representations and warranties of any other party contained in the Business Combination Agreement or in any document delivered pursuant to the Business Combination Agreement, and waive compliance with any agreement of any other party or any condition to its own obligations contained in the Business Combination Agreement. For example, Mondee may, at its sole option and without any other party’s approval, waive ITHAX’s obligations to (i) have at least $150,000,000 of available cash at the Closing, and (ii) forfeit 603,750 of the Class B ordinary shares (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) held by the Sponsor as required by the Sponsor Support Agreement.
Termination
The Business Combination Agreement may be terminated as follows:
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by mutual written consent of ITHAX and Mondee;

•
by either ITHAX or Mondee if (i) the First Effective Time shall not have occurred prior to July 31, 2022 (the “Outside Date”), provided, however that the Business Combination Agreement may not be terminated by or on behalf of any party that directly or indirectly through its affiliates is in breach or violation of any representation, warrant, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a closing condition set forth in the Business Combination Agreement on or prior to the Outside Date, (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making the consummation of the Transactions illegal or otherwise preventing or prohibiting the consummation of the Transactions, and (iii) any of the Condition Precedent Proposals fails to receive the requisite vote for approval at the extraordinary general meeting;

•
by ITHAX if Mondee has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement or if any representation or warranty of Mondee has become untrue, in each case such that the closing conditions with respect to the representations, warranties, covenants and agreements set forth in the Business Combination Agreement would not be satisfied (“Terminating Company Breach”); provided that ITHAX has not waived such Terminating Company Breach and ITHAX, First Merger Sub and Second Merger Sub are not then in material breach of their respective representations, warrants, covenants or agreements in the Business Combination Agreement; provided further that if such Terminating Company Breach is curable by Mondee, ITHAX may not terminate the Business Combination Agreement pursuant to this termination right for so long as Mondee continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by ITHAX to Mondee;

•
by Mondee upon a breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement by ITHAX, First Merger Sub or Second Merger Sub, or if any representation or warranty of ITHAX, First Merger Sub or Second Merger Sub have become untrue, in either case, such that the closing conditions with respect to the representations, warranties, covenants and agreements set forth in the Business Combination Agreement would not be satisfied (“Terminating SPAC Breach”); provided that Mondee has not waived such Terminating SPAC Breach and Mondee is not in material breach of its representations, warrants, covenants or agreements in the Business Combination Agreement; provided, however if such Terminating SPAC Breach is curable by ITHAX, First Merger Sub or Second Merger Sub, Mondee may not terminate the Business

Combination Agreement pursuant to this termination right for so long as ITHAX, First Merger Sub or Second Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Mondee to ITHAX;
•
by ITHAX if Mondee shall have failed to deliver to ITHAX true and complete copies of the audited consolidated balance sheet of Mondee as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of Mondee for such years, each audited in accordance with the auditing standards of the Public Company Accounting Oversight Board, together with an unqualified (except with respect to material weaknesses) audit report thereon from the auditor, on or before January 31, 2022; or

•
by ITHAX if Mondee shall have failed to deliver the written consent of the Mondee Stockholder approving and adopting the First Merger and the other Transactions to ITHAX within two business days of the date the Registration Statement is declared effective under the Securities Act.

Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination:
Sources & Uses
No Redemption Scenario (assuming no redemptions of the outstanding shares of ITHAX Ordinary Shares)
Sources		Uses
ITHAX cash in trust(1)	$241,608,163	Mondee Rollover(3)	$608,000,000
PIPE investment(2)	$70,000,000	Cash to Mondee balance sheet(5)	$301,786,163
Mondee Rollover(3)	$608,000,000	ITHAX Sponsor equity(4)	$67,125,000
ITHAX Sponsor equity(4)	$67,125,000	Payment of estimated transaction expenses(6)	$22,822,000
Existing cash on balance sheet	$13,000,000
Total sources	$999,733,163	Total uses(7)	$999,733,163

(1)
Includes $108,163 of interest earned on marketable securities held in the trust through March 31, 2022 and assumes no ITHAX shareholder has exercised its redemption rights to receive cash from the trust account. This amount will be reduced by the amount of cash used to satisfy any redemptions.

(2)
Amount represents the PIPE Investment.

(3)
Excludes 9,000,000 shares of New Mondee Common Stock that New Mondee may issue to the Members pursuant to the Earn-Out Agreement and an aggregate of 331,600 of shares of New Mondee Common Stock issuable upon the Closing to certain executive officers of Mondee. See “Beneficial Ownership of Securities” for more information.

(4)
Dollar amount represents the number of shares the Initial Shareholders and Cantor hold, including 465,000 private placement shares held by Sponsor and 210,000 private placement shares held by Cantor, valued at a share price of $10.00. This amount is not impacted by the number of redemptions.

(5)
Cash proceeds to Mondee is calculated based on the sum of the existing cash on Mondee’s balance sheet and the assumed approximately $311.6 million in ITHAX cash (including $70 million raised from the PIPE Investment), less $22,822,000 for estimated transaction costs.

(6)
Includes deferred underwriting fee of $9,082,500 due to Cantor upon the consummation of the Business Combination.

(7)
Totals may differ due to rounding.

Sources & Uses
50% Redemptions (assumes approximately 28.7% redemption of the outstanding shares of ITHAX Ordinary Shares)
Sources		Uses
ITHAX cash in trust(1)	$172,106,919	Mondee Rollover(3)	$608,000,000
PIPE investment(2)	$70,000,000	Cash to Mondee balance sheet(5)	$232,284,919
Mondee Rollover(3)	$608,000,000	ITHAX Sponsor equity(4)	$67,125,000
ITHAX Sponsor equity(4)	$67,125,000
Existing cash on balance sheet	$13,000,000	Payment of estimated transaction expenses(6)	$22,822,000
Total sources	$930,231,919	Total uses(7)	$930,231,919

(1)
Includes $108,163 of interest earned on marketable securities held in the trust account through March 31, 2022 and assumes approximately 28.7% of the outstanding ordinary shares of ITHAX have been redeemed by the ITHAX shareholders to receive cash from the trust account, reducing the amount of ITHAX cash by approximately $68.7 million.

(2)
Amount represents the PIPE Investment.

(3)
Excludes the 9,000,000 shares of New Mondee Common Stock that New Mondee may issue to the Members pursuant to the Earn-Out Agreement and an aggregate of 331,600 of shares of New Mondee Common Stock issuable upon the Closing to certain executive officers of Mondee. See “Beneficial Ownership of Securities” and “Mondee’s Executive and Director Compensation — Employment Agreements with our Named Executive Officers” for more information.

(4)
Dollar amount represents the number of shares the Initial Shareholders and Cantor hold, including 465,000 private placement shares held by Sponsor and 210,000 private placement shares held by Cantor, valued at a share price of $10.00. This amount is not impacted by the number of redemptions.

(5)
Cash proceeds to Mondee is calculated based on the sum of the existing cash on Mondee’s balance sheet and the assumed approximately $243.9 million in ITHAX cash (including $70 million raised from the PIPE Investment), less $22,822,000 for estimated transaction costs.

(6)
Includes deferred underwriting fee of $9,082,500 due to Cantor upon the consummation of the Business Combination.

(7)
Totals may differ due to rounding.

Sources & Uses
Contractual Maximum Redemption Scenario (assuming approximately 57.5% redemption of the outstanding shares of ITHAX Ordinary Shares)
Sources		Uses
ITHAX cash in trust(1)	$102,713,837	Mondee Rollover(3)	$608,000,000
PIPE investment(2)	$70,000,000	Cash to Mondee balance sheet(5)	$162,891,837
Mondee Rollover(3)	$608,000,000	ITHAX Sponsor equity(4)	$67,125,000
ITHAX Sponsor equity(4)	$67,125,000	Payment of estimated transaction expenses(6)	$22,822,000
Existing cash on balance sheet	$13,000,000
Total sources(7)	$860,838,837	Total uses(7)	$860,838,837

(1)
Includes $108,163 of interest earned on marketable securities held in the trust account through March 31, 2022 and assumes approximately 57.5% of the outstanding ordinary shares of ITHAX have been redeemed by the ITHAX shareholders to receive cash from the trust account, reducing the amount of ITHAX cash by approximately $137.2 million.

(2)
Amount represents the PIPE Investment.

(3)
Excludes 9,000,000 shares of New Mondee Common Stock that New Mondee may issue to the Members pursuant to the Earn-Out Agreement and an aggregate of 331,600 of shares of New Mondee Common Stock issuable upon the Closing to certain executive officers of Mondee. See “Beneficial Ownership of Securities” for more information.

(4)
Dollar amount represents the number of shares the Initial Shareholders and Cantor hold, including 465,000 private placement shares held by Sponsor and 210,000 private placement shares held by Cantor, valued at a share price of $10.00. This amount is not impacted by the number of redemptions.

(5)
Cash proceeds to Mondee is calculated based on the sum of the existing cash on Mondee’s balance sheet and the assumed approximately $176.2 million in ITHAX cash (including $70 million raised from the PIPE Investment), less $22,822,000 for estimated transaction costs.

(6)
Includes deferred underwriting fee of $9,082,500 due to Cantor upon the consummation of the Business Combination.

(7)
Totals may differ due to rounding.

Sources & Uses
100% Redemptions (assumes 100% redemption of the
outstanding share of ITHAX Ordinary Shares)
Sources		Uses
ITHAX cash in trust(1)	$0	Mondee Rollover(3)	$608,000,000
PIPE investment(2)	$70,000,000	Cash to Mondee balance sheet(5)	$60,178,000
Mondee Rollover(3)	$608,000,000	ITHAX Sponsor equity(4)	$67,125,000
ITHAX Sponsor equity(4)	$67,125,000
Existing cash on balance sheet	$13,000,000	Payment of estimated transaction expenses(6)	$22,822,000
Total sources	$758,125,000	Total uses(7)	$758,125,000

(1)
Includes $108,163 of interest earned on marketable securities held in the trust account through March 31, 2022 and assumes both (i) 100% of the outstanding ordinary shares of ITHAX have been redeemed by the ITHAX shareholders to receive cash from the trust account, reducing the amount of ITHAX cash by approximately $241.6 million, and (ii) Mondee, at its sole option and without any other party’s approval, waives the minimum cash condition in the Business Combination Agreement. If all 24,150,000 ITHAX Class A ordinary shares are redeemed, Mondee would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition.

(2)
Amount represents the PIPE Investment.

(3)
Excludes the 9,000,000 shares of New Mondee Common Stock that New Mondee may issue to the Members pursuant to the Earn-Out Agreement and an aggregate of 331,600 of shares of New Mondee Common Stock issuable upon the Closing to certain executive officers of Mondee. See “Beneficial Ownership of Securities” and “Mondee’s Executive and Director Compensation — Employment Agreements with our Named Executive Officers” for more information.

(4)
Dollar amount represents the number of shares the Initial Shareholders and Cantor hold, including 465,000 private placement shares held by Sponsor and 210,000 private placement shares held by Cantor, valued at a share price of $10.00. This amount is not impacted by the number of redemptions.

(5)
Cash proceeds to Mondee is calculated based on the sum of the existing cash on Mondee’s balance sheet and the assumed approximately $70 million in ITHAX cash raised from the PIPE Investment. less $22,822,000 for estimated transaction costs.

(6)
Includes deferred underwriting fee of $9,082,500 due to Cantor upon the consummation of the Business Combination.

(7)
Totals may differ due to rounding.

Deferred Underwriting Fees
Approximately $9.1 million of the underwriting fee was deferred and conditioned upon completion of a business combination. The following table illustrates the effective deferred underwriting fee on a percentage basis for public shares at each redemption level identified below.
Underwriting Fees	Assuming No Redemption	Assuming 50% Max Redemptions(1)	Assuming Max Redemption(2)	Assuming 100% Redemptions(3)
Unredeemed public shares	24,150,000	17,210,692	10,271,384	0
Trust proceeds to New Mondee(4)	$241,608,163	$172,106,919	$102,713,837	0
Deferred underwriting fee	$9,082,500	$9,082,500	$9,082,500	$9,082,500
Effective deferred underwriting fee	3.76%	5.28%	8.84%	—

(1)
Amount shown represents share redemption levels reflecting 50% of the Max Redemption scenario (approximately 28.7% redemptions).

(2)
Assumes that approximately 57.5% of ITHAX’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Business Combination Agreement.

(3)
Assumes Mondee, at its sole option and without any other party’s approval, waives the minimum cash condition in the Business Combination Agreement. If all 24,150,000 ITHAX Class A ordinary shares are redeemed, Mondee would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition.

(4)
Amounts include $108,163 of interest earned on marketable securities held in the trust account through March 31, 2022.

U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of ITHAX as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Mondee immediately following the Domestication will be the same as those of ITHAX immediately prior to the Domestication.
The Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, ITHAX is treated as the “acquired” company for accounting purposes. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Mondee. Mondee will be deemed the accounting predecessor and New Mondee will be the successor SEC registrant, which means that Mondee’s financial statements for previous periods will be disclosed in New Mondee’s future periodic reports filed with the SEC. The consolidated assets, liabilities and results of operations of Mondee will become the historical financial statements of New Mondee, and ITHAX’s assets, liabilities and results of operations will be consolidated with Mondee beginning on the acquisition date.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated until the parties to these transactions each submit a premerger notification filing (the

“Notification and Report Form”) to the FTC and the Antitrust Division and the expiration or termination of the applicable waiting period(s) following the filing of the Notification and Report Form.
ITHAX’s affiliates and Mondee have filed Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC. At any time before or after consummation of the Business Combination, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Mondee and ITHAX’s affiliates cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Mondee and ITHAX’s affiliates cannot assure you as to its result.
Neither Mondee nor ITHAX’s affiliates are aware of any material regulatory approvals or actions that are required for consummation of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Emerging Growth Company
ITHAX is an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. ITHAX has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, ITHAX, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ITHAX’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of ITHAX’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means, among other things, the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the end of the prior June 30th, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30th.
Recent Developments
On June 10, 2022, Deutsche Bank resigned from its role as capital markets advisor and placement agent to ITHAX in connection with the Business Combination and waived all rights to fees and compensation in connection with such roles, and ITHAX mutually accepted this resignation. The aggregate amount of fees waived by Deutsche Bank is approximately $3.5 million. Please see “Unaudited Pro Forma Combined Financial Information” for further information and the estimated transaction fees and expenses required to be paid in connection with the Business Combination.
Certain provisions of the letter agreement between Deutsche Bank and ITHAX (as amended, the “DB Engagement Letter”) survive the termination of the DB Engagement Letter. These provisions include customary obligations with respect to use of information, indemnification, and contribution under the DB Engagement Letter. For example, (i) Deutsche Bank will not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of information provided by others to Deutsche Bank, including, without limitation, information provided by or on behalf of ITHAX or Mondee and (ii) ITHAX (and, upon consummation of the Transactions, New Mondee) may not disclose any advice rendered by Deutsche Bank (or its affiliates) nor the terms of Deutsche Bank’s engagement pursuant to the DB Engagement Letter, without Deutsche Bank’s written consent (the “Surviving Information Obligation”). In addition, ITHAX (and, upon consummation of the Transactions, New Mondee) is obligated to indemnify and hold harmless Deutsche Bank and its directors, officers, agents, and employees and each other person, if any, who controls Deutsche Bank, within the meaning of the Securities Act, against any and all claims, losses, damages, liabilities, costs, and expenses as incurred (including all reasonable fees and disbursements of counsel and all reasonable travel and other out-of-pocket expenses incurred in connection with investigation of, preparation for and defense of any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not in connection with pending or threatened litigation in which Deutsche Bank or any other indemnified party is a party), (i) related to or arising out of (A) actions taken or omitted to be taken (including any untrue statements or alleged untrue statements of material facts made, or any statements omitted to be made or any alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading) by ITHAX, or (B) actions taken or omitted to be taken by an indemnified party with ITHAX’s prior written consent or (ii) otherwise related to or arising out of or in connection with, in each case, any actual or proposed transactions giving rise to or contemplated by the DB Engagement Letter or Deutsche Bank’s engagement under the DB Engagement Letter, and including, without limitation, information publicly filed by ITHAX under the Exchange Act and all information provided by ITHAX and Mondee to potential investors in the PIPE Financing; provided, however that excluded from ITHAX’s obligation to indemnify, are any such claims, losses, damages, liabilities, costs, or expenses of an indemnified party that arise primarily and directly out of or are based primarily or directly upon any action or failure to act by Deutsche Bank, that is found in a final and non-appealable judicial determination by a court of competent jurisdiction (or settlement tantamount thereto) to constitute willful misconduct or gross negligence on the part of such indemnified party (the “Surviving Indemnity Obligation”). Lastly, if indemnification is unavailable or insufficient, then ITHAX (and, upon consummation of the Transactions, New Mondee) is obligated to contribute amounts paid or payable by Deutsche Bank (or its affiliates) in such proportion as appropriately reflects the relative benefits received by and the relative fault of, ITHAX and Deutsche Bank (or its affiliates) in connection with the matters as to which such claims, losses, damages, liabilities, costs, and expenses relate (the “Surviving Contribution Obligation”).
Due to Duetsche Bank’s resignation as placement agent and capital markets advisor prior to the closing of the Transactions, ITHAX does not expect any of the Surviving Information Obligation, Surviving Indemnity Obligation, or the Surviving Contribution Obligation to give rise to any material obligations of ITHAX or New Mondee.
Moreover, as of the date of this proxy statement/prospectus, neither ITHAX nor Mondee is a party to any agreement that would require the payment of any fees to, or require the reimbursement of any expenses of Deutsche Bank with respect to the Business Combination or any other transactions described herein. In addition, Deutsche Bank delivered notices of resignation to the U.S. Securities and Exchange Commission pursuant to Section 11(b)(1) under the Securities Act on June 10, 2022.
There is not currently any dispute between any of ITHAX, Mondee or Deutsche Bank with respect to the resignation described above.
At no time prior to or after their resignation through the date of this filing did Deutsche Bank indicate that it had any specific concerns with the Business Combination. Deutsche Bank did not prepare or provide any of the disclosures in this prospectus/proxy statement or any analysis underlying such disclosure or any other materials or work product that have been provided to ITHAX’s shareholders or the PIPE Investors. However, as with other members of the transaction working group, Deutsche Bank did receive drafts of this prospectus/proxy statement prepared by ITHAX and Mondee and provided limited comments in the ordinary course. We also provided to and discussed with Deutsche Bank the disclosures in this proxy statement/prospectus pertaining to its roles and resignation, and Deutsche Bank did not agree with either the risks or the conclusions stated herein that are associated with its roles and resignation. Shareholders should not put any reliance on the fact that Deutsche Bank was previously involved with any aspect of the transactions described in this prospectus/proxy statement.
ITHAX did not rely on Deutsche Bank, in its role as capital markets advisor, in the preparation and analysis of the materials, including projections, provided to the ITHAX Board for use as a component of its overall evaluation of Mondee. The ITHAX Board did not receive or rely upon any financial or valuation analyses conducted or prepared by Deutsche Bank in making its determination that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, ITHAX and its shareholders.
The availability of the PIPE Financing is not impacted by the resignation of Deutsche Bank as all placements in the PIPE Financing were either made by AXIA Capital or facilitated by ITHAX and/or Mondee. The PIPE Financing is not contingent upon any continued involvement of Deutsche Bank in the transactions and each of the PIPE Investors has specifically disclaimed reliance on any statement, representation or warranty made by, among others, Deutsche Bank in determining to participate in the PIPE Financing.
In its role as capital markets advisor to ITHAX, Deutsche Bank representatives sought to facilitate the overall transaction execution process through the convening of meetings and telephone and video conferences that were attended by representatives of ITHAX, Mondee and their respective advisors.
Please see “The Business Combination Agreement - The Background of the Business Combination Agreement” for further details as to the involvement of Deutsche Bank in the Business Combination and the PIPE Financing.
The placement agency services provided by Deutsche Bank pursuant to the DB Engagement Letter were substantially complete at the time of Deutsche Bank’s resignation, with any fees payable to Deutsche Bank for such services contingent upon the Closing of the Business Combination. ITHAX and Mondee do not intend to engage additional capital markets advisors.
We believe that the resignation of Deutsche Bank and the waiver of fees for services that have already been rendered is unusual. ITHAX shareholders may be more likely to elect to redeem their shares as a result of such resignation and as a result, ITHAX may not have sufficient funds to meet the minimum cash condition in the Business Combination Agreement.
ITHAX shareholders may believe that when financial institutions, such as Deutsche Bank, are named in a proxy statement/prospectus, the involvement of such institutions typically presumes a level of due diligence and independent analysis on the part of such financial institution and that the naming of such financial institutions generally means that a financial institution has done a level of due diligence ordinarily associated with a professional engagement. Both the termination letter of Deutsche Bank with respect to its engagement with ITHAX and the notice of resignation to the Securities and Exchange Commission pursuant to Section 11(b)(1) under the Securities Act, stated that Deutsche Bank is not responsible for any part of this proxy statement/prospectus. While Deutsche Bank did not provide any additional detail in its termination letter to ITHAX or to the Securities and Exchange Commission, such resignation may be an indication by Deutsche Bank that it does not want to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction. Neither ITHAX nor Mondee will speculate about the reasons why Deutsche Bank withdrew from its role as placement agent and capital markets advisor in connection with the Business Combination and forfeited its fees after performing substantially all the work to earn such fees. Accordingly, shareholders should not place any reliance on the fact that Deutsche Bank has been previously involved with this transaction.
In addition, we note that unaffiliated investors are subject to certain material risks as a result of Mondee going public through a merger rather than through a traditional underwritten offering. See “Risk Factors — Risks Related to the Business Combination and ITHAX — You may not have the same benefits as an investor in an underwritten public offering”.
In June 2022, Mondee entered into a strategic partnership with EBG to access EBG’s network of members and to provide reciprocal access to travel technology, complementary distribution networks and expanded travel and entertainment offerings. EBG is a leading e-commerce solutions provider and a market leader in merchandising thousands of attractions and activities, live events, hotel rooms, flights, vacation packages as well as other brands and services, through private employer and membership-based programs and other direct distribution channels. As part of the partnership, Mondee and EBG will cross-sell to their distribution networks, and EBG will have access to Mondee’s technology platform.
Summary of Risk Factors
In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:
Risks Related to Mondee’s Financial Condition and Status as an Emerging Growth Stage Company
Mondee has experienced substantial growth over a limited period of time, which makes it difficult to forecast its future results of operations. If we are unable to manage and expand our growth or execute our growth strategies effectively, our business and prospects may be materially and adversely affected.
Risks Related to Mondee’s Business and Industry
The COVID-19 pandemic has had, and may continue to have, a material adverse impact on the travel industry, which could materially affect our business, liquidity, financial condition and operating results. Our liquidity and ongoing access to capital could be materially and negatively affected by the impacts of the COVID-19 pandemic. We have incurred negative cash flows and have had significant losses in the past and we may not be able to obtain additional capital.
Risks Related to Our Dependence on Third Parties
Our business depends on our relationships with travel agencies, airlines and other travel businesses and third parties. Our business and results of operations could be adversely affected if one or more of our major travel suppliers suffers a deterioration in its financial condition or restructures its operations or as a result of consolidation in the travel industry, loses bookings and revenue.
Risks Related to Employee Matters, Managing Our Growth and Other Risks Related to Our Business
Our success depends in large part on our ability to attract and retain high quality management and operating personnel, and if we are unable to attract, retain and motivate well-qualified employees, our business could be negatively impacted. We may not be able to accurately predict our future capital needs, and we may not be able to obtain additional financing to fund our operations on the terms and in the manner previously obtained. We may be unable to successfully close potential acquisitions, or successfully integrate the operations of such target businesses, if acquired, which could have an adverse impact on our business.

Risks Related to Intellectual Property, Information Technology, Data Security and Privacy
If we fail to develop new and innovative technologies or enhance our existing technologies and grow our systems and infrastructure in response to changing client demands and rapid technological change, our business may suffer. Cybersecurity attacks or security breaches could adversely affect our ability to operate, could result in personal information and our proprietary information being lost, stolen, made inaccessible, improperly disclosed or misappropriated and may cause us to be held liable or subject to regulatory’ penalties and sanctions and to litigation (including class action litigation), which could have a material adverse effect on our reputation and business.
Risks Related to Government Regulation, Tax and Litigation Matters
We may be unable to prevent unlawful or fraudulent activities in our operations, and we could be liable for such fraudulent or unlawful activities. We are subject to taxes in many jurisdictions globally. We are subject to anti-corruption, anti-money laundering, and economic sanctions laws and regulations in the jurisdictions in which we operate, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and regulations administered and enforced by the U.S. Treasury’ Department’s Office of Foreign Assets Control (“OFAC”). Failure to comply with these laws and regulations could negatively impact our business, results of operations and financial condition. We are and, from time to time we may be, involved in legal proceedings and may experience unfavorable outcomes, which could affect our business and results of operations.
Risks Related to Our Organization and Structure
We are currently relying on the “controlled company” exemption under Nasdaq Stock Market Listing Rules, pursuant to which “controlled companies” are exempt from certain corporate governance requirements otherwise applicable under Nasdaq listing rules.
Following the Closing, New Mondee will be a “controlled company” within the meaning of the Nasdaq listing rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.
Risks Related to Ownership of Our Common Stock Following the Business Combination
An active trading market for the Mondee Common Stock may never develop or be sustained, which may cause shares of the Mondee Common Stock to trade at a discount to the price implied by the Business Combination and make it difficult to sell shares of Mondee Common Stock. The market price of the Mondee Common Stock may be volatile and fluctuate substantially, which could cause the value of your investment to decline and the exercise of outstanding public warrants may further dilute your investment. Ownership is concentrated among executive officers and directors of New Mondee, including New Mondee’s Chief Executive Officer.
Risks Related to Mondee’s Business and to New Mondee’s Business Following the Business Combination
We will incur significant increased costs as a result of the Business Combination and as a result of being a public company, and our management will be required to devote substantial time to new compliance initiatives. If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
Risks Related to the Business Combination and ITHAX
The Sponsor and the other Initial Shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote. Neither the ITHAX Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination. Since the Initial Shareholders, including the Sponsor and ITHAX’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, conflicts of interest exist in determining whether the Business Combination with Mondee is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if the Business Combination is not completed. Past performance by ITHAX and by our management team may not be indicative of future performance of an investment in ITHAX or New Mondee.
The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares. Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares. The public stockholders will experience immediate dilution as a consequence of the issuance of New Mondee Common Stock as consideration in the Business Combination and in the PIPE Financing. The Nasdaq may not list New Mondee’s securities on its exchange, which could limit investors’ ability to make transactions in New Mondee’s securities and subject New Mondee to additional trading restrictions. Shareholder litigation could prevent or delay the Closing of the Transactions or otherwise negatively impact our business, operating results and financial condition.
Risks Related to the Consummation of the Domestication
The Domestication may result in adverse tax consequences for holders of ITHAX Class A ordinary shares and warrants. Delaware law and New Mondee’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
Risks Related to the Redemption
Public shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.
Risks if the Domestication and the Business Combination are not Consummated
If we are not able to complete the Business Combination with Mondee nor able to complete another business combination by February 1, 2023, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless. You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 combine the historical statement of operations of ITHAX and the historical consolidated statement of operations of Mondee for such period on a pro forma basis as if the Business Combination, the PIPE Financing and the transactions contemplated by the Business Combination Agreement, and the repayment of the related party loan receivable had been consummated on January 1, 2021.
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination, the PIPE Financing, the transactions contemplated by the Business Combination Agreement as well as the settlement of a related party loan receivable immediately upon completion of the Business Combination has been prepared for informational purposes only. The unaudited pro forma condensed combined statement of operations is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the post-combination company. The transaction accounting adjustments are based on the information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by ITHAX’s public shareholders of shares of ITHAX’s public shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing Date) in the trust account:
•
Assuming No Redemptions: This scenario, which we refer to as the “No Redemption Scenario,” assumes that no public shareholders of ITHAX exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•
Assuming 50% of Maximum Redemptions: This scenario, which we refer to as the “50% of Maximum Redemption Scenario”, assumes that 6,939,308 of ITHAX’s public shares are redeemed for an aggregate payment of $69.4 million.

•
Assuming Maximum Redemptions: This scenario, which we refer to as the “Maximum Redemption Scenario”, assumes that 13,878,616 of ITHAX’s public shares are redeemed for an aggregate payment of $138.8 million, which is derived from the number of shares that could be redeemed in order for the Business Combination to be completed, at an assumed redemption price of approximately $10.01. The Maximum Redemption Scenario cash amount is determined by combining (i)(a) the amount available in the trust account at Closing, (b) the PIPE Financing amount received by ITHAX at or prior to the Closing Date, less (ii)(a) assumed transaction expenses of ITHAX (including deferred underwriting fees). This scenario is based on satisfaction of the available cash condition stated in the Business Combination Agreement that specifies ITHAX is required to maintain a minimum cash balance of $150.0 million at Closing. Mondee, at its sole option and without any other party’s consent, would be required to waive the minimum cash condition or ITHAX would otherwise need to obtain alternative financing arrangements to satisfy this Closing Condition if the minimum cash balance of $150.0 million is not satisfied at Closing.

•
Assuming 100% Redemptions: This scenario, which we refer to as the “100% Redemption Scenario”, assumes that all 24,150,000 of ITHAX’s public shares are redeemed for an aggregate payment of $241.6 million. This scenario assumes Mondee, at its sole option and without any other party’s approval, waives the minimum cash condition in the Business Combination Agreement. If all 24,150,000 ITHAX Class A ordinary shares are redeemed, Mondee would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition.

In addition, the unaudited pro forma condensed combined financial information has been prepared on the assumption that (a) the related party loan receivable is settled upon consummation of the Business Combination by repayment in cash and (b) the related party loan receivable is settled upon consummation of the Business Combination in New Mondee Common Stock. These pro forma adjustments did not have an impact on the unaudited pro forma condensed combined statement of operations, except earnings per share information. Two alternative unaudited pro forma condensed combined balance sheets as at March 31, 2022 are presented to reflect either the cash settlement of the related party loan receivable or the settlement in the form of New Mondee Common Stock. For further information on the related party loan receivable see, “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note.”
	Unaudited Condensed Combined Pro Forma Statement of Operations
	Three Months Ended March 31, 2022
(Amounts in thousands)	Pro Forma Combined (Assuming No Redemptions	Pro Forma Combined (Assuming 50% of Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming 100% Redemptions)
Statement of Operations Data
Revenues	$37,653	$37,653	$37,653	$37,653
Operating expenses	$41,667	$41,667	$41,667	$41,667
Loss from operations	$(4,014)	$(4,014)	$(4,014)	$(4,014)
Other income (expense), net	$(3,696)	$(3,718)	$(3,767)	$(7,114)
Net loss	$(7,764)	$(7,786)	$(7,835)	$(11,182)
	Unaudited Condensed Combined Pro Forma Statement of Operations
	Year Ended December 31, 2021
(Amounts in thousands)	Pro Forma Combined (Assuming No Redemptions	Pro Forma Combined (Assuming 50% of Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming 100% Redemptions)
Statement of Operations Data
Revenues	$93,194	$93,194	$93,194	$93,194
Operating expenses	$117,386	$117,386	$117,386	$117,386
Loss from operations	$(24,192)	$(24,192)	$(24,192)	$(24,192)
Other income (expense), net	$(12,799)	$(12,841)	$(12,939)	$(16,806)
Net loss	$(37,314)	$(37,357)	$(37,454)	$(41,322)
	Unaudited Condensed Combined Pro Forma Balance Sheet
	As of March 31, 2022(1)
	Pro Forma Combined (Assuming No Redemptions	Pro Forma Combined (Assuming 50% of Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming 100% Redemptions)
(Amounts in thousands)
Balance Sheet Data
Total current assets	$363,159	$293,766	$224,373	$121,551
Total assets	$505,189	$435,796	$366,403	$263,581
Total current liabilities	$61,762	$61,762	$61,762	$61,762
Total liabilities	$250,606	$250,606	$250,606	$250,606
Total stockholders’ equity	$254,583	$185,190	$115,797	$12,975

	Unaudited Condensed Combined Pro Forma Balance Sheet
	As of March 31, 2022(2)
	Pro Forma Combined (Assuming No Redemptions	Pro Forma Combined (Assuming 50% of Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming 100% Redemptions)
(Amounts in thousands)
Balance Sheet Data
Total current assets	$340,978	$271,585	$202,192	$99,370
Total assets	$483,008	$413,615	$344,222	$241,400
Total current liabilities	$61,762	$61,762	$61,762	$61,762
Total liabilities	$250,606	$250,606	$250,606	$250,606
Total stockholders’ equity	$232,402	$163,009	$93,616	$(9,206)

(1)
The unaudited pro forma condensed combined balance sheet has been prepared on the assumption that the related party loan receivable is settled upon consummation of the Business Combination by repayment of outstanding principal and interest in cash in the amount of $22,181.

(2)
This unaudited condensed combined pro forma balance sheet represents the scenario in which the outstanding principal and interest on the related party loan receivable is settled by the delivery of New Mondee Common Stock equal to the fair market value of the obligation to Mondee Inc. in full satisfaction of the outstanding principal and interest immediately upon consummation of the Business Combination. The transaction accounting adjustment of $22,181 will have an impact reducing the related party loan receivable and Treasury Stock of New Mondee.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED PER SHARE FINANCIAL INFORMATION
The following table sets forth the per share data of each of ITHAX and Mondee on a stand-alone basis and the unaudited pro forma combined per share data for the three months ended March 31, 2022, after giving effect to the Business Combination, the PIPE Financing, as well as the settlement of a related party loan receivable immediately upon completion of the Business Combination with an aggregate commitment amount of $150.0 million and the transactions contemplated by the Business Combination Agreement, assuming the following in the two pro forma scenarios presented:
•
Assuming No Redemptions: This scenario, which we refer to as the “No Redemption Scenario,” assumes that no public shareholders of ITHAX exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•
Assuming 50% of Maximum Redemptions: This scenario assumes that approximately 28.7% of the public shares are redeemed for their pro rata share (approximately $10.01 per share) of the funds in the trust account. The Business Combination Agreement includes as a condition to closing the Business Combination that, at the Closing, ITHAX will have a minimum of $150 million in cash comprising (i) the amount of cash available in the trust account after deducting the Public Shares redemption amount, (ii) the amount of ITHAX’s cash on hand (outside of the trust account) immediately prior to the Closing, and (iii) the PIPE Financing.

•
Assuming Maximum Redemptions: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes that 13,878,616 of ITHAX’s public shares are redeemed for an aggregate payment of $138.8 million, which is derived from the number of shares that could be redeemed in order for the Business Combination to be completed, at an assumed redemption price of approximately $10.01. The Maximum Redemption Scenario cash amount is determined by combining (i)(a) the amount available in the trust account at Closing, (b) the PIPE Financing amount received by ITHAX at or prior to the Closing Date, less (ii)(a) assumed transaction expenses of ITHAX (including deferred underwriting fees). This scenario is based on satisfaction of the available cash condition stated in the Business Combination Agreement that specifies that ITHAX is required to maintain a minimum cash balance of $150.0 million at Closing. Mondee, at its sole option and without the consent of any other party, would be required to waive the minimum cash condition or ITHAX would need to otherwise obtain alternative financing arrangements to satisfy this Closing Condition if the minimum cash balance of $150.0 million is not satisfied at Closing.

•
Assuming 100% Redemptions: This scenario, which we refer to as the “100% Redemption Scenario”, assumes that all 24,150,000 of ITHAX’s public shares are redeemed for an aggregate payment of $241.6 million. This scenario assumes Mondee, at its sole option and without any other party’s approval, waives the minimum cash condition in the Business Combination Agreement. If all 24,150,000 ITHAX Class A ordinary shares are redeemed, Mondee would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition.

In addition, the unaudited pro forma condensed combined financial information has been prepared on the assumption that (a) the related party loan receivable is settled upon consummation of the Business Combination by repayment in cash and (b) the related party loan receivable is settled upon consummation of the Business Combination in New Mondee Common Stock. These pro forma adjustments did not have an impact on the unaudited pro forma condensed combined statement of operations, except earnings per share information. Two alternative unaudited pro forma condensed combined balance sheets as at March 31, 2022 are presented to reflect either the cash settlement of the related party loan receivable or the settlement in the form of New Mondee Common Stock. For further information on the related party loan receivable see, “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note.”
The unaudited pro forma net loss information for the three months ended March 31, 2022, was computed as if the Business Combination, the PIPE Financing and the transactions contemplated by the Business Combination Agreement had been consummated on January 1, 2021, and as if the related party loan receivable had been settled by repayment in cash or by delivery of New Mondee Common Stock on January 1, 2021.

You should read the information in the following table in conjunction with the summary historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of ITHAX and Mondee and related notes that are included elsewhere in this proxy statement/ prospectus. The unaudited ITHAX and Mondee pro forma condensed combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma condensed combined loss per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of ITHAX and Mondee would have been had the companies been combined during the periods presented.
(Amounts in thousands except share and per share amounts)	ITHAX (Historical)	Mondee (Historical)(2)	Pro Forma Condensed Combined (Assuming No Redemptions	Pro Forma Condensed Combined (Assuming 50% Maximum Redemptions)	Pro Forma Condensed Combined (Assuming Maximum Redemptions)	Pro Forma Condensed Combined (Assuming 100% Redemptions)
For the Three Months Ended March 31, 2022(3)
Book (deficit) value per share(1)	(0.49)	(33,965,000)	2.58	2.02	1.37	0.18
Net Income (Loss)	$433	$(6,991)	$(7,764)	$(7,786)	$(7,835)	$(11,182)
Shares outstanding	30,862,500	1	98,662,500	91,723,192	84,783,884	73,908,750
Net income (loss)(2)	$0.01	$(6,991,000)	$(0.08)	$(0.08)	$(0.09)	$(0.15)
The following comparative historical per share information reflects the settlement of the related party loan receivable by delivery of New Mondee common stock rather than by repayment of cash. This adjustment did not impact any reported numbers in the unaudited pro forma condensed combined statement of operations, except earnings per share information as follows:
(Amounts in thousands except share and per share amounts)	ITHAX (Historical)	Mondee (Historical)(2)	Pro Forma Condensed Combined (Assuming No Redemptions	Pro Forma Condensed Combined (Assuming 50% Maximum Redemptions)	Pro Forma Condensed Combined (Assuming Maximum Redemptions)	Pro Forma Condensed Combined (Assuming 100% Redemptions)
For the Three Months Ended March 31, 2022(4)
Book (deficit) value per share(1)	(0.49)	(33,965,000)	2.41	1.82	1.13	(0.13)
Net Income (Loss)	$433	$(6,991)	$(7,764)	$(7,786)	$(7,835)	$(11,182)
Shares outstanding	30,862,500	1	96,444,400	89,505,092	82,565,784	71,690,650
Net income (loss)(2)	$0.01	$(6,991,000)	$(0.08)	$(0.09)	$(0.09)	$(0.16)

(1)
The ITHAX and Mondee historical book values per share as of March 31, 2022 are computed by dividing the total stockholders’ equity (deficit) balance by the number of common stock shares outstanding at the end of the period. The unaudited pro forma condensed combined book value per share of New Mondee after the consummation of the Business Combination, is computed by dividing total unaudited pro forma stockholders’ equity by the unaudited pro forma number of common shares outstanding at the end of the period.

(2)
Net loss per share of the historical and unaudited pro forma condensed combined company is computed by dividing the historical or unaudited pro forma net loss available to stockholders by the historical or unaudited pro forma number of shares of common stock outstanding over the period.

(3)
This pro forma per share table has been prepared on the assumption that the related party loan receivable is settled upon consummation of the Business Combination by repayment of outstanding principal and interest in cash in the amount of $22,181.

(4)
This pro forma Net Loss per share table represents the scenario in which the outstanding principal and interest on the related party loan receivable is settled by the delivery of New Mondee Common Stock equal to the fair market value of the obligation to Mondee Inc. in full satisfaction of the outstanding principal and interest immediately upon consummation of the Business Combination. The transaction accounting adjustment of $22,181 will have an impact reducing the related party loan receivable and Treasury Stock of New Mondee.

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the extraordinary general meeting. Certain of the following risk factors apply to the business and operations of Mondee and will also apply to the business and operations of New Mondee following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of New Mondee following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by ITHAX and Mondee that later may prove to be incorrect or incomplete. ITHAX and Mondee may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Mondee and its subsidiaries prior to the Business Combination and to New Mondee and its consolidated subsidiaries after giving effect to the Business Combination.
Risks Related to Mondee’s Financial Condition and Status as an Early Stage Company
Mondee has experienced substantial growth over a limited period of time, which makes it difficult to forecast its future results of operations.
Since 2015, Mondee has experienced substantial growth in net revenue as a result of organic activities as well as through a series of acquisitions. During the period from 2015 to 2019, net revenues derived from business activity at the beginning of the period generated a cumulative annual growth rate (“CAGR”) of approximately 40%, and when including the contribution from businesses acquired during the period, a CAGR of approximately 62%. In light of this substantial growth within a limited period of time, Mondee’s historical results should not be considered indicative of its future performance. Furthermore, Mondee’s ability to accurately forecast results of operations in the future is limited and subject to a number of uncertainties, including Mondee’s ability to plan for and model future growth and Mondee’s ability to develop new products and services. In future periods, Mondee’s growth could slow or decline for a number of reasons, including but not limited to slowing demand, increased competition, changes to technology, inability to scale up Mondee’s technology, a decrease in the growth of the market, or Mondee’s failure, for any reason, to continue to take advantage of growth opportunities.
Mondee has also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If Mondee’s assumptions regarding these risks and uncertainties and its future growth are incorrect or change, or if Mondee does not address these risks successfully, Mondee’s operating and financial results could differ materially from its expectations, and its business could suffer.
If we are unable to manage and expand our growth or execute our growth strategies effectively, our business and prospects may be materially and adversely affected.
Mondee may not be able to scale its business quickly enough to meet customer and market demand, which could result in lower profitability or cause it to fail to execute on its business strategies. In order to grow its business, Mondee will need to continue to evolve and scale its business and operations to meet customer and market demand. Evolving and scaling its business and operations places increased demands on Mondee’s management as well as its financial and operational resources to:
•
attract new customers and grow its customer base;

•
maintain and increase the rates at which existing customers use its platform, sell additional products and services to its existing customers, and reduce customer churn;

•
invest in its platform and product offerings;

•
effectively manage organizational change;

•
accelerate and/or refocus research and development activities;

•
increase sales and marketing efforts;

•
broaden customer-support and services capabilities;

•
maintain or increase operational efficiencies;

•
implement appropriate operational and financial systems; and

•
maintain effective financial disclosure, controls and procedures.

If Mondee cannot evolve and scale its business and operations effectively, it may not be able to execute its business strategies in a cost-effective manner and its business, financial condition, profitability and results of operations could be adversely affected.
We may experience significant fluctuations in our operating results and rates of growth.
Even if the market in which Mondee competes achieves the forecasted growth, its business could fail to grow at similar rates, if at all. Mondee’s success will depend upon its ability to successfully expand its solutions and services, retain customers, bring in new customers and retain critical talent.
Our business depends on our marketing efficiency and the general effectiveness of our marketing efforts.
Mondee’s success relies on efficiently marketing to corporate entities, travel agents, travel management companies and end consumers. Mondee’s business to business marketing aims to drive activity and attract businesses to Mondee’s platforms and websites, and Mondee’s business to business to consumer marketing aims to drive engagement with these businesses, travelers and end users of Mondee’s products.
Mondee may be successful in attracting new customers and/or members in the form of corporations, travel agents, travel management companies or entities. However, there is a risk that these customers’ end consumers will not engage with or use Mondee’s products at a rate where Mondee will see a significant revenue increase from such customers because Mondee depends on their relationships with Mondee’s corporate customers, travel agents and travel management companies to help drive this engagement.
We rely on the value of our brands, and the costs of maintaining and enhancing our brand awareness are increasing.
We invest considerable financial and human resources in our brands in order to retain and expand our customer base in existing and emerging markets. We expect that the cost of maintaining and enhancing our brands will continue to increase, and given the economic uncertainty and unpredictability around when the travel industry will recover, decisions we make on investing in brands could be less effective and costlier than expected.
In recent years, certain online travel companies and metasearch websites expanded their offline and digital advertising campaigns globally, increasing competition for share of voice, and we expect this activity to continue in the future. We are also pursuing and expect to continue to pursue long-term growth opportunities, particularly in emerging markets, which have had and may continue to have a negative impact on our overall marketing efficiency. Our efforts to preserve and enhance customer awareness of our brands may not be successful, and even if we are successful in our branding efforts, such efforts may not be cost-effective or as efficient as they have been historically, resulting in less direct traffic and increased customer acquisition costs. Moreover, branding efforts with respect to some brands within the Mondee portfolio have in the past, and may in the future, result in marketing inefficiencies and may negatively impact growth rates of other brands within our portfolio. In addition, our decisions over allocation of resources and choosing to invest in branding efforts for certain brands in our portfolio at the expense of not investing in, or reducing our investments in, other brands in our portfolio could have an overall negative financial impact. If we are unable to maintain or enhance customer awareness of our brands and generate demand in a cost-effective manner, it would have a material adverse effect on our business and financial performance.

Risks Related to Mondee’s Business and Industry
The COVID-19 pandemic has had, and may continue to have, a material adverse impact on the travel industry, which could materially affect our business, liquidity, financial condition and operating results.
In response to the COVID-19 pandemic, many governments around the world have implemented, and continue to implement, a variety of measures to reduce the spread of COVID-19, including travel restrictions and bans, instructions to residents to practice social distancing, quarantine advisories, shelter-in-place orders, required closures of non-essential businesses and additional restrictions on businesses as part of re-opening plans. These government mandates have had a significant negative impact on the travel industry and many of the travel suppliers on which our business relies, as well as on our workforce, operations and clients. While many existing restrictions have begun to be lifted, there remains uncertainty around the impact of the new variants of COVID-19, if additional restrictions may be initiated, if there will be changes to travel behavior patterns when government restrictions are fully lifted, the continued efficacy of existing vaccines against the new variants and the timing of distribution and administration of vaccines globally.
The COVID-19 pandemic and the resulting economic conditions and government orders forced many of our travel suppliers, including airlines and hotels, to pursue cost reduction measures and seek financing, including government financing and support, in order to reduce financial distress and continue operating, and to curtail drastically their service offerings. The COVID-19 pandemic has resulted, and may continue to result, in the restructuring or bankruptcy of certain of those travel suppliers, and renegotiation of the terms of our agreements with them. In addition, the COVID-19 pandemic resulted in a material decrease in business and consumer spending and an unprecedented decline in transaction volumes in the global travel industry. Our financial results and prospects are largely dependent on these transaction volumes. As a result, our financial results for the year ended December 31, 2020 and the results for the 2021 fiscal year were significantly and negatively impacted, with a material decline in total revenues, net income, cash flow from operations and Adjusted EBITDA, as compared to 2019. This downward trend could continue for an unpredictable period.
Starting as of the fourth quarter of 2020, many COVID-19 vaccines were approved for widespread distribution across the world. Nevertheless, notwithstanding widespread vaccine distribution across the world, new variants of COVID-19, such as the Delta and Omicron variants have been identified in the second half of 2021 and early 2022. Accordingly, there remains uncertainty around the path to full economic and travel recovery from the COVID-19 pandemic due to the challenging logistics of distributing the vaccines globally, adoption of vaccines globally, travel restrictions, as well as the unknown impact of the new variants of COVID-19. As a result, we are unable to predict accurately the impact that the COVID-19 pandemic will have on our business going forward. While travel has historically been resilient to macroeconomic events, with the continued spread of COVID-19 and other variants throughout the world, the COVID-19 pandemic and its effects could continue to have an adverse impact on our business, financial condition, results of operations and cash flows for the foreseeable future. Recent trends have shown that the widespread distribution and adoption of effective vaccines, as well as treatments, help encourage a return to travel, but the timing and further extent of those developments remains uncertain, particularly in light of the identification of new variants of COVID-19.
We have incurred negative cash flows from operating activities and significant losses from operations in the past and if we are not able to raise additional capital when desired and on reasonable terms, our business, results of operations, and financial condition could be adversely affected
We have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $190 million as of December 31, 2021. We believe that current cash and cash equivalents, as well as the $15.0 million unused line of credit, will be sufficient to fund our operations for at least the next 12 months. Our future capital requirements, however, will depend on many factors, including the on-going effects of the COVID-19 pandemic, consolidation of the travel industry, changes in the general market conditions for travel services, and future business combinations. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. From time to time, we may seek to raise additional funds through equity and debt.If we are unable to raise additional capital when desired and on terms acceptable to us, our business, results of operations, and financial condition could be adversely affected.

Our liquidity and ongoing access to capital could be materially and negatively affected by the impacts of the COVID-19 pandemic.
Our continued access to sources of liquidity depends on multiple factors, including global economic conditions, the condition of global financial markets, the availability of sufficient amounts of financing and our operating performance. Since the COVID-19 pandemic, there has been increased volatility in the financial and securities markets, which has generally made access to capital less certain and has increased the cost of obtaining new capital. We intend to use the proceeds of the Business Combination to refinance substantially all or a substantial portion of our current outstanding indebtedness. However, we may need to obtain debt financing in the future to fund our operations, and there is no guarantee that such debt financing will be available in the future, or that it will be available on commercially reasonable terms, in which case we may need to seek other sources of funding. In addition, the terms of future debt agreements could include restrictive covenants, which could restrict our business operations.
The COVID-19 pandemic and the measures taken to contain it have and will continue to have an adverse impact on our financial condition and results of operations, if measures taken by management to ameliorate the impact of these COVID-19 realted uncertainties are not successful or sufficient we may be unable to continue to fund our operations, develop our platform, or discharge our liabilities in the normal course of business
Our negative cash flows from operating activities and significant losses from operations during the COVID-19 pandemic, as well as our growth plans, create the need for additional capital. There are uncertainties surrounding our ability to raise such capital, and our financial condition could be adversely affected. The continued COVID-19 pandemic and measures taken to contain it, including, but not limited to, voluntary and mandatory quarantines, stay-at-home orders, travel restrictions and advisories, limitations on gatherings of people and reduced operations and extended closures of businesses have and may continue to have an adverse impact on travel transaction volumes resulting in a material decline in net revenues, net income, cash flow from operations and Adjusted EBITDA, as compared to pre-COVID-19 pandemic results. To address the adverse impact of the COVID-19 pandemic, management have taken specific actions including, renegotiating certain terms and conditions of our loans with our lenders to defer interest payments and thereby manage our cash; raising additional capital through external borrowings; restructuring accounts payable to accommodate a longer time horizon for payment; as well as investing in and developing our platform to increase operating efficiencies and to reduce labor expenses.
While there is current evidence of the travel market transactions recovering, management will continue to monitor impacts on travel transaction volumes of the COVID-19 virus and future variants on a real-time basis and will update and immediately enact initiatives to scale the business infrastructure and operating expenses up or down as appropriate to ensure optimal earnings and cash flows in future periods. In addition, management will coordinate with suppliers, operating partners and its financial partners to attempt to arrange adequate capital to withstand potential COVID-19 induced volume variability. If we are unable to raise additional capital, increase operating efficiencies or reduce expenses we may be unable to continue to fund our operations, develop our platform, or discharge our liabilities in the normal course of business.
We have pledged substantially all of the assets of the Company and its Parent under the TCW Agreement. If the Lenders accelerate the repayment of borrowings, we may not have sufficient assets to repay them and we could experience a material adverse effect on our financial condition and results of operations.
On December 23, 2019, the Company, entered into a financing agreement (as amended from time to time, the “TCW Agreement”) with TCW (‘Lenders’) consisting of a $150 million multi-draw term loan in aggregate, of which the first draw was for a principal amount of $95 million. On February 6, 2020, the Company entered into a first amendment to the TCW Agreement and an incremental joinder with TCW for an aggregate principal amount of $55 million. These facilities are guaranteed by the Company and its Parent, Mondee Holdings LLC and are secured by substantially all of the assets of the Company and its Parent. To date, the Company has entered into a number of amendments to the TCW Agreement, including amendments to defer quarterly repayments of principal and interest until June 30, 2022. However, if for whatever reason we unable to make scheduled payments when due or to repay such indebtedness by the schedule maturity date, we would seek the further consent of our Lenders to modify such terms. Although our Lenders has previously agreed to six prior modifications of the TCW Agreement, there is no assurance that it will agree to any such modification and could then declare an event of default. Upon the occurrence of an event of default under the TCW Agreement, the Lenders could elect to declare all amounts outstanding thereunder to be immediately due and payable. We have pledged substantially all of the assets of the Company and its Parent under the TCW Agreement. If the Lenders accelerate the repayment of borrowings, we may not have sufficient assets to repay them and we could experience a material adverse effect on our financial condition and results of operations.
Consolidation in the travel industry may result in lost bookings and reduced revenue.
Consolidation among travel providers, including airline mergers and alliances, may increase competition from distribution channels related to those travel providers and place more negotiating leverage in the hands of those travel providers to attempt to lower booking fees further and to lower commissions. Examples include the merger of United and Continental Airlines, the merger of American Airlines and US Airways, the acquisition of AirTran Airways by Southwest Airlines, the merger of British Airways and Iberia and subsequent acquisitions of Aer Lingus and Vueling and the acquisition of Virgin America by Alaska Air Group. In addition, cooperation has increased within the oneworld, SkyTeam and Star Alliance. Changes in ownership of travel providers may also cause them to direct less business towards us. If we are unable to compete effectively, our suppliers could limit our access to their content, including exclusive content, and favorable fares and rates and other incentives, which could adversely affect our results of operations. Mergers and acquisitions of airlines may also result in a reduction in total flights and overall passenger capacity and higher fares, which may adversely affect the ability of our business to generate revenue.
Consolidation among travel agencies and competition for clients may also adversely affect our results of operations, since we compete to attract and retain clients. In addition, decisions by airlines to surcharge the channel represented by travel management companies and travel agencies, for example, by surcharging fares booked through or passing on charges to travel management companies and travel agencies, or introduction of such surcharges to fares booked through the Global Distribution Systems through which a material share of our content is sourced, could have an adverse impact on our business, particularly in regions in which our GDS is a significant source of bookings for an airline choosing to impose such surcharges. To compete effectively, we may need to increase incentives, pre-pay incentives, discount or waive product or service fees or increase spending on marketing or product development. Further, as consolidation among travel providers increases, the potential adverse effect of a decision by any particular significant travel provider (such as an airline) to withdraw from or reduce its participation in our services also increases. The COVID-19 pandemic has increased the risk that the third parties we work with may voluntarily or involuntarily declare bankruptcy or otherwise cease or limit their operations, which could harm our business and results of operations. In particular, the potential harm to our business and results of operations is greater if there are bankruptcies or closures of larger partners such as airlines.
Adverse changes in general market conditions for travel services, including the effects of macroeconomic conditions, terrorist attacks, natural disasters, health concerns, civil or political unrest or other events outside our control could materially affect our business, liquidity, financial condition and operating results.
Our revenue is derived from the global travel industry and would be significantly impacted by declines in, or disruptions to, travel activity, particularly air travel. Global factors over which we have no control but which could impact our clients’ willingness to travel and, depending on the scope and duration, cause a significant decline in travel volumes include, among other things:
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widespread health concerns, epidemics or pandemics, such as the COVID-19 pandemic, the Zika virus, H1N1 influenza, the Ebola virus, avian flu, SARS or any other serious contagious diseases;

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global security concerns caused by terrorist attacks, the threat of terrorist attacks, or the precautions taken in anticipation of such attacks, including elevated threat warnings or selective cancellation or redirection of travel;

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cyber-terrorism, political unrest, the outbreak of hostilities or escalation or worsening of existing hostilities or war;

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natural disasters or severe weather conditions, such as hurricanes, flooding and earthquakes;

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climate change-related impact to travel destinations, such as extreme weather, natural disasters and disruptions, and actions taken by governments, businesses and supplier partners to combat climate change;

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the occurrence of travel-related accidents or the grounding of aircraft due to safety concerns; and

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adverse changes in visa and immigration policies or the imposition of travel restrictions or more restrictive security procedures.

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Any decrease in demand for consumer or business travel could materially and adversely affect our business, financial condition and results of operations.

Our business and financial performance is affected by macroeconomic conditions. Travel expenditures are sensitive to personal and business-related discretionary spending levels and tend to decline or grow more slowly during economic downturns, including during periods of slow, slowing or negative economic growth, higher unemployment or inflation rates, weakening currencies and concerns over government responses such as higher taxes or tariffs, increased interest rates and reduced government spending. Concerns over government responses to declining economic conditions such as higher taxes and reduced government spending could impair consumer and business spending and adversely affect travel demand. In addition, our relative exposure to certain sectors versus the broader economy may mitigate or exacerbate the effect of macroeconomic conditions. The global travel industry, which historically has grown at a rate in excess of global GDP growth during economic expansions, has experienced cyclical downturns in the past in times of economic decline or uncertainty. Future adverse economic developments in areas such as employment levels, business conditions, interest rates, tax rates, environmental impacts, fuel and energy costs and other matters could reduce discretionary spending and cause the travel industry to contract. The uncertainty of macroeconomic factors and their impact on client behavior, which may differ across regions, makes it more difficult to forecast industry and client trends and the timing and degree of their impact on our markets and business, which in turn could adversely affect our ability to effectively manage our business and could materially and adversely affect our business, financial condition and results of operations.
Our international business exposes us to geo-political and economic risks associated with doing business in foreign countries. We have operations in the U.S., Canada, India, Thailand, and several other countries worldwide, and we indirectly provide services to travelers worldwide through our partners and affiliates. Our international operations can pose complex management, compliance, foreign currency, legal, tax, labor, data privacy and economic risks that we may not adequately address, including changes in the priorities and budgets of international travelers and geo-political uncertainties, which may be driven by changes in threat environments and potentially volatile worldwide economic conditions, various regional and local economic and political factors, risks and uncertainties, as well as U.S. foreign policy. We are also subject to a number of other risks with respect to our international operations, including:
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the absence in some jurisdictions of effective laws to protect our intellectual property rights;

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multiple and possibly overlapping and conflicting tax laws;

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duties, taxes or government royalties, including the imposition or increase of withholding and other taxes on the activities of, and remittances and other payments by, our non-U.S. subsidiaries;

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restrictions on movement of cash;

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the burden of complying with a variety of national and local laws;

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political instability;

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currency fluctuations;

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longer payment cycles;

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price controls or restrictions on exchange of foreign currencies;

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trade barriers; and

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potential travel restrictions.

The existence of any one of these risks could harm our international business and, consequently, our operating results. Additionally, operating in international markets requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required to operate in other countries will produce desired levels of revenue or net income.
Complaints from travelers or negative publicity about our services can diminish client confidence and adversely affect our business.
Client complaints or negative word-of-mouth or publicity about our services or operations could severely diminish client confidence in and use of our services. To maintain good client relations, we must ensure that our travel advisors and partners and affiliates provide prompt, accurate and differentiated client service. Effective client service requires significant personnel expense and investment in developing programs and technology infrastructure to help our travel advisors, partners and affiliates carry out their functions. These expenses, if not managed properly, could significantly impact our profitability. Failure to properly manage our travel advisors, partners and affiliates could compromise our ability to handle client complaints effectively. If we do not handle client complaints effectively, our reputation and brand may suffer, and we may lose our customers’ confidence, which could reduce revenues and profitability.
Our indebtedness could adversely affect our business and growth prospects.
We have existing indebtedness, and we may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. Although the agreements governing our existing indebtedness contain restrictions on the incurrence of additional indebtedness and liens, these restrictions are subject to several significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If we do so, the risks related to our high level of debt could increase. Specifically, our high level of debt could have important consequences, including the following:
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it may be difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt;

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our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions or other general corporate purposes may be impaired;

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a substantial portion of cash flow from operations is required to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes;

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we could be more vulnerable to economic or business downturns, adverse industry conditions and other factors affecting our operations, and our flexibility to plan for, or react to, changes in our business or industry is more limited;

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our ability to capitalize on business opportunities and to react to competitive pressures, as compared to our competitors, may be compromised due to our high level of debt and the restrictive covenants in our existing or future indebtedness;

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the Company’s ability to receive distributions from its subsidiaries and to pay taxes, expenses and dividends may be adversely affected by the terms of our debt;

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increases in interest rates would increase the cost of servicing our debt; and

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our ability to borrow additional funds or to refinance debt may be limited.

Moreover, in the event of a default under any of our indebtedness, the holders of our indebtedness could elect to declare such indebtedness be due and payable and/or elect to exercise other rights, any of which could have a material adverse effect on our liquidity and our business, financial condition and results of operations.
We rely on internet search engines and application marketplaces to drive traffic to our platform, certain providers of which offer products and services that compete directly with ours. If links to our websites and apps are not displayed prominently, traffic to our platform could decline and our business would be negatively affected.
The number of consumers we attract to our platform is due in large part to how and where information from, and links to, our websites are displayed on search engine results pages, or SERPs. The display, including rankings, of search results can be affected by a number of factors, many of which are not in our control. Search engines frequently change the logic that determines the placement and display of the results of a user’s search, such that the purchased or algorithmic placement of links to our websites can be negatively affected. A search engine could alter its search algorithms or results causing our websites to place lower in search query results. For example, Google, a significant source of traffic to our websites, frequently promotes its own competing products in its search results, which has negatively impacted placement of references to our company and our websites on the SERP. If a major search engine changes its algorithms in a manner that negatively affects the search engine ranking of our websites or those of our travel partners, or if competitive dynamics impact the cost or effectiveness of SEO or SEM in a negative manner, our business and financial performance would be adversely affected. Furthermore, our failure to successfully manage our SEO and SEM strategies and/or other traffic acquisition strategies could result in a substantial decrease in traffic to our websites, as well as increased costs to the extent we replace free traffic with paid traffic.
We also rely on application marketplaces, or app stores such as Apple’s App Store and Google’s Play, to drive downloads of our apps. In the future, Apple, Google or other marketplace operators may make changes that make access to our products more difficult or may limit our access to information that would restrict our ability to provide the best user experience. For example, Google has entered various aspects of the online travel market, including by establishing a flight metasearch product and hotel metasearch product as well as reservation functionality. Our apps may receive unfavorable treatment compared to the promotion and placement of competing apps, such as the order in which they appear within marketplaces. In addition, Apple has announced new features that limit who has access to consumer data, including location information. Similarly, if problems arise in our relationships with providers of application marketplaces, traffic to our website and our user growth could be harmed.
The widespread adoption of teleconference and virtual meeting technologies could reduce the number of in-person business meetings and demand for travel and our services, which could adversely affect our business, financial condition and results of operations.
Our business and growth strategies rely in part upon our clients’ continued need for in-person meetings and conferences. Due to the COVID-19 pandemic, teleconference and virtual meeting technologies have become significantly more popular and many businesses have substituted these technologies for part or all of their in-person meetings and conferences. Even if and when the spread of COVID-19 is contained and travel and other restrictions are lifted, we cannot predict whether businesses will continue to choose to substitute these technologies for part or all of their in-person meetings and conferences and whether employer and employee attitudes toward business travel will change in a lasting way. Should businesses choose to continue to substitute these technologies for part or all of their in-person meetings and conferences and the preferences of our clients shift away from in-person meetings and conferences, it would adversely affect our business, financial condition and results of operations.
We operate in an increasingly competitive global environment and could fail to gain, or could lose, market share if we are unable to compete effectively with our current or future competitors.
The travel industry, and the business travel services industry, are highly competitive, and if we cannot compete effectively against the number and type of sellers of travel-related services, we may lose sales to our competitors, which may adversely affect our financial results and performance. We currently compete, and will continue to compete, with a variety of travel and travel-related companies, including other corporate travel management service providers, consumer travel agencies and emerging and established online travel agencies. We also compete with travel suppliers, such as airlines and hotels, where they market their products and services directly to travelers through platforms used by consumers to book and fulfill travel, including by offering more favorable rates, exclusive products/services and loyalty points to travelers who purchase directly from such travel suppliers through B2C channels. B2C may include business travelers who purchase travel outside of a company-sponsored and managed channel, or whose companies do not have such a channel. We compete, to a lesser extent, with credit card loyalty programs, online travel search and price comparison services, facilitators of alternative accommodations such as short-term home or condominium rentals and social media and e-commerce websites.

Some of our competitors may have access to more financial resources, greater name recognition and well-established client bases in their target client segments, differentiated business models, technology and other capabilities or a differentiated geographic coverage, which may make it difficult for us to retain or attract new clients.
We cannot assure you that we will be able to compete successfully against any current, emerging and future competitors or provide sufficiently differentiated products and services to our client and traveler base. Increasing competition from current and emerging competitors, consolidation of our competitors, the introduction of new technologies and the continued expansion of existing technologies may force us to make changes to our business models, which could materially and adversely affect our business, prospects, financial condition and results of operations. If we cannot compete effectively against the number and type of sellers of travel-related services, we may lose sales to our competitors, which may adversely affect our financial results and performance.
Our failure to quickly identify and adapt to changing industry conditions, trends or technological developments may have a material and adverse effect on us.
Certain results and trends related to our business and the travel industry more generally are based on preliminary data and assumptions, and as a result, are subject to change and may differ materially from what we expect. We present certain results and trends in this proxy statement/prospectus related to our business and the travel industry more generally, which are based on an analysis of then-available or preliminary data, and the results, related findings or conclusions are subject to change. No assurance can be given that these results and trends, or that our expectations surrounding our business or the travel industry, will be accurate. These risks are heightened by the uncertainty of the COVID-19 pandemic and its impact on the travel industry and our business. Further, unanticipated events and circumstances may occur and change the outlook surrounding our business and the travel industry in material ways. Accordingly, certain of our expectations related to our business and the travel industry more generally may not occur as expected, if at all, and actual results or trends presented may differ materially from what we expect.
Risks Related to Our Dependence on Third Parties
Our business depends on our relationships with travel agencies, travel management companies and other travel businesses and third parties.
If we are unable to maintain existing, and establish new, arrangements with travel suppliers, or if our travel suppliers and partners reduce or eliminate the commission and other compensation they pay us, our business and results of operations would be negatively impacted. Our business is dependent on our ability to maintain our relationships and arrangements with existing travel suppliers, such as airlines, hotels, car rentals, hotel consolidators, destination services companies and GDSs, as well as our ability to establish and maintain relationships with new travel suppliers. Adverse changes in key arrangements with our travel suppliers, including an inability of any key travel supplier to fulfill its payment obligation to us in a timely manner, increasing industry consolidation, changes in travel suppliers’ booking practices regarding groups, or our inability to enter into or renew arrangements with these parties on favorable terms, if at all, could reduce the amount, quality, pricing and breadth of the travel services and products that we are able to offer, which could adversely affect our business, financial condition and results of operations.
We generate a significant portion of our revenue from commissions and incentive payments from travel suppliers, especially airline suppliers, and GDSs. If, as a result of a reduction in volumes from airlines shifting volume away from GDSs to the International Air Transport Association’s New Distribution Capacity, or any other reason, travel suppliers or GDSs reduce or eliminate the commissions, incentive payments or other compensation they pay to us, our revenue may decline unless we are able to adequately mitigate such reduction by increasing the service fee we charge to our travelers or increasing our transaction volume in a sustainable manner. However, an increase in service fees may also result in a loss of potential travelers.
Although we generally maintain formal contractual relationships with our travel suppliers, we do currently, and may continue to, maintain more informal arrangements with certain travel suppliers, such as airlines, GDSs, hotels and other travel product companies, which can be terminated with or without notice and which can create uncertainty with respect to the agreed terms including pricing. If these arrangements are terminated unexpectedly, or there is disagreement regarding the terms of the agreement with such travel supplier, our financial results or operations could be negatively impacted.
We cannot assure you that our agreements or arrangements with our travel suppliers or travel-related service providers will continue or that our travel suppliers or travel-related service providers will not reduce commissions, terminate their contracts, make their products or services unavailable to us or default on or dispute their payment or other obligations with us, any of which could reduce our revenue and margins or may require us to initiate legal or arbitral proceedings to enforce contractual payment obligations, which may materially and adversely affect our business, financial condition and results of operations.
Our business and results of operations could be adversely affected if one or more of our major travel suppliers suffers a deterioration in its financial condition or restructures its operations or as a result of consolidation in the travel industry, loses bookings and revenue.
A substantial portion of our revenue is affected by the prices charged by our travel suppliers, including airlines, GDS service providers, hotels, destination service providers and car rental suppliers, and the volume of products offered by our travel suppliers. As a result, if one or more of our major suppliers suffers a deterioration in their financial condition or restructures their operations, it could adversely affect our business, financial condition and results of operations.
In particular, as a substantial portion of our revenue depends on our sale of airline flights, we could be adversely affected by changes in the airline industry, including consolidations or bankruptcies and liquidations, and in many cases, we have no control over such changes. Consolidation among travel suppliers, including airline mergers and alliances, may increase competition from direct distribution channels related to those travel suppliers and place more negotiating leverage in the hands of those travel suppliers to attempt to lower booking fees and to lower commissions. Changes in ownership of travel suppliers may also cause them to direct less business towards us. If we are unable to compete effectively, our suppliers could limit our access to their content, including exclusive content, and favorable fares and rates and other incentives, which could adversely affect our results of operations. Mergers and acquisitions of airlines may also result in adjustments to routes, a reduction in total flights and overall passenger capacity and changes in fares, which may adversely affect the ability of our business to generate revenue.
Travel suppliers’ use of alternative distribution models, such as direct distribution models, could adversely affect our business.
Some of our travel suppliers, including some of our largest airline clients, have sought to increase usage of direct distribution channels. For example, these travel suppliers are trying to move more client traffic to their proprietary websites. This direct distribution trend enables them to apply pricing pressure on intermediaries and negotiate travel distribution arrangements that are less favorable to intermediaries. With travel suppliers’ adoption of certain technology solutions over the last decade, air travel suppliers have increased the proportion of direct bookings relative to indirect bookings. In the future, airlines may increase their use of direct distribution, which may cause a material decrease in their use of our services. Travel suppliers may also offer travelers advantages through their websites such as special fares and bonus miles, which could make their offerings more attractive than those available from us.
In addition, with respect to ancillary products, travel suppliers may choose not to comply with the technical standards that would allow ancillary products to be immediately distributed via intermediaries, thus resulting in a delay before these products become available through us relative to availability through direct distribution. In addition, if enough travel suppliers choose not to develop ancillary products in a standardized way with respect to technical standards our investment in adapting our various systems to enable the sale of ancillary products may not be successful.
Companies with close relationships with end consumers, like Facebook, as well as new entrants introducing new paradigms into the travel industry, such as metasearch engines, like Google, may promote alternative distribution channels by diverting client traffic away from intermediaries and travel agents, which may adversely affect our business.

Risks Related to Employee Matters, Managing Our Growth and Other Risks Related to Our Business
Our success depends in large part on our ability to attract and retain high quality management and operating personnel, and if we are unable to attract, retain and motivate well-qualified employees, our business could be negatively impacted.
Our ability to identify, hire and retain senior management and other qualified personnel is critical to our results of operations and future growth. Much of our future success depends on the continued service, availability and performance of our senior management and other qualified personnel, particularly our professionals with experience in the travel industry. Any of these individuals may choose to terminate their employment with us at any time. The loss of any of these individuals could harm our business and reputation, especially if we have not been successful in developing adequate succession plans. Our business is also dependent on our ability to retain, hire and motivate talented, highly skilled personnel across all levels of our organization. We may experience higher compensation costs to retain senior management and qualified personnel that may not be offset by improved productivity or increased sales. If we are unable to continue to successfully attract and retain key personnel, our business may be harmed.
As we continue to grow, including from the integration of employees and businesses acquired in connection with previous or future acquisitions, we may find it difficult to hire, integrate, train, retain and motivate personnel who are essential to our future success.
We may not be able to accurately predict our future capital needs, and we may not be able to obtain additional financing to fund our operations on the terms and in the manner previously obtained.
We may need to raise additional funds in the future. Any required additional financing may not be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities or convertible debt, investors may experience significant dilution of their ownership interest, and the newly issued securities may have rights senior to those of the holders of the Mondee Common Stock. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and would also require us to incur interest expense. Higher interest rates could increase debt service requirements on our current variable rate indebtedness, and on any debt we subsequently incur, and could reduce funds available for operations, future business opportunities or other purposes. If we need to repay debt during periods of rising interest rates, we could be required to refinance our then-existing debt on unfavorable terms or liquidate one or more of our assets to repay such debt at times which may not permit realization of the maximum return on such assets and could result in a loss. The occurrence of either or both of such events could materially and adversely affect our profitability, cash flows and results of operations. If additional financing is not available when required or is not available on acceptable terms, we may have to scale back our operations, and we may not be able to expand our business, take advantage of business opportunities or respond to competitive pressures, which could negatively impact our revenue and the competitiveness of our services.
Our success is subject to the development of new products and services over time.
Mondee’s growth occurs organically and through mergers and acquisitions. Although Mondee develops products in-house by adding new features and improving upon existing technology, Mondee heavily relies on mergers and acquisitions to expand its customer base.
Mondee pursues growth opportunities by acquiring complementary businesses, solutions or technologies through strategic transactions, investments or partnerships. The identification of a suitable acquisition, strategic investment or strategic partnership candidate can be costly and time consuming and can distract Mondee’s management team from its current operations. If such strategic transactions require Mondee to seek additional debt or equity financing, it may not be able to obtain such financing on terms favorable to Mondee or at all, and such transactions may adversely affect Mondee’s liquidity and capital structure. Any strategic transaction might not strengthen Mondee’s competitive position, may increase some of its risks, and may be viewed negatively by its customers, partners or investors.

Even if Mondee successfully completes a strategic transaction, it may not be able to effectively integrate the acquired business, technology, systems, control environment, solutions, personnel or operations into its business. Mondee may experience unexpected changes in how it is required to account for strategic transactions pursuant to U.S. GAAP and may not achieve the anticipated benefits of any strategic transaction. Mondee may sustain unexpected costs, claims or liabilities that it incurs during the strategic transaction or that it assumes from the acquired company, or Mondee may discover adverse conditions post acquisition for which it has limited or no recourse.
We may be unable to successfully close potential acquisitions, or successfully integrate the operations of such target businesses, if acquired, which could have an adverse impact on our business.
Acquisitions have been and are expected to continue to be a critical part of our growth strategy. The travel service industry is highly competitive, and we face competition for acquisition opportunities from many other entities, including financial investors, some of which are significantly larger, have greater resources and lower costs of capital and are well established and have extensive experience in identifying and completing acquisitions. This competitive market for a small number of business opportunities may make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not complete acquisitions successfully that we target in the future. Our business is subject to regulation in the U.S. and the other jurisdictions in which we operate, and any failure to comply with such regulations or any changes in such regulations could adversely affect us. If we cannot identify and purchase a sufficient quantity of profitable businesses at favorable prices, or if we are unable to finance acquisition opportunities on commercially favorable terms, our business, financial condition or results of operations could be materially adversely affected.
Acquisition activity presents certain risks to our business, operations and financial condition, and we may not realize the financial and strategic goals contemplated at the time of a transaction. Our ability to successfully implement our acquisition strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions, and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions.
Mergers and acquisitions are inherently risky, and any mergers and acquisitions that we complete may not be successful. The process of integrating an acquired company’s business into our operations and investing in new technologies is challenging and may result in expected or unexpected operating or compliance challenges, which may require significant expenditures and a significant amount of our management’s attention that would otherwise be focused on the ongoing operation of our business. The potential difficulties or risks of integrating an acquired company’s business include the following, among others, which risks can be magnified when one or more integrations are occurring simultaneously or within a small period of time:
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the effect of the acquisition on our financial and strategic positions and our reputation;

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risk that we are unable to obtain the anticipated benefits of the acquisition, including synergies, economies of scale, revenues and cash flow;

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retention risk with respect to key clients, service providers and travel advisors, and challenges in retaining, assimilating and training new employees;

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potential increased expenditure on human resources and related costs;

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retention risk with respect to an acquired company’s key executives and personnel;

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potential disruption to our ongoing business;

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especially high degree of risk for investments in immature businesses with unproven track records and technologies, with the possibility that we may lose the value of our entire investments or incur additional unexpected liabilities;

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risk of entering new jurisdictions and becoming subject to foreign laws and regulations not previously applicable to us;

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potential diversion of cash for an acquisition, ongoing operations or integration activities that would limit other potential uses for cash including IT, infrastructure, marketing and other investments;

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the assumption of known and unknown debt and other liabilities and obligations of the acquired company;

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potential integration risks related to acquisition targets that do not maintain internal controls and policies and procedures over financial reporting as would be required of a public company, which may amplify our risks and liabilities with respect to our ability to maintain appropriate internal controls and procedures;

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inadequacy or ineffectiveness of an acquired company’s disclosure controls and procedures and/or environmental, health and safety, anti-corruption, human resources or other policies and practices;

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challenges in reconciling accounting issues, especially if an acquired company utilizes accounting principles different from those that we use; and

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challenges in complying with newly applicable laws and regulations, including obtaining or retaining required approvals, licenses and permits.

We anticipate that any future acquisitions we may pursue as part of our business strategy may be partially financed through additional debt or equity. If new debt is added to current debt levels, or if we incur other liabilities, including contingent liabilities, in connection with an acquisition, the debt or liabilities could impose additional constraints and requirements on our business and operations, which could materially adversely affect our financial condition and results of operations. If we are not able to obtain such necessary financing, it could have an impact on our ability to consummate a substantial acquisition and execute our growth strategy.
Any due diligence conducted by us in connection with potential future acquisitions may not reveal all relevant considerations or liabilities of the target business, which could have a material adverse effect on our financial condition or results of operations.
We intend to conduct such due diligence as we deem reasonably practicable and appropriate based on the facts and circumstances applicable to any potential acquisition. The objective of the due diligence process will be to identify material issues which may affect the decision to proceed with any one particular acquisition target or the consideration payable for an acquisition. We also intend to use information revealed during the due diligence process to formulate our business and operational planning for, our valuation of and integration planning for, any target company or business. While conducting due diligence and assessing a potential acquisition, we may rely on publicly available information, if any, information provided by the relevant target company to the extent such company is willing or able to provide such information and, in some circumstances, third party investigations. We cannot assure you that the due diligence undertaken with respect to a potential acquisition will reveal all relevant facts that may be necessary to evaluate such acquisition or to formulate a business strategy. Furthermore, the information provided during due diligence may be incomplete, inadequate or inaccurate. As part of the due diligence process, we will also make subjective judgments regarding the results of operations, financial condition and prospects of a potential opportunity. If the due diligence investigation fails to correctly identify material issues and liabilities that may be present in a target company or business, or if we consider such material risks to be commercially acceptable relative to the opportunity, and we proceed with an acquisition, we may subsequently incur substantial impairment charges or other losses.
Risks Related to Intellectual Property, Information Technology, Data Security and Privacy
If we fail to develop new and innovative technologies or enhance our existing technologies and grow our systems and infrastructure in response to changing client demands and rapid technological change, our business may suffer.
The travel industry is subject to changing client preferences and demands relating to travel and travel-related services, including in response to constant and rapid technological change. These characteristics are changing at an even greater pace as travel providers seek to address client needs and preferences resulting from the COVID-19 pandemic. If we are unable to develop or enhance technology in response to such changes, products or technologies offered or developed by our competitors may render our services less attractive to travelers.
Our ability to provide best-in-class service to our travelers depends upon the use of sophisticated information technologies and systems, including technologies and systems used for reservation systems, communications, procurement and administrative systems. As our operations grow in both size and scope, we continuously need to improve and upgrade our systems and infrastructure to offer and provide support for an increasing number of travelers and travel providers enhanced products, services, features and functionality, while maintaining the reliability and integrity of our systems and infrastructure. We may fail to effectively scale and grow our systems and infrastructure to accommodate these increased demands. Further, our systems and infrastructure may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business, or could contain errors, bugs or vulnerabilities.
Our future success also depends on our ability to understand, adapt and respond to rapidly changing technologies in the travel industry that will allow us to address evolving industry standards and to improve the breadth, diversity and reliability of our services. For example, technological platforms that include the use of artificial intelligence (“Al”) to analyze known traveler data and preferences to develop a tailored travel plan are being developed. As they are in the early stages, we must understand and respond to the potential impacts of such technology. We may not be successful, or may be less successful than our current or new competitors, in developing such technology, which would negatively impact our business and financial performance.
If we are not able to maintain existing systems, obtain new technologies and systems, or replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner, our business and operations could be materially adversely affected. Also, we may not achieve the benefits anticipated or required from any new technology or system or be able to devote financial resources to new technologies and systems in the future.
Our failure to maintain effective internal controls over financial reporting could harm us.
Our management is responsible for establishing and maintaining adequate internal controls over financial reporting. Internal controls over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Under standards established by the Public Company Accounting Oversight Board (“PCAOB”), a deficiency in internal controls over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. The PCAOB defines a significant deficiency as a deficiency, or a combination of deficiencies, in internal controls over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a registrant’s financial reporting. We cannot assure you that material weaknesses and control deficiencies will not be discovered in the future. Our failure to maintain effective disclosure controls and internal controls over financial reporting could have an adverse effect on our business and could cause investors to lose confidence in our financial statements, which could cause a decline in the price of the Mondee Common Stock, and we may be unable to maintain compliance with the Nasdaq listing standards.
Cybersecurity attacks or security breaches could adversely affect our ability to operate, could result in personal information and our proprietary information being lost, stolen, made inaccessible, improperly disclosed or misappropriated and may cause us to be held liable or subject to regulatory’ penalties and sanctions and to litigation (including class action litigation), which could have a material adverse effect on our reputation and business.
We, and our travel suppliers and third party service providers on our behalf, collect, use and transmit a large volume of personal information, which pose a tempting target for malicious actors who may seek to carry out cyber-attacks against us or our suppliers or service providers. The secure transmission of client information over the internet is essential in maintaining the confidence of travel suppliers and travelers. Substantial or ongoing data security breaches or cyber-attacks, whether instigated internally or externally on our system or other internet-based systems, expose us to a significant risk of loss, theft, the rendering inaccessible, improper disclosure or misappropriation of this information, and resulting regulatory actions, litigation (including class action litigation) and potential liability, damages and regulatory fines and penalties, and other related costs (including in connection with our investigation and remediation efforts), which could significantly affect our reputation and harm our business. Further, some of our third party service providers, travel suppliers and other third parties may receive or store information, including client information provided by us. Our travel suppliers currently require most travelers to pay for their transactions with their credit card, especially in the U.S. Increasingly sophisticated technological capabilities pose greater cybersecurity threats and could result in a cyber-attack or a compromise or breach of the technology that we use to protect client transaction data.
We incur material expense to protect against cyber-attacks and security breaches and their consequences, and we may need to increase our security-related expenditures to maintain or increase our systems’ security in the future. However, despite these efforts, our security measures may not prevent cyber-attacks or data security breaches from occurring, and we may ultimately fail to detect, or accurately assess the severity of, a cyber-attack or security breach or not respond quickly enough. In addition, to the extent we experience a cyber-attack or security breach, we may be unsuccessful in implementing remediation plans to address exposure and future harms. It is possible that computer circumvention capabilities, new discoveries or advances or other developments, which change frequently and often are not recognized until launched against a target, could result in a compromise or breach of client data, even if we take all reasonable precautions, including to the extent required by law. These risks are likely to increase as we expand our offerings, expand internationally, integrate our products and services, and store and process more data, including personal information and other sensitive data. Further, if any of our third party service providers, travel suppliers or other third parties with whom we share client data fail to implement adequate data-security practices or fail to comply with our terms and policies or otherwise suffer a network or other security breach, our clients’ information may be improperly accessed, used or disclosed. We maintain a comprehensive portfolio of insurance policies to meet both our legal obligations and to cover perceived risks within our business, including those related to cybersecurity. We believe that our coverage and the deductibles under these policies are adequate for the risks that we face.
If a party (whether internal, external, an affiliate or unrelated third party) is able to circumvent our data security systems or those of the third parties with whom we share client information or engage in cyber-attacks, such cyber-attacks or data breaches could result in such party obtaining our proprietary information, the loss, theft or inaccessibility of, unauthorized access to, or improper use or disclosure of, our clients’ data and/or significant interruptions in our operations. Cyber-attacks and security breaches could also result in severe damage to our IT infrastructure, including damage that could impair our ability to offer our services. In addition, cyber-attacks or security breaches could result in negative publicity, damage our reputation, divert management’s time and attention, increase our expenditure on cybersecurity measures, expose us to risk of loss or litigation and possible liability, subject us to regulatory penalties and sanctions (and lead to further enhanced regulatory oversight), or cause travelers and potential travel suppliers to lose confidence in our security and choose to use the services of our competitors, any of which would have a material adverse effect on our brands, market share, results of operations and financial condition.
Third parties may claim that the operation of our business infringes on their intellectual proprietary rights. These claims could be costly to defend, result in injunctions and significant damage awards and limit our ability to use key technologies in the future (or require us to implement workarounds), which may cause us to incur significant costs, prevent us from commercializing our products and services or otherwise have a material adverse effect on our business.
In recent years, in the markets in which we operate, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity, as well as litigation, based on allegations of infringement, misappropriation or other violations of intellectual property. Furthermore, individuals and groups can purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. We may be subject to claims of alleged infringement, misappropriation or other violation of the intellectual property rights of our competitors or other third parties in the operation of our businesses, including for our use of third party intellectual property rights or our internally developed or acquired intellectual property, technologies and content. We cannot guarantee we have not, do not or will not infringe, misappropriate or otherwise violate the intellectual property rights of others. If we were to discover that our products or services infringe, misappropriate or otherwise violate the intellectual property rights of others, we may need to obtain licenses or implement workarounds that could be costly. We may not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to implement workarounds successfully. Moreover, if we are sued for infringement, misappropriation or other violation of a third party’s intellectual property rights and such claims are successfully asserted against us, we could be required to pay substantial damages or ongoing royalty payments or to indemnify our licensees, or could be enjoined from offering our products or services or using certain technologies or otherwise be subject to other unfavorable circumstances. Accordingly, our exposure to damages resulting from such claims could increase and this could further exhaust our financial and management resources. Further, during the course of any litigation, we may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of the Mondee Common Stock may decline. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims (regardless of their merit) and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results, and financial condition.
Our failure to adequately protect our intellectual property may negatively impact our ability to compete effectively against competitors in our industry.
Our success and ability to compete depend, in part, upon our intellectual property, including our brands, technology and database. In the U.S. and other jurisdictions, we rely on a combination of copyright, trademark, patent, and trade secret laws, as well as license and confidentiality agreements and internal policies and procedures to protect our intellectual property. Even with these precautions, however, it may be possible for another party to infringe, copy or otherwise obtain and use our owned or licensed intellectual property without our authorization or to develop similar intellectual property independently, particularly in those countries where effective trademark, domain name, copyright, patent and trade secret protection may not be available. Even where effective protection is available, policing unauthorized use of our intellectual property is difficult and expensive. If it becomes necessary for us to litigate to protect these rights, any proceedings could be burdensome and costly, could result in counterclaims challenging our ownership of intellectual property or its validity or enforceability or accusing us of infringement, and we may not prevail. We cannot be certain that the steps that we have taken or will take in the future will prevent misappropriation or infringement of intellectual property used in our business. Unauthorized use and misuse of our intellectual property or intellectual property we otherwise have the rights to use could reduce or eliminate any competitive advantage we have developed, potentially causing us to lose sales or actual or potential clients, or otherwise harm our business, resulting in a material adverse effect on our business, financial condition or results of operations, and we cannot assure you that legal remedies would adequately compensate us for the damage caused by unauthorized use.
Any significant IT systems-related failures, interruptions or security breaches or any undetected errors or design faults in IT systems could result in limited capacity, reduced demand, processing delays, privacy risks and loss of customers, suppliers or marketplace merchants and a reduction of commercial activity.
We rely on IT systems to service our clients and enable transactions to be processed on our platforms. If we are unable to maintain and improve our IT systems and infrastructure, this may result in system interruptions, defects and slowdowns. In the event of system interruptions and/or slow delivery times, prolonged or frequent service outages or insufficient capacity that impedes us from efficiently providing services to travelers, we may lose travelers and revenue or incur liabilities. Further, errors, bugs, vulnerabilities, design defects, or technical limitations within our IT Systems may lead to negative experiences for our clients, compromised ability to perform services in a manner consistent with our terms, contracts, or policies, delayed product introductions or enhancements, compromised ability to protect the data of our users, other clients, employees and business partners and/or our intellectual property or other data, or reductions in our ability to provide some or all of our services. Our IT systems are vulnerable to damage, interruption or fraudulent activity from various causes, any of which could have a material adverse impact on our business, financial condition or results from operations including:
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power losses, computer systems defects or failure, errors, bugs or vulnerabilities, computer viruses and other contaminants, internet and telecommunications or data network failures, losses and corruption of data and similar events;

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operator error, penetration by individuals seeking to disrupt operations, misappropriate information or perpetrate fraudulent activity and other physical or electronic breaches of security;

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the failure of third party software, systems or services that we rely upon to maintain our own operations;

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lack of cloud computing capabilities and other technical limitations; and

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natural disasters, fires, pandemics, wars and acts of terrorism.

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In addition, we are dependent upon software, equipment and services provided and/or managed by third parties in the operation of our business. We currently rely on a variety of third party systems, service providers and software companies, including GDSs and other electronic central reservation systems used by airlines, various channel managing systems and reservation systems used by other travel suppliers, as well as other technologies used by payment gateway providers. In particular, we rely on third parties for:

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the hosting of our websites;

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the hosting of websites of our travel suppliers, which we may rely on;

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certain software underlying our technology platform;

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transportation ticketing agencies to issue transportation tickets and travel assistance products, confirmations and deliveries;

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assistance in conducting searches for airfares and to process air ticket bookings;

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processing hotel reservations for hotels not connected to our management systems;

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processing credit card, debit card and net banking payments;

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providing computer infrastructure critical to our business;

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providing after hours travel management services; and

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providing client relationship management services.

Any disruption or failure in the software, equipment and services provided and/or managed by these third parties, or errors, bugs or vulnerabilities, could result in performance delays, outages or security breaches that could be harmful to our business. Generally, our third party IT service providers have disaster recovery and business continuity plans relating to the services provided to us. However, if certain system failures occur, we may not be able to switch to back-up systems immediately, and the time to fully recover could be prolonged.
In the event that the performance of such software, equipment or services provided and/or managed by third parties deteriorates or our arrangements with any of these third parties related to the provision and/or management of software, equipment or services are terminated, we may not be able to find alternative services, equipment or software on a timely basis, on commercially reasonable terms, or at all. Even if we are able to find alternative services, equipment or software, we may not be able to do so without significant cost or disruptions to our business, and our relationships with our travelers may be adversely impacted. Our failure to secure agreements with such third parties, or the failure of such third parties to perform under such agreements, may have a material adverse effect on our business, financial condition or results of operations.
We may have inadequate insurance coverage or insurance limits to compensate for losses from a major interruption, and remediation may be costly and have a material adverse effect on our operating results and financial condition. Any extended interruption or degradation in our technologies or systems could significantly curtail our ability to conduct our business and generate revenue.
There are various risks associated with the facilitation of payments from consumers, including risks related to fraud, compliance with evolving rules and regulations and reliance on third parties.
Our results have been and will likely continue to be negatively impacted by consumer purchases made using fraudulent credit cards, claims the consumer did not authorize the purchase or consumers who have closed bank accounts or have insufficient funds in their bank accounts to satisfy payments. We may be held liable for accepting fraudulent credit cards on our platforms or in connection with other fraudulent transactions on our platforms, as well as other payment disputes with consumers. Accordingly, we calculate and record an allowance for the resulting chargebacks. We must also continually implement and evolve measures to detect and reduce the risk of fraud, in particular as these methods become increasingly sophisticated. If we are unable to successfully combat the use of fraudulent credit cards on our platforms, our business, profit margins, results of operations and financial condition could be materially adversely affected.
We believe that an important component of our future success will be our ability to offer consumers their preferred method of payment in the most efficient manner on all our platforms, and as a result, we are processing more of our transactions on a merchant basis where we facilitate payments from travelers through the use of credit cards and other payment methods (such as PayPal, Alipay, Paytm and WeChat Pay). While processing transactions on a merchant basis allows us to process transactions for properties that do not otherwise accept credit cards and to increase our ability to offer a variety of payment methods and flexible transaction terms to consumers, we incur additional payment processing costs (which are typically higher for foreign currency transactions) and other costs related to these transactions, such as costs related to fraudulent payments and transactions and fraud detection. As we expand our payments services to consumers and business partners, in addition to the revenues from these transactions, we may experience a significant increase in these costs, and our results of operations and profit margins could be materially adversely affected, in particular if we experience a significant increase in non-variable costs related to fraudulent payments and transactions.
As a greater percentage of our transactions involve us processing payments, our global systems and processes must be managed on a larger scale, which adds complexity, administrative burdens and costs, and increases the demands on our systems and controls, which could adversely affect our results of operations. In addition, as our payment processing activities continue to develop, we expect to be subject to additional regulations, including financial services regulations, which we expect to result in increased compliance costs and complexities, including those associated with the implementation of new or advanced internal controls. For example, the E.U.’s Payment Services Directive 2 has further complicated the authentication process for accepting credit cards. As a result of this directive, payments made on our platforms by consumers in the European Economic Area are subject to Strong Customer Authentication, which requires the consumer to engage in additional steps to authenticate their transaction. This new requirement could cause consumer transactions to take longer to process or otherwise inconvenience the consumer, which could result in consumers choosing not to utilize our platforms as often or at all. The implementation of this process has resulted and may continue to result in increased compliance costs and administrative burdens for us. Other new or expanded regulations that could apply to us as our payments activities evolve include those relating to money transmission licenses, anti-money laundering, card scheme associations, sanctions, banking, privacy and security of our processes, among others. Compliance with this changing regulatory environment creates significant additional compliance costs and burdens, and it could lead us to modify our business plans or operations, any of which could negatively impact our business, results of operations and profit margins.
We are also subject to payment card association rules and obligations under our contracts with the card schemes and our payment card processors, including the Payment Card Industry Data Security Standard (the “Standard”). Under the Standard and these association rules and obligations, if information is compromised, we could be liable to payment card issuers for associated expenses and penalties, and in some cases, we could be restricted in our ability to accept payment cards. Under certain circumstances in our agreements with the card schemes and in relation to the Standard, we are also subject to periodic audits, self-assessments and other assessments of our compliance with the rules and obligations of the payment card associations and the Standard, which could result in additional expenses and administrative burdens. In addition, if we fail to follow payment card industry security standards, even if no consumer information is compromised, we could incur significant fines or experience a significant increase in payment card transaction costs. Additionally, compliance with the Standard may not prevent all security incidents. If we are fined or required to pay additional processing fees, or if our ability to accept payment cards is restricted in any way as a result of our failure to comply with these payment card industry rules, or otherwise, it could adversely impact our business, results of operations and profit margins.
We rely on banks, card schemes and other payment processors to execute certain components of the payments process. We generally pay these third parties interchange fees and other processing and gateway fees to help facilitate payments from consumers to travel service providers. As a result, if we are unable to maintain our relationships with these third parties on favorable terms, or if these fees are increased for any reason, our profit margin, business and results of operations could be harmed. Additionally, if these third parties experience service disruptions or if they cease operations (whether as a result of the COVID-19 pandemic or otherwise), consumers and travel service providers could have difficulty making or receiving payments, which could adversely impact our reputation, business and results of operations.
In addition, in the event that one of our major travel service providers voluntarily or involuntarily declares bankruptcy or otherwise ceases or limits operations, we could experience an increase in chargebacks from customers with travel reservations with such travel service provider, and we could experience financial loss from certain prepayments made to such travel service provider if we are not able to recover the prepayment. The COVID-19 pandemic and its resulting impact on travel demand, the travel industry and the economy increases the risk of insolvency or disruption to the ability of our travel service providers to provide services, and in some cases, has already resulted in the insolvency or closure of travel service providers. As a result, if one of our major travel service providers declares bankruptcy or ceases or limits operations, or if many travel service providers declare bankruptcy or cease or limit operations, it could adversely impact our business and results of operations.
Our use of “open source” software could adversely affect our ability to protect our proprietary software and subject us to possible litigation.
We use open source software in connection with our software development. From time to time, companies that use open source software have faced claims challenging the use of open source software and/or demanding compliance with open source license terms. We could be subject to suits by parties claiming ownership of what we believe to be open source software, or claiming non-compliance with open source licensing terms. Some open source licenses require licensees who distribute software containing, linking to or derived from open source software to make publicly available the source code of such distributed software, which in some circumstances could be valuable proprietary code, license our software for free or permit others to make derivative works based on such software. While we have implemented policies to ensure that no open source software is used in a manner that would require us to disclose our proprietary source code, license our software for free or permit others to make derivative works based on it, there can be no guarantee that such use could not inadvertently occur. Any requirement to disclose our proprietary source code, license it for free or license it for purposes of making derivative works, and any requirement to pay damages for breach of contract and/or intellectual property infringement may have a material adverse effect on our business, results of operations or financial condition, and could help our competitors develop services that are similar to or better than ours.
Our processing, storage, use and disclosure of personal data, including of travelers and our employees, exposes us to risks stemming from possible failure to comply with governmental law and regulation and other legal obligations.
In our processing of travel transactions, we or our travel suppliers and third party service providers collect, use, analyze and transmit a large volume of personal information. There are numerous laws with a significant impact on our operations regarding privacy, cyber security and the storage, sharing, use, analysis, processing, transfer, disclosure and protection of personal information and consumer data, the scope of which are changing, subject to differing interpretations, and may be inconsistent between states within a country or between countries. For example, the European General Data Protection Regulation, became effective on May 25, 2018, and has resulted and will continue to result in significantly greater compliance burdens and costs for companies with users and operations in the EU. The GDPR imposes numerous technical and operational obligations on processors and controllers of personal data and provides numerous protections for individuals in the EFT, including, but not limited to, notification requirements for data breaches, the right to access personal information and the right to delete personal information. The GDPR provides data protection authorities with enforcement powers which include the ability to restrict processing activities and impose fines of up to 20 million Euros or up to 4% of the annual global turnover of the infringer, whichever is greater. In addition, the GDPR imposes strict rules on the transfer of personal data out of the EFT to a “third country,” including the U.S. (and, pending a potential adequacy decision by the European Data Protection Board, the UK, as further discussed below). These obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other requirements or our practices.
Additionally, the UK’s exit from the EU has created uncertainty with regard to the regulation of data protection in the UK. The UK Data Protection Act contains provisions, including its own derogations, for how the GDPR is applied in the UK. The UK Data Protection Act has been enacted alongside the UK GDPR. From the beginning of 2021 (when the transitional period following Brexit expired), we have been required to continue to comply with GDPR and also the UK Data Protection Act and the UK GDPR, under which the applicable entities may be subject to fines for non-compliance that are of the same amount as provided for in the GDPR. The relationship between the UK and the EFT remains uncertain, including, for example, the role of the UK’s supervisory authority and how data transfers between the UK and the EFT and other jurisdictions will be treated. In February 2021, the European Commission proposed to issue the UK with an “adequacy” decision to facilitate the continued free flow of personal data from the EFT member states to the UK. This decision is subject to the review and/or approval of the European Data Protection Board and a committee composed of EFT member state representatives. More recently, in May 2021, the European Parliament issued a resolution asking the Commission to modify its draft decisions on whether or not the UK data protection is adequate and personal data can safely be transferred there. Accordingly, the UK currently remains a “third country” for the purposes of data transfers from the EU to the UK following the expiration of the personal data transfer grace period (from January 1, 2021) set out in the EU and UK Trade and Cooperation Agreement, unless the adequacy decision is adopted in favor of the UK. If an adequacy decision is not adopted in respect of the personal data transfers between the EU and the UK, then alternative contractual measures to transfer data to the UK from the EU will need to be implemented. These changes will increase our overall risk exposure, and we may also incur costs to comply with any new requirements and restrictions for data transfers.
Further, we are subject to evolving laws and regulations that dictate whether, how, and under what circumstances we can transfer, process and/or receive personal data. For example, in July 2020, the Court of Justice of the European Union invalidated the “EU-US Privacy Shield,” a framework for transfers of personal data from the European Economic Area to the United States. While the same CJEU decision considered and left intact the Standard Contractual Clauses, another mechanism to safeguard data transfers from the EU to third countries, including the U.S., reliance on SCCs is subject to enhanced due diligence on the data importer’s national laws, according to the CJEU. Additional measures may have to accompany the SCCs for a transfer to be compliant. If a new transatlantic data transfer framework is not adopted and we are unable to continue to rely on SCCs or validly rely upon other alternative means of data transfers from the European Economic Area or the United Kingdom to the U.S. and other countries where safeguards for transfers of personal data are required under the GDPR (and UK GDPR), we may be unable to operate material portions of our business in the European Economic Area or the United Kingdom as a result of the CJEU’s ruling and related guidance of competent European and national agencies, which would materially and adversely affect our business, financial condition, and results of operations. Additionally, if we are restricted from sharing data among our products and services, or if we are restricted from sharing data with our travel suppliers and third party service providers, it could affect our ability to provide our services or the manner in which we provide our services. Our current data transfer practices may also be more closely reviewed by supervisory authorities and could become subject to private actions.
In the U.S., the California Consumer Privacy Act became effective on January 1, 2020, and limits how we may collect and use personal information, including by requiring companies that process information relating to California residents to make disclosures to consumers about their data collection, use and sharing practices, provide consumers with rights to know and delete personal information and allow consumers to opt out of certain data sharing with third parties. The CCPA also creates an expanded definition of personal information, imposes special rules on the collection of consumer data from minors, and provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase the likelihood and cost of data breach litigation. The potential effects of this legislation are far-reaching and may require us to modify our data processing practices and policies and incur substantial costs and expenses in compliance and potential ligation efforts. Further, the California Privacy Rights Act, which will go into effect in 2023, creates certain additional rights for California residents. For example, the CPRA creates the new category of “sensitive personal information,” which covers data types such as precise geolocation information, biometric information, race and ethnicity, and information regarding sex life or sexual orientation. The CPRA also creates new rights for California residents to direct a business to limit the use and disclosure of such information to that which is necessary to perform the services reasonably expected by the consumer and to request that a company correct inaccurate personal information that is retained by the company. The Virginia Consumer Data Protection Act, which will go into effect in 2023, gives new data protection rights to Virginia residents and imposes additional obligations on controllers and processors of consumer data similar to the CCPA and CPRA. Other states have signed into law or are considering legislation governing the handling of personal data, indicating a trend toward more stringent privacy legislation in the U.S. In addition to the existing framework of data privacy laws and regulations, the U.S. Congress, U.S. state legislatures and many states and countries outside the U.S. are considering new privacy and security requirements that would apply to our business. Compliance with current or future privacy, cyber security, data protection, data governance, account access and information and cyber security laws requires ongoing investment in systems, policies and personnel and will continue to impact our business in the future by increasing our legal, operational and compliance costs and could significantly curtail our collection, use, analysis, sharing, retention and safeguarding of personal information and restrict our ability to fully maximize our closed-loop capability, deploy data analytics or Al technology or provide certain products and services, which could materially and adversely affect our profitability. We or our third party service providers could be adversely affected if legislation or regulations are expanded to require changes in our or our third party service providers’ business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our or our third party service providers’ business, results of operations or financial condition.
As a merchant that processes and accepts cards for payment, we have adopted and implemented internal controls over the use, storage and security of card data pursuant to the Payment Card Industry Data Security Standards. We assess our compliance with the PCI DSS rules on a periodic basis and make necessary improvements to our internal controls. If we fail to comply with these rules or requirements, we may be liable for card issuing banks’ costs, subject to fines and higher transaction fees, and lose our ability to accept credit and debit card payments from our clients, or facilitate other types of online payments, and our business and operating results could be adversely affected. For existing and future payment options we offer to both our corporate clients and travel suppliers, we may become subject to additional regulations and compliance requirements, including obligations to implement enhanced authentication processes, which could result in significant costs to us and our travel suppliers and reduce the ease of use of our payments options.
While we have taken steps to comply with privacy, cyber security, data protection, data governance, account access and information and cyber security laws and PCI-DSS, any failure or perceived failure by us, our third party service providers, our independent travel advisors or our partners or affiliates to comply with the privacy policies, privacy- or cyber security-related obligations to travelers or other third parties, or privacy- or cybersecurity-related legal obligations could result in potentially significant regulatory and/or governmental investigations and/or actions, litigation, fines, sanctions, monetary penalties and damages, ongoing regulatory monitoring and increased regulatory scrutiny, client attrition, diversion of management’s time and attention, decreases in the use or acceptance of our cards and damage to our reputation and our brand, all of which could have a material adverse effect on our business and financial performance. In recent years, there has been increasing regulatory enforcement and litigation activity in the areas of privacy, data protection and information and cyber security in the U.S., the EU and various other countries in which we operate.

We are subject to payment-related risks.
As a merchant that processes and accepts cards for payment, we have adopted and implemented internal controls over the use, storage and security of card data pursuant to the Payment Card Industry Data Security Standards. We assess our compliance with the PCI DSS rules on a periodic basis and make necessary improvements to our internal controls. If we fail to comply with these rules or requirements, we may be liable for card issuing banks’ costs, subject to fines and higher transaction fees, and lose our ability to accept credit and debit card payments from our clients, or facilitate other types of online payments, and our business and operating results could be adversely affected. For existing and future payment options we offer to both our corporate clients and travel suppliers, we may become subject to additional regulations and compliance requirements, including obligations to implement enhanced authentication processes, which could result in significant costs to us and our travel suppliers and reduce the ease of use of our payments options.
While we have taken steps to comply with privacy, cyber security, data protection, data governance, account access and information and cyber security laws and PCI-DSS, any failure or perceived failure by us, our third party service providers, our independent travel advisors or our partners or affiliates to comply with the privacy policies, privacy- or cyber security-related obligations to travelers or other third parties, or privacy- or cybersecurity-related legal obligations could result in potentially significant regulatory and/or governmental investigations and/or actions, litigation, fines, sanctions, monetary penalties and damages, ongoing regulatory monitoring and increased regulatory scrutiny, client attrition, diversion of management’s time and attention, decreases in the use or acceptance of our cards and damage to our reputation and our brand, all of which could have a material adverse effect on our business and financial performance. In recent years, there has been increasing regulatory enforcement and litigation activity in the areas of privacy, data protection and information and cyber security in the U.S., the EU and various other countries in which we operate.
Risks Related to Government Regulation, Tax and Litigation Matters Following the Business Combination
We may be unable to prevent unlawful or fraudulent activities in our operations, and we could be liable for such fraudulent or unlawful activities.
Mondee operates in a transitional period in which we are going from a private to public company, and we are learning how to meet internal control needs at the same time. As a newly public company, there is a risk that these internal controls over fraudulent or unlawful activities may not be wholly sufficient. For example, in 2017, the then-CFO of Rocketrip committed fraud by embezzling approximately $110,000 from Rocketrip by making payments to a fake vendor. Also, the former CFO of HariWorld Travel personally collected certain accounts receivable and did not return such collections to Mondee.
Mondee also may acquire companies where fraud may have taken place, which could make Mondee liable for such activities. Please see Risk Factor titled ‘Any due diligence conducted by us in connection with potential future acquisitions may not reveal all relevant considerations or liabilities of the target business, which could have a material adverse effect on our financial condition or results of operations’ for further information.
Mondee is subject to taxes in many jurisdictions globally.
Mondee is subject to a variety of taxes in many jurisdictions globally, including the United States, India, Thailand and Canada. Mondee is also subject to income and non-income taxes in the United States at the federal, state and local levels, and in many other countries. Significant judgment is required in determining its worldwide provision for taxes.
In the ordinary course of its business, there are many transactions and calculations where the ultimate tax determination is uncertain. Mondee operates in numerous countries where its tax returns are subject to audit and adjustment by local tax authorities. Because Mondee operates globally, the nature of the uncertain tax positions is often very complex and subject to change, and the amounts at issue can be substantial. It is inherently difficult and subjective to estimate such amounts, as Mondee has to determine the probability of various possible outcomes. Mondee re-evaluates uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Although Mondee believes its tax estimates are reasonable, the final determination of tax audits could be materially different from its historical tax provisions and accruals. Mondee’s effective tax rate may change from year to year based on changes in the mix of activities and income allocated or earned among various jurisdictions, tax laws in these jurisdictions, tax treaties between countries, its eligibility for benefits under those tax treaties, and the estimated values of deferred tax assets and liabilities. Such changes could result in an increase in the effective tax rate applicable to all or a portion of its income which would reduce its profitability.
Mondee establishes reserves for its potential liability for U.S. and non-U.S. taxes, including sales, occupancy and value-added taxes, consistent with applicable accounting principles and in light of all current facts and circumstances. These reserves represent its best estimate of its contingent liability for taxes. The interpretation of tax laws and the determination of any potential liability under those laws are complex, and the amount of its liability may exceed its established reserves.
New tax laws, statutes, rules, regulations or ordinances could be enacted at any time and existing tax laws, statutes, rules, regulations and ordinances could be interpreted, changed, modified or applied adversely to Mondee. These events could require Mondee to pay additional tax amounts on a prospective or retroactive basis, as well as require Mondee to pay fees, penalties or interest for past amounts deemed to be due. New, changed, modified or newly interpreted or applied laws could also increase its compliance, operating and other costs, as well as the costs of Mondee’s products and services. For example, on December 22, 2017, the Tax Cuts and Jobs Act, was signed into law. The TCJA contains significant changes to the U.S. corporate income tax system, including a reduction of the federal corporate income tax rate from 35% to 21%, a limitation of the tax deduction for interest expense to 30% of adjusted taxable income (as defined in the TCJA), base erosion provisions related to intercompany foreign payments and global low-taxed income, a one-time taxation of offshore earnings at reduced rates in connection with the transition of U.S. international taxation from a worldwide tax system to a partially territorial tax system, the elimination of U.S. tax on foreign earnings (subject to certain important exceptions), and the modification or repeal of many business deductions and credits. It is possible that U.S. tax law will be further modified by the Biden administration by increasing corporate tax rates, eliminating or modifying some of the provisions enacted in the TCJA or other changes that could have an adverse effect on its operations, cash flows and results of operations and contribute to overall market volatility.
Application of existing tax laws, rules or regulations are subject to interpretation by taxing authorities.
The application of domestic and international income and non-income tax laws, rules and regulations to Mondee’s historical and new products and services is subject to interpretation by the relevant taxing authorities. Given a focus on revenue generation, taxing authorities have become more aggressive in their enforcement of such laws, rules and regulations, resulting in increased audit activity and audit assessments and legislation, including new taxes on our technology platform and digital services. As such, potential tax liabilities may exceed its current tax reserves or may require us to modify its business practices and incur additional cost to comply, any of which may have a material adverse effect on its business.
The enactment of legislation implementing changes in taxation of domestic or international business activities, the adoption of other corporate tax reform policies, or changes in tax legislation or policies could materially affect our financial position and results of operations.
Many of the statutory laws, rules, and regulations imposing taxes and other obligations were enacted before the growth of the digital economy. Certain jurisdictions have enacted new tax laws, rules, and regulations directed at taxing the digital economy and multi-national businesses. If existing tax laws, rules, or regulations change, by amendment or new legislation, with respect to occupancy tax, sales tax, value-added taxes, goods and services tax, digital services tax, withholding taxes, revenue based taxes, unclaimed property, or other tax laws applicable to the digital economy or multi-national businesses, the result of these changes could increase our tax liabilities. Potential outcomes include, prospectively or retrospectively, additional responsibility to collect and remit indirect taxes, including on behalf of travel suppliers, imposition of interest and penalties, multiple levels of taxation, and an obligation to comply with information reporting laws or regulations requiring us to provide information about travel suppliers, customers, and transactions on our technology platform. The outcome of these changes may have an adverse effect on our business or financial performance. Demand for our products and services may decrease if we pass on such costs to the consumer; tax reporting and compliance obligations may result in increased costs to update or expand our technical or administrative infrastructure, or effectively limit the scope of our business activities if we decide not to conduct business in particular jurisdictions.
Taxing authorities have focused legislative efforts on tax reform, transparency, and base erosion prevention. As a result, policies regarding corporate income and other taxes in various jurisdictions are under heightened scrutiny, and tax reform legislation is being proposed or enacted in several jurisdictions. In general, changes in tax laws may affect our effective tax rate, increase our tax liabilities and impact the value of deferred tax balances. Since releasing its interim report in 2018, the Organization for Economic Co-operation and Development (“OECD”) has proposed measures to address corporate tax challenges of the digital economy. These measures include “Pillar One and Pillar Two” reports that focus on nexus, profit allocation, and minimum tax proposals. As the OECD continues its evaluation of these proposals, several territories have enacted or proposed measures to impose new digital services taxes on companies. These taxes are incremental to taxes historically incurred by the Company and result in taxation of the same revenue in multiple countries. The enacted and proposed measures may have an adverse effect on our business or financial performance.
Our tax liabilities in the future may also be adversely affected by changes to our operating structure, changes in the mix of revenue and earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax balances or the discontinuance of beneficial tax arrangements in certain jurisdictions. We continue to work with relevant governmental authorities and legislators, as appropriate, to clarify our obligations under existing, new and emerging tax laws, rules and regulations. However, due to the increasing pace of legislative changes and the scale of our business activities, any substantial changes in tax policies, enforcement activities or legislative initiatives may materially and adversely affect our business, the taxes we are required to pay, our financial position and results of operations.
Our business is subject to regulation in the U.S. and the other jurisdictions in which we operate, and any failure to comply with such regulations or any changes in such regulations could adversely affect us.
We are subject to various regulations in the U.S. and the international jurisdictions in which we operate. In addition, we maintain travel licenses and/or registrations in the jurisdictions that require them. We are required to renew our licenses, typically on an annual basis, and to do so, we must satisfy the licensee renewal requirements of each jurisdiction. Failure to satisfy any of the requirements to which our licensed entities are subject could result in a variety of regulatory actions ranging from a fine, a directive requiring remedial action, suspension of a license or, ultimately, revocation of a license.
We are subject to other laws and regulations on matters as diverse as anti-bribery and anti-corruption laws, internal controls over financial reporting, regulation by the DOT regarding the provision of air transportation, data privacy and protection, taxation, environmental protection, anti-trust, wage-and-hour standards, headcount reductions and employment and labor relations. In addition, certain of our clients have government contracts that subject them and us to governmental reporting requirements.
Supervision efforts and the enforcement of existing laws and regulations impact the scope and profitability of our existing business activities, limit our ability to pursue certain business opportunities and adopt new technologies, compromise our competitive position, and affect our relationships with partners, merchants, vendors and other third parties. Moreover, regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, such regulatory authorities could prevent or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us if our practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of such requirements by the regulatory authority. New laws or regulations could similarly affect our business, increase our costs of doing business and require us to change certain of our business practices and invest significant management attention and resources, all of which could adversely affect our results of operations and financial condition.
If we fail to satisfy regulatory requirements, our financial condition and results of operations could be adversely affected, and we may be restricted in our ability to take certain capital actions (such as declaring dividends or repurchasing outstanding shares) or engage in certain business activities or acquisitions, which could compromise our competitive position.
Our international operations are also subject to local government laws, regulations and procurement policies and practices which may differ from U.S. government regulations. For example, in Europe, computerized reservation systems regulations or interpretations of regulations may:
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increase our cost of doing business or lower our revenue;

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limit our ability to sell marketing data;

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impact relationships with travel agencies, airlines, rail companies, or others, impair the enforceability of existing agreements with travel agencies and other users of our system;

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prohibit or limit us from offering services or products; or

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limit our ability to establish or change fees.

Our business and financial performance could be adversely affected by unfavorable changes in or interpretations of existing laws, rules and regulations or the promulgation of new laws, rules and regulations applicable to us and our businesses, including those relating to travel, the provision of travel packages, the internet and online commerce, internet advertising and price display, consumer protection, licensing and regulations relating to the offer of travel insurance and related products, anti-corruption, anti-trust and competition, economic and trade sanctions, tax, banking, data security, the provision of payment services and privacy. For example, there are, and will likely continue to be, an increasing number of laws and regulations pertaining to the internet and online commerce that may relate to liability for information retrieved from or transmitted over the internet, display of certain taxes and fees, online editorial and user-generated content, user privacy, behavioral targeting and online advertising, taxation, liability for third-party activities and the quality of products and services. Additionally, certain foreign jurisdictions are considering regulations intended to address the issue of “overtourism,” including by restricting access to city centers or popular tourist destinations or limiting accommodation offerings in surrounding areas, such as by restricting the construction of new hotels or the renting of homes or apartments. Such regulations could adversely affect travel to, or our ability to offer accommodations in, such markets, which could negatively impact our business, growth and results of operations. Also, compliance with the European Economic Community (“EEC”) Council Directive on Package Travel, Package Holidays and Package Tours could be costly and complex, and could adversely impact our ability to offer certain packages in the EEC in the future.
Similarly, companies we acquired may not have been subject to U.S. laws until we acquired them. Until we are able to fully integrate our compliance processes into the operations of such acquired companies, we are at risk of the acquired company’s failure to comply with U.S. laws, rules and regulations. Failure by us and our subsidiaries to comply with these laws could subject us to government investigations, civil and criminal penalties and reputational harm, which could have a material adverse effect on our consolidated operating results and financial position. Further, we rely on third parties that we do not control, including travel suppliers, strategic partners, third party service providers and affiliates. If these third parties fail to meet our requirements or standards or the requirements or standards of applicable laws or governmental regulations, it could damage our reputation, make it difficult for us to operate some aspects of our business, or expose us to liability for their actions which could have an adverse impact on our business and financial performance.
We are subject to anti-corruption, anti-money laundering, and economic sanctions laws and regulations in the jurisdictions in which we operate, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and regulations administered and enforced by the U.S. Treasury’ Department’s Office of Foreign Assets Control (“OFAC”). Failure to comply with these laws and regulations could negatively impact our business, results of operations and financial condition.
Civil and criminal penalties may be imposed for violations of the FCPA, anti-money laundering laws and regulations, and regulations administered and enforced by OFAC and similar laws and regulations. Although we have policies in place with respect to compliance with the FCPA and similar laws, anti-money laundering laws and economic sanctions laws and regulations, we cannot assure you that our directors, officers, employees and agents will comply with those laws and our policies, and we may be held responsible for any such non-compliance. If we or our directors or officers violate such laws or other similar laws governing the conduct of our business (including local laws), we or our directors may be subject to criminal and civil penalties or other remedial measures, which could harm our reputation and have a material adverse impact on our business, financial condition and results of operations. Any investigation of any actual or alleged violations of such laws could harm our reputation or have an adverse impact on our business, financial condition and results of operations. The SEC, Department of Justice (“DOJ”) and OFAC, as well as foreign regulatory authorities, have continued to increase the enforcement of economic sanctions and trade regulations, anti-money laundering, and anti-corruption laws, across industries. As regulations continue to evolve and regulatory oversight continues to increase, we cannot guarantee that our programs and policies will be deemed compliant by all applicable regulatory authorities.
Economic sanctions and embargo laws and regulations, such as those administered and enforced by OFAC, vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. We cannot assure you that we will be in compliance with such laws, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations.
Mondee may engage with partners and third-party intermediaries to market its services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, Mondee or its third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. Mondee can be held liable for the corrupt or other illegal activities of these third-party intermediaries, and of its employees, representatives, contractors, partners, and agents, even if Mondee does not explicitly authorize such activities. Mondee cannot provide any assurance that all of its employees and agents will not take actions in violation of its policies and applicable law, for which Mondee may be ultimately held responsible.
In the future, we may acquire companies with business operations outside of the U.S., some of which may not have previously been subject to certain U.S. laws and regulations, including the FCPA, OFAC, or other anti-corruption, anti-money laundering and economic sanctions laws applicable to us. We may be held responsible for any violations of such laws by an acquired company that occurred prior to our acquisition, or subsequent to the acquisition but before we are able to institute our compliance procedures. The process of integrating an acquired company’s business into our operations is challenging, and we may have difficulty in implementing compliance procedures for newly applicable anti-corruption and economic sanctions laws.
Exchange rate fluctuations may negatively affect our results of operations.
Our functional and presentational currency is U.S. dollars and as a result, our consolidated financial statements are reported in U.S. dollars. We have acquired, and may in the future acquire, businesses that denominate their financial information in a currency other than the U.S. dollar and/or conduct operations or make sales in currencies other than U.S. dollars. When consolidating a business that has functional currency other than U.S. dollars, we will be required to translate the balance sheet and operational results of such business into U.S. dollars. Due to the foregoing, changes in exchange rates between U.S. dollars and other currencies could lead to significant changes in our reported financial results from period to period. Among the factors that may affect currency values are trade balances, levels of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political or regulatory developments. We currently do not engage in foreign currency hedging activities and although we may seek to manage our foreign exchange exposure, including by active use of hedging and derivative instruments, we cannot assure you that such arrangements will be entered into or available at all times when we wish to use them or that they will be sufficient to cover the risk.
We are and, from time to time we may be, involved in legal proceedings and may experience unfavorable outcomes, which could affect our business and results of operations.
We are, and in the future, may be, subject to material legal proceedings in the course of our business, including, but not limited to, actions relating to contract disputes, business practices, intellectual property and other commercial and tax matters. Such legal proceedings may involve claims for substantial amounts of money or for other relief or might necessitate changes to our business or operations, and the defense of such actions may be both time consuming and expensive. Further, if any such proceedings were to result in an unfavorable outcome, it could result in reputational damage and have a material adverse effect on our business, financial position and results of operations. Insurance may not cover such claims, may not provide sufficient payments to cover all of the costs to resolve one or more such claims and may not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby leading analysts or potential investors to reduce their expectations of our performance, which could reduce the market price of the Mondee Common Stock.
Our reported results of operations may be adversely affected by changes in accounting principles generally accepted in the U.S.
Generally accepted accounting principles in the U.S. are subject to interpretation by the Financial Accounting Standards Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported results of operations, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change.
Investments in us may be subject to foreign investment screening regulations which may impose conditions or limitations on certain investors.
Many jurisdictions continue to strengthen their foreign direct investment (“FDI”) screening regimes, and investments and transactions may be subject to review by FDI regulators if such investments are perceived to implicate national security policy priorities. Any review and approval of an investment or transaction by an FDI regulator may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. FDI regulatory policies and practices are rapidly evolving, and in the event that an FDI regulator reviews the Business Combination, there can be no assurances that the Business Combination will be able to proceed on the terms currently proposed. An FDI regulator may seek to prevent the Business Combination, require the divestiture of some or all of our business operations, impose requirements on the management, control and conduct of our business, or impose limitations or restrictions on, or prohibit, investments by certain investors.
Risks Related to Our Organization and Structure
We currently rely on, and following the Business Combination will continue to rely on the “controlled company” exemption under Nasdaq Stock Market Listing Rules, pursuant to which “controlled companies” are exempt from certain corporate governance requirements otherwise applicable under Nasdaq listing rules.
The Nasdaq Stock Market Listing Rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, a group or another company, from certain corporate governance requirements. We currently rely on the controlled company exemption for certain of the above requirements, including the requirement that director nominees be selected or recommended to the ITHAX Board by a majority of its independent directors, or by a nominating committee that is composed entirely of independent directors. In addition, immediately following the Closing, the Mondee Stockholder will beneficially own, in the aggregate, more than 50% of the combined voting power for the election of New Mondee’s Board. As a result, New Mondee will continue be a “controlled company” within the meaning of the Nasdaq listing rules. Accordingly, our stockholders will not be afforded the same protections generally as stockholders of other Nasdaq-listed companies with respect to corporate governance for so long as we rely on these exemptions from the corporate governance requirements.
Investment in new business strategies and acquisitions could disrupt our ongoing business and present risks not originally contemplated.
Our strategy involves evaluating and potentially entering complementary businesses. We have invested, and in the future may invest, in new business strategies and acquisitions. For example, we acquired Rocketrip in 2020 to increase our access to large corporate customers through an incentive platform that reduces corporate travel spending. We also have acquired, and in the future may acquire, businesses similar to those we already operate in an effort to expand our geographic markets, acquire technology or products or to otherwise improve or grow our business. Such endeavors may involve significant risks and uncertainties, including diversion of management’s attention from current operations, greater than expected liabilities and expenses, inadequate return on capital, new risks with which we are not familiar, legal compliance obligations that previously did not apply to us, integration risks and difficulties and unidentified issues not discovered in our investigations and evaluations of those strategies and acquisitions. As a result, entering new businesses involves risks and costs that could, if realized, have an adverse effect on our business, reputation, results of operations, profit margins, cash flows or financial condition, as well as on our ability to achieve the expected benefits of any such investments or acquisitions.
We may decide to make minority investments, including through joint ventures, in which we have limited or no management or operational control. The controlling person in such a case may have business interests, strategies or goals that are inconsistent with ours, and decisions of the company or venture in which we invested may result in harm to our reputation or business or adversely affect the value of our investment. A substantial portion of our goodwill and intangible assets were acquired in acquisitions. If we determine that any of our goodwill and intangible assets, or any goodwill or intangible assets acquired in future transactions, experiences a decline in value, we may be required to record an impairment which could materially, adversely affect our results of operations. Further, we may issue shares of New Mondee Common Stock in these transactions, which could result in dilution to our stockholders.
We may not be able to successfully integrate acquired businesses or combine internal businesses.
The integration of acquired businesses requires significant time and resources, and we may not manage these processes successfully. Further, as our businesses developed, our strategy evolved and market conditions changed, we have integrated businesses that had been managed independently, integrated certain functions across businesses and restructured or ceased operating certain assets or businesses, and we may do so in the future, including through divestitures. These integrations may be of varying degree, depending on many factors such as business compatibility, strategic goals or geographic location, among others. Integrations are complex, often involve additional or unexpected costs and create a variety of issues and risks, including:
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disruption or harm to the businesses involved;

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disruption to our other businesses, including as a result of the need for management to spend time and attention on the integration;

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difficulty combining different company cultures, systems, reporting structures, titles and job descriptions and compensation schemes;

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problems retaining key personnel, in particular at the acquired or integrated company;

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loss of travel service providers or partners of the acquired business; and

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difficulty implementing and maintaining effective controls, procedures and policies.

We may not successfully integrate companies or achieve the strategic, financial or operating objectives of the acquisition or integration, any of which could adversely affect our business, results of operations or the value of our acquisitions.
Risks Relating to Ownership of Our Common Stock following the Business Combination
An active trading market for the Mondee Common Stock may never develop or be sustained, which may cause shares of the Mondee Common Stock to trade at a discount to the price implied by the Business Combination and make it difficult to sell shares of Mondee Common Stock.
We expect to list the Mondee Common Stock under the symbol “MOND” on the Nasdaq. However, we cannot assure you that an active trading market for the Mondee Common Stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for the Mondee Common Stock will develop or be maintained, the liquidity of any trading market, your ability to sell your shares of the Mondee Common Stock when desired or the prices that you may obtain for your shares. Additionally, the Mondee Common Stock likely will not be eligible to be included in certain stock indices because of our dual class voting structure. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P, Dow Jones and FTSE Russell have each announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500. These changes exclude companies with multiple classes of shares from being added to these indices.
Shareholders who redeem their ITHAX public shares may continue to hold any public warrants they own, which results in additional dilution to non-redeeming holders upon exercise of the public warrants.
Public shareholders who redeem their ITHAX public shares may continue to hold any public warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such public warrants. Assuming (i) all redeeming public shareholders acquired public units in the IPO and continue to hold the public warrants that were included in the public units, and (ii) maximum redemption of the ITHAX public shares held by the redeeming public shareholders, 12,075,000 public warrants would be retained by redeeming public shareholders with a value of $6,481,860, based on the market price of approximately $0.54 of the public warrants as of May 13, 2022, the record date. As a result, the redeeming public shareholders would recoup their entire investment and continue to hold public warrants with an aggregate market value of $6,481,860, while non-redeeming public shareholders would suffer additional dilution in their percentage ownership and voting interest of New Mondee upon exercise of the public warrants held by redeeming public shareholders.
Concentration of ownership among New Mondee’s executive officers, directors and their respective affiliates may limit other stockholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over New Mondee.
Upon completion of the Business Combination, the executive officers and directors of New Mondee, excluding Prasad Gundumogula, who will serve as New Mondee’s Chief Executive Officer, and their respective affiliates are expected to beneficially own, in the aggregate, approximately 6.1% of outstanding New Mondee Common Stock, assuming no public shareholders redeem their Class A ordinary shares. Upon the closing of the Business Combination, Mr. Gundumogula will beneficially own more than 61% of the outstanding shares of New Mondee Common Stock through his control of Mondee Holdings, LLC, the sole holder of capital stock of Mondee. In addition, Mr. Gundumogula may potentially receive 6,000,000 Earn-Out Shares upon the closing of the Business Combination. This significant concentration of ownership may have a negative impact on the trading price for the New Mondee Common Stock because investors often perceive disadvantages in owning stock in companies where there is a concentration of ownership in a small number of stockholders. In addition, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of New Mondee or its assets. This concentration of ownership could limit other stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit the other stockholders.
The market price of the Mondee Common Stock may be volatile and fluctuate substantially, which could cause the value of your investment to decline.
The trading price of the Mondee Common Stock following the Business Combination is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in the Mondee Common Stock. Factors that could cause fluctuations in the trading price of the Mondee Common Stock include the following:
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price and volume fluctuations in the overall stock market from time to time;

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volatility in the trading prices and trading volumes of travel industry stocks;

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changes in operating performance and stock market valuations of other travel companies generally, or those in our industry in particular;

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sales of shares of the Mondee Common Stock by stockholders or by us;

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failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

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the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

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announcements by us or our competitors of new offerings or platform features;

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the public’s reaction to our press releases, other public announcements and filings with the SEC;

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rumors and market speculation involving us or other companies in our industry;

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actual or anticipated changes in our results of operations or fluctuations in our results of operations;

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the COVID-19 pandemic and its impact on the travel industry;

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actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

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litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

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developments or disputes concerning our intellectual property or other proprietary rights;

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announced or completed acquisitions of businesses, services or technologies by us or our competitors;

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new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

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changes in accounting standards, policies, guidelines, interpretations or principles;

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any significant change in our management;

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general economic conditions and slow or negative growth of our markets; and

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other factors described in this “Risk Factors” section.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
If securities analysts do not publish research or reports about our business or if they publish negative evaluations of the Mondee Common Stock, the market price and trading volume of the Mondee Common Stock could decline.
The trading market for the Mondee Common Stock will rely, in part, on the research and reports that industry or financial analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by industry or financial analysts. If no, or few, analysts commence coverage of us, the trading price of the Mondee Common Stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of the Mondee Common Stock, the price of the Mondee Common Stock could decline. If one or more of these analysts cease to cover the Mondee Common Stock, we could lose visibility in the market for the Mondee Common Stock, which in turn could cause our stock price to decline.
Future resales of the New Mondee Common Stock issued in connection with the Transactions may cause the market price of the New Mondee Common Stock to drop significantly, even if New Mondee’s business is doing well.
The Sponsor agreed not to transfer any New Mondee Common Stock issued prior to Closing, during the period beginning on the Closing Date and ending on the date that is the earlier of (A) six (6) months after the Closing Date, (B) the date on which the closing price of the New Mondee Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading-day period commencing at least ninety (90) calendar days following the Closing Date and (C) the date on which ITHAX consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing, which results in the stockholders immediately prior to such transaction having beneficial ownership of less than fifty percent (50%) of the outstanding voting securities of the combined company. The Mondee Stockholder will be subject to the same transfer restrictions with respect to the New Mondee Common Stock to be received by them in connection with the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”
At Closing, New Mondee will enter into the Registration Rights Agreement providing the Sponsor, Mondee Stockholder, and the other parties thereto with certain demand registration rights and piggy-back registration rights with respect to registration statements filed by New Mondee after the closing. An aggregate of 74,300,000 shares of New Mondee Common Stock are subject to resale registration rights. Such shares include (i) the 7,000,000 PIPE Shares; (ii) up to 60,800,000 Merger Consideration shares; and (iii) an aggregate of up to 6,500,000 Earn-Out Shares. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”
Upon expiration of the applicable lock-up periods and upon the effectiveness of any registration statement New Mondee files pursuant to the above-referenced Registration Rights Agreement, or as required under the subscription agreements with the PIPE Investors, in a registered offering of securities pursuant to the Securities Act, or otherwise in accordance with Rule 144 under the Securities Act, the Sponsor, the Mondee Stockholder, and the PIPE Investors may sell large amounts of New Mondee Common Stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the New Mondee Common Stock or putting significant downward pressure on the price of the New Mondee Common Stock.
Downward pressure on the market price of the New Mondee Common Stock that likely will result from sales of New Mondee Common Stock issued in connection with exercise of warrants or sales of warrants upon expiration of any applicable lock-up periods could encourage short sales of New Mondee Common Stock by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of New Mondee Common Stock could have a tendency to depress the price of the New Mondee Common Stock, which could increase the potential for short sales.
We cannot predict the size of future issuances of New Mondee Common Stock or warrants to subscribe for New Mondee Common Stock or the effect, if any, that future issuances and sales of New Mondee Common Stock to subscribe for New Mondee Common Stock will have on the market price of the New Mondee Common Stock. Sales of substantial amounts of New Mondee Common Stock (including those issued in connection with the business combination), or the perception that such sales could occur, may adversely affect prevailing market prices of New Mondee Common Stock.
Risks Related to Mondee’s Business and to New Mondee’s Business Following the Business Combination
We will incur significant increased costs as a result of the Business Combination and as a result of being a public company, and our management will be required to devote substantial time to new compliance initiatives.
We will incur significant transaction costs in connection with the Business Combination. We have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by us at the Closing of the Transactions.
As a public company, we will incur significant legal, accounting and other expenses that Mondee did not incur as a private company. While we are investing heavily in upgrading our financial systems, we expect these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly. These expenses will increase once Mondee is no longer an “emerging growth company” as defined under the JOBS Act. Additionally, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies that did not previously apply to Mondee, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and Nasdaq, will increase the costs and the time that must be devoted to compliance matters. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain our current levels of such coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on the Mondee Board, on our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to the delisting of the Mondee Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
Even if the Business Combination is approved, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination, including, among other things, regulatory approvals. ITHAX and Mondee may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause ITHAX and Mondee to each lose some or all of the intended benefits of the Business Combination.
Risks Related to the Business Combination and ITHAX
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “ITHAX,” “we,” “us” or “our” refers to ITHAX prior to the Business Combination and to New Mondee and its consolidated subsidiaries following the Business Combination.
The Sponsor and the other Initial Shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.
Unlike some other blank check companies in which the Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has, pursuant to the Sponsor Support Agreement, agreed, among other things, to vote all of its ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Business Combination). In addition, pursuant to the ITHAX Letter Agreement, our Initial Shareholders (including the Sponsor), agreed to vote in favor of the Business Combination Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 21.1% of the issued and outstanding ordinary shares.
Neither the ITHAX Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the ITHAX Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that ITHAX is paying for Mondee is fair to ITHAX from a financial point of view. Neither the ITHAX Board nor any committee thereof obtained a third party valuation in connection with the Business Combination. In connection with considering the risks applicable to the Business Combination, the ITHAX Board and management conducted due diligence on Mondee and researched the industry in which Mondee operates. The ITHAX Board reviewed due diligence summaries prepared by outside advisors. Members of ITHAX management discussed the findings contained therein with such outside advisors throughout the time period leading up to approval of the Business Combination. These due diligence materials were based on each of the advisor’s respective expertise and their review of materials provided by Mondee throughout the due diligence process. In addition, the ITHAX management team and Board reviewed, among other things, market data information on selected comparable companies; initial investor feedback on Mondee and the proposed transactions; current information and forecast projections provided by Mondee’s management; and the implied purchase price multiple of Mondee and the financial terms set forth in the Business Combination Agreement. After careful consideration, the ITHAX Board concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the ITHAX Board and management in valuing Mondee, and the ITHAX Board and management may not have properly valued Mondee’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Background of the Transactions”.
The resignation of Deutsche Bank, one of ITHAX’s placement agents and capital markets advisors, may indicate that it may be unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction.
On June 10, 2022, Deutsche Bank resigned from its role as capital markets advisor and placement agent to ITHAX in connection with the Business Combination and waived all rights to fees and compensation in connection with such roles, and ITHAX mutually accepted this resignation. As a result of this resignation and the associated waiver of fees, the transactions fees payable by ITHAX and Mondee at the consummation of the Business Combination will be reduced by $3.5 million. The placement agency services being provided by Deutsche Bank were substantially complete at the time of its resignation, with any fees payable to Deutsche Bank for such services contingent upon the Closing of the Business Combination. The availability of the PIPE Financing is not impacted by the resignation of Deutsche Bank as all placements in the PIPE Financing were either made by AXIA Capital or facilitated by ITHAX and/or Mondee.
Deutsche Bank did not prepare or provide any of the disclosures in this prospectus/proxy statement or any analysis underlying such disclosure or any other materials that have been provided to ITHAX’s shareholders or the PIPE Investors. However, as with other members of the transaction working group, Deutsche Bank did receive drafts of this prospectus/proxy statement prepared by ITHAX and Mondee and provided limited comments in the ordinary course. We also provided to and discussed with Deutsche Bank the disclosures in this proxy statement/prospectus pertaining to its roles and resignation, and Deutsche Bank did not agree with either the risks or the conclusions stated herein that are associated with its roles and resignation. Shareholders should not put any reliance on the fact that Deutsche Bank was previously involved with any aspect of the transactions described in this prospectus/proxy statement.
Neither ITHAX nor Mondee relied on their respective financial advisors in the preparation and analysis of the materials, including projections, provided to the ITHAX Board for use as a component of its overall evaluation of Mondee. Deutsche Bank has resigned from its engagement as a placement agent and one of the capital markets advisors to ITHAX and has disclaimed any responsibility for the contents of this proxy statement/prospectus.
In connection with such resignation, Deutsche Bank waived all rights to any fees and compensation owed to it, all of which fees and compensation related to services that had already been rendered. We believe that such a resignation and fee waiver for services already rendered is unusual. While Deutsche Bank did not provide any additional detail in its resignation letters either to ITHAX or to the Securities and Exchange Commission, such resignation may be an indication by Deutsche Bank that it does not want to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction. Neither ITHAX nor Mondee will speculate about the reasons why Deutsche Bank withdrew from its roles as a placement agent and a capital markets advisor to ITHAX in connection with the Business Combination and forfeited its fees after performing substantially all the work to earn such fees. Accordingly, shareholders should not place any reliance on the fact that Deutsche Bank has been previously involved with this transaction.

Litigation or legal proceedings could expose any of ITHAX, Mondee and, following the consummation of the Business Combination, New Mondee, to significant liabilities and have a negative impact on ITHAX’s, Mondee’s or New Mondee’s respective reputations or business, as applicable.
Each of ITHAX, Mondee and, following the consummation of the Business Combination, New Mondee, may become subject to claims, litigation, disputes and other legal proceedings from time to time. We evaluate these claims, litigation, disputes and other legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to each management team at the time of its respective assessment and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates.
Under the terms of the DB Engagement Letter, ITHAX agreed to indemnify and hold harmless and its directors, officers, agents, and employees and each other person, if any, who controls Deutsche Bank, within the meaning of the Securities Act, against any and all claims, losses, damages, liabilities, costs, and expenses as incurred arising related to or arising out of or in connection with, in each case, any actual or proposed transactions giving rise to or contemplated by the DB Engagement Letter or Deutsche Bank’s engagement under the DB Engagement Letter. Accordingly, if any claims, litigation, disputes or other legal proceedings are brought by third parties against Deutsche Bank in relation to the services it provided to ITHAX under any of these agreements, then ITHAX may be liable to pay for or reimburse Deutsche Bank for the losses and costs it incurs, unless such claims, losses, damages, liabilities, costs, or expenses arise primarily and directly out of or are based primarily or directly upon any action or failure to act by Deutsche Bank that is found in a final and non-appealable judicial determination by a court of competent jurisdiction (or settlement tantamount thereto) to constitute willful misconduct or gross negligence on the part of such indemnified party.
If such losses and claims are brought following the consummation of the Business Combination, then New Mondee may be exposed to similar liabilities and negative impact. Even when not merited or whether or not ITHAX, Mondee or New New Mondee, as applicable, ultimately prevails, the defense of these lawsuits may divert management’s attention, and we may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against any of ITHAX, Mondee and, following the consummation of the Business Combination, New Mondee, which could negatively impact any of our financial positions, cash flows or results of operations. An unfavorable outcome of any legal dispute following the consummation of the Business Combination could imply that New Mondee becomes liable for damages or may have to modify its business model. Further, any liability or negligence claim against New Mondee in US courts may, if successful, result in damages being awarded that contain punitive elements and therefore may significantly exceed the loss or damage suffered by the successful claimant. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future. A settlement or an unfavorable outcome in a legal dispute could have an adverse effect on New Mondee’s business, financial condition, results of operations, cash flows and/or prospects.
Furthermore, while ITHAX and Mondee maintain and, following the consummation of the Business Combination, New Mondee will maintain, insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute its entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.
Cantor has a potential conflict of interest regarding the Business Combination.
As disclosed elsewhere herein, Cantor served as the underwriter for the ITHAX initial public offering and will receive approximately $9,082,500 of deferred underwriting commission therefrom in connection with the consummation of ITHAX’s initial business combination. Cantor has agreed to waive its rights to its deferred underwriting commissions held in the trust account in the event ITHAX does not complete its initial business combination prior to February 1, 2023 (subject to any extension period thereof), and in such a circumstance, will not receive any of such funds.
As described further below, Cantor is also providing certain services in connection with the Transactions, and will receive compensation in connection therewith. Cantor’s receipt of the deferred underwriting commissions is not dependent on their provision of services in connection with the Transactions.
As discussed under “Proposal No. 1 — The Business Combination Proposal — Background of the Transactions,” Cantor is serving as a capital markets advisor to ITHAX in connection with the Transactions. Pursuant to this agreement, Cantor facilitates non-deal roadshows on the Business Combination for institutional investors and provides market color on potential redemption by certain investors. Upon the consummation of the Transactions, Cantor will receive the ITHAX Financial Advisory Fee. Thus, upon consummation of the Transactions, ITHAX will pay Cantor an aggregate of $10,082,500, comprised of the ITHAX Financial Advisory Fee and $9,082,500 in deferred underwriting commissions for serving as sole book running manager of the ITHAX’s initial public offering.
Additionally, as discussed under “Proposal No. 1 — The Business Combination Proposal — Background of the Transactions,” Mondee engaged Cantor to serve as financial advisor in connection with any sell-side transaction. Pursuant to the terms of Cantor’s engagement with Mondee, Cantor has agreed to assist Mondee in a review and analysis of the business, financial condition and prospects any potential acquiror, to prepare and implement a marketing plan and solicit proposals from prospective acquirors and to assist Mondee in negotiating any Transaction and reviewing the terms of any such Transaction. In respect of such services, upon the consummation of the Transactions, Cantor will receive the Mondee Financial Advisory Fee.
Because (i) Cantor will only receive its deferred underwriting commissions upon the consummation of ITHAX’s initial business combination by February 1, 2023 (subject to any extension period thereof), (ii) Cantor will only receive the ITHAX Financial Advisory Fee upon the consummation of the Transactions, and (iii) Cantor will receive the Mondee Financial Advisory Fee upon the consummation of the Transactions, Cantor has an interest in the Transactions being consummated. Such interest may have presented, and may in the future present, a conflict of interest. ITHAX was aware of and considered such potential conflicts in engaging Cantor as its financial advisor. ITHAX’s shareholders should consider the role of Cantor in evaluating “Proposal No. 1 — The Business Combination Proposal” and the other proposals.
The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.
In December 2019, a COVID-19 outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, educational institutions and governmental entities. Given the ongoing and dynamic nature of the COVID-19 pandemic, it is difficult to predict the impact on the business of ITHAX, Mondee and New Mondee, and there is no guarantee that efforts by ITHAX, Mondee and New Mondee to address the adverse impact of the COVID-19 pandemic will be effective. If ITHAX or Mondee are unable to recover from a business disruption on a timely basis, the Business Combination and New Mondee’s business and financial conditions and results of operations following the completion of the Business Combination will be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus pandemic, and become more costly. Each of ITHAX and Mondee may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect their financial condition and results of operations.
Since the Initial Shareholders, including the Sponsor and ITHAX’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, conflicts of interest exist in determining whether the Business Combination with Mondee is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if the Business Combination is not completed.
When you consider the recommendation of the ITHAX Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including the Sponsor and

ITHAX’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of ITHAX shareholders and warrant holders generally.
These interests include, among other things, the interests listed below:
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the fact that the Initial Shareholders have agreed, as part of ITHAX’s initial public offering and without any separate consideration provided by ITHAX for such agreement, not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that, in October 2020, the Sponsor paid an aggregate of $25,000, or approximately $0.005 per share, to cover certain of ITHAX’s offering costs in exchange for 5,031,250 Class B ordinary shares. On January 27, 2021, ITHAX effectuated a stock dividend of 0.2 shares for each ordinary share outstanding, resulting in there being an aggregate of 6,037,500 Class B ordinary shares outstanding. On October 16, 2020, and October 28, 2020, the Sponsor transferred certain of the Class B ordinary shares to members of our management team. Because Cantor fully exercised the over-allotment option on February 1, 2021, the Sponsor retained the 787,500 Class B shares that were subject to forfeiture, and all 6,037,500 Class B ordinary shares remain outstanding as of the date hereof. If the Business Combination with Mondee or another business combination is not consummated by February 1, 2023 (unless such date is extended in accordance with the Existing Governing Documents), ITHAX will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, the Class B ordinary shares held by the Initial Shareholders, including ITHAX’s directors and officers, would be worthless, because the Initial Shareholders are not entitled to participate in any redemption or distribution with respect to such shares and have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them. Such Class B ordinary shares had an aggregate market value of $59,288,250 based upon the closing price of $9.82 per share of Class A ordinary shares on the Nasdaq on June 22, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus and an aggregate market value of $59,227,875 based upon the closing price of $9.81 per share of Class A ordinary shares on the Nasdaq on May 13, 2022, the record date. As a result of the low initial purchase price, the Sponsor, its affiliates and ITHAX’s management team and advisors stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as ITHAX’s public shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, our officers and directors, and their respective affiliates and associates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by February 1, 2023, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Class B ordinary shares;

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the fact that simultaneously with the consummation of the initial public offering, ITHAX consummated the private placement of an aggregate of 675,000 private placement units to the Sponsor and Cantor, at a purchase price of $10.00 per private placement unit (or $6,750,000 in the aggregate). All of the proceeds ITHAX received from these sales were placed in the trust account. The private placement shares underlying the private placement units had an aggregate market value of $6,621,750 based upon the closing price of $9.81 per ITHAX Class A ordinary share on Nasdaq on the record date. The private placement warrants underlying the private placement units had an aggregate market value of $181,170 based upon the closing price of $0.54 per ITHAX public warrant on Nasdaq on the record date. If the Business Combination with Mondee or another business combination is not consummated by February 1, 2023, the proceeds from the sale of the private placement units held in the trust account will be used to fund the redemption of the ITHAX public shares (subject to the requirements of applicable law) and the private placement units (and the underlying securities) will be worthless. There will be no redemption rights or liquidating distributions from the trust account with respect to the private placement units (or the underlying securities);

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the fact that the Sponsor has invested an aggregate of $4,675,000 (consisting of $25,000 for the 6,037,500 Class B ordinary shares, or approximately $0.005 per share, and $4,650,000 for the private placement units, but excluding the purchase price of the PIPE Shares the Sponsor has agreed to purchase) means that the Sponsor and our officers and directors stand to make significant profit on their investment and could potentially recoup their entire investment in ITHAX even if the trading price of our Class A ordinary shares were as low as $1.39 per share (assuming no redemptions and even if the private placement units (and the underlying securities) are worthless) and, therefore, the Sponsor and our officers and directors may experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment;
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the fact that to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to ensure that the proceeds in the trust account are not reduced below (1) $10.00 per public share or (2) such lesser amount per share as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, by the claims of target businesses or claims of vendors or other entities that are owed money by ITHAX for services rendered or contracted for or products sold to ITHAX. The agreement entered into by the Sponsor specifically provides for two exceptions to the indemnity it has given: the Sponsor will have no liability (a) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with ITHAX waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (b) as to any claims for indemnification by the underwriters of ITHAX’s initial public offering against certain liabilities, including liabilities under the Securities Act. Neither Marcum LLP, ITHAX’s independent registered public accounting firm, nor Cantor, executed agreements with ITHAX waiving such claims to the monies held in the trust account. ITHAX did not require the Sponsor to reserve for such indemnification obligations, nor did ITHAX independently verify whether the Sponsor has sufficient funds to satisfy its indemnity obligations. ITHAX believes that the Sponsor’s only assets are securities of ITHAX. Therefore, ITHAX believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so;

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the fact that if ITHAX does not complete an initial business combination by February 1, 2023, ITHAX may use a portion of its working capital held outside the trust account to repay any working capital loans, but no proceeds held in the trust account would be used to repay any working capital loans. As of May 13, 2022, the record date, there was approximately $241,707,723.58 in investments and cash held in the trust account and approximately $210,313.61 of cash held outside the trust account available for working capital purposes;

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the fact that Orestes Fintiklis, a current director and Chief Executive Officer of ITHAX, will be a director of New Mondee after the Closing of the Transactions. As a result, Mr. Fintiklis may receive cash fees, stock options or stock awards that New Mondee’s board determines to pay to its directors after the Closing of the Business Combination;

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the fact that the Sponsor and ITHAX’s officers and directors will lose their entire investment in ITHAX, which, as stated above, consists of 6,037,500 Class B ordinary shares and 465,000 Class A ordinary shares, with a market value of $63,854,550, based on the closing price of $9.82 of the Class A ordinary shares as of June 22, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, and 232,500 private placement warrants with an aggregate market value of approximately $95,325, based on the closing price of the public warrants of $0.41 as of as of June 22, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, and will not be reimbursed for any loans, advances or out-of-pocket expenses, if an initial business combination is not consummated by February 1, 2023, which would result in an aggregate loss of $63,949,875;

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the fact that the Sponsor and ITHAX’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether Mondee is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The ITHAX Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to public shareholders that they approve the Business Combination;

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the fact that if ITHAX is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, the Sponsor has agreed to advance the funds necessary to pay such costs and complete such liquidation and not to seek repayment for such expenses;

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the fact that, if the trust account is liquidated, including in the event ITHAX is unable to complete an initial business combination by February 1, 2023, the Sponsor has agreed to indemnify ITHAX to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which ITHAX has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ITHAX, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

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the fact that upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, ITHAX’s officers and directors and their respective affiliates and associates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by ITHAX from time to time, made by the Sponsor or certain of ITHAX’s officers and directors to finance transaction costs in connection with an intended initial business combination;

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the fact that the Sponsor (including its representatives and affiliates) and ITHAX’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to ITHAX. The Sponsor and ITHAX’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to ITHAX completing its initial business combination. Moreover, certain of ITHAX’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. ITHAX’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to ITHAX, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in ITHAX’s favor and such potential business opportunities may be presented to other entities prior to their presentation to ITHAX, subject to applicable fiduciary duties under the Cayman Islands Companies Act. ITHAX’s amended and restated memorandum and articles of association provide that ITHAX renounces its interest in any corporate opportunity offered to any director or officer of ITHAX;

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the fact that following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to ITHAX and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances to ITHAX for working capital expenses, and there are no outstanding fees or out-of-pocket expenses for which the Sponsor and its affiliates are waiting reimbursement. As of the date of this proxy statement/prospectus, there are no outstanding loans, fees or out-ofpocket expenses for which ITHAX’s officers or directors are awaiting reimbursement;

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the fact that the Sponsor will be party to the Registration Rights Agreement, which will come into effect at the Closing Date;

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the fact that the Registration Rights Agreement will be entered into by the Sponsor and it will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions, following the consummation of the Business Combination;

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the fact that the Sponsor, affiliates of the Sponsor, and/or assignees, including certain of ITHAX’s officers and directors, will purchase 260,000 PIPE Shares for an aggregate price of $2,600,000 in the PIPE Financing on the same terms as the other PIPE Investors;

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the fact that the Sponsor has agreed to transfer to George Syllantavos, an independent director of ITHAX, four percent of the Class B ordinary shares held by the Sponsor, with such percentage including the number of Class B ordinary shares he already holds, immediately following the consummation of a business combination;

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the fact that ITHAX has an obligation to pay $500,000 in fees to AXIA Capital Markets LLC (“AXIA Capital”) in consideration for AXIA Capital’s services as placement agent for the PIPE Financing is contingent upon the Closing of the Transactions;

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the fact that ITHAX has an obligation to pay $1,000,000 in fees to Cantor Fitzgerald & Co. (“Cantor”) in consideration for Cantor’s services as capital markets advisor is contingent upon the Closing of the Transactions;

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the fact that ITHAX has an obligation to pay $500,000 in fees to Northland Securities, Inc. (“Northland”) in consideration for Northland’s services as capital markets advisor is contingent upon the Closing of the Transactions;

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the fact that ITHAX has an obligation to pay $500,000 in fees to D.A. Davidson & Co. (“Davidson”) in consideration for Davidson’s services as capital markets advisor is contingent upon the Closing of the Transactions;

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the continued indemnification of ITHAX’s directors and officers and the continuation of ITHAX’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

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the fact that ITHAX may be entitled to distribute or pay over funds held by ITHAX outside the trust account to the Sponsor or any ITHAX Related Party (as defined in the Business Combination Agreement) prior to Closing.

See “Business Combination Proposal-Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” for additional information on interests of ITHAX’s Sponsor, directors and executive officers.
The personal and financial interests of the Initial Shareholders as well as ITHAX’s directors and executive officers may have influenced their motivation in identifying and selecting Mondee as a business combination target, completing an initial business combination with Mondee and influencing the operation of the business following the initial business combination. In considering the recommendations of the ITHAX Board to vote for the proposals, the shareholders of ITHAX should consider these interests.
The Sponsor and its affiliates are active investors across a number of different investment platforms, which we and the Sponsor believe improved the volume and quality of opportunities that were available to ITHAX. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide the Sponsor with the flexibility to evaluate opportunities across these platforms, our amended and restated memorandum and articles of association provide that we renounce our interest in any business combination opportunity offered to any founder, director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and is an opportunity that we are able to complete on a reasonable basis. This waiver allows the Sponsor and its affiliates to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the investment vehicle. We do not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on our search for an acquisition target.
The Sponsor may have interests in the Business Combination different from the interests of public shareholders and may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate.
The Sponsor has financial interests in the Business Combination that are different from, or in addition to, those of other public shareholders generally. In addition, the Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether Mondee is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The ITHAX Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to public shareholders that they approve the Business Combination.

The Business Combination may be subject to U.S. foreign investment regulations, which may impose conditions on or prevent the consummation of the Business Combination. Such conditions or limitations could also potentially make New Mondee Common Stock less attractive to investors or cause our future investments to be subject to U.S. foreign investment regulations.
Investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to U.S. laws that regulate foreign investments in U.S. businesses and access by foreign persons to technology developed and produced in the United States. These laws include Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, and the regulations at 31 C.F.R. Parts 800 and 802, as amended, administered by the Committee on Foreign Investment in the United States (“CFIUS”).
Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a “U.S. business” by a “foreign person” (in each case, as such terms are defined in 31 C.F.R. Part 800) always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective in 2020, expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person, but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” (in each case, as such terms are defined in 31 C.F.R. Part 800).
The contemplated investments by Sponsor and foreign persons controlling certain PIPE Investors in connection with the Business Combination will result in investments in us by non-U.S. persons that could be considered by CFIUS to be covered investments or minority interests that could result in a covered control transaction that CFIUS would have authority to review. For example, Mr. Fintiklis, who is a Cypriot national and a permanent resident of the United States, currently serves as the Chief Executive Officer of ITHAX and will serve as a director of New Mondee if the Business Combination is approved, controls Ithaca Capital Partners 6 LLC, a Delaware limited liability company and one of the managing members of the Sponsor. The other managing member of the Sponsor is GMDA Capital Opportunities Ltd, an entity organized under the laws of Cyprus. Certain PIPE Investors are also foreign persons or controlled by foreign persons.
CFIUS or another U.S. governmental agency could choose to review the Business Combination or past or proposed transactions involving new or existing foreign investors in New Mondee, even if a filing with CFIUS is or was not required at the time of such transaction. There can be no assurances that CFIUS or another U.S. governmental agency will not choose to review the Business Combination. Any review and approval of an investment or transaction by CFIUS may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS policies and agency practices are rapidly evolving, and in the event that CFIUS reviews the Business Combination or one or more proposed or existing investment by investors, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to the parties to the Business Combination or such investors. Among other things, CFIUS could seek to impose limitations or restrictions on, or prohibit, investments by such investors (including, but not limited to, limits on purchasing New Mondee Common Stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things) or CFIUS could order us to divest all or a portion of Mondee if we had proceeded without first obtaining CFIUS clearance.
If CFIUS elects to review the Business Combination, the time necessary to complete such review of the Business Combination or a decision by CFIUS to prohibit the Business Combination could prevent ITHAX from completing the Business Combination with Mondee prior to July 31, 2022, after which date (i) either ITHAX or Mondee may elect to terminate the Business Combination Agreement or (ii) PIPE Investors may elect to terminate their obligations under the Subscription Agreements.
If ITHAX is not able to consummate the Business Combination with Mondee nor able to complete another business combination by February 1, 2023, as such date may be extended pursuant to the Existing Governing Documents, ITHAX will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish ITHAX public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of ITHAX remaining shareholders and the ITHAX board, liquidate and dissolve, subject in each case to ITHAX’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws. In such case, ITHAX’s public shareholders may only receive approximately $10.00 per share and ITHAX’s warrants will expire worthless. Moreover, ITHAX public shareholders will not receive the benefit of any price appreciation of Class A ordinary shares resulting from a business combination with a target company.
We may waive one or more of the conditions to the Business Combination.
We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by the Proposed Charter and Bylaws Proposal and applicable laws. However, if our Board determines that a failure to satisfy the condition is not material, then our Board may elect to waive that condition and close the Business Combination. We may not waive the condition that our shareholders approve the Business Combination. Please see the section titled “Business Combination Proposal-Conditions to Closing of the Business Combination” for additional information.
The exercise of ITHAX’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination results in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in ITHAX’s shareholders’ best interest.
In the period leading up to the Closing of the Transactions, events may occur that, pursuant to the Business Combination Agreement, would require ITHAX to agree to amend the Business Combination Agreement, to consent to certain actions taken by Mondee or to waive rights that ITHAX is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Mondee’s business, a request by Mondee to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Mondee’s business or could entitle ITHAX to terminate the Business Combination Agreement. In any of such circumstances, it would be at ITHAX’s discretion, acting through its Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is best for ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, ITHAX does not believe there will be any changes or waivers that ITHAX’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, ITHAX will circulate a new or amended proxy statement/prospectus and resolicit proxies from ITHAX’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
Past performance by ITHAX and by our management team may not be indicative of future performance of an investment in ITHAX or New Mondee.
Past performance by ITHAX and by our management team is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of ITHAX or our management team’s performance as indicative of the future performance of an investment in ITHAX or New Mondee or the returns ITHAX or New Mondee will, or is likely to, generate going forward.
Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Mondee has identified all material issues or risks associated with Mondee, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Mondee. Accordingly, any shareholders of ITHAX who choose to remain New Mondee stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Mondee, some of whom may be from Mondee (and, potentially though not currently expected, ITHAX), and some of whom may join New Mondee following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Mondee.
Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although not currently expected, some of ITHAX’s key personnel may potentially remain with the target business in senior management or advisory positions following our business combination. We expect New Mondee’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.
The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Mondee’s actual financial position or results of operations would have been.
The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Mondee being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of Mondee at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such unaudited pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our unaudited pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”
The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New Mondee.
At the time of entering into the Business Combination Agreement, we did not know how many shareholders may exercise their redemption rights, and, therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) approval by ITHAX’s and Mondee’s respective stockholders, (ii) the expiration or termination of the waiting period under the HSR Act and the obtaining of any consents required under antitrust laws or foreign direct investment laws in the jurisdictions specified on a schedule, (iii) no law or order enjoining or prohibiting the consummation of the Transactions being in force, (iv) receipt of approval for listing on the Nasdaq

Capital Market of the shares of New Mondee Common Stock to be issued in connection with the Transactions, (v) completion of the Domestication, (vi) the effectiveness of this registration statement on Form S-4, (vii) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations, (viii) no material adverse effect on Mondee having occurred, (ix) no material adverse effect on ITHAX having occurred, (x) mutual delivery of certificates between the parties, signed by officers of ITHAX and Mondee, respectively, (xi) delivery of the Registration Rights Agreement, duly executed by certain parties thereto, and (xii) solely as relates to Mondee’s obligation to consummate the Transaction, ITHAX having at least $150,000,000 of available cash at the Closing. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. For example, Mondee may, at its sole option and without any other party’s approval, waive ITHAX’s obligations to (i) have at least $150,000,000 of available cash at the Closing, and (ii) forfeit 603,750 of the Class B ordinary shares (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) held by the Sponsor as required by the Sponsor Support Agreement.
Sponsor, as well as Mondee, our directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Initial Shareholders, Mondee and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, Mondee and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The Initial Shareholders, Mondee, and/or their directors, officers, advisors or respective affiliates may also purchase public shares from institutional and other investors who indicate an intention to redeem our shares, or, if the price per share of our shares falls below $10.00 per share, such parties may seek to enforce their redemption rights. The above-described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, Advisory Governing Documents Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Proposed Charter and Bylaws Proposal are approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Mondee’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. The Initial Shareholders, Mondee and/or their directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may, therefore, be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.
In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or, even if they execute such agreements, that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
There is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, the Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses. Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our shareholders.
Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share.

ITHAX’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to the public stockholders.
In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, ITHAX’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.
While ITHAX currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to ITHAX, it is possible that ITHAX’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If ITHAX’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to the public stockholders may be reduced below $10.00 per share.
The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.
Since the Business Combination Agreement requires that the aggregate cash proceeds available for release from the trust account (including funds from the PIPE Financing) in connection with the transactions contemplated in the Business Combination Agreement shall be equal to or greater than $150 million, there is increased probability that the Business Combination would be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the trust account until we liquidate the trust account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the trust account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your shares in the open market.
We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.
We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares).
Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the trust account or (ii) we consummate the Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that, immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.
If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.
If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:
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restrictions on the nature of our investments; and

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restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:
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registration as an investment company with the SEC;

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adoption of a specific form of corporate structure; and

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reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.
We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The trust account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination (which shall be the Business Combination should it occur); (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination (which shall be the Business Combination should it occur) or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares; or (iii) absent an initial business combination (which shall be the Business Combination should it occur) within 24 months from the closing of our initial public offering, our return of the funds held in the trust account to our public shareholders as part of our redemption of the public shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we are unable to complete the Business Combination, our public shareholders may only receive their pro rata portion of the funds in the trust account that are available for distribution to public shareholders, and our warrants will expire worthless.
The public stockholders will experience immediate dilution as a consequence of the issuance of New Mondee Common Stock as consideration in the Business Combination and in the PIPE Financing.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the First Effective Time, each share of Mondee outstanding as of immediately prior to the First Effective Time will be exchanged for 60,800,000 shares of New Mondee Common Stock. Additionally, New Mondee will issue 7,000,000 shares in the PIPE Financing.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of ITHAX securities, and may adversely affect prevailing market prices for the New Mondee Common Stock and/or the New Mondee warrants.
Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our 12,075,000 public warrants and 337,500 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result, included on our balance sheets as of March 31, 2022 and December 31, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.
We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
As described elsewhere in this proxy statement/prospectus, we identified a material weakness in our internal control over financial reporting related to our complex financial instruments. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of March 31, 2022.
Any failure to maintain such internal control over our financial reporting control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis, which could delay or disrupt our efforts to consummate the initial business combination. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our ability to consummate the initial business combination.
As a result of the material weakness described above, we face potential for litigation or other disputes which may include, among others, claims under federal and state securities laws, contractual claims or other claims arising from the material weakness in our internal control over financial. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute.
We can give no assurance as to our ability to timely remediate the material weakness identified, if at all: that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls; or that any litigation or dispute will not arise in the future.
Warrants will become exercisable for New Mondee Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
If the Business Combination is completed, outstanding warrants to purchase an aggregate of 12,075,000 shares of New Mondee Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Mondee Common Stock will be issued, which will result in dilution to the holders of New Mondee Common Stock and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the warrants will increase if a large number of our shareholders elect to redeem their shares in connection with the Business Combination. Further, the redemption of public shares without any accompanying redemption of public warrants will increase the dilutive effect of the exercise of public warrants. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Mondee Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the warrants may never be in the money, and they may expire worthless and the terms of the public warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”
Even if the Business Combination is consummated, the warrants may never be in the money, and they may expire worthless and the terms of the public warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a warrant agreement between Continental and the Company, as warrant agent, and ITHAX. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least a majority of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least a majority of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, a majority of the number of the then-outstanding private placement warrants. Although our ability to amend the terms of the public warrants with the consent of at least a majority of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New Mondee Common Stock purchasable upon exercise of a warrant.
Following the Business Combination, New Mondee may redeem your New Mondee public warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants.
Following the Business Combination, New Mondee may redeem your New Mondee public warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. New Mondee will have the ability to redeem outstanding New Mondee public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the shares of New Mondee Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrantholders. As of May 13, 2022, the record date, the trading price of ITHAX’s Class A ordinary shares has yet to equal or exceed the $18.00 threshold that would permit ITHAX to redeem the public warrants. New Mondee will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of New Mondee Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of New Mondee Common Stock is available throughout the 30-day redemption period. If and when the New Mondee public warrants become redeemable by New Mondee, if New Mondee has elected to require the exercise of New Mondee public warrants on a cashless basis, New Mondee will not redeem the warrants as described above if the issuance of shares of New Mondee Common Stock upon exercise of New Mondee public warrants is not exempt from registration or qualification under applicable state securities laws or New Mondee is unable to effect such registration or qualification. Redemption of the outstanding New Mondee public warrants could force you (i) to exercise your New Mondee public warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so, (ii) to sell your New Mondee public warrants at the then-current market price when you might otherwise wish to hold your New Mondee public warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding New Mondee public warrants are called for redemption, is likely to be substantially less than the market value of your New Mondee public warrants.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New

Mondee Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares.
The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at one Class A ordinary share per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by the Sponsor or its permitted transferees.
The Nasdaq may not list New Mondee’s securities on its exchange, which could limit investors’ ability to make transactions in New Mondee’s securities and subject New Mondee to additional trading restrictions.
An active trading market for New Mondee’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s listing requirements. We will apply to have New Mondee’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if New Mondee’s securities are listed on Nasdaq, New Mondee may be unable to maintain the listing of its securities in the future.
If New Mondee fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Mondee would not be required to consummate the Business Combination. In the event that Mondee elected to waive this condition, and the Business Combination was consummated without New Mondee’s securities being listed on the Nasdaq or on another national securities exchange, New Mondee could face significant material adverse consequences, including, without limitation:
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a limited availability of market quotations for New Mondee’s securities;

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reduced liquidity for New Mondee’s securities;

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a determination that New Mondee Common Stock is a “penny stock” which will require brokers trading in New Mondee Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Mondee’s securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Mondee’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Shareholder litigation could prevent or delay the Closing of the Transactions or otherwise negatively impact our business, operating results and financial condition.
We may incur additional costs in connection with the defense or settlement of existing and any future shareholder litigation in connection with the proposed Business Combination. Litigation may adversely affect our ability to complete the proposed Business Combination. We could incur significant costs in connection with any such litigation lawsuits, including costs associated with the indemnification of obligations to our directors. Furthermore, one of the conditions to the closing of the proposed Transactions is the absence of any governmental order or law preventing the Business Combination or making the consummation of the proposed transactions illegal. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting our ability to complete the proposed Business Combination, then such injunctive or other relief may prevent the proposed Business Combination from becoming effective within the expected time frame or at all.
We are subject to, and New Mondee will be subject to, changing laws and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both ITHAX’s costs and the risk of non-compliance and will increase both New Mondee’s costs and the risk of non-compliance.
We are and New Mondee will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and New Mondee’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.
Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Mondee’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.
You may not have the same benefits as an investor in an underwritten public offering.
Mondee will become a publicly-listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of Mondee’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following.
Like other business combinations and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, ITHAX and Mondee have each engaged financial advisors (rather than underwriters) in connection with the Business Combination. While such financial advisors or their respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities and, therefore, do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on the Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the New Mondee Common Stock on the Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the New Mondee Common Stock or helping to stabilize, maintain or affect the public price of the New Mondee Common Stock following the Closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New Mondee Common Stock that will be outstanding immediately following the closing. All of these differences from an underwritten public offering of Mondee’s securities could result in a more volatile price for the New Mondee Common Stock.
Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the New Mondee Common Stock on the Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the New Mondee Common Stock or sufficient demand among potential investors immediately after the closing, which could result in a more volatile price for the New Mondee Common Stock.
In addition, the Initial Shareholders, including the Sponsor, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to our shareholders and that would not be present in an underwritten public offering of Mondee’s securities. Such interests may have influenced our Board in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Mondee became a publicly-listed company through an underwritten initial public offering instead of upon completion of the merger.
As described in “The Business Combination Agreement — Resignation of Deutsche Bank” on page 162, Deutsche Bank has resigned and withdrawn from its role as placement agent and capital markets advisor to ITHAX with respect to the Business Combination, waiving its advisory and private placement fees in the aggregate amount of $3,500,000. Such fees were only payable to Deutsche Bank upon completion of the Business Combination.
Risks Related to the Consummation of the Domestication
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to ITHAX prior to the Business Combination and to New Mondee and its subsidiaries following the Business Combination.
The Domestication may result in adverse tax consequences for holders of ITHAX Class A ordinary shares and warrants.
It is intended that the Domestication qualify as a “reorganization” within the meaning of Section 368(a)(l)(F) of the Code, i.e., an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations-U.S. Holders”) of ITHAX Class A ordinary shares or warrants generally would recognize gain or loss with respect to its Class A ordinary shares or warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of New Mondee received in the Domestication and the U.S. Holder’s adjusted tax basis in its Class A ordinary shares or warrants surrendered. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations-Non-U.S. Holders”) may become subject to U.S. federal income tax (including withholding tax) on any amounts treated as dividends paid on New Mondee Common Stock after the Domestication.
Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose Class A ordinary shares have a fair market value of less than $50,000 and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of ITHAX ordinary shares entitled to vote and less than 10% of the total value of all classes of ITHAX ordinary shares generally will not recognize any gain or loss and will not be required to include any part of ITHAX’s earnings in income as a result of the Domestication. However, a U.S. Holder whose Class A ordinary shares have a fair market value of $50,000 or more and, who on the day of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of ITHAX ordinary shares entitled to vote and less than 10% or more of the total value of all classes of ITHAX ordinary shares generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its Class A ordinary shares for New Mondee Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder who, on the day of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of ITHAX ordinary shares entitled to vote or 10% or more of the total value of all classes of ITHAX ordinary shares, generally will be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the Class A ordinary shares held directly by such U.S. Holder as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (which is commonly referred to as the participation exemption).
Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for New Mondee warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. ITHAX believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Class A ordinary shares to recognize gain under the PFIC rules on the exchange of its Class A ordinary shares for New Mondee Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Class A ordinary shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges warrants for New Mondee warrants; currently, however, the elections mentioned above do not apply to warrants (for discussion regarding the unclear application of the PFIC rules to warrants, see “U.S. Federal Income Tax Considerations-U.S. Holders Effects of the Domestication to U.S. Holders-PFIC Considerations”).
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”
Delaware law and New Mondee’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult,

delaying, or preventing an acquisition deemed undesirable by the New Mondee Board and therefore depress the trading price of New Mondee Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Mondee Board or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents include provisions regarding:
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the ability of the New Mondee Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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the limitation of the liability of, and the indemnification of, New Mondee’s directors and officers;

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removal of the ability of New Mondee stockholders to take action by written consent in lieu of a meeting such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office;

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the requirement that a special meeting of stockholders may be called only by a majority of the entire New Mondee Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

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controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

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the ability of the New Mondee Board to amend the bylaws, which may allow the New Mondee Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the New Mondee Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Mondee Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Mondee.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Mondee Board or management.
New Mondee’s Proposed Charter will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New Mondee and its stockholders, which could limit New Mondee’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Mondee or its directors, officers, stockholders, employees or agents.
The Proposed Charter, which will be in effect upon consummation of the Business Combination, provides that, unless New Mondee consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New Mondee; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New Mondee to New Mondee or New Mondee’s stockholders, or any claim for aiding or abetting such an alleged breach; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Charter or Proposed Bylaws, or to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws; (iv) any action asserting a claim against New Mondee or any current or former director, officer, employee, agent or stockholder, whether arising under the Delaware General Corporate Laws, the Proposed Charter or the Proposed Bylaws, or such actions as to which the Delaware General Corporate Laws confer jurisdiction on the Delaware Court of Chancery; or (v) any action asserting a claim against New Mondee or any current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Delaware will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, New Mondee’s Proposed Charter will provide that, unless we consent in writing to the selection of an alternative forum, United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce the forum provision with respect to claims under the federal securities laws.
This choice of forum provision in our Proposed Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Mondee or any of New Mondee’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, New Mondee may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Mondee’s business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.
Risks Related to the Redemption
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to ITHAX prior to the Business Combination and to New Mondee and its subsidiaries following the Business Combination.
Public shareholders who wish to redeem their public shares for a pro-rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro-rata portion of the funds held in the trust account.
A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, ITHAX’s transfer agent, in which it (a) requests that New Mondee redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its shares, written instructions, and other redemption forms (as applicable) to Continental, ITHAX’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 13, 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, ITHAX’s transfer agent, will need to act to facilitate this request. It is ITHAX’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because ITHAX does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and, thus, will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares, written instructions, and other redemption forms (as applicable) to Continental, ITHAX’s transfer agent, New Mondee will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of ITHAX-Redemption Rights” for additional information on how to exercise your redemption rights.
If a public shareholder fails to receive notice of ITHAX’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite ITHAX’s compliance with the proxy rules, a public shareholder fails to receive ITHAX’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that ITHAX is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of ITHAX-Redemption Rights” for additional information on how to exercise your redemption rights.
ITHAX does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination, even though a substantial majority of ITHAX’s shareholders do not agree. However, we must maintain a certain amount of cash within our trust account as a closing condition to the Business Combination Agreement.
The Existing Governing Documents do not provide a specified maximum redemption threshold, except that ITHAX will not redeem public shares in an amount that would cause ITHAX’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
As a result, ITHAX may be able to complete the Business Combination, even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares. The Business Combination Agreement requires ITHAX to maintain a minimum amount of cash within the trust account (which includes amounts raised from the PIPE Financing) such that ITHAX would be able to complete the Business Combination Agreement even if a substantial portion of the public shareholders redeem their shares.
If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.
A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, ITHAX will require each public shareholder seeking to exercise redemption rights to certify to ITHAX whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to ITHAX at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which ITHAX makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over ITHAX’s ability to consummate the Business Combination and you could suffer a material loss on your investment in ITHAX if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if ITHAX consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. ITHAX cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge ITHAX’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
However, ITHAX’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro-rata portion of the trust account will put the shareholder in a better future economic position.
ITHAX can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in ITHAX share price, and may result in a lower value realized now than a shareholder of ITHAX might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.
The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.
The proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated memorandum and articles of association, our public shareholders are entitled to receive their pro-rata share of the proceeds held in the trust account, plus any interest income, net of income taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.
Risks if the Domestication and the Business Combination are not Consummated
References in this section to “we,” “us” and “our” refer to ITHAX.
If we are not able to complete the Business Combination with Mondee, nor able to complete another business combination by February 1, 2023, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
If we are not able to complete the Business Combination with Mondee, nor able to complete another business combination by February 1, 2023, in each case, as such date may be extended pursuant to our Existing Governing Documents we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless. Moreover, ITHAX public shareholders will not receive the benefit of any price appreciation of Class A ordinary shares resulting from a business combination with a target company.
Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the COVID-19 pandemic continues in the U.S. and, while the extent of the impact of the outbreak on ITHAX will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the Closing of the Transactions), and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (a) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by February 1, 2023 or (b) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, and (iii) the redemption of our public shares if we have not consummated an initial business combination by February 1, 2023, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by February 1, 2023, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
If we do not consummate an initial business combination by February 1, 2023, our public shareholders may be forced to wait until after February 1, 2023 before redemption from the trust account.
If we are unable to consummate our initial business combination by February 1, 2023 (as such date may be extended pursuant to our Existing Governing Documents), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond February 1, 2023 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law.
We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement if we do not complete our initial business combination by February 1, 2023. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by February 1, 2023. In light of this, ITHAX’s management has assessed the likelihood of whether it will be able to carry out its plan to complete the Business Combination with Mondee prior to February 1, 2023, and believes that as the Business Combination Agreement is contractual, the Business Combination will occur prior to termination date set forth in the Business Combination Agreement of July 31, 2022. As such, ITHAX’s management believes that its plan alleviates the substantial doubt raised by the date for mandatory liquidation.
We are a blank check company and have no operating history. Because we are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by February 1, 2023. We expect to incur significant costs in pursuit of our financing and acquisition plans. Our plans to raise capital and to consummate our initial business combination may not be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements and the Report of Independent Registered Public Accounting Firm with respect to ITHAX contained elsewhere in this Registration Statement on Form S-4 do not include any adjustments that might result from our inability to continue as a going concern. We expect to consummate the Business Combination with Mondee prior to February 1, 2023 and do not currently intend to take any action to extend our life beyond the February 1, 2023 Business Combination Agreement deadline.
If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through February 1, 2023, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.
Of the net proceeds of the initial public offering and the sale of the private placement units, only approximately $1,000,000 was available to us initially outside the trust account to fund our working capital requirements and as of March 31, 2022, we had cash of approximately $230,529 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of March 31, 2022, we had total current liabilities of $95,745. The funds available to us outside of the trust account may not be sufficient to allow us to operate until February 1, 2023, assuming that our initial business combination is not completed during that time.
If ITHAX does not consummate the initial business combination with Mondee, we could use a portion of the funds outside of the trust account to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.01 per share on our redemption of the public shares and the public warrants will expire worthless.
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the ITHAX Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
The ITHAX Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the ITHAX Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

EXTRAORDINARY GENERAL MEETING OF ITHAX
General
ITHAX is furnishing this proxy statement/prospectus to ITHAX’s shareholders as part of the solicitation of proxies by the ITHAX Board for use at the extraordinary general meeting of ITHAX to be held on July 15, 2022, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to ITHAX’s shareholders on or about June 27, 2022 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides ITHAX’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held at 11:00 am, Eastern Time, on July 15, 2022, at the offices of Reed Smith LLP, ITHAX’s U.S. counsel, located at 599 Lexington Avenue, 22nd Floor, New York, New York 10022, and virtually via live webcast at https://www.cstproxy.com/ithaxacquisitioncorp/2022, or on such other date and at such other place to which the meeting may be adjourned. As all shareholders are no doubt aware, due to the current novel coronavirus global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If you wish to attend the extraordinary general meeting in person, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting our counsel, Reed Smith LLP, at 599 Lexington Avenue, 22nd Floor, New York, NY 10022, via an email to ITHAXshareholdermeeting@reedsmith.com.
Purpose of the ITHAX Extraordinary General Meeting
At the extraordinary general meeting, ITHAX is asking holders of ordinary shares to consider and vote upon:
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a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Mergers, and the transactions contemplated thereby;

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a proposal to approve by special resolution the Domestication;

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a proposal to approve by special resolution the adoption and approval of the Proposed Charter and Proposed Bylaws;

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a proposal to approve, on a non-binding advisory basis, by ordinary resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents: (i) authorizing a change to authorized capital stock, (ii) authorizing the ITHAX Board to make issuances of preferred stock, (iii) removing the ability for shareholders to act by unanimous written consent, (iv) changing the corporate name to “Mondee Holdings, Inc.”, (v) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act, and (vi) approving other changes to be made in connection with the adoption of the Proposed Governing Documents;

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a proposal to approve by ordinary resolution shares of New Mondee Common Stock issued in connection with the Business Combination and the PIPE Financing pursuant to Nasdaq Listing Rule 5635;

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a proposal to approve by ordinary resolution, to elect directors who, upon consummation of the Business Combination, will be the directors of New Mondee;

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a proposal to approve and adopt by ordinary resolution the 2022 Plan;

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a proposal to adopt as an ordinary resolution the Employee Stock Purchase Plan; and

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a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the Nasdaq Proposal, the Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not conditions precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Charter or Proposed Bylaws. The approval of neither the Director Election Proposal nor the Adjournment Proposal is either a condition precedent to the consummation of the Business Combination or conditioned upon the approval of any other proposal.
Recommendation of the ITHAX Board
The ITHAX Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best commercial interest of ITHAX and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Proposed Charter and Bylaws Proposal, “FOR” each of the separate Advisory Governing Documents Proposal, “FOR” the Nasdaq Proposal, “FOR” the Director Election Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ITHAX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal-Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
ITHAX shareholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on May 13, 2022, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 24,825,000 Class A ordinary shares issued and outstanding and 6,037,500 Class B ordinary shares issued and outstanding. All of the Class B ordinary shares are held by the Initial Shareholders.
Quorum
A quorum of ITHAX shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting (except where such meeting is convened to vote on a business combination in which case the quorum shall be a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting). Since the meeting will include the Business Combination Proposal, as of the record date for the extraordinary general meeting, 15,431,251 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to ITHAX but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non‑routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
The approval of the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
The approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Existing Governing Documents, only the holders of Class B ordinary shares are entitled to vote on the election of directors to the ITHAX board. Therefore, only holders of the Class B ordinary shares will vote on the Director Election Proposal at the extraordinary general meeting.
The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Each of the Business Combination Proposal, the Domestication Proposal, the Proposed Charter and Bylaws Proposal, the Nasdaq Proposal, the Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are non-binding advisory proposals that are not a condition precedent to the consummation of the Business Combination and a vote against will have no impact on the provisions of the Proposed Charter or Proposed Bylaws. The approval of neither the

Director Election Proposal nor the Adjournment Proposal is either a condition precedent to the consummation of the Business Combination or conditioned upon the approval of any other proposal.
Voting Your Shares
Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:
•
You can vote by signing and returning the enclosed proxy card, the form of which is attached as an exhibit to this proxy statement/prospectus. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the ITHAX Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Proposed Charter and Bylaws Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Director Election Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•
You can attend the extraordinary general meeting and vote in person, or you may attend the extraordinary general meeting virtually and vote electronically. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way ITHAX can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are an ITHAX shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify ITHAX’s secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

•
you may attend the extraordinary general meeting, revoke your proxy, and vote in person or electronically, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 (for individuals), or banks and brokers can call collect at (203) 658-9400, or by emailing ITHX.info@investor.morrowsodali.com.
Redemption Rights
In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request of ITHAX that New Mondee redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
•
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

•
submit a written request to Continental, ITHAX’s transfer agent, in which you (i) request that New Mondee redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

•
deliver your public shares to Continental, ITHAX’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on July 13, 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ITHAX’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares, written instructions, and other redemption forms (as applicable) to Continental, ITHAX’s transfer agent, New Mondee will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of May 13, 2022, the record date, this would have amounted to approximately $10.01 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically, along with the written instructions and other redemption forms (as applicable). Shares of New Mondee Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated, this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to ITHAX unless the ITHAX Board determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your shares, written instructions, and other redemption forms (as applicable) for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s shares, written instructions, and other redemption forms (as applicable) have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive its redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. As part of the Sponsor Support Agreement, the Sponsor also agreed that 603,750 Class B ordinary shares issued to the Sponsor in connection with ITHAX’s initial public offering (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) will be unvested and subject to forfeiture as immediately prior to the First Effective Time based on the level of redemptions of Class A ordinary shares by holders thereof in connection with the transactions contemplated by the Business Combination Agreement (calculated in the manner set forth in the Sponsor Support Agreement). However, Mondee may, at its sole option and without any other party’s approval, waive the Sponsor’s obligation to forfeit these Class B ordinary shares. In addition, pursuant to the ITHAX Letter Agreement, the Initial Shareholders (including the Sponsor), agreed to vote in favor of the Business Combination Agreement and the transactions contemplated thereby and to waive any redemption rights with respect to any ordinary shares held by them. None of the Initial Shareholders received separate consideration for their waiver of redemption rights. The ordinary shares held by the Initial Shareholders will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 21.1% of the issued and outstanding ordinary shares. See “Business Combination Proposal-Related Agreements-Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of ITHAX’s units on May 13, 2022, the record date, was $10.12. For illustrative purposes, as of May 13, 2022, the record date, funds in the trust account totaled approximately $241.7 million or approximately $10.01 per issued and outstanding public share.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. ITHAX cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.
Proxy Solicitation Costs
ITHAX is soliciting proxies on behalf of the ITHAX board. This solicitation is being made by mail but also may be made by telephone or in person. ITHAX and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. ITHAX will bear the cost of the solicitation.
ITHAX has hired Morrow Sodali to assist in the proxy solicitation process. ITHAX will pay that firm a fee of $30,000 plus disbursements. Such fee will be paid with non-trust account funds.
ITHAX will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ITHAX will reimburse them for their reasonable expenses.

ITHAX Initial Shareholders’ Agreements
As of the date of this proxy statement/prospectus, there are 30,862,500 ordinary shares issued and outstanding, which includes an aggregate of 6,037,500 Class B ordinary shares held by the Initial Shareholders (including the Sponsor), 24,150,000 Class A ordinary shares held by ITHAX public shareholders, and 675,000 private placement shares held by the Sponsor and Cantor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 12,412,500 warrants, comprised of 337,500 private placement warrants held by the Sponsor and Cantor and the 12,075,000 public warrants.
At any time at or prior to the Business Combination, the Initial Shareholders, Mondee and/or their directors, officers, advisors or respective affiliates may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. The above-described activity could be especially prevalent in and around the time of Closing. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, Advisory Governing Documents Proposals, the Nasdaq Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Proposed Charter and Bylaws Proposal are approved by the affirmative vote of at least a two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Mondee’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may, therefore, be more likely to sell the shares he, she or they own, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Entering the transactions described above would allow the Initial Shareholders, Mondee or their directors, officers, advisors or respective affiliates to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL
Overview
ITHAX’s shareholders are being asked to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Business Combination Agreement and (b) approving the other Transactions and related agreements described in this proxy statement/prospectus. The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.
You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement. Please see the subsection entitled “— Certain Agreements Related to the Business Combination-Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement.
We may consummate the Business Combination only if it is approved by the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
General
Structure of the Transactions
Pursuant to the Business Combination Agreement, a business combination between ITHAX and Mondee will be effected through the First Merger, whereby the First Merger Sub will merge with and into Mondee, with Mondee surviving such merger as a wholly owned subsidiary of ITHAX, followed by the Second Merger, whereby, immediately following, and as part of the same overall transaction as the First Merger, Mondee will merge with and into the Second Merger Sub, with the Second Merger Sub surviving such merger as a wholly owned subsidiary of ITHAX.
Impact of the Business Combination on ITHAX’s Public Float
It is anticipated that, upon completion of the Business Combination, (i) existing shareholders of Mondee will own approximately 61.6% of New Mondee on an undiluted basis; (ii) ITHAX’s public shareholders (other than the PIPE Investors) will retain an ownership interest of approximately 24.5% in New Mondee on an undiluted basis; (iii) the PIPE Investors (including the Sponsor) will own approximately 7.1% of New Mondee on an undiluted basis; and (iv) the Initial Shareholders (including the Sponsor) will own approximately 6.6% of New Mondee, and (v) Cantor will own approximately 0.2% of New Mondee, in each case, assuming that none of ITHAX’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 71.7%, 12.1%, 8.3%, 7.7%, and 0.2% respectively, assuming that approximately 57.5% of ITHAX’s outstanding public shares are redeemed in connection with the Business Combination. These indicative levels of ownership interest assume that no public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account. These percentages further (i) assume that 60,800,000 shares of New Mondee Common Stock are issued to the Mondee Stockholder at the First Effective Time; (ii) are based on 7,000,000 shares of New Mondee Common Stock to be issued in the PIPE Financing; and (iii) do not take into account any exercise of public warrants or private placement warrants to purchase New Mondee Common Stock that will be outstanding immediately following Closing. If the actual facts are different than these assumptions, the ownership percentages in New Mondee will be different.
For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” and “The Equity Incentive Plan Proposal.”
The following table illustrates varying ownership levels in New Mondee Common Stock immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 60,800,000 shares of New Mondee Common Stock are issued to Mondee Stockholder at the First Effective Time; (ii) 7,000,000 shares of New

Mondee Common Stock are issued in the PIPE Financing; and (iii) no public warrants or private placement warrants to purchase New Mondee Common Stock that will be outstanding immediately following Closing have been exercised.
	Share Ownership in New Mondee
	Assuming No Redemptions		Assuming 50% of Max Redemptions(1)		Assuming Max Redemptions(2)		Assuming 100% Redemptions(5)
	Number of shares	% of total	Number of shares	% of total	Number of shares	% of total	Number of shares	% of total
Mondee Stockholder(3)	60,800,000	61.6%	60,800,000	66.3%	60,800,000	71.7%	60,800,000	82.3%
Initial Shareholders(4)	6,502,500	6.6%	6,502,500	7.1%	6,502,500	7.7%	5,898,750(6)	8.0%
Cantor	210,000	0.2%	210,000	0.2%	210,000	0.2%	210,000	0.3%
Former ITHAX Class A Public Shareholders	24,150,000	24.5%	17,210,692	18.8%	10,621,384	12.1%	0	0.0%
PIPE Investors	7,000,000	7.1%	7,000,000	7.6%	7,000,000	8.3%	7,000,000	9.5%

(1)
Amount shown represents share redemption levels reflecting 50% of the Max Redemption scenario (approximately 28.7% redemptions).

(2)
Assumes that approximately 57.5% of ITHAX’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the minimum cash condition to the consummation of the Business Combination in the Business Combination Agreement.

(3)
Excludes the 9,000,000 shares of New Mondee Common Stock that New Mondee may issue to the Members pursuant to the Earn-Out Agreement and an aggregate of 331,600 of shares of New Mondee Common Stock issuable upon the Closing to certain executive officers of Mondee. See “Beneficial Ownership of Securities” and “Mondee’s Executive and Director Compensation — Employment Agreements with our Named Executive Officers” for more information. The aggregate number of shares to the Mondee Stockholder includes up to 2,218,100 New Mondee common stock that may be transferred to Mondee, Inc (a subsidiary of the Company) by Prasad Gundumogula in full or partial satisfaction of the Mondee Group Note, as amended. See “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto included elsewhere in the proxy statement/prospectus and See “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note.”

(4)
Excludes any shares purchased by the Sponsor in the PIPE Financing.

(5)
Assumes Mondee, at its sole option and without any other party’s approval, waives the minimum cash condition in the Business Combination Agreement. If all 24,150,000 ITHAX Class A ordinary shares are redeemed, Mondee would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition.

(6)
Excludes the 603,750 Class B ordinary shares held by the Sponsor that are subject to forfeiture pursuant to the Sponsor Support Agreement. As part of the Sponsor Support Agreement, the Sponsor has agreed that 603,750 Class B ordinary shares issued to the Sponsor in connection with ITHAX’s initial public offering (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) will be unvested and subject to forfeiture as immediately prior to the First Effective Time based on the level of redemptions of Class A ordinary shares by holders thereof in connection with the transactions contemplated by the Business Combination Agreement (calculated in the manner set forth in the Sponsor Support Agreement). However, Mondee may, at its sole option and without any other party’s approval, waive the Sponsor’s obligation to forfeit these Class B ordinary shares. For additional information, see “Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”

In addition, the following table illustrates varying ownership levels in New Mondee Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders on a fully diluted basis, assuming full exercise of the public warrants and private placement warrants to purchase New Mondee Common Stock.
Additional Dilution Sources(1)	Assuming No Redemption	% of Total(2)	Assuming 50% Max Redemptions(3)	% of Total(2)	Assuming Max Redemption(4)	% of Total(2)	Assuming 100% Redemptions(5)	% of Total(2)
ITHAX Warrants(6)	12,412,500	11.2%	12,412,500	11.9%	12,412,500	12.7%	12,412,500	14.4%

(1)
All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate the presentation of dilution.

(2)
The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilutive Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative redemption scenario, the Percentage of Total with respect to the Shares underlying ITHAX warrants would be calculated as follows: (a) 12,412,500 shares issued pursuant to the ITHAX warrants; divided by (b) (i) shares (the number of shares outstanding prior to any issuance pursuant to the shares underlying the ITHAX warrants) plus (ii) 12,412,500 shares issued pursuant to the ITHAX warrants.

(3)
Amount shown represents share redemption levels reflecting 50% of the Max Redemption scenario (approximately 28.7% redemptions).

(4)
Assumes that approximately 57.5% of ITHAX’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Business Combination Agreement.

(5)
Assumes Mondee, at its sole option and without any other party’s approval, waives the minimum cash condition in the Business Combination Agreement. If all 24,150,000 ITHAX Class A ordinary shares are redeemed, Mondee would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition. In this scenario, the Additional Dilution Sources exclude the 603,750 Class B ordinary shares (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) that are subject to forfeiture pursuant to the Sponsor Support Agreement.

(6)
Assumes exercise of all ITHAX warrants for 12,412,500 shares of New Mondee Common Stock.

Certain Agreements Related to the Business Combination
Business Combination Agreement
The summary of the material provisions of the Business Combination Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference in this proxy statement/prospectus. All shareholders are encouraged to read the Business Combination Agreement in its entirety for a more complete description of the terms and conditions of the Business Combination. Certain defined terms used herein and not defined elsewhere in this proxy statement/prospectus have the meaning given to them in the Business Combination Agreement.
Consideration to the Mondee Stockholder in the Business Combination
The value of the aggregate equity consideration to be paid to the Mondee Stockholder in the Transactions will be equal to $608 million. At the First Effective Time, by virtue of the First Merger, all Mondee common stock issued and outstanding not otherwise canceled pursuant to Section 2.01(b) of the Business Combination Agreement will be canceled and will be converted automatically into the right to receive an aggregate of 60,800,000 shares of New Mondee Common Stock.

Representations and Warranties
The Business Combination Agreement contains representations and warranties of the parties affiliated with ITHAX (the “ITHAX Parties”) and Mondee, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the confidential disclosure letters delivered by the parties concurrently with the execution of the Business Combination Agreement. See “— Material Adverse Effect” below. The representations and warranties of ITHAX are also qualified by information included in ITHAX’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement).
Representations and Warranties of Mondee
Mondee has made representations and warranties relating to, among other things, corporate organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, current capitalization of Mondee and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, compliance with laws, contracts and no defaults, Mondee benefit plans, labor matters, tax matters, insurance, permits, personal property and assets, real property, intellectual property and IT security, environmental matters, absence of changes, brokers’ fees, business relationships, related party transactions, information supplied and regulatory compliance.
Representations and Warranties of ITHAX Parties
The ITHAX Parties have made representations and warranties relating to, among other things, corporate organization, due authorization, no conflict, litigation and proceedings, governmental authorities and consents, financial ability and the trust account, brokers’ fees, SEC reports, financial statements and Sarbanes-Oxley Act, undisclosed liabilities, business activities, tax matters, capitalization, Nasdaq listing, related party transactions and information supplied.
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of the parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
With respect to Mondee and its subsidiaries (each, a “Mondee Subsidiary”), a material adverse effect (a “Mondee Material Adverse Effect”) under the Business Combination Agreement means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of Mondee and the Mondee Subsidiaries taken as a whole, or (ii) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under the Business Combination Agreement; provided, however, that, in the case of clause (i) above, no adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement or related to the following shall be taken into account in determining whether a Mondee Material Adverse Effect has occurred or is reasonably likely to occur:
(a)
general changes in economic conditions in or affecting the United States or any other country, or the global economy generally;

(b)
engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism;

(c)
changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries;

(d)
changes in any applicable Laws;

(e)
any change, event, effect or occurrence that is generally applicable to the industries in which Mondee or any Mondee Subsidiary operates;

(f)
the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Mondee and the Mondee Subsidiaries with employees, customers, development partners, commercialization partners, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto;

(g)
any failure by Mondee or any Mondee Subsidiary to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f), (h) or (i)),

(h)
any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; or

(i)
pandemics (including COVID-19), epidemics and disease outbreaks, earthquakes, hurricanes, tornados, mudslides or other natural disasters (including in each case governmental action in response thereto, including COVID-19 Measures);

Any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (e), (h) or (i) may be taken into account in determining whether a Mondee Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on Mondee and the Mondee Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which Mondee and the Mondee Subsidiaries operate.
With respect to the ITHAX Parties, a material adverse effect (an “ITHAX Material Adverse Effect”) under the Business Combination Agreement means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of ITHAX and its subsidiaries (the “ITHAX Subsidiaries”) taken as a whole, or (ii) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay ITHAX from performing its obligations under the Business Combination Agreement; provided, however, that, in the case of clause (i) above, no adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement or related to the following shall be taken into account in determining whether an ITHAX Material Adverse Effect has occurred or is reasonably likely to occur
(a)
general changes in economic conditions in or affecting the United States or any other country, or the global economy generally;

(b)
engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism;

(c)
changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries; or

(d) changes in any applicable Laws;
Any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (d) may be taken into account in determining whether an ITHAX Material Adverse

Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on ITHAX and the ITHAX Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which ITHAX and the ITHAX Subsidiaries operate.
Covenants and Agreements
Mondee has made covenants relating to, among other things, Mondee’s conduct of business during the Interim Period, the HSR Act and approvals, claims against the trust account, and the Written Consent.
ITHAX has made covenants relating to, among other things, the HSR Act and regulatory approvals, indemnification and insurance, ITHAX’s conduct of business between during the Interim Period, ITHAX’s Nasdaq listing, the 2022 Plan and the resignation of certain members of the ITHAX Board.
Conduct of Business by Mondee
Mondee has agreed that, from the date of the Business Combination Agreement until the earlier of the First Effective Time, or the termination of the Business Combination Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as required by, or otherwise expressly permitted by, any provision of the Business Combination Agreement or any Ancillary Agreement, as required by applicable law (including as may be requested or compelled by any Governmental Authority or COVID-19 Measure), as set forth on Mondee’s disclosure letter, as consented to in writing by ITHAX, use reasonable best efforts to operate its business only in the ordinary course.
During the Interim Period, Mondee has also agreed not to, and to cause its subsidiaries not to, except as required by any provision of the Business Combination Agreement or any Ancillary Agreement, as required by applicable law (including as may be required by, requested or compelled by any Governmental Authority or COVID-19 Measures), as set forth on Mondee’s disclosure letter or as consented to in writing by ITHAX:
•
amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

•
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of Mondee or any Mondee Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Mondee or any Mondee Subsidiary or (ii) any assets of the Mondee or any Mondee Subsidiary;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

•
(A) acquire (including by merger, consolidation, or acquisition of capital stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets in excess of $1,000,000; (B) acquire any capital stock of any person; (C) incur any indebtedness for borrowed money in excess of $1,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets; or (D) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in Section 5.01(b) of the Business Combination Agreement (except those matters expressly excluded);

•
(A) hire or engage any individual on a full-time, part-time, consulting, independent contractor or other basis with an annualized base salary or equivalent compensation in excess of $500,000; or (B) terminate any employee with an annualized base salary in excess of $200,000;

•
adopt, materially amend or terminate any Plan, except (A) as may be required by applicable Law or the terms of any Plan disclosed in Mondee’s disclosure letter or (B) the 2022 Plan, the Employee Stock Purchase Plan or as otherwise expressly contemplated by the Business Combination Agreement;

•
change any accounting policies or procedures in any material respect, other than as required by GAAP or in accordance with PCAOB standards;

•
(A) make, change or rescind any material Tax election, (B) settle or compromise any claim, dispute, audit report or assessment in respect of a material amount of Taxes, (C) change any period for the calculation of income or other material Taxes (except as required by applicable Law), (D) adopt or change any material method of Tax accounting (except as required by applicable Law), (E) file any amended income or other material Tax Return, (F) surrender any right to claim a refund of a material amount of Taxes, (G) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement related to any income or other material Tax, (H) request any Tax ruling from a Governmental Authority, (I) enter into any advance pricing agreement or cost sharing agreement with an affiliate that would reasonably be expected to materially affect the Company and the Company Subsidiaries or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

•
amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of Mondee’s or any Mondee Subsidiary’s material rights thereunder, except in the ordinary course of business;

•
enter into any agreement that, if existing on the date of the Business Combination Agreement, would be a Material Contract, except in the ordinary course of business;

•
permit any material item of all Intellectual Property owned or purported to be owned by Mondee or the Mondee Subsidiaries (the “Mondee Owned Intellectual Property Rights”) to lapse or to be abandoned, invalidated, dedicated, or disclaimed, or otherwise become unenforceable (other than expirations of items of Mondee Owned Intellectual Property Rights at the end of their statutory term) or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in the material Mondee Owned Intellectual Property Rights;

•
materially amend, materially modify or consent to the termination of any of the Lease Documents, or amend, waive, modify or consent to the termination of Mondee’s, or any Mondee’s Subsidiary’s material rights thereunder;

•
settle, compromise or commence any pending or threatened Action involving or against Mondee or any Mondee Subsidiary for an amount in excess of $1,000,000; or

•
announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Conduct of Business by ITHAX
During the Interim Period, the ITHAX has agreed not to, and to cause each of its subsidiaries not to, except as set forth on ITHAX’s disclosure letter, as required by any provision of the Business Combination Agreement or any Ancillary Agreement, as required by applicable law (including as may be required by, requested or compelled by any Governmental Authority or COVID-19 Measures):
•
issue, grant, sell or authorize the issuance, grant or sale of any options, warrants, convertible securities or other rights of any kind to acquire any shares of any class of such person’s capital stock, or any other ownership interest (including any phantom interest), of such person;

•
purchase or redeem any ordinary shares or any other capital stock of such person (except pursuant to the Redemption Rights);

•
effect any stock split (except for the purpose of meeting the initial listing requirements of the Nasdaq Global Market, and only to the extent necessary to meet such listing requirements), stock dividend (including any dividend or distribution of securities convertible into ordinary shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the ordinary shares;

•
adopt any amendments, supplements, restatements or modifications to the Trust Agreement, ITHAX Warrant Agreement or the Exiting Governing Documents or the Merger Sub Governing Documents;

•
declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of ITHAX or any subsidiaries of ITHAX, other than redemptions from the Trust Fund that are required pursuant to the Existing Governing Documents;

•
(A) make, change or rescind any material Tax election, (B) settle or compromise any claim, dispute, audit report or assessment in respect of a material amount of Taxes, (C) change any period for the calculation of income or other material Taxes (except as required by applicable Law), (D) adopt or change any material method of Tax accounting (except as required by applicable Law), (E) file any amended income or other material Tax Return or claim for a Tax refund, (F) surrender any right to claim a refund of a material amount of Taxes, (G) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement related to any income or other material Tax, (H) request any Tax ruling from a Governmental Authority, (I) enter into any advance pricing agreement or cost sharing agreement with an Affiliate that would reasonably be expected to materially affect the Company and the Company Subsidiaries or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

•
except as may be required by Law or GAAP, make any material change in the financial accounting methods, principles or practices (or change an annual accounting period);

•
incur, create or assume any indebtedness;

•
make any loans or advances to, or capital contributions in, any other person, other than any loans from Sponsor to ITHAX in an amount not to exceed $250,000 in the aggregate;

•
enter into, renew, modify or revise any transaction with any ITHAX Related Party, other than any loans from Sponsor to ITHAX in an amount not to exceed $250,000 in the aggregate;

•
engage in any activities or business, or incur any material liabilities, other than any activities, businesses or liabilities that are otherwise permitted under Section 5.02 of the Business Combination Agreement (including, for the avoidance of doubt, any activities or business contemplated by, or liabilities incurred in connection with, the Business Combination Agreement or any Ancillary Agreement);

•
merge or consolidate with any other person (other than, for the avoidance of doubt, as contemplated hereby);

•
authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution

•
enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement; or

•
enter into any contract to take, or cause to be taken, any of the actions set forth in Section 5.02 of the Business Combination Agreement.

Covenants of ITHAX and Mondee
The Business Combination Agreement also contains covenants of the parties, including covenants generally providing for:
•
ITHAX and Mondee to prepare and ITHAX to file this proxy statement/prospectus to be used for the purpose of soliciting proxies from the ITHAX shareholders for the matters to be acted upon at the extraordinary general meeting of ITHAX shareholders;

•
the preparation and filing by ITHAX of all such forms, reports and documents required to be filed by ITHAX with the SEC subsequent to the date of the Business Combination Agreement through the Closing;

•
ITHAX establishing a record date for, duly calling, giving notice of, convening, and holding the extraordinary general meeting of ITHAX shareholders for purposes of approving the ITHAX proposals as soon as practicable after the date the Registration Statement becomes effective,

•
ITHAX approving and adopting the Business Combination Agreement and approving the First Merger, the Second Merger, and the other Transactions as the sole stockholder of First Merger Sub and the sole stockholder of Second Merger Sub,

•
Mondee causing the Mondee Stockholder to approve and adopt the Business Combination Agreement and approve the First Merger and the other Transactions as the sole stockholder of Mondee;

•
ITHAX causing the board of directors of the First Surviving Company to approve and adopt the Business Combination Agreement and approve the Second Merger as the sole stockholder of the First Surviving Company;

•
the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information. See the section titled “The Business Combination Agreement — Confidentiality; Access to Information”;

•
ITHAX to use its reasonable best efforts to cause the shares of New Mondee Common Stock and warrants representing the right to purchase shares of New Mondee Common Stock to be approved for listing on Nasdaq;

•
the Parties ceasing discussions with respect to alternative transactions;

•
Mondee to use its reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of Mondee as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of income and cash flows of Mondee for such years, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified (except with respect to material weaknesses) audit report thereon from the auditor not later than January 19, 2022;

•
Parties agreeing to adopt an equity incentive plan for New Mondee that provides any person who is an active employee of Mondee or any Mondee Subsidiary immediately prior to the Closing to receive credit for purposes of eligibility to participate and vesting and level of benefits under any employee benefit plan maintained by the Second Surviving Company or any of its Subsidiaries;

•
Parties agreeing that New Mondee’s governing documents shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the certificate of incorporation of Mondee and by-laws of Mondee, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Second Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Second Effective Time, were directors, officers, employees, fiduciaries or agents of Mondee, unless such modification shall be required by Law;

•
Parties agreeing that the certificate of incorporation and bylaws (or corollary organizational documents) of the New Mondee Subsidiaries shall not be amended, repealed or otherwise modified with respect to indemnification, advancement or expense reimbursement for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of such New Mondee Subsidiaries, unless such modification shall be required by applicable Law;

•
Mondee shall purchase and have in place at the Closing, and maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are currently covered by any comparable insurance policies of ITHAX and Mondee, as applicable, as of the date hereof with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Mondee’s or ITHAX’s directors’ and officers’ liability insurance policies, as applicable, as of the date of the Business Combination Agreement;

•
Mondee and ITHAX shall file all Tax Returns consistent with, and not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes (except as otherwise required by a determination within the meaning of Section 1313(a) of the Code) with, (a) the Domestication qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, to which ITHAX is a party under Section 368(b) of the Code, and (b) the Mergers, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code;
•
Mondee and ITHAX shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Domestication or the Mergers from qualifying for the Intended Tax Treatment;

•
Mondee agreeing to pay all transfer, documentation, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions, to file all necessary Tax Returns with respect to all such Taxes, and to deliver to ITHAX a FIRPTA Notification Letter;

•
Parties agreeing that neither party nor their respective representatives shall issue any press release or otherwise make any public statements with respect to the Business Combination Agreement, the Business Combination, or any of the other Transactions without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any such announcement or other communication if such announcement or other communication is required by applicable Law;

•
Parties agreeing that if any Takeover Statute becomes applicable to the Transactions, each party and their respective board of directors shall grant the necessary approvals and take the necessary actions so that the Transactions may be consummated as promptly as practicable;

•
ITHAX shall effect the Domestication immediately prior to the Closing pursuant to and in accordance with Section 388 of the DGCL, Part XII of the Cayman Islands Companies Act and the Existing Governing Documents;

•
ITHAX shall amend and restate the ITHAX Warrant Agreement;

•
ITHAX shall cause Continental, as trustee of the trust account, to disburse the funds in its trust account at the closing in accordance with a disbursement schedule to be agreed to by the parties; and

•
ITHAX shall adopt an equity incentive plan for New Mondee that contains customary terms and covers a customary number of shares for a US publicly traded company, taking into consideration the size and industry of New Mondee, which shall be effective as of the Closing;

•
ITHAX shall adopt an employee stock purchase plan for New Mondee that contains customary terms and covers a customary number of shares for a US publicly traded company, taking into consideration the size and industry of New Mondee, which shall be effective as of the Closing; and

•
Other than those persons ITHAX has identified as continuing directors at least three business days prior to the Closing Date, Mondee shall cause all members of the Mondee Board and the board of directors of the Company Subsidiaries to execute written resignations effective as of the First Effective Time.

Conditions to Closing of the Transactions
General Conditions
Consummation of the Transactions is conditioned on approval of the Business Combination Agreement and the contemplated transactions by ITHAX’s shareholders. In addition, the consummation of the transactions is conditioned upon, among other things:
•
no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the First Merger, Second Merger or the other Transactions illegal or otherwise prohibiting consummation of the First Merger, Second Merger or the other Transactions;

•
the expiration or termination of the waiting period under the HSR Act;

•
the Registration Statement shall have become effective in accordance with the provisions of the Securities Act;

•
the New Mondee Common Stock and warrants of New Mondee shall have been approved for listing on Nasdaq, subject to official notice thereof; and

•
the Domestication shall have occurred.

Mondee’s Conditions to Closing
The obligations of Mondee to consummate the Transactions are also conditioned upon, among other things:
•
the accuracy of the representations and warranties of ITHAX (subject to certain bring-down standards);

•
performance of the covenants of ITHAX, First Merger Sub, and Second Merger Sub required by the Business Combination Agreement to be performed on or prior to the First Effective Time;

•
since the date of the Business Combination Agreement no ITHAX Material Adverse Effect shall have occurred;

•
the delivery of certain certificates, signed by the Chief Executive Officer of ITHAX;

•
the delivery to Mondee of a copy of the Registration Rights Agreement, duly executed by New Mondee and the Sponsor; and

•
ITHAX having at least $150,000,000 of available cash at the Closing.

ITHAX’s, First Merger Sub’s and Second Merger Sub’s Conditions to Closing
The obligations of ITHAX, First Merger Sub, and Second Merger Sub to consummate the Business Combination are also conditioned upon, among other things:
•
the accuracy of the representations and warranties of Mondee (subject to certain bring-down standards);

•
performance of the covenants of Mondee required by the Business Combination Agreement to be performed on or prior to the First Effective Time;

•
the delivery of certain certificates, signed by the President of Mondee;

•
the delivery to ITHAX of a copy of the Registration Rights Agreement, duly executed by Mondee and the Members (as defined in the Earn-Out Agreement); and

•
receipt of the Mondee Stockholder’s approval of the Business Combination Agreement contemplated transactions in accordance with the DGCL and Mondee’s governing documents.

Waiver
Any party may extend the time for the performance of any obligation or other act of any other party, waive any inaccuracy in the representations and warranties of any other party contained in the Business Combination Agreement or in any document delivered pursuant to the Business Combination Agreement, and waive compliance with any agreement of any other party or any condition to its own obligations contained in the Business Combination Agreement.
Termination
the terminated as follows:
•
by mutual written consent of ITHAX and Mondee;

•
by either ITHAX or Mondee if (i) the First Effective Time shall not have occurred prior to July 31, 2022 (the “Outside Date”), provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that directly or indirectly through its affiliates is in breach or violation of any representation, warrant, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a closing condition set forth in the Business Combination Agreement on or prior to the Outside Date, (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and non-appealable and has the effect of making the consummation of the Transactions illegal or otherwise preventing or prohibiting the consummation of the Transactions, and (iii) any of the Condition Precedent Proposals fails to receive the requisite vote for approval at the extraordinary general meeting;
•
by ITHAX if Mondee has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement or if any representation or warranty of Mondee has become untrue, in each case such that the closing conditions with respect to the representations, warranties, covenants and agreements set forth in the Business Combination Agreement would not be satisfied (“Terminating Company Breach”); provided that ITHAX has not waived such Terminating Company Breach and ITHAX, First Merger Sub and Second Merger Sub are not then in material breach of their respective representations, warrants, covenants or agreements in the Business Combination Agreement; provided, further, that if such Terminating Company Breach is curable by Mondee, ITHAX may not terminate the Business Combination Agreement pursuant to this termination right for so long as Mondee continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by ITHAX to Mondee;

•
by Mondee upon a breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement by ITHAX, First Merger Sub or Second Merger Sub, or if any representation or warranty of ITHAX, First Merger Sub or Second Merger Sub have become untrue, in either case, such that the closing conditions with respect to the representations, warranties, covenants and agreements set forth in the Business Combination Agreement would not be satisfied (“Terminating SPAC Breach”); provided that Mondee has not waived such Terminating SPAC Breach and Mondee is not in material breach of its representations, warrants, covenants or agreements in the Business Combination Agreement; provided, however if such Terminating SPAC Breach is curable by ITHAX, First Merger Sub or Second Merger Sub, Mondee may not terminate the Business Combination Agreement pursuant to this termination right for so long as ITHAX, First Merger Sub or Second Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Mondee to ITHAX;

•
by ITHAX if Mondee shall have failed to deliver to ITHAX true and complete copies of the audited consolidated balance sheet of Mondee as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of Mondee for such years, each audited in accordance with the auditing standards of the Public Company Accounting Oversight Board,, together with an unqualified (except with respect to material weaknesses) audit report thereon from the auditor, on or before January 31, 2022; or

•
by ITHAX if Mondee shall have failed to deliver the written consent of the Mondee Stockholder approving and adopting the First Merger and the other Transactions to ITHAX within two business days of the date the Registration Statement is declared effective under the Securities Act.

Effect of Termination
In the event of the termination of the Business Combination Agreement, the Business Combination will become void, and there shall be no liability under the Business Combination Agreement on the part of any party, except (i) Section 5.03 (Claims Against Trust Account), Section 6.04(b) (Confidentiality), Section 8.02 (Effect of Termination), Section 8.03 (Fees and Expenses), Section 8.04 (Amendment), Section 8.05 (Waiver) and Article IX (General Provisions) (to the extent related to the foregoing), shall each survive such termination and remain valid and binding obligations of the parties and (ii) the mutual non-disclosure agreement, dated May 21, 2021, shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. However, the termination of the Business

Combination shall not affect any liability on the part of any party for a willful or material breach of any covenant or agreement set forth in the Business Combination Agreement prior to such termination.
Fees and Expenses
Each party to the Business Combination Agreement will bear its own costs and expenses incurred in connection with the Transactions, except that Mondee will pay all fees and expenses relating to (i) printing, filing and mailing of the proxy statement/prospectus and all SEC, Nasdaq and other regulatory filing fees incurred in connection with the proxy statement/prospectus and the Registration Statement, and (ii) the filing fee for the notification and report forms filed under the HSR Act (the expenses described in the foregoing clauses (i) and (ii), the “Reimbursable Expenses”). However, if the Business Combination Agreement is terminated in accordance with its terms, Mondee shall pay, or cause to be paid, all of its unpaid transaction expenses, ITHAX shall promptly reimburse Mondee for 50% of the aggregate amount of the Reimbursable Expenses and ITHAX shall pay, or cause to be paid, all of its unpaid transaction expenses. If the Closing occurs, ITHAX will, upon the Closing and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of Mondee and pay or cause to be paid all accrued transaction expenses of ITHAX and its affiliates, provided that all working capital loans will be repaid in cash.
Amendments
The Business Combination Agreement may not be amended except, (a) at any time prior to the Closing, by an instrument in writing signed by each of the parties to the Business Combination Agreements, subject to the requisite approval by each party’s respective boards of directors, or (b) following the Closing, by an instrument in writing signed by Mondee and the Sponsor.
Governing Law; Consent to Jurisdiction
The Business Combination Agreement, and all claims or causes of action based upon, arising out of, or related to the Business Combination Agreement and/or the Transactions, will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws. The parties to the Business Combination Agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts in the State of Delaware.
Related Agreements
Subscription Agreements
Concurrently with the execution of the Business Combination Agreement, ITHAX entered into Subscription Agreements (the “Subscription Agreements”) with certain “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and accredited investors (together, the “Initial PIPE Investors”), pursuant to which the Initial PIPE Investors have agreed to subscribe for and purchase, and ITHAX has agreed to issue and sell to the Initial PIPE Investors, an aggregate of 5,000,000 shares of New Mondee Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $50,000,000 (the “Initial PIPE Investment”). Subsequently, on April 21, 2022, ITHAX entered into a Subscription Agreement with an additional investor (the “Additional PIPE Investor” together with the Initial PIPE Investors the “PIPE Investors”) pursuant to which the Additional PIPE Investor agreed to subscribe for and purchase, and ITHAX has agreed to issue and sell to the Additional PIPE Investor, 2,000,000 shares of New Mondee Common Stock at a price of $10.00 per share, for gross proceeds of $20,000,000 (the “Additional PIPE Investment”). The aggregate gross proceeds to New Mondee from the Initial PIPE Investment and the Additional PIPE Investment are expected to equal $70,000,000 (the “PIPE Financing”). The offer and sale of the shares of New Mondee Common Stock to be issued in the PIPE Financing pursuant to the Subscription Agreements has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ITHAX will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is to be consummated immediately prior to the First Effective Time and is contingent upon, among other things, the substantially concurrent Closing of the Transactions. For additional information, see “Business Combination Proposal-Related Agreements — PIPE Financing.”
We note that Deutsche Bank, in its role as a placement agent that advised ITHAX in connection with the PIPE Financing, has resigned from its role in such capacity and waived all fees associated with such engagement, and ITHAX has mutually accepted the resignation. The placement agency services being provided by Deutsche Bank in connection with the PIPE Financing were substantially complete at the time of its resignation, with any fees payable to Deutsche Bank for such services contingent upon the Closing of the Business Combination. The availability of the PIPE Financing is not impacted by the resignation of Deutsche Bank, as all placements in the PIPE Financing were either made by AXIA Capital or facilitated by ITHAX and/or Mondee. The PIPE Financing is not contingent upon any continued involvement of Deutsche Bank in the transactions and each of the PIPE Investors has specifically disclaimed reliance on any statement, representation or warranty made by, among others, each of the placement agents in determining to participate in the PIPE Investment. See “Summary — Recent Developments”.
Registration Rights Agreement
Pursuant to the Business Combination Agreement, New Mondee, the Sponsor, the Mondee Stockholder and the other parties thereto shall enter into the Registration Rights Agreement concurrently with the Closing of the Transactions, pursuant to which New Mondee agrees to register for resale certain shares of New Mondee Common Stock that are held by the parties thereto from time to time. An aggregate of 74,300,000 shares of New Mondee Common Stock are subject to resale registration rights. Such shares include (i) the 7,000,000 PIPE Shares; (ii) the 60,800,000 Merger Consideration shares; and (iii) an aggregate of up to 6,500,000 Earn-Out Shares.
Certain Transfer Restrictions
Additionally and pursuant to the Registration Rights Agreement, the holders of any shares of the New Mondee Common Stock (the “Lock-Up Shares”) issued to the Sponsor prior to the Closing or to the Mondee Stockholder in connection with the Business Combination Agreement, or to the Members (as defined below) in connection with the Earn-Out Agreement (as defined below), may not transfer any Lock-Up Shares during the period beginning on the Closing Date and ending on the date that is the earlier of (A) six (6) months after the Closing Date, (B) the date on which the closing price of the New Mondee Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading-day period commencing at least ninety (90) calendar days following the Closing Date and (C) the date on which ITHAX consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing, which results in the stockholders immediately prior to such transaction having beneficial ownership of less than fifty percent (50%) of the outstanding voting securities of the combined company.
Amended and Restated Warrant Agreement
Concurrently with the Closing, New Mondee and Continental will enter into an amended and restated warrant agreement (the “Amended and Restated Warrant Agreement”), pursuant to which (i) all references to ITHAX warrants will be revised to become references to warrants of New Mondee; and (ii) the outstanding warrants will be adjusted pursuant to the terms of the existing warrant agreement, such that the warrants will be exercisable for New Mondee Common Stock, in lieu of the ITHAX Class A ordinary shares previously issuable and receivable upon the exercise of rights under the existing warrant agreement.
Earn-Out Agreement
Concurrently with the execution of the Business Combination Agreement, ITHAX and certain members of management (“Members”) have entered into an Earn-Out Agreement, pursuant to which an aggregate of up to 9,000,000 shares of New Mondee Common Stock may be issued to Members (the “Earn-Out Shares”) in accordance with its terms. Upon the closing of the Business Combination, Prasad Gundumogula, who is the Chief Executive Officer of Mondee and who will continue to serve as Chief Executive Officer of New Mondee, may potentially receive up to 6,000,000 of the aggregate amount of

Earn-Out Shares. The Earn-Out Agreement provides that Earn-Out Shares vest over the course of a four (4)-year period (“Vesting Period”) subject to, among others, the following terms and conditions: (a) on the date on which the closing price of the Earn-Out Shares equals or exceeds a set volume weighted average price (“VWAP”) milestone per share for any twenty (20) trading days within any thirty (30) trading-day period, one-third of the Earn-Out Shares shall vest immediately; (b) any shares that do not vest during the Vesting Period shall be redeemed for a consideration equal to their nominal value; (c) the Earn-Out Shares that have vested to Members may not be in any way disposed of, unless to enumerated permitted transferees, without the consent of ITHAX, and any attempt to do so will be null and void; and (d) in the event of a Company Sale, and not any transaction that does not constitute a Company Sale as defined in the Earn-Out Agreement, during the Vesting Period that exceeds the VWAP set out in the Earn-Out Agreement, then all Earn-Out Shares shall vest immediately prior, and Members shall be eligible to participate therein.
Stockholder Support Agreement
Pursuant to the Business Combination Agreement, ITHAX, Mondee, the Mondee Stockholder and the other parties thereto entered into the Stockholder Support Agreement, pursuant to which the Mondee Stockholder has, among other things, agreed to vote their shares of Mondee Common Stock in favor of the Business Combination Agreement and the other Transactions.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, ITHAX entered into a sponsor support agreement with the Sponsor and Mondee (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, vote all of its 6,472,500 ordinary shares in favor of the approval of the Transactions and to waive any redemption rights with respect to any ordinary shares held by it. The Sponsor did not receive separate consideration for its waiver of redemption rights in the Sponsor Support Agreement. In addition, the Sponsor has agreed that 603,750 Class B ordinary shares issued in connection with ITHAX’s initial public offering (which will be converted to 6,037,500 shares of New Mondee Class B Common Stock in connection with the Domestication) will be unvested and subject to forfeiture as of the Closing based on the level of redemptions of Class A ordinary shares by holders thereof in connection with the transactions contemplated by the Business Combination Agreement (calculated in the manner set forth in the Sponsor Support Agreement). However, Mondee may, at its sole option and without any other party’s approval, waive the Sponsor’s obligation to forfeit these Class B ordinary shares. The Sponsor Support Agreement will terminate upon the termination of the Business Combination Agreement if the Closing does not occur. For additional information, see “Business Combination Proposal-Related Agreements — Sponsor Support Agreement.”
Name, Headquarters; Stock Symbols
The name of ITHAX after the consummation of the Transactions will be Mondee Holdings, Inc., and our headquarters will be located at 951 Mariners Island Blvd., Ste 130, San Mateo, CA 94404, and is currently in the process of moving its headquarters to Austin, Texas. We intend to apply for listing, effective at the time of the Closing, of New Mondee Common Stock on Nasdaq under the symbol “MOND”. Our publicly traded units will separate into the component securities upon the Closing and will no longer trade as a separate security.
Background of the Transactions
ITHAX is a blank check company incorporated on October 2, 2020, as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this prospectus as our initial business combination. The proposed business combination with Mondee is the result of an extensive search for a potential transaction whereby ITHAX and ITHAX Acquisition Sponsor LLC (the “Sponsor”) with the assistance of AXIA Ventures Group, a privately-owned investment bank that is affiliated with the Sponsor (“AXIA”), engaged with more than 50 potential targets and analyzed in depth more than 15 potential targets.

The terms of the Transactions are the result of arms-length negotiations between representatives of ITHAX and representatives of Mondee over the course of approximately seven months. On February 1, 2021, ITHAX completed its initial public offering (the “initial public offering”), for which Cantor Fitzgerald & Co. (“Cantor”) served as sole book-running manager. Cantor will receive $9,082,500 in deferred underwriting commissions from the ITHAX initial public offering in connection with the consummation of ITHAX’s initial business combination. Prior to the consummation of the ITHAX initial public offering, neither ITHAX nor anyone on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with ITHAX.
Following ITHAX’s initial public offering, ITHAX commenced a search for prospective businesses and assets to acquire. ITHAX’s goal was to identify businesses that (i) were in the leisure, hospitality, travel, and related services sectors (ii) had an enterprise value in excess of $600 million, and (iii) were anticipated to hold interesting business positioning in the United States, as well as Latin America, the Caribbean and European markets and beyond. In evaluating potential businesses and assets to acquire, ITHAX, together with AXIA, surveyed the landscape of potential acquisition opportunities based on their knowledge of, and familiarity with, the marketplace.
In the prospectus for the ITHAX initial public offering, ITHAX identified general criteria and guidelines it believed would be important in evaluating a prospective target, including businesses that it believes (i) offer superior risk-adjusted return to those of comparable publicly-traded companies; (ii) have an enterprise value in excess of $600 million; (iii) benefit from a sound business model and sustainable competitive advantages, such as market and/or cost leadership, branding, barriers to entry, and other differentiated elements; (iv) could expand quickly through ad-on acquisitions; (v) have committed, experienced and talented management teams, whose interests are aligned to those of the ITHAX shareholders; (vi) would leverage the capabilities of the ITHAX management team’s experiences and established network; (vii) benefit from being publicly-traded and can effectively utilize the broader access to public profile and capital that are associated with being a publicly-traded company; (viii) generate strong free cash flow; (ix) benefit from additional capital investment; and (x) other criteria, including general financial condition, capital requirements, internal structure, corporate governance, the impact of current and future regulations, licensing and other market and geographic-specific conditions. The foregoing criteria were not exhaustive. Any evaluation relating to the merits of a particular business combination is based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that ITHAX’s management and the ITHAX Board deemed relevant.
During the search process, ITHAX conducted a thorough evaluation of potential targets. By February 28, 2021, ITHAX had developed a comprehensive database with more than 200 potential targets without necessarily engaging directly with any of them. In the process that led to identifying Mondee as an attractive investment opportunity, ITHAX engaged with more than 50 potential targets, entered into non-disclosure agreements with 16 of those potential targets, held management meetings with 15 of the potential targets, and identified 10 of those potential targets as possibly meeting most or all of the criteria set forth above. ITHAX performed material financial and industry due diligence and held meetings with the management teams of each of these 10 targets (including Mondee as discussed below) from March 3, 2021 through July 26, 2021, and submitted non-binding initial indications of interest or had substantive discussions on valuation with each target or its advisors on nine opportunities. Of the opportunities where there were substantive discussions on valuation, ITHAX was informed its valuation was too conservative on five of them, compared to what the principals and/or advisors of these targets were anticipating or targeting. Out of all of the remaining potential targets (excluding Mondee), ITHAX did not proceed to signing a letter of intent and exclusivity agreement for various reasons, including ITHAX’s concerns over the readiness of the targets to be public companies, the sustainability of the business models, the absence of historical profitability, or otherwise based on ITHAX’s diligence experience evaluating investment opportunities, the remaining potential targets (excluding Mondee) did not meet all of ITHAX’s criteria for an initial business combination, to the extent that ITHAX and its Sponsor deemed fit. ITHAX conducted numerous meetings with experts in the travel and hospitality sector to assess the market as well as Mondee’s business model, growth potential, past financials, legal, corporate and tax structure.
On April 26, 2021, Mondee engaged Cantor to act as its financial advisor in connection with any sell-side transaction, and will pay Cantor a fee equal to $6.21 million upon the consummation of the Business

Combination. On May 21, 2021, Cantor, acting as financial advisor to Mondee, contacted ITHAX via phone to discuss various items, and during the call Cantor discussed the opportunity to merge with Mondee. Individuals present from ITHAX on the phone call were Mr. Orestes Fintiklis, ITHAX’s chief executive officer, and Mr. Dimitrios Athanasopoulos, ITHAX’s chief financial officer. Individuals present from AXIA included Mr. Antonios Achilleoudis and Mr. George Linatsas.
On May 28, 2021, representatives from ITHAX, Mondee, AXIA, and Cantor participated in a video conference management presentation detailing Mondee’s business model and financials. The ITHAX representatives also provided an analysis of the strategy of ITHAX as well as resources available that could potentially assist in various aspects of Mondee’s business. Individuals present from ITHAX included Mr. Fintiklis and Mr. Athanasopoulos. Individuals present from Mondee included Mr. Prasad Gundumogula, Mr. Raja Venkatesh, and Mr. Clem Bason. Individuals present from AXIA included Mr. Alexandros Argyros and Mr. George Linatsas.
On June 2, 2021, Cantor set up a video conference among representatives from Cantor, ITHAX, Mondee, and AXIA Ventures Group, for a technology demonstration relating to Mondee’s main product Trippro. ITHAX indicated its high level of interest in pursuing the opportunity and a willingness to commit significant time and resources to conduct its due diligence and negotiated terms of a potential transaction with Mondee. Mr. Gundumogula also did a demonstration of TripPro, Mondee’s main technology platform Individuals present on the video conference from ITHAX included Mr. Fintiklis and Mr. Athanasopoulos. Individuals present from Mondee included Mr. Gundumogula, Mr. Venkatesh, and Mr. Bason. Individuals present from AXIA included Mr. Argyros and Mr. Linatsas.
On June 7, 2021, representatives of Cantor, Mondee, ITHAX, and AXIA conducted a follow-up video conference to discuss Mondee’s financial model, including historical financials and future projections as well as potential sources and uses of funds relating to a potential business combination. Individuals present on the video conference from ITHAX included Mr. Fintiklis and Mr. Athanasopoulos. Individuals present from Mondee included Mr. Gundumogula, Mr. Venkatesh, and Mr. Bason. Individuals present from AXIA included Mr. Argyros and Mr. Achilleoudis.
On June 16, 2021, representatives of Cantor, Mondee, ITHAX, and AXIA conducted a follow-up diligence videoconference focused on financial due diligence, including a potential framework for agreeing to the valuation of Mondee. Individuals present on the video conference from ITHAX included Mr. Fintiklis and Mr. Athanasopoulos. Individuals present from Mondee included Mr. Gundumogula, Mr. Venkatesh, and Mr. Bason. Individuals present from AXIA included Mr. Achilleoudis.
On June 25, 2021, ITHAX sent representatives of Cantor a preliminary, framework letter (the “Framework Letter”) to which a term sheet was attached (“Term Sheet”), both documents providing for a mutual 45-day exclusivity period to negotiate and finalize definitive transaction documentation and proposing the following terms, among others:
•
ITHAX would acquire all of the outstanding equity interests (including options, warrants, preferred stock and other convertible securities) of Mondee in a business combination between ITHAX and Mondee, in exchange for the issuance to Mondee’s pre-Closing equityholders of equity interests in the surviving entity of the Business Combination, proposing an enterprise value for Mondee of up to $582.5 million (which did not include transaction costs and the dilution of the Sponsor’s promote);

•
concurrently with the closing of the Business Combination, ITHAX would target raising additional capital of $50 million pursuant to a customary private placement;

•
a lock-up, for both Mondee existing equityholders and the Sponsor of six months;

•
the board of directors of the surviving entity would consist of a number and composition to be mutually agreed by the parties, provided that at least one nominee would be named by ITHAX; the surviving entity would create a new equity incentive plan and employee share purchase program, the terms of which shall be mutually agreed by both ITHAX and Mondee and subject to approval by the board of directors of the surviving entity; certain holders of the shares issued in connection with the transaction, the PIPE Investors, and the Sponsor would be entitled to customary registration rights, with the surviving entity being required to use its reasonable best efforts to file, within 30 days following the closing, a registration statement on Form S-1 to register the resale of such securities; Mondee and ITHAX will cooperate in production of any investor presentation created in connection with the PIPE Financing;
•
Mondee’s waiver of right, title, interest or claim of any kind in or to any assets held in the trust account, and to any claim against the trust account.

In the Framework Letter and Term Sheet, in order to initiate discussions and without the benefit of due diligence, ITHAX provided an initial estimate of the pre-dilution enterprise value to be $585 million based on a 9x multiple of a preliminary estimate of the Company’s 2023 EBITDA of $65 million.
After additional preliminary diligence, ITHAX submitted a revised Framework Letter and Term Sheet on June 29, 2021, which, among other changes, adjusted the proposed pre-dilution, enterprise value of the transaction to up to $700 million (which did not include transaction costs and the dilution of the Sponsor’s promote) and increased the number of shares of common stock to be issued as part of the consideration for the transaction. In the revised the Framework Letter and Term Sheet. ITHAX adjusted the initial enterprise value from $585 million to $700 to reflect a revised estimate of the Company’s 2023 EBITDA to $70 million. The revised estimate took into consideration, among others factors, the benefit of additional due diligence information, the improved net revenue per ticket of the Company and an EBITDA multiple of 10x, in light of improvement in public market comparables (see chart below).
On July 7, 2021, Mr. Athanasopoulos and Mr. Fintiklis from ITHAX had a follow up call with representatives of Cantor, who provided clarifications on various aspects on the financial performance of the Company. Thereafter, on July 12, 2021, ITHAX submitted a second revision to the Framework Letter and Term Sheet, which among other changes, adjusted the proposed pre-dilution, enterprise value of the transaction to up to $725 million (which did not include transaction costs and the dilution of the Sponsor’s promote), on a cash-free basis, increased the number of shares of common stock to be issued as part of the consideration for the transaction, and included an exhibit of anticipated PIPE Investors. On July 14, 2021, representatives from ITHAX, Cantor and Mondee had a conference call. Mondee was represented by Mr. Gundumogula and Mr. Bason and ITHAX by Mr. Fintiklis and Mr. Athanasopoulos. During the call, a pre-dilution, pre-money enterprise value of $750 million was agreed as a final compromise based on a 9.4x multiple of a final 2023 EBITDA estimate of $80.1 million. At this point in the process, the enterprise value was orally deemed not subject to negotiation as well as the overall transaction structure of a reverse merger, commonly used in SPAC business combinations.
The parties continued to negotiate the terms of the Term Sheet. On July 16, 2021, Cantor sent a Term Sheet, which was revised by Kirkland & Ellis LLP (“Kirkland”), Mondee’s legal counsel in the Transactions, to Mr. Fintiklis and Mr. Athanasopoulos of ITHAX and Mr. Argyros, Mr. Linatsas and Mr. Achilleoudis of AXIA. The Term Sheet included, among others, the following changes:
•
provided for the Sponsor to waive any anti-dilution adjustment to the conversion ratio of its Class B ordinary shares;

•
stipulated that Mondee may determine whether to have a classified board and/or use anti-takeover devices for the board of directors of the surviving entity, and that Mondee’s existing equityholders would be exempt from any fiduciary duty to refrain from engaging in any business opportunity of the surviving entity;

•
required the surviving entity to adopt both a new equity incentive plan after closing and an equity incentive package for the surviving entity’s management;

•
added that as a condition precedent to Mondee’s obligation to consummate the transactions that ITHAX maintain a certain amount of available cash from ITHAX’s trust account and PIPE Financing;

•
permitted Mondee to pursue legal relief from ITHAX against funds outside of the trust account that have been released, including any assets that have been purchased or acquired with any such funds;

•
provided for the Court of Chancery of Delaware to have exclusive jurisdiction over the agreements related to the Transactions;

•
determined that Delaware would be the jurisdiction of formation of surviving entity;

•
provided for certain provisions of the Term Sheet to be legally binding to the parties.

Between July 16, 2021 and July 23, 2021, representatives of ITHAX, and Mondee, with the assistance of (i) Cantor; (ii) Reed Smith LLP (“Reed Smith”), ITHAX’s legal counsel in the Transactions; and (iii) Kirkland, negotiated the terms of, and continued to exchange drafts of, the Letter of Intent. During this period, the specific deal points negotiated included the size of the earn-out and whether the consideration would be framed in terms of an enterprise value or equity value. In the final Letter of Intent, ITHAX calculated an equity value of $608 million as the agreed enterprise value of $750 million (see above) minus $142 million of the net debt of Mondee at the time. The parties ultimately agreed to certain additional proposed changes, including, among others that:
•
the pre-money equity valuation of Mondee was equal to $608 million (equal to approximately $1,001,625,000 combined enterprise value, and which does not include transaction costs and the dilution of the Sponsor’s promote), with ITHAX causing 60,800,000 shares of common stock to be issued to the shareholders of Mondee;

•
An earn-out, that was later on finalized to be 9,000,000 shares of common stock, to be allocated to Mondee management and/or Mondee’s existing shareholders, with any earn-out securities that remain unvested on the 4-year anniversary of closing of the transactions to be forfeited for no consideration;

•
the initial share reserve for the new equity incentive plan would be equal to 10% of the outstanding common stock of the surviving entity immediately after closing;

•
Mondee and ITHAX shall in good faith determine a mechanism to preserve the agreed-upon board composition and the Sponsor’s participation for a reasonable duration;

•
Mondee in good faith would not materially increase its debt, will not materially change its working capital patterns and/or make distributions to its shareholders;

•
As a condition to Mondee consummating the transactions, ITHAX would have at least $150,000,000 of available cash its trust account and the PIPE Financing, and Mondee may, at its sole option and without any other party’s approval, waive such condition; and

•
Mondee may pursue legal relief from ITHAX against funds outside of the trust account that have been released, other than to ITHAX’s shareholders and any assets that have been purchased or acquired with any such funds.

With respect to the earn-out provision, the parties agreed that a duration of four years was in line with similar transactions. The parties also agreed to leave the precise amount of the earn-out to be finalized once ITHAX had the benefit of reviewing full and final finance and tax due diligence reports, which were delivered on October 12, 2021. ITHAX proposed 7,000,000 shares in earn-out to be revised upwards if the legal, financial, and tax due diligence did not present any material issues. Upon review of the final legal, financial and tax due diligence reports, the parties agreed to increase the shares subject to the earn-out to 9,000,000 shares.
On July 27, 2021, Mr. Fintiklis, on behalf of ITHAX, and Mr. Gundumogula, on behalf of Mondee, executed the above agreed final version of the Letter of Intent regarding a potential business combination transaction involving ITHAX and Mondee.
On August 5, 2021, representatives of Mondee provided additional confidential diligence materials to ITHAX and its advisors for purposes of conducting legal, financial, accounting and tax due diligence via an electronic data room. In addition to Reed Smith, certain advisors including Arthur Cox LLP, Dentons Canada LLP, and Chandler MHM Limited provided assistance to ITHAX in reviewing Mondee’s diligence materials. Between August 2021 and December 2021, ITHAX and its advisors conducted extensive due diligence, including pursuant to multiple video or telephonic meetings with Mondee’s management and its advisors, including Hutch law, Mondee’s local counsel. ITHAX and its legal, financial, accounting, and tax due diligence providers provided initial information request lists and updated and supplemented these request lists as due diligence progressed.
On August 9, 2021, members of ITHAX’s management team informed the independent directors of the ITHAX Board that ITHAX had entered into the Letter of Intent with Mondee, which included an exclusivity period of 45 days. On August 11, 2021, members of ITHAX’s management team provided the independent directors of the ITHAX board with a copy of the executed Term Sheet and a slide presentation prepared by Mondee’s management.
Between September 17, 2021 and October 4, 2021, representatives of ITHAX, Deutsche Bank Securities Inc. (“Deutsche Bank”), Reed Smith, and Pillsbury Winthrop Shaw Pittman LLP, legal counsel to Deutsche Bank (“Pillsbury”), negotiated and finalized a customary agreement providing for Deutsche Bank to serve as placement agent in connection with the PIPE Financing and capital markets advisor to ITHAX in connection with the Transactions, which agreement was executed on October 4, 2021, with an addendum to the agreement to clarify certain terms executed November 11, 2021. Pursuant to this agreement, Deutsche Bank provided placement agency services in connection with the PIPE and customary capital markets advisory services, including introducing ITHAX to potential investors, for which, upon consummation of the Transactions, ITHAX agreed to pay Deutsche Bank an aggregate fee of $3,500,000. Deutsche Bank terminated its role as capital markets advisor and placement agent effective June 10, 2022 and before this registration statement became effective. Accordingly, Deutsche Bank informed ITHAX and Mondee that it is not responsible for any portion of this registration statement. ITHAX had an obligation to pay up to $3,500,000 in fees to Deutsche Bank. In connection with such termination, Deutsche Bank waived any fees and compensation in connection with such roles. As a result ITHAX does not owe Deutsche Bank a fee for its prior services.
Between September 17, 2021 and October 4, 2021, representatives of ITHAX and AXIA Capital Markets LLC (“AXIA Capital”) negotiated and finalized a customary agreement providing for AXIA Capital to serve as a placement agent in connection with the PIPE Financing, which agreement was executed on October 4, 2021. Pursuant to this agreement, AXIA Capital provides fund-raising services in connection with the PIPE and capital markets advisory services, including introducing ITHAX to potential investors prior to or after Closing. Upon consummation of the Transactions, ITHAX will pay AXIA a fixed fee of $500,000, plus 3.5% on every dollar raised by the PIPE exceeding $50,000,000.
Between October 4, 2021 and December 15, 2021, representatives of ITHAX and Cantor, negotiated and finalized a customary agreement providing for Cantor to serve as capital markets advisor to ITHAX in connection with the Transactions, which agreement was executed on December 15, 2021. Pursuant to this agreement, Cantor facilitates non-deal roadshows on the Business Combination for institutional investors, and provides market color on potential redemption by certain investors. Upon consummation of the Transactions, ITHAX will pay Cantor an aggregate of $10,082,500, comprised of $1,000,000 for its capital markets services and $9,082,500 in deferred underwriting commissions for serving as sole book running manager of the ITHAX’s initial public offering.
AXIA Capital Markets LLC is a U.S. registered broker-dealer and member of FINRA. It is a wholly owned subsidiary of AXIA Ventures Group Ltd, a privately-owned investment banking group, providing financial advisory services and capital markets services to corporate and institutional clients.
Also during the period of time between October 4, 2021 and December 15, 2021, representatives of ITHAX, Mondee, AXIA, Cantor, and Union Square Advisors, financial advisors to Mondee (“Union Square”), Reed Smith and Kirkland also jointly prepared and discussed with representatives of Deutsche Bank and AXIA Capital, in their capacities as placement agents, an investor presentation and other marketing materials that would be presented to prospective PIPE Financing investors.
On September 6, 2021, ITHAX and Mondee entered into an agreement extending the mutual exclusivity until October 10, 2021. On October 7, 2021, ITHAX and Mondee entered into an agreement extending the mutual exclusivity until November 10, 2021. On November 8, 2021, ITHAX and Mondee entered into an agreement extending the mutual exclusivity until December 13, 2021.
On September 22, 2021, Reed Smith sent Kirkland an initial draft of the Business Combination Agreement.
From October 4, 2021 until December 15, 2021, representatives of ITHAX and Mondee compiled lists of potential investors for the PIPE Financing process. These investors included funds affiliated with Morgan Stanley Investment Management, ARCPE, Origami, Travco, and Entertainment Benefits Group (EBG), each of which ultimately participated in the PIPE Financing. Representatives of ITHAX and Mondee

provided the list of potential investors to Deutsche Bank and AXIA Capital, in their capacities as placement agents during the entire capital-raising period and requested that they review and edit the list based on their knowledge of the sector, including through engagement with their other clients. Beginning on October 4, 2021 and continuing thereafter, Deutsche Bank and AXIA Capital, in their capacities as placement agents, began contacting approximately 150 potential investors about the opportunity. Over the course of October, November, and December 2021, representatives of Mondee and ITHAX engaged with more than 100 potential investors.
Beginning on October 4, 2021, representatives of ITHAX and Mondee, and representatives Deutsche Bank and AXIA Capital, in their capacity as placement agents, participated in various virtual meetings with prospective participants in the PIPE Financing. During this period of time, after a draft form of the Subscription Agreement had been provided to the prospective PIPE Investors, the terms of the form of Subscription Agreement, including with respect to conditions to closing and registration rights, were further negotiated between representatives of Kirkland, on behalf of Mondee, Reed Smith, on behalf of ITHAX, and multiple drafts of the Subscription Agreements were exchanged prior to the execution of the agreed form of Subscription Agreement by the parties thereto on December 20, 2021. See the section entitled “Business Combination Proposal — Related Agreements — Subscription Agreements” for additional information.
On October 28, 2021, Kirkland sent Reed Smith a revised draft of the Business Combination Agreement, which reflected, among other things, certain revisions to (i) the parties’ respective representations and warranties, (ii) certain pre-closing covenants of the parties, including the pre-closing restrictions on the parties’ operations of their respective businesses, (iii) certain conditions to the parties’ respective obligations to consummate the closing and (iv) certain termination rights.
Between October 29, 2021 and December 19, 2021, representatives of Reed Smith and Kirkland continued to negotiate the terms of, and exchange drafts of, the Business Combination Agreement.
On November 11, 2021, ITHAX management shared with members of the ITHAX board certain legal, finance, and tax due diligence findings with respect to Mondee. Reed Smith prepared the legal due diligence summary (the “legal due diligence summary”) provided to the ITHAX board, with input from Khaitan & Co, Chandler MHM Limited, Arthur Cox LLP, and Dentons Canada LLP. The legal due diligence summary was based on information provided by Mondee and covered legal due diligence matters in the United States, India, Thailand, Ireland, and Canada with respect to corporate matters, financing matters, intellectual property matters, data privacy and cyber security matters, employment matters, pending litigation, real estate matters, and regulatory and compliance matters, as applicable. A third-party advisor provided a due diligence summary with respect to Mondee’s tax and financial matters. These due diligence materials were prepared by the relevant advisors to assist ITHAX in its due diligence review of certain aspects of Mondee’s business based on each of the advisor’s respective expertise and their review of materials provided by Mondee throughout the due diligence process. Members of the ITHAX management discussed the findings contained therein with such outside advisors throughout the time period leading up to the approval of the Business Combination.
On November 12, 2021, the ITHAX Board held a meeting via videoconference, at which members of ITHAX management and representatives of Reed Smith were present. Mr. Fintiklis provided an overview of Mondee and its business. Then Mr. Fintiklis and Mr. Athanasopoulos updated the ITHAX board of the status of the transaction. A representative of Reed Smith then provided a summary of the legal due diligence process and findings with respect to Mondee. The ITHAX board discussed the legal, finance, and tax due diligence reports. In addition, the board reviewed the 2023 Enterprise Value/EBITDA-CAPEX and 2023 Enterprise Value/EBITDA of Mondee as well as five select travel technology and/or marketplace companies that could be calculated and were readily available from public market sources (such as the filings of those companies and Capital IQ) and which are outlined in the chart below.

Valuation

Comparables are trading at ~9-14x 2023 EV/EBITDA. The implied valuation for Mondee represents a discount to comparables, despite Mondee's much higher historic growth rate.

		B2E Corporate	OTA		GDS	
	MONDEE Organic	ctm	BOOKING HOLDINGS	e	amadeus	Sabre
2023F EV/(EBITDA-CapEx[1]) Multiple	9.8x	15.0x	15.7x	12.6x	19.1x	12.1x
2023F EV/EBITDA[1] Multiple	9.4x	13.1x	14.4x	9.4x	13.2x	10.4x
2023F P/E[1] Ratio	9.1	21.7	19.0	15.5	22.7	16.4
Revenue CAGR, 2015-19 (%)	41.0	17.7	13.0	16.0	10.1	7.6

Sources: Public filings, Capital IQ
Notes:
1. Market data as of 21 September 2021
2. According to existing LOI

© 2021 All Rights Reserved
| Confidential | 1

The board used the comparable financial and market data information to determine that the valuation that had been agreed for the reverse merger with Mondee was at a material discount to public market comparables. The ITHAX management team selected these comparable companies based on the fact that they were also, like Mondee, travel technology and/or travel marketplace companies that were already listed on the public markets so they could provide a useful benchmark, even though as the same chart notes, Mondee had been growing its net revenues in the period 2015 - 2019 at a much faster pace that these five companies.
On December 5, 2021, Kirkland sent Reed Smith drafts of the form of Proposed Charter and the form of Proposed Bylaws. Between December 5, 2021 and December 19, 2021, representatives of Kirkland and Reed Smith negotiated the terms of, and exchanged drafts of, the foregoing documents, prior to the ultimate agreement on forms of the Proposed Charter and Proposed Bylaws, which were attached as exhibits to the Business Combination Agreement.
On December 8, 2021, Kirkland sent Reed Smith a draft of the form of Earn-out Agreement. On December 9, 2021, Reed Smith sent Kirkland drafts of the form of the Stockholder Support Agreement and the Sponsor Support Agreement. Representatives of Reed Smith and Kirkland negotiated the terms of, and exchanged drafts of, the (i) Stockholder Support Agreement, (ii) the Sponsor Support Agreement, (iii) the Earn-Out Agreement, prior to the ultimate execution of the Stockholder Support Agreement, Sponsor Support Agreement, and Earn-Out Agreement between December 8, 2021 and December 19, 2021.
On December 9, 2021, Kirkland sent Reed Smith a draft of the Registration Rights Agreement, the terms of which the parties continued to negotiate, exchanging multiple drafts prior to the execution of the Business Combination Agreement on December 21, 2021, to which the agreed form Registration Rights Agreement was attached as an exhibit.
On December 14, 2021, the ITHAX Board held a meeting via videoconference, at which members of ITHAX management and representatives of Reed Smith were present. Mr. Fintiklis first provided an update on the status of the Business Combination, including an update on the status of discussions regarding the PIPE Financing and the expected size of the PIPE Financing. Representatives of Reed Smith then provided an overview of the key terms of the Business Combination Agreement and other transaction documents, copies of which were circulated prior to the meeting. The ITHAX Board further discussed the Business Combination and then, taking into account the foregoing and its previous meetings and discussions, unanimously approved and declared advisable the Business Combination Agreement and the PIPE

Financing, and determined that both the Business Combination advisable and fair to, and in the best interests of, ITHAX and its shareholders, and further resolved to (i) adopt and approve the Subscription Agreements and authorize ITHAX to enter into and perform its obligations under the PIPE Subscription Agreements and (ii) submit the Business Combination Agreement for adoption by ITHAX’s shareholders at a meeting of ITHAX’s shareholders and recommended that ITHAX’s shareholders adopt the Business Combination Agreement at such meeting.
On December 18, 2021, the Mondee Board met telephonically to discuss the Business Combination, including a detailed discussion of the forms of the transaction documents, and authorized the execution of the Business Combination and the transactions contemplated thereby by unanimous written consent.
On December 19, 2021, the parties finalized the transaction documents (or forms thereof) with respect to the proposed business combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including the Mondee Stockholder Support Agreement, the Sponsor Support Agreement, the Earn-Out Agreement, the Subscription Agreements with each of the PIPE Investors, and the Business Combination Agreement and the exhibits thereto.
On December 20, 2021, ITHAX, Mondee, First Merger Sub and Second Merger Sub executed the Business Combination Agreement. Concurrent with the execution of the Business Combination Agreement, ITHAX also entered into the Mondee Stockholder Support Agreement, the Sponsor Support Agreement, the Earn-Out Agreement, the Subscription Agreements, in each case, with the applicable other parties thereto. See “Business Combination Proposal — Related Agreements” for additional information.
On December 20, 2021, ITHAX and Mondee issued a joint press release announcing the execution of the Business Combination Agreement, which ITHAX filed with a Current Report on Form 8-K along with the executed Mondee Stockholder Support Agreement, the executed Sponsor Support Agreement, the executed Earn-Out Agreement, the form of Subscription Agreement that was executed by the PIPE Investors, the form of Registration Rights Agreement to be entered into at the closing of the Business Combination, the investor presentations prepared by members of ITHAX’s and Mondee’s management teams regarding Mondee and the Transactions, the transcript of an investor conference call held on December 20, 2021, discussing the Transactions and the transcript of an audiovisual announcement relating to Mondee’s business Mondee released on December 20, 2021.
Between January 14, 2022 and January 24, 2022, representatives of ITHAX and D.A. Davidson & Co. (“Davidson”) negotiated and finalized a customary agreement providing for Davidson to serve as capital markets advisors in connection with the Transactions, which agreement was executed on January 24, 2022. Pursuant to this agreement, Davidson would provide capital markets advisory services, including introducing ITHAX to prospective investors, who might consider purchasing stock prior to or after Closing. Upon consummation of the Transactions, ITHAX will pay Davidson $500,000 for its services.
Between January 14, 2022 and February 1, 2022, representatives of ITHAX and Northland Securities, Inc. (“Northland”) negotiated and finalized a customary agreement providing for Northland to serve as capital markets advisors in connection with the Transactions, which agreement was executed on February 1, 2022. Pursuant to this agreement, Northland would provide capital markets advisory services, introducing ITHAX to prospective investors, who might consider purchasing stock prior to or after Closing. Upon consummation of the Transactions, ITHAX will pay Northland $500,000 for its services.
Resignation of Deutsche Bank
On June 10, 2022, Deutsche Bank resigned from its role as capital markets advisor and placement agent to ITHAX in connection with the Business Combination and waived all rights to fees and compensation in connection with such roles, and ITHAX mutually accepted this resignation. The aggregate amount of fees waived by Deutsche Bank is approximately $3.5 million. Please see “Unaudited Pro Forma Combined Financial Information” for further information and the estimated transaction fees and expenses required to be paid in connection with the Business Combination.
Certain provisions of the letter agreement between Deutsche Bank and ITHAX (as amended, the “DB Engagement Letter”) survive the termination of the DB Engagement Letter. These provisions include customary obligations with respect to use of information, indemnification, and contribution under the DB Engagement Letter. For example, (i) Deutsche Bank will not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of information provided by others to Deutsche Bank, including, without limitation, information provided by or on behalf of ITHAX or Mondee and (ii) ITHAX (and, upon consummation of the Transactions, New Mondee) may not disclose any advice rendered by Deutsche Bank (or its affiliates) nor the terms of Deutsche Bank’s engagement pursuant to the DB Engagement Letter, without Deutsche Bank’s written consent (the “Surviving Information Obligation”). In addition, ITHAX (and, upon consummation of the Transactions, New Mondee) is obligated to indemnify and hold harmless Deutsche Bank and its directors, officers, agents, and employees and each other person, if any, who controls Deutsche Bank, within the meaning of the Securities Act, against any and all claims, losses, damages, liabilities, costs, and expenses as incurred (including all reasonable fees and disbursements of counsel and all reasonable travel and other out-of-pocket expenses incurred in connection with investigation of, preparation for and defense of any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not in connection with pending or threatened litigation in which Deutsche Bank or any other indemnified party is a party), (i) related to or arising out of (A) actions taken or omitted to be taken (including any untrue statements or alleged untrue statements of material facts made, or any statements omitted to be made or any alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading) by ITHAX, or (B) actions taken or omitted to be taken by an indemnified party with ITHAX’s prior written consent or (ii) otherwise related to or arising out of or in connection with, in each case, any actual or proposed transactions giving rise to or contemplated by the DB Engagement Letter or Deutsche Bank’s engagement under the DB Engagement Letter, and including, without limitation, information publicly filed by ITHAX under the Exchange Act and all information provided by ITHAX and Mondee to potential investors in the PIPE Financing; provided, however that excluded from ITHAX’s obligation to indemnify, are any such claims, losses, damages, liabilities, costs, or expenses of an indemnified party that arise primarily and directly out of or are based primarily or directly upon any action or failure to act by Deutsche Bank, that is found in a final and non-appealable judicial determination by a court of competent jurisdiction (or settlement tantamount thereto) to constitute willful misconduct or gross negligence on the part of such indemnified party (the “Surviving Indemnity Obligation”). Lastly, if indemnification is unavailable or insufficient, then ITHAX (and, upon consummation of the Transactions, New Mondee) is obligated to contribute amounts paid or payable by Deutsche Bank (or its affiliates) in such proportion as appropriately reflects the relative benefits received by and the relative fault of, ITHAX and Deutsche Bank (or its affiliates) in connection with the matters as to which such claims, losses, damages, liabilities, costs, and expenses relate (the “Surviving Contribution Obligation”).
Due to Duetsche Bank’s resignation as placement agent and capital markets advisor prior to the closing of the Transactions, ITHAX does not expect any of the Surviving Information Obligation, Surviving Indemnity Obligation, or the Surviving Contribution Obligation to give rise to any material obligations of ITHAX or New Mondee. Moreover, as of the date of this proxy statement/prospectus, neither ITHAX nor Mondee are party to any agreement that would require the payment of any fees to, or require the reimbursement of any expenses of, Deutsche Bank with respect to the Business Combination or any other transactions described herein. In addition, Deutsche Bank has delivered notice of resignation to the Securities and Exchange Commission pursuant to Section 11(b)(1) under the Securities Act.
There is not currently any dispute between any of ITHAX, Mondee, or Deutsche Bank with respect to the resignation described above.
At no time prior to or after their resignation through the date of this filing did Deutsche Bank advise ITHAX or Mondee that they had any specific concerns regarding the Business Combination. Deutsche Bank did not prepare or provide any of the disclosures in this prospectus/proxy statement or any analysis underlying such disclosure or any other materials or work product that have been provided to ITHAX shareholders or the PIPE Investors. However, as with other members of the transaction working group, Deutsche Bank did receive drafts of this prospectus/proxy statement prepared by ITHAX and Mondee and provided limited comments in the ordinary course. We also provided to and disussed with Deutsche Bank the disclosures in this proxy statement/prospectus pertaining to its roles and resignation, and Deutsche Bank did not agree with either the risks or the conclusions stated herein that are associated with its roles and resignation. Shareholders should not put any reliance on the fact that Deutsche Bank was previously involved with any aspect of the transactions described in this prospectus/proxy statement.

ITHAX did not rely on Deutsche Bank, in its role as capital markets advisor, in the preparation and analysis of the materials, including projections, provided to the ITHAX Board for use as a component of its overall evaluation of Mondee. The ITHAX Board did not receive or rely upon any financial or valuation analyses conducted or prepared by Deutsche Bank in making its determination that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, ITHAX and its shareholders.
The PIPE Financing is not contingent upon any continued involvement of Deutsche Bank in the transactions and each of the PIPE Investors has specifically disclaimed reliance on any statement, representation or warranty made by, among others, Deutsche Bank in determining to participate in the PIPE Financing.
In its role as capital markets advisor to ITHAX, Deutsche Bank representatives sought to facilitate the overall transaction execution process through the convening of meetings and telephone and video conferences that were attended by representatives of ITHAX, Mondee and their respective advisors.
Please see “—Background of the Transactions” above for further details as to the involvement of Deutsche Bank in the Business Combination and the PIPE Financing.
The placement agency services provided by Deutsche Bank pursuant to the DB Engagement Letter were substantially complete at the time of Deutsche Bank’s resignation, with any fees payable to Deutsche Bank for such services contingent upon the Closing of the Business Combination. ITHAX and Mondee do not intend to engage additional capital markets advisors. The availability of the PIPE Financing is not impacted by the resignation of Deutsche Bank as all placements in the PIPE Financing were either made by AXIA Capital or facilitated by ITHAX and/or Mondee.
We believe that the resignation of Deutsche Bank and the waiver of fees for services that have already been rendered is unusual. ITHAX shareholders may be more likely to elect to redeem their shares as a result of such resignation and as a result, ITHAX may not have sufficient funds to meet the minimum cash condition in the Business Combination Agreement.
ITHAX shareholders may believe that when financial institutions, such as Deutsche Bank, are named in a proxy statement/prospectus, the involvement of such institutions typically presumes a level of due diligence and independent analysis on the part of such financial institution and that the naming of such financial institutions typically means that a financial institution has done a level of due diligence ordinarily associated with a professional engagement. The resignation letter of Deutsche Bank with respect to its engagements with ITHAX and the notice of resignation to the Securities and Exchange Commission pursuant to Section 11(b)(1) under the Securities Act, stated that Deutsche Bank is not responsible for any part of this proxy statement/prospectus. While Deutsche Bank did not provide any additional detail in their resignation letters to ITHAX or to the Securities and Exchange Commission, such resignation may be an indication by Deutsche Bank that it does not want to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction. Neither ITHAX nor Mondee will speculate about the reasons why Deutsche Bank withdrew from its role as placement agent and capital markets advisor to ITHAX in connection in connection with the Business Combination and forfeited its fees after performing substantially all the work to earn such fees. Accordingly, shareholders should not place any reliance on the fact that Deutsche Bank has been previously involved with this transaction.
In addition, we note that unaffiliated investors are subject to certain material risks as a result of Mondee going public through a merger rather than through a traditional underwritten offering. See “Risk Factors – Risks Related to the Business Combination and ITHAX — You may not have the same benefits as an investor in an underwritten public offering.”
The ITHAX Board’s Reasons for the Business Combination
The ITHAX Board, in evaluating the Transactions, consulted with ITHAX’s management and its legal and financial advisors. The ITHAX Board unanimously (i) resolved that it is in the best interests of ITHAX and its shareholders, and declared it advisable, to enter into the Business Combination Agreement, (ii) approved the Business Combination Agreement and the Transactions, including the Business Combination, on the terms and subject to the conditions of the Business Combination Agreement, and

(iii) recommended that the Business Combination be adopted by ITHAX’s shareholders. The ITHAX Board considered and evaluated a number of factors, including the factors discussed below. The ITHAX Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The ITHAX Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of ITHAX’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward — Looking Statements.”
The ITHAX Board considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Business Combination Agreement and the related agreements and the Transactions, including the following material factors:
•
Proven Business Model.    The ITHAX Board noted that Mondee had a proven business model with transaction volume in excess of $3 billion in 2019 from more than 50,000 customers, mostly procured through its agreements with over 500 airline suppliers. In addition, the Board noted that while transaction volumes and revenues had declined materially during the COVID-19 pandemic years of 2020 and 2021, the Net Revenue of the business had recovered from $66 million in 2020 to $93 million in 2021.

•
High-Growth Company.   The ITHAX Board noted that in addition to proven business model, Mondee is a high growth company with approximately 40% organic year-on-year increase in Net Revenue in accordance with GAAP from 2015 – 2019 (compound annual growth rate, CAGR). While the travel market and Mondee’s growth performance and record were interrupted by the impact of the global COVID-19 pandemic for the years 2020 and 2021, there is a market consensus that the global travel business will recover to pre-pandemic levels by 2023, with which management concurs and is seeing evidence, consequently we believe these two years to be extraordinary periods and results. On a comparable accounting basis the company’s Net Revenues declined from 2019 to 2020 by 29% to $66 million, and began recovering from 2020 to 2021 by 42% to $93 million. Accordingly, the ITHAX Board concluded that Mondee’s business model is very much in line with recent travel trends and may benefit from a post-pandemic recovery of the travel market.

•
Competitive Advantages.   The ITHAX Board noted that the networks that Mondee has created in relation to content, technology and distribution have led to the company substantially increasing its market share in the past few years and are not only shielding the company with high barriers to entry but could also act as drivers to further future growth

•
Strong M&A Pipeline.   The ITHAX Board noted that Mondee has a track record of mergers and acquisitions (“M&A”) including the integration of 14 businesses into the Mondee eco-system as well as a healthy pipeline of future acquisitions. Moreover, as a working M&A platform, Mondee would benefit from being a public company with the potential ability to use its listed securities as a currency in future M&A.

•
Committed Management Team.   The ITHAX Board noted that Mondee has a committed, experienced and talented management team, whose interests are aligned to those of the ITHAX shareholders. This alignment is further strengthened due to the agreed earn-out structure with Mondee’s management and existing shareholders.

•
Attractive Valuation.   The ITHAX Board noted that the agreed valuation appears to be at a substantial discount to publicly traded comparables, which have historical organic and in-organic growth (2015 – 2019) substantially lower to that of Mondee.

•
Poised for Recovery.   The ITHAX Board noted that the exposure of Mondee is mostly to leisure travel, which is expected to recover faster than business travel.

•
Diversified Suppliers and Customers.   The ITHAX Board further noted that the company does not have any excessive reliance on any one customer or supplier, thus reducing this risk in that regard.

The ITHAX Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including the following:

•
Slow Post-Pandemic Recovery.   The risk that COVID-19 pandemic recovery may take longer to materialize with possible negative impact and pro-longed instability as a result of new variants such as delta and more recently omicron.

•
Historical Losses and Negative Cash Flows.   The ITHAX Board noted that the Company had losses and negative cash flows in prior periods, in part driven by the impacts of the COVID-19 pandemic. The COVID-19 pandemic has had, and may continue to have, a material adverse impact on the travel industry, which could materially affect the Company's business, liquidity, financial condition and operating results. The Company’s liquidity and ongoing access to capital could be materially and negatively affected. During ITHAX’s due diligence process, the ITHAX Board reviewed the Company’s operational, financial and growth performance before the impacts of COVID-19, as well as in the years ending December 31, 2020 and December 31, 2021, which were significantly impacted by COVID-19. The ITHAX Board believes that as the effects of the COVID-19 pandemic begin to subside, and as the travel industry recovers, the Company is again well positioned to drive positive revenue growth, profitability, and positive cash flows.

•
Significant Reliance on Key Management Team.   The risk that the performance of the company is reliant on the skills of a small group of management team members. However, the ITHAX Board believes that other factors help to mitigate this risk, such as management’s continued apposition as a substantial shareholder of the company and the negotiated earn-out structure, which further aligns the interests of management with those of the shareholders of the combined entity.

•
Increased SPAC Redemptions.   The risk that growing number of redemptions are becoming a feature of the SPAC market that may cause ITHAX to fail to satisfy the closing condition of having available cash equaling at least of $150 million. However, the ITHAX Board believes this risk to be minimized by the existence of a $70 million PIPE Financing as well as the attempts of ITHAX and Mondee management to educate the investor community of the strengths of Mondee as a company and the attractiveness of the Business Combination valuation.

•
New Product Execution Risk.   There is a risk that the implementation of Mondee’s organic initiatives and the launch of new products, such as Tripplanet and Unpub, will not be as successful as Mondee’s management anticipates. However, the ITHAX Board believes these execution risks are minimized by the prior experience of Mondee’s management team in the sector.

•
Failure to Implement M&A Strategy.   The risk that due to changing market conditions or other factors the company may not be able to execute its M&A strategy at the valuations currently anticipated. The ITHAX Board believes the prior experience of management in executing an accretive M&A strategy mitigates this risk.

•
Comparable Valuation Risk.   The risk that the valuations of comparable public companies may suffer because of market conditions including the pro-longed impact of the pandemic. The ITHAX Board believes this risk is mitigated by the size of the discount that has been factored in the transaction valuation.

•
Increased Labor Costs.   The risk that labor costs may increase because of wage-inflation in the United States. The ITHAX Board believes this risk is mitigated by the fact that a large part of the research and development and back office is executed overseas in lower costs jurisdictions such as India.

•
Other risks.   Various other risks associated with the Business Combination, the business of Mondee, and ownership of New Mondee’s shares after the Closing described under the section titled “Risk Factors.”

In addition to considering the factors described above, the ITHAX Board also considered that the officers and directors of ITHAX, as well as the Sponsor and its affiliates, may have interests in the Transactions that are in addition to, and that may be different from, the interests of ITHAX’s shareholders, including the fact that the Initial Shareholders may experience a positive rate of return on their investment, even if ITHAX’s public shareholders experience a negative rate of return on their investment, due to having purchased the Class B ordinary shares for approximately $0.005 per share (see section entitled “Business Combination Proposal-Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business

Combination”). ITHAX’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the ITHAX Board, the Business Combination Agreement and the Transactions.
The ITHAX Board concluded that the potential benefits that it expected ITHAX and its shareholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The ITHAX Board also noted that the ITHAX shareholders would have a substantial economic interest in New Mondee (depending on the level of ITHAX shareholders that sought redemption of their public shares for cash). Accordingly, the ITHAX Board determined that the Business Combination Agreement, the Business Combination, the Domestication and the other transactions contemplated by the Business Combination Agreement, were advisable and in the best interests of ITHAX. The ITHAX Board did not receive or rely upon any financial or valuation analyses conducted or prepared by Deutsche Bank in making this determination.
Certain Prospective Financial Information for Mondee
In connection with its consideration of the potential business combination, the ITHAX Board was provided with prospective financial information prepared by management of Mondee (collectively, the “Mondee Projections”). While the prospective financial information was not prepared for this purpose, it was also shared with potential investors in connection with the PIPE Financing, and an investor presentation dated December 15, 2021 (the “December Presentation”) that included the prospective financial information was furnished on a Current Report on Form 8-K, as required by the Subscription Agreements, and filed as soliciting material pursuant to Rule 425 and Rule 14a-12 of the Exchange Act. On January 11, 2022, Mondee attended the 24th Annual Needham Growth Conference and presented a similar presentation (the “January Presentation”) that contained the same prospective financial information included in the December Presentation. ITHAX subsequently filed the January presentation to comply with Rule 425 and Rule 14a-12 of the Exchange Act.
The Mondee Projections are included in this proxy statement/prospectus solely to provide ITHAX Shareholders access to information made available in connection with the ITHAX Board’s consideration of the proposed business combination. The Mondee Projections should not be viewed as public guidance. Furthermore, the Mondee Projections do not take into account any circumstances or events occurring after the date on which the Mondee Projections were prepared, which was September 2021.
The Mondee Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC, PCAOB or American Institute of Certified Public Accountants with respect to prospective financial information. The Mondee Projections have not been audited. Neither the independent registered public accounting firms of ITHAX nor Mondee or any other independent accountants, have compiled, examined or performed any procedures with respect to the Mondee Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of ITHAX and Mondee assume no responsibility for, and disclaim any association with, the Mondee Projections.
The Mondee Projections were prepared in good faith by Mondee management based on their reasonable best estimates and assumptions with respect to the expected future financial performance of New Mondee and its subsidiaries, at the time the Mondee Projections were prepared and speak only as of that time.
The Mondee Projections were developed by Mondee’s management and considered various material assumptions, including, but not limited to, the following:
•
COVID-19 Impact.    In line with industry consensus, Mondee’s management has assumed that the unprecedented decline in transaction volumes in the global travel industry due to the COVID 19 pandemic and resulting economic conditions and government orders will end or be relaxed sufficiently to allow a recovery of business and consumer spending in the travel sector by the end of 2023. This recovery, evidence of which is being widely reported in 2022, will drive increased demand in flight, hotel, and rental car inventory, as well as in the associated ancillary products, such as trip insurance. We believe this assumption is conservative because Mondee's exposure is mostly to leisure travel, which is expected to recover faster than business travel. To the extent that lingering impacts of COVID-19 and the associated government orders and regulations slow the recovery of business and consumer spending in travel, Mondee’s financial performance may be negatively impacted.
•
Ticket Growth.    In spite of Mondee’s organic net revenue growth rate of approximately 40% in the five years before the pandemic, the forecasted ticket growth rate from 2019 to 2023 is only 16% , representing a conservative approach to the continued uncertainty surrounding the travel sector’s recovery. As such, any material growth in market share, along the lines of Mondee's market share growth in 2015 - 2019, is accretive to this forecast.

•
Gross Ticket Price.    Mondee's management has conservatively assumed that, by 2023, Mondee’s average Gross Ticket Price will be approximately 8% lower as compared to pre-pandemic levels with continued downward pressure anticipated on both B2B and B2C ticket prices across the industry. If business and consumer demand softens, or if travel inventory exceeds demand, there could be additional downward pressure on Gross Ticket Prices. Mondee’s management believes it has taken a conservative approach, as evidenced by recent increases in Gross Ticket Prices in 2021 and early 2022.

•
Net Revenue per Ticket.    Mondee's management has assumed that the Net Revenue per Ticket would grow from $31.00 in 2019 to $42.60 by 2023. Net Revenue per Ticket is Mondee’s Net Revenue as per its Profit & Loss Statement divided by total ticket volume. In 2021, Mondee has already surpassed the projected 2023 Net Revenue per Ticket of $42.60, making this assumption conservative. Management believes that some of the beneficial tailwinds later in 2021, in areas such as increased ticket prices, will normalize throughout 2022 but remain above 2019. As such, it is very likely revenue per ticket grows beyond $42.60, which is accretive to this forecast.

•
Supplier Agreements.    Accounting for Mondee’s new GDS agreements, GDS Revenue per Ticket is expected to expand across all of Mondee’s businesses by 20% over pre-pandemic levels by 2023.

•
EBITDA Margin.    The pandemic forced Mondee to reduce Operating Expenses in 2020 as it sought to become a more efficient business. This has allowed Mondee to be better positioned for scale as travel returns. These efficiencies have resulted in lower Operating Expenses in 2020 and 2021 and a slower Operating Expense growth rate with the expansion of Gross and Net Revenues in 2022 and 2023. Moreover, Mondee's revenue streams are being diversified with higher margin ancillary products. Accordingly, management has assumed that Mondee’s EBITDA margin will grow to 30% in 2023.

•
Business Expansion.    There are no assumptions for incremental revenues or profitability from Mondee’s newest businesses: TripPlanet, Unpub, and the TripPro subscription platform. All three businesses are expected to be accretive to this forecast.

•
Mergers & Acquisitions.    Mondee’s management has not included in the forecast any revenues or profitability from acquisitions or divestitures. As such M&A activity is expected to be accretive to this forecast.

While presented with numerical specificity, the Mondee Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of Mondee, all of which are difficult to predict and many of which are beyond the preparing parties’ control. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
The Mondee Projections were prepared solely for internal use to assist ITHAX in its evaluation of Mondee and the business combination. Mondee has not warranted the accuracy, reliability, appropriateness or completeness of the Mondee Projections to anyone, including ITHAX. Neither Mondee’s management nor its representatives have made or makes any representations to any person regarding the ultimate performance of New Mondee relative to the Mondee Projections. The Mondee Projections are not fact. The Mondee Projections are not a guarantee of actual future performance. The future financial results of Mondee may differ materially from those expressed in the Mondee Projections due to factors beyond either of their ability to control or predict.

The Mondee Projections are not included in this proxy statement/prospectus in order to induce any APSG stockholders to vote in favor of any of the proposals at the special meeting. We encourage you to review the financial statements of Mondee included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Comparative Historical And Unaudited Pro Forma Condensed Combined Per Share Financial Information” and “Summary Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.
Neither ITHAX nor Mondee or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Mondee Projections to reflect circumstances existing or arising after the date such Mondee Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Mondee Projections are shown to be in error or any of the Mondee Projections otherwise would not be realized.
The Mondee Projections are set forth below:

Profit and Loss Statement

Mondee is expected to return to positive Adjusted EBITDA in 2021, with strong increase in 2022 and 2023 driven by higher revenue per ticket, higher sales and marketing spend, and a lean, post-COVID-19 operating structure.

Mondee Consolidated Financial Statements
Income Statement (Millions)

Income Statement	2017A	2018A	2019PF (1)	2020PF (2)	2021E	2022E	2023E
Tickets	2.6	3.2	5.4	1.3	1.3	3.3	6.2
Gross Revenue	$1,278.5	$1,153.7	$3,130.0	$435.9	$719.2	$1,710.3	$3,353.7
Total Net Revenue	**$54.1**	**$75.1**	**$177.8**	**$54.2**	**$65.2**	**$152.8**	**$265.2**
Y/Y Growth	*NA*	*NA*	*137%*	*(70%)*	*20%*	*134%*	*74%*
Y/Y Organic Growth	*NA*	*39%*	*33%*	*(50%)*	*NA*	*NA*	*NA*
Sales & Marketing Costs	$22.4	$40.1	$81.9	$31.3	$34.1	$71.4	$110.2
Other Costs	23.9	22.7	50.8	65.1	34.4	57.3	74.9
Total Operating Expenses	**$46.3**	**$62.8**	**$132.7**	**$96.4**	**$68.5**	**$128.7**	**$185.1**
% Margin	*86%*	*84%*	*75%*	*178%*	*105%*	*84%*	*70%*
EBITDA, as reported	$7.8	$12.3	$45.1	($42.3)	($3.3)	$24.1	$80.1
One-time / Non-recurring	$–	$–	$1.0	$–	$–	$–	$–
COVID-19 Refunds & Revenue Reversals	–	–	–	(30.2)	(4.5)	–	–
Adjusted EBITDA[1]	**$7.8**	**$12.3**	**$46.1**	**($12.0)**	**$1.2**	**$24.1**	**$80.1**
% Margin	*14%*	*16%*	*26%*	*NM*	*2%*	*16%*	*30%*

Source: Company financials
Notes:
* See "Disclaimer – Use of Projections" for all forward-looking projections contained on this page
1. Adjusted EBITDA is a non-GAAP financial measure, calculated as EBITDA as reported minus one-time non-recurring expenses as well as COVID-19 revenue adjustments and reversals. See "Disclaimer – Non-GAAP Financial Measures"

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Management believes its projections for 2022 and 2023 as presented to the ITHAX Board in September 2021 continue to represent the most appropriate expectation of Mondee’s future performance. When the projections were prepared, the anticipated rate of travel recovery was uncertain and management took a conservative view with respect to anticipated results of operations for the full year 2021, while anticipating that the market recovery in 2022 and beyond would be stronger than that of 2021 overall. Management believes that its results of operations for the second half of 2021 were, in fact, stronger than had been projected as a result of higher air and hotel rates and trip insurance attachment rates than anticipated in September 2021, coupled with opportunistically investing additional marketing dollars to capture lifetime customers during the pandemic. These higher than expected rates and marketing efforts drove additional revenue leading to an increase in actual revenue versus projection. The incremental marketing spend as well as the costs of integrating businesses acquired during the pandemic, which management believes to be one time, impacted our profitability which was slightly less than anticipated.
While the pace and outlook of the travel market recovery continues to strengthen, the impact of new COVID-19 variants in early 2022 moderated to some degree the circumstances that had led to higher than expected rates in the second half of 2021, allowing management to conclude that a more normalized outlook for revenue capture and growth is appropriate, reaffirming management’s confidence in the projections for 2022 and 2023.
The projections set forth above were prepared by management and presented to the ITHAX Board in September 2021. These projections are based on financial statements prepared by management as at and for the years ending December 31, 2017 through 2020 in accordance with GAAP (the “Management Financial Statements”). The Management Financial Statements used as a basis for the projections set forth above have not been audited in accordance with the requirements of the PCAOB and, therefore, differ in certain specific respects from the audited consolidated financial statements of Mondee as at and for the years ending December 31, 2020 and 2021 that appear elsewhere in this proxy statement/registration statement in the section entitled “Audited Consolidated Financial Statements of Mondee Holdings II, Inc.”. In particular, Total Net Revenue, Sales & Marketing Costs and Operating Expenses as set forth in the projections are based on the Management Financial Statements for 2019 and 2020 that include the unaudited, full year, proforma results of operations and financial performance of LBF, CTS, and Rocketrip that were acquired and fully integrated during the relevant periods. Gross Revenue in the Management Financial Statements is consistent with transaction volume, while the percentage margin set forth in the projections is calculated by dividing Total Operating Expenses by Total Net Revenue as set forth in the Management Financial Statements for the relevant period.
The Mondee Projections and the Management Financial Statements also include “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with GAAP. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures to the most comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Non-GAAP financial measures as used in the Mondee Projections and the Management Financial Statements include EBITDA as reported, One-time / Non-recurring items, COVID-19 Refunds and Revenue Reversals, Adjusted EBITDA, and proforma Total Net Revenue, Sales & Marketing Costs, and Operating Expenses for the years ending December 31, 2019 and 2020. For a discussion on Mondee’s use of non-GAAP financial measures (which, for the avoidance of doubt, does not include reconciliations of such forward-looking non-GAAP measures to the most comparable GAAP measures), see “Mondee’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating and Financial Metrics — Non-GAAP Financial Measures.”
Satisfaction of the 80% Test
It is a requirement under ITHAX’s Existing Governing Documents that any business acquired by ITHAX have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions at the time of the execution of a definitive agreement for an initial business combination and taxes payable on the income earned in the trust account). As of December 20, 2021, the date of the execution of the Business Combination Agreement, the balance of the funds in the trust account was approximately $232.5 million (excluding approximately $9.1 million of deferred underwriting commissions) and 80% thereof represents approximately $186.0 million. In reaching its conclusion on the 80% asset test, the ITHAX Board used as a fair market value the $1,001,600 equity value for Mondee, which was implied based on the value of the consideration to be issued in the Business Combination to the Mondee Stockholder.
The ITHAX Board considered factors such as Mondee’s projected financials, as well as valuations and projected financials of certain publicly-traded companies in similar and adjacent sectors. The ITHAX Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, ITHAX and its shareholders and appropriately reflected Mondee’s value.
The ITHAX Board believes that, because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Mondee met the 80% requirement. Based on the fact that the $1,001,600,000 fair market value of Mondee as described above is in excess of the threshold of approximately $186.0 million, representing 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned in the trust account), the ITHAX Board determined that the fair market value of Mondee was substantially in excess of 80% of the funds in the trust account and that the 80% test was met.

Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination
In considering the recommendation of the ITHAX Board to vote in favor of approval of the Business Combination Proposal and the other proposals, shareholders should keep in mind that the Initial Shareholders, including the Sponsor and ITHAX’s directors and executive officers, have interests in such proposals that are different from, or in addition to, those of ITHAX shareholders and warrant holders, generally. In particular, these interests include, among other things, the interests listed below:
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The Initial Shareholders have agreed, as part of ITHAX’s initial public offering and without any separate consideration provided by ITHAX for such agreement, not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination.

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In October 2020, the Sponsor paid $25,000, or approximately $0.005 per share, to cover certain of ITHAX’s offering costs in exchange for 5,031,250 Class B ordinary shares. On January 27, 2021, ITHAX effectuated a stock dividend of 0.2 shares for each ordinary share outstanding, resulting in there being an aggregate of 6,037,500 Class B ordinary shares outstanding. On October 16, 2020, and October 28, 2020, the Sponsor transferred certain of the Class B ordinary shares to members of our management team. Because Cantor fully exercised the over-allotment option on February 1, 2021, the Sponsor retained the 787,500 Class B shares that were subject to forfeiture, and all 6,037,500 Class B ordinary shares remain outstanding as of the date hereof. If the Business Combination with Mondee or another business combination is not consummated by February 1, 2023 (unless such date is extended in accordance with the Existing Governing Documents), ITHAX will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, the Class B ordinary shares held by the Initial Shareholders, including ITHAX’s directors and officers, would be worthless, because the Initial Shareholders are not entitled to participate in any redemption or distribution with respect to such shares and have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them. Such Class B ordinary shares had an aggregate market value of $59,227,875 based upon the closing price of $9.81 per ITHAX Class A ordinary share on Nasdaq on the record date. As a result of the low initial purchase price, the Sponsor, its affiliates and ITHAX’s management team and advisors stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as ITHAX’s public shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, our officers and directors, and their respective affiliates and associates may have more of an economic incentive for us to, rather than liquidate if we fail to complete our initial business combination by February 1, 2023, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Class B ordinary shares.

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Simultaneously with the consummation of the initial public offering, ITHAX consummated the private placement of an aggregate of 675,000 private placement units to the Sponsor and Cantor, at a purchase price of $10.00 per private placement unit (or $6,750,000 in the aggregate). All of the proceeds ITHAX received from these sales were placed in the trust account. The private placement shares underlying the private placement units had an aggregate market value of $6,621,750 based upon the closing price of $9.81 per ITHAX Class A ordinary share on Nasdaq on the record date. The private placement warrants underlying the private placement units had an aggregate market value of $181,170 based upon the closing price of $0.54 per ITHAX public warrant on Nasdaq on the record date. If the Business Combination with Mondee or another business combination is not consummated by February 1, 2023, the proceeds from the sale of the private placement units held in the trust account will be used to fund the redemption of the ITHAX public shares (subject to the requirements of applicable law) and the private placement units (and the underlying securities) will be worthless. There will be no redemption rights or liquidating distributions from the trust account with respect to the private placement units (or the underlying securities).

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The Sponsor has invested an aggregate of $4,675,000 (consisting of $25,000 for 6,037,500 Class B ordinary shares, or approximately $0.005 per share, and $4,650,000 for the private placement units, but excluding the purchase price of the PIPE Shares the Sponsor has agreed to purchase) means that the Sponsor and our officers and directors stand to make significant profit on their investment and could potentially recoup their entire investment in ITHAX even if the trading price of our Class A ordinary shares were as low as $1.39 per share (assuming no redemptions and even if the private placement units (and the underlying securities) are worthless) and therefore the Sponsor and our officers and directors may experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment.
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To protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to ensure that the proceeds in the trust account are not reduced below (1) $10.00 per public share or (2) such lesser amount per share as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, by the claims of target businesses or claims of vendors or other entities that are owed money by ITHAX for services rendered or contracted for or products sold to ITHAX. The agreement entered into by the Sponsor specifically provides for two exceptions to the indemnity it has given: the Sponsor will have no liability (a) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with ITHAX waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (b) as to any claims for indemnification by the underwriters of ITHAX’s initial public offering against certain liabilities, including liabilities under the Securities Act. Neither Marcum LLP, ITHAX’s independent registered public accounting firm, nor Cantor, executed agreements with ITHAX waiving such claims to the monies held in the trust account. ITHAX did not require the Sponsor to reserve for such indemnification obligations, nor did ITHAX independently verify whether the Sponsor has sufficient funds to satisfy its indemnity obligations. ITHAX believes that the Sponsor’s only assets are securities of ITHAX. Therefore, ITHAX believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

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If ITHAX does not complete an initial business combination by February 1, 2023, ITHAX may use a portion of its working capital held outside the trust account to repay any working capital loans, but no proceeds held in the trust account would be used to repay any working capital loans. As of May 13, 2022, the record date, there was approximately $241,707,723.58 in investments and cash held in the trust account and approximately $210,313.61 of cash held outside the trust account available for working capital purposes.

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It is contemplated that Orestes Fintiklis, Chief Executive Officer and Director of ITHAX, will be a director of New Mondee after the Closing of the Transactions. As a result, Mr. Fintiklis may receive cash fees, stock options or stock awards that New Mondee’s board determines to pay to its directors.

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The Sponsor and ITHAX’s officers and directors will lose their entire investment in ITHAX, which, as stated above, consists of 6,037,500 Class B ordinary shares and 465,000 Class A ordinary shares, with a market value of $63,854,550, based on the closing price of $9.82 of the Class A ordinary shares as of June 22, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, and 232,500 private placement warrants with an aggregate market value of approximately $95,325, based on the closing price of the public warrants of $0.41 as of as of June 22, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, and will not be reimbursed for any loans, advances or out-of-pocket expenses, if an initial business combination is not consummated by February 1, 2023, which would result in an aggregate loss of $63,949,875.

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The Sponsor and ITHAX’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether Mondee is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The ITHAX board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to public shareholders that they approve the Business Combination.

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If ITHAX is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, the Sponsor has agreed to advance the funds necessary to pay such costs and complete such liquidation and not to seek repayment for such expenses.

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If the trust account is liquidated, including in the event ITHAX is unable to complete an initial business combination by February 1, 2023, the Sponsor has agreed to indemnify ITHAX to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which ITHAX has entered into an acquisition agreement or claims of any third party for services rendered or products sold to ITHAX, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account.

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Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, ITHAX’s officers and directors and their respective affiliates and associates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by ITHAX from time to time, made by the Sponsor or certain of ITHAX’s officers and directors to finance transaction costs in connection with an intended initial business combination.

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The Sponsor (including its representatives and affiliates) and ITHAX’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to ITHAX. The Sponsor and ITHAX’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to ITHAX completing its initial business combination. Moreover, certain of ITHAX’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. ITHAX’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to ITHAX, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in ITHAX’s favor and such potential business opportunities may be presented to other entities prior to their presentation to ITHAX, subject to applicable fiduciary duties under the Cayman Islands Companies Act. ITHAX’s amended and restated memorandum and articles of association provide that ITHAX renounces its interest in any corporate opportunity offered to any director or officer of ITHAX.

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Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to ITHAX and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances to ITHAX for working capital expenses, and there are no outstanding fees or out-of-pocket expenses for which the Sponsor and its affiliates are waiting reimbursement. As of the date of this proxy statement/prospectus, there are no outstanding loans, fees or out-of-pocket expenses for which ITHAX’s officers or directors are awaiting reimbursement.

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The Sponsor will be party to the Registration Rights Agreement, which will come into effect at the Closing Date.

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The Registration Rights Agreement will be entered into by the Sponsor and it will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions, following the consummation of the Business Combination.

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Sponsor, affiliates of the Sponsor, and/or assignees, including certain of ITHAX’s officers and directors, will purchase 260,000 PIPE Shares for an aggregate price of $2,600,000 in the PIPE Financing on the same terms as the other PIPE Investors.

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The Sponsor has agreed to transfer to George Syllantavos, an independent director of ITHAX, four percent of the Class B ordinary shares held by the Sponsor, with such percentage including the number of Class B ordinary shares he already holds, immediately following the consummation of a business combination.

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ITHAX’s obligation to pay $500,000 in fees to AXIA Capital Markets LLC (“AXIA Capital”) in consideration for AXIA Capital’s services as placement agent for the PIPE Financing is contingent upon the Closing of the Transactions.

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ITHAX’s obligation to pay $1,000,000 in fees to Cantor Fitzgerald & Co. (“Cantor”) in consideration for Cantor’s services as capital markets advisor is contingent upon the Closing of the Transactions.

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ITHAX’s obligation to pay $500,000 in fees to Northland Securities, Inc. (“Northland”) in consideration for Northland’s services as capital markets advisor is contingent upon the Closing of the Transactions.

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ITHAX’s obligation to pay $500,000 in fees to D.A. Davidson & Co. (“Davidson”) in consideration for Davidson’s services as capital markets advisor is contingent upon the Closing of the Transactions.

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The continued indemnification of ITHAX’s directors and officers and the continuation of ITHAX’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”).

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ITHAX may be entitled to distribute or pay over funds held by ITHAX outside the trust account to the Sponsor or any ITHAX Related Party (as defined in the Business Combination Agreement) prior to Closing.

Neither the Sponsor nor ITHAX’s directors and executive officers have any interest in, or affiliation with, Mondee. For a discussion of the fiduciary obligations to other entities of the Sponsor and ITHAX’s directors and executive officers, see the sections entitled “Risk Factors-Risks Related to the Business Combination and ITHAX- Since the Initial Shareholders, including the Sponsor and ITHAX’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, conflicts of interest exist in determining whether the Business Combination with Mondee is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if the Business Combination is not completed” and “Business Combination Proposal-Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus.
The Sponsor and its affiliates are active investors across a number of different investment platforms, which we and the Sponsor believe improved the volume and quality of opportunities that were available to ITHAX. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide the Sponsor with the flexibility to evaluate opportunities across these platforms, our amended and restated memorandum and articles of association provide that we renounce our interest in any business combination opportunity offered to any founder, director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and is an opportunity that we are able to complete on a reasonable basis. This waiver allows the Sponsor and its affiliates to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the investment vehicle. We do not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on our search for an acquisition target.
ITHAX did not rely on Deutsche Bank in the preparation and analysis of the materials, including projections, provided to the ITHAX Board for use as a component of its overall evaluation of Mondee. The ITHAX Board did not receive or rely upon any financial or valuation analyses conducted or prepared by Deutsche Bank in making its determination that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, ITHAX and its shareholders.
Involvement of Underwriters of ITHAX IPO in the Transactions
As disclosed elsewhere herein, Cantor served as the underwriters for the ITHAX initial public offering and will receive approximately $9,082,500 of deferred underwriting commissions therefrom in connection with the consummation of ITHAX’s initial business combination. Cantor has agreed to waive its rights to its deferred underwriting commissions held in the trust account in the event ITHAX does not complete its initial business combination prior to February 1, 2023 (subject to any extension period thereof), and in such a circumstance, will not receive any of such funds.

As described further below, Cantor is also providing certain services in connection with the Transactions, and will receive compensation in connection therewith. Cantor’s receipt of the deferred underwriting commissions is not dependent on their provision of services in connection with the Transactions.
As discussed under “— Background of the Transactions,” Cantor is serving as a capital markets advisor to ITHAX in connection with the Transactions. Pursuant to this agreement, Cantor facilitates non-deal roadshows on the Business Combination for institutional investors, and provides market color on potential redemption by certain investors. Upon the consummation of the Transactions, Cantor will receive a financial advisory fee of $1 million (the “ITHAX Financial Advisory Fee”). Thus, upon consummation of the Transactions, ITHAX will pay Cantor an aggregate of $10,082,500, comprised of $1,000,000 for its capital markets services and $9,082,500 in deferred underwriting commissions for serving as sole book running manager of the ITHAX’s initial public offering.
Additionally, as discussed under “— Background of the Transactions,” Mondee engaged Cantor to serve as financial advisor in connection with any sell-side transaction. Pursuant to the terms of Cantor’s engagement with Mondee, Cantor has agreed to assist Mondee in a review and analysis of the business, financial condition and prospects any potential acquiror, to prepare and implement a marketing plan and solicit proposals from prospective acquirors and to assist Mondee in negotiating any Transaction and reviewing the terms of any such Transaction. In respect of such services, upon the consummation of the Transactions, Cantor will receive a fee equal to $6.21 million (the “Mondee Financial Advisory Fee”).
Because (i) Cantor will only receive its deferred underwriting commissions upon the consummation of ITHAX’s initial business combination by February 1, 2023 (subject to any extension period thereof), (ii) Cantor will only receive the ITHAX Financial Advisory Fee upon the consummation of the Transactions, and (iii) Cantor will receive the Mondee Financial Advisory Fee upon the consummation of the Transactions, Cantor has an interest in the Transactions being consummated. Such interest may have presented, and may in the future present, a conflict of interest. ITHAX was aware of and considered such potential conflicts in engaging Cantor as its financial advisor. ITHAX’s shareholders should consider the role of Cantor in evaluating “Proposal No. 1 — The Business Combination Proposal” and the other proposals.
New Mondee Board Following the Business Combination
As contemplated by the Business Combination Agreement, the New Mondee Board following the Business Combination will consist of seven directors, which initially shall be:
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Prasad Gundumogula

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Orestes Fintiklis

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Asi Ginio

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Mona Aboelnaga Kanaan

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Roopa Purushothaman

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Noor Sweid

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Pradeep Udhas

Accordingly, our board of directors has nominated each of the above listed persons to serve as our directors upon the consummation of the Business Combination, with Prasad Gundumogula to serve as the Chairperson of the board of directors, in each case, in accordance with the terms and subject to the conditions of the Proposed Charter and Proposed Bylaws. For more information on the experience of each of these director nominees, please see the section titled “Management of New Mondee Following the Business Combination” of this proxy statement/prospectus.
Under the Proposed Charter, we expect to have a classified board of directors following the Business Combination, with two directors in Class I (expected to be Asi Ginio and Noor Sweid), three directors in Class II (expected to be Pradeep Udhas, Roopa Purushothaman and Mona Aboelnaga Kanaan) and two directors in Class III (expected to be Orestes Fintiklis and Prasad Gundumogula).

Redemption Rights
Pursuant to ITHAX’s Existing Governing Documents, public shareholders may seek to redeem their shares for cash, regardless of whether they vote “for” or “against” the Business Combination Proposal. Any shareholder holding public shares as of the record date who votes “for” or “against” the Business Combination Proposal may demand that ITHAX redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was approximately $10.01 per share as of May 13, 2022, the record date for the extraordinary general meeting), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, ITHAX will redeem these shares for a pro-rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a public shareholder, together with any affiliate such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.
The Sponsor and the Initial Shareholders will not have redemption rights with respect to any of ITHAX Class A ordinary shares owned by them in connection with the Transactions.
Holders may demand redemption by delivering their stock, either physically or electronically using DTC’s DWAC System, to ITHAX’s transfer agent, Continental, prior to the vote at the extraordinary general meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. Continental will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that Continental return the certificate (physically or electronically).
If the Business Combination is not approved or completed for any reason, then ITHAX’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their public shares for a full pro rata portion of the trust account, as applicable. In such case, ITHAX will promptly return any shares delivered by public shareholders. Additionally, if ITHAX would be left with less than $5,000,001 of net tangible assets as a result of the public shareholders properly demanding redemption of their shares for cash, ITHAX will not be able to consummate the Business Combination.
The closing price of ITHAX’s Class A ordinary shares on May 13, 2022, the record date for the extraordinary general meeting, was $9.81 per share. The cash held in the trust account on such date was approximately $241,707,723.58 (approximately $10.01 per public share). Prior to exercising redemption rights, public shareholders should verify the market price of ITHAX’s Class A ordinary shares as they may receive higher proceeds from the sale of their ITHAX Class A ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. ITHAX cannot assure its shareholders that they will be able to sell their ITHAX Class A ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
If a public shareholder exercises its redemption rights, then it will be exchanging its shares of ordinary shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination proposal by delivering your stock certificate (either physically or electronically) to ITHAX’s transfer agent, Continental, prior to the vote at the extraordinary general meeting, and the consummation of the Business Combination.
Sources and Uses for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination:
Sources & Uses
No Redemption Scenario (assuming no redemptions of the outstanding shares of ITHAX Ordinary
Shares )
Sources		Uses
ITHAX cash in trust(1)	$241,608,163	Mondee Rollover(3)	$608,000,000
PIPE investment(2)	$70,000,000	Cash to Mondee balance sheet(5)	$301,786,163
Mondee Rollover(3)	$608,000,000	ITHAX Sponsor equity(4)	$67,125,000
ITHAX Sponsor equity(4)	$67,125,000	Payment of estimated transaction expenses(6)	$22,822,000
Existing cash on balance sheet	$13,000,000
Total sources	$999,733,163	Total uses(7)	$999,733,163

(1)
Includes $108,163 of interest earned on marketable securities held in the trust account through March 31, 2022 and assumes no ITHAX shareholder has exercised its redemption rights to receive cash from the trust account. This amount will be reduced by the amount of cash used to satisfy any redemptions.

(2)
Amount represents the PIPE Investment.

(3)
Excludes 9,000,000 shares of New Mondee Common Stock that New Mondee may issue to the Members pursuant to the Earn-Out Agreement and an aggregate of 331,600 of shares of New Mondee Common Stock issuable upon the Closing to certain executive officers of Mondee. See “Beneficial Ownership of Securities” and “Mondee’s Executive and Director Compensation — Employment Agreements with our Named Executive Officers” for more information.

(4)
Dollar amount represents the number of shares the Initial Shareholders and Cantor hold, including 465,000 private placement shares held by Sponsor and 210,000 private placement shares held by Cantor, valued at a share price of $10.00. This amount is not impacted by the number of redemptions.

(5)
Cash proceeds to Mondee is calculated based on the sum of the existing cash on Mondee’s balance sheet and the assumed approximately $311.6 million in ITHAX cash (including $70 million raised from the PIPE Investment), less $22,822,000 for estimated transaction costs.

(6)
Includes deferred underwriting fee of $9,082,500 due to Cantor upon the consummation of the Business Combination.

(7)
Totals may differ due to rounding.

Sources & Uses
50% Redemptions (assumes approximately 28.7% redemption of the outstanding shares of ITHAX Ordinary Shares)
Sources		Uses
ITHAX cash in trust(1)	$172,106,919	Mondee Rollover(3)	$608,000,000
PIPE investment(2)	$70,000,000	Cash to Mondee balance sheet(5)	$232,284,919
Mondee Rollover(3)	$608,000,000	ITHAX Sponsor equity(4)	$67,125,000
ITHAX Sponsor equity(4)	$67,125,000
Existing cash on balance sheet	$13,000,000	Payment of estimated transaction expenses(6)	$22,822,000
Total sources	$930,231,919	Total uses(7)	$930,231,919

(1)
Includes $108,163 of interest earned on marketable securities held in the trust account through March 31, 2022 and assumes approximately 28.7% of the outstanding ordinary shares of ITHAX have been redeemed by the ITHAX shareholders to receive cash from the trust account, reducing the amount of ITHAX cash by approximately $68.7 million.

(2)
Amount represents the PIPE Investment.

(3)
Excludes the 9,000,000 shares of New Mondee Common Stock that New Mondee may issue to the Members pursuant to the Earn-Out Agreement and an aggregate of 331,600 of shares of New Mondee Common Stock issuable upon the Closing to certain executive officers of Mondee. See “Beneficial Ownership of Securities” for more information.

(4)
Dollar amount represents the number of shares the Initial Shareholders and Cantor hold, including 465,000 private placement shares held by Sponsor and 210,000 private placement shares held by Cantor, valued at a share price of $10.00. This amount is not impacted by the number of redemptions.

(5)
Cash proceeds to Mondee is calculated based on the sum of the existing cash on Mondee’s balance sheet and the assumed approximately $243.9 million in ITHAX cash (including $70 million raised from the PIPE Investment), less $22,822,000 for estimated transaction costs.

(6)
Includes deferred underwriting fee of $9,082,500 due to Cantor upon the consummation of the Business Combination.

(7)
Totals may differ due to rounding.

Sources & Uses
Contractual Maximum Redemption Scenario (assuming approximately 57.5% redemption of the outstanding shares of ITHAX Ordinary Shares)
Sources		Uses
ITHAX cash in trust(1)	$102,713,837	Mondee Rollover(3)	$608,000,000
PIPE investment(2)	$70,000,000	Cash to Mondee balance sheet(5)	$162,891,837
Mondee Rollover(3)	$608,000,000	ITHAX Sponsor equity(4)	$67,125,000
ITHAX Sponsor equity(4)	$67,125,000	Payment of estimated transaction expenses(6)	$22,822,000
Existing cash on balance sheet	$13,000,000
Total sources	$860,838,837	Total uses(7)	$860,838,837

(1)
Includes $108,163 of interest earned on marketable securities held in the trust account through March 31, 2022 and assumes approximately 57.5% of the outstanding ordinary shares of ITHAX have been redeemed by the ITHAX shareholders to receive cash from the trust account, reducing the amount of ITHAX cash by approximately $137.2 million.

(2)
Amount represents the PIPE Investment.

(3)
Excludes 9,000,000 shares of New Mondee Common Stock that New Mondee may issue to the Members pursuant to the Earn-Out Agreement and an aggregate of 331,600 of shares of New Mondee Common Stock issuable upon the Closing to certain executive officers of Mondee. See “Beneficial Ownership of Securities” for more information.

(4)
Dollar amount represents the number of shares the Initial Shareholders and Cantor hold, including 465,000 private placement shares held by Sponsor and 210,000 private placement shares held by Cantor, valued at a share price of $10.00. This amount is not impacted by the number of redemptions.

(5)
Cash proceeds to Mondee is calculated based on the sum of the existing cash on Mondee’s balance sheet and the assumed approximately $176.2 million in ITHAX cash (including $70 million raised from the PIPE Investment), less $22,822,000 for estimated transaction costs.

(6)
Includes deferred underwriting fee of $9,082,500 due to Cantor upon the consummation of the Business Combination.

(7)
Totals may differ due to rounding.

Sources & Uses
100% Redemptions (assumes 100% redemption of the outstanding share of ITHAX Ordinary Shares)
Sources		Uses
ITHAX cash in trust(1)	$0	Mondee Rollover(3)	$608,000,000
PIPE investment(2)	$70,000,000	Cash to Mondee balance sheet(5)	$60,178,000
Mondee Rollover(3)	$608,000,000	ITHAX Sponsor equity(4)	$67,125,000
ITHAX Sponsor equity(4)	$67,125,000
Existing cash on balance sheet	$13,000,000	Payment of estimated transaction expenses(6)	$22,822,000
Total sources	$758,125,000	Total uses(7)	$758,125,000

(1)
Includes $108,163 of interest earned on marketable securities held in the trust account through March 31, 2022 and assumes both (i) 100% of the outstanding ordinary shares of ITHAX have been redeemed by the ITHAX shareholders to receive cash from the trust account, reducing the amount of ITHAX cash by approximately $241.6 million, and (ii) Mondee, at its sole option and without any other party’s approval, waives the minimum cash condition in the Business Combination Agreement. If all 24,150,000 ITHAX Class A ordinary shares are redeemed, Mondee would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition.

(2)
Amount represents the PIPE Investment.

(3)
Excludes the 9,000,000 shares of New Mondee Common Stock that New Mondee may issue to the Members pursuant to the Earn-Out Agreement and an aggregate of 331,600 of shares of New Mondee Common Stock issuable upon the Closing to certain executive officers of Mondee. See “Beneficial Ownership of Securities” and “Mondee’s Executive and Director Compensation — Employment Agreements with our Named Executive Officers” for more information.

(4)
Dollar amount represents the number of shares the Initial Shareholders and Cantor hold, including 465,000 private placement shares held by Sponsor and 210,000 private placement shares held by Cantor, valued at a share price of $10.00. This amount is not impacted by the number of redemptions.

(5)
Cash proceeds to Mondee is calculated based on the sum of the existing cash on Mondee’s balance sheet and the assumed approximately $70 million in ITHAX cash raised from the PIPE Investment, less $22,822,00 for estimated transaction costs.

(6)
Includes deferred underwriting fee of $9,082,500 due to Cantor upon the consummation of the Business Combination.

(7)
Totals may differ due to rounding.

Deferred Underwriting Fees
Cantor agreed to defer and condition upon completion of ITHAX’s business combination $9,082,500 of its underwriting fee in connection with ITHAX’s initial public offering. The following table illustrates the effective deferred underwriting fee on a percentage basis for public shares at each redemption level identified below.
Underwriting Fees	Assuming No Redemption	Assuming 50% Max Redemptions(1)	Assuming Max Redemption(2)	Assuming 100% Redemptions(3)
Unredeemed public shares	24,150,000	17,210,692	10,271,384	0
Trust proceeds to New Mondee(4)	$241,608,163	$172,106,919	$102,713,837	0
Deferred underwriting fee	$9,082,500	$9,082,500	$9,082,500	$9,082,500
Effective deferred underwriting fee	3.76%	5.28%	8.84%	—

(1)
Amount shown represents share redemption levels reflecting 50% of the Max Redemption scenario (approximately 28.7% redemptions).

(2)
Assumes that approximately 57.5% of ITHAX’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Business Combination in the Business Combination Agreement.

(3)
Assumes Mondee, at its sole option and without any other party’s approval, waives the minimum cash condition in the Business Combination Agreement. If all 24,150,000 ITHAX Class A ordinary shares are redeemed, Mondee would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition.

(4)
Amounts include $108,163 of interest earned on marketable securities held in the trust account through March 31, 2022.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated until the parties to these transactions each submit a premerger notification filing (the “Notification and Report Form”) to the FTC and the Antitrust Division and the expiration or termination of the applicable waiting period(s) following the filing of the Notification and Report Form.
ITHAX’s affiliates and Mondee have filed Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC. At any time before or after consummation of the Business Combination, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Mondee and ITHAX’s affiliates cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Mondee and ITHAX’s affiliates cannot assure you as to its result.
Neither Mondee nor ITHAX’s affiliates are aware of any material regulatory approvals or actions that are required for consummation of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Vote Required for Approval
The approval of the business combination proposal will require the affirmative vote of at least a majority of the issued ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Additionally, the business combination will not be consummated if ITHAX has less than $5,000,001 of net tangible assets after taking into account the public shareholders that properly demanded that ITHAX redeem their public shares for their pro rata share of the trust account.
Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that, in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the Transactions.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that ITHAX’s entry into (1) the Business Combination Agreement, dated as of December 20, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ITHAX, Ithax Merger Sub I, LLC, a Delaware limited liability company and wholly owned subsidiary of ITHAX (“First Merger Sub”), Ithax Merger Sub II, a Delaware limited liability company and wholly owned subsidiary of ITHAX (“Second Merger Sub”) and Mondee Holdings II, Inc., a Delaware corporation (“Mondee”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things: (a) in connection with the de-registration of ITHAX as an exempted company in the Cayman Islands and the continuation and domestication of ITHAX as a corporation in the State of Delaware (the “Domestication”): (i) each issued and outstanding Class A ordinary share, par value $0.001 per share, of ITHAX (the “Class A ordinary shares”), will be converted into one share of Class A common stock, par value $0.001 per share, of New Mondee (the “New Mondee Common Stock”) and each issued and outstanding Class B ordinary share, par value $0.001 per share, of ITHAX (the “Class B ordinary shares”), will be converted into one share of Class B common stock, par value $0.001 per share, of New Mondee (the “New Mondee Class B Common Stock”) and (ii) each issued and outstanding whole warrant representing the right to purchase Class A ordinary shares of ITHAX will automatically convert into the right to purchase one share of New Mondee Common Stock at an exercise price of $11.50 per share on substantially the same terms and conditions set forth in the Amended and Restated Warrant Agreement between Continental (as defined herein) and New Mondee, to be dated the Closing Date (the “Amended and Restated Warrant Agreement”); (b) following the Domestication, First Merger Sub will merge with and into Mondee, with Mondee surviving such merger as a wholly owned subsidiary of New Mondee (the “First Merger”, and the time at which the First Merger becomes effective, the “First Effective Time”), and immediately following the First Merger, Mondee will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of New Mondee (the “Second Merger”, together with the First Merger, the “Mergers”, and the time at which the Second Merger becomes effective, the “Second Effective Time”); (b) at the First Effective Time, (i) all shares common stock of Mondee outstanding as of immediately prior to the First Effective Time shall be cancelled and automatically converted into the right to receive an aggregate of 60,800,000 shares of New Mondee Common Stock (the “Merger Consideration”), (ii) all shares of common stock of Mondee held in treasury of Mondee and all shares of Mondee common stock owned by any direct or indirect wholly owned subsidiary of Mondee immediately prior to the First Effective Time shall be cancelled without any conversion thereof, (iii) each issued and outstanding unit of First Merger Sub immediately prior to the First Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the first surviving company (the “First Surviving Company Common Stock”), (iv) pursuant to the Proposed Charter, each share of New Mondee Class B Common Stock will be converted into one share (subject to adjustment) of New Mondee Common Stock and New Mondee will change its name to “Mondee Holdings, Inc.”; and (v) New Mondee and Continental will enter into the Amended and Restated Warrant Agreement; and (c) at the Second Effective Time, (i) each issued and outstanding share of First Surviving Company Common Stock shall be automatically cancelled and shall cease to exist as of the Second Effective Time; and (ii) each issued and outstanding unit of Second Merger Sub immediately prior to the Second Effective Time, shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable interest of the second surviving company; and (2) certain related agreements (including the Subscription Agreements, and the Registration Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex F and Annex G, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”

Recommendation of the ITHAX Board
THE ITHAX BOARD UNANIMOUSLY RECOMMENDS THAT THE ITHAX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ITHAX’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, ITHAX is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.
As a condition to closing the Business Combination, the ITHAX Board has unanimously approved, and ITHAX shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of ITHAX’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, ITHAX will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Interim Charter and a Certificate of Corporate Domestication with the Secretary of State of the State of Delaware, under which ITHAX will be domesticated and continue as a Delaware corporation. The Interim Charter, which amends and removes the provisions of ITHAX’s Existing Governing Documents that terminate or otherwise become inapplicable because of the Domestication and otherwise provides ITHAX’s shareholders with the same or substantially the same rights as they have under the Existing Governing Documents, will be filed with the Secretary of State of the State of Delaware. The Interim Charter, which will become effective upon the Domestication until the Closing of the Business Combination, is attached hereto as Annex I.
In connection with the Business Combination, on the Closing Date: (i) immediately prior to the PIPE Financing, each issued and outstanding Class A ordinary share of ITHAX will be converted into one share of New Mondee Common Stock and each issued and outstanding Class B ordinary share of ITHAX will be converted into one share of New Mondee Class B Common Stock, pursuant to the Domestication; (ii) upon the First Effective Time, each issued and outstanding share of New Mondee Class B Common Stock will be converted into one share (subject to adjustment) of New Mondee Common Stock; (iii) pursuant to the Domestication, each issued and outstanding whole warrant to purchase one Class A ordinary share of ITHAX will automatically convert to represent the right to purchase one share of New Mondee Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Amended and Restated Warrant Agreement; (iv) pursuant to the Domestication, the governing documents of ITHAX will be replaced with Interim Charter, and upon the First Effective Time, the Interim Charter shall be replaced with the Proposed Charter and the Proposed Bylaws of New Mondee as described in this proxy statement/prospectus; and (v) upon the First Effective Time, New Mondee’s name will change to “Mondee Holdings, Inc.” In connection with clauses (i) through (iii) of this paragraph, each issued and outstanding unit of ITHAX that has not been previously separated into the underlying Class A ordinary shares of ITHAX and the underlying warrants of ITHAX prior to the Domestication will be cancelled and each holder thereof will be entitled to one share of New Mondee Common Stock and one-half of one warrant representing the right to purchase one share of New Mondee Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Amended and Restated Warrant Agreement.
The Domestication Proposal, if approved, will approve a change of ITHAX’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ITHAX is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New Mondee will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication.” The Interim Charter differs in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully review the Existing Governing Documents of ITHAX, attached hereto as Annex H and the Interim Charter, attached hereto as Annex I.
Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication
When the Domestication is completed, certain rights of shareholders will be governed by the Interim Charter rather than the Existing Governing Documents (which will cease to be effective) and certain rights of shareholders and the scope of the powers of the ITHAX Board and management will be altered as a result.

Shareholders should consider the following summary comparison of the Interim Charter, on the one hand, and the Existing Governing Documents, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the Existing Governing Documents and the proposed Interim Charter of ITHAX. You should read the form of the Interim Charter attached hereto as Annex I, carefully and in its entirety.
	Delaware Interim Charter	Cayman Islands Existing Governing Documents
Corporate Purpose	The purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.	The objects for which ITHAX is established are unrestricted and ITHAX shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
Capital Stock
The total number of shares of all classes of capital stock which ITHAX shall have authority to issue is 111,000,000 shares, of which 100,000,000 shares shall be Class A Common Stock, par value $0.001 per share, 10,000,000 shares shall be Class B Common Stock, par value $0.001 per share, and 1,000,000 shares shall be preferred stock, par value $0.001 per share.
Preferred Stock
The ITHAX Board is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Rights and Options
ITHAX has the authority to create and issue rights, warrants and options

ITHAX’s authorized share capital consists of 111,000,000 shares, consisting of 100,000,000 Class A Ordinary Shares, par value $0.001 per share, 10,000,000 Class B Ordinary Shares, par value $0.001 per share, and 1,000,000 preference shares,par value $0.001.
Preference Shares
The directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares of ITHAX to such persons, at such times and on such terms and conditions as they may decide, save that the directors may not allot, issue, grant options over or otherwise deal with any unissued Shares to the extent that it may affect the ability of ITHAX to carry out a Class B Share Conversion described at Article 37 of the Existing Governing Documents.
Effect of New Share on Existing Class Rights
Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.
Ordinary Shares
The directors have general and unconditional authority to allot (with

	Delaware Interim Charter	Cayman Islands Existing Governing Documents

or convertible securities entitling the holders thereof to subscribe for, purchase or receive shares of any class or series of ITHAX’s capital stock or other securities of ITHAX, and such rights, warrants and options shall be evidenced by instrument(s) approved by the ITHAX Board.
The ITHAX Board is hereby expressly authorized to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.
Common Stock
The ITHAX Board is hereby expressly authorized to provide for the issuance of shares of common stock from time to time. Except as may otherwise be provided in the Interim Charter (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of preferred stock), each holder of common stock shall be entitled to one (1) vote for each share of common stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote.
or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares of ITHAX to such persons, at such times and on such terms and conditions as they may decide, save that the directors may not allot, issue, grant options over or otherwise deal with any unissued Shares to the extent that it may affect the ability of ITHAX to carry out a Class B Share Conversion described at Article 37 of the Existing Governing Documents.
Directors; Classes
The minimum number of directors of ITHAX shall be one (1) and there shall be no maximum number of directors.
The ITHAX Board shall be divided into three classes, designated Class I, and Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board may assign members of the Board already in office at the time of effectiveness of the Interim Charter (the “Effective
The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. Immediately prior to the consummation of the IPO, the existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III

	Delaware Interim Charter	Cayman Islands Existing Governing Documents
	Time”) to such classes. The Class I directors shall stand elected for a term expiring at ITHAX’s first annual stockholder meeting following the Effective Time. The Class II directors shall stand elected for a term expiring at ITHAX’s second annual stockholder meeting following the Effective Time. The Class III directors shall stand elected for a term expiring at ITHAX’s third annual stockholder meeting following the Effective Time. At each annual meeting of the stockholders of ITHAX following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the third annual stockholder meeting following their election, subject to their earlier death, resignation or removal.	directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.
Board Vacancies; Removal
Newly created directorships resulting from an increase in the number of directors and any vacancies on the ITHAX Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Any or all of the directors may be removed from office with or without cause by the affirmative vote of holders of a majority of the then-outstanding shares of capital stock of ITHAX entitled to vote generally in the election of directors, voting together as a single class.
A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

	Delaware Interim Charter	Cayman Islands Existing Governing Documents
Stockholder/Shareholder Voting
Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of ITHAX may be called only by the chairman of the Board, chief executive officer or president of ITHAX, or the ITHAX Board pursuant to a resolution adopted by a majority of the ITHAX Board, and the stockholders of record, owning not less than 10% of the entire capital stock of ITHAX issued and outstanding and entitled to vote.
Stockholders must comply with certain advance notice procedures to nominate candidates to the ITHAX Board or to propose matters to be acted upon at a stockholders’ meeting, as provided in the Bylaws.
Any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent of the stockholders holding the requisite number of shares required to approve such action.

Votes of shareholders shall be decided on a poll.
Members may pass a resolution in writing without holding a meeting if the following conditions are met: (a) all Members entitled so to vote are given notice of the resolution as of the same were being proposed at a meeting of the Members; (b) all Members entitled so to vote: (i) sign a document; or (ii) sign several documents in the life form each signed by one or more of those Members; and (c) the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an electronic record by electronic means to the address specified for that purpose.

Amendments to the Governing Documents
Subject to applicable law, ITHAX may, by affirmative vote of the stockholders: (i) change its name or (ii) change the provisions of the Interim Charter with respect to its objects, powers and any other matter specified in the Interim Charter.
Subject to applicable law and the Interim Charter, ITHAX may, by the affirmative vote of the stockholders, amend the Interim Charter in whole or in part save that no amendment may be made to the Interim Charter to amend (i) Article IX (Business Combination) unless the holders of the Public Shares are provided with the opportunity to redeem their Public Shares upon the approval of any such amendment in the manner and for the price as set out in the Interim Charter or (ii) amend this provision of the Interim Charter during the Target Business

Subject to applicable law, ITHAX may, by Special Resolution: (i) change its name or (ii) change the provisions of the Existing Governing Documents with respect to its objects, powers and any other matter specified in the Existing Governing Documents.
Subject to applicable law and the Existing Governing Documents, ITHAX may, by Special Resolution, amend the Existing Governing Documents in whole or in part save that no amendment may be made to the Existing Governing Documents to amend (i) Article 36 unless the holders of the Public Shares are provided with the opportunity to redeem their Public Shares upon the approval of any such amendment in the manner and for the price as set out in the Existing Governing Documents or (ii) amend this provision of the Existing Governing

	Delaware Interim Charter	Cayman Islands Existing Governing Documents
	Acquisition Period (as defined therein).	Documents during the Target Business Acquisition Period (as defined therein).
Authority of the Directors	The directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by ITHAX, subject to the provisions of the DGCL, the Interim Charter and any bylaws adopted by the stockholders.	The business shall be managed by the directors who may exercise all the powers of the company.
Liability of the Directors	A director of ITHAX shall not be liable to ITHAX or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification or repeat of this provision shall not adversely affect any right or protection of a director of ITHAX in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.	The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of officers and directors, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
Indemnification of Directors, Officers, Employees and Others	To the fullest extent permitted by applicable law, ITHAX shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of ITHAX or, while a director or officer of ITHAX, is or was serving at the request of ITHAX as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, against all liability and loss suffered and expenses reasonably incurred by such indemnitee in connection with such proceeding, provided, however, that, except in certain circumstances,	See “Liability of Directors” above.

	Delaware Interim Charter	Cayman Islands Existing Governing Documents
ITHAX shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the ITHAX Board. Indemnitees shall also have the right to be paid by ITHAX the expenses (including attorney’s fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses, subject to the requirements concerning the repayment of certain expenses set forth in the Interim Charter.
Exclusive Forum	Unless ITHAX consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court declines or does not have jurisdiction, the federal district court for the District of Delaware or, in the event that the federal district court for the District of Delaware does not have jurisdiction, other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of ITHAX, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of ITHAX to ITHAX or to ITHAX’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or the Interim Charter (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against ITHAX or any current or former director, officer or stockholder governed by the internal affairs	No similar provision.

	Delaware Interim Charter	Cayman Islands Existing Governing Documents
doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.
Business Opportunities	The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to ITHAX or any of its officers or directors or in circumstances where the application of any such doctrine would conflict with any of his or her current or future fiduciary duties or contractual obligations.	No similar provision.
Reasons for the Domestication
Our board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Our board believes that there are several reasons why a reincorporation in Delaware is in the best interests of ITHAX and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
•
Prominence, Predictability and Flexibility of Delaware Law.   For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a jurisdiction of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the jurisdiction of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other jurisdictions’ corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•
Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Mondee, New Mondee’s Board and management and would enable them to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to entities organized in other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs.

•
Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Mondee’s incorporation in Delaware may make New Mondee more attractive to future candidates for our board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws-especially those relating to director indemnification (as discussed below)-draw such qualified candidates to Delaware corporations. Our Board, therefore, believes that providing the benefits afforded directors by Delaware law will enable New Mondee after the Closing to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.
The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands law and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of ITHAX as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Mondee immediately following the Domestication will be the same as those of ITHAX immediately prior to the Domestication.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Holders of Class B ordinary shares and Class A ordinary shares shall have one vote per share on all other proposals.
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that (a) ITHAX be transferred by way of continuation to Delaware pursuant to Article 32 of the amended and restated articles of association of ITHAX, Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, ITHAX be continued and domesticated as a corporation under the laws of the State of Delaware; (b) in connection therewith to adopt upon the Domestication taking effect, the certificate of incorporation of New Mondee (the “Interim Charter”), in the form appended to the accompanying proxy statement/prospectus as Annex I, in place of ITHAX’s memorandum and articles of association currently registered with the Registrar of Companies of the Cayman Islands (the “Existing Governing Documents”) and which will remove or amend those provisions of ITHAX’s Existing Governing Documents that terminate or otherwise cease to be applicable as a result of the Domestication; and (c) file the Interim Charter with the Secretary of State of the State of Delaware, under which ITHAX will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation under the State of Delaware.”
Recommendation of the ITHAX Board
THE ITHAX BOARD UNANIMOUSLY RECOMMENDS THAT ITHAX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ITHAX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSED CHARTER AND BYLAWS PROPOSAL
If the Condition Precedent Proposals are approved and the Business Combination is to be consummated, New Mondee will replace the Interim Charter with the Proposed Charter and the Proposed Bylaws of New Mondee under the DGCL.
Reasons for the Proposed Governing Documents
The Proposed Charter, as well as the Proposed Bylaws, were negotiated as part of the Business Combination in the form attached hereto as Annex B and Annex C, respectively. The Proposed Charter and the Proposed Bylaws, in the judgement of the Board, are necessary to adequately address the needs of New Mondee following the consummation of the Business Combination.
The ITHAX Board’s specific reasons for each of the Advisory Governing Documents Proposals (each of which are included in the Proposed Governing Documents) are set forth in the section “Governing Documents Proposals.” We encourage shareholders to carefully consult the information set out below under “Comparison of Stockholders Rights under the Interim Charter and Proposed Charter and Proposed Bylaws.” The Proposed Governing Documents differ in certain material respects from the Interim Charter. This summary is qualified in its entirety by reference to the full text of the Interim Charter, a copy of which is included as Annex I to this proxy statement/prospectus, the Proposed Charter, a copy of which is included as Annex B to this proxy statement/prospectus, and the Proposed Bylaws, a copy of which is included as Annex C to this proxy statement/prospectus.
Comparison of Stockholders Rights under the Interim Charter and Proposed Charter and Proposed Bylaws
The following table sets forth a summary of the principal changes proposed to be made between the Interim Charter and the Proposed Charter and Proposed Bylaws. This summary is qualified by reference to the complete text of the proposed Interim Charter, a copy of which is attached to this proxy statement/prospectus as Annex I, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B, and the Proposed Bylaws, a copy of which is included as Annex C to this proxy statement/prospectus. All stockholders are encouraged to read each of the proposed Interim Charter, the Proposed Charter and the Proposed Bylaws in their entirety for a more complete description of their terms.
	Interim Charter	Proposed Charter and Proposed Bylaws
Authorized Shares
The total number of shares of all classes of capital stock which ITHAX shall have authority to issue is 111,000,000 shares, of which 100,000,000 shares shall be Class A Common Stock, par value $0.001 per share, 10,000,000 shares shall be Class B Common Stock, par value $0.001 per share, and 1,000,000 shares shall be preferred stock, par value $0.001 per share.
See Article IV of the Interim Charter.

The Proposed Governing Documents authorize 1,000,000,000 shares of New Mondee stock divided into 750,000,000 shares of New Mondee Common Stock, having a par value of $0.0001 per share, and 250,000,000 shares of New Mondee Preferred Stock, having a par value of $0.0001 per share. The New Mondee Common Stock will consist of two classes: 500,000,000 shares of Class A Common Stock and 250,000,000 shares of Class C Common Stock.
See Article IV of the Proposed Charter.

Removal of Directors	Any or all of the directors may be removed from office with or without cause by the affirmative vote of holders of a majority of the then-outstanding shares of capital stock of	Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be

	Interim Charter	Proposed Charter and Proposed Bylaws
ITHAX entitled to vote generally in the election of directors, voting together as a single class. See Article V of the Interim Charter.
removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of ITHAX entitled to vote at an election of directors.
See Article VI of the Proposed Charter.

Stockholder Action; Stockholder Written Consent In Lieu of a Meeting
Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of ITHAX may be called only by the chairman of the Board, chief executive officer or president of ITHAX, or the ITHAX Board pursuant to a resolution adopted by a majority of the ITHAX Board, and the stockholders of record, owning not less than 10% of the entire capital stock of ITHAX issued and outstanding and entitled to vote.
Any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent of the stockholders holding the requisite number of shares required to approve such action.
See Article VII of the Interim Charter.

Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of ITHAX may be called for any purpose or purposes, at any time only by or at the direction of the majority of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons.
The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting (except that holders of New Mondee Preferred Stock may take action without a meeting to the extent expressly so provided in the applicable certificate of designation relating to such series of New Mondee Preferred Stock).
See Article VII subsection A of the Proposed Charter and Article II of the Proposed Bylaws.

Charter Amendments
Subject to applicable law, ITHAX may, by affirmative vote of the stockholders: (i) change its name or (ii) change the provisions of the Interim Charter with respect to its objects, powers and any other matter specified in the Interim Charter.
Subject to applicable law and the Interim Charter, ITHAX may, by the affirmative vote of the stockholders, amend the Interim Charter in whole
ITHAX reserves the right at any time and from time to time to amend, alter, change, add or repeal any provision contained in the Proposed Charter, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and notwithstanding anything contained

	Interim Charter	Proposed Charter and Proposed Bylaws

or in part save that no amendment may be made to the Interim Charter to amend (i) Article IX (Business Combination) unless the holders of the Public Shares are provided with the opportunity to redeem their Public Shares upon the approval of any such amendment in the manner and for the price as set out in the Interim Charter or (ii) amend this provision of the Interim Charter during the Target Business Acquisition Period (as defined therein).
See Article XI of the Interim Charter.

in the Proposed Charter or the Proposed Bylaws to the contrary, in addition to any vote required by applicable law, prior to the seventh (7th) anniversary of the Effective Time (as defined therein), the following provisions in the Proposed Charter may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B) (Preferred Stock), Article VI (Board of Directors), Article VII (Meeting of Stockholders; Action by Written Consent), Article VII (Limitation of Director Liability), Article IX (Business Combination), Article X (Indemnification), Article XI (Competition and Corporate Opportunities), Article XII (Forum Selection), and Article XIII (Miscellaneous).
See Article XIII of the Proposed Charter.

Corporate Name	The Interim Charter will provide that the name of the corporation will be “ITHAX Acquisition Corp.” See Article I of the Interim Charter.	The Proposed Governing Documents will provide that the name of the corporation will be “Mondee Holdings, Inc.” See Article I of the Proposed Charter.
Exclusive Forum
The Interim Charter adopts Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act.
See Article XII of the Interim Charter.

The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act.
See Article XI of the Proposed Charter.

Provisions Related to Status as Blank Check Company	ITHAX’s Interim Charter contains provisions in Article IX in connection with the mechanics and logistics relating to a Business Combination, and such provisions cannot be amended	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

Vote Required for Approval
The approval of the Proposed Charter and Bylaws Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
The Proposed Charter and Bylaws Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Interim Charter of ITHAX to be in effect upon the Domestication (a copy of which is attached to the proxy statement/prospectus as Annex I) be replaced in its entirety with the Proposed Charter and Proposed Bylaws of New Mondee (copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively), which be approved as the amended and restated certificate of incorporation and the bylaws of New Mondee, effective at the First Effective Time.”
Recommendation of the ITHAX Board
THE ITHAX BOARD UNANIMOUSLY RECOMMENDS THAT ITHAX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PROPOSED CHARTER AND BYLAWS PROPOSAL.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what such director(s) may believe is in the best interests of ITHAX and its shareholders and what such director(s) may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ITHAX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “New Mondee” refers to new New Mondee and its consolidated subsidiaries after giving effect to the Business Combination
Overview
If the Business Combination is to be consummated, ITHAX will replace the Existing Governing Documents, with first, the Interim Charter, and second, the proposed amended and restated certificate of incorporation (the “Proposed Charter”) and the proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Governing Documents”) of New Mondee, in each case, under the DGCL.
ITHAX’s shareholders are asked to consider and vote upon, on a non-binding advisory basis, and to approve by ordinary resolution (unless otherwise stated) five (5) separate proposals (collectively, the “Advisory Governing Documents Proposals”) in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. Because the votes on the Advisory Governing Documents Proposals are advisory only, they will not be binding on the ITHAX Board or New Mondee.
The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Charter and Proposed Bylaws for New Mondee. This summary is qualified by reference to the complete text of the Existing Governing Documents of ITHAX, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out below under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
For a comparison of the Existing Governing Documents to the Interim Charter, see “Domestication Proposal” of this proxy statement/prospectus. For a comparison of the Interim Charter to the Proposed Governing Documents, see the “Proposed Charter and Bylaws Proposal” of this proxy statement/prospectus.
Comparison of Corporate Governance and Shareholder Rights
	Existing Governing Documents of ITHAX (Cayman)	Proposed Governing Documents of New Mondee (Delaware)
Authorized Shares (Advisory Governing Documents Proposal A)
The share capital under the Existing Governing Documents is US$111,000 divided into 100,000,000 Class A ordinary shares of US$0.001 each, 10,000,000 Class B ordinary shares of US$0.001 and 1,000,000 preference shares of US$0.001 each.
See paragraph 8 of the Memorandum of Association.

The Proposed Governing Documents authorize 1,000,000,000 shares of New Mondee stock divided into 750,000,000 shares of New Mondee Common Stock, having a par value of $0.0001 per share, and 250,000,000 shares of New Mondee Preferred Stock, having a par value of $0.0001 per share. The New Mondee Common Stock will consist of two classes: 500,000,000 shares of Class A Common Stock and 250,000,000 shares of Class C Common Stock.
See Article IV of the Proposed Charter.

	Existing Governing Documents of ITHAX (Cayman)	Proposed Governing Documents of New Mondee (Delaware)
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Governing Documents Proposal B)
Existing Governing Documents authorize the issuance of an unlimited number of authorized and outstanding preference shares with par value US$0.001 per share and with such designation, rights and preferences as may be determined from time to time by the ITHAX Board. Accordingly, the ITHAX Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.
See paragraph 8 of our Memorandum of Association and Article 2 of our Articles of Association.

The Proposed Governing Documents authorize the board of directors to issue all or any shares of New Mondee Preferred Stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.
See Article V subsection B of the Proposed Charter.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Governing Documents Proposal C)
The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.
See Article 1 of our Articles of Association.

The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting (except that holders of New Mondee Preferred Stock may take action without a meeting to the extent expressly so provided in the applicable certificate of designation relating to such series of New Mondee Preferred Stock).
See Article VII subsection A of the Proposed Charter and Article II of the Proposed Bylaws.

Corporate Name (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “ITHAX Acquisition Corp.” See paragraph 1 of our Memorandum of Association.	The Proposed Governing Documents will provide that the name of the corporation will be “Mondee Holdings, Inc.” See Article I of the Proposed Charter.

	Existing Governing Documents of ITHAX (Cayman)	Proposed Governing Documents of New Mondee (Delaware)
Perpetual Existence (Advisory Governing Documents Proposal D)
The Existing Governing Documents provide that if we do not consummate a Business Combination (as defined in the Existing Governing Documents) by February 1, 2023 (the date that is 24 months after the closing of ITHAX’s initial public offering), ITHAX will cease all operations except for the purposes of winding up and will redeem the shares issued in ITHAX’s initial public offering and liquidate its trust account.
See Article 36 of our Articles of Association.

The Proposed Governing Documents do not include any provisions relating to New Mondee’s ongoing existence; the default under the DGCL will make New Mondee’s existence perpetual.
This is the default rule under the DGCL.

Exclusive Forum (Advisory Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act.
See Article XI of the Proposed Charter.

Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal D)
The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a Business Combination (as defined in the Existing Governing Documents).
See Article 36 of our Articles of Association.
The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.
Takeovers by Interested Stockholders (Advisory Governing Documents Proposal E)	The Existing Governing Documents do not provide restrictions on takeovers of ITHAX by a related shareholder following a business combination.	The Proposed Governing Documents provide that New Mondee will not be governed by Section 203 of the DGCL. See Article IX of the Proposed Charter.

ADVISORY GOVERNING DOCUMENTS PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “New Mondee” refers to new New Mondee and its consolidated subsidiaries after giving effect to the Business Combination.
Overview
Advisory Governing Documents Proposal A — as an ordinary resolution, to approve the change in the authorized share capital of ITHAX, first, (a) upon the Domestication, from (i) US$111,000 divided into 100,000,000 Class A ordinary shares of US$0.001 each, 10,000,000 Class B ordinary shares of US$0.001 and 1,000,000 preference shares of US$0.001 each, to (ii) US$111,000 divided into 100,000,000 shares of Class A common stock, par value $0.0001 per share (“New Mondee Common Stock”), US$0.001 divided into 10,000,000 shares of Class B common stock (“New Mondee Class B Common Stock”), and 1,000,000 shares of preferred stock, par value $0.001 per share (“New Mondee Preferred Stock”), and second, (b) upon the First Effective Time, from (i) US$111,000 divided into 100,000,000 shares of New Mondee Common Stock, 10,000,000 shares of New Mondee Class B Common Stock, and 1,000,000 shares of New Mondee Preferred Stock to (ii) US$111,000 divided into 750,000,000 shares of New Mondee Common Stock, 250,000,000 shares of Class C common stock of New Mondee, par value $0.0001 per share (“New Mondee Class C Stock”) and 250,000,000 shares of New Mondee Preferred Stock.
As of the date of this proxy statement/prospectus, there are 30,862,500 ordinary shares issued and outstanding, which includes an aggregate of 6,037,500 Class B ordinary shares held by the Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 12,412,500 warrants to acquire Class A ordinary shares, comprised of 232,500 private placement warrants held by Sponsor, 105,000 private placement warrants held by Cantor, and 12,075,000 public warrants.
In connection with the Business Combination, on the Closing Date (as defined below): (i) immediately prior to the PIPE Financing, each issued and outstanding Class A ordinary share of ITHAX will be converted into New Mondee Common Stock and each issued and outstanding Class B ordinary share, of ITHAX will be converted into New Mondee Class B Common Stock, pursuant to the Domestication; (ii) upon the First Effective Time, each issued and outstanding share of New Mondee Class B Common Stock will be converted into one share (subject to adjustment) of New Mondee Common Stock; (iii) pursuant to the Domestication, each issued and outstanding whole warrant to purchase one Class A ordinary share of ITHAX will automatically represent the right to purchase one share of New Mondee Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the ITHAX Amended and Restated Warrant agreement; (iii) pursuant to the Domestication, the governing documents of ITHAX will be replaced with Interim Charter, and upon the First Effective Time, the Interim Charter shall be replaced with the Proposed Charter and the Proposed Bylaws of New Mondee as described in this proxy statement/prospectus; and (iv) upon the First Effective Time, New Mondee’s name will change to “Mondee Holdings, Inc.” In connection with clauses (i) through (iii) of this paragraph, each issued and outstanding unit of ITHAX that has not been previously separated into the underlying Class A ordinary shares of ITHAX and the underlying warrants of ITHAX prior to the Domestication will be cancelled and each holder thereof will be entitled to one share of New Mondee Common Stock and one-half of one warrant representing the right to purchase one share of New Mondee Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the ITHAX warrant agreement. See “Domestication Proposal.”
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the First Effective Time, each share of Mondee outstanding as of immediately prior to the First Effective Time will be converted into the right to receive an aggregate of 60,800,000 shares of New Mondee Common Stock, based on an implied Mondee pre-transaction equity value of $608.0 million. The market value of the shares to be issued could vary significantly from the market value as of the date of this proxy statement/prospectus.

In order to ensure that New Mondee has sufficient authorized capital for future issuances, our board of directors has approved, subject to shareholder approval, that the Proposed Governing Documents of New Mondee change the authorized shares of ITHAX, first (a) upon the Domestication, from (i) US$111,000 divided into 100,000,000 Class A ordinary shares of US$0.001 each, 10,000,000 Class B ordinary shares of US$0.001 and 1,000,000 preference shares of US$0.001 each, to (ii) 100,000,000 shares of New Mondee Common Stock, 10,000,000 shares of “New Mondee Class B Common Stock, and 1,000,000 shares of New Mondee Preferred Stock, and second, (b) upon the First Effective Time, from (i) US$111,000 divided into 100,000,000 shares of New Mondee Common Stock, 10,000,000 shares of New Mondee Class B Common Stock, and 1,000,000 shares of New Mondee Preferred Stock to (ii) US$111,000 divided into 750,000,000 shares of New Mondee Common Stock, 250,000,000 shares of New Mondee Class C Stock and 250,000,000 shares of New Mondee Preferred Stock.
This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Mondee, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of New Mondee that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).
Vote Required for Approval
The approval of Advisory Governing Documents Proposal A requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Advisory Governing Documents Proposal A is a non-binding advisory proposal and is not conditioned on any other approval.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a non-binding advisory resolution, that the change in the authorized share capital of ITHAX, first (a) upon the Domestication, from (i) US$111,000 divided into 100,000,000 Class A ordinary shares of US$0.001 each, 10,000,000 Class B ordinary shares of US$0.001 and 1,000,000 preference shares of US$0.001 each, to (ii) US$111,000 divided into 100,000,000 shares of Class A common stock, par value $0.0001 per share (“New Mondee Common Stock”), 10,000,000 shares of Class B common stock (“New Mondee Class B Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (“New Mondee Preferred Stock”), and second (b) upon the First Effective Time, from (i) US$111,000 divided into 100,000,000 shares of New Mondee Common Stock, 10,000,000 shares of New Mondee Class B Common Stock, and 1,000,000 shares of New Mondee Preferred Stock to (ii) US$111,000 divided into 750,000,000 shares of New Mondee Common Stock, 250,000,000 shares of Class C common stock, par value $0.0001 per share (“New Mondee Class C Stock”) and 250,000,000 shares of New Mondee Preferred Stock be approved.”
Recommendation of the ITHAX Board
THE ITHAX BOARD UNANIMOUSLY RECOMMENDS THAT ITHAX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ITHAX’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ITHAX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW MONDEE AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “New Mondee” refers to new New Mondee and its consolidated subsidiaries after giving effect to the Business Combination.
Overview
Advisory Governing Documents Proposal B — to authorize the New Mondee Board to issue any or all of the shares of New Mondee Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Mondee Board and as may be permitted by the DGCL.
Our shareholders are also being asked to approve Advisory Governing Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Mondee after the Business Combination.
If Advisory Governing Documents Proposal A is approved, the number of authorized shares of preferred stock of New Mondee will be 250,000,000 shares. Approval of this Advisory Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further shareholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital-raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.
This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Mondee, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that the ability of the New Mondee Board to issue shares of New Mondee Preferred Stock in one or more classes or series will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New Mondee and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Mondee Common Stock. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New Mondee, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New Mondee Board to issue the authorized preferred stock on its own volition will enable New Mondee to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Mondee currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval
The approval of Advisory Governing Documents Proposal B requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Advisory Governing Documents Proposal B is a non-binding advisory proposal and is not conditioned on any other approval.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a non-binding advisory resolution, that the authorization to the New Mondee Board to issue any or all shares of New Mondee Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Mondee Board and as may be permitted by the DGCL be approved.”
Recommendation of the ITHAX Board
THE ITHAX BOARD UNANIMOUSLY RECOMMENDS THAT ITHAX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL B.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ITHAX’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ITHAX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “New Mondee” refers to new New Mondee and its consolidated subsidiaries after giving effect to the Business Combination.
Overview
Advisory Governing Documents Proposal C — the removal of the ability of New Mondee stockholders to take action by written consent in lieu of a meeting, provided, however that the holders of New Mondee Preferred Stock may take action by written consent to the extent provided by the Certificate of Designation with respect to the New Mondee Preferred Stock, be approved.
Our shareholders are also being asked to approve Advisory Governing Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Mondee after the Business Combination.
The Proposed Governing Documents stipulate that any action required or permitted to be taken by the stockholders of New Mondee must be effected at a duly called annual or special meeting of stockholders of New Mondee, and may not be effected by any consent in writing by such stockholder, provided, however that the holders of New Mondee Preferred Stock may take action by written consent to the extent provided by the Certificate of Designation with respect to the New Mondee Preferred Stock.
This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Mondee, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Under the Proposed Governing Documents, New Mondee’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings and will not have the ability to take action by written consent in lieu of a meeting provided, however that the holders of New Mondee Preferred Stock may take action by written consent to the extent provided by the Certificate of Designation with respect to the New Mondee Preferred Stock. Limiting the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Mondee’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Mondee. Further, our board of directors believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.
In addition, limiting the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which ITHAX is aware to obtain control of New Mondee, and ITHAX and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Mondee. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.
Vote Required for Approval
The approval of Advisory Governing Documents Proposal C requires an ordinary resolution under Cayman Islands law, being the affirmative vote the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Advisory Governing Documents Proposal C is a non-binding advisory proposal and is not conditioned on any other approval.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a non-binding advisory resolution, that the removal of the ability of New Mondee stockholders to take action by written consent in lieu of a meeting provided, however that the holders of New Mondee Preferred Stock may take action by written consent to the extent provided by the Certificate of Designation with respect to the New Mondee Preferred Stock, be approved.”
Recommendation of the ITHAX Board
THE ITHAX BOARD UNANIMOUSLY RECOMMENDS THAT ITHAX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF ADVISORY GOVERNING DOCUMENTS PROPOSAL C.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ITHAX’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ITHAX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL D — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “New Mondee” refers to new New Mondee and its consolidated subsidiaries after giving effect to the Business Combination.
Overview
Advisory Governing Documents Proposal D — to amend and restate the Existing Governing Documents and to authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Charter and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively), including (i) changing the post-Business Combination corporate name from “ITHAX Acquisition Corp.” to “Mondee Holdings, Inc.” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination), (ii) making New Mondee’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act and certain other litigation, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the ITHAX Board believes are necessary to adequately address the needs of New Mondee after the Business Combination.
Our shareholders are also being asked to approve Advisory Governing Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Mondee after the Business Combination.
The Proposed Governing Documents will provide that the name of the corporation will be “Mondee Holdings, Inc.” In addition, the Proposed Governing Documents will make New Mondee’s corporate existence perpetual.
The Proposed Charter, which will be in effect upon consummation of the Business Combination, provides that, unless New Mondee consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Mondee, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New Mondee to New Mondee or New Mondee’s stockholders, or any claim for aiding or abetting such an alleged breach, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Charter or Proposed Bylaws, or to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws, (iv) any action asserting a claim against New Mondee or any current or former director, officer, employee, agent or stockholder, whether arising out of or relating to any provision of the General Corporation Law of Delaware, the Proposed Charter or Proposed Bylaws (each, as in effect from time to time), or such actions as to which the Delaware General Corporate Laws confer jurisdiction on the Delaware Court of Chancery, or (v) any action asserting a claim against New Mondee or any current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine of the State of Delaware. The foregoing shall not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act. In addition, unless New Mondee gives an Alternate Forum Consent, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act of 1933.
The Proposed Charter will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because, following the consummation of the Business Combination, New Mondee will not be a blank check company.

While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Advisory Governing Documents Proposals or otherwise identified in this Advisory Governing Documents Proposal D, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Advisory Governing Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Interm Charter of New Mondee, attached hereto as Annex I, the Proposed Governing Documents of New Mondee, attached hereto as Annex B and Annex C, as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “ITHAX Acquisition Corp.” to “Mondee Holdings, Inc.” is desirable to reflect the Business Combination with Mondee and to clearly identify New Mondee as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making New Mondee’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New Mondee following the Business Combination.
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Mondee in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues and the application of a relatively known body of case law and level of expertise and should promote efficiency and cost savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that, after the Domestication, New Mondee will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Adopting the United States federal district courts as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to an alternative forum, is intended to allow for the consolidation of multi-jurisdiction litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent.

Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve New Mondee and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for New Mondee following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the ITHAX’s initial public offering be held in the trust account until a business combination or liquidation of ITHAX has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.
Vote Required for Approval
The approval of Advisory Governing Documents Proposal D requires an ordinary resolution under Cayman Islands law, being the affirmative vote the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Advisory Governing Documents Proposal D is a non-binding advisory proposal and is not conditioned on any other approval.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a non-binding advisory resolution, that the replacement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by ITHAX and Mondee, desirable in connection with the replacement of Existing Governing Documents with the Proposed Charter and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively) as part of the Closing of the Business Combination, including (i) changing the post-Business Combination corporate name from “ITHAX Acquisition Corp.” to “Mondee Holdings, Inc.” (which is expected to occur at the First Effective Time), (ii) making New Mondee’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.”
Recommendation of the ITHAX Board
THE ITHAX BOARD UNANIMOUSLY RECOMMENDS THAT ITHAX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL D.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ITHAX’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ITHAX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSAL E — APPROVAL OF THE ELECTION NOT BE GOVERNED BY SECTION 203 OF THE DGCL
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “New Mondee” refers to new New Mondee and its consolidated subsidiaries after giving effect to the Business Combination.
Overview
Advisory Governing Documents Proposal E — to authorize the election of New Mondee to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders.
The Proposed Charter of New Mondee explicitly “opts out” of Section 203 of the DGCL and, instead, includes a provision in the Proposed Charter that is substantially similar to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the approval of the board of directors. A business combination includes, among other things, a merger or consolidation involving the interested stockholder and the sale of more than 10% of the company’s assets. In general, an interested stockholder is any stockholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203, unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by stockholders.
Reasons for the Amendments
The Proposed Charter explicitly “opts out” of Section 203 of the DGCL, but the ITHAX Board believes that it is in the best interest of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquirer to negotiate with the New Mondee Board and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a non-negotiated, hostile or unsolicited proposed acquisition of New Mondee. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the New Mondee Board. The ITHAX Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of New Mondee without paying a fair premium to all stockholders. Thus, the ITHAX Board has determined that the provisions opting out of Section 203 included in Proposed Charter are in the best interests of New Mondee.
Vote Required for Approval
The approval of Advisory Governing Documents Proposal E requires an ordinary resolution under Cayman Islands law, being the affirmative vote the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
Advisory Governing Documents Proposal E is a non-binding advisory proposal and is not conditioned on any other approval.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a non-binding advisory resolution, that the election of New Mondee to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders be approved.”

Recommendation of the ITHAX Board
THE ITHAX BOARD UNANIMOUSLY RECOMMENDS THAT ITHAX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL E.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ITHAX’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ITHAX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NASDAQ PROPOSAL
Overview
The Nasdaq Proposal-to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of Nasdaq, the issuance of the shares of New Mondee Common Stock in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635 (such proposal, the “Nasdaq Proposal”).
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).
Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and: (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.
Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
Currently, there are currently 24,150,000 shares of Class A ordinary shares and 6,037,500 shares of Class B ordinary shares outstanding. Pursuant to the Subscription Agreements, New Mondee will issue 7,000,000 New Mondee Common Stock representing approximately 22.7% of the outstanding shares of New Mondee Common Stock prior to such issuance, at a price less than the market value of the shares. The closing price of the Class A ordinary shares on May 13, 2022, the record date, was $9.81. Accordingly, ITHAX is required to obtain shareholder approval of the issuance of Class A ordinary shares in the PIPE Financing pursuant to Nasdaq Listing Rules 5635(d).
Effect of Proposal on Current Shareholders
The issuance of the 7,000,000 shares of New Mondee Common Stock would result in further dilution to ITHAX’s current shareholders in connection with the consummation of the Business Combination, and would afford ITHAX’s shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the post-combination company. In addition, the resale of the Class A ordinary shares issued in the PIPE Financing, which will automatically convert into shares of New Mondee Common Stock upon the Closing of the Transactions, could cause the market price of the New Mondee Common Stock to decline. If the Nasdaq Proposal is not approved and ITHAX cannot consummate the PIPE Financing, the Business Combination will not be completed.
Vote Required for Approval
The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the issued ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, otherwise, will have no effect on the proposal.
The Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of 7,000,000 shares of New Mondee Common Stock in the PIPE Financing be approved and adopted in all respects.”
Recommendation of the ITHAX Board
THE ITHAX BOARD UNANIMOUSLY RECOMMENDS THAT ITHAX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ITHAX’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL
Overview
The Director Election Proposal — to consider and vote upon a proposal to elect directors who, upon consummation of the Business Combination, will be the directors of New Mondee (the “Director Election Proposal”). Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.
Nominees
As contemplated by the Business Combination Agreement, the New Mondee Board, following the Business Combination, will consist of seven directors, which initially shall be: Prasad Gundumogula, Orestes Fintiklis, Asi Ginio, Mona Aboelnaga Kanaan, Roopa Purushothaman, Noor Sweid, and Pradeep Udhas. Prasad Gundumogula will serve as Chairperson of the Board upon the consummation of the Business Combination.
Accordingly, our board has nominated each of the above-listed persons to serve as our directors immediately following the consummation of the Business Combination, with Prasad Gundumogula to serve as the Chairperson of the New Mondee Board, in each case, in accordance with the terms and subject to the conditions of the Proposed Charter and Proposed Bylaws. For more information on the experience of each of these director nominees, please see the section titled “Management of New Mondee Following the Business Combination” of this proxy statement/prospectus.
Under the Proposed Charter, we expect to have a classified board of directors following the Business Combination, with two directors in Class I (expected to be Asa Ginio and Noor Sweid), three directors in Class II (expected to be Pradeep Udhas, Roopa Purushothaman, and Mona Aboelnaga Kanaan) and two directors in Class III (expected to be Orestes Fintiklis and Prasad Gundumogula).
Vote Required for Approval
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the issued ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Existing Governing Documents, only the holders of Class B ordinary shares are entitled to vote on the election of directors to the ITHAX Board. Therefore, only holders of the Class B ordinary shares will vote on the Director Election Proposal at the extraordinary general meeting.
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, otherwise, will have no effect on the proposal.
The Director Election Proposal is not conditioned on any other proposal.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the New Mondee Board immediately following the consummation of the Business Combination.”
Class I (term expiring in 2023)
Asi Ginio
Noor Sweid
Class II (term expiring in 2024)
Pradeep Udhas
Roopa Purushothaman
Mona Aboelnaga Kanaan

Class III (term expiring in 2025)
Orestes Fintiklis
Prasad Gundumogula
Recommendation of the ITHAX Board
THE ITHAX BOARD UNANIMOUSLY RECOMMENDS THAT ITHAX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ITHAX’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal-Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE EQUITY INCENTIVE PLAN PROPOSAL
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “New Mondee” refers to new New Mondee and its consolidated subsidiaries after giving effect to the Business Combination.
Overview
We are asking stockholders to approve the New Mondee 2022 Equity Incentive Plan (the “Equity Incentive Plan”), which our Board has approved subject to the approval of our stockholders, pursuant to which our and our affiliates’ employees, consultants and directors will be eligible to receive incentive awards. We anticipate that the Equity Incentive Plan will provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, substitute awards, and other stock-based awards (such as annual incentive awards and performance awards), in each case intended to align the interests of participants with those of our stockholders. The following description of the Equity Incentive Plan is based on the form we anticipate will be adopted, but since the Equity Incentive Plan has not yet been adopted, the provisions remain subject to change. Further, the following is only a general description of material features of the Equity Incentive Plan, which is qualified in its entirety by reference to the provisions of the Equity Incentive Plan.
Summary of the Equity Incentive Plan
Share Reserve
In connection with its adoption by our Board and approval by our stockholders, we will reserve shares of Common Stock equal to 10% of the fully diluted capitalization of New Mondee for issuance under the Equity Incentive Plan. In addition, on the first day of each calendar year beginning on January 1, 2023 and ending on January 1, 2032, the aggregate number of shares reserved for issuance under the Equity Incentive Plan will be increased automatically by the number of shares equal to the lesser of (i) 3% of the total number of all classes of our outstanding shares of Common Stock on the immediately preceding December 31 and (ii) such lesser number (including zero) as may be determined by the Committee (as defined below).
Administration
The Equity Incentive Plan will be administered by a committee duly authorized by the Board (the “Committee”). The committee will have the authority to construe and interpret the Equity Incentive Plan, grant awards, and make all other determinations necessary or advisable for the administration of the plan. Awards under the Equity Incentive Plan may be made subject to vesting, “performance conditions” or any other terms and conditions that the Committee deems necessary or advisable.
Eligibility
Our employees, consultants, and directors, and the employees, consultants and directors of our affiliates, will be eligible to receive awards under the Equity Incentive Plan. The Committee will determine who will receive awards and the terms and conditions of such awards.
Term
The Equity Incentive Plan will terminate 10 years from the date our Board adopts the plan, unless it is terminated earlier by our Board.
Award Forms and Limitations
The Equity Incentive Plan will authorize the grant of stock awards, performance awards and other cash-based awards. Awards under the Equity Incentive Plan are limited to the share reserve as described above under “Share Reserve”. The maximum number of shares subject to stock options that are intended to qualify as incentive stock options, or ISOs, under Section 422 of the Code, will be equal to the initial share reserve (not including any subsequent adjustments).

Stock Options
The Equity Incentive Plan will provide for the grant of ISOs only to employees of New Mondee or its affiliates. Options that are not classified as ISOs may be granted to employees, directors, and consultants of New Mondee or its affiliates. The exercise price of each option must be at least equal to the fair market value of Common Stock on the date of grant. The exercise price of ISOs granted to 10% or more stockholders must be at least equal to 110% of the fair market value of Common Stock on the date of grant. Options granted under the Equity Incentive Plan may be exercisable at such times and subject to such terms and conditions as the Committee determines. The maximum term of options granted under the Equity Incentive Plan will be 10 years (five years in the case of ISOs granted to 10% or more stockholders). Options may vest based on time or achievement of performance conditions, as determined by the Committee.
Stock Appreciation Rights
Stock appreciation rights will provide for a payment, or payments, in cash or Common Stock, to the holder based upon the difference between the fair market value of Common Stock on the date of exercise and the stated exercise price of the stock appreciation right. The exercise price must be at least equal to the fair market value of Common Stock on the date the stock appreciation right is granted. Stock appreciation rights may vest based on time or achievement of performance conditions, as determined by the Committee.
Restricted Stock
The Committee may grant awards consisting of shares of Common Stock subject to restrictions on sale and transfer. The price (if any) paid by a participant for a restricted stock award will be determined by the Committee. Unless otherwise determined by the Committee at the time of award, vesting will cease on the date the participant no longer provides services to us and any unvested shares will be forfeited to or repurchased by us. The Committee may condition the grant or vesting of shares of restricted stock on the achievement of performance conditions and/or the satisfaction of a time-based vesting schedule.
Restricted Stock Units
There will be no United States federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of Common Stock in payment of the restricted stock units in an amount equal to the aggregate of the cash received and the fair market value of the Common Stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Other Stock-Based and Other Cash-Based Awards
The Committee may grant other stock-based awards and other cash-based awards to participants under the Equity Incentive Plan in amounts and on terms and conditions determined by the Committee in its discretion. Such awards may be granted subject to vesting and other conditions or restrictions, or granted without being subject to any conditions or restrictions.
Additional Provisions
Awards granted under the Equity Incentive Plan will not be transferable other than by will or by the laws of descent and distribution, or, in the case of an Award of Non-Qualified Stock Options, as determined by the Committee. In the event of a change in control (as defined in the Equity Incentive Plan), the Committee will have the discretion to provide for any or all of the following actions: (i) awards may be continued, assumed, or substituted with new rights, (ii) awards may be cancelled for an amount of cash equal to the excess (if any) of the highest price per share of Common Stock paid in the change in control transaction over the aggregate exercise price of such awards, (iii) outstanding and unexercised stock options and stock-based Awards may be terminated before the change in control (in which case holders of such unvested awards would be given notice and the opportunity to exercise such awards), or (iv) vesting or lapse of restrictions may be accelerated. All Equity Incentive Plan awards will be equitably adjusted in the case of the division of stock and similar transactions.
U.S. Federal Income Tax Consequences
The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change (possibly retroactively). Moreover, the following is only a summary of United States federal income tax consequences. No attempt has been made to discuss any potential foreign, state, or local tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participants’ particular circumstances. In addition, nonstatutory stock options and SARs with an exercise price less than the fair market value of shares of Common Stock on the date of grant, SARs payable in cash, and certain other awards that may be granted pursuant to the Equity Incentive Plan could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder. The Equity Incentive Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.
Incentive Stock Options
No income will be recognized by a participant for United States federal income tax purposes upon the grant or exercise of an ISO. The basis of shares transferred to a participant upon exercise of an ISO (“ISO Shares”) is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the stock option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition (a “Disqualifying Disposition”) in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of the ISO Shares over the stock option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an ISO, a participant may be subject to alternative minimum tax as a result of the exercise. An employer will generally not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless a participant makes a Disqualifying Disposition of the ISO Shares. If a participant makes a Disqualifying Disposition, the employer will then, subject to the deduction limitations described below, be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the participant.
Nonstatutory Stock Options
No income is expected to be recognized by a participant for United States federal income tax purposes upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of a nonstatutory option will be considered compensation subject to withholding at the time the income is recognized and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Nonstatutory stock options are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

Stock Appreciation Rights
No income is expected to be recognized by a participant for United States federal income tax purposes upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any property (including Common Stock) received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Restricted Stock
If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for United States federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for United States federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock but may recognize a loss in an amount equal to the excess, if any, of the amount paid for the restricted stock over the amount received upon such forfeiture (which loss will ordinarily be a capital loss).
Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.
If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable, within the meaning of Section 83 of the Code, then the participant will recognize ordinary income for United States federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefor. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.
Restricted Stock Units
There will be no United States federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of Common Stock in settlement of the restricted stock units in an amount equal to the aggregate of the cash received and the fair market value of the Common Stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Limitation on the Employer’s Compensation Deduction
In order for the amounts described above to be deductible by the employer, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. In addition, Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.
Excess Parachute Payments
Our ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the Equity Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.
New Equity Incentive Plan Benefits
No determination has yet been made as to the awards, if any, that any eligible individuals will be granted in the future and no awards have been granted that are contingent on the approval of the Equity Incentive Plan. Therefore, the benefits to be awarded under the Equity Incentive Plan, which are determined in the Committee’s sole discretion, are not determinable at this time. Because future awards are in the sole discretion of the Committee, subject to the share reserve authorized under the Equity Incentive Plan, the number of shares subject to future awards could increase or decrease and the type and terms of future awards could change as well, all without the need for future shareholder approval.
Vote Required for Approval
Approval of the Equity Incentive Plan Proposal requires the affirmative vote of at least a majority of the issued ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Failure to vote by proxy or to vote online at the virtual extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Equity Incentive Plan Proposal.
Adoption of the Equity Incentive Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals at the extraordinary general meeting.
The Business Combination will be consummated only if each of the Condition Precedent Proposals are approved at the extraordinary general meeting. The Initial Stockholders have agreed to vote their Class B ordinary shares, PIPE Shares, and any other ITHAX shares owned by them in favor of the Equity Incentive Plan Proposal. See “The Business Combination Agreement and Related Agreements-Related Agreements-Sponsor Support Agreement” for more information.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the New Mondee 2022 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex D, be adopted and approved.”

Recommendation of the ITHAX Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT ITHAX SHAREHOLDERS VOTE “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals.
Interests of ITHAX’s Directors and Officers in the Equity Incentive Plan Proposal
When you consider the recommendation of the ITHAX Board in favor of approval of the 2022 Plan, you should keep in mind that ITHAX’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder and that certain of ITHAX’s directors and officers may have interests in the equity incentive plan that are different from, or in addition to your interests as a shareholder, including, among other things, the existence of financial and personal interests. See the section entitled “Business Combination Proposal-Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “New Mondee” refers to new New Mondee and its consolidated subsidiaries after giving effect to the Business Combination.
Background
We are asking stockholders to approve the New Mondee 2022 Employee Stock Purchase Plan (the “ESPP”), which the Board has approved subject to the approval of our stockholders. The following description of the ESPP is based on the form we anticipate will be adopted, but since the ESPP has not yet been adopted, the provisions remain subject to change.
We strongly believe in improving opportunities for our employees to reap the benefits of potential increases in our stock’s value. In addition, the ability to contribute a portion of earnings to purchase our shares, would represent a key benefit for our employee. We believe that such a program improves our ability to attract, retain and incentivize our talent, and ultimately, helps to align the interests of our employees with those of our stockholders.
Summary of the ESPP
The following general description of material features of the ESPP is qualified in its entirety by reference to the provisions of the ESPP.
Purpose and Eligibility
The ESPP is intended to assist employees of New Mondee and its subsidiaries in acquiring share ownership interest in New Mondee and encourage them to remain in the employment of New Mondee or its subsidiaries.
Our eligible employees who have worked at New Mondee or an eligible subsidiary will be allowed to participate in the ESPP, provided that the administrator, in its discretion, may also exclude any or all of the following unless prohibited by applicable law, so long as any such exclusion is applied uniformly to all employees:
•
any employee who is customarily scheduled to work 20 hours or less per week;

•
any employee whose customary employment is not more than five months in a calendar year;

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any employee that has not met a service requirement designated by the Administrator pursuant to Section 423 of the Code (which service requirement may not exceed two years);

•
any employee who is a highly compensated employee (within the meaning of Section 414(q) of the Code) or any highly compensated employee with compensation above a specified level, who is an officer, or who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; and/or

•
any employee who is a citizen or resident of a jurisdiction outside the United States if the grant of the option is prohibited under the laws of the jurisdiction governing such Employee or compliance with the laws of the jurisdiction would cause any offering or option granted under the ESPP to violate the requirements of Section 423 of the Code.

Notwithstanding the foregoing, any employee who, after the granting of the option, would possess 5% or more of the total combined voting power or value of all classes of shares of New Mondee shall not be eligible. In addition, no employee shall be granted an option under the ESPP which permits the employee to purchase shares under all of our “employee stock purchase plans” that would accrue at a rate which exceeds $25,000 of fair market value of Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.
Administration
The ESPP will be administered by the compensation committee of the Board or individuals who have been delegated authority by the compensation committee to administer the ESPP, subject to applicable laws.

The administrator will have full and exclusive authority to interpret the terms of the ESPP and determine eligibility, subject to the conditions of the ESPP, and make all other required determinations under the ESPP, as described below.
Share Reserve
The maximum aggregate number of shares that may be issued pursuant to the ESPP will be equal to 2% of the fully-diluted shares, subject to certain adjustments that may be made by the administrator.
Contributions and Purchases
The ESPP will permit participants to purchase Common Stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 8% of their eligible compensation (or, if less the $25,000 maximum per offering period), which includes a participant’s regular and recurring straight time gross earnings and other eligible compensation as defined in the ESPP. Subject to the eligibility requirements and dollar limits discussed above, a participant may purchase a maximum of $25,000 worth of shares of Common Stock during each offering period. Subject to such limits, the administrator may increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a participant may purchase during future offering periods. Offering periods will commence on a date determined by the administrator, and the administrator may, in its discretion, modify the terms of future purchase periods and offering periods, provided that no offering period may be longer than 27 months.
Amounts contributed and accumulated by the participant during any offering period will be used to purchase shares of Common Stock at the end of each offering period. The purchase price of the shares cannot be less than 85% of the lower of the fair market value of our Common Stock on the first trading day of the offering period or on the last trading day of the offering period.
Withdrawal and Termination of Participation
A participant may withdraw from the ESPP voluntarily at any time by filing a notice of withdrawal prior to the close of business on the date established by the administrator. A participant will be deemed to have elected to withdraw from the ESPP upon the termination of the participant’s employment for any reason or in the event the participant is no longer eligible to participate in the ESPP.
Restriction on Transfers
A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.
Adjustments
In the event of certain changes in our capitalization, to prevent dilution or enlargement of the benefits or potential benefits available under the ESPP, the administrator will make adjustments, as it may deem equitable, to the number and class of shares that may be delivered, the applicable purchase price for shares, and/or the numerical share limits, pursuant to the ESPP.
Dissolution or Liquidation
In the event of our proposed liquidation or dissolution, any offering period then in progress will be shortened by setting a new exercise date, and will terminate immediately prior to such liquidation or dissolution unless otherwise determined by the administrator. The administrator will notify participants of the new exercise date in writing or electronically, at which time any participant’s purchase rights will be automatically exercised, unless the participant has earlier withdrawn from the offering period.
Certain Transactions
In the event of a merger, consolidation or similar transaction, an acquiring or successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding option, the offering period then in progress will be shortened by setting a new exercise date. The administrator will notify each participant in writing or electronically that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.
Foreign Participants
The administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of the ESPP, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.
Summary of Material U.S. Federal Income Tax Considerations
The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the ESPP. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. Additionally, tax consequences for any particular participant may vary based on individual circumstances.
The rights of participants to make purchases under the ESPP are intended to qualify under the provisions of Section 423 of the Code. Assuming such qualification, no income will be taxable to a participant until the sale or other disposition of shares purchased under the ESPP. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the holding period of such shares prior to disposing of them.
If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income generally measured as the lesser of (i) the excess of the fair market value of the shares at the time such sale or disposition over the purchase price of such shares or (ii) an amount equal to 15% of the fair market value of the shares on the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for at least the holding periods described above but are sold for a price that is less than the purchase price, there will be no ordinary income and the difference will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to the grant or exercise of a right to purchase our shares, or the sale of such shares by a participant, where such participant holds such shares for at least the holding periods described above.
Any sale or other disposition of shares before the expiration of the holding periods described above will be a “disqualifying disposition,” and the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price, and we will be entitled to an income tax deduction for such ordinary income. Any additional gain or loss on such sale or disposition will be a long-term or short-term capital gain or loss, depending on the holding period following the date the shares were purchased by the participant prior to such sale or disposition, and we will not be entitled to an income tax deduction for any such capital gain.
Under the portion of the ESPP that is not intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an “employee stock purchase plan” under provisions of Section 423 of the Code, a participant will have compensation income equal to the value of the shares at the time of purchase, less the purchase price. When a participant sells shares purchased under such component, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of shares at the time of purchase. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held. Any compensation income that a participant receives upon sale of shares that he or she purchased under such Component is subject to withholding for income, Medicare and social security taxes, as applicable.

ESPP Benefits
Participation in the ESPP is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the ESPP. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the ESPP.
Vote Required for Approval
Approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of at least a majority of the issued ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Failure to vote by proxy or to vote online at the virtual extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Employee Stock Purchase Plan Proposal.
Adoption of the Employee Stock Purchase Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals at the extraordinary general meeting.
The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. The Initial Shareholders have agreed to vote their Class B ordinary shares, PIPE Shares, and any other ITHAX shares owned by them in favor of the Employee Stock Purchase Plan Proposal. See “The Business Combination Agreement and Related Agreements-Related Agreements-Sponsor Support Agreement” for more information.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the New Mondee Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex E, be adopted and approved.”
Recommendation of the ITHAX Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT ITHAX SHAREHOLDERS VOTE “FOR” THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ITHAX’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal-Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL
The Adjournment Proposal to allow the ITHAX Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to solicit additional proxies for the purpose of obtaining approval by the ITHAX shareholders for each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement, (ii) for the absence of a quorum or (iii) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the closing of the Business Combination Agreement not to be satisfied; provided that, without the consent of Mondee, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement. See “Business Combination Proposal-Interests of ITHAX’s Sponsor, Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the ITHAX Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the issued ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.
The Adjournment Proposal is not conditioned on any other proposal.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to solicit additional proxies for the purpose of obtaining approval by the ITHAX shareholders of each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement, (B) for the absence of a quorum or (C) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the closing of the Business Combination Agreement to not occur; provided that, without the consent of Mondee, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combination Agreement, at the extraordinary general meeting be approved.”

Recommendation of the ITHAX Board
THE ITHAX BOARD UNANIMOUSLY RECOMMENDS THAT ITHAX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of ITHAX’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ITHAX and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ITHAX’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal-Interests of ITHAX’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of material U.S. federal income tax considerations generally applicable to holders of ITHAX Class A ordinary shares or warrants (each, an “ITHAX Security”) as a consequence of (1) the Domestication and (2) the exercise of redemption rights. This section applies only to persons that hold their ITHAX Securities (and any New Mondee Common Stock or warrants received in the Domestication) as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).
This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all aspects of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:
•
financial institutions or financial services entities;

•
broker-dealers;

•
taxpayers that are subject to the mark-to-market accounting rules;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
regulated investment companies or real estate investment trusts;

•
partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations, or other pass-through entities (or owners of such entities);

•
U.S. expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more (by vote or value) of our shares (except as specifically provided below);

•
the Sponsor or its affiliates, officers or directors;

•
persons that acquired their ITHAX Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold their ITHAX Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•
persons required to accelerate the recognition of any item of gross income with respect to their ITHAX Securities as a result of such income being recognized on an applicable financial statement;

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•
“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ITHAX Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership and partner and certain determinations made at the partner level. Partnerships holding ITHAX Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of (1) the Domestication, and (2) the exercise of redemption rights.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
Because each ITHAX Class A ordinary shares or warrants are separable at the option of the holder and because each such share and warrant so separated is listed and tradable on the Nasdaq, each such share and warrant should be treated for U.S. federal income tax purposes as separate instruments and should not be treated as an integrated instrument. No assurance can be given, however, that the IRS would not assert, or that a court would not sustain a contrary position. The remainder of this discussion assumes that each such share and warrant is treated for U.S. federal income tax purposes as a separate instrument and is not treated as an integrated instrument. You are urged to consult your tax advisor concerning the U.S. federal, state, local and any foreign tax consequences of an investment in a unit (including alternative characterizations of a unit).
THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH (1) THE DOMESTICATION, AND (2) THE EXERCISE OF REDEMPTION RIGHTS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION AND THE OWNERSHIP AND DISPOSITION OF NEW MONDEE COMMON STOCK AND NEW MONDEE WARRANTS, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of an ITHAX Security (or New Mondee Common Stock or New Mondee warrants received in the Domestication, as the case may be) who or that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Effects of the Domestication to U.S. Holders
The discussion under this heading “Effects of the Domestication to U.S. Holders” constitutes the opinion of Reed Smith LLP, insofar as it discusses the material U.S. federal income tax considerations of the Domestication applicable to U.S. Holders, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of ITHAX.
Generally
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, ITHAX will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will change its name to “Mondee Holdings, Inc.” The Domestication will qualify as an F Reorganization. However, no party has or intends to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Domestication. Accordingly, there can be no assurance that the IRS will not successfully challenge this position. Accordingly, each U.S. Holder of ITHAX Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.
Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of ITHAX Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the sections entitled “Effects of Section 367 to U.S. Holders of Class A Ordinary Shares” and “PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if ITHAX (i) transferred all of its assets and liabilities to New Mondee in exchange for all of the outstanding common stock and warrants of New Mondee; and (ii) then distributed the common stock and warrants of New Mondee to the holders of securities of ITHAX in liquidation of ITHAX. The taxable year of ITHAX will be deemed to end on the date of the Domestication.
Subject to the discussion below under the section entitled “PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of ITHAX Securities generally would recognize gain or loss with respect to its ITHAX Securities in an amount equal to the difference, if any, between the fair market value of the corresponding common stock and warrants of New Mondee received in the Domestication and the U.S. Holder’s adjusted tax basis in its ITHAX Securities surrendered. In such event, such U.S. Holder’s basis in the New Mondee Common Stock and warrants would be equal to the fair market value of the New Mondee Common Stock and warrants on the date of the Domestication, and such U.S. Holder’s holding period for the New Mondee Common Stock and warrants would begin on the day following the date of the Domestication.
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to Class A ordinary shares are urged to consult their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Following the Domestication, a U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on the New Mondee Common Stock to the extent the distribution is paid out of New Mondee’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). U.S. Holders are urged to consult their tax advisors regarding this and any other tax considerations of owning stock and warrants of a U.S. corporation, i.e., New Mondee, rather than a non-U.S. corporation following the Domestication.
Basis and Holding Period Considerations
Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “PFIC Considerations”: (i) the tax basis of a share of New Mondee Common Stock or New Mondee warrant component received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Class A ordinary share or warrant component surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of New Mondee Common Stock or a New Mondee warrant component received by a U.S. Holder will include such U.S. Holder’s holding period for the Class A ordinary share or warrant component surrendered in exchange therefor.
Effects of Section 367 to U.S. Holders of Class A Ordinary Shares
Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Assuming the Domestication qualifies as an F Reorganization, Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules, as discussed below under the section entitled “PFIC Considerations,” as a result of the Domestication.
U.S. Holders Who Own 10 Percent or More (By Vote or Value) of ITHAX Ordinary Shares
Subject to the discussion below under the section entitled “PFIC Considerations,” a U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of ITHAX ordinary shares entitled to vote or 10% or more of the total value of all classes of ITHAX ordinary shares (a “10% U.S. Shareholder”) generally must include in income as a dividend the “all earnings and profits amount” attributable to the Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Class A ordinary shares is the net positive earnings and profits of ITHAX (as determined under Treasury Regulations under Section 367 of the Code) attributable to such Class A ordinary shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such Class A ordinary shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock ( as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
ITHAX does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If ITHAX’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its Class A ordinary shares. However, the determination of earnings and profits is complex and may be impacted by numerous factors. It is possible that the amount of ITHAX’s cumulative net earnings and profits could be greater than expected through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication. Any such U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may, under certain circumstances, effectively be exempt from U.S. federal income taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption). Such U.S. Holders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code to their particular circumstances.
U.S. Holders Who Own Less Than 10% (By Vote or Value) of ITHAX Ordinary Shares
Subject to the discussion below under the section entitled “PFIC Considerations,” a U.S. Holder whose Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder’s Class A ordinary shares as described below.
Subject to the discussion below under the section entitled “PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New Mondee Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such New Mondee Common Stock over the U.S. Holder’s adjusted tax basis in the Class A ordinary shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of Class A ordinary shares (generally, Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Class A ordinary shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)
a complete description of the Domestication;

(iii)
a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from ITHAX establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Class A ordinary shares and (B) a representation that the U.S. Holder has notified ITHAX (or New Mondee) that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to ITHAX or New Mondee no later than the date such tax return is filed. In connection with this election, ITHAX may, in its discretion, provide each U.S. Holder eligible to make such an election with information regarding ITHAX’s earnings and profits upon written request.
ITHAX does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication, and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that ITHAX had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS CLASS A ORDINARY SHARES AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.
U.S. Holders that Own ITHAX Ordinary Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder who is not a 10% U.S. Shareholder and whose Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “PFIC Considerations.”
Tax Consequences for U.S. Holders of Warrants
Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described under the section entitled “Effects of Section 367 to U.S. Holders of Class A Ordinary Shares — U.S. Holders

Who Own 10 Percent or More (By Vote or Value) of ITHAX Ordinary Shares” above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below under the section entitled “PFIC Considerations,” relating to the PFIC rules, a U.S. Holder of warrants generally should not be subject to U.S. federal income tax with respect to the exchange of their ITHAX warrants for New Mondee warrants in the Domestication.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion under the section entitled “Effects of Section 367 to U.S. Holders of Class A Ordinary Shares” above), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if ITHAX is considered a PFIC.
Definition of a PFIC
A foreign corporation for U.S. federal income tax purposes will be classified as a PFIC if either (i) at least 75% of its gross income in a taxable year, including its pro-rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro-rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.
PFIC Status of ITHAX
Based upon the composition of its income and assets, and upon a review of its financial statements, ITHAX believes that it likely will not be eligible for the startup exception and, therefore, likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication.
Effects of PFIC Rules on the Domestication
Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of Class A ordinary shares and warrants as a result of the Domestication if:
(i)
ITHAX were classified as a PFIC at any time during such U.S. Holder’s holding period in such Class A ordinary shares or warrants; and

(ii)
the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Class A ordinary shares or in which ITHAX was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a MTM Election (as defined below) with respect to such Class A ordinary shares. Currently, applicable Treasury

Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants of a PFIC, as further described below.
The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of ITHAX. Under these rules:
•
the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Class A ordinary shares or warrants;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which ITHAX was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by ITHAX, the gain realized on the transfer is taxable as an excess distribution under these rules, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under these rules is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “Effects of Section 367 to U.S. Holders of Class A Ordinary Shares.”
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of Class A ordinary shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or a MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their Class A ordinary shares and warrants under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or a MTM Election with respect to its Class A ordinary shares is referred to herein as an “Electing Shareholder,” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”
The application of the PFIC rules to U.S. Holders of warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a ITHAX warrant or warrant component) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of ITHAX warrants for New Mondee warrants pursuant to the Domestication.
Any gain recognized by a Non-Electing Shareholder of Class A ordinary shares or a U.S. Holder of warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
As noted above, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization if ITHAX is considered a PFIC. If the Domestication fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or a MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of Class A ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat ITHAX as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Class A ordinary shares during which ITHAX qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its Class A ordinary shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to ITHAX is contingent upon, among other things, the provision by ITHAX of a “PFIC Annual Information Statement” to such U.S. Holder. ITHAX will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of Class A ordinary shares with respect to each taxable year for which ITHAX determines it is or has been a PFIC. There is no assurance, however, that ITHAX will timely provide such information. As discussed further above, a U.S. Holder is not currently able to make a QEF Election with respect to warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to its Class A ordinary shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “Effects of Section 367 to U.S. Holders of Class A Ordinary Shares” and subject to the discussion above under “Effects of the Domestication to U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of ITHAX, whether or not such amounts are actually distributed.
The impact of the PFIC rules on a U.S. Holder of Class A ordinary shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (a “MTM Election”). No assurance can be given that the Class A ordinary shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect their Class A ordinary shares in connection with the Domestication or otherwise. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Class A ordinary shares at the end of its taxable year over its adjusted basis in its Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Class A ordinary shares over the fair market value of its Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A ordinary shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A ordinary shares, including in connection with the Domestication. A MTM Election is not available with respect to warrants, including the warrants of ITHAX.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Effects to U.S. Holders of Exercising Redemption Rights
Generally
The U.S. federal income tax consequences to a U.S. Holder of Class A ordinary shares (which will be exchanged for New Mondee Common Stock in the Domestication) that exercises its redemption rights with respect to its Class A ordinary shares to receive cash in exchange for all or a portion of its New Mondee Common Stock received in the Domestication will depend on whether the redemption qualifies as a sale of shares of New Mondee Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of New Mondee Common Stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “Taxation of Redemption Treated as a Sale of New Mondee Common Stock.”
If the redemption does not qualify as a sale of shares of New Mondee Common Stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “Taxation of Redemption Treated as a Distribution.”
Whether a redemption of shares of New Mondee Common Stock qualifies for sale treatment will depend largely on the total number of shares of New Mondee actually or constructively owned by the redeemed U.S. Holder before and after the redemption relative to all of the New Mondee stock outstanding both before and after the redemption. The redemption of New Mondee Common Stock generally will be treated as a sale of New Mondee Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in New Mondee or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of New Mondee stock actually owned by the U.S. Holder, but also shares of New Mondee stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include New Mondee Common Stock which could be acquired pursuant to the exercise of New Mondee warrants.
In order to meet the substantially disproportionate test, the percentage of New Mondee’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of New Mondee Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of New Mondee’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of New Mondee stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of New Mondee stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of New Mondee stock. The redemption of New Mondee Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New Mondee. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in New Mondee will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of New Mondee Common Stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Mondee Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining New Mondee stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Mondee warrants or possibly in other New Mondee stock constructively owned by it.
Taxation of Redemption Treated as a Distribution
If the redemption of a U.S. Holder’s shares of New Mondee Common Stock is treated as a corporate distribution, as discussed above, the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from New Mondee’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of New Mondee’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Mondee Common Stock. Any remaining excess will be treated as gain realized on the sale of New Mondee Common Stock and will be treated as described below under the section entitled “Taxation of Redemption Treated as a Sale of New Mondee Common Stock.”
Taxation of Redemption Treated as a Sale of New Mondee Common Stock
If the redemption of a U.S. Holder’s shares of New Mondee Common Stock is treated as a sale, as discussed above, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of New Mondee Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the New Mondee Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
U.S. Holders who hold different blocks of New Mondee Common Stock (including as a result of holding different blocks of Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication (discussed further above).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW MONDEE COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Information Reporting and Backup Withholding
Payments of cash to a U.S. Holder as a result of the redemption of New Mondee Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
NON-U.S. HOLDERS
As used herein, a “Non-U.S. Holder” is a beneficial owner of an ITHAX Security (i) who or that is not a U.S. Holder and (ii) who or that is, for U.S. federal income tax purposes:
•
an individual;

•
a corporation; or

•
an estate or trust.

Effects of the Domestication to Non-U.S. Holders
The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of ITHAX Securities.
The following describes U.S. federal income tax considerations relating to the ownership and disposition of New Mondee Common Stock and New Mondee warrants by a Non-U.S. Holder after the Domestication.
Distributions on New Mondee Common Stock
In general, any distributions made to a Non-U.S. Holder with respect to New Mondee Common Stock, to the extent paid out of New Mondee’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder in the United States), New Mondee will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable).
Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of New Mondee Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the New Mondee Common Stock, which will be treated as described under “Sale, Exchange or Other Taxable Disposition of New Mondee Common Stock and Warrants” below.
Dividends paid to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such effectively connected dividends generally will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Sale, Exchange or Other Taxable Disposition of New Mondee Common Stock and Warrants
A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding of U.S. federal income tax) in respect of gain recognized on a sale, exchange or other taxable disposition of its New Mondee Common Stock or New Mondee warrants unless:
•
the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if an applicable income tax treaty so requires, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States);

•
such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; or

•
New Mondee is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition or the period that the Non-U.S. Holder held New Mondee Common Stock and, in the case where shares of New Mondee Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of New Mondee Common Stock or more than 5% of the total fair market value of New Mondee warrants (provided such warrants are considered to be regularly traded) at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period for the shares of New Mondee Common Stock or the New Mondee warrants, as applicable. There can be no assurance that New Mondee Common Stock or the New Mondee warrants will be treated as regularly traded on an established securities market for this purpose. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to New Mondee Common Stock or the New Mondee warrants, including how a Non-U.S. Holder’s ownership of New Mondee warrants impacts the 5% threshold determination with respect to New Mondee Common Stock and whether the 5% threshold determination with respect to New Mondee warrants must be made with or without reference to the private placement warrants. In addition, special rules may apply in the case of a disposition of New Mondee warrants if New Mondee Common Stock is considered to be regularly traded, but New Mondee warrants are not considered to be regularly traded.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).
If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. New Mondee will be classified as a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Mondee does not expect to be classified as a “United States real property holding corporation” after the Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New Mondee would be treated as a “United States real property holding corporation” in any future year.
Effects to Non-U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a Non-U.S. Holder of Class A ordinary shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New Mondee Common Stock received in the Domestication will depend on whether the redemption qualifies as a sale of the New Mondee Common Stock redeemed, as described above under “U.S. Holders-Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of New Mondee Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “Sale, Exchange or Other Taxable Disposition of New Mondee Common Stock and Warrants.” If such a redemption does not qualify as a sale of New Mondee Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “Distributions on New Mondee Common Stock.”
Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s New Mondee Common Stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the tests described above under the section entitled “U.S. Holders-Effects to U.S. Holders of Exercising Redemption Rights”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
Possible Constructive Distributions
The terms of each New Mondee warrant provide for an adjustment to the number of shares of New Mondee Common Stock for which the New Mondee warrant may be exercised or to the exercise price of the New Mondee warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. However, Non-U.S. Holders of New Mondee warrants would be treated as receiving a constructive distribution from New Mondee if, for example, the adjustment to the number of such shares or to such exercise price increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of New Mondee Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of New Mondee Common Stock or as a result of the issuance of a stock dividend to holders of shares of New Mondee Common Stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to U.S. federal income tax (including any applicable withholding) as if the Non-U.S. Holder received a cash distribution from New Mondee equal to the fair market value of such increased interest resulting from the adjustment. This withholding tax will be imposed, even though there is no corresponding cash distribution, and a withholding agent may fund the withholding taxes from other assets of the applicable holder that are in its custody.
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of New Mondee Common Stock or New Mondee warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid such information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) generally impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends) on New Mondee Common Stock or New Mondee warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E).
Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but the IRS has released proposed regulations that, if finalized in their proposed form, would generally not apply these withholding requirements to gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.
Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of New Mondee Common Stock or warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement. In this section, the financial information presented for Mondee is that of Mondee Holdings II, Inc., a Delaware corporation.
Introduction
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 requires pro forma adjustments that depict the accounting for the transaction (“Transaction Accounting Adjustments”) and allows optional pro forma adjustments that present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”).
ITHAX and Mondee are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination and the PIPE Investment, are referred to herein as “New Mondee.”
The unaudited pro forma condensed combined balance sheet as of March 31, 2022, combines the historical consolidated balance sheet of ITHAX and the historical consolidated balance sheet of Mondee on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and for the year ended December 31, 2021 combines the historical consolidated statements of operations of ITHAX and Mondee on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2021, the beginning of the earliest period presented:
•
The Business Combination of ITHAX with and into Mondee, with Mondee surviving such Business Combination as a wholly owned subsidiary of New Mondee;

•
The PIPE Financing and related adjustment;

•
The settlement of a related party loan receivable immediately upon completion of the Business Combination either in cash or by the delivery of New Mondee Common Stock, as described below;

•
All outstanding shares of Mondee common stock will be cancelled and will receive the right to convert their shares in to shares of New Mondee using a conversion ratio calculated in accordance with the terms of the Business Combination Agreement, and certain shareholders will also receive the contingent right to receive Earn-Out Shares based on specified terms in the Earn-Out agreement; and

•
All outstanding ITHAX Class A and Class B ordinary shares will be cancelled and converted into shares of common stock of New Mondee.

The historical financial information of ITHAX was derived from the audited consolidated financial statements of ITHAX as of and for the year ended December 31, 2021, as well as the unaudited condensed consolidated financial statements of ITHAX for the three months ended March 31, 2022, included elsewhere in this proxy statement/prospectus. The historical financial information of Mondee was derived from the audited consolidated financial statements of Mondee as of and for the year ended December 31, 2021, as well as the unaudited condensed consolidated financial statements of Mondee for the three months ended March 31, 2022, included elsewhere in this proxy statement / prospectus. This information should be read together with ITHAX’s and Mondee’s audited financial statements and related notes, the sections titled “ITHAX’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Mondee’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement / prospectus.
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Mondee’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of New Mondee. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, ITHAX will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Mondee issuing shares for the net assets of ITHAX, accompanied by a recapitalization. The net assets of ITHAX will be recognized at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined financial statements contained herein assumes that ITHAX’s stockholders approve the Business Combination. ITHAX’s public stockholders may elect to redeem their shares of Class A ordinary shares for cash even if they approve the Business Combination. ITHAX cannot predict how many of its public stockholders will exercise their right to have their Class A ordinary shares redeemed for cash. As a result, New Mondee has elected to provide the unaudited pro forma condensed combined financial information under four different redemption scenarios below, which produce different allocations of total New Mondee equity between holders of the ordinary shares. As described in greater detail below in Basis of Presentation, the first scenario, or “no redemption scenario,” assumes that none of ITHAX’s public stockholders will exercise their right to have their shares of ITHAX Class A ordinary shares redeemed for cash, the second scenario, or “50% of maximum redemption scenario” assumes that 50% of the holders of the maximum number of public shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination will exercise their right to have their public shares redeemed for cash, the third scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of public shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination, will exercise their right to have their public shares redeemed for cash and the fourth scenario, or “100% of redemption scenario” assumes that 100% of the holders of public shares could be redeemed for cash. Under this scenario, the minimum cash condition is waived pursuant to the Business Combination Agreement, leaving sufficient cash available to consummate the Business Combination.
The actual results will be within the parameters described by the four scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.
This unaudited pro forma condensed combined balance sheet has been prepared on the assumption that the related party loan receivable is settled upon consummation of the Business Combination by repayment of outstanding principal and interest in cash in the amount of $22,181. See “Certain Relationships and Related Person Transactions – Mondee – Mondee Group Note.”

Unaudited Pro Forma Condensed Combined Balance Sheet As of March 31, 2022
(in thousands, except share and per share amounts)
	ITHAX (Historical)	Mondee (Historical)	Transaction Accounting Adjustments (Assuming No redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming 50% of Maximum Redemptions)		Pro Forma Combined (Assuming 50% of Maximum Redemptions)	Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)	Pro Forma Adjustments (Assuming 100% Redemptions)		Pro Forma Combined (Assuming 100% Redemptions)
Assets
Cash and cash equivalents	$231	$16,590	$310,967	3(a)	$327,788	$(69,393)	3(a)	$258,395	$(69,393)	3(a)	$189,002	$(102,822)	3(a)	$86,180
Restricted Cash	—	—	—		—	—		—	—		—	—		—
Restricted short-term investments	—	8,497	—		8,497	—		8,497	—		8,497	—		8,497
Trade accounts receivable	—	17,442	—		17,442	—		17,442	—		17,442	—		17,442
Contract assets	—	6,504	—		6,504	—		6,504	—		6,504	—		6,504
Prepaid and other current assets	50	5,133	(2,255)	3(j)	2,928	—		2,928	—		2,928	—		2,928
Total current assets	281	54,166	308,712		363,159	(69,393)		293,766	(69,393)		224,373	(102,822)		121,551
Property and equipment, net	—	9,363	—		9,363	—		9,363	—		9,363	—		9,363
Investments held in Trust Account	241,608	—	(241,608)	3(a) (1)	—	—		—	—		—	—		—
Goodwill	—	66,420	—		66,420	—		66,420	—		66,420	—		66,420
Intangible asset, net	—	62,123	—		62,123	—		62,123	—		62,123	—		62,123
Loan receivable from related parties	—	22,181	(22,181)	3(i)	—	—		—	—		—	—		—
Operating lease right-of-use-assets		2,355	—		2,355	—		2,355	—		2,355	—		2,355
Other non-current assets	—	1,769	—		1,769	—		1,769	—		1,769	—		1,769
Total assets	$241,889	$218,377	$44,923		$505,189	$(69,393)		$435,796	$(69,393)		$366,403	$(102,822)		$263,581
Liabilities and stockholders’ (deficit) equity
Accounts payable	$—	$30,011	$—		$30,011	—		$30,011	—		$30,011	—		$30,011
Accounts payable to related parties	—	1,974	—		1,974	—		1,974	—		1,974	—		1,974
PPP and other government loans, current portion	—	477	—		477	—		477	—		477	—		477
Accrued expenses and other current liabilities	95	13,625	(4,092)	3(g)	9,628	—		9,628	—		9,628	—		9,628
Deferred revenue	—	6,406	—		6,406	—		6,406	—		6,406	—		6,406
Long term debt, current portion	—	13,266	—		13,266	—		13,266	—		13,266	—		13,266
Total current liabilities	95	65,759	(4,092)		61,762	—		61,762	—		61,762	—		61,762
Deferred income taxes	—	558	—		558	—		558	—		558	—		558
Loan payable to related parties	—	194	—		194	—		194	—		194	—		194
Paycheck Protection Program (PPP) and other government loans	—	1,788	—		1,788	—		1,788	—		1,788	—		1,788
Long term debt excluding current portion	—	166,111	—		166,111	—		166,111	—		166,111	—		166,111
Deferred revenue excluding current portion	—	13,583	—		13,583	—		13,583	—		13,583	—		13,583
Operating lease liabilities		1,774	—		1,774			1,774	—		1,774	—		1,774
Other long-term liabilities	—	2,575	—		2,575	—		2,575	—		2,575	—		2,575
Deferred legal fee	1,941	—	—		1,941	—		1,941	—		1,941	—		1,941
Deferred printer fee	212	—	—		212	—		212	—		212	—		212
Warrant Liability	3,972	—	(3,864)	3(e)(2)	108	—		108	—		108	—		108
Deferred underwriting fee	9,083	—	(9,083)	3(a)(4)	—	—		—	—		—	—		—
Total liabilities	15,303	252,342	(17,039)		250,606	—		250,606	—		250,606	—		250,606
Common stock subject to possible redemption	241,608	—	(241,608)	3(b)	—	—		—	—		—	—		—
ITHAX Class A Ordinary shares	1	—	(1)	3(c)	—	—		—	—		—	—		—
ITHAX Class B Ordinary shares	6	—	(6)	3(c)(2)	—	—		—	—		—	—		—
New Mondee Common Stock	—	—	99	3(d)	99	(7)	3(d)	92	(7)	3(d)	85	(10)	3(d)	75
Additional paid-in capital	—	163,545	289,529	3(e)	453,074	(69,364)	3(e)	383,710	(69,336)	3(e)	314,374	(99,465)	3(e)	214,909
Accumulated other comprehensive income (loss)	—	(502)	—		(502)	—		(502)	—		(502)	—		(502)
Retained earnings (accumulated deficit)	(15,029)	(197,008)	13,949	3(f)	(198,088)	(22)	3(h)	(198,110)	(50)	3(h)	(198,160)	(3,347)	3(h)	(201,507)
Total stockholders’ (deficit) equity	(15.022)	(33,965)	303,570		254,583	(69,393)		185,190	(69,393)		115,797	(102,822)		12,975
Total liabilities and stockholders’ (deficit) equity	$241,889	$218,377	$44,923		$505,189	$(69,393)		$435,796	$(69,393)		$366,403	$(102,822)		$263,581

This unaudited condensed combined pro forma balance sheet represents the scenario in which the outstanding principal and interest on the related party loan receivable is settled by the delivery of New Mondee Common Stock equal to the fair market value of the obligation to Mondee Inc. in full satisfaction of the outstanding principal and interest immediately upon consummation of the Business Combination. The transaction accounting adjustment of $22,181 will have an impact reducing the related party loan receivable and increasing the Treasury Stock of New Mondee.

Unaudited Pro Forma Condensed Combined Balance Sheet As of March 31, 2022
(in thousands, except share and per share amounts)
	ITHAX (Historical)	Mondee (Historical)	Transaction Accounting Adjustments (Assuming No redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming 50% of Maximum Redemptions)		Pro Forma Combined (Assuming 50% of Maximum Redemptions)	Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)	Pro Forma Adjustments (Assuming 100% Redemptions)		Pro Forma Combined (Assuming 100% Redemptions)
Assets
Cash and cash equivalents	$231	$16,590	$288,786	3(l)	$305,607	$(69,393)	3(l)	$236,214	$(69,393)	3(l)	$166,821	$(102,822)	3(l)	$63,999
Restricted Cash	—	—	—		—	—		—	—		—	—		—
Restricted short-term investments	—	8,497	—		8,497	—		8,497	—		8,497	—		8,497
Trade accounts receivable	—	17,442	—		17,442	—		17,442	—		17,442	—		17,442
Contract assets	—	6,504	—		6,504	—		6,504	—		6,504	—		6,504
Prepaid and other current assets	50	5,133	(2,255)	3(j)	2,928	—		2,928	—		2,928	—		2,928
Total current assets	281	54,166	286,531		340,978	(69,393)		271,585	(69,393)		202,192	(102,822)		99,370
Property and equipment, net	—	9,363	—		9,363	—		9,363	—		9,363	—		9,363
Investments held in Trust Account	241,608	—	(241,608)	3(a)(1)	—	—		—	—		—	—		—
Goodwill	—	66,420	—		66,420	—		66,420	—		66,420	—		66,420
Intangible asset, net	—	62,123	—		62,123	—		62,123	—		62,123	—		62,123
Loan receivable from related parties	—	22,181	(22,181)	3(i)	—	—		—	—		—	—		—
Operating lease right-of-use-assets		2,355	—		2,355	—		2,355	—		2,355	—		2,355
Other non-current assets	—	1,769	—		1,769	—		1,769	—		1,769	—		1,769
Total assets	$241,889	$218,377	$22,742		$483,008	$(69,393)		$413,615	$(69,393)		$344,222	$(102,822)		$241,400
Liabilities and stockholders’ (deficit) equity
Accounts payable	$—	$30,011	$—		$30,011	—		$30,011	—		$30,011	—		$30,011
Accounts payable to related parties	—	1,974	—		1,974	—		1,974	—		1,974	—		1,974
PPP and other government loans, current portion	—	477	—		477	—		477	—		477	—		477
Accrued expenses and other current liabilities	95	13,625	(4,092)	3(g)	9,628	—		9,628	—		9,628	—		9,628
Deferred revenue	—	6,406	—		6,406	—		6,406	—		6,406	—		6,406
Long term debt, current portion	—	13,266	—		13,266	—		13,266	—		13,266	—		13,266
Total current liabilities	95	65,759	(4,092)		61,762	—		61,762	—		61,762	—		61,762
Deferred income taxes	—	558	—		558	—		558	—		558	—		558
Loan payable to related parties	—	194	—		194	—		194	—		194	—		194
Paycheck Protection Program (PPP) and other government loans	—	1,788	—		1,788	—		1,788	—		1,788	—		1,788
Long term debt excluding current portion	—	166,111	—		166,111	—		166,111	—		166,111	—		166,111
Deferred revenue excluding current portion	—	13,583	—		13,583	—		13,583	—		13,583	—		13,583
Operating lease liabilities		1,774	—		1,774			1,774	—		1,774	—		1,774
Other long-term liabilities	—	2,575	—		2,575	—		2,575	—		2,575	—		2,575
Deferred legal fee	1,941	—	—		1,941	—		1,941	—		1,941	—		1,941
Deferred printer fee	212	—	—		212	—		212	—		212	—		212
Warrant Liability	3,972	—	(3,864)	3(e)(2)	108	—		108	—		108	—		108
Deferred underwriting fee	9,083	—	(9,083)	3(a)(4)	—	—		—	—		—	—		—
Total liabilities	15,303	252,342	(17,039)		250,606	—		250,606	—		250,606	—		250,606
Common stock subject to possible redemption	241,608	—	(241,608)	3(b)	—	—		—	—		—	—		—
ITHAX Class A Ordinary shares	1	—	(1)	3(c)	—	—		—	—		—	—		—
ITHAX Class B Ordinary shares	6	—	(6)	3(c)(2)	—	—		—	—		—	—		—
New Mondee Common Stock	—	—	99	3(d)	99	(7)	3(d)	92	(7)	3(d)	85	(10)	3(d)	75
Treasury Stock	—	—	(22,181)	3(k)	(22,181)	—		(22,181)	—		(22,181)	—		(22,181)
Additional paid-in capital	—	163,545	289,529	3(e)	453,074	(69,364)	3(e)	383,710	(69,336)	3(e)	314,374	(99,465)	3(e)	214,909
Accumulated other comprehensive income (loss)	—	(502)	—		(502)	—		(502)	—		(502)	—		(502)
Retained earnings (accumulated deficit)	(15,029)	(197,008)	13,949	3(f)	(198,088)	(22)	3(h)	(198,110)	(50)	3(h)	(198,160)	(3,347)	3(h)	(201,507)
Total stockholders’ (deficit) equity	(15,022)	(33,965)	281,389		232,402	(69,393)		163,009	(69,393)		93,616	(102,822)		(9,206)
Total liabilities and stockholders’ (deficit) equity	$241,889	$218,377	$22,742		$483,008	$(69,393)		$413,615	$(69,393)		$344,222	$(102,822)		$241,400

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2022
(in thousands, except share and per share amounts)
	ITHAX (Historical)	Mondee (Historical)	Transaction Accounting Adjustments (Assuming No redemptions)		Pro Forma Combined (Assuming No Redemptions)		Transaction Accounting Adjustments (Assuming 50% of Maximum Redemptions)		Pro Forma Combined (Assuming 50% of Maximum Redemptions)		Additional Transaction Accounting (Assuming Maximum Redemptions		Pro Forma Combined (Assuming Maximum Redemptions)		Additional Transaction Accounting (Assuming 100% Redemptions)		Pro Forma Combined (Assuming 100% Redemptions)
Revenue, net	$—	$37,653	$—		$37,653		$—		$37,653		$—		$37,653		$—		$37,653
Operating expenses
General and administrative	2,305	2,440	—		4,745		—		4,745		—		4,745		—		4,745
Sales and other expenses	—	2,824	85	3(m)	2,909		—		2,909		—		2,909		—		2,909
Marketing Expenses	—	23,171	—		23,171		—		23,171		—		23,171		—		23,171
Personnel expense, including stock based Compensation	—	5,572	940	3(m)	6,512		—		6,512		—		6,512		—		6,512
Information technology expense	—	1,306	—		1,306		—		1,306		—		1,306		—		1,306
Provision for doubtful accounts receivable and contract assets	—	207	—		207		—		207		—		207		—		207
Depreciation and amortization .	—	2,817	—		2,817		—		2,817		—		2,817		—		2,817
Total Operating Expenses	2,305	38,337	1,025		41,667		—		41,667		—		41,667		—		41,667
Loss from operations	(2,305)	(684)	(1,025)		(4,014)		—		(4,014)		—		(4,014)		—		(4,014)
Interest Income	8	127	(127)	3(p)	8		—		8		—		8		—		8
Interest Expense	—	(6,229)	—		(6,229)		—		(6,229)		—		(6,229)		—		(6,229)
Gain on extinguishment of PPP loan	—	—	—		—		—		—		—		—		—		—
Other Income (expense)	2,731	(151)	(55)	3(o)	2,525		(22)	3(o)	2,503		(49)	3(o)	2,454		(3,347)	3(o)	(893)
Loss before income taxes	434	(6,937)	(1,207)		(7,710)		(22)		(7,732)		(49)		(7,781)		(3,347)		(11,128)
Provision from income taxes	—	(54)	—		(54)				(54)				(54)				(54)
Net income (loss)	434	(6,991)	(1,207)		(7,764)		(22)		(7,786)		(49)		(7,835)		(3,347)		(11,182)
Other comprehensive income (loss)	—	(229)			(229)				(229)				(229)				(229)
Total Comprehensive income (loss)	$434	$(7,220)	$(1,207)		$(7,993)		$(22)		$(8,015)		$(49)		$(8,064)		$(3,347)		$(11,411)
Basic and diluted income (loss) per share, Class A ordinary shares subject to possible redemption	$0.01	$—	$—		$—		$—		$—		$—		$—		$—		$—
Weighted average shares outstanding, Class A ordinary shares subject to possible redemption	24,150,000	—	—		—		—		—		—		—		—		—
Basic and diluted net income per share, Non-redeemable ordinary shares	$0.01	$—	$—		$—		$—		$—		$—		$—		$—		$—
Weighted average shares outstanding, of Non-redeemable ordinary shares .	6,712,500	—	—		—		—		—		—		—		—		—
Basic and diluted net loss per share (3)	N/A	N/A	$—		$(0.08)		$—		$(0.08)		$—		$(0.09)		$—		$(0.15)
Weighted average shares outstanding, basic and diluted(3)	N/A	N/A	—		98,662,500	3(n)	—		91,723,192	3(n)	—		84,783,884	3(n)	—		73,908,750	3(n)
Basic and diluted net loss per share(4)	N/A	N/A	$—		$(0.08)		$—		$(0.09)		$—		$(0.09)		$—		$(0.16)
Weighted average shares outstanding, basic and diluted(4)	N/A	N/A	—		96,444,400	3(n)	—		89,505,092	3(n)	—		82,565,784	3(n)	—		71,690,650	3(n)

(3)
This Pro Forma Net Loss per share table has been prepared on the assumption that the related party loan receivable is settled upon consummation of the Business Combination by repayment of outstanding principal and interest in cash in the amount of $22,181. See “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note”.

(4)
This Pro Forma Net Loss per share table represents the scenario in which the outstanding principal and interest on the related party loan receivable is settled by the delivery of New Mondee Common Stock equal to the fair market value of the obligation to Mondee Inc. in full satisfaction of the outstanding principal and interest immediately upon consummation of the Business Combination. The transaction accounting adjustment of $22,181 will have an impact reducing the related party loan receivable and increasing the Treasury Stock of New Mondee. See “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note”.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2021
(in thousands, except share and per share amounts)
	ITHAX (Historical)	Mondee (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)		Transaction Accounting Adjustments (Assuming 50% Maximum Redemptions)		Pro Forma Combined (Assuming 50% Maximum Redemptions)		Additional Transaction Accounting (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)		Additional Transaction Accounting (Assuming 100% Redemptions)		Pro Forma Combined (Assuming 100% Redemptions)
Revenue, net	$—	$93,194	$—		$93,194		$—		$93,194		$—		$93,194		$—		$93,194
Operating expenses .
General and administrative	834	7,455	—		8,289		—		8,289		—		8,289		—		8,289
Sales and other expenses.	—	11,165	92	3(m)	11,257		—		11,257		—		11,257		—		11,257
Marketing Expenses	—	54,611	—		54,611		—		54,611		—		54,611		—		54,611
Personnel expense, including stock based Compensation	—	23,422	1,014	3(m)	24,436		—		24,436		—		24,436		—		24,436
Information technology expense	—	4,058	—		4,058		—		4,058		—		4,058		—		4,058
Provision for doubtful accounts receivable and contract assets	—	1,874	—		1,874		—		1,874		—		1,874		—		1,874
Depreciation and amortization	—	12,861	—		12,861		—		12,861		—		12,861		—		12,861
Total Operating Expenses	834	115,446	1,106		117,386		—		117,386		—		117,386		—		117,386
Loss from operations	(834)	(22,252)	(1,106)		(24,192)		—		(24,192)		—		(24,192)		—		(24,192)
Interest Income	100	505	(507)	3(p)	98		—		98		—		98		—		98
Interest Expense	—	(23,683)	—		(23,683)		—		(23,683)		—		(23,683)		—		(23,683)
Gain on extinguishment of PPP loan	—	5,869	—	—	5,869		—	—	5,869		—	—	5,869		—		5,869
Other Income (expense)	4,045	979	(107)	3(q)	4,917		(42)	3(q)	4,875		(98)	3(q)	4,777		(3,867)	3(q)	910
Loss before income taxes	3,311	(38,582)	(1,720)		(36,991)		(42)		(37,034)		(98)		(37,131)		(3,867)		(40,999)
Provision from income taxes	—	(323)	—		(323)		—		(323)				(323)				(323)
Net income (loss)	3,311	(38,905)	(1,720)		(37,314)		(42)		(37,357)		(98)		(37,454)		(3,867)		(41,322)
Other comprehensive income (loss)	—	(311)	—		(311)		—		(311)		—		(311)		—		(311)
Total Comprehensive income (loss)	$3,311	$(39,216)	$(1,720)		$(37,625)		$(42)		$(37,668)		$(98)		$(37,765)		$(3,867)		$(41,633)
Basic and diluted income (loss) per share, Class A ordinary shares subject to possible redemption	$0.12	$—	$—		$—		$—		$—		$—		$—		$—		$—
Weighted average shares outstanding, Class A ordinary shares subject to possible redemption	22,098,904	—	—		—		—		—		—		—		—		—
Basic net income (loss) per ordinary share, Class A and B Ordinary Shares	$0.12	$—	$—		$—		$—		$—		$—		$—		$—		$—
Weighted average shares outstanding, basic Class A Ordinary Shares	6,588,288	—	—		—		—		—		—		—		—		—
Diluted net income (loss) per ordinary share, Class A and Class B Ordinary Shares	$0.12	$—	$—		$—		$—		$—		$—		$—		$—		$—
Weighted average shares outstanding, Diluted Class A and B Ordinary Shares	6,655,171	—	—		—		—		—		—		—		—		—
Basic and diluted net loss per share(5)	N/A	N/A	$—		$(0.38)		$—		$(0.41)		$—		$(0.44)		$—		$(0.56)
Weighted average shares outstanding, basic and diluted(5)	N/A	N/A	—		98,662,500	3(j)	—		91,630,319	3(j)	—		84,598,138	3(j)	—		73,908,750	3(j)
Basic and diluted net loss per share(6)	N/A	N/A	$—		$(0.39)		$—		$(0.42)		$—		$(0.45)		$—		$(0.58)
Weighted average shares outstanding, basic and diluted(6)	N/A	N/A	—		96,457,100	3(j)	—		89,424,919	3(j)	—		82,392,738	3(j)	—		71,703,350	3(j)

(5)
This Pro Forma Net Loss per share table has been prepared on the assumption that the related party loan receivable is settled upon consummation of the Business Combination by repayment of outstanding principal and interest in cash in the amount of $22,181. See “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note”.

(6)
This Pro Forma Net Loss per share table represents the scenario in which the outstanding principal and interest on the related party loan receivable is settled by the delivery of New Mondee Common Stock equal to the fair market value of the obligation to Mondee Inc. in full satisfaction of the outstanding principal and interest immediately upon consummation of the Business Combination. The transaction accounting adjustment of $22,181 will have an impact reducing the related party loan receivable and increasing the Treasury Stock of New Mondee See “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note”.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 — Description of the Business Combination
On December 20, 2021, ITHAX entered into a Business Combination Agreement by and among Merger Sub I, LLC (“Merger Sub I”), Ithax Merger Sub II, LLC (“Merger Sub II”) and Mondee, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, ITHAX will acquire a minority interest in New Mondee, and the existing Mondee Shareholders will, in the aggregate, own a majority voting interest in New Mondee. Following the closing, the Company will change its name to Mondee Holdings, Inc.
Subject to the terms and conditions set forth in the Business Combination Agreement and under the no redemption and maximum redemption scenarios, ITHAX has agreed to pay (1) Mondee shareholders aggregate consideration of 60,800,000 shares or $608 million based on an assumed stock price of $10 per share of ITHAX Class A common shares and (2) certain shareholders up to 9,000,000 of Earn-Out Shares, as contingent consideration (“Earn-Out Consideration”).
The following summarizes consideration to Mondee at closing of the Business Combination:
Shares transferred at Closing	60,800,000
Value per share	$10
Total Share Consideration(1)	$608,000,000

(1)
Excludes 9,000,000 Earn-Out Shares that may be issued pursuant to the Earn-Out Agreement, subject to the conditions set forth therein and an aggregate of 331,600 of shares of New Mondee Common Stock issuable upon the Closing to certain executive officers of Mondee. See “Beneficial Ownership of Securities” for more information.

At the effective time of the Business Combination (the “Effective Time”), by virtue of the Business Combination and without any action on the part of ITHAX, Merger Sub I, Merger Sub II and New Mondee or the holders of any of New Mondee’s securities:
a)
each Mondee Common Share that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Common Stock of the New Mondee equal to the Exchange Ratio (defined as the Closing Merger Consideration divided by Mondee outstanding shares), rounded down to the nearest whole share, for a total of 60,800,000 shares of New Mondee Common Stock (defined as the Merger Consideration), plus the contingent right of certain shareholders to receive the Earn-Out Consideration following the closing of the Business Combination (as defined in greater detail below);

b)
all shares of common stock of Mondee held in treasury of Mondee and all shares of Mondee common stock owned by any direct or indirect wholly owned subsidiary of Mondee immediately prior to the Business Combination shall be cancelled without any conversion thereof;

c)
the issuance and sale of 7,000,000 shares of New Mondee Common Stock immediately prior to the Business Combination for an aggregate cash purchase price of $70 million, or $10.00 per share. Of the 7 million shares of New Mondee Common Stock to be issued pursuant to the Subscription Agreements, the Sponsor, affiliates and/or assignees have agreed to purchase approximately 7.1% of New Mondee Common Stock on the same terms and conditions of the PIPE Investors at a price of $10.00 per share. The Subscription Agreements contain customary representations, warranties, covenants and agreements of ITHAX, and the PIPE Investors and are subject to customary closing conditions and termination rights;

d)
each issued and outstanding share of common stock of Second Merger Sub will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation;

e)
603,750 Class B ordinary Shares held by the Sponsor will be subject to forfeiture in connection with the Business Combination in accordance with terms of the Business Combination Agreement;

On June 10, 2022, Deutsche Bank resigned from its role as a placement agent and a capital markets advisor to ITHAX in connection with the Business Combination and waived all rights to fees and compensation in connection with such roles, therefore Deutsche Bank fees will not be included within transaction cost as reflected under Adjustment 3(a)(3), 3(l)(3), 3(o), and 3(q) to the unaudited pro forma condensed combined balance sheet as of March 31, 2022 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 and three months ended March 31, 2022. ITHAX mutually accepted Deutsche Bank’s resignation. The aggregate amount of fees waived by Deutsche Bank is approximately $3.5 million. Please see “Summary — Recent Developments” for a description of the potential impacts of such resignation on the Business Combination.
Note 2 — Basis of presentation
The unaudited pro forma condensed combined financial information has been adjusted to include transaction accounting adjustments, which reflect the application of the accounting required by U.S. GAAP, linking the effects of the Business Combination, described above, to the ITHAX and Mondee historical financial statements.
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, ITHAX is treated as the “acquired” company for accounting purposes. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Mondee. Mondee will be deemed the accounting predecessor and New Mondee will be the successor SEC registrant, which means that Mondee’s financial statements for previous periods will be disclosed in New Mondee’s future periodic reports filed with the SEC. The consolidated assets, liabilities and results of operations of Mondee will become the historical financial statements of New Mondee, and ITHAX’s assets, liabilities and results of operations will be consolidated with Mondee beginning on the acquisition date. Mondee has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Mondee’s pre-combination stockholders will have the majority of the voting power in the post-Business Combination company;

•
Mondee’s stockholders will be able to appoint a majority of the New Mondee Board;

•
Mondee’s management team will be the management team of the post-Business Combination company;

•
Mondee’s prior operations will comprise the ongoing operations of the post-Business Combination company;

• Mondee is the larger entity based on historical revenues and business operations; and
• The post-Business Combination company will assume Mondee’s operating name.
The unaudited pro forma condensed combined balance sheet as of March 31, 2022, assumes that the Business Combination occurred on March 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 and three months ended March 31, 2022 presents the pro forma effect of the Business Combination as if it had been completed on January 1, 2021. These periods are presented on the basis of Mondee being the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of March 31, 2022 has been prepared using, and should be read in conjunction with, the following:
•
ITHAX’s unaudited condensed consolidated balance sheet as of March 31, 2022 and the related notes for the three months ended March 31, 2022, included elsewhere in this proxy statement / prospectus; and

•
Mondee’s unaudited condensed consolidated balance sheet as of March 31, 2022 and the related notes for the three months ended March 31, 2022, included elsewhere in this proxy statement / prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Mondee. They should be read in conjunction with the audited financial statements and notes thereto of each of ITHAX and Mondee included elsewhere in this proxy statement / prospectus.
The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments. Mondee’s management does not anticipate the pro forma adjustments to result in income tax expense, given that Mondee incurred significant losses as well as the pro forma adjustments resulting in an overall increase of taxable losses.
Pursuant to the Existing Governing Documents, ITHAX’s Public Shareholders may demand that ITHAX redeem their Public Shares for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a Public Shareholder properly demands redemption of their shares, ITHAX will redeem each share for cash equal to the Public Shareholder’s pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination.
The unaudited pro forma combined financial information contained herein assumes that ITHAX’s Public Shareholders approve the Business Combination. ITHAX cannot predict how many of its Public Shareholders will exercise their right to redeem their public shares for cash. Therefore, the following tables present selected pro forma information after giving effect to the Business Combination and related transactions presented under four redemption scenarios:
•
Assuming No Redemptions:   This scenario assumes that no Public Shareholders of ITHAX exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•
Assuming 50% of Maximum Redemptions:   This scenario assumes that approximately 28.7% of the public shares are redeemed for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Business Combination Agreement includes as a condition to closing the Business Combination that, at the Closing, ITHAX will have a minimum of $150 million in cash comprising (i) the amount of cash available in the Trust Account after deducting the Public Shares redemption amount, (ii) the amount of ITHAX’s cash on hand (outside of the Trust Account) immediately prior to the Closing, and (iii) the PIPE Financing.

•
Assuming Maximum Redemptions:   This scenario assumes that approximately 57.5% of the public shares are redeemed for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Business Combination Agreement includes as a condition to closing the Business Combination that, at the Closing, ITHAX will have a minimum of $150 million in cash comprising (i) the amount of cash available in the Trust Account after deducting the Public Shares redemption amount, (ii) the amount of ITHAX’s cash on hand (outside of the Trust Account) immediately prior to the Closing, and (iii) the PIPE Financing.

•
Assuming 100% Redemptions:   This scenario, which we refer to as the “100% Redemption Scenario”, assumes that all 24,150,000 of ITHAX’s public shares are redeemed for an aggregate payment of $241.6 million. This scenario assumes Mondee, at its sole option and without any other party’s approval, waives the minimum cash condition in the Business Combination Agreement. If all

24,150,000 ITHAX Class A ordinary shares are redeemed, Mondee would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition.
In addition, the unaudited pro forma condensed combined financial information has been prepared on the assumption that either (a) the related party loan receivable is settled upon consummation of the Business Combination by repayment in cash, or (b) the related party loan receivable is settled upon consummation of the Business Combination in New Mondee Common Stock, at the option of the related party. These pro forma adjustments did not have an impact on the unaudited pro forma condensed combined statements of operations, except earnings per share information. Two alternative unaudited pro forma condensed combined balance sheets as at March 31, 2022 are presented to reflect either the cash settlement of the related party loan receivable or the settlement in the form of New Mondee Common Stock. There can be no assurance as to which repayment option will be chosen. For further information on the related party loan receivable see, “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note.”
The following table summarizes the pro forma common stock shares outstanding under the four redemption scenarios:
	Share Ownership in New Mondee(7)
	Assuming No Redemptions		Assuming 50% of Max Redemptions(1)		Assuming Max Redemptions(2)		Assuming 100% Redemptions(5)
	Number of shares	% of total	Number of shares	% of total	Number of shares	% of total	Number of shares	% of total
Mondee Stockholder(3)	60,800,000	61.6%	60,800,000	66.3%	60,800,000	71.7%	60,800,000	82.2%
Initial Shareholders(4)	6,502,500	6.6%	6,502,500	7.1%	6,502,500	7.7%	5,898,750(6)	8.0%
Cantor	210,000	0.2%	210,000	0.2%	210,000	0.2%	210,000	0.3%
Former ITHAX Class A
Public Shareholders	24,150,000	24.5%	17,210,692	18.8%	10,271,384	12.1%	—	0.0%
PIPE Investors	7,000,000	7.1%	7,000,000	7.6%	7,000,000	8.3%	7,000,000	9.5%

(1)
Amount shown represents share redemption levels reflecting 50% of the Max Redemption scenario (approximately 28.7% redemptions).

(2)
Assumes that approximately 57.5% of ITHAX’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted amount of redemptions while still satisfying the minimum cash condition to the consummation of the Business Combination in the Business Combination Agreement.

(3)
Excludes the 9,000,000 shares of New Mondee Common Stock that New Mondee may issue to the Members pursuant to the Earn-Out Agreement and an aggregate of 331,600 of shares of New Mondee Common Stock issuable upon the Closing to certain executive officers of Mondee. See “Beneficial Ownership of Securities” and “Mondee’s Executive and Director Compensation — Employment Agreements with our Named Executive Officers” for more information. The aggregate number of shares to the Mondee Stockholder includes up to 2,218,100 shares of New Mondee common stock that may be transferred to Mondee, Inc (a subsidiary of the Company) by Prasad Gundumogula in full or partial satisfaction of the Mondee Group Note, as amended. See “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto included elsewhere in the proxy statement/prospectus and “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note.”

(4)
Excludes the shares purchased by the Sponsor in the PIPE Financing.

(5)
Assumes Mondee, at its sole option and without any other party’s approval, waives the minimum cash condition in the Business Combination Agreement. If all 24,150,000 ITHAX Class A ordinary shares are redeemed, Mondee would be required to waive the minimum cash condition or otherwise obtain alternative financing arrangements to satisfy this Closing Condition.

(6)
Excludes (i) the 603,750 Class B ordinary shares held by the Sponsor that are subject to forfeiture pursuant to the Sponsor Support Agreement and (ii) any shares purchased by the Sponsor in the PIPE Financing.

(7)
This assumes settlement of loan receivable in cash.

If the actual facts are different than these assumptions, the ownership percentage retained by the ITHAX’s public stockholders in the post-combination company will be different from the above-stated ownership percentage.
After the consummation of the Business Combination, certain holders of New Mondee capital stock, immediately prior to consummation of the Business Combination will have the contingent right to receive Earn-Out Shares. The aggregate number of Earn-Out Shares is 9,000,000 shares of New Mondee Common Stock. The Earn-Out Shares will be issued following the Business Combination, as further described below.
The Earn-Out Shares are issuable following the consummation of the Business Combination as follows: (a) one-third (1/3) shares of New Mondee Common Stock if the closing share price of a share of New Mondee Common Stock is equal to or exceeds $12.50 for 20 trading days in any 30 consecutive trading day period at any time during the period beginning on the first anniversary of the closing and ending on the fourth anniversary of the closing, (b) one-third (1/3) shares of New Mondee Common Stock if the closing share price of a share of New Mondee Common Stock is equal to or exceeds $15.00 for 20 trading days in any 30 consecutive trading day period at any time during the period beginning on the first anniversary of the closing and ending on the fourth anniversary of the closing and (c) one-third (1/3) shares of New Mondee Common Stock if the closing share price of a share of New Mondee Common Stock is equal to or exceeds $18.00 for 20 trading days in any 30 consecutive trading day period at any time during the period beginning on the first anniversary of the closing and ending on the fourth anniversary of the closing.
The issuance of such Earn-Out Shares would dilute the value of all shares of New Mondee Common Stock outstanding at that time. Assuming the current capitalization structure, the approximately 3,000,000 Earn-Out Shares that would be issued upon meeting the $12.50 Earn-Out threshold, would represent approximately 3% of total shares outstanding for the no redemption scenarios set forth. Assuming the current capitalization structure, the total shares of an additional approximately 3,000,000 Earn-Out Shares that would be issued upon meeting the $15.00 Earn-Out threshold, would represent approximately 3% of total shares outstanding for the no redemption scenarios set forth. Assuming the current capitalization structure, the total shares of approximately 3,000,000 Earn-Out Shares that would be issued upon meeting the $18.00 Earn-Out threshold, would represent an additional approximately 3% of total shares outstanding for the no redemption scenarios set forth.
The Company has concluded that the Earn-Out Shares issuable to holders of New Mondee capital stock are accounted for as liability instruments under ASC 815-40. As terms are subject to change, the unaudited pro forma condensed combined financial information does not give effect to the impacts from such Earn-Out Shares issuable.
The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments. Mondee’s management does not anticipate the pro forma adjustments to result in income tax expense, given that Mondee incurred significant losses as well as the pro forma adjustments resulting in an overall increase of taxable losses.
Note 3 — Transaction Accounting Adjustments
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2022
The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2022, as applicable to the assumption that the related party loan receivable is settled either in cash or by the delivery of New Mondee Common Stock are as follows:
3(a)
Represents transaction accounting adjustments to cash and cash equivalents balance of the Company, assuming this note will be settled in cash.

	Transaction Accounting Adjustments (Assuming No Redemption)	Additional Transaction Accounting Adjustments (Assuming 50% of Maximum Redemption)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemption)	Additional Transaction Accounting Adjustments (Assuming 100% Redemption)
ITHAX cash held in Trust Account(1)	$241,608	$—	$—	$—
PIPE Financing(2)	70,000	—	—	—
Payment of transaction costs(3)	(13,739)	—	—	—
Payment of deferred underwriting fees(4)	(9,083)	—	—	—
Related Party Loan Adjustment(5)	22,181
Redemption of ITHAX Public Shareholders	—	(69,393)3(e)(3)	(69,393)3(e)(4)	(102,822)3(e)(5)
Total transaction accounting adjustments	$310,967	$(69,393)	$(69,393)	$(102,822)

(1)
Represents the reclassification of cash held in the Trust Account to cash and cash equivalents that becomes available following the Business Combination

(2)
Represents the issuance, in a private placement to be consummated concurrently with the closing of the Business Combination, to PIPE investors of 7,000,000 shares of ITHAX Class A Common Stock at $10 per share, for an aggregate purchase price of $70.0 million.

(3)
Represents payment of other transaction costs of $8.2 million incurred by Mondee for legal, financial advisory and other professional fees incurred in consummating the Business Combination. The unaudited pro forma condensed combined balance sheet reflects Mondee costs as a reduction of cash with a corresponding decrease in additional paid-in capital of $8.2 million. Additionally, this includes transaction costs incurred by ITHAX in the amount of $5.5 million. The ITHAX transaction cost has been updated to reflect the fees waived by Deutsche Bank of $3.5 million, as discussed in Note 1 “Description of the Business Combination” above. The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash, with a corresponding decrease in additional paid-in capital and accumulated deficit.

(4)
Represents payment of deferred underwriting fees incurred as part of ITHAX’s IPO committed to be paid upon the consummation of the Business Combination.

(5)
Represents the settlement of the related party loan receivable in cash on consummation of the Business Combination. On the unaudited pro forma condensed balance sheet, such adjustment reflects repayment of the loan receivable in accordance with the terms of the agreement as the same may be amended. See “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note”.

3(b)
Represents the reclassification of $241.6 million of ITHAX public shares subject to possible redemption from mezzanine equity to permanent equity. The unaudited pro forma condensed balance sheet reflects the reclassification with a corresponding increase of $241.6 million to additional paid in-capital and an increase of $0.02 million to ITHAX Class A Common Stock.

3(c)
The following table represents the impact of the Business Combination on ITHAX Class A Common Stock:

	Transaction Accounting Adjustments (Assuming No Redemption)	Additional Transaction Accounting Adjustments (Assuming 50% of Maximum Redemption)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemption)	Additional Transaction Accounting Adjustments (Assuming 100% Redemption)
Conversion and recapitalization of ITHAX Stock(1)	$(31)	$—	$—	$—
ITHAX’s Domestication(2)	6	—	—	—
Reclassification of ITHAX’s redeemable shares to ITHAX Class A common stock3(b)	24	—	—	—
Total transaction accounting Adjustments	$(1)	$—	$—	$—

(1)
The adjustment reflects recapitalization of ITHAX’s shares (exchange of New Mondee shares for ITHAX shares).

(2)
The adjustment reclassifies par value of ITHAX’s Class B Ordinary Shares to Class A Ordinary Shares as a result of ITHAX’s domestication

3(d)
The following table represents the impact of the Business Combination on New Mondee Common Stock:

	Transaction Accounting Adjustments (Assuming No redemptions)	Additional Transaction Accounting Adjustments (Assuming (50% of Maximum Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Accounting Transaction Accounting Adjustments (Assuming 100% Redemptions)
PIPE Offering3(a)(2)	$7	—	—	—
Conversion and Recapitalization of ITHAX & Mondee Stock(1)	92	—	—	—
Redemption of ITHAX Public Shareholders	—	(7)3(e)(3)	(7)3(e)(4)	(10)3(e)(5)
Total transaction accounting adjustments	$99	$(7)	$(7)	$(10)

(1)
The adjustment reflects recapitalization of Mondee and ITHAX shares (exchange of New Mondee shares for ITHAX and Mondee shares).

3(e)
The following table represents the impact of the Business Combination on additional paid -in capital:

	Transaction Accounting Adjustments (Assuming No redemptions)	Additional Transaction Accounting Adjustments (Assuming 50% of Maximum Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Additional Transaction Accounting Adjustments (Assuming 100% Redemptions)
Payment of Mondee and ITHAX transaction costs3(a)(3)	$(11,847)(7)	—	—	—
Reclassification of ITHAX’s redeemable shares to ITHAX Class A Common Stock3(b)	241,584
PIPE Financing3(a)(2)	69,993	—	—	—
Elimination of historical ITHAX accumulated deficit(1)	(15,029)	—	—	—
Reclassification of ITHAX Public Warrants(2)	3,864	—	—	—

	Transaction Accounting Adjustments (Assuming No redemptions)	Additional Transaction Accounting Adjustments (Assuming 50% of Maximum Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Additional Transaction Accounting Adjustments (Assuming 100% Redemptions)
Conversion and Recapitalization of ITHAX & Mondee Stock3(c)(1)	(61)	—	—	—
Incentive Units Vesting Upon IPO(6)	1,025	—	—	—
Redemption of ITHAX Public Shareholders	—	(69,364)(3)	(69,336)(4)	(99,465)(5)
Total transaction accounting adjustments	$289,529	$(69,364)	$(69,336)	$(99,465)

(1)
Reflects the reclassification of ITHAX’s historical accumulated deficit to additional paid-in-capital in connection with the consummation of the Business Combination.

(2)
Reflects the reclassification of $3.9 million of warrant liabilities associated with ITHAX’s public warrants to additional paid-in capital. Upon the consummation of the Business Combination, New Mondee will have a single class equity structure, and the public warrants are expected to qualify as equity instruments under ASC 815, Derivatives and Hedging. The final determination of the accounting for the public warrants will be determined by the accounting acquirer after the consummation of the Business Combination.

(3)
Reflects the 50% of maximum redemptions scenario in which 6,939,308 shares of Class A ordinary shares are redeemed for $69.4 million at a redemption price of $10 per share of which $69.4 million is recorded as a decrease in additional paid-in capital, $0.007 million as a decrease to New Mondee stock at $0.001 par value and $0.02 million decrease in retained earnings for the transaction costs allocated to the warrant liability.

(4)
Reflects the maximum redemptions scenario in which 13,878,616 shares of Class A ordinary shares are redeemed for $138.8 million at a redemption price of $10 per share of which $69.3 million is recorded as a decrease in additional paid-in capital, $0.007 million as a decrease to New Mondee stock at $0.001 par value and $0.07 million decrease in retained earnings for the transaction costs allocated to the warrant liability.

(5)
Reflects the 100% redemptions scenario in which 24,150,000 shares of Class A ordinary shares are redeemed for $241.6 million at a redemption price of $10 per share of which $99.5 million decrease in additional paid-in capital, $0.01 million as a decrease to New Mondee stock at $0.001 par value and $3.3 million decrease in retained earnings for the transaction costs allocated to the warrant liability.

(6)
Reflects the calculated valuation of the Incentive stock units under the Black Scholes Model to additional paid-in-capital in connection with the consummation of the Business Combination.

(7)
The $11.8 million in transaction costs is comprised of $8.5 million and $3.3 million related to Mondee and ITHAX, respectively. Within the $8.5 million we have included an adjustment of $2.3 million associated with Mondee’s deferred offering costs. Additionally, the total transaction costs that impacts APIC excludes $2 million related to ITHAX transaction costs which were not subject to capitalization and were expensed once incurred.

3(f)
Reflects the reclassification of ITHAX’s historical accumulated deficit to additional paid -in-capital in connection with the consummation of the Business Combination, offset by the incentive stock units adjusted to reflect the New Mondee Profit sharing units vested in connection with the consummation of the Business Combination and offset by $0.1 million of transaction cost pertaining to public warrants allocation.

3(g)
Reflects the transaction cost incurred as of March 31, 2022 recorded within accrued expenses and other current liabilities.

3(h)
Represents the portion of capitalized transaction costs, incurred by ITHAX for the Business Combination, allocated to the derivative warrant liabilities under the no redemption scenario at $0.06 million, 50% redemption at $0.02 million, maximum redemption at $0.05 million thousand, and 100%

redemption scenarios at $3.3 million, which are expensed in the unaudited condensed combined pro forma statement of operations and reduce retained earnings.
3(i)
Represents the settlement of the related party loan receivable either in cash or by delivery of New Mondee Common Stock, as applicable on consummation of the Business Combination. On the unaudited pro forma condensed balance sheets, such adjustment reflects repayment of the loan receivable in accordance with the terms of the agreement, as the same may be amended. See “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note”.

3(j)
Reflects the transaction cost incurred as of March 31, 2022 recorded within other current assets.

3(k)
Reflects 2,218,100 shares of New Mondee Common Stock assumed at a fair value of $10 delivered to the Company as repayment upon the settlement of the related party loan receivable on consummation of the Business Combination. On the unaudited pro forma condensed balance sheets, such adjustment reflects repayment of the loan receivable in accordance with the terms of the agreement, as the same may be amended. See “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note.”

3(l)
Represents transaction accounting adjustments to cash and cash equivalents balance of the Company assuming this note will be settled in stock.

	Transaction Accounting Adjustments (Assuming No Redemption)	Additional Transaction Accounting Adjustments (Assuming 50% of Maximum Redemption)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemption)	Additional Transaction Accounting Adjustments (Assuming 100% Redemption)
ITHAX cash held in Trust Account(1)	$241,608	$—	$—	$—
PIPE Financing(2)	70,000	—	—	—
Payment of transaction costs(3)	(13,739)	—	—	—
Payment of deferred underwriting fees(4)	(9,083)	—	—	—
Redemption of ITHAX Public Shareholders	—	(69,393)3(e)(3)	(69,393)3(e)(4)	102,8223(e)(5)
Total transaction accounting adjustments	$288,786	$(69,393)	$(69,393)	$(102,822)

(1)
Represents the reclassification of cash held in the Trust Account to cash and cash equivalents that becomes available following the Business Combination.

(2)
Represents the issuance, in a private placement to be consummated concurrently with the closing of the Business Combination, to PIPE investors of 7,000,000 shares of ITHAX Class A Common Stock at $10 per share, for an aggregate purchase price of $70.0 million.

(3)
Represents payment of other transaction costs of $8.2 million incurred by Mondee for legal, financial advisory and other professional fees incurred in consummating the Business Combination. The unaudited pro forma condensed combined balance sheet reflects Mondee costs as a reduction of cash with a corresponding decrease in additional paid-in capital of $8.2 million. Additionally, this includes transaction costs incurred by ITHAX in the amount of $5.5 million. The ITHAX transaction cost has been updated to reflect the fees waived by Deutsche Bank of $3.5 million, as discussed in Note 1 “Description of the Business Combination” above. The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash, with a corresponding decrease in additional paid-in capital and accumulated deficit.

(4)
Represents payment of deferred underwriting fees incurred as part of ITHAX’s IPO committed to be paid upon the consummation of the Business Combination.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2021 and three months ended March 31, 2022
3(m)
Represents New Mondee Profit sharing units vested in connection with the consummation of the Business Combination

3(n)
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of post-business combination shares of Common Stock outstanding at the closing of the Business Combination and the PIPE Financing assuming they each occurred on January 1, 2021, as fully described in Note 4. For the issuance of additional shares in connection with the Business Combination, the calculations assume the shares were outstanding at the beginning of the periods presented. When assuming redemptions, the calculations are adjusted to eliminate such shares for the entire periods.

The Company excluded warrants underlying public units of 12,075,000 and warrants underlying private units of 337,500 from the computation of diluted net loss per share attributable to common shareholders for all redemption scenarios because these warrants represent contingently issuable shares. Contingently issuable shares should be included in EPS only when there is no circumstance under which those shares would not be issued. If the transaction does not go through, these shares will not be issued. These warrants are not shares that will or must be issued to consummate the transaction.
Further, the per share pro forma net loss excludes the impact of outstanding and unexercised public and Private Placement Warrants as the inclusion of these would have been anti-dilutive.

3(o)
Represents the portion of capitalized transaction costs, incurred by ITHAX for the Business Combination, allocated to the derivative warrant liabilities under the no redemption scenario at $0.06 million, 50% redemption at $0.02 million, maximum redemption at $0.05 million thousand, and 100% redemption scenarios at $3.3 million, which are expensed in the unaudited condensed combined pro forma statement of operations and reduce retained earnings.

3(p)
Represents the elimination of the interest income earned on the related party loan receivable. On the unaudited pro forma condensed statement of operations, such adjustment reflects repayment of the loan receivable in accordance with the terms of the agreement, as the same may be amended. See “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note”.

3(q)
Represents the portion of capitalized transaction costs, incurred by ITHAX for the Business Combination, allocated to the derivative warrant liabilities under the no redemption scenario at $0.1 million, 50% redemption at $0.04 million, maximum redemption at $0.1 million, and 100% redemption scenarios at $3.9 million, which are expensed in the unaudited condensed combined pro forma statement of operations and reduce retained earnings.

4. Net loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming the redemption scenario described above, this calculation is adjusted to eliminate such shares for the entire period. The unaudited pro forma condensed combined financial information has been prepared assuming no redemption, 50% of maximum redemption scenario, maximum redemption scenario and 100% redemption scenario for the three months ended March 31, 2022 and for the year ended December 31, 2021 (amounts in thousands, except share and per share data).
This Pro Forma Net Loss per share table has been prepared on the assumption that the related party loan receivable is settled upon consummation of the Business Combination by repayment of outstanding principal and interest in cash in the amount of $22,181:
	Three Month Ended March 31, 2022
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 50% of Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming 100% Redemptions)
Unaudited Pro Forma Net Loss	$(7,764)	$(7,786)	$(7,835)	$(11,182)
Basic weighted average shares outstanding	98,662,500	91,723,192	84,783,884	73,908,750
Net loss per share- Basic and Diluted	$(0.08)	$(0.08)	$(0.09)	$(0.15)
Basic weighted average shares outstanding
Mondee Stockholder	60,800,000	60,800,000	60,800,000	60,800,000
Initial Shareholders	6,502,500	6,502,500	6,502,500	5,898,750
Cantor	210,000	210,000	210,000	210,000
Former ITHAX Class A Public Shareholders	24,150,000	17,210,692	10,271,384	—
PIPE Investors	7,000,000	7,000,000	7,000,000	7,000,000
Total	98,662,500	91,723,192	84,783,884	73,908,750

	Year Ended December 31, 2021
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 50% of Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming 100% Redemptions)
Unaudited Pro Forma Net Loss	$(37,314)	$(37,357)	$(37,454)	$(41,322)
Basic weighted average shares outstanding	98,662,500	91,630,319	84,598,138	73,908,750
Net loss per share- Basic and Diluted	$(0.38)	$(0.41)	$(0.44)	$(0.56)
Basic weighted average shares outstanding
Mondee Stockholder	60,800,000	60,800,000	60,800,000	60,800,000
Initial Shareholders	6,502,500	6,502,500	6,502,500	5,898,750
Cantor	210,000	210,000	210,000	210,000
Former ITHAX Class A Public Shareholders	24,150,000	17,117,819	10,085,638	—
PIPE Investors	7,000,000	7,000,000	7,000,000	7,000,000
Total	98,662,500	91,630,319	84,598,138	73,908,750
This Pro Forma Net Loss per share table represents the scenario in which the outstanding principal and interest on the related party loan receivable is settled by the delivery of New Mondee Common Stock equal to the fair market value of the obligation to Mondee Inc. in full satisfaction of the outstanding principal and interest immediately upon consummation of the Business Combination. The transaction accounting adjustment of $22,181 will have an impact reducing the related party loan receivable and increasing the Treasury Stock of New Mondee.
	Three Month Ended March 31, 2022
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 50% of Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	Pro Forma\ Combined (Assuming 100% Redemptions)
Unaudited Pro Forma Net Loss	$(7,764)	$(7,786)	$(7,835)	$(11,182)
Basic weighted average shares outstanding	96,444,400	89,505,092	82,565,784	71,690,650
Net loss per share- Basic and Diluted	$(0.08)	$(0.09)	$(0.09)	$(0.16)
Basic weighted average shares outstanding
Mondee Stockholder	60,800,000	60,800,000	60,800,000	60,800,000
Initial Shareholders	6,502,500	6,502,500	6,502,500	5,898,750
Cantor	210,000	210,000	210,000	210,000
Former ITHAX Class A Public Shareholders	24,150,000	17,210,692	10,271,384	—
PIPE Investors	7,000,000	7,000,000	7,000,000	7,000,000
Treasury Stock	(2,218,100)	(2,218,100)	(2,218,100)	(2,218,100)
Total	96,444,400	89,505,092	82,565,784	71,690,650

	Year Ended December 31, 2021
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 50% of Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming 100% Redemptions)
Unaudited Pro Forma Net Loss	$(37,314)	$(37,357)	$(37,454)	$(41,322)
Basic weighted average shares outstanding	96,457,100	89,424,919	82,392,738	71,703,350
Net loss per share- Basic and Diluted	$(0.39)	$(0.42)	$(0.45)	$(0.58)
Basic weighted average shares outstanding
Mondee Stockholder	60,800,000	60,800,000	60,800,000	60,800,000
Initial Shareholders	6,502,500	6,502,500	6,502,500	5,898,750
Cantor	210,000	210,000	210,000	210,000
Former ITHAX Class A Public Shareholders	24,150,000	17,117,819	10,085,638	—
PIPE Investors	7,000,000	7,000,000	7,000,000	7,000,000
Treasury Stock	(2,205,400)	(2,205,400)	(2,205,400)	(2,205,400)
Total	96,457,100	89,424,919	82,392,738	71,703,350

INFORMATION ABOUT ITHAX
We are a blank check company that was incorporated on October 2, 2020, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Based on ITHAX’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on December 20, 2021.
While we may pursue a business combination target in any business or industry and across any geography, we have focused our search on businesses that have an enterprise value in excess of $600 million, are currently in the leisure, hospitality, travel, and related services sectors, and we expect have interesting business positioning in the United States, as well as Latin America, the Caribbean and European markets and beyond.
We have benefited from the 40 years of combined experience and in-depth knowhow of our management team in real estate and hospitality investments, asset management and operations, and over 70 years’ combined experience in transaction, finance, and investment advisory experience. Our management team members have substantial track records, individually and/or through their respective firms, of investing in the sectors that we intend to focus on, including the acquisition and/or development of over 70 hotels and/or resorts, as well as the asset management and operations of over 280 hotels and/or resorts. Our team has completed hospitality and/or real estate related transactions with an aggregate value of over $4 billion and additional non-real estate transactions with a combined value of over $29 billion. Moreover, one of our directors previously raised a combined $325 million in three prior special purpose acquisition companies, or SPACs.
Our management team is led by Orestes Fintiklis, who serves as our Chief Executive Officer and who is our Chairman of our Board as of the date of this prospectus. Dimitrios Athanasopoulos serves as our Chief Financial Officer, Treasurer, and Director. Together, Mr. Fintiklis and Mr. Athanasopoulos have more than 35 years of combined experience in acquisitions of businesses, corporate finance and advisory across a broad range of industries, across both expansionary and recessionary market cycles. Mr. Fintiklis and Mr. Athanasopoulos also lead the Sponsor.
On February 1, 2021, we consummated an initial public offering of 24,150,000 units at an offering price of $10.00 per unit, and a private placement with Sponsor and Cantor of 675,000 private placement units at an offering price of $10.00 per unit. Each unit sold in the initial public offering consists of one Class A ordinary share and one-half of one redeemable warrant.
Following the closing of our initial public offering, an amount equal to $241,500,000 of the net proceeds from the initial public offering and the sale of the private placement units was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of May 13, 2022, the record date, funds in the trust account totaled $241,707,723.58. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of ITHAX’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if ITHAX does not complete a business combination by February 1, 2023, or (iii) the redemption of all of the public shares if ITHAX is unable to complete a business combination by February 1, 2023 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.
ITHAX’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “ITHXU,” “ITHX” and “ITHXW,” respectively.
Effecting Our Business Combination
Fair Market Value of Target Business
Nasdaq rules require that our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable) at the time of our signing a definitive agreement in connection with our initial business combination. Our Board has determined that the Business Combination meets the 80% test.
Lack of Business Diversification
For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:
•
subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•
cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Holders of Public Shares Upon Completion of the Business Combination
We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the trust account was approximately $10.01 per public share as of May 13, 2022, the record date. The per share amount we will distribute to public shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to Cantor. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our public warrants. Further, if the Business Combination does not close, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares. The redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.
Limitations on Redemption Rights
Notwithstanding the foregoing, the Existing Governing Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not, then, become subject to the SEC’s “penny stock” rules).
Submission of Our Initial Business Combination to a Shareholder Vote
The Extraordinary General Meeting of Shareholders to which this proxy statement/prospectus relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, our public shareholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments. The Initial Shareholders, including the Sponsor, have agreed to vote any ordinary shares owned by them in favor of the Business Combination.
Employees
As of the date hereof, we have two officers. Members of our management team are not obligated to devote any specific number of hours to our matters, but, they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that our officers or any other members of our management team will devote in any time period will vary, based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.
Management
Directors and Officers
Our officers and directors are as follows:
Name	Age	Titles
Orestes Fintiklis	42	Chief Executive Officer and Director
Dimitrios Athanasopoulos	45	Chief Financial Officer, Treasurer, and Director
Carlos N. Guimarães	65	Director
George Syllantavos	58	Director
Rahul Vir	59	Director
Orestes Fintiklis has served as our Chief Executive Officer since October 2020 and our Chairman of our Board since January 2021. He has more than 15 years of experience in hospitality investment and asset management and is the Founder and Managing Partner of Ithaca Capital Partners, a private equity real estate investment management company. In the past four years alone, Ithaca has acquired and/or asset-managed five hospitality businesses, including the acquisition of iconic and award-winning hotels such as the JW Marriott Panama and W Hotel Bogota (which, in 2021, readers of Condé Nast Traveler voted as the No. 1 best hotel in South America). He oversees all aspects of Ithaca, including sourcing, acquisitions, structuring, strategy, asset management and disposals. Prior to Ithaca, Mr. Fintiklis joined Dolphin Capital Partners in June 2007, and served as a partner from December 2013 to January 2017. Dolphin Capital Partners raised approximately $600 million of equity since June 2007 and raised and invested a total of approximately $1.1 billion of equity since December 2005 into multiple hotels and resorts. Prior to that, he was an attorney at Clifford Chance LLC in London and Brussels from August 2004 to August 2006. Mr. Fintiklis has a bachelor’s degree in law (Jurisprudence) from Oxford University (England), where he graduated first in his class, and holds a Master’s Degree in Business Administration with distinction from INSEAD Business School (France). He is a director in multiple hospitality and real estate private companies and is an active member of Young Presidents Organization, a chief executive leadership organization. We believe that Mr. Fintiklis is qualified to serve as a director of our company due to his extensive investment background and experience as an executive, and his global network of business contacts.
Dimitrios Athanasopoulos has served as our Chief Financial Officer, Treasurer, and Director since October 2020. He is a Founding Partner, Group Managing Director and member of the Executive Committee of AXIA Ventures Group, or AXIA. AXIA is a leading, independent, privately-owned investment bank founded in 2008 that provides services in more than 20 countries through its offices in Nicosia, Greece, Athens, New York, London, Milan and Lisbon. Since joining AXIA in December 2008, Mr. Athanasopoulos has been involved in real estate transactions with an aggregate transaction value of more than $3 billion and non-real estate transactions with overall value of over $28 billion. From November 2000 to November 2008, he served as an executive in family offices and prior to that, he worked in the Private Wealth Management divisions of Salomon Smith Barney and Morgan Stanley in New York. Mr. Athanasopoulos holds a B.B.A. in Finance and Investments from the Zicklin School of Business, Baruch College. We believe that Mr. Athanasopoulos is qualified to serve as a director of our company due to his extensive investment background and experience as an executive, and his global network of business contacts.
Carlos N. Guimarães has served as an independent member of our Board since January 2021. He also serves as a member of both our audit committee and compensation committee, and chairs our compensation committee. In 2021, Mr. Guimarães became the Chairman of the Board of Enphys Acquisition Corp. a SPAC focused on the energy transition sector in Latin America. Enphys went public on the New York Stock Exchange on October 6, 2021, (NYSE:NFYS), raising $345 million. Since 2009, Mr. Guimarães has served as the Chairman of LAIG Investments, an investment company focused on the energy sector across Latin America. From July 2007 to February 2009, he was the Chairman and Co-Founder of Invest Tur Brasil, a

pioneer in resort developments in Brazil, which raised $503 million in the public markets and listed on the São Paulo stock exchange that is now known as the B3. Mr. Guimarães led Invest Tur Brasil’s merger with LA Hotels in 2009, which created Brazil Hospitality Group (BHG). Within one year of the merger, BHG became the third-largest hotel operator in Brazil with over 5,800 rooms under management. From January 2005 to December 2006, Mr. Guimarães was the Private Sector Coordinator for the Inter-American Development Bank (IADB), in Washington, D.C., where he was responsible for developing and implementing the strategic direction for all private sector activities of the IADB Group. Prior to that, from May 2000 to November 2004 he was a Managing Director, Head of Latin America Investment Banking and Senior Client Officer for Citigroup. Mr. Guimarães received a B.S. in economics from the Federal University of Rio de Janeiro and an M.B.A. from The Wharton School of the University of Pennsylvania. We believe that Mr. Guimarães is qualified to serve as a director of our company because of his extensive leadership, business development, and financial experience.
George Syllantavos has served as an independent member of our Board since January 2021. He also serves as a member of and chairs our audit committee. Since November 2021, Mr. Syllantavos has served as the co-Chief Executive Officer and Chief Financial Officer of Stellar V Capital Corp., a SPAC. In 2013, Mr. Syllantavos co-founded Nautilus Energy Management Corp. (not affiliated with Nautilus Offshore Services Inc.), a maritime energy services company involved in maritime project business development and ship management focusing on the dry-bulk tanker and gas sectors and has since served as the Chief Executive Officer. Mr. Syllantavos also serves as a director of Sevenseas Investment Fund (Luxembourg-regulated), a maritime assets investment fund. From December 2019 until February 2022, Mr. Syllantavos served as the co-Chief Executive Officer, Chief Financial Officer, Secretary and Director of Growth Capital Acquisition Corp., a SPAC (Nasdaq: GCAC). On August 4, 2021, Growth Capital Acquisition Corp. effected a business combination with Cepton Technologies, Inc. Under the business combination agreement, Cepton Technologies, Inc. survived as a wholly owned subsidiary of Growth Capital Acquisition Corp. (Nasdaq: CPTN). Mr. Syllantavos serves as a director and Audit Committee Chair of Cepton, Inc. Mr. Syllantavos served as co-Chief Executive Officer, Chief Financial Officer, Secretary and Director of Stellar Acquisition III, Inc. from December 2015 until its business combination in December 2018 with Phunware, Inc. (Nasdaq: PHUN), a company that provides fully-integrated enterprise cloud platform for mobile, and served as a director of Phunware, Inc. since such date and until December 2021. From May 2011 until February 2013, Mr. Syllantavos co-founded and served as co-Chief Executive Officer and Chief Financial Officer of Nautilus Marine Acquisition Corp. (Nasdaq: NMAR), a SPAC that completed an initial public offering on July 16, 2011 and was listed on the Nasdaq. He served as the Chief Financial Officer of Nautilus Marine’s successor, Nautilus Offshore Services, Inc. an offshore service vessel owner, from February 2013 until April 2014. From May 2005 to November 2007, he served as the Chief Financial Officer, Secretary, and Director of Star Maritime Acquisition Corp. (AMEX: SEA), and from November 2007 to August 2011, he served as Chief Financial Officer, Secretary and Director of the successor company, Star Bulk Carriers Corp. (Nasdaq: SBLK), a dry-bulk ship-owning company. Previously, Mr. Syllantavos held multiple executive, director and leadership roles in the maritime and shipping, aviation, energy, and telecommunications industries, including serving as a financial advisor to Hellenic Telecommunications Organization S.A., where he assisted with the company’s listing on the New York Stock Exchange (NYSE: HLTOY) that raised $1.1 billion. Mr. Syllantavos has a B.Sc. in Industrial Engineering from Roosevelt University in Chicago and an M.B.A. in Operations Management, International Finance and Transportation Management from the Kellogg Graduate School of Management at Northwestern University. We believe that Mr. Syllantavos is qualified to serve as a director of our company because of his extensive experience in leadership roles, including those with other SPACs.
Rahul Vir has served on our Board since January 2021. Mr. Vir is the Principal at White Sails Hospitality LLC, a hospitality consulting firm providing boutique consultancy services in hotel project planning, performance management and asset management. Mr. Vir has a distinguished career as a hospitality executive overseeing multiple operational facets of more than 260 hotels. He held various leadership roles during his 25 years at Marriott International, Inc. (Nasdaq: MAR). Since January 2020 to December 2020, he served as Vice President for Owner & Franchise Relations and Marriott Select Brands for the Caribbean and Latin America. From February 2013 to December 2019, he was Area Vice President for the Caribbean and Latin America overseeing hotel portfolios in Central and South America. Prior to that and at the beginning of his career, Mr. Vir had even more hands-on experience in the travel, hospitality and leisure sectors, as General Manager of multiple hotels in the United States and Brazil from February 2004 to February 2013. We believe that Mr. Vir is qualified to serve as a director of our company because of his extensive experience in leadership roles within the hospitality industry.
Number, Terms of Office and Appointment of Officers and Directors
Our Board consists of five members. Holders of our founder shares will have the right to appoint all of our directors prior to consummation of an initial business combination and holders of our public shares will not have the right to vote on the appointment of directors during such time. The provisions of our amended and restated memorandum and articles of association may only be amended by a special resolution passed by at least 90% of our founder shares voting in a general meeting. Our Board is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a 3-year term. Subject to any other special rights applicable to the shareholders, any vacancies on our Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board or by a majority of the holders of our founder shares.
Our officers are elected by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the Board.
Director Independence
Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of our Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that each of Messrs. Guimarães, Syllantavos, and Vir are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Officer and Director Compensation
None of our officers or directors has received any cash compensation for services rendered to us. The Sponsor, our officers and directors, or any of their respective affiliates, will be reimbursed for any bona-fide, documented out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In addition, we reimburse the Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month, until the consummation of our initial business combination. Our audit committee also reviews on a quarterly basis all payments that were made to the Sponsor, our officers and directors, or their respective affiliates.
After the completion of our initial business combination, directors or members of our management team who remain with the combined company may be paid consulting, management or other fees from the combined company. As of the date of this proxy statement/prospectus, no such compensation is contemplated to be paid to our directors or members of our management team. Furthermore, any compensation to be paid to our directors or members of our management team who remain with the combined company will be determined by a compensation committee constituted solely by independent directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. We do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Committees of the ITHAX Board
Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
We have established an Audit Committee of our Board. Messrs. Guimarães, Syllantavos, and Vir serve as members of our Audit Committee and Mr. Syllantavos serves as the Chairman of the Audit Committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.
Each member of the Audit Committee is financially literate and our Board has determined that Mr. Syllantavos qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:
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the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear hiring policies for employees or former employees of the independent auditors;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
We have established a Compensation Committee of our Board. Messrs. Guimarães and Vir, serve as members of our Compensation Committee and Mr. Guimarães serves as the Chairman of the Compensation Committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the Compensation Committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under Nasdaq listing standards applicable to members of the Compensation Committee.
We have adopted a Compensation Committee Charter, which details the principal functions of the Compensation Committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation (if any is paid by us), evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

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reviewing and approving the compensation of all of our other officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses and as set forth below, no compensation of any kind, including finder’s, consulting or other similar fees, will or has been paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they rendered in order to complete the consummation of the Business Combination although we may consider cash or other compensation to officers or advisors we may hire subsequent to completion of the Business Combination.
Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with the Business Combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our Board. Our Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Guimarães, Syllantavos, and Vir. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a Nominating Committee Charter in place.
Prior to our initial business combination, our Board will also consider director candidates recommended for nomination by holders of our founder shares during such times as they are seeking proposed nominees to stand for election at an annual general meeting (or, if applicable, an extraordinary general meeting). Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our Compensation Committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our Board.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”
Conflicts of Interest
Under Cayman Islands law, officers and directors owe the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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directors should not improperly fetter the exercise of future discretion;

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duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

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duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances, what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.
Each of our officers and directors presently has, and in the future any of our officers and directors may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present acquisition opportunities to such entity. Accordingly, subject to his or her fiduciary duties under Cayman Islands law, if any of our officers or directors becomes aware of an acquisition opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will need to honor his or her fiduciary or contractual obligations to present such acquisition opportunity to such entity, and only present it to us if such entity rejects the opportunity.

Our amended and restated memorandum and articles of association provide that, subject to his or her fiduciary duties under Cayman Islands law, no director or officer shall be disqualified or prevented from contracting with the company nor shall any contract or transaction entered into by or on behalf of the company in which any director shall have an interest be liable to be avoided. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of such interest shall be disclosed at or prior to its consideration or any vote thereon by our Board. We do not believe, however, that any fiduciary duties or contractual obligations of our officers or directors would materially undermine our ability to complete our business combination.
Our officers and directors are not prohibited from becoming either a director or officer of any other special purpose acquisition company with a class of securities registered under the Exchange Act.
Potential investors should also be aware of the following other potential conflicts of interest:
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None of our Officers or Directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

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In the course of their other business activities, our Officers and Directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see “Management — Directors and Officers.”

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The Sponsor, our officers, and our directors, directly or indirectly, hold their respective founder shares and private placement shares, as applicable, and may have acquired public shares during or after our initial public offering or may acquire public shares in connection with the completion of our initial business combination. Additionally, the Sponsor, our officers and our directors have agreed to waive their redemption rights with respect to their founder shares and private placement shares if we fail to consummate our initial business combination within 24 months after the closing of our initial public offering. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private placement units held in the trust account will be used to fund the redemption of our public shares, and the private placement units (and the underlying securities) will expire worthless. With certain limited exceptions, the founder shares will not be transferable, assignable or salable by the Sponsor until the earlier of (1) six months after the completion of our initial business combination and (2) the date on which we consummate a liquidation, merger, share exchange, reorganization, or other similar transaction after our initial business combination that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the founder shares will be released from the lock-up.

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With certain limited exceptions, the private placement units (and the underlying securities) are not transferable, assignable or salable by the initial purchasers or their respective permitted transferees until 30 days after the completion of our initial business combination. Since the Sponsor and our officers and directors may directly or indirectly own ordinary shares and warrants, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

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Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

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The Sponsor, officers, or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from the Sponsor or an affiliate of the Sponsor or any of our officers or directors to finance transaction costs in connection with an intended business combination. Such loans could be convertible into units, which would be identical to the private placement units (including the underlying securities), including as to exercise price, exercisability and exercise period.
The conflicts described above may not be resolved in our favor.
Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties or contractual obligations:
Individual(1)(2)	Entity	Entity’s Business	Affiliation
Dimitrios Athanasopoulos	AXIA Ventures Group Ltd.	Investment Bank	Founder Partner, Group Managing Director
Orestes Fintiklis	Ithaca Capital Partners	Investment — Hospitality and Real Estate	Founder and Managing Partner
Carlos N. Guimarães	LAIG Investments	Investment — Energy	Chairman and Partner
George Syllantavos	Cepton, Inc. (Nasdaq: CPTN)	Electrical/electronic manufacturing	Director
	Stellar V Capital Corp.	Special purpose acquisition company	Co-Chief Executive Officer and Chief Financial Officer
	Nautilus Energy Management Corp.	Maritime management services	Chief Executive Officer
	Sevenseas Investment Fund (Luxembourg-regulated)	Maritime assets investment fund	Director
Rahul Vir	White Sails Hospitality LLC	Hospitality consulting	Principal

(1)
Each of the entities listed in this table has priority and preference relative to our company with respect to the performance by each individual listed in this table of his obligations and the presentation by each such individual of business opportunities.

(2)
Our officers and directors may have conflicts of interests with other entities to which they owe fiduciary or contractual obligations with respect to initial business combination opportunities.

Accordingly, if any of the above officers or directors become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. We do not currently believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect our ability to complete our initial business combination.
In addition, we also reimburse the Sponsor for office space, secretarial, and administrative services provided to us in the amount of $10,000 per month. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.
We are not prohibited from pursuing an initial business combination with a company that is affiliated with the Sponsor, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or an independent accounting firm, that such an initial business combination is fair to our company from a financial point of view. In the event that we submit our initial business combination to our public shareholders for a vote, the Sponsor, officers and directors have agreed, pursuant to the terms of a letter agreement entered into with us, to vote any founder shares held by them (and their permitted transferees will agree) and any public shares purchased during or after the offering in favor of our initial business combination.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our Officers and Directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.
Properties
We currently maintain our executive offices at 555 Madison Avenue, Suite 11A, New York, NY 10022. Upon consummation of the Business Combination, the principal executive offices of New Mondee will be located at 951 Mariners Island Blvd., Ste 130, San Mateo, CA 94404.
Competition
If we succeed in effecting the Business Combination with Mondee, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.
Periodic Reporting and Audited Financial Statements
ITHAX has registered its securities under the Exchange Act and have reporting obligations, including the requirement to file annual and reports with the SEC. In accordance with the requirements of the Exchange Act, ITHAX’s annual reports contain, and will continue to contain, financial statements audited and reported on by ITHAX’s independent registered public accounting firm.
We are required to evaluate our internal controls over financial reporting for the fiscal year ending December 31, 2022, as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.
We are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

ITHAX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “ITHAX,” “we,” “us” or “our” refer to ITHAX prior to the consummation of the Business Combination. The following discussion and analysis of ITHAX’s financial condition and results of operations should be read in conjunction with ITHAX’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated in the Cayman Islands on October 2, 2020, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses. We have two wholly owned subsidiaries, which were formed on December 9, 2021, Merger Sub I and Merger Sub II.
We are not limited to a particular industry or geographic region for purposes of completing a Business Combination. We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2022, we had not commenced any operations. All activity from our formation through March 31, 2022 relates to our formation and our initial public offering, and subsequent to the initial public offering, identifying a target company for a business combination. We will not generate any operating revenues until after the completion of our initial business combination, at the earliest. We generate non-operating income in the form of interest income from the marketable securities held in the trust account and recognize changes in the fair value of warrant liabilities as other income (loss).
We intend to effectuate our initial Business Combination using cash from the proceeds of the initial public offering and the sale of the private placement units, the proceeds of the sale of our securities pursuant to the Subscription Agreements we entered into with the Initial PIPE Investors and the Additional PIPE Investor in connection with our initial business combination, our shares, debt or a combination of cash, shares and debt.
We expect to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.
Recent Developments
On December  20, 2021 we entered into the Business Combination Agreement by and among Merger Sub I, Merger Sub II, and Mondee. Pursuant to the terms and subject to the conditions of the Business Combination Agreement, ITHAX will undergo the Domestication and the parties will enter into the Transactions by which (i) Merger Sub I will merge with and into Mondee, with Mondee surviving the First Merger, and (ii) immediately following the First Merger, Mondee will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger.
Concurrently with the execution of the Business Combination Agreement, the Initial PIPE Investors entered into the Subscription Agreements with ITHAX, pursuant to which the Initial PIPE Investors committed to purchase in a private placement 5,000,000 shares of New Mondee Class A common stock at a purchase price of $10.00 per share and an aggregate purchase price of $50,000,000. This Initial PIPE Investment is conditioned upon, among other things, the consummation of the Business Combination and will be consummated concurrently with the Closing.
On April  21, 2022, ITHAX entered into a Subscription Agreement with the Additional PIPE Investor, whereby the Additional PIPE Investor has committed to purchase in a private placement 2,000,000 shares of New Mondee Class A common stock at a purchase price of $10.00 per share (the “Additional Shares”) and an aggregate purchase price of $20,000,000 bringing the total amount of commitments from both the

Initial PIPE Investment and this Additional PIPE Investment to $70,000,000. The Additional PIPE Investment will be consummated substantially concurrently with the Closing. The Additional PIPE Investor entered into a Subscription Agreement on substantially the same terms as those of the Initial PIPE Investors, but also agreed not to sell or otherwise transfer any of the Additional Shares during the period beginning on the date of Closing and ending on the date that is the earlier of (A) six months after the Closing, (B) the date on which the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 calendar days following the Closing and (C) the date on which New Mondee consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing, which results in the stockholders immediately prior to such transaction having beneficial ownership of less than 50% of the outstanding voting securities of the combined company. In addition, at the Closing, the Additional PIPE Investor will enter into a registration rights agreement by and among New Mondee and certain other parties thereto (the “Registration Rights Agreement”), pursuant to which the Additional PIPE Investor will be entitled to certain registration rights in respect of the Additional Shares.
The PIPE Shares to be issued pursuant to the PIPE Financing have not been registered under the Securities Act and will be issued in reliance on the availability of an exemption from such registration.
We note that Deutsche Bank, in its role as a placement agent that advised ITHAX in connection with the PIPE Financing has resigned from its role in such capacity and waived all fees associated with such engagement, and ITHAX has mutually accepted the resignation. The placement agency services being provided by Deutsche Bank in connection with the PIPE Financing were substantially complete at the time of its resignation, with any fees payable to Deutsche Bank for such services contingent upon the Closing of the Business Combination. The availability of the PIPE Financing is not impacted by the resignation of Deutsche Bank as all placements in the PIPE Financing were either made by AXIA Capital or facilitated by ITHAX and/or Mondee. The PIPE Financing is not contingent upon any continued involvement of Deutsche Bank in the transactions and each of the PIPE Investors has specifically disclaimed reliance on any statement, representation or warranty made by, among others, each of the placement agents in determining to participate in the PIPE Investment. See “Summary - Recent Developments”.
In June 2022, Mondee entered into a strategic partnership with EBG to access EBG’s network of members and to provide reciprocal access to travel technology, complementary distribution networks and expanded travel and entertainment offerings. EBG is a leading e-commerce solutions provider and a market leader in merchandising thousands of attractions and activities, live events, hotel rooms, flights, vacation packages as well as other brands and services, through private employer and membership-based programs and other direct distribution channels. As part of the partnership, Mondee and EBG will cross-sell to their distribution networks, and EBG will have access to Mondee’s technology platform.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities, those necessary to prepare for the initial public offering, and subsequent to the initial public offering, identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our Business Combination, at the earliest. We generate non-operating income in the form of interest income on marketable securities held in a trust account, and recognize changes in the fair value of warrant liabilities as other income (loss). We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended March 31, 2022, we had a net income of $432,866, which consists of interest earned on marketable securities held in trust account of $7,540 and changes in fair value of warrant liabilities of $2,730,750, partially offset by $2,118,238 of expenses related to ITHAX’s pending Business Combination and $187,186 of other operational costs.
For the three months ended March 31, 2021, we had a net income of $131,394, which consists of interest earned on marketable securities held in trust account of $18,916, unrealized gain on marketable securities held in trust account of $21,009, and changes in fair value of warrant liabilities of $868,875, partially offset by formation and operational costs of $102,055, and transaction costs allocated to warrant liabilities of $675,351.
Liquidity and Capital Resources
On February 1, 2021, we consummated the initial public offering of 24,150,000 public units, including 3,150,000 public units issued pursuant to the full exercise of the underwriters’ over-allotment option. Each public unit consists of one public share and one-half of one public warrant. The public units were sold at $10.00 per public unit, generating gross proceeds of $241,500,000. Simultaneously with the closing of the initial public offering, we consummated the sale of 675,000 private placement units, comprised of one private placement share and one-half of one redeemable private placement warrant, at a price of $10.00 per private placement unit in a private placement to the Sponsor and Cantor, generating gross proceeds of $6,750,000.
Following the initial public offering, the full exercise of the over-allotment option, and the sale of the private placement units, a total of $241,500,000 was placed in the trust account. We incurred $14,681,886 in costs related to the initial public offering, including $5,250,000 of underwriting fees, $9,082,500 of deferred underwriting fees and $349,386 of other offering costs.
For the three months ended March 31, 2022, cash used in operating activities was $294,675. Net income of $432,866, was affected by change in fair value of warrant liabilities of $2,730,750 and interest earned on marketable securities held in trust account of $7,540. Changes in operating assets and liabilities provided $2,010,749 of cash for operating activities.
For the three months ended March 31, 2021, cash used in operating activities was $390,698. Net income of $131,394 was affected by change in fair value of warrant liabilities of $868,875, transaction costs allocated to warrant liabilities of $675,351, interest earned on marketable securities held in trust account of $18,916, and an unrealized gain on marketable securities held in trust account of $21,009. Changes in operating assets and liabilities used $288,643 of cash for operating activities.
As of March  31, 2022, we had marketable securities held in the trust account of $241,608,163 consisting of U.S. Treasury Bills with a maturity of 185 days or less. We may withdraw interest from the trust account to pay taxes, if any. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of March  31, 2022, we had cash of $230,529. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit, at the option of the lender. The units would be identical to the private placement units. Through the date of this filing, we have not made any borrowings under this arrangement.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business for one year from this filing. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing or draw on loans provided to us by our Sponsor or an affiliate of the Sponsor, or certain of ITHAX’s officers and directors either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of a Business Combination. If we are unable to complete the Business Combination because it does not have sufficient funds available, we will be forced to cease operations and liquidate the trust account. In addition, following the Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet its obligations.
In connection with ITHAX’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Subtopic 205-40, “Presentation of Financial Statements — Going Concern,” the date for mandatory liquidation and dissolution raises substantial doubt about ITHAX’s ability to continue as a going concern through February 1, 2023, (the scheduled liquidation date of ITHAX if it does not complete a Business Combination prior to such date). Management’s plan to alleviate the substantial doubt is to complete a Business Combination prior to February 1, 2023. ITHAX entered into a definitive Business Combination Agreement on December 20, 2021 and is in the process of completing this Business Combination. Management has assessed the likelihood of whether it will be able to carry out its plan to complete this Business Combination prior to February 1, 2023. Management believes, as it is contractual, the Business Combination will occur prior to the termination date set forth in the Business Combination Agreement of July 3, 2022, which is before the date of the mandatory liquidation date. As such, based on these factors and other considerations, Management believes that its plan alleviates the substantial doubt raised by the date for mandatory liquidation described above.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative support services. We began incurring these fees on January 27, 2021 and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation.
Underwriting Agreement
The underwriters are entitled to a deferred fee of (i) 3.5% of the gross proceeds of the initial 21,000,000 public units sold in the initial public offering, or $7,350,000, and (ii) 6% of the gross proceeds from the public units sold pursuant to the over-allotment option, or $1,732,500. The deferred fee of $9,082,500 will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.
Vendor Agreements
On October 4, 2021, ITHAX entered into an agreement with Deutsche Bank Securities Inc. for placement agency services in connection with the PIPE and customary capital market advisement services related to the pending Business Combination. The agreement called for the vendor to receive a contingent fee equal to 7% of the gross proceeds of securities sold in the PIPE Financing and capped at $3,500,000. On June 10, 2022, Deutsche Bank resigned from its role as capital markets advisor and placement agent to ITHAX and waived any fees and compensation in connection with such roles, and ITHAX mutually accepted this resignation. Deutsche Bank has informed ITHAX and Mondee that it is not responsible for any portion of the registration statement. The aggregate amount of fees waived by Deutsche Bank is approximately $3.5 million.
On October 4, 2021, ITHAX entered into an agreement with AXIA Capital Markets LLC for fund-raising services in connection with the PIPE and capital markets advisory services related to the pending Business Combination. The agreement calls for the vendor to receive a contingent fee equal to $500,000, plus 3.5% of the gross proceeds of securities sold in the PIPE Financing exceeding $50,000,000 and capped at $1,500,000.
On December 15, 2021, ITHAX entered into an agreement with Cantor Fitzgerald & Co. for capital market advisement services related to the Business Combination Agreement. The agreement calls for the vendor to receive a contingent fee in the amount of $1,000,000 upon the consummation of the Business Combination.
On January 24, 2022, ITHAX entered into an agreement with a D.A. Davidson & Co. for capital markets advisory services related to the pending Business Combination Agreement. The agreement calls for the vendor to receive a contingent fee in the amount of $500,000 upon the consummation of the Business Combination.
On February 1, 2022, ITHAX entered into an agreement with a Northland Securities, Inc. for capital markets advisory services related to the pending Business Combination Agreement. The agreement calls for the vendor to receive a contingent fee in the amount of $625,000 upon the consummation of the Business Combination.
As of December 31, 2021, ITHAX entered into an agreement with a vendor for an insurance policy, which the vendor will only receive insurance run-off premium in the amount of approximately $1,100,000 upon the consummation of the Business Combination. As of March 31, 2022, approximately $33,000 is included in accrued expenses in the accompanying condensed consolidated balance sheet.
As of March 31, 2022, ITHAX incurred legal fees of approximately $1,941,000 which is included in deferred legal fees in the accompanying condensed consolidated balance sheet. These fees will only become due and payable upon the consummation of an initial Business Combination.
Critical Accounting Policies
The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Warrant Liabilities
We account for the warrants issued in connection with our initial public offering in accordance with the guidance contained in ASC 815 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The private placement warrants and the public warrants, for periods where no observable traded price was available, are valued using the Black-Scholes option pricing model, and the Monte Carlo Model, respectively. For periods subsequent to the detachment of the public warrants from the public units, on March 22, 2021, the public warrant quoted market price on the Nasdaq Stock Market LLC was used as the fair value as of each relevant date.
Ordinary Shares Subject to Possible Redemption
We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, all ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of our condensed consolidated balance sheets.
Net Income (Loss) Per Ordinary Share
We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. Subsequent measurement of the redeemable shares of Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.
The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants underlying the units issued in connection with the (i) initial public offering, and (ii) the private placement, since the exercise of the warrants is contingent upon the occurrence of future events. The outstanding warrants are exercisable to purchase 12,412,500 Class A ordinary shares in the aggregate. As of March 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company, except for the 787,500 founder shares in March 31, 2021 which are no longer forfeitable and thus included for dilutive purposes.
JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of ITHAX’S initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.
Quantitative and Qualitative Disclosures About Market Risk
We are a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item. The net proceeds of ITHAX’s initial public offering, including amounts in the trust account, have been invested in U.S. government securities with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.
We have not engaged in any hedging activities since our inception and we do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.
ITHAX Executive Officer and Director Compensation
ITHAX is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of ITHAX has received any compensation for services rendered to ITHAX. No fees of any kind, including finders, consulting or other similar fees, will be paid to any of ITHAX’s existing shareholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the Transactions. Since its formation, ITHAX has not granted any stock options, stock appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its executive officers or directors.
No compensation of any kind, including finders, consulting or other similar fees, will be paid to the Sponsor, ITHAX’s officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on ITHAX’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. While no reimbursable expenses have been incurred to date, there can be no guarantee that we will not be required to reimburse the Sponsor, our officers, our directors, or our affiliates, and there is no limit on the amount of these reimbursable out-of-pocket expenses.

INFORMATION ABOUT MONDEE
The following discussion reflects the business of Mondee Holdings II, Inc. and its subsidiaries prior to the consummation of the Business Combination. Unless the context otherwise requires, all references in this subsection to “Mondee,” “we,” “us” or “our” refer to the business of Mondee Holdings II, Inc. and its subsidiaries prior to the consummation of the Business Combination, which will, by nature of the anticipated deal structure, be the business of Mondee Holdings, Inc. (formerly ITHAX Acquisition Corp.) following consummation of the Business Combination.
Company Overview
Mondee is a rapid-growth, travel technology company and marketplace with a portfolio of globally recognized brands in the leisure and corporate travel sectors. Mondee provides state-of-the art technologies, operating systems and services that seamlessly enable travel transactions to better serve travelers directly or through travel affiliates. These technology-led platforms with access to global travel inventory and extensive negotiated travel content, combined with Mondee’s distribution network, create a modern travel marketplace. The company’s modern marketplace provides the increasingly discerning traveler with enhanced options on efficient consumer-friendly platforms while supporting its travel supplier partners in utilizing highly perishable travel inventory.
In addition to the rapid development of a modern travel marketplace, Mondee is increasingly focused on expanding its penetration of the gig economy segment of the travel market. The company believes its platforms are well suited to serve gig workers seeking more flexible, diverse content and travel services. The feature-rich platforms provide the necessary modern consumer engagement services such as conversational commerce, seamless connectivity and 24/7 assistance, as well as operating systems with current financial technology, insurance and marketing technology services built in.
The company scaled its business rapidly by adding a large base of travel agent customers and extensive private fare content to its modern technology platforms through a series of acquisitions. Since its inception, Mondee made fourteen accretive business acquisitions, including four large North American, EMEA and Asian market ticket consolidators. Management believes that Mondee’s ability to successfully integrate acquisitions is underpinned by its highly efficient operating systems which modernize the process for leisure travel providers to engage consumers and quickly access, search, sell and distribute segment-specific inventory. Mondee expanded the travel content available on its platform by entering further relationships with other travel market suppliers, including network airlines, low-cost carriers, hotel aggregators and lodging properties, creating an even broader global travel marketplace.
Management believes Mondee’s technology-led business model means the company is well-positioned to be a leading travel marketplace in the growing gig economy and recovering global travel market, by supplying modern operating systems for segment-targeted travel search, booking and service. The company has leveraged its position in the traditional travel distribution ecosystem to create a marketplace which offers a significant depth and breadth of content, transaction platform and innovative technology to maximize value for travelers, travel affiliates and suppliers. Mondee believes the three pillars of its business — technology, content and distribution — create a powerful competitive advantage that will protect the company’s market leadership and propel its future growth into the evolving traveler market segments.
Mondee Business
Mondee’s business is built around three areas, where its marketplace value is created — Technology, Content and Distribution.
Technology
Mondee’s technology platforms combine consumer-friendly applications and efficient operating systems with access to the company’s global content across all current and emerging market segments. These platforms offer the Mondee marketplace stakeholders feature-rich tools and services for all aspects of consumer engagement, transaction processing and business development.

The company’s platforms enable emerging stakeholders in the travel market —  gig economy workers and travelers —  to provide curated content and personalized travel experiences efficiently to discriminating value savvy consumers. Through a modern and intuitive user interface, these gig economy workers, gain access to Mondee’s global content as well as integrated marketing tools, conversational commerce, Fintech solutions, self-service booking and world class 24/7 support. Current hallmarks of Mondee’s consumer engaging technology features include seamless connectivity across mobile devices, email, SMS and chat, extending conversational commerce to the consumers platform of choice such as Facebook Messenger, WhatsApp, and Slack, while offering reward wallets, sustainability options and traveler safety features.
Mondee’s platforms also incorporate tools and services that increase revenue and profitability when compared to legacy distribution systems. The company’s product platforms, such as its TripPro platform that enables gig workers, are constantly enhanced with technologies such as conversational commerce, and continues to bring innovation to an industry still largely reliant upon an antiquated distribution infrastructure. In addition to best-in-class search, booking and transaction tools and service support, the company’s platforms currently incorporate a Fintech platform with an extensive selection of payment options, eWallet integrations, insurance and fraud protection. Further,Mondee’s technology offers a multi-channel marketing platform supporting marketplace participants growth and business development with fully integrated marketing campaigns and CRM tools. The end result is a more comprehensive, engaging and cost-effective transaction process for travel consumers, gig workers, affiliated travel agencies, home-based agents and other affiliates, designed to make them all more productive and competitive.
The company has further extended its technologies, platforms and services to develop and provide more modern traveler direct applications focused on corporations and the small to medium enterprise (“SME”), enterprise customer, member organization and affiliated consumer market segments with products and brands such as Rocketrip, TripPlanet and UnPub. In most instances, these applications are offered in subscription-based models to members of closed user groups seeking feature-rich gig economy services such as curated value-based content and personalized experiences in Mondee’s omni-channel engagement and delivery systems. These state-of-the-art traveler engaging applications are built to allow the company, its customers and suppliers to extend their reach into the emerging growth segments of the travel market.
Content
Mondee has negotiated rates and private content on a global scale which it combines with access to all other available travel inventory to create one of the industry’s leading Global Content Hubs (“GCH”). The GCH’s extensive private fare content is maintained exclusively on the company’s technology-led platforms and deployed efficiently to segment-specific markets through rules-based systems targeted to closed and subscriber user groups.
Although Mondee started as a marketplace for negotiated airfares and private content, the company transformed quickly into a one-stop shop for a wide variety of travel supplier inventory with near real time access to substantially all globally available content. To enhance its offerings, Mondee developed its private fares platform to allow negotiated rates and all other value-based supplier inventory to be provided to targeted market segments very efficiently in the GCH. The GCH platform was initially populated with negotiated fares from Mondee’s acquisitions and today maintains direct relationships or access to over 500 airlines, one million hotel and alternative hospitality accommodations, and the company continues to add new rental car, cruise and tour offerings. Mondee’s GCH fuels its travel marketplace, providing global content that caters to a wide range of consumer travel needs and life-style choices. In addition, the company offers individuals and small medium enterprises full service support when needed, with curated options and opportunities to save on travel bookings that fit the changing needs and life-style choices of the existing and emerging value-savvy travel cohorts.
Distribution
Mondee maintains strong partnerships with stakeholders at every stage in the chain of travel distribution. The company offers its platforms, products and services to these target market segments today — affiliate travel workers and agencies, affiliated consumers, corporations, SMEs and enterprise customers  — which comprised approximately the $1 trillion annual assisted and affiliated travel market in 2019. The end consumers of the distributor and affiliated consumer segments are primarily leisure travelers and individual subscribers, whereas customers in the corporate and SME segments are primarily businesses and membership organizations who coordinate travel for their employees and other constituents.
The company’s distributor target segment is comprised of the fragmented population of gig workers, home-based agents, traditional travel agents and travel management customers who plan, manage or otherwise service travel experiences for leisure travelers. Through both organic growth and strategic acquisitions, the company has created one of the industry’s leading distribution platforms with an infrastructure designed to grow quickly and at scale. Today, travel professionals partner with Mondee through the TripPro platform and services for access to the company’s extensive GCH and feature-rich operating systems to provide service to millions of end customers. The company is well positioned to continue expanding its distribution presence rapidly in the emerging gig travel segment with its modern TripPro “Travel Solution in a Box”, offering the complete suite of conversational commerce customer tools, content access, integrated marketing tools, Fintech solutions, self-service booking and 24/7 support all geared to building a gig travel community or business.
Mondee’s second target segment, affiliated consumers, is the gig economy’s discerning traveler focused on value-based offerings and personalized experiences, who pay subscription fees and affiliate with life-style consumer cohorts. Customers in this segment use the company’s subscription-based services TripPlanet and Unpub, which were launched in the second half of 2021, to access all Mondee services. These modern Apps seamlessly integrate global travel content with curated solutions at value-based prices, backed by world class 24/7 support services, that appeal to the gig economy’s value-savvy consumers. It also provides travel suppliers with a targeted network of individuals willing to fill largely excess capacity of seats on flights and hotel rooms in order to optimize load factors, revenue and profitability.
The company’s enterprise customer, corporate and SME target segment is served on its Rocketrip traveler rewards platform and TripPlanet product. Larger businesses are connected with travel suppliers through Rocketrip, which was founded in 2013 and acquired by Mondee in 2020. It is an enterprise travel platform with a shared-rewards price-to-beat feature helping companies reduce travel costs significantly by empowering and rewarding employees to make cost-saving decisions. By contrast, TripPlanet is a comprehensive, mobile App travel booking platform, catering to SMEs, nonprofits and other membership organizations. Both products also are backed by Mondee’s world class 24/7 support platform and services and provide value-pricing, detailed reporting and other features which were traditionally reserved only for larger corporations.
All stakeholders in travel distribution benefit from the Mondee platforms as they efficiently connect sellers of travel accommodations and products with today’s travel consumers. More importantly, this growing reliance on Mondee’s platforms and network creates an economic moat around its travel marketplace that the company believes is a significant competitive advantage for its shareholders.
All of Mondee’s products are supported by its seamless customer service. The company provides world class, end-to-end travel support service for customers and travelers through its technology led platforms, well-established processes and high efficiency operating tools. These services are currently deployed in Mondee’s 24/7 contact centers and operations facilities in several countries, including the US, Canada, India, Thailand, and several other countries worldwide. With over 1,000 travel professionals assisting consumers to research, plan and book the best travel options, the service centers also offer in transit support and other travel transaction services including itinerary changes, irregular operations assistance, cancellations, rebooking and rewards application, along with best practices conversational commerce capability.
Industry & Market
Prior to the COVID-19 pandemic, travel and tourism was one of the largest and fastest growing global economic sectors. Mondee believes these sectors represented approximately 10% of global GDP in 2019. Mondee believes that global travel spending of approximately $1.9 trillion industry at that time, is increasing at an annual rate of approximately 6% in recent years prior to the outbreak of the COVID-19 pandemic.
The travel bookings segment can be subdivided into Self-Service Consumer Travel and Assisted and Affiliated Consumer Travel. Self-Service Consumer Travel includes travel inventory sold to travelers by airlines and hotel companies directly, Online Travel Agencies and Metasearch companies. Mondee does not focus on this market segment.
Assisted and Affiliated Consumer Travel,on the other hand, includes inventory sold to a traveler through affiliates and curators such as travel agents,TMCs,corporations, call centers, associations and other membership organizations. Through these third parties, end consumers gain access to airline and hotel reservations, car reservations and other accommodations, which have been configured for specific trip or experience requirements and best-value priced. Mondee believes Assisted and Affiliated Consumer Travel accounted for $1 trillion in revenue in 2019. Mondee focuses on this segment of the travel bookings market, which is growing rapidly and is increasing in choice and complexity. According to IBIS Global Tourism GL Industry Report of August 2021 and Global Travel Agency Services GL Industry Report of August 2021, the global travel market is expected to grow by 9% on average year on year for the period 2021 and 2025, whilst in the same period the travel agency market is expected to grow by 11%.
Many of the traditional stakeholders providing Assisted and Affiliated Consumer Travel are still largely dependent on legacy distribution networks, archaic operating systems and rely on traditional booking methods that fail to align with modern consumers’ booking preferences and life-style requirements. They often lack transaction platforms and operating systems with current consumer engagement technologies and transaction services, thereby underserving the emerging consumer cohorts. Mondee believes these stakeholders generally fail to reach or satisfy significant segments of the rapidly emerging gig economy travel market, including small- and medium-sized businesses and most member organizations, creating significant white space market opportunities. It is in this Assisted and Affiliated Consumer Travel segment that Mondee’s platforms provide comprehensive solutions and a modern marketplace for both leisure and business travelers.
The Effect of COVID-19
Since March 2020, the COVID-19 pandemic severely restricted the level of economic activity around the world and has continued to have an unprecedented impact on the global travel industry. Government measures of imposing restrictions on travel and business operations or requesting individuals forgo activities outside of their homes to contain the spread of COVID-19, continue to limit leisure and business travel significantly below 2019 levels. While a general recovery in travel demand began in 2021, and is expected to continue through 2022, the pace and scope of the recovery is proving volatile with the emergence of new COVID-19 variants and other events impacting the global economy.
In early 2020, Mondee began to experience the effects of the pandemic. As the world locked down, to protect its business from near-term market disruptions and the prospect of a prolonged negative impact, Mondee applied for and received a loan of $4,292,000 from the U.S. Small Business Association Paycheck Protection Program (“PPP”), all of which was forgiven. Rocketrip also applied for and received a $1,514,000 loan prior to the acquisition of the company, which was forgiven post-acquisition. Mondee and Rocketrip then each applied for second tranches of the PPP in January 2021 and received, in aggregate, $3,576,000, none of which has yet to be forgiven.
Similarly, the company’s Canadian subsidiaries Skylink Travel Inc. and Leto Travel, Inc. (dba CTS Travel) applied for and received Canada Emergency Business Accounts (“CEBA”) loans equal to CAD$80,000 in the aggregate, and loans of CAD$250,000 in the aggregate under the Business Development Bank of Canada’s Highly Affected Sectors Credit Availability Program (“HASCAP”) in emergency assistance from the Canadian government.
In addition, Mondee quickly took action to reduce costs. In particular, the company (a) renegotiated its loan structure with lenders to defer interest payments to manage cash; (b) raised additional capital through equity financing; (c) restructured accounts payable to accommodate a longer time horizon; and (d) invested in and developed its platforms to increase operating efficiencies and to reduce labor expenses. Mondee’s swift management of expenses, together with its existing cash position, and the PPP, CEBA and HASCAP loan funds helped prudently manage the business through the effects of the pandemic during 2020 and 2021. In addition, while travel restrictions were at their tightest during the pandemic, the company took measures to invest in modernizing its platforms to best position Mondee for growth as the effect of the COVID-19 pandemic subsides.For example, during this period,Mondee acquired Rocketrip and launched Trip Planet to better serve gig travelers and distribution customers, as well as improve hotel inventory to growits share of the hotel accommodations market.
The COVID-19 pandemic also had a material impact on the expansion of the global gig economy and rise of the remote worker. Fundamental shifts have taken place in business practices globally with the significant adoption of remote and virtual work environments. This, among other generational factors, rapidly increased the proliferation of the global gig economy, creating larger fragmented pools of remote, part-time and home-based gig workers. In many industries, and especially in travel, this has created a significant market white space for remote and home-based business solutions which are comprehensive, seamless and technologically enabled. Mondee’s micro-services and self-service modern technology platforms and operating systems, combined with its affiliate and travel agent market segment focus, extensive high-value content access and consumer-friendly apps, give it a material early-to-market advantage in this market white space. This will provide the company with significant market growth and penetration opportunities.
Mondee Competitive Strengths
Management believes Mondee currently accounts for approximately 5% of the $70 billion private airfare market in North America and has a significant penetration in the travel agent segment. Mondee believes the following strengths are key to its ability to obtain and maintain its position as a market leader:
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NextGen Travel Marketplace with unmatched access to extensive content and fares.   Mondee’s distribution network connects over 50,000 travel affiliates and agents to more than 500 airlines and over one million hotel and alternative hospitality accommodations, and the company continues to expand its rental car, cruise and tour content to match emerging consumer demand. Mondee believes this distribution network enables it to broadly provide segment-targeted traveler access to its Global Content Hub (“GCH”) inventory, setting the company apart from its competitors. The flagship user-friendly platforms, TripPro, Rocketrip, TripPlanet and Unpub, then help travelers in target market segments take advantage of GCH inventory appropriately to maximize its value for all marketplace participants.

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Modern disruptive technology platform and interface.   Mondee’s travel ecosystem disrupts incumbent platforms by modernizing an industry still reliant on legacy technology infrastructure. The company’s technology platform increases the efficiency of transactions, provides great mobile accessibility, and incorporates modern marketing and Fintech tools. As an example, TripPro is a leading gig economy solution in the travel services market empowering gig workers with the comprehensive infrastructure necessary to build a successful work-from-anywhere travel constituency or business. Unpub is a comprehensive travel solution optimized for value-savvy consumers seeking life-style travel choices and who prefer a subscription-based service.

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Significant barriers to entry and market leadership.   The company’s market leadership is protected by a three-pronged moat of content, distribution and unique technology. Mondee’s platforms create efficiencies, which benefit its partners in the travel marketplace. As a result, both travel suppliers and affiliates rely on the company’s platforms to fuel transaction volume.

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Proven management team.   Mondee’s management team has 100+ years of combined experience in the travel industry, and its Founder and CEO, Prasad Gundumogula, is a seasoned entrepreneur with significant experience adding value to companies at the intersection of travel and technology. Under his leadership, Mondee has grown quickly, both organically and through several successfully integrated acquisitions. The management team’s growth mindset has successfully navigated the COVID-19 pandemic, and by reallocating resources to invest in further acquisitions and the development of its platform, Mondee is well-positioned to take advantage of the significant market recovery and emerging white-space growth opportunities that it anticipates will soon follow given the pent-up demand for travel globally.

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Extensive organic and inorganic growth .   Between 2015 and 2019, Mondee’s CAGR generated through organic growth was approximately forty percent (40%). When growth through the company’s strategic acquisitions is included, Mondee’s CAGR was approximately sixty-two percent (62%) during this same time period. Mondee believes the size of the private airfare market in 2019 was approximately $70 billion and that this growth led to a 2.4x expansion in the company’s share of gross revenues from the private airfare market in North America between 2015 and 2019 including acquisitions.
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Proven track record of building scale through acquisitions.   Mondee has successfully acquired and integrated 14 businesses, covering content, technology and distribution areas. This M&A activity has built scale and added capabilities to the company’s platforms. Further, Mondee has demonstrated an ability to integrate those companies into its existing platforms to fundamentally improve the acquired businesses.

Business Strategy for Future Growth
Mondee will continue to capitalize on its disruptive technology, extensive content and large, scalable distribution network to propel its future growth both organically and through acquisitions. The company believes this multi-pronged strategy best positions it to take advantage of the pent-up demand, changes and rapid growth of the travel market expected in the current recovery from the COVID-19 economic slowdown.
Technology
Mondee’s platform brings needed technological innovation to an industry which remains largely run on legacy distribution systems. The company plans to continue innovating and further disrupt the travel market by prioritizing the following growth-oriented actions:
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Expand Its Leading Travel Platform for the Gig Economy.   Mondee has prioritized the implementation and ongoing expansion of TripPro’s “Travel Solutions in a Box” offering, which will require the continued building of the infrastructure supporting the emerging gig travel economy. The company will equip gig workers with the full suite of business tools and efficiently provide them with full access to its travel content.

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Extend the Platform to Serve SMEs.   The company is using its technology to identify new customer segments, such as small businesses. According to Statista Number of SMEs Worldwide 2000-2020 published September 2021, there are over 200 million small-medium enterprises globally and Mondee estimates millions of these book online and receive no special treatment. The company believes its TripPlanet subscription-based service can help these small enterprises achieve savings on travel bookings while receiving superior customer service. The company launched TripPlanet’s direct subscription service to SMEs in the second half of 2021, and plans to prioritize the growth and refinement of this product.

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Monetize New Features.   The company believes it can maximize profits by implementing further add-on and ancillary booking features on its platform. Mondee’s customers select an ancillary, such as premium seat selection, trip insurance or fraud protection, when booking a flight, hotel, or other travel products. Mondee plans to further expand its platform with more of these lucrative features.

Content
The company already has an extensive high value inventory of travel content for both the business and leisure travel segments, however the following initiatives will help Mondee further expand the quality and depth of its future travel content offerings:
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Expand Global Flight Content.   To differentiate itself from competitors, Mondee will expand its extensive flight content by working with all airlines that need to fill planes quickly as the COVID-19 pandemic wanes. Most airlines reduced flights and capacity to partially offset the significant reduction in passenger traffic, rapid decrease in their load factors and steep increase in their losses. As the travel market recovery progresses and these airlines reopen their routes and reestablish capacity, they will need additional help to fill seats and increase load factors. Mondee has anticipated this need and has prioritized implementation of its content expansion.

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Strengthen Hotel Inventory.   Hotel bookings are a recent addition to the Mondee platform and presently account for less than 10% of its bookings. As such, the company will focus on expanding its hotel content by building relationships with additional hotels and other alternative lodging suppliers.

Mondee believes its Unpub subscription-based product, will appeal to hoteliers hoping to fill last-minute hotel inventory. Additionally, the company plans to leverage its strength in airfare content to increase hotel demand by featuring hotel bookings as an add-on and/or bundled offering to primarily air transactions.
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Add New Categories of Content.   Mondee will prioritize the addition of new categories of travel content, such as cruises, dynamic packages, and entertainment, organically and through acquisitions. For example, travel affiliates currently initiate a majority of cruise bookings through offline channels and specialty distributors, therefore, the company can leverage its strong relationships with travel affiliates and its positioning with emerging gig workers worldwide to expand its cruise relationships and content.

Distribution
Mondee currently maintains a distribution network that includes over 50,000 travel affiliates and agents, enterprise corporate customers, and partners with direct channels to travelers. While the company’s distribution network is already large, it believes there is substantial room for growth in both the leisure and business travel sectors. Mondee plans to take the following actions to strengthen its worldwide travel distribution network:
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Increase International Market Share.   The company plans to expand its presence globally to become a leading operating system for global travel accommodations. Mondee plans to make international expansion a priority in 2022 and beyond.

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Facilitate the Growth of the Gig Travel Economy.   Mondee is now expanding TripPro’s new “Travel Solutions in a Box” offering, which will transform gig workers into 21st century travel providers. The company expects this new pool of gig workers will exponentially increase the travel provider market in the near future. Importantly, these gig workers will rely on Mondee’s platform to conduct this business, strengthening the company’s competitive advantage vis-à-vis legacy providers who do not have this technology. The company expects the new gig travel economy will also encourage travel suppliers desiring to sell their travel content through these new gig travel providers to use Mondee’s marketplace, which will further bolster its content and distribution network.

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Unveil and Grow the Subscription-Based Affiliated Consumer Revenue Model.   TripPlanet and Unpub will be the members-only subscription-based platforms giving value-savvy leisure travelers access to appropriate segment-targeted rates on flights and hotels. The modest annual subscription fee will provide Mondee with a recurring revenue stream and increase customer stickiness by supplying superior travel pricing combined with a loyalty rewards program and free ancillary packages. By targeting existing leisure travelers with various marketing and viral campaigns, the company believes Unpub will achieve rapid adoption and growth.

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Expand SME Travel Market Share.   Traditionally, only large enterprises have had access to value pricing, better service and reporting, but with TripPlanet, Mondee plans to provide this model efficiently to SMEs, nonprofits and other membership organizations. TripPlanet already brings a deep set of travel benefits and the company plans to grow this business by targeting more small businesses and non-business organizations. Mondee plans to further expand offerings to include new leisure travel benefits to employees and members of these enterprises.

Strategic and Accretive M&A
The company has historically built scale and added capabilities through M&A activity. It has demonstrated an ability to execute accretive and synergistic acquisitions as well as integrate and fundamentally improve its acquired businesses. Mondee expects to continue pursuing strategic opportunities that strengthen its platforms, expand the breadth and depth of its content, and enhance its distribution infrastructure.
In particular, among a number of emerging white-space and growth options, the company initially has identified potential opportunities that will grow its inventory of hotel and lodging, cruise and tour offerings. With even greater content offerings, Mondee plans to expand its dynamic packaging capabilities, and is assessing acquisition candidates with this expertise to enhance these functions on its platform. Also, the company has identified opportunities to increase its international footprint through the acquisition of distributors, aggregators and platforms based in Europe and other international markets.
Mondee will continue to actively monitor and evaluate these and future opportunities in its M&A pipeline in both the near- and mid-term.
Competition
The travel services industry is competitive. Travel suppliers, travel distributors and wholesalers, OTAs, travel agencies and corporate travel service providers all compete for a share of the overall travel market, and Mondee competes for its own share across multiple market segments. The following, however, are most relevant in the Assisted and Affiliated Customer Travel segment:
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Larger Travel Agencies and Managed Travel Companies.   This segment consists primarily of a few traditional consolidators, regional wholesalers and some larger international travel agencies, such as Flight Centre Travel Group, Internovos’ Travel Leaders Group, and Corporate Travel Management. These companies generally provide travel agents with private fare inventory utilizing primarily legacy distribution systems, which Mondee believes do not compete favorably with its modern technology platform. Most are often based outside the North American market with a specific area of geographic focus, whereas Mondee has comprehensive global content and supplier partnerships.

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Corporate Travel Service Providers.   There are a number of travel service providers that offer discounted fares and customer service to large corporations, such as TripActions and Egencia, who might compete directly with Mondee’s Rocketrip and TripPlanet services in certain market sub-segments. These corporate or otherwise managed travel companies, however, have not historically extended offerings to SMEs, nonprofits, associations and membership organizations, nor provided competitive subscription-based services. Mondee targets these corporate and SME customer groups with the same level of benefits and services typically afforded only to large corporations.

In the future, the company may face increased competition through the emergence of new competitors or business models. Some of Mondee’s competitors may have access to significant financial resources, greater name recognition and well-established client bases in their target customer segments, differentiated business models, technology and other capabilities, or a differentiated geographic coverage, which may make it more difficult for Mondee to attract new customers. Nevertheless, the company believes its extensive content, large and scalable distribution and innovative technology establish a significant and competitive advantage for its diverse product offerings that sustainably distinguishes Mondee from other market players.
Suppliers/Partners and Customers
Travel suppliers, such as airlines, hoteliers, rental car agencies, cruise companies, tour operators, insurance companies and all three major GDSs supply the company with travel content and ancillary products. Mondee has longstanding relationships with almost all global network and most low-cost carriers representing over 500 airlines, most international hotel and hospitality companies representing over one (1) million hotel and alternate hospitality accommodations, most international car rental companies and several other travel inventory and ancillary travel product suppliers.
Mondee’s customers and content consumers primarily fall into the three following categories:
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Gig Economy Workers, Home Based Agents and Travel Agencies.   The company currently provides travel inventory and other travel content to over 50,000 travel affiliates and agents worldwide through its TripPro service and, with the release of TripPro’s new gig economy feature, will also create a network of gig travel workers and home based agents that use Mondee’s platforms to deliver curated travel experiences to end consumers.

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SMEs and other Organizations.   Corporations and other organizations comprise another core group of Mondee’s customers. Rocketrip works with large-scale enterprise customers to motivate their employees with shared rewards to save costs on business travel by making more value-conscious travel choices. TripPlanet, on the other hand, provides comprehensive travel booking services on a subscription basis to employees and members of SMEs, nonprofits and other membership organizations. TripPlanet’s customer base currently includes access to over 4 million members.
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Travel Consumers.   Gig travelers and affiliated consumers make up the third primary group of Mondee’s customers. In addition to its current direct consumers supported by Mondee call centers, with the launch of Unpub, the company will sell travel inventory through a subscription-based service to value-savvy consumers in life-style affiliated cohorts.

Intellectual Property
Mondee’s intellectual property is an important component of its business. The company relies on a combination of domain names, trademarks, copyright, know-how and trade secrets, as well as contractual provisions and restrictions, to protect its intellectual property. As of December 31, 2021, Mondee has no active patents or patent applications, but intends to pursue patent protection to the extent it believes it would be beneficial and cost effective.
As of December 31, 2021, the company owned twelve (12) U.S. registered or pending trademarks and registered or pending trademarks in nine (9) other jurisdictions. Mondee also owns several domain names including “mondee.com” “trippro.com”, “rocketrip.com” and “tripplanet.com”.
The company relies on trade secrets and confidential information to develop and maintain its competitive advantage. Mondee seeks to protect its trade secrets and confidential information through a variety of methods, including confidentiality agreements with employees, third parties, and others who may have access to the company’s proprietary information. Mondee also requires key employees to sign invention assignment agreements with respect to inventions arising from their employment, and restrict unauthorized access to the company’s proprietary technology. In addition, Mondee has developed proprietary, AI-driven software that is protected through a combination of copyright and trade secrets.
Notwithstanding the company’s efforts to protect its intellectual property, there can be no assurance the measures taken will be effective or that its intellectual property will provide any competitive advantage. Mondee can provide no assurance that any patents will be issued from its pending applications or any future applications or that any issued patents will adequately protect its proprietary technology. The company’s intellectual property rights may be invalidated, circumvented or challenged. Furthermore, the laws of certain countries do not protect intellectual property and proprietary rights to the same extent as the laws of the United States and, as a result, Mondee may be unable to protect its intellectual property and other proprietary rights in certain jurisdictions. In addition, while the company has confidence in the measures it takes to protect and preserve its trade secrets, it cannot guarantee these measures will not be circumvented, or that all applicable parties have executed confidentiality or invention assignment agreements. In addition, such agreements can be breached, and may not have adequate remedies should any such breach occur. Accordingly, Mondee’s trade secrets may otherwise become known or be independently discovered by competitors.
Properties
Mondee is headquartered in San Mateo, California and is in the process of moving its headquarters to Austin, Texas. Other domestic operations are located in the San Francisco bay area, several Southern California locations, Michigan, New York and elsewhere in the United States. The company also maintains offices in Canada, India, Thailand, as well as employees operating in several other locations.
The company continues to seek ways to reduce its global footprint in response to the COVID-19 pandemic while maintaining world class customer service. The COVID-19 pandemic has highlighted the ability to maintain most central business operations outside of traditional office space. Mondee believes its facilities are adequate and suitable for current business needs and expects to continue to reduce reliance on fixed office space in the future.
Sales and Marketing
The company’s marketing strategy includes brand, performance and viral marketing, such as word of mouth, peer-to-peer, micro-networking and crowd sourcing, as well as nurture marketing. Brand marketing, which may also include the company’s presence on social media platforms, increases awareness among potential customers, helping them understand the benefits of using Mondee’s platforms to book their travel experiences, including flights, hotels, cars, cruises and tours. The company deploys performance marketing strategies through digital and offline channels to drive additional traffic and transactions from high-intent prospective customers. An example of these marketing campaigns is the use of online marketing companies and platforms for paid clicks and conversion results. To increase the efficiency of its performance marketing initiatives, the company utilizes a Customer Relationship Management platform, which provides further opportunities to personalize marketing campaigns and target advertising to specific market segments. Mondee complements its brand and performance marketing with nurture initiatives through email and outbound communications to ensure the company retains high-value customers, increases brand loyalty and drives recurring transactions.
In addition to brand, performance and nurture marketing, Mondee engages in traditional public relations and communications activities, such as trade show participation, to strengthen its brand and enable it to be less reliant on performance marketing, reducing the company’s customer acquisition costs. The company’s communications team works across press and policy channels to share timely and important news about the company. They also oversee the execution of a consumer, product, corporate, and policy communications plan that supports Mondee’s brand strategy.
R&D
Mondee has a research and development culture that rapidly and consistently delivers high-quality enhancements to the functionality, usability, and performance of its platforms. As of December 31, 2021, the company has assembled a team of more than 125 highly skilled engineers, designers, product managers, and data scientists whose expertise spans a broad range of technical areas. Mondee embraces a DevOps culture and the company’s technology organization is structured as cross-functional agile delivery teams, integrating product management, engineering, data science, design, and system operations. Mondee utilizes a micro-services architecture that allows these teams to release updates rapidly and independently. The company focuses on creating rich customer experiences while also architecting for massive scale. Its web-based offerings are responsive, mobile-enabled and operating system-agnostic.
Mondee’s People and Culture
The company has adopted a high-performance culture. By staying true to these values, Mondee has created a business where talented people can do great work and drive value for all stakeholders. These values guide the company in individual everyday tasks to high-level strategic planning. They foster a culture of dialogue, collaboration, recognition, achievement and sense of family that contributes to Mondee’s long-term success.
Mondee engages and empowers its team with ongoing career, learning and development opportunities, fostering a growth mindset and culture where all voices are heard, and team members can build a strong bench of leaders for tomorrow’s business challenges. Continued growth and success will depend on the performance of the company’s current and future employees, including certain key team members. Recruitment and retention of these individuals is vital to growing the business and meeting the objectives of the company’s business plans. Mondee espouses the principle that all team members can bring their whole selves to work and thrive.
Importantly, Mondee’s values and the culture they inspire extend to the company’s relationships with every customer and corporate partner. Mondee fosters a long-term, personal rapport with each, which not only promotes high customer satisfaction but also fulfills the mission to change the way travelers experience the world. After more than ten years, the company believes its culture is real, valued, deeply ingrained, and sustained in part by robust and scalable training that helps create consistently positive customer interactions and experiences.
Legal Proceedings
Mondee is currently involved in, and may in the future be involved in, legal proceedings, claims, and government investigations in the ordinary course of business. These include proceedings, claims, and investigations relating to, among other things, regulatory matters, commercial matters, intellectual property, competition, tax, employment, pricing, discrimination, consumer rights, personal injury, and property rights.
Additionally, in connection with its acquisition of certain assets of LBF, a former shareholder of LBF has sued LBF and Mondee, claiming he has not received fair compensation for his interests in the purchased assets. He is asserting certain contractual and tort claims against both LBF and Mondee. The status of this legal proceeding is currently ongoing.
Depending on the nature of the proceeding, claim, or investigation, the company may be subject to monetary damage awards, fines, penalties, or injunctive orders. Furthermore, the outcome of these matters could materially adversely affect Mondee’s business, results of operations, and financial condition. The outcomes of legal proceedings, claims, and government investigations are inherently unpredictable and subject to significant judgment to determine the likelihood and amount of loss related to such matters. While it is not possible to determine the outcomes, the company believes based on its current knowledge that the resolution of all such pending matters will not, either individually or in the aggregate, have a material adverse effect on the business, results of operations, cash flows or financial condition.
Regulatory Compliance
The company’s overall business approach and strategy includes rigorous attention to regulatory compliance, as its operations are subject to regulations in the following principal areas, across a wide variety of jurisdictions.
Travel Licenses and Regulation
Mondee maintains travel licenses and/or registrations in the jurisdictions in which they are required. The company is required to renew its licenses, typically on an annual basis, and to do so, must satisfy the licensee renewal requirements of each jurisdiction. Failure to satisfy any of the requirements to which its licensed entities are subject could result in a variety of regulatory actions ranging from a fine, a directive requiring remedial action, suspension of a license or, ultimately, revocation of a license.
In the United States, the company’s businesses are subject to regulation by the DOT under the U.S. Transportation Code and state agencies under state seller of travel laws, and the company must comply with various rules and regulations governing the holding out, offering, sale and arrangement of travel products and services as a travel agency and, in the case of the DOT, air transportation as a ticket agent. Failure to comply with these rules and regulations could also result in a variety of regulatory actions, including investigations, fines or directives requiring remedial action.
Mondee’s businesses also are subject to licensing requirements imposed by airline established organizations, including agent accreditation requirements by the Airline Reporting Corporation (“ARC”) in the United States and, in other countries, the International Air Transport Association (“IATA”). Pursuant to such accreditations, Mondee’s businesses are authorized to sell and issue tickets on behalf of various airlines, subject to agent rules set by the ARC and the IATA. The failure by the company’s businesses to comply with such rules could result in the suspension or revocation of its authority to sell and issue tickets on behalf of one or more airlines.
As Mondee continues to expand the reach of its products and brands into other regions, the company is increasingly subject to laws and regulations applicable to travel advisors or tour operators in those regions, including, in some countries, pricing display requirements, licensing and registration requirements, mandatory bonding and travel indemnity fund contributions, industry specific value-added tax regimes and laws regulating the provision of travel packages.
Privacy and Data Protection Regulation
In processing travel transactions and information about customers, the company receives and stores a large volume of personally identifiable data. The collection, storage, processing, transfer, use, disclosure and protection of this information are increasingly subject to legislation and regulations in numerous jurisdictions around the world, such as the European Union’s General Data Protection Regulation (“GDPR”) and variations and implementations of that regulation in the member states of the European Union, as well as privacy and data protection laws and regulations in various U.S. states and other jurisdictions, such as the California Consumer Privacy Act (as amended by the California Privacy Rights Act), the Canadian Personal Information Protection and Electronic Documents Act (“PIPEDA”), and the UK General Data Protection Regulation and the UK Data Protection Act.
Mondee incorporates a variety of technical and organizational security measures and other procedures and protocols to protect data within the company’s platforms and business services, including personally identifiable data pertaining to guests and employees, and Mondee is engaged in an ongoing process of evaluating and considering additional steps to maintain compliance with the California Consumer Privacy Act, GDPR, PIPEDA, the UK General Data Protection Regulation, and the UK Data Protection Act.
Employment
The company is also subject to laws governing its relationship with employees, including laws governing wages and hours, benefits, immigration and workplace safety and health.
Other Regulation
Mondee’s business is subject to various other laws and regulations, involving matters such as income tax and other taxes, consumer protection, online messaging, advertising and marketing, the U.S. Foreign Corrupt Practices Act and other laws governing bribery and other corrupt business activities, and regulations aimed at preventing money laundering or prohibiting business activities with specified countries or persons. As the company expands into additional markets, it will be subject to additional laws and regulations.
The regulatory environment in each market is often complex, evolving and can be subject to significant change. Some relevant laws and regulations are inconsistent, ambiguous and could be interpreted by regulators and courts in ways that could adversely affect the company’s business, results of operations, and financial condition. Moreover, certain laws and regulations have not historically been applied to an innovative hospitality provider such as Mondee, which often makes their application to its business uncertain. For additional information regarding the laws and regulations that affect the company’s business, see the section titled “Risk Factors” in this proxy statement/prospectus.

MONDEE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provide information that Mondee management believes is relevant to an assessment and understanding of Mondee consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Consolidated Financial Information of Mondee,” the consolidated financial statements, and the unaudited interim condensed consolidated financial statements and related notes that are included elsewhere in this proxy statement/ prospectus/information statement. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus/information statement.
Unless the context otherwise requires, references in this “Mondee Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of Mondee and its consolidated subsidiaries.
Overview
Mondee Holdings II, Inc. (“Mondee”) is a wholly owned subsidiary of Mondee Holdings, LLC (“Holdings” or “Parent”). The Company is a rapid-growth, technology-first travel marketplace with a portfolio of globally recognized brands in the leisure, retail and corporate travel sectors.
Mondee provides state-of-the art technologies, operating systems and services that modernize travel market transactions to better serve travelers seeking enhanced life-style choices directly or through travel affiliates. These technology-led platforms, combined with Mondee’s distribution network, access to global travel inventory and its extensive, negotiated travel content, create a modern travel marketplace, that includes financial technology and insurance, marketing technology, and conversational commerce platforms. The Company believes this modern travel marketplace provides enhanced options to the increasingly discerning traveler, on efficient consumer-friendly distribution platforms that support its travel supplier partners in utilizing highly perishable travel inventory.
In addition to the rapid development of a modern travel marketplace, Mondee is increasingly focused on expanding its marketplace to the gig economy segment of the travel market. The Company believes gig workers are seeking more flexible, diverse content travel services and that its platform is well suited to serve them.
From its founding, Mondee began building a leading international wholesale travel business through acquisitions and deployment of our technology platform. We have continued to enhance our technology, expand our market reach and increase our travel market penetration with a combination of organic and inorganic initiatives and transactions. Most recently we acquired companies with subscription product, expanded hotel and retail consumer services and additional global content.
The successful execution of this combined organic and inorganic acquisition business strategy has enhanced Mondee’s modern travel marketplace and we believe positions us well for the emerging travel business opportunities.
We generate revenue primarily from sales of airline tickets and other travel products and have begun adding subscription fees with some services. Primarily all of the Company’s revenue today is generated by providing omni-channel travel services that result in airline ticket and ancillary sales. Revenue is received in the form of ticket markup, supplier commission or ticketing or ancillary fees, fintech revenue, as well as incentive payments from airlines, Global Distribution Systems (“GDS”) service providers, and banks and financial institutions, which Mondee leverages in its payment processing and settlement platforms. The Company fulfills and settles the reservations booked through affiliated travel agents or directly by travelers.
Historically, we have financed our operations primarily through financing activities, however we did not obtain further financing during the three months ended March 31, 2022. As of the periods presented, through financing activities we have raised an aggregate of $0.0 million and $3.6 million for the three months ended March 31, 2022 and March 31, 2021, respectively. We incurred a net loss of $7.0 million and our operations provided $3.4 million in cash for the three months ended March 31, 2022. We incurred a net loss of $12.4 million, including the impacts of COVID 19, and used $2.0 million in cash from operating activities for the three months ended March 31, 2021. Mondee did not acquire any businesses during the three months ended March 31, 2022.
Impact of COVID-19
The continued global pandemic of novel coronavirus (“COVID-19”) has resulted and will likely continue to result in significant disruptions to the global economy, as well as businesses and capital markets around the world. In response to the pandemic, Governments, healthcare and other organizations around the world have imposed, and may impose in the future, various measures, including but not limited to, voluntary and mandatory quarantines, stay-at-home orders, travel restrictions and advisories, limitations on gatherings of people, reduced operations and extended closures of businesses.
With respect to the Company, since our business and prospects are largely dependent on travel transaction volumes, that have and will continue to be adversely affected by these and other measures to mitigate risk associated with COVID-19, our financial results for the year ended December 31, 2020 were significantly and negatively impacted, with a material decline in total revenues, net income, cash flow from operations and Adjusted EBITDA. Mondee withstood these unprecedented impacts in the form of airline and traveler cancellations, customer chargebacks, and refunds. However, we took measures to mitigate or control risks associated with COVID-19 and reduce costs and manage cashflow. In particular, we (a) renegotiated certain terms and conditions of our loans with our lenders to defer interest payments and thereby managed our cash; (b) raised additional capital through external borrowings; (c) restructured accounts payable to accommodate a longer time horizon for payment; and (d) invested in and developed our platform to increase operating efficiencies and to reduce labor expenses. Our financial results for the three months ended March 31, 2022 improved from the negatively impacted fiscal 2020 as the travel industry began to rebound.
During 2020, Mondee also applied for and received a loan of $4.3 million from the U.S. Small Business Administration Paycheck Protection Program (“PPP”), all of which was forgiven in August 2021. Mondee and Rocketrip each applied for second tranches of the PPP in January 2021 and received, in aggregate $3.6 million. In November 2021, Rocketrip’s second tranche of $1.6 million was forgiven. In March 2022, the Company applied for forgiveness over Mondee’s second tranche. As of March 31, 2022, the Company has not yet received a response from the Small Business Administration regarding the forgiveness of Mondee’s second tranche.
A global travel recovery began during the second half of 2021 and is generally continuing into 2022, based somewhat on the development, rapid approval and more widespread use of many COVID-19 vaccines. Nevertheless, notwithstanding widespread vaccine distribution across the world, new variants of COVID-19, such as the Delta and Omicron variants have been identified in the second half of 2021 and early 2022, impacting the pace of the nascent recovery. Accordingly, there remains uncertainty and volatility around the path to full economic and travel recovery from the COVID-19 pandemic due to deployment and adoption of vaccines globally, changing travel restrictions, as well as the potential impact of the new variants of COVID-19. As a result, we are unable to predict accurately the impact that the COVID-19 pandemic will have on the pace of recovery of our business going forward.
See “Risk Factors” for further discussion of the possible impact of COVID-19 on our business.
Business Combination and Public Company Costs
On December 20, 2021, the Company signed a Business Combination Agreement (“BCA”) with ITHAX Acquisition Corp (“ITHAX”), Ithax Merger Sub I, LLC (“First Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of ITHAX, Ithax Merger Sub II (“Second Merger Sub”), LLC a Delaware limited liability company and wholly owned subsidiary of ITHAX. On the date of closing of the BCA, First Merger Sub will merge with and into Mondee, with Mondee surviving such merger as a wholly owned subsidiary of New Mondee (the “First Merger”), and at the time the First Merger becomes effective, immediately following the First Merger, Mondee will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of New Mondee (“the Second Merger”).
The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, ITHAX will be treated as the acquired company for financial statement reporting purposes. Upon consummation of the First Merger, Second Merger, and the PIPE Financing, the most significant change in the Company’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Mondee’s condensed consolidated balance sheet at March 31, 2022) of $172 million, assuming maximum stockholder redemptions of 13,878,616 shares of common stock, or $310 million, assuming no redemptions, including up to $70 million in gross proceeds from the PIPE Financing by the PIPE Investors and after deducting approximately $23.2 million in total direct and incremental transaction costs See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.
As a consequence of the Business Combination, New Mondee will become the successor to an SEC- registered and listed company with NASDAQ, which will require New Mondee to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices.
Factors affecting our performance
The COVID-19 pandemic has had, and may continue to have, a material impact on the expansion of the global gig economy and remote worker populations, which could provide a material business leverage opportunity for Mondee with commensurate operating and revenue performance results.
The COVID-19 pandemic caused a fundamental and potentially permanent shift of business practices globally to the adoption of remote and virtual work environments. This, among other generational factors, rapidly increased the proliferation of the global gig economy, creating larger fragmented pools of remote, part- time and home-based gig workers. In many industries, and especially in travel, this has created a significant market white space for remote and home-based business solutions which are largely technology enabled. We believe Mondee’s micro-services and self-service modern technology platforms and operating systems, combined with its affiliate and travel agent market segment focus, extensive high-value content access and consumer-friendly apps, give us a material early-to-market advantage in this market white space. This may provide us with significant market growth and penetration opportunities for an unpredictable period of time, which could result in a potentially material increase in transactions. Since our financial results and prospects are largely dependent on these transaction volumes we may see a commensurate positive impact on our operating and financial performance.
The COVID-19 pandemic has had, and may continue to have, a material adverse impact on the travel industry, which could materially affect our business, liquidity, financial condition and operating results.
The COVID-19 pandemic and the resulting economic conditions and government orders forced many of our travel suppliers, including airlines and hotels, to pursue cost reduction measures and seek financing, including government financing and support, in order to reduce financial distress and continue operating, and to curtail drastically their service offerings. In addition, the COVID-19 pandemic resulted in a material decrease in business and consumer spending and an unprecedented decline in transaction volumes in the global travel industry. Our financial results are largely dependent on these transaction volumes. As a result, our financial results for the three months ended March 31, 2022 and 2021, and the years ended December 31, 2021 and 2020 were impacted in total revenues, net income, cash flow from operations and Adjusted EBITDA, as compared to 2019. Financial results began to improve in 2021 and continued to trend upward through the first three months ended March 31, 2022.
Our liquidity and ongoing access to capital could be materially and negatively affected by the impacts of the COVID-19 pandemic.
We have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $190 million as of December 31, 2021. We believe that current cash and cash equivalents, as well as the $15.0 million unused line of credit, will be sufficient to fund our operations for at least the next 12 months. Our future capital requirements, however, will depend on many factors, including on-going effects of the COVID-19 pandemic, consolidation of the travel industry, changes in the general market conditions for travel services, and future business combinations. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. From time to time, we may seek to raise additional funds through equity and debt. If we are unable to raise additional capital when desired and on reasonable terms, our business, results of operations, and financial condition could be adversely affected.
Our continued access to sources of liquidity depends on multiple factors, including global economic conditions, the condition of global financial markets, the availability of sufficient amounts of financing and our operating performance. Since the COVID-19 pandemic, there has been increased volatility in the financial and securities markets, which has generally made access to capital less certain and has increased the cost of obtaining new capital. However, there is no guarantee that we will not need to obtain debt financing in the future to fund our operations, or that such debt financing will be available in the future, or that it will be available on commercially reasonable terms, in which case we may need to seek other sources of funding.
Adverse changes in general market conditions for travel services, including the effects of macroeconomic conditions, terrorist attacks, natural disasters, health concerns, civil or political unrest or other events outside our control could materially affect our business, liquidity, financial condition and operating results.
Our revenue is derived from the global travel industry and would be significantly impacted by declines in, or disruptions to, travel activity, particularly air travel. Global factors over which we have no control but which could impact our clients’ willingness to travel and, depending on the scope and duration, cause a significant decline in travel volumes include, among other things:
•
widespread health concerns, epidemics or pandemics, such as the COVID-19 pandemic, the Zika virus, H1N1 influenza, the Ebola virus, avian flu, SARS or any other serious contagious diseases;

•
global security concerns caused by terrorist attacks, the threat of terrorist attacks, or the precautions taken in anticipation of such attacks, including elevated threat warnings or selective cancellation or redirection of travel;

•
cyber-terrorism, political unrest, the outbreak of hostilities or escalation or worsening of existing hostilities or war;

•
natural disasters or severe weather conditions, such as hurricanes, flooding and earthquakes;

•
climate change-related impact to travel destinations, such as extreme weather, natural disasters and disruptions, and actions taken by governments, businesses and supplier partners to combat climate change;

•
the occurrence of travel-related accidents or the grounding of aircraft due to safety concerns; and

•
adverse changes in visa and immigration policies or the imposition of travel restrictions or more restrictive security procedures.

•
Any decrease in demand for consumer or business travel could materially and adversely affect our business, financial condition and results of operations.

Our operating results are impacted by our ability to manage costs and expenses while achieving a balance between making appropriate investments to grow revenue while driving increased profitability.
Cost and expense management will have a direct impact on our financial performance. Mondee may look to drive revenue growth through investments in marketing, technology, and acquisitions to increase its net revenue, product offerings, revenue per transaction, and ultimately market share. These investments will need to be weighed against creating a more cost-efficient business to reduce operating expenses as a percentage of revenue.
To address the adverse impact of the COVID-19 pandemic, management have taken specific actions including, renegotiating certain terms and conditions of our loans with our lenders to defer interest payments and thereby manage our cash; raising additional capital through external borrowings; restructuring accounts payable to accommodate a longer time horizon for payment; as well as investing in and developing our platform to increase operating efficiencies and to reduce labor expenses.
While there is current evidence of the travel market transactions recovering, management will continue to monitor impacts on travel transaction volumes of the COVID-19 virus and future variants on a real-time basis and will update and immediately enact initiatives to scale the business infrastructure and operating expenses up or down as appropriate to ensure optimal earnings and cash flows in future periods. In addition, management will coordinate with suppliers, operating partners and its financial partners to attempt to arrange adequate capital to withstand potential COVID-19 induced volume variability.
Use of Transaction Volumes
Transaction volume represents the gross value of transactions handled by our platform between a third party seller or service provider and the ultimate customer. We generate revenue from service fees earned on these transactions and, accordingly our revenue increases or decreases based on the increase or decrease in either or both the number or value of transactions we process. Revenue will increase as a result of an increase in the number of customers using Mondee’s platform and/or as a result of an increase in service fees from higher value services offered on the platform. As an example of one of these two factors, while transaction volume was flat from 2020 to 2021, revenue increased from $66.0 million to $93.0 million as a result of an increase in transaction value, driven by our development of new revenue streams such as fintech revenue as well as the addition of subscription based and other ancillary revenues. Management considers that transaction volume has a strong correlation to the opportunity to realize revenue and is therefore a useful unit of measurement for investors.
Comparability of Financial Information
The Company’s results of operations and statements of assets and liabilities may not be comparable between year 2020 and 2021 as a result of the Business Combination.
Lastly, the 2020 and 2021 annual financial results were more severely impacted by the COVID-19 pandemic, an event that occurred out of the ordinary course of business, in comparison with the financial results during the first three months of 2022. The travel industry began to recover during 2021 as vaccination rates increased, infection rates decreased, and restrictions began to lift, and continues to trend upwards towards pre-pandemic travel activity during the first three months of 2022.
Non-GAAP Financial Measures
In addition to our financial results determined in accordance with GAAP, we believe the following non- GAAP measures are useful in evaluating our operating performance. We use the Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non- GAAP financial measure, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook.
We consider Adjusted EBITDA and Unlevered Free Cash Flow to be important non-GAAP financial measures because they illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA and Unlevered Free Cash Flow are helpful to our investors in assessing the health of our business and our operating performance.
However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA and Unlevered Free Cash Flow
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance, while management believes Unlevered Free Cash Flow is relevant to investors as it provides a measure of cash generated internally that is available for debt service and to fund inorganic growth or acquisitions. Management believes that these measures provide useful information to investors regarding the Company’s operating performance. The Company believes that these measures are used by many investors, analysts and rating agencies as a measure of performance. By reporting these measures, the Company provides a basis for comparison of our business operations between current, past and future periods by excluding items that the Company does not believe are indicative of our core operating performance. Financial measures that are non-GAAP should not be considered as alternatives to operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance, or cash flows as measures of liquidity. These measures have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.
Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. We define Adjusted EBITDA as net loss before depreciation and amortization, provision for income taxes, interest expense (net), other income net, stock-based compensation, and gain on forgiveness of PPP loans.
Unlevered Free Cash Flow is defined as cash used in operating activities less capital expenditures plus cash paid for interest.
The following table reconciles net loss to Adjusted EBITDA for the three months ended March 31, 2022 and 2021, respectively and the years ended December 31, 2021 and 2020, respectively:
	Three months ended March 31,		Years ended December 31,
	2022	2021	2021	2020
	($ in thousands)
Net loss	$(6,991)	$(12,351)	$(38,905)	$(41,734)
Interest expense, (net)	6,102	5,425	23,178	19,902
Stock-based compensation expense	80	—	3,936	15
Depreciation and amortization	2,817	3,215	12,861	11,414
Provision for / (benefits from) income taxes	54	65	323	(14,042)
Gain on forgiveness of PPP loan	—	—	(5,868)	—
Other expense (income), net	151	9	(980)	17
Adjusted EBITDA	$2,213	$(3,637)	$(5,455)	$(24,428)
Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we may not incur expenses similar to the adjustments in this presentation. Lastly, Adjusted EBITDA can obfuscate the one-time impacts of events that happen out of the ordinary course of business, such as the COVID-19 impact on 2020 and 2021’s Adjusted EBITDA.
We believe the presentation of Unlevered Free Cash Flow is relevant and useful for investors because it makes it easier to compare our results with the results of other companies that have different financing and capital structures. Unlevered Free Cash Flow is the gross free cash flow from operations that the company can use to expand operations, pay debt holders, or pay equity and other stakeholders.

Unlevered Free Cash Flow has the same limitations as Adjusted EBITDA, in that it does not consider the capital structure of the company.
The following table reconciles net cash used in operating activities to Unlevered Free Cash Flows for the three months ended March 31, 2022, and 2021, respectively and the years ended December 31, 2021 and 2020, respectively:
	Three months ended March 31,		Years ended December 31,
	2022	2021	2021	2020
	($ in thousands)
Net cash provided by (used in) operating activities	$3,418	$(2,029)	$(15,673)	$(3,662)
Capital expenditures	(1,721)	(1,187)	(4,022)	(4,061)
Cash paid for interest	4	51	6,740	316
Unlevered free cash flow	$1,701	$(3,165)	$(12,955)	$(7,407)
Basis of presentation
Mondee currently conducts its business through two operating segments, namely Travel Marketplace (transactional business serving the end travelers directly or through travel affiliates) and SAAS Platform. Substantially, all our long-lived assets are maintained in, and our losses are attributable to, the United States of America. See Note 1 and 14 in the accompanying audited consolidated financial statements for more information on basis of presentation and operating segments, respectively.
Components of results of operation
Revenues, net
The company currently has four material revenue streams: transactional revenue, incentive revenue, Fin- Tech program revenue, and subscription services revenue.
We generate transactional revenue primarily by airline ticket sales which includes mark-up fees as well as commissions from the sale of ancillary products such as travel insurance, seats, and bags. The Company also derives transactional revenue from hotel and rental car commission. The Company generates backend incentives from airlines for achieving volume targets. The Company also generates booking incentives from the three separate global distribution systems (“GDS”) service providers and supplier direct systems, who host the airlines’ inventory that Mondee uses to sell to Mondee’s marketplace. Mondee earns incentives from Fin-Tech programs held with banks and financial institutions, which Mondee leverages in its payment processing and settlement platforms. The Fin-Tech programs include a wide array of payment options, such as credit cards, wallets, and alternate payment methods; and next generation fraud protection tools. In most cases, revenue is recognized at the time of booking, as the Company is in an agent position and thus not responsible for the delivery of travel and has no significant obligations following the sale.
Revenue by Segments
	For the three months ended March 31,		For the years ended December 31,
	2022	2021	2021	2020
	($ in thousands)
Travel Marketplace	$37,361	$13,150	$92,038	$65,057
Subscription Based Platform	292	344	1,156	739
Total revenue	$37,653	$13,494	$93,194	$65,796
Mondee’s corporate platform, Rocketrip, is a corporate enterprise travel solution that helps companies save on travel costs by empowering and rewarding employees of large companies to make cost-saving decisions. Rocketrip charges an annual Software-as-a-Service (“SaaS”) fee to generate real-time Prices-to- Beat for its customers’ travelers, as well as to implement and manage a rewards program for travelers whose travel expense is below the Price-to-Beat. Although collected upfront, Rocketrip recognizes the SaaS fee over the course of that contract year.
See — “Critical Accounting Policies and Estimates — Revenue Recognition” for a more detailed discussion of our revenue recognition policy
Operating Expenses
Sales and Other Expenses
Sales and other expenses are generally variable in nature and consist primarily of: (1) credit cards and other payment processing fees associated with merchant transactions; (2) fees paid to third parties that provide call center, website content translations, fraud protection services, and other services; (3) offshore customer support and (4) customer chargeback provisions.
Marketing expenses
We rely on marketing channels to generate a significant amount of traffic to our websites. Marketing expenses consist primarily of the costs of: (1) advertising, including digital and physical advertising and (2) affiliate marketing programs. We intend to continue to make significant investments in our marketing organization to drive additional revenue, further penetrate the market and expand our global customer base. As a result, we expect our marketing expenses to increase in absolute dollars as we expect to invest in growing and training our sales force and broadening our brand awareness.
General and Administrative
General and administrative expenses consist primarily of: (1) occupancy and office expenses; (2) fees for outside professionals, including legal and accounting services; (3) audit and tax fees; and (4) other miscellaneous expenses. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services. We also expect to increase the size of general and administrative functions to support the growth of our business. However, we anticipate general and administrative expenses to decrease as a percentage of revenue over the long term.
Personnel Expenses
Personnel expenses consist of compensation to our personnel, including salaries, bonuses, payroll taxes, and employee health and other benefits. We expect to incur additional personnel expenses as a result of operating as a public company, including expanding head count through organic growth as well as increasing headcount through business combinations. However, we anticipate personnel expenses to decrease as a percentage of revenue over the long term.
Information Technology
Information technology expenses consist primarily of: (1) software license and system maintenance fees; (2) outsourced data center and web hosting costs; (3) payments to contractors; and (4) data communications and other expenses associated with operating the Company’s services. We expect to incur additional information technology expenses as a result of operating as a public company, including expanding our operations through growth of our online booking platform and hosting fees. We also expect to increase the size of information technology expenses to support the growth of our business. However, we anticipate information technology expenses to decrease as a percentage of revenue over the long term.
Depreciation and Amortization
Depreciation and amortization expenses consist of: (1) amortization of intangible assets with determinable lives; (2) depreciation of computer equipment; (3) amortization of internally developed and purchased software; and (4) depreciation of furniture and office equipment. We expect to incur additional depreciation and amortization expenses as a result of operating as a public company, including expanding our operations through capital expenditures and purchases of long-lived assets, as well as potential impacts of a continued mergers and acquisitions strategy. However, we anticipate depreciation and amortization expenses to decrease as a percentage of revenue over the long term.
Other Income (Expense)
Other income (expense) consists primarily of: (1) interest income; (2) interest expense; and (3) other interest and expense. Interest expense relates to interest on loans and amortization of debt issuance costs. We record interest income from our related party loan. Other expenses include realized gains and losses on foreign currency exchange.
Benefit from (Provision for) Income Taxes
The company is subject to payment of federal and state income taxes in the U.S. and other forms of income taxes in other jurisdictions. Consequently, the company determines its consolidated provision for income taxes based on tax obligations incurred using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the condensed consolidated financial statement and income tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, the company believes it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods.
The company evaluates uncertain tax positions to determine if it is more likely than not that they would be sustained upon examination. The company records a liability when such uncertainties fail to meet the more likely than not threshold.
A US shareholder is subject to current tax on “global intangible low-taxed income” (“GILTI”) of its controlled foreign corporations (“CFCs”). The Company is subject to tax under GILTI provisions and includes its CFCs income in its US income tax provision in the period the CFCs earn the income.
Results of Operations
Comparison of Three Months Ended March 31, 2022, and 2021
We have derived this data from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period. The following tables set forth our unaudited condensed consolidated statement of operations as well as other financial data management considers meaningful for 2022 and 2021:
	For the three months ended March 31,
	2022	2021	$ Change	% Change
	(in thousands)
Revenues, net	$37,653	$13,494	$24,159	179%
Operating expenses:
Marketing expenses	23,171	8,242	14,929	181%
Sales and other expenses	2,824	1,207	1,617	134%
Personnel expense	5,572	4,135	1,437	35%
General and administrative expense	2,440	1,687	753	45%
Information technology expense	1,306	1,025	281	27%

	For the three months ended March 31,
	2022	2021	$ Change	% Change
	(in thousands)
Provision for doubtful accounts receivable and contract assets	207	835	(628)	(75)%
Depreciation and amortization	2,817	3,215	(398)	(12)%
Total Operating Expenses	$38,337	$20,346	$17,991	88%
Net (loss) Income from operations	$(684)	$(6,852)	$6,168	(90)%
Other income (expense):
Interest income	127	124	3	2%
Interest expense	(6,229)	(5,549)	(680)	12%
Other (expense) income, net	(151)	(9)	(142)	1,578%
Total other expense	(6,253)	(5,434)	(819)	15%
Net loss before income taxes	(6,937)	(12,286)	5,349	(44)%
Benefit from (provision for) income taxes	(54)	(65)	11	(17)%
Net loss	$(6,991)	$(12,351)	$5,360	(43)%

Revenues, net
	For the three months ended March 31,
	2022	2021	$ Change	% Change
	(in thousands)
Revenues, net	$37,653	$13,494	$24,159	179%
Revenues, net for the three months ended March 31, 2022 increased by $24.2 million or 179% from $13.5 million during the three months ended March 31, 2021 to $37.7 million during the three months ended 2022. The increase was primarily driven by significant improvement in travel demand trends beginning in 2021 and continuing through 2022, as the COVID-19 pandemic recovery improves. Specifically, airline incentive revenues increased by $3.2 million and GDS incentive revenues increased by $3.4 million. Further, the Company launched the UATP program, TripPlanet, and Unpub during June, July, and August 2021, respectively, which contributed to the increase in revenue in 2022.
Operating Expenses and Other (Income) Expense
	For the three months ended March 31,		$ Change	% Change
	2022	2021	2021	2020
	(in thousands)
Marketing expenses	$23,171	$8,242	14,929	181%
Sales and other expenses	2,824	1,207	1,617	134%
Personnel expense	5,572	4,135	1,437	35%
General and administrative expense	2,440	1,687	753	45%
Information technology expense	1,306	1,025	281	27%
Provision for doubtful accounts receivable and contract assets	207	835	(628)	(75)%
Depreciation and amortization	2,817	3,215	(398)	(12)%
Interest income	(127)	(124)	(3)	2%

	For the three months ended March 31,		$ Change	% Change
	2022	2021	2021	2020
	(in thousands)
Interest expense	6,229	5,549	680	12%
Other (income) expense, net	151	9	142	1,578%
	$44,590	$25,780	$18,810	73%

Marketing Expenses
Marketing expenses for the three months ended March 31, 2022 increased by $14.9 million or 181% from $8.2 million during the three months ended March 31, 2021 to $23.2 million during the three months ended March 31, 2022. The increase was primarily driven by an increase in affiliate marketing and web advertising spend as travel demand increased during the period as the industry has been recovering from the COVID-19 pandemic.
Sales and Other Expenses
Sales and Other Expenses for the three months ended March 31, 2022 increased by $1.6 million or 134% from $1.2 million during the three months ended March 31, 2021 to $2.8 million during the three months ended March 31, 2022. The increase was primarily driven by credit card fees associated with merchant transactions, which grew by 162% over prior period, consistent with the increase net revenue growth. Credit card fees are correlated with the volume of business to consumer sales.
Personnel Expense
Personnel expenses for the three months ended March 31, 2022 increased by $1.4 million or 35% from $4.1 million during the three months ended March 31, 2021 to $5.6 million during the three months ended March 31, 2022. The increase was primarily attributable to an increase in headcount.
General and Administrative
General and administrative expenses for the three months ended March 31, 2022 increased by $0.8 million or 45% from $1.7 million during the three months ended March 31, 2021 to $2.4 million during the three months ended March 31, 2022. The increase was primarily attributable to a $0.8 million increase in audit and tax fees, professional service fees, and legal expenses incurred in preparation for the ITHAX Business Combination.
Information Technology
Information technology expenses for the three months ended March 31, 2022 increased by $0.3 million or 27% from $1.0 million during the three months ended March 31, 2021 to $1.3 million during the three months ended March 31, 2022. The increase was primarily due to an increase in web hosting and software costs and expenses.
Provision for doubtful accounts
Provision for doubtful accounts for the three months ended March 31, 2022 decreased by $0.6 million or 75% from $0.8 million during the three months ended March 31, 2021 to $0.2 million during the three months ended March 31, 2022. The decrease was driven by a reduction in collection times and risk of receivables not being collectable compared to the first three months of 2021, which were severely impacted by the COVID-19 pandemic.
Depreciation and amortization
Depreciation and amortization expenses for the three months ended March 31, 2022 decreased by $0.4 million or 12% from $3.2 million during the three months ended March 31, 2021 to $2.8 million during the three months ended March 31, 2022. The decrease was primarily due to certain customer relationships and acquired technology intangible assets being fully amortized during the year ended 2021.
Interest income
Interest income for the for the three months ended March 31, 2022, increased by $3 thousand or 2% from $124 thousand during the three months ended March 31, 2021 to $127 thousand during the three months ended March 31, 2022. The increase was immaterial.
Interest expense
Interest expense for the three months ended March 31, 2022, increased by $0.7 million or 12% from $5.5 million during the three months ended March 31, 2021 to $6.2 million during the three months ended March 31, 2022. The increase was driven by an increase in the Company’s outstanding debt balance as paid-in-kind interest continues to accrue towards the outstanding debt balance.
Other (income)/expense
Other (income)/expense for the three months ended March 31, 2022, increased by $0.1 million or 1,578% from $9 thousand during the three months ended March 31, 2021 to $151 thousand during the three months ended March 31, 2022. The increase was primarily due to foreign currency exchange.
Income Taxes
	For the three months ended March 31,
	2022	2021	$ Change	% Change
	(in thousands)
Benefit from (provision for) income taxes	$(54)	$(65)	$11	(17)%
The provision for income taxes for the three months ended March 31, 2022 decreased by $11 thousand or 17% from $65 thousand in 2021 to $54 thousand in 2022. The decrease was immaterial.
Comparison of Years Ended December 31, 2021, and 2020
We have derived this data from our consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period. The following tables set forth our consolidated statement of operations as well as other financial data management considers meaningful for 2021 and 2020:
	For the year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Revenues, net	$93,194	$65,796	$27,398	42%
Operating expenses:
Marketing expenses	54,611	39,501	15,110	38%
Sales and other expenses	11,165	14,434	(3,269)	(23)%
Personnel expense	23,422	20,658	2,764	13%
General and administrative expense	7,455	7,736	(281)	(4)%
Information technology expense	4,058	3,255	803	25%
Provision for doubtful accounts receivable and contract assets	1,874	4,655	(2,781)	(60)%
Depreciation and amortization	12,861	11,414	1,447	13%

	For the year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Total Operating Expenses	$115,446	$101,653	$13,793	14%
Net (loss) Income from operations	$(22,252)	$(35,857)	$13,605	(38)%
Other income (expense):
Interest income	505	508	(3)	(1)%
Interest expense	(23,683)	(20,410)	(3,273)	16%
Gain on extinguishment of PPP loan	5,868	—	5,868	N/A
Other (expense) income, net	980	(17)	997	(5,865)%
Total other expense	(16,330)	(19,919)	3,589	(18)%
Net loss before income taxes	(38,582)	(55,776)	17,194	(31)%
Benefit from (provision for) income taxes	(323)	14,042	(14,365)	(102)%
Net loss	$(38,905)	$(41,734)	$2,829	(7)%

Revenues, net
	Year Ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Revenues, net	$93,194	$65,796	$27,398	42%
Revenues, net for the year ended December 31, 2021 increased by $27.4 million or 42% from $65.8 million in 2020 to $93.2 million in 2021. The increase was primarily driven by significant improvement in travel demand trends since 2020, which was severely impacted by the COVID-19 pandemic.
Operating Expenses and Other (Income) Expense
	For the year ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Marketing expenses	54,611	$39,501	$15,110	38%
Sales and other expenses	11,165	14,434	(3,269)	(23)%
Personnel expense	23,422	20,658	2,764	13%
General and administrative expense	7,455	7,736	(281)	(4)%
Information technology expense	4,058	3,255	803	25%
Provision for doubtful accounts receivable and contract assets	1,874	4,655	(2,781)	(60)%
Depreciation and amortization	12,861	11,414	1,447	13%
Interest Income	(505)	(508)	3	(1)%
Interest expense	23,683	20,410	3,273	16%
Gain on extinguishment of PPP loan	(5,868)	—	(5,868)	N/A
Other (income) expense, net	(980)	17	(997)	(5,865)%
	$131,776	$121,572	$10,204	8%
Marketing Expenses
Marketing expenses for the year ended December 31, 2021 increased by $15.1 million or 38% from $39.5 million in 2020 to $54.6 million in 2021. The increase was primarily driven by an increase in affiliate marketing and web advertising spend as travel demand increased since 2020, which was severely impacted by the COVID-19 pandemic.
Sales and Other Expenses
Sales and other expenses for the year ended December 31, 2021 decreased by $3.3 million or 23% from $14.4 million in 2020 to $11.2 million in 2021. The decrease was primarily driven by a significant decrease in chargebacks from customers as fewer cancellations were made compared to 2020, which was severely impacted by the COVID-19 pandemic.
Personnel Expense
Personnel expenses for the year ended December 31, 2021 increased by $2.8 million or 13% from $20.7 million in 2020 to $23.4 million in 2021. The increase was primarily attributable to an increase in stock-based compensation expense incurred from profit interest awards issued to the Company’s employees and an increase in employee bonuses.
General and Administrative
General and administrative expenses for the year ended December 31, 2021 decrease by $0.3 million or 4% from $7.7 million in 2020 to $7.5 million in 2021. The decrease was primarily attributable to a $0.8 million decrease in rent expense as the Company continued to decrease the amount of rental office space and employ a virtual work environment and a $0.4 million decrease in miscellaneous expenses. The decreases were partially offset by a $1.2 million increase in legal, professional, audit and tax service fees incurred as the Company prepares for the ITHAX business combination.
Information Technology
Information technology expenses for the year ended December 31, 2021 increased by $0.8 million or 25% from $3.3 million in 2020 to $4.1 million in 2021. The increase was primarily due to $1.2 million increase in web hosting, software costs and expenses, partially offset by a $0.3 million decrease in outsourced costs.
Provision for doubtful accounts
Provision for doubtful accounts for the year ended December 31, 2021 decreased by $2.8 million or 60% from $4.7 million in 2020 to $1.9 million in 2021. The decrease was driven by a reduction in collection times and risk of receivables not being collectable compared to 2020, which was severely impacted by the COVID-19 pandemic.
Depreciation and amortization
Depreciation and amortization expenses for the year ended December 31, 2021 increased by $1.4 million or 13% from $11.4 million in 2020 to $12.9 million in 2021. The increase was primarily due to additional amortization expense incurred from intangible assets acquired during 2020.
Interest Income
Interest income for the year ended December 31, 2021, decreased by $3 thousand or 1% from $508 thousand in 2020 to $505 thousand in 2021. The decrease was immaterial.
Interest expense
Interest expense for the year ended December 31, 2021, increased by $3.3 million or 16% from $20.4 million in 2020 to $23.7 million in 2021. The increase was driven by an increase in the Company’s outstanding debt balance as paid-in-kind interest continues to accrue towards the outstanding debt balance.
Gain on extinguishment of PPP loan
Gain on extinguishment of PPP loan for the year ended December 31, 2021, increased by $5.9 million or 100% from $0.0 million in 2020 to $5.9 million in 2021. The Company received forgiveness on its PPP loan obtained in April 2020 as well as the forgiveness on the PPP loan obtained by its subsidiary in February 2021.

Other (income)/expense
The Company earned $1.0 million in other income during the year ended December 31, 2021 and incurred $17 thousand in other expense during the year ended December 31, 2020. The change was primarily due to outstanding shortfall and other fees that were waived by one of the Company’s GDS operators.
Income Taxes
	Year Ended December 31,
	2021	2020	$ Change	% Change
	($ in thousands)
Benefit from (provision for) income taxes	$(323)	$14,042	$(14,365)	(102)%
The benefit from (provision for) income taxes for the year ended December 31, 2021 decreased by $14.4 million or 102% from a $14.0 million benefit in 2020 to a $0.3 million expense in 2021.
Our effective tax rate for 2021 was lower than the 21% federal statutory income tax rate due to the valuation allowance recorded on the net deferred tax assets, partially offset by state income taxes.
Our effective tax rate for 2020 was higher than the 21% federal statutory income tax rate because of the state income taxes and the impact of the valuation allowance release arising from the non-taxable deferred goodwill acquired through the CTS acquisition. Additionally, the valuation allowance recorded on the net deferred tax assets partially reduced the effective tax rate.
Liquidity and Capital Resources
Sources of Liquidity
As of March 31, 2022, we had cash and cash equivalents totaling $16.6 million, which were held for working capital purposes, as well as restricted short-term investments of $8.5 million and $15 million available line of credit. Our cash equivalents are comprised primarily of cash checking accounts. To date, our principal sources of liquidity have been payments received from sales to customers and financing arrangements with banks and financial institutions.
On December 23, 2019, the Company, entered into a financing agreement (the “TCW Agreement”) with TCW (‘Lenders’) consisting of a $150 million multi-draw term loan in aggregate, of which the first draw was for a principal amount of $95 million. Additionally, on the same day, the Company entered a revolving credit facility (‘LOC’) with an aggregate principal amount not exceeding $15 million. Undrawn balances available under the revolving credit facility are subject to commitment fees of 1%. These facilities are guaranteed by the Company and its Parent, Mondee Holdings LLC and are secured by substantially all of the assets of the Company and its Parent. No amounts on the revolving credit facility have been drawn down as of March 31, 2022 and 2021.
On February 6, 2020, the Company entered into a first amendment to the TCW Agreement and an incremental joinder with TCW for an aggregate principal amount of $55 million. On May 1, 2020, the Company entered into a second amendment with TCW, which modified the Applicable Margin of any Reference Rate Loan, or any portion thereof, to 9.50% per annum and any LIBOR Rate Loan, or any portion thereof, to 10.50%, increased from 8.50% and 9.50%, respectively, prior to the second amendment taking effect. The increase was due to the Company renegotiating the terms of the TCW Agreement as a result of the COVID-19 pandemic. In addition, the Parent issued 2.5 million of Class G Preferred units to TCW as part of the second amendment to the TCW Agreement, with an aggregate value of $6.5 million. The Company incurred $15.1 million in debt issuance cost and debt discount for the year ended December 31, 2020 related to this offering. The funds drawn from the $55 million term loan were primarily used to pay for the CTS acquisition, MS Loan, Mondee Group LLC Loan, and for other working capital purposes.
On June 22, 2021, the Company entered into a fourth amendment with TCW, which specifies that if Company does not secure $25 million in financing, or enter into a change of control agreement, by June 30,

2022 then the Company must issue 3,600,000 Class G units to TCW. In connection with the fourth amendment and in consideration thereof, the Company incurred an amendment fee of $1.8 million, which was paid in kind and added to the outstanding principal balance.
On December 31, 2021, the Company entered into a fifth amendment with TCW to increase the Applicable Margin by 1% and capitalize interest during the period of October 1, 2021 to March 31, 2022. Additionally, quarterly installments for loan repayment were deferred until June 30, 2022. The modification is only in effect through June 30, 2022, at which time the Applicable Margin will revert to the original percentages.
Beginning on April 1, 2021, 5% Payment in Kind (“PIK”) interest has been accrued on the outstanding principal balance by increasing the principal amount over the term of the loan. On July 2, 2021, the PIK interest rate decreased to 4%. The PIK rate eventually increased to 12.25% beginning October 1, 2021. The effective interest rate of the TCW Agreement for three months ended March 31, 2022, and March 31, 2021 is 15.55% and 15.96%, respectively.
On April 15, 2022, the Company entered into a sixth amendment and waiver with TCW to request to have waived certain defaults and also to make certain revisions to the TCW Agreement. The revisions pertained to updating Unadjusted EBITDA, Leverage Ratio and Fixed Charge Coverage Ratio (each as defined therein). The Company plans to repay this loan out of the proceeds of the Transactions.
On April 13, 2020, Mondee, Inc., was granted a loan from JP Morgan Chase Bank in the aggregate amount of $4.3 million pursuant to the PPP under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). In January 2021, the Company was granted a Second Draw PPP Loan in the amount of $2 million . In February 2021, the Company was granted another Second Draw PPP Loan in the amount of $1.6 million. As the legal form of the PPP loan is debt, the company accounted for the loan as debt under ASC 470. Refer to the “Impact of COVID-19” section for further details.
We have incurred negative cash flows from operating activities for periods through fiscal year 2021 and significant losses from operations in the past as reflected in our accumulated deficit of $197.0 million as of March 31, 2022. During the three months ended March 31, 2022 the Company generated positive cash flows from operating activities and we expect to generate operating income for next 12 months. We believe that current cash and cash equivalents, as well as the $15.0 million unused line of credit, will be sufficient to fund our operations for at least the next 12 months. Due to the investments that we intend to make to grow our business we may require additional capital resources. Our future capital requirements, however, will depend on many factors, including on-going effects of the COVID-19 pandemic, consolidation of the travel industry, changes in the general market conditions for travel services, and future business combinations. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. From time to time, we may seek to raise additional funds through equity and debt. If we are unable to raise additional capital when desired and on reasonable terms, our business, results of operations, and financial condition could be adversely affected.
Cash Flow Summary for Three Months Ended March 31, 2022, and 2021
The following table summarizes our cash flows for the periods presented:
	Three months ended March 31,
	2022	2021
	($ in thousands)
Net cash provided by (used in) Operating activities	$3,418	$(2,028)
Net cash provided by (used in) Investing activities	(1,721)	(1,187)
Net cash provided by (used in) Financing activities	(384)	3,344
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(229)	(61)
Net increase in cash and cash equivalents	$1,084	$68

Operating Activities
During the three months ended March 31, 2022, cash provided by operating activities was $3.4 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $7.0 million, offset by our non-cash charges of $9.3 million primarily consisting of payment in kind interest expense of $5.7 million and depreciation and amortization of $2.8 million. The cash provided from changes in our operating assets and liabilities was $1.2 million, which was primarily due to a $10.5 million increase in accounts payable, $2.7 million increase in accrued expenses and other current liabilities, and $1.3 million decrease in short-term amounts payable to related parties, partially offset by a $7.5 million increase in accounts receivable, $2.6 million increase in contract assets, and $2.3 million increase in prepaid expense and other current assets.
During the three months ended March 31, 2021, cash used in operating activities was $2.0 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $12.4 million, offset by our non-cash charges of $9.5 million primarily consisting of payment in kind interest expense of $5.2 million and depreciation and amortization of $3.2 million. The cash provided from changes in our operating assets and liabilities was $0.8 million, which was primarily due to a $2.4 million increase in accounts payable and a $2.2 million increase in contract assets, partially offset by a $2.3 million increase in accounts receivable.
Investing Activities
During the three months ended March 31, 2022, cash used in investing activities was $1.7 million, which was used for the purchase of property and equipment.
During the three months ended March 31, 2021, cash used in investing activities was $1.2 million, which was used for the purchase of property and equipment.
Financing Activities
During the three months ended March 31, 2022, cash used in financing activities was $0.3 million, primarily for the payment of deferred offering costs related to the Business Combination and the repayment of debt.
During the three months ended March 31 2021, cash provided by financing activities was $3.3 million, primarily due to proceeds from the Company’s PPP loan.
Cash Flow Summary for Years Ended December 31, 2021, and 2020
The following table summarizes our cash flows for the periods presented:
	Year Ended December 31
	2021	2020
	($ in thousands)
Net cash used in Operating activities	$(15,673)	$(3,662)
Net cash used in Investing activities	(3,112)	(37,710)
Net cash provided by Financing activities	3,077	61,087
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(311)	1
Net increase in cash and cash equivalents	$(16,019)	$19,716
Operating Activities
During the year ended December 31, 2021, operating activities used $15.7 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $38.9 million, offset by our non-cash charges of $29.7 million primarily consisting of payment in kind interest expense of $14.6 million and depreciation and amortization of $12.9 million, stock-based compensation expense of $3.9 million, partially offset by the increase in accounts receivable of $6.7 million and the forgiveness of the PPP loans of $5.9 million.

During the year ended December 31, 2020, operating activities used $3.6 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $41.7 million, offset by our non-cash charges of $22.3 million primarily consisting of depreciation and amortization of $11.4 million, non-cash interest expense of $19.6 million, $(13.9) million in benefits for deferred taxes, and bad debt expense of $4.7 million. The cash provided from changes in our operating assets and liabilities was $15.8 million, which was primarily due to $19.6 million decrease in contract assets, $11.5 million decrease in accounts receivable, $1 million decrease in prepaid expense and other current assets, and a $2.4 million increase in accrued liabilities. These amounts were partially offset by a $20 million decrease in accounts payable.
Investing Activities
During the year ended December 31, 2021, cash used in investing activities was $3.1 million, of which $4.0 million was used for the purchase of property and equipment and $0.9 million was generated from the sale of restricted short-term investments.
During the year ended December 31, 2020, cash used in investing activities was $37.7 million, of which $34.9 million was used in business acquisitions, $4.1 million was used for the purchase of property and equipment, partially offset by cash generated from the sale of restricted short-term investments of $1.5 million.
Financing Activities
During the year ended December 31, 2021, cash provided by financing activities was $3.1 million, primarily from the proceeds from the second tranche of the PPP loans of $3.6 million, partially offset by the repayment of debt of $0.6 million.
During the year ended December 31, 2020, cash provided by financing activities was $61.1 million, primarily from net proceeds from the issuance of long-term debt of $55 million, proceeds from issuance of Parent units of $11.6 million, and $4.3 million proceeds from a PPP loan. These amounts were partially offset by a $6.8 million payment of a related party note, a $1.8 million payment for a loan origination fee for long-term debt, and a $1.3 million repayment of long-term debt.
Off- Balance Sheet Arrangements
We had the following Off-Balance Sheet Arrangements as of March 31, 2022 and December 31, 2021:
(In millions)	March 31, 2022	December 31, 2021
Letters of credit	$6.4	$7.3
No amount on the revolving credit facility have been drawn down as of March 31, 2022 and December 31, 2021.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.
We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.
Interest Rate Risk
As of March 31, 2022, we had cash and cash equivalents of approximately $16.6 million, which consisted primarily of checking accounts, which carries a degree of interest rate risk. A hypothetical 10%

change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.
Foreign Currency Exchange Risk
Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. All our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a lesser extent in Europe and Asia. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.
Critical Accounting Policies and Estimates
The preparation of the condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ materially from those estimates. Significant items subject to such estimates and assumptions include, but are not limited to, the useful lives of property and equipment, revenue recognition, allowances for doubtful accounts and customer chargebacks, the valuation of financial instruments, acquisition purchase price allocations, the valuation of intangible and other long- lived assets, income taxes, impairment of goodwill and indefinite life intangibles, capitalization of software development costs, determination of the incremental borrowing rate, and other contingencies.
The COVID-19 pandemic has created and may continue to create significant uncertainty in macroeconomic conditions, which may cause further business disruptions and adversely impact our results of operations. As a result, many of our estimates and assumptions required increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change materially in future periods.
Deferred Offering Costs
Deferred offering costs, which consist of direct incremental legal, consulting, and accounting fees and printer costs relating to an anticipated public offering, are capitalized and will be offset against proceeds upon the consummation of the offering. In the event the offering is terminated, the deferred offering costs will be expensed. As of March 31, 2022 the Company had deferred $2.2 million of deferred offering costs in prepaid assets on the condensed consolidated balance sheets. No amounts were capitalized as of December 31, 2021.
Revenues, net
Our revenues are generated by providing online travel reservation services, which principally allows travelers to book travel reservations with travel suppliers through our platforms. These services are primarily related to reservation of airline tickets. It also includes, to a lesser extent, services related to reservation of hotel accommodation, rental car, travel insurance and other travel products and services. While we generally refer to a consumer that books travel reservation services on our platforms as our customer, for accounting purposes; our customers are the travel suppliers. Our contracts with travel suppliers give them the ability to market their reservation availability without transferring responsibility to deliver the travel service to us. Therefore, we are an agent in a transaction and our revenues are presented on a net basis (that is, the amount billed to a traveler less the amount paid to a travel supplier) in the condensed consolidated statements of operations. Our revenue is earned through service fees, margins and commissions.

We earn incentives from airline companies which are recognized based on the achievement of targets set by contract, that mainly relate to the amount of airline ticket bookings that have been flown, and consequently are not subject to cancellation. We also receive incentives from our Global Distribution System (“GDS”) service providers based on the volume of segment bookings mediated by us through the GDS systems. In addition to the above travel-related revenue, we also generate revenue from incentives received from credit card companies for ancillary services based on the volume of transaction amount processed by us.
Revenue from service fee, margin and commission on sale of airline tickets is recognized when the traveler books the airline ticket as the performance obligation is satisfied by us on issuance of an airline ticket to the traveler. Revenue is recorded net of cancellation, refunds and chargebacks. In the event of cancellation of airline tickets, revenue recognized in respect of commissions and margins earned by us on such tickets is reversed and is netted off from the revenue earned during the fiscal period at the time the cancellation is made by the customers.
Revenue from commission and margin on other travel products and services is recognized when the traveler completes the reservation as our performance obligation is satisfied at that point.
Revenue relating to contracts with travel suppliers which include incentive payments from airline companies and GDS are accounted for as variable consideration when the amount of revenue to be recognized can be estimated to the extent that it is probable that a significant reversal of any incremental revenue will not occur. This revenue is recognized net of cancellations, refunds and shortfall penalty fees, as applicable, at a time when performance targets are achieved.
When an airline ticket is purchased, there is a risk of customer chargebacks including those related to fraud. We record estimates for chargebacks of our fees or margin or commission earned upon sale of airline tickets as variable consideration. We record estimates for losses related to chargebacks of the face value of tickets as an operating expense classified within sales and other expense. Reserves are recorded based on our assessment of various factors, including the amounts of actual chargeback activity during the current year.
Our ‘Rocketrip’ brand offers a corporate travel cost savings solution through its technology platform. We generate subscription and set-up revenue from customers who are provided access to our platform as software-as-a-service. Revenue is recognized over the term of the contract.
‘Tripplanet’ is an end-to-end business travel platform for small to medium sized businesses, membership organizations, associations, educational institutions, and NGOs. The platform combines Mondee’s global content hub, marketplace, and conversational commerce engine to provide organizations discounted rates for airfare, hotels, and cars using our private platform. Individuals within these organizations can also utilize the platform for leisure travel. The platform is set up as a subscription base service where revenue is recognized over the term of the contract. Revenue from commission and margin on the travel bookings are recognized when the traveler completes the reservation as our performance obligation is satisfied.
‘Unpub’ provides consumer groups access to a subscription based private membership travel platform where they can purchase flights, reserve hotel rooms and rental cars, and receive member benefits. Revenue related to the subscription platform is recorded over the contract period. Revenue from commission and margin on the travel bookings are recognized when the traveler completes the reservation as our performance obligation is satisfied.
Income Taxes
The Company is subject to payment of federal and state income taxes in the U.S. and other forms of income taxes in other jurisdictions. Consequently, the Company determines its consolidated provision for income taxes based on tax obligations incurred using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the condensed consolidated financial statement and income tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, the Company believes it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods.

The Company evaluates uncertain tax positions to determine if it is more likely than not that they would be sustained upon examination. The Company records a liability when such uncertainties fail to meet the more likely than not threshold.
A US shareholder is subject to current tax on “global intangible low-taxed income” (GILTI) of its controlled foreign corporations (CFCs). The Company is subject to tax under GILTI provisions and includes its CFCs income in its US income tax provision in the period the CFCs earn the income.
Recoverability of Goodwill and Indefinite and Definite-Lived Intangible Assets
Goodwill is not subject to amortization and is tested annually or more when events and circumstances indicate impairment may have occurred. In the evaluation of goodwill for impairment, we typically perform our qualitative assessment, prior to performing the quantitative analysis, to determine whether the fair value of the goodwill is more likely than not impaired. If a quantitative assessment is made we compare the fair value of the reporting unit to the carrying value and, if applicable, record an impairment charge based on the excess of the reporting unit’s carrying amount over its fair value.
We generally base our measurement of fair value of reporting units, on a blended analysis of the present value of future discounted cash flows and market valuation approach. The discounted cash flows model indicates the fair value of the reporting units based on the present value of the cash flows that we expect the reporting units to generate in the future. Our significant estimates in the discounted cash flows model include: our weighted average cost of capital; long-term rate of growth and profitability of our business; and working capital effects. The market valuation approach indicates the fair value of the business based on a comparison of the Company to comparable publicly traded firms in similar lines of business. Our significant estimates in the market approach model include identifying similar companies with comparable business factors such as size, growth, profitability, risk and return on investment and assessing comparable revenue and operating income multiples in estimating the fair value of the reporting units.
We believe the weighted use of discounted cash flows and market approach is the best method for determining the fair value of our reporting units because these are the most common valuation methodologies used within the travel and internet industries; and the blended use of both models compensates for the inherent risks associated with either model if used on a stand-alone basis.
In our evaluation of our indefinite-lived intangible assets, we typically first perform a qualitative assessment prior to performing the quantitative analysis, to determine whether the fair value of the indefinite- lived intangible asset is more likely than not impaired. An impairment charge is recorded for the excess of the carrying value of indefinite-lived intangible assets over their fair value, if necessary. We base our measurement of fair value of indefinite-lived intangible assets, which consist of trade name, using the relief- from-royalty method. This method assumes that the trade name has value to the extent that its owner is relieved of the obligation to pay royalties for the benefits received from them.
Intangible assets with definite lives and other long-lived assets are carried at cost and are amortized on a straight-line basis over their estimated useful lives of one to twenty years. We review the carrying value of long-lived assets or asset groups, including property and equipment, to be used in operations whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset, or a significant decline in the observable market value of an asset, among others. If such facts indicate a potential impairment, we would assess the recoverability of an asset group by determining if the carrying value of the asset group exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the assets over the remaining economic life of the primary asset in the asset group. If the recoverability test indicates that the carrying value of the asset group is not recoverable, we will estimate the fair value of the asset group using appropriate valuation methodologies which would typically include an estimate of discounted cash flows. Any impairment would be measured as the difference between the asset groups carrying amount and its estimated fair value.
Assets held for sale, to the extent we have any, are reported at the lower of cost or fair value less costs to sell.

Recent Accounting Pronouncements
See Note 2 to our condensed consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

MONDEE’S EXECUTIVE AND DIRECTOR COMPENSATION
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us “ or “our” refer to the business of Mondee and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Mondee and its subsidiaries following the consummation of the Business Combination.
Mondee’s Executive and Director Compensation
Our named executive officers for the fiscal year ended December 31, 2021, which consist of Chief Executive Officer, Chief Financial Officer, Chief Technology Officer and Chief Operating Officer are:
•
Prasad Gundumogula, our Chief Executive Officer;

•
Dan Figenshu, our Chief Financial Officer;

•
Venkat Pasupuleti, our Chief Technology Officer;

•
Jim Dullum, our Chief Operating Officer

The named executive officer and director compensation described in this section discusses our 2021 compensation programs. Following the consummation of the Business Combination, our compensation committee may choose to implement different compensation programs for our named executive officers and directors.
Summary Compensation Table
The following table provides information regarding the compensation provided to our named executive officers during the fiscal year ended December 31, 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Deferred Incentive Plan Compensation ($)	Non-Equity Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Prasad Gundumogula, Chief Executive Officer	2021	$0	$0	$286,726(1)	$0	$0	$0	$0	$286,726
Dan Figenshu, Chief Financial Officer	2021	$280,000	$28,000(2)	$0	$0	$0	$0	$0	$308,000
Venkat Pasupuleti, Chief Technology Officer	2021	$172,800	$0	$0	$0	$0	$0	$0	$172,800
Jim Dullum, Chief Operating Officer	2021	$300,000(3)	$0	$0	$0	$0	$0	$0	$50,000

(1)
Mr. Gundumogula’s Stock Awards represent compensation he received for his role as Chief Executive Officer of the Company, but are issued in Mondee Holdings, LLC and not in the Company.

(2)
Mr. Figenshu’s cash bonus was received in 2021 as part of his previous role and the associated responsibilities as the Chief Operating Officer / Chief Financial Officer of Rocketrip.

(3)
Mr. Dullum is compensated at $25,000 per month on a consulting basis, until the Closing is complete, at which time he will be converted to a full-time employee of the Company.

Narrative to the Summary Compensation Table
The compensation committee annually reviews and approves compensation for our named executive officers. The compensation committee considers recommendations by our Chief Executive Officer for the compensation of all other named executive officers. Compensation for our Chief Executive Officer typically has been recommended by the chairman of the Mondee Board, which is reviewed and subject to approval by the compensation committee.
Compensation paid based on performance, including any award under the current equity incentive plan, will be subject to a recoupment (“clawback”) policy. In the event of a restatement of incorrect financial results, this policy will enable the Board or the Compensation Committee to seek reimbursement from award recipients of any portion of an award that would not have been earned based on corrected financial results if fraud or willful misconduct contributed to such noncompliance.
Annual Base Salary
We believe that a competitive base salary is essential in attracting and retaining key executive talent. The base salary established for each of our named executive officers is intended to reflect each individual’s responsibilities, experience, position, prior performance and other discretionary factors deemed relevant by our compensation committee. Mr. Gundumogula waived his base salary in June 2020, to reduce the Company’s financial burden given the impacts of COVID-19.
The chart below reflects the actual base salaries approved by the compensation committee for our named executive officers during the fiscal year ended December 31, 2021.
Name	2021 Base Salary
Prasad Gundumogula, Chief Executive Officer	$0
Dan Figenshu, Chief Financial Officer	$280,000
Venkat Pasupuleti, Chief Technology Officer	$172,800
Jim Dullum, Chief Operating Officer	$300,000(1)

(1)
Mr. Dullum's base salary is $300,000 because he receives $25,000 a month until the Closing, but he was only compensated $50,000 in 2021 because he started his consulting work with Mondee in November 2021.

Employment Agreements with Our Named Executive Officers
Our named executive officers are each party to an employment agreement with Mondee. The discussion below summarizes the material terms of the named executive officer employment agreements.
Employment Agreement with Prasad Gundumogula
In September 2011, Mondee entered into an employment agreement with Prasad Gundumogula to serve as its Chief Technology Officer. Pursuant to an amendment to the employment agreement effective June 2015, Mr. Gundumogula began serving as Chief Executive Officer, with a base salary of $300,000 per year. Pursuant to an amendment effective as of June 1, 2020 through December 31, 2021, Mr. Gundumogula waived his right to any cash salary or bonus, while he still maintains eligibility to participate in employee benefit or group insurance plans maintained from time to time by Mondee. In May 2022, Mr. Gundumogula entered into an employment agreement with Mondee, effective at the Closing, Under the terms of the new employment agreement, Mr. Gundumogula will serve as Chief Executive Officer with a base salary of $600,000 per year paid in cash in equal installments. The form of consideration may be changed with the approval of Mr. Gundumogula and the chair of the compensation committee. Mr. Gundumogula will be eligible to receive discretionary bonus compensation with a target amount of up to 50% of his base salary for each complete calendar year that he is employed by Mondee, commencing in 2022. The form of consideration may be in cash or equity and change at the discretion of the Board (or a committee thereof). Mr. Gundumogula will be awarded 100,000 shares of New Mondee Common Stock at the Closing in accordance with this provision. The employment agreement further provides that Mr. Gundumogula will receive a payment of $10 million upon termination if termination takes place within the first five years after the effective date of the employment agreement. Up to 50% of this payment upon termination may be paid in New Mondee Common Stock at the discretion of the Board (or a committee thereof). Once effective, Mr. Gundumogula’s new employment agreement will supersede all prior agreements.

Employment Agreement with Dan Figenshu
In September 2021, Mondee entered into an employment agreement with Dan Figenshu, its Chief Financial Officer. Mr. Figenshu’s employment agreement provides for an annual base salary and eligibility to participate in employee benefit or group insurance plans maintained from time to time by Mondee. Additionally, Mr. Figenshu’s employment agreement provides for an initial grant of an equity award at Closing with a target value of $1,196,000, based on the price per share as of the Closing, to be fully vested at the time of Closing. Mr. Figenshu will be considered for annual equity awards in each subsequent year and the size and structures of any annual equity award granted to Mr. Figenshu will be established at the time of grant by the compensation committee. Mr. Figenshu's base salary and his annual target bonus will be evaluated by the compensation committee on a regular basis during the normal course of business.
Employment Agreement with Venkat Pasupuleti
In January 2017, Mondee entered into an employment agreement with Venkat Pasupuleti, its Chief Technology Officer. In May 2022, Mr. Pasupuleti entered into an employment agreement with Mondee, effective at the Closing, Under the terms of the new employment agreement, Mr. Pasupuleti will serve as Chief Technology Officer with a base salary of $200,000 per year paid in cash in equal installments. Mr. Pasupuleti will be eligible to receive discretionary bonus compensation with a target amount of up to 50% of his base salary for each complete calendar year that he is employed by Mondee, commencing in 2022. The form of consideration may be in cash or equity and change at the discretion of the Board (or a committee thereof). Once effective, Mr. Pasupuleti’s new employment agreement will supersede all prior agreements.
Employment Agreement with Jim Dullum
In November 2021, Mondee entered into a consulting agreement with Jim Dullum, its Chief Operating Officer. Mr. Dullum’s consulting agreement provides for a monthly fee of $25,000, and does not make him eligible to participate in employee benefit or group insurance plans maintained by Mondee. In May 2022, Mr. Dullum entered into an employment agreement with Mondee, effective at the Closing, Under the terms of the new employment agreement, Mr. Dullum will serve as Chief Operating Officer with a base salary of $300,000 per year paid in cash in equal installments. Mr. Dullum will be eligible to receive discretionary bonus compensation with a target amount of up to 50% of his base salary for each complete calendar year that he is employed by Mondee, commencing in 2022. The employment agreement also provides that Mr. Dullum will receive an award of 112,000 shares of New Mondee common stock (initially awarded pursuant to a prior employment arrangement) on Closing. The form of consideration may be in cash or equity and change at the discretion of the Board (or a committee thereof). Once effective, Mr. Dullum’s new employment agreement will supersede all prior agreements.
Long-Term Incentive Compensation
Outstanding Equity Awards
There were no outstanding equity awards held by named executive officers as of December 31, 2021.
New Mondee 2022 Equity Incentive Plan
See “Proposal No. 7 - the Equity Incentive Plan Proposal’’ for details on the New Mondee 2022 Equity Incentive Plan.
ESPP
See “Proposal No. 8 - The Employee Stock Purchase Plan Proposal for details on the Employee Stock Purchase Plan.
Health, Welfare and Retirement Benefits
All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental and vision insurance plans, in each case on the same basis as all of our other employees in the applicable jurisdiction.

Non-Employee Director Compensation
Upon the consummation of the Business Combination, we expect to adopt a non-employee director compensation policy. Under this policy, we anticipate that we will pay each of our non-employee directors a cash retainer of $50,000 and 2,500 shares of New Mondee Common Stock in exchange for serving on the New Mondee Board. In addition, we expect that we will pay the chairs of each committee of the New Mondee Board an additional 2,500 shares of New Mondee Common Stock for their service. Our employee directors receive no additional compensation for serving on the New Mondee Board. The material features of the non-employee director policy have not yet been determined.
2021 Director Compensation Table
We did not pay or award any compensation to non-executive directors during the fiscal year ended December 31, 2021.

MANAGEMENT OF NEW MONDEE FOLLOWING THE BUSINESS COMBINATION
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “New Mondee” refers to new New Mondee and its consolidated subsidiaries after giving effect to the Business Combination.
Executive Officers and Directors After the Business Combination
Upon the consummation of the Business Combination, the business and affairs of New Mondee will be managed by or under the direction of the New Mondee Board. It is expected that the directors and executive officers of New Mondee upon the consummation of the Business Combination will include the following:
Name	Age*	Position
Executive Officers
Prasad Gundumogula	47	Founder, Chief Executive Officer, and Director Nominee (Chairman)
Dan Figenshu	44	Chief Financial Officer
Venkat Pasupuleti	59	Chief Technology Officer
Jim Dullum	69	Chief Operating Officer
Non-Employee Directors
Orestes Fintiklis	42	Director Nominee
Asi Ginio	49	Director Nominee
Mona Aboelnaga Kanaan	54	Director Nominee
Roopa Purushothama	44	Director Nominee
Noor Sweid	41	Director Nominee
Pradeep Udhas	63	Director Nominee

*
As of May 13, 2022.

Set forth below is information concerning directors and executive officers of New Mondee upon completion of the Business Combination, assuming the Director Election Proposal is approved and the director nominees are all elected as directors.
Executive Officers
Prasad Gundumogula, 47, is the co-founder of Mondee and has been serving as Chairman of the Board and Chief Executive Officer since 2015. Mr. Gundumogula will serve as the Chief Executive Officer and Chairman of the Board of Directors of New Mondee. Under his stewardship, Mondee has emerged as a rapid-growth travel technology company and market place with a portfolio of globally recognized brands, grown substantially in revenue, and executed some key strategic acquisitions that expanded the portfolio to fuel future growth. Prior to his current role, Mr. Gundumogula served as Chief Operating Officer, Chief Technology Officer of Mondee, where he crafted Mondee's vision, as well as played foundational roles in executing this vision. Prior to Mondee's founding, Mr. Gundumogula was the Founder and CEO of Explore Trip Inc, where he pioneered a world-class system-based travel technology solution and state-of-the-art content hub platform. Previously, Mr. Gundumogula founded Metaminds Global Solutions, where he created highly scalable logistics systems and Artificial & Business Intelligence based solutions that added value to companies such as Lowe's and Mercedes Benz. Mr. Gundumogula is a seasoned entrepreneur with an excellent track record of founding multiple transformative ventures and nurturing them from startups to multi-millions dollar businesses. Mr. Gundumogula holds both a master's degree and a bachelor’s degree in computer science from Andhra University. We believe Mr. Gundumogula is qualified to serve as a director of New Mondee due to his experience in the industry and deep knowledge of the Company as its founder.
Dan Figenshu, 44, has served as our Chief Financial Officer since September 2021, and will serve as the Chief Financial Officer of New Mondee. Mr. Figenshu is currently responsible for overseeing all financial, accounting, SEC reporting, and treasury functions at Mondee. Prior to his current role, he served as Chief Operating Officer / Chief Financial Officer of Rocketrip, Inc., which was acquired by Mondee in September 2020. At Rocketrip, a venture-backed travel-tech start-up, he oversaw finance, accounting, legal, human resources, and operations. Before joining Rocketrip in 2017, Mr. Figenshu led finance organizations at two different media companies: Mic Network, Inc. and Glenn Beck’s The Blaze, where he also sat on the Board of Directors. Earlier in his career, he held finance and operations leadership roles at Random House and Simon & Schuster. Mr. Figenshu has more than 20 years of finance and operations experience in companies ranging from Series-A startups tomulti-billion dollar media conglomerates. Mr. Figenshu received his bachelor’s degree in finance from the Wallace E. Carroll School of Management at Boston College.
Venkat Pasupuleti, 59, has served as our Chief Technology Officer since January 2017, and will serve as the Chief Technology Officer of New Mondee. He leads the technology team that drives innovation and transformation in the industry through disruptive technology platforms. Prior to joining the company, Mr. Pasupuleti served as Chief Operations Officer of Explore Trip Inc. where he played a critical role in operations and in the development of a world-class, expert, system-based travel technology solution. Prior to that, Mr. Pasupuleti served as Vice President at Avesta Computers, leading the West Coast operations and Program Management services. Earlier, Mr. Pasupuleti was founder and CEO of Zoom Interview Inc, which developed a new generation technology skill assessment platform. Earlier in his career, he served as Program Director and Country Head at e2e technologies Inc, where he was responsible for M&A, Strategic Consulting and Program Management practices, and prior to that, he served as Head – Business Applications Group at Mastek, a global IT solutions company. Mr. Pasupuleti received a Bachelor’s Degree in Commerce from Andhra University and a Master’s Degree in Management from Bombay University.
Jim Dullum, 69, has served as our Chief Operating Officer since November 2021 and on our Advisory Board from 2012 to 2016. Mr. Dullum will serve as the Chief Operating Officer of New Mondee. Prior to joining the Company, Mr. Dullum headed the Global Travel & Transportation Business for EDS, an HP company that became the largest processor of airline reservation transactions by 2007, through acquisitions and outsourcing of airline and global distribution system (GDS) operations and a leading provider of IT services to global airline, hotel, logistics and other travel companies. Subsequently, Mr. Dullum was an advisor to Travel port Worldwide Limited, has been Chief Operating Officer of Fare portal, Inc., a travel technology company and one of the largest Online Travel Agencies (OTAs), as well as Managing Partner of Fieldstone Equity, a private equity and business management firm since its co-founding in 2010. Mr. Dullum was also a Principal and Business Development Leader of Business Travel International of Americas (BTIA), which merged to become BCD, one of the largest global Travel Management Companies (TMCs). He started, operated and sold Execunet Travel, a corporate travel company that developed one of the first transactional front-end systems on an airline GDS, has been the Vice-Chairman of Citi corp CIMS, a travel information and transaction provider for travel agencies, and also has been CEO of Corvus Consulting, a travel marketing automation consulting business that has since been sold to Citi corp. Mr. Dullum sits on the Advisory Board of the Georgia Institute of Technology School of Mechanical Engineering, holds a Bachelor of Science in Mechanical Engineering (cum laude) from Georgia Institute of Technology and has an MBA from Harvard Graduate School of Business.
Non-Employee Directors
Orestes Fintiklis will serve as a director of New Mondee. Mr. Fintiklis has served as ITHAX’s Chief Executive Officer since October 2020 and Chairman of ITHAX’s Board since January 2021. He has more than 15 years of experience in hospitality investment and asset management and is the Founder and Managing Partner of Ithaca Capital Partners, a private equity real estate investment management company. In the past four years alone, Ithaca has acquired and/or asset-managed five hospitality businesses, including the acquisition of iconic and award-winning hotels such as the JW Marriott Panama and W Hotel Bogota (which, in 2021, readers of Condé Nast Traveler voted as the No. 1 best hotel in South America). He oversees all aspects of Ithaca, including sourcing, acquisitions, structuring, strategy, asset management and disposals. Prior to Ithaca, Mr. Fintiklis joined Dolphin Capital Partners in June 2007, and served as a partner from December 2013 to January 2017. Dolphin Capital Partners raised approximately $600 million of equity since June 2007 and raised and invested a total of approximately $1.1 billion of equity since December 2005 into multiple hotels and resorts. Prior to that, he was an attorney at Clifford Chance LLC in London and Brussels from August 2004 to August 2006. Mr. Fintiklis has a bachelor’s degree in law (Jurisprudence) from

Oxford University (England), where he graduated first in his class, and holds a Master’s Degree in Business Administration with distinction from INSEAD Business School (France). He is a director in multiple hospitality and real estate private companies and is an active member of Young Presidents Organization, a chief executive leadership organization. We believe that Mr. Fintiklis is qualified to serve as a director of New Mondee due to his extensive investment background, experience as an executive, and his global network of business contacts.
Asi Ginio will serve as a director of New Mondee. Mr. Ginio has over 20 years of experience with Tourico Holidays Inc., a global travel wholesale and bedbank company that he co-founded in April 1999 (“Tourico”), and has served as the Chief Product Officer, Chief Operating Officer and Chief Executive Officer. In 1999, Mr. Ginio established the Tourico Holidays product development team and deployed its unique Permanent Room Block “PRB” strategy, which created a new industry standard and significantly improved the company value proposition and profit margins. In 2013, Mr. Ginio helped establish Tourico Holidays Travel Academy (“THTA”) which offers an exclusive opportunity for college graduates to jumpstart careers in the travel industry and Travel Global Systems (“TGS”), a proprietary travel software company. From January 2013 to May 2017, he oversaw Tourico’s global distribution and revenue management of over 35,000 direct hotel contracts and 4500 worldwide clients, including online travel agencies, airlines, rewards programs, tour operators, travel clubs and more. In June 2017, Tourico was acquired by Cinven Limited and Canada Pension Plan Investment Board and Mr. Ginio was selected as Hotelbed’s Commercial Strategy Director and Tourico Holidays Chief Executive Officer. Under his leadership, Tourico grew to become the third largest bedbank company with over 760 employees in 39 locations and over $1 billion in sales. Mr. Ginio holds a B.Sc in Hotel Management from Johnson and Wales University in Rhode Island and is a mentor at NYU Tisch Center HI Hub Incubator. We believe Mr. Ginio is qualified to serve as a director of New Mondee due to his experience as an executive in the global travel wholesale and bedbank industry.
Mona Aboelnaga Kanaan will serve as a director of New Mondee. Ms. Aboelnaga Kanaan is Managing Partner at K6 Investments LLC, a private investment firm she founded in 2011, which invests globally in the financial services, technology, consumer products and entertainment industries. Earlier in her career, Ms. Aboelnaga Kanaan was President and Chief Executive Officer of Proctor lnvestment Managers LLC (“Proctor”), a private equity firm she co-founded in 2002, which invested in traditional and alternative asset management companies. Ms. Aboelnaga Kanaan oversaw Proctor’s strategic development, acquisition program, and international distribution strategy. She sold Proctor to National Bank of Canada in 2006 and continued as Proctor’s President and Chief Executive Officer until 2013. Currently, Ms. Aboelnaga Kanaan serves as a member of the board of directors of Webster Financial Corporation (NYSE: WBS), where she chairs the technology committee and is a member of the executive and risk committees. She is the first US-based member of the board of Perpetual Limited (ASX: PPT), an Australian-based diversified global financial services company, and serves on the investment and people committees. With a passion for financial inclusion and innovation, Ms. Aboelnaga Kanaan also serves as a director and audit committee chair of FinTech Acquisition Corp Vl (NASDAQ: FTVI), on the Board of Advisors of Ibancar, a FinTech company specializing in collateralized auto lending in Spain, and on the Advisory Board and FinTech Task Force of Dubai-based VC Fund, Global Ventures. Previously, she served as a director of Siguler Guff Small Business Credit Opportunities Fund and Peridiem Global Investors (on behalf of National Australia Bank). Ms. Aboelnaga Kanaan is a Trustee of The Chapin School, the Fashion Institute of Technology of the State University of New York, and International House, New York (a graduate student housing non-profit organization), and a member of the Council on Foreign Relations. She is also a Leadership Fellow of the National Association of Corporate Directors. We believe Ms. Aboelnaga Kanaan is qualified to serve as a director of New Mondee because she is an experienced chief executive officer, entrepreneur, private equity investor, and corporate director with over 30 years of experience in the financial services sector and over 21 years of experience in leadership roles.
Roopa Purushothama will serve as a director of New Mondee. Ms. Purushothaman has served as the Chief Economist and Head of Policy Advocacy at Tata Sons Private Limited since September 2017. Previously, she was MD and Head of Research at Everstone Capital, an investment group that manages assets in excess of $6 billion across private equity, real estate, green infrastructure, credit and venture capital. Until 2006, she was a Vice President and Economist at Goldman Sachs, where she co-authored the widely read report, “Dreaming with BRICs: The Path to 2050”. In 2018, Ms. Purushothaman also co-authored the book “Bridgital Nation: Solving Technology’s People Problem”, written with N. Chandrasekaran, the

Chairman of the Tata Group. She has served on the Prime Minister of India’s Advisory Council on Urban Infrastructure and is the founder of Avasara Leadership Institute, a non-profit educational institution focusing on accelerating academic and leadership outcomes for adolescent girls in India. Avasara has worked with over 2,000 girls through after-school programs, scholarship programs and Avasara Academy, a residential secondary school. Ms. Purushothaman has a B.A. in International Studies and Ethics, Politics, and Economics from Yale University and a Masters of Science Economics from the London School of Economics. We believe Ms. Purushothaman is qualified to serve as a director of New Mondee due to her economic expertise and background in private equity and real estate.
Noor Sweid will serve as a director of New Mondee. Ms. Sweid has been the founder and general partner of Global Ventures, a Dubai-based venture capital firm, since 2018. She is a founder, investor, and operator. Identified by Forbes magazine as one of the “World’s Top 50 Women in Tech,” Ms. Sweid’s previous roles include chief investment officer at The Dubai Future Foundation from 2016 until 2017, and founder of ZenYoga studio chain (acquired by Cedarbridge) from 2006 until 2014. Furthermore, she was the first Arab woman to scale, conduct an initial public offering of and operate a public company in the MENA region, listing Depa PLC, an interior solutions company on the NASDAQ Dubai and the London Stock Exchange (DEPA:DU) for approximately US$1.1. billion in April 2008. Additionally, Ms. Sweid has been the chairperson of the Middle East Venture Capital Association since 2018, a director for TechWadi since 2017, a director for the Karman Fellowship since 2021, and a director for the Global Private Capital Association since 2022. Ms. Sweid has also been the independent board director for Clue Health since 2020. Ms. Sweid holds a bachelors’ degrees in Finance and Economics from Boston College, an MBA from MIT Sloan, and began her career as a biotechnology and pharmaceutical strategy consultant in the US. She is a fellow of the inaugural class of the Finance Leaders Fellowship and a member of the Aspen Global Leadership Network, and is recognized as a Young Global Leader by the World Economic Forum. We believe Ms. Sweid is qualified to serve as a director of New Mondee because of her extensive management history and experience in technology sectors.
Pradeep Udhas will serve as a director of New Mondee. Mr. Udhas currently serves as a Senior Advisor at KPMG India, which he co-founded in 1994. In his 28 years of service at KPMG India, Mr. Udhas served as a Senior Partner and various other senior positions. Previously, he served as the Managing Partner for Greater Pacific Capital, a UK based private equity firm’s India operations from May 2008 to May 2010. From May 2000 to October 2004, Mr. Udhas served as the Founder and CEO of e2e Technologies, a United States-based solution architecture firm. Prior to that, he was a Director in IBM, US serving many positions from 1984 to 1993. Mr. Udhas currently serves as a member of the Founder’s Circle of Avasara Leadership Academy, and as a member of the board of The Indus Entrepreneurs, a global entrepreneur mentorship organization, based out of Silicon Valley. He previously served on the executive council of NASSCOM, an Indian IT industry think-tank from April 2000 to April 2002, on the advisory board of St. Xavier’s College, Mumbai from April 2012 to May 2014, and on the national board of the Indo-American Chamber of Commerce from September 2012 to September 2014. In February 2022, Mr. Udhas co-founder the Lorraine Music Academy, a music education technology (“Edtech”) and entertainment firm. Mr. Udhas holds a BS of Biology from St. Xavier’s College, Mumbai and MBA Information Technology from Union College, New York. We believe Mr. Udhas is qualified to serve as a director of New Mondee due to his financial background and extensive experience in technology leadership and strategic growth.
Family Relationships
There are no family relationships among any of New Mondee’s Directors or Executive Officers.
Board Composition
New Mondee’s business and affairs will be organized under the direction of the New Mondee Board. The New Mondee Board will meet on a regular basis and additionally as required.
In accordance with the terms of the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, New Mondee’s Board may establish the authorized number of directors from time to time by resolution. New Mondee’s Board will consist of members upon the consummation of the Business Combination. In accordance with the Proposed Charter, which will be effective upon the consummation of the Business Combination, New Mondee’s Board will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. New Mondee’s Board will be divided among the three classes as follows:
•
the Class I Directors will be Asi Ginio, and Noor Sweid, and their terms will expire at the annual meeting of stockholders to be held in 2023;

•
the Class II Directors will be Pradeep Udhas, Roopa Purushothaman, and Mona Aboelnaga Kanaan, and their terms will expire at the annual meeting of stockholders to be held in 2024; and

•
the Class III Directors will be Orestes Fintiklis and Prasad Gundumogula, and their terms will expire at the annual meeting of stockholders to be held in 2025.

As nearly as possible, each class will consist of one-third of the Directors.
The division of New Mondee’s Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Director Independence
Prior to the consummation of the Business Combination, the ITHAX Board will undertake a review of the independence of each Director. Based on information provided by each Director concerning his or her background, employment and affiliations, it is expected that the ITHAX Board will determine that none of the directors, other than Prasad Gundumogula, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of the Directors is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the ITHAX Board will consider the current and prior relationships that each non-employee director has with New Mondee and all other facts and circumstances the ITHAX Board deems relevant in determining their independence, including the beneficial ownership of securities of New Mondee by each non-employee Director and the transactions described in the section titled “Certain Relationships and Related Person Transactions.”
Controlled Company Exemption
Immediately following the Closing, Mondee Stockholder will beneficially own, in the aggregate, more than 50% of the combined voting power for the election of New Mondee’s Board. As a result, New Mondee will be a “controlled company” within the meaning of the Nasdaq listing rules and may elect not to comply with certain corporate governance standards, including, but not limited to, requirements that:
•
a majority of New Mondee’s Board consist of directors who qualify as “independent” as defined under Nasdaq listing rules;

•
New Mondee’s Board have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•
New Mondee’s Board have a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•
New Mondee’s Board conduct an annual performance evaluation of the compensation committee and the nominating and corporate governance committee.

New Mondee may elect to rely on these and any additional exemptions for so long as it remains a “controlled company.” Accordingly, you may not have the same protections as those afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that New Mondee ceases to be a “controlled company” and the shares of New Mondee Common Stock continue to be listed on Nasdaq, New Mondee will be required to comply with these requirements within the applicable transition periods. See “Risk Factors  — Risks Related to Our Organizational and Structure  — Following the Closing, we will be a “controlled company” within the meaning of the Nasdaq listing rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.”

Role of New Mondee’s Board in Risk Oversight/Risk Committee
Upon the consummation of the Business Combination, one of the key functions of New Mondee’s Board will be informed oversight of New Mondee’s risk management process. New Mondee’s Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through New Mondee’s Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the New Mondee Board will be responsible for monitoring and assessing strategic risk exposure and New Mondee’s Audit Committee will have the responsibility to consider and discuss New Mondee’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. New Mondee’s Audit Committee will also monitor compliance with legal and regulatory requirements. New Mondee’s Compensation Committee will also assess and monitor whether New Mondee’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Committees of the New Mondee Board
Upon the consummation of the Business Combination, New Mondee’s Board will reconstitute its Audit Committee, Compensation Committee and nominating and Corporate Governance Committee. The New Mondee Board will adopt a new Charter for each of these Committees, which will comply with the applicable requirements of current SEC and Nasdaq rules. New Mondee intends to comply with future requirements to the extent applicable. Following the consummation of the Business Combination, copies of the Charters for each Committee will be available on the investor relations portion of New Mondee’s website.
Audit Committee
The Audit Committee will consist of three (3) or more members of the New Mondee Board, namely Pradeep Udhas, Roopa Purushothaman, and Mona Aboelnaga Kanaan, each of whom ITHAX’s Board has determined satisfies the independence requirements under Nasdaq listing standards and Rule 10A- 3(b)(1) of the Exchange Act. The Chair of the Audit Committee will be Pradeep Udhas. New Mondee’s Board has determined that at least one (1) member of the Audit Committee, Pradeep Udhas, is an “Audit Committee financial expert” within the meaning of SEC regulations. Each member of the Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, New Mondee’s Board has examined each Audit Committee Member’s scope of experience and the nature of their employment.
The primary purpose of the Audit Committee will be to discharge the responsibilities of the New Mondee Board with respect to the corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the Audit Committee will include, but will not be limited to:
•
helping the New Mondee Board oversee corporate accounting and financial reporting processes;

•
managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

•
reviewing, discussing and resolving any audit problems or difficulties with management and the independent auditors;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results;

•
establishing and developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•
monitoring and enforcing compliance with New Mondee’s Code of Ethics;

•
reviewing related person transactions;

•
obtaining and reviewing (1) a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, (2) any material issues with such procedures and any steps taken to deal with such issues when required by applicable law, and (3) all relationships between the independent accountant and New Mondee or any of its subsidiaries to assess the independence of the independent auditors; and

•
approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee
The Compensation Committee will consist of two (2) or more members of the Board, namely Roopa Purushothaman and Asi Ginio. The Chair of the Compensation Committee will be Roopa Purushothaman. ITHAX’s Board has determined that each Member of the Compensation Committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of the Compensation Committee will be to discharge the responsibilities of the New Mondee Board in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to Executive Officers, Directors and other senior management, as appropriate. Specific responsibilities of the Compensation Committee will include, but not be limited to:
•
reviewing and approving annually the corporate goals and objectives applicable to the compensation of the chief executive officer and evaluating at least annually the chief executive officer’s performance in light of those goals and objectives;

•
reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•
reviewing and administering the equity incentive plans and other benefit programs;

•
assisting in complying with reporting requirements related to executive compensation;

•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•
reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee will consist of three (3) or more members, namely Mona Aboelnaga Kanaan, Noor Sweid, and Asi Ginio. The Chair of the Nominating and Corporate Governance Committee will be Mona Aboelnaga Kanaan. ITHAX’s Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the Nasdaq listing standards.
Specific responsibilities of the Nominating and Corporate Governance Committee will include, but will not be limited to:
•
identifying and evaluating candidates, including the nomination of incumbent Directors for reelection and nominees recommended by stockholders, to serve on the New Mondee Board;

•
considering and making recommendations to the New Mondee Board regarding the composition and chairmanship of the committees of the New Mondee Board;

•
reviewing stockholder proposals and recommending New Mondee Board responses;

•
developing and making recommendations to the New Mondee Board regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•
overseeing periodic evaluations of the performance of the New Mondee Board, including its individual directors and committees.

Compensation Committee Interlocks and Insider Participation
None of the intended Members of New Mondee’s Compensation Committee has ever been an Executive Officer or employee of New Mondee. None of New Mondee’s Executive Officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more Executive Officers that will serve as a Member of New Mondee Board or Compensation Committee.
Code of Ethics
Following the consummation of the Business Combination, the New Mondee Board will adopt a Code of Ethics, applicable to all of New Mondee’s employees, Executive Officers and Directors. The Code of Ethics will be available at the investors section of New Mondee’s website at https://www.mondee.com/investors. Information contained on or accessible through the website is not a part of this proxy statement/prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. Any amendments to the Code of Ethics, or any waivers of its requirements, are expected to be disclosed as required by SEC and Nasdaq rules. The reference to New Mondee’s website address does not constitute incorporation by reference of the information contained at or available through New Mondee’s website, and you should not consider it to be a part of this proxy statement/prospectus.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Charter, which will be effective upon consummation of the Business Combination, will limit a Directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•
for any transaction from which the director derives an improper personal benefit;

•
for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
for any unlawful payment of dividends or redemption of shares; or

•
for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the Proposed Bylaws provide that New Mondee will, in certain situations, indemnify its Directors and Officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, New Mondee will enter into separate indemnification agreements with its Directors and Officers. These agreements, among other things, require New Mondee to indemnify its Directors and Officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.
New Mondee plans to maintain a Directors’ and Officers’ insurance policy pursuant to which its Directors and Officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Charter and Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers, or Control Persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of ordinary shares as of the record date and of New Mondee Common Stock immediately following consummation of the Business Combination by:
•
each person known by ITHAX to be the beneficial owner of more than 5% of ITHAX’s outstanding ordinary shares on the record date;

•
each person known by ITHAX who may become beneficial owner of more than 5% of ITHAX’s outstanding common stock immediately following the Business Combination;

•
each of ITHAX’s current Executive Officers and Directors;

•
each person who will become an Executive Officer or a Director of New Mondee upon consummation of the Business Combination;

•
all of ITHAX’s current Executive Officers and Directors as a group; and

•
all of New Mondee’s Executive Officers and Directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options, within 60 days of June 22, 2022. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of June 22, 2022 are considered outstanding and beneficially owned by the person holding such warrants, options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to ITHAX, ITHAX believes that the persons and entities named in the table below have sole voting and investment (or shares such power with his or her spouse) power with respect to all shares shown as beneficially owned by them.

	Before the Business Combination(2)		After the Business Combination(3)
	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership	Approximate percentage of Outstanding Shares
Name and Address of Beneficial Owner
Directors and Executive Officers Pre-Business Combination(1)
Orestes Fintiklis(4)	6,472,500	21.0%	6,716,100	6.4%
Dimitrios Athansopoulos(4)	6,472,500	21.0%	6,716,100	6.4%
Carlos N. Guimarães	10,000	*	10,000	*
George Syllantavos(5)	10,000	*	258,900	*
Rahul Vir	10,000	*	10,000	*
All Executive Officers and Directors as a group (5 individuals)	6,502,500	21.1%	6,995,000	6.6%
Directors and Executive Officers Post-Business Combination(6)
Prasad Gundumogula(7)(8)	—	—	66,900,000(8)	63.4%
Dan Figenshu	—	—	119,600	*
Venkat Pasupuleti	—	—	—	—
Jim Dullum	—	—	112,000	*
Orestes Fintiklis	6,472,500	21.0%	6,716,100	6.4%
Asi Ginio	—	—	*	*
Mona Aboelnaga Kanaan(9)	19,000	*	19,000	*
Roopa Purushothaman	—	—	—	—
Noor Sweid	—	—	—	—
Pradeep Udhas	—	—	—	—
All Executive Officers and Directors as a group (10 individuals)	6,491,500	21.0%	73,883,100	69.9%
Greater than Five Percent Holders
ITHAX Acquisition Sponsor LLC(4)	6,472,500	21.0%	6,716,100	6.4%
Mondee Holdings LLC(7)	—	—	60,800,000	57.6%

*
Less than 1%.

(1)
Unless otherwise indicated, the business address of each of the individuals is 555 Madison Avenue, Suite 11A, New York, NY 10022.

(2)
The pre-Business Combination percentage of beneficial ownership of ITHAX in the table below is calculated based on 30,862,500 ordinary shares outstanding as of May 13, 2022, the record date. The amount of beneficial ownership does not reflect the ordinary shares issuable upon exercise of ITHAX’s warrants. Unless otherwise indicated, ITHAX believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them prior to the Business Combination.

(3)
The post-Business Combination “Amount and Nature of Beneficial Ownership” and “Approximate Percentage of Outstanding Shares” is calculated based on 105,494,100 shares of New Mondee Common Stock expected to be outstanding immediately following consummation of the Business Combination. Such expected number of shares of New Mondee Common Stock outstanding amount (i) assumes that no public shareholder properly elects to redeem their shares for cash and (ii) includes the 7,000,000 shares to be issued in the PIPE Financing and 6,500,000 shares to be issued pursuant to the Earn-Out Agreement. The amount of beneficial ownership for each individual or entity post-Business Combination does not include shares of New Mondee Common Stock issuable upon exercise of (i) the warrants included in the units offered in ITHAX’s initial public offering or (ii) the private placement warrants. Unless otherwise indicated, ITHAX believes that all persons named in the table have sole voting and investment power with respect to all New Mondee Common Stock shown to be beneficially owned by them after giving effect to the Business Combination.

(4)
The Sponsor holds 6,472,500 ordinary shares, of which 6,007,500 are Class B ordinary shares (including the 603,750 Class B ordinary shares, which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication, subject to forfeiture pursuant to the Sponsor Support Agreement) and 465,000 Class A ordinary shares underlying the private placement units issued in the private placement in connection with ITHAX’s initial public offering. The post-Business Combination amount includes 260,000 shares of New Mondee Common Stock the Sponsor or its affiliates or designees will purchase in the PIPE Financing and 232,500 private placement warrants held by the Sponsor, which will be exercisable for shares of New Mondee Common Stock commencing 30 days after the Closing of the Transactions, pursuant to the Amended and Restated Warrant Agreement. Ithaca Capital Partners 6 LLC, a Delaware limited liability company (“Ithaca Capital”), and GMDA Capital Opportunities Ltd, an entity organized under the laws of Cyprus (“GMDA”), are the managing members of the Sponsor. Each director has one vote, and the approval of a majority of the directors is required to approve any action of the Sponsor. Mr. Fintiklis is the sole director of Ithaca Capital. As such, Mr. Fintiklis has voting and investment discretion with respect to the ordinary shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of the ordinary shares held directly by the Sponsor. Mr. Fintiklis disclaims beneficial ownership of any ordinary shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. Mr. Athanasopoulos, together with Antonios Achilleoudis, Georgios Linatsas, each of whom is a director of AXIA, and Alexandros Argyros are the shareholders of GMDA. As such, each of Messrs. Athanasopoulos, Achilleoudis, Linatsas and Argyros has voting and investment discretion with respect to the ordinary shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of the ordinary shares held directly by the Sponsor. Each of Messrs. Athanasopoulos, Achilleoudis, Linatsas and Argyros disclaims beneficial ownership of any ordinary shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.
(5)
The Sponsor has agreed to transfer to Mr. Syllantavos four percent of the founder shares held by the Sponsor, with such percentage including the number of shares he already holds, immediately following the consummation of our business combination.

(6)
Unless otherwise indicated, the business address of each of the individuals is 951 Mariners Island Boulevard, Suite 130, San Mateo, CA 94404.

(7)
Prasad Gundumogula and his wife are the only directors of Mondee Holdings LLC. In addition, Mr. Gundumogula beneficially owns the requisite number of units of Mondee Holdings LLC required to approve transactions other than related party transactions between Mr. Gundumogula and Mondee Holdings LLC. As such, Mr. Gundumogula has voting and investment discretion with respect to the shares of New Mondee Common Stock held of record by the Mondee Holdings LLC and may be deemed to have shared beneficial ownership of the ordinary shares held directly by Mondee Holdings LLC.

(8)
Includes up to 2,218,100 shares of New Mondee common stock that may be transferred to Mondee, Inc (a subsidiary of the Company) by Prasad Gundumogula in full or partial satisfaction of the Mondee Group Note, as amended. See “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto included elsewhere in the proxy statement/prospectus and “Certain Relationships and Related Person Transactions — Mondee — Mondee Group Note.”

(9)
Consists of 19,000 Class A ordinary shares (which will convert to shares of New Mondee Common Stock upon the Domestication) owned directly by Ms. Aboelnaga Kanaan’s spouse. As such, Ms. Aboelnaga Kanaan may be deemed to have shared beneficial ownership of such Class A ordinary shares owned directly by her spouse. Ms. Aboelnaga Kanaan disclaims beneficial ownership of any Class A ordinary shares other than to the extent she may have a pecuniary interest therein, directly or indirectly, by virtue of her inability to exercise voting or investment power over such Class A ordinary shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions-ITHAX
Class B Ordinary Shares
On October 6, 2020, the Sponsor paid $25,000, or approximately $0.005 per share, to cover certain offering and formation costs in consideration of 5,031,250 Class B ordinary shares, par value $0.001 per share. On October 16, 2020, the Sponsor transferred an aggregate of 20,000 Class B ordinary shares to Mr. Guimarães and Mr. Vir, with each of them receiving 10,000 Class B ordinary shares. In addition, on October 28, 2020, the Sponsor and Mr. Syllantavos agreed that Mr. Syllantavos would pay the Sponsor $41,250 and in exchange the Sponsor would transfer to him 10,000 Class B ordinary shares and (ii) immediately following ITHAX’s initial business combination, transfer a total of 4% of the outstanding Class A ordinary shares then held by the Sponsor to Mr. Syllantavos, with such percentage to include the 10,000 Class B ordinary shares he already holds. On January 27, 2021, ITHAX effectuated a stock dividend of 0.2 shares for each share outstanding, resulting in an aggregate of 6,037,500 Class B ordinary shares outstanding.
Private Placement Units
Simultaneously with the closing of the initial public offering, pursuant to those certain private placement units purchase agreements with each of Cantor and the Sponsor, ITHAX issued an aggregate of 675,000 private placement units to the Sponsor and Cantor (465,000 private placement units to the Sponsor and 210,000 private placement units to Cantor), at a purchase price of $10.00 per private placement unit, or $6,750,000 in the aggregate. Each private placement unit consists of one Class A ordinary share and one-half of one redeemable private placement warrant, with each whole private placement warrant exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment, as described in the final prospectus filed with the SEC on February 1, 2021 No underwriting discounts or commissions were paid with respect to the sale of the private placement units. The issuance of the private placement units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The private placement units (including the underlying securities) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our initial business combination.
Promissory Note
On October 6, 2020, ITHAX issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which ITHAX could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the completion of the initial public offering. The then outstanding balance under the Promissory Note of $88,264 was repaid at the closing of the initial public offering on February 1, 2021. Borrowings are no longer available under the Promissory Note.
Working Capital Loans
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. Otherwise, such loans may be repaid only out of funds held outside the trust account. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used to repay such loaned amounts. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than the Sponsor, its affiliates or any members of our management team as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

Expense Reimbursement
No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, its Officers and Directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our Audit Committee reviews on a quarterly basis all payments that were made by us to the Sponsor, Officers, Directors or their affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
The Sponsor advanced $88,264 to cover expenses related to ITHAX’s initial public offering. The balance was repaid at the closing of the initial public offering.
Other Relationships
If any of our Officers or Directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he, she or they has then-current fiduciary or contractual obligations, he, she or they will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our Officers and Directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us. We may, at our option, pursue an affiliated joint acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by making a specified future issuance to any such entity.
We currently maintain our executive offices at 555 Madison Avenue, Suite 11A, New York, NY 10022. Upon the listing of our securities on the Nasdaq, we reimbursed Sponsor for office space, secretarial and administrative services provided to members of our management team, in the amount of $10,000 per month. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.
After the Closing of the Transactions, members of our management team who remain with New Mondee may be paid consulting, management or other fees from New Mondee with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our Shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider the Business Combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
PIPE Financing
Concurrently with the execution of the Business Combination Agreement, ITHAX entered into Subscription Agreements (the “Subscription Agreements”) with certain “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and accredited investors (together, the “Initial PIPE Investors”), pursuant to which the Initial PIPE Investors have agreed to subscribe for and purchase, and ITHAX has agreed to issue and sell to the Initial PIPE Investors, an aggregate of 5,000,000 shares of New Mondee Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $50,000,000 (the “Initial PIPE Investment”). Subsequently, on April 21, 2022, ITHAX entered into a Subscription Agreement with an additional investor (the “Additional PIPE Investor” together with the Initial PIPE Investors the “PIPE Investors”) pursuant to which the Additional PIPE Investor agreed to subscribe for and purchase, and ITHAX has agreed to issue and sell to the Additional PIPE Investor, 2,000,000 shares of New Mondee Common Stock at a price of $10.00 per share, for gross proceeds of $20,000,000 (the “Additional PIPE Investment”). The aggregate gross proceeds to New Mondee from the Initial PIPE Investment and the Additional PIPE Investment are expected to equal $70,000,000 (the “PIPE Financing”). The offer and sale of the shares of New Mondee Common Stock to be issued in the PIPE Financing pursuant to the Subscription Agreements has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. ITHAX will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is to be consummated immediately prior to the First Effective Time and is contingent upon, among other things, the substantially concurrent Closing of the Transactions. For additional information, see “Business Combination Proposal-Related Agreements-PIPE Financing.”
Registration Rights Agreement
Concurrently with the Closing of the Transactions, New Mondee, the Sponsor, certain former Stockholders of Mondee and certain other persons will enter into a registration rights agreement (the “Registration Rights Agreement”), which will become effective at the Closing, pursuant to which, among other things, the parties thereto have been granted certain customary registration rights with respect to their respective shares of New Mondee Common Stock. An aggregate of 74,300,000 shares of New Mondee Common Stock are subject to resale registration rights. Such shares include (i) the 7,000,000 PIPE Shares; (ii) the 60,800,000 Merger Consideration shares; and (iii) an aggregate of up to 6,500,000 Earn-Out Shares. For additional information, see “Business Combination Proposal-Related Agreements- Registration Rights Agreement.”
Amended and Restated Warrant Agreement
Concurrently with the Closing, New Mondee and Continental will enter into an amended and restated warrant agreement (the “Amended and Restated Warrant Agreement”), pursuant to which (i) all references to ITHAX warrants will be revised to become references to warrants of New Mondee; and (ii) the outstanding warrants will be adjusted pursuant to the terms of the existing warrant agreement, such that the warrants will be exercisable for New Mondee Common Stock, in lieu of the ITHAX Class A ordinary shares previously issuable and receivable upon the exercise of rights under the existing warrant agreement.
Earn-Out Agreement
Pursuant to the Business Combination Agreement, ITHAX entered into an earn-out agreement (the “Earn-Out Agreement”) with certain signatories thereto (the “Members”), pursuant to which ITHAX has agreed, among other things that in connection with and upon the First Merger, New Mondee will issue to the Members up to 9,000,000 shares of New Mondee Common Stock (the “Earn-Out Shares”), with the Earn-Out Shares vesting over the four-year period following Closing based on the achievement of certain milestones related to the trading price of New Mondee Common Stock set forth in the Earn-Out Agreement. The Earn-Out Agreement will terminate if the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing. Upon the closing of the Business Combination, Prasad Gundumogula, who is the Chief Executive Officer of Mondee and who will continue to serve as Chief Executive Officer of New Mondee, may potentially receive 6,000,000 of these Earn-Out Shares. For additional information, see “Business Combination Proposal-Related Agreements-Earn-Out Agreement.”
Stockholder Support Agreement
Pursuant to the Business Combination Agreement, Mondee and the Mondee Stockholder entered into a Support Agreement (the “Stockholder Support Agreement”) with ITHAX, pursuant to which the Mondee Stockholder has, among other things, agreed to vote to adopt and approve, upon this registration statement on Form S-4 being declared effective, the Business Combination Agreement and all other documents and transactions contemplated thereby. The Stockholder Support Agreement will terminate upon the termination of the Business Combination Agreement if the Closing does not occur. For additional information, see “Business Combination Proposal-Related Agreements-Stockholder Support Agreement.”
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, ITHAX entered into a sponsor support agreement with the Sponsor and Mondee (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, vote all of its 6,472,500 ordinary shares in favor of the approval of the Transactions and to waive any redemption rights with respect to any ordinary shares held by it. The Sponsor did not receive separate consideration for its waiver of redemption rights in the Sponsor

Support Agreement. In addition, the Sponsor has agreed that 603,750 Class B ordinary shares issued in connection with ITHAX’s initial public offering (which will be converted to 603,750 shares of New Mondee Class B Common Stock in connection with the Domestication) will be unvested and subject to forfeiture as of the Closing based on the level of redemptions of Class A ordinary shares by holders thereof in connection with the transactions contemplated by the Business Combination Agreement (calculated in the manner set forth in the Sponsor Support Agreement). However, Mondee may, at its sole option and without any other party’s approval, waive the Sponsor’s obligation to forfeit these Class B ordinary shares The Sponsor Support Agreement will terminate upon the termination of the Business Combination Agreement if the Closing does not occur. For additional information, see “Business Combination Proposal-Related Agreements-Sponsor Support Agreement.”
Certain Relationships and Related Person Transactions-Mondee
MetaMinds Services Agreement
Metaminds Technologies Pvt. Ltd. and Metaminds Software Solutions Ltd, corporations limited by shares organized under the laws of India, and Metaminds Global Solutions Inc. (“Metaminds”), provide certain consulting services to Mondee and its Subsidiaries in the areas of software development, fulfillment and other support, pursuant to that certain Amended and Restated Services Agreement dated September 26, 2011 and made effective as of April 16, 2010. During the years ended December 31, 2021 and 2020, transactions with Metaminds amounted to $2,640,000 and $4,031,000, respectively. Prasad Gundumogula (“Gundumogula”) and Gundumogula’s wife, Madhuri Pasam (“Pasam”) own Metaminds. Gundumogula is the Chief Executive Officer of Mondee and a material shareholder. Gundumogula and Pasam serve on the Board of Directors of Mondee, Inc. and certain of its subsidiaries.
We secured financing pursuant to that certain Financing Agreement dated as of December 23, 2019 (as amended, the “TCW Financing Agreement”) by and among Mondee, certain affiliates and subsidiaries thereof, certain lenders from time to time party thereto (“Lenders”) and TCW Asset Management Company LLC, as agent for lenders (“Agent”). Under the TCW Financing Agreement, we agreed that, by June 30, 2022, either (i) Metaminds would become a wholly-owned subsidiary of Mondee and would join the TCW Financing Agreement as a Loan Party (as defined therein); or (ii) in the event Agent determined that the cost of acquiring Metaminds exceeded the practical benefit to Lenders of such acquisition, we would secure an irrevocable option to acquire Metaminds for a purchase price of not greater than $2,000,000.
Services Provided by Fly.com and FlyEx, Inc.
Gundumogula owns Fly Holding LLC and FlyEx, Inc., and each of these companies provide free services to Mondee and certain of our affiliates and subsidiaries pursuant to revocable, unwritten arrangements. Fly Holding LLC runs Fly.com, a metasearch engine that routes web traffic and phone calls to us. Fly.com also provides Mondee with certain pricing information. FlyEx Inc. has developed an application based on the sharing economy model, which supports TripPro, the gig economy service on our platform.
Mondee Group Note
Mondee Group LLC (“Mondee Group”) is a limited liability company owned by Gundumogula. Mondee Holdings LLC extended a loan to Mondee Group in the original principal amount of $19,282,363.27 pursuant to that certain Secured Non-Recourse Promissory Note, dated as of March 25, 2016 (the “Mondee Group Note”). The Mondee Group Note was subsequently transferred to Mondee, Inc. In connection therewith, the parties entered into a Pledge and Security Agreement dated as March 25, 2016, pursuant to which, among other things, Mondee Group pledged 14,708 Class A Units to (the “Mondee Group Class A Units”), and granted a security interest in all of Mondee Group’s rights, title and interest in and to, the Mondee Group Class A Units and any proceeds therefrom. On consummation of the Business Combination, the Mondee Group Note will be repaid in accordance with its terms, as the same may be amended.
On May 18, 2022, the parties entered into a First Amendment to Secured Non-Recourse Promissory Note (the “Amendment”) with respect to the Mondee Group Note. Pursuant to the Amendment, the principal and interest on the Mondee Group Note may be repaid, at the sole discretion and election of Mondee Group, in cash, units of the Parent (or New Mondee Common Stock received in redemption of, as a distribution on or in exchange for the units of the Parent in connection with the closing of the Business Combination) or a combination of both. As set forth above, the Mondee Group Note is repayable at the closing of the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto included elsewhere in the proxy statement/prospectus for the pro forma effect should Mondee Group exercise its option to repay the Mondee Group Note solely in New Mondee Common Stock.
UATP Servicing Agreement
Pursuant to a UATP Servicing Agreement dated May 11, 2021, the Company sold certain airline tickets using prepaid UATP credit cards arranged by Mondee Group, in exchange for a service fee equal to 10% of the revenue derived from the sale of such airline tickets. Mondee Group led the fund raising and arranged the funds that were used to purchase prepaid UATP credit cards at a discount from their face value from a certain airline.
ExploreTrip Loan Agreement
Pursuant to that certain Loan Agreement, dated October 16, 2012 (the “ExploreTrip Loan Agreement”), Gundumogula extended a loan to ExploreTrip, Inc., a Delaware corporation (“ExploreTrip”), a wholly-owned subsidiary of Mondee. At the time the ExploreTrip Loan Agreement was executed, the loan amount was equal to $189,000. Gundumogula may demand repayment of this loan at any time. Prasad Gundumogula is the Chief Executive Officer of Mondee as well as a material shareholder.
Unit Issuance Agreement
Mondee Holdings, LLC (the “Mondee Holdings”) will issue up to 3,600,000 Class G Units of Mondee Holdings to Lenders, in accordance with each Lender’s pro rata portion for each LOI Unit Issuance Date (of which there are four), pursuant to the Unit Issuance Agreement (the “Unit Issuance Agreement”) dated as of December 31, 2021. Lenders include: West Virginia Direct Lending LLC; TCW Skyline Lending LP; NJ/TCW Direct Lending LLC; TCW Brazos Fund LLC; TCW Direct Lending Structured Solutions 2019 LLC; US Specialty Insurance Company; Safety National Casualty Corp; Reliance Standard Life Insurance Company; and North Haven Credit Partners. The Unit Issuance Agreement was amended, effective as of December 31, 2021, to amend the definition of “Transaction Units,” and revise the frequency of “Transaction Trigger Dates.”

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “New Mondee” refers to new New Mondee and its consolidated subsidiaries after giving effect to the Business Combination.
ITHAX is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Governing Documents govern the rights of its Shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their Stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a Stockholder of New Mondee, your rights will differ in some regards as compared to when you were a Shareholder of ITHAX.
Below is a summary chart outlining important similarities and differences in the corporate governance and Stockholder/Shareholder rights associated with each of ITHAX and New Mondee according to applicable law and/or the organizational documents of ITHAX and New Mondee. You also should review the Proposed Charter and the Proposed Bylaws of New Mondee attached hereto as Annex B and Annex C to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to ITHAX and New Mondee.
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations
Mergers generally require approval of a majority of all outstanding target shares.
Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.
Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.
Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.
A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote on the subject matter.	Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so, attend and vote at a meeting).

	Delaware	Cayman Islands
Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Under the Cayman Islands Companies Act, minority shareholders that dissent to a merger are entitled, in certain circumstances, to be paid the fair value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Governing Documents Proposal E).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill.
Such duties are owed to the company but directors may be required to consider the interests of creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW MONDEE SECURITIES
The following summary of certain provisions of New Mondee securities does not purport to be complete and is subject to the Proposed Charter, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Charter and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C respectively. Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “New Mondee” refers to new New Mondee and its consolidated subsidiaries after giving effect to the Business Combination.
Authorized Capitalization
General
The total amount of New Mondee’s authorized share capital will consist of 750,000,000 shares of New Mondee Common Stock and 250,000,000 shares of New Mondee Preferred Stock. We expect to have approximately 98,662,500 shares of New Mondee Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of ITHAX’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination, and approximately 85,012,500 shares of New Mondee Common Stock outstanding immediately after the consummation of the Business Combination, assuming holders of ITHAX public shares have exercised redemption rights with respect to approximately 57.5% of the shares.
The following summary describes all material provisions of New Mondee’s capital stock. You should read the Proposed Charter and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively).
New Mondee Common Stock
Voting rights.   Each holder of New Mondee Common Stock will be entitled to one (1) vote for each share of New Mondee Common Stock held of record by such holder on all matters voted upon by New Mondee stockholders, provided, however, that, except as otherwise required in the Proposed Charter or by applicable law, the holders of New Mondee Common Stock will not be entitled to vote on any amendment to the Proposed Charter that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of New Mondee Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter (including any certificate of designation relating to any series of New Mondee Preferred Stock) or pursuant to the DGCL.
Dividend rights.   Subject to the rights of the holders of New Mondee Preferred Stock and any other provisions of the Proposed Charter, as it may be amended from time to time, holders of New Mondee Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of New Mondee when, as and if declared thereon by the New Mondee Board, in its discretion, from time to time out of assets or funds of New Mondee legally available therefor. See “— Preferred Stock,” below for more information regarding the dividend rights of the holders of New Mondee Preferred Stock.
Rights upon liquidation.   Subject to the rights of holders of New Mondee Preferred Stock, in the event of any liquidation, dissolution or winding up of its affairs, whether voluntary or involuntary, after payment or provision for payment of New Mondee’s debts and any other payments required by law and amounts payable upon shares of New Mondee Preferred Stock ranking senior to the shares of New Mondee Common Stock upon such dissolution, liquidation or winding up, if any, New Mondee’s remaining net assets will be distributed to the holders of New Mondee Common Stock and the holders of any other class or series of capital stock ranking equally with the New Mondee Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.
Transfer Rights.   Subject to applicable law and the transfer restrictions set forth in Article VII of the Proposed Bylaws, shares of New Mondee Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

Other rights.   There are no redemption or sinking fund provisions applicable to the New Mondee Common Stock. The rights, preferences and privileges of holders of the New Mondee Common Stock will be subject to those of the holders of the New Mondee Preferred Stock that New Mondee may issue in the future.
Preferred Stock
The New Mondee Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of New Mondee Preferred Stock could have the effect of decreasing the trading price of New Mondee Common Stock, restricting dividends on the capital stock of New Mondee, diluting the voting power of the New Mondee Common Stock, impairing the liquidation rights of the capital stock of New Mondee, or delaying or preventing a change in control of New Mondee.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of Directors of the New Mondee Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New Mondee Board, but shall initially consist of seven Directors, which shall be divided into three (3) classes, designated Class I, II and III, respectively. The New Mondee Board is authorized to assign Members of the New Mondee Board already in office to such classes at the time the classification becomes effective.
Under the Proposed Bylaws, at all meetings of Stockholders called for the election of Directors, a plurality of the votes properly cast will be sufficient to elect such Directors to the New Mondee Board.
Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of New Mondee Preferred Stock, in the interim between annual meetings of Stockholders or special meetings of Stockholders called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New Mondee Board, including unfilled vacancies resulting from the removal of Directors, may be filled only by the affirmative vote of a majority of the remaining Directors then in office, although less than a quorum, or by the sole remaining Director. All Directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A Director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a Director or a newly created Directorship will serve for the remainder of the full term of the class of Directors in which the new Directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the rights, if any, of the holders of any series of New Mondee Preferred Stock, any Director may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of voting stock (as defined below) of New Mondee then entitled to vote generally in the election of Directors, voting together as a single class. In case the New Mondee Board or any one or more Directors should be so removed, new Directors may be elected at the same time for the unexpired portion of the full term of the Director or Directors so removed only by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the New Mondee Board, or by a sole remaining Director, and not by the Stockholders, unless the New Mondee Board determines by resolution that any such vacancies or newly created Directorships shall be filled by Stockholders.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by New Mondee, subject, nevertheless, to the provisions of the DGCL, the Proposed Charter and to any Proposed Bylaws adopted and in effect from time to time; provided, however, that no bylaw so adopted will invalidate any prior act of the Directors which would have been valid if such bylaw had not been adopted.

Notwithstanding the foregoing provisions, any Director elected pursuant to the right, if any, of the holders of New Mondee Preferred Stock to elect additional Directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant Certificate of Designations related to the New Mondee Preferred Stock.
Quorum; Voting
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the Stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Charter. If, however, such quorum will not be present or represented at any meeting of the Stockholders, the Chairperson or holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each Stockholder entitled to vote at such adjourned meeting. If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting, the New Mondee Board shall fix as the record date for determining Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each Stockholder of record as of the record date so fixed for notice of such adjourned meeting. The Stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough Stockholders to leave less than a quorum.
Except as otherwise provided by statute or by applicable stock exchange rules, or by the Proposed Charter or the Proposed Bylaws, in all matters other than the election of Directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter will be the act of the Stockholders. Except as otherwise provided by statute, the Proposed Charter or the Proposed Bylaws, Directors will be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of Directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Proposed Charter or the Proposed Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, will constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Proposed Charter or the Proposed Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the voting power of the outstanding shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting will be the act of such class or classes or series.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
1.
the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

2.
the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

3.
the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Under the Proposed Charter, New Mondee opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Proposed Charter contains similar provisions providing that New Mondee may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•
prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, DGCL 203 would make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the heightened stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
The Proposed Charter provides that any person whose ownership of shares in excess of the 15% limitation set forth therein is the result of any action taken solely by the New Mondee (provided, that such person shall be an “interested stockholder” if thereafter such person acquires additional shares of voting stock of ServiceMax, except as a result of further corporate actions not caused by such person) does not constitute “interested stockholders” for purposes of this provision.
Authorized but Unissued Capital Stock
Delaware law does not require Stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which would apply if and so long as the New Mondee Common Stock (or units or warrants) remains listed on the Nasdaq, require Stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Mondee Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the New Mondee Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Mondee by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive Stockholders of opportunities to sell their shares of New Mondee Common Stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New Mondee Preferred Stock, special meetings of the Stockholders of New Mondee, for any purpose or purposes, may be called only (i) by a majority of the New Mondee Board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after New Mondee’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Proposed Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each Stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of Stockholders will be limited to the purposes stated in the notice.
The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Charter or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New Mondee Board or of any Committee thereof may be taken without a meeting, if all Members of the New Mondee Board or of such Committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New Mondee Board or Committee.
In addition, the Proposed Bylaws require advance notice procedures for Stockholder proposals to be brought before an annual meeting of the Stockholders, including the nomination of Directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the New Mondee Board, or by a Stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to New Mondee’s Secretary, of the Stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next Stockholder meeting any Stockholder actions, even if they are favored by the holders of a majority of New Mondee outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s Certificate of Incorporation or bylaws is required to approve such amendment, unless a corporation’s Certificate of Incorporation or bylaws, as the case may be, requires a greater percentage.
The Proposed Charter will provide however, in addition to the votes required by law, the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative of the holders of at least a majority of the total voting power of all of the then outstanding shares of stock of New Mondee entitled to vote thereon, voting together as a single class.
•
the provisions regarding the preferred stock of New Mondee;

•
the provisions regarding the management of New Mondee, and the size of the New Mondee Board, the election and removal of directors to the New Mondee Board;

•
the provisions regarding the prohibition on action by the Stockholders by written consent in lieu of a meeting, which parties may call a special meeting of the Stockholders, the manner for notice of a special meeting of the Stockholders, and the business to be brought before the special meeting;

•
the provisions regarding the limited liability of directors of New Mondee; and

•
the provisions regarding exclusive forums for certain actions.

The Proposed Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire New Mondee Board then in office, without the assent or vote of any Stockholder (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the New Mondee Board) or (B) without the approval of the New Mondee Board, by the affirmative vote of the holders of any class or series of stock of New Mondee required by law or by the Proposed Charter, such action by Stockholders requiring the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of New Mondee entitled to vote generally in the election of Directors, voting together as a single class.

Limitations on Liability and Indemnification of Officers and Directors
The Proposed Charter limits the liability of the Directors of New Mondee to the fullest extent permitted by law, and both the Proposed Charter and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. New Mondee expects to enter into agreements to indemnify its Directors, Executive Officers and other employees as determined by the New Mondee Board. Under the terms of such indemnification agreements, New Mondee will be required to indemnify each of its Directors and Officers, to the fullest extent permitted by applicable law. New Mondee will indemnify its Officers and Directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements will also require New Mondee, if so requested, to advance within a specified number of days of such request, all reasonable fees, expenses, charges and other costs that any of New Mondee’s Directors incur, provided that such Director will return any such advance if it is ultimately determined that such Director is not entitled to indemnification by New Mondee. Any claims for indemnification by New Mondee’s Directors and Officers may reduce New Mondee’s available funds to satisfy successful third-party claims against it and may reduce the amount of money available to it.
Exclusive Forum of Certain Actions
The Proposed Charter requires, to the fullest extent permitted by law, unless New Mondee consents in writing to the selection of an alternative forum, that derivative actions brought in the name of New Mondee, actions against current or former Directors, Officers, employees, agents or Stockholders for breach of fiduciary duty, actions arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws, actions to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws, actions asserting a claim against New Mondee or any current or former Director, Officer, employee, agent or Stockholder arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, and actions asserting a claim against New Mondee or any current or former Director, Officer, employee, agent or Stockholder governed by the internal affairs doctrine of the law of the State of Delaware may be brought only in the Court of Chancery in the State of Delaware (or, if such court lacks subject matter jurisdiction, another state or federal court located within the State of Delaware); provided, however, that the foregoing shall not apply to any suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal courts of the United States of America have exclusive jurisdiction. Unless New Mondee consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complain asserting a cause of action arising under the Securities Act or the Exchange Act. Although we believe this provision benefits New Mondee by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against New Mondee’s directors and officers.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its Officers, Directors or Stockholders. The Proposed Charter, to the fullest extent permitted by law, renounces any interest or expectancy that New Mondee has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to New Mondee’s Directors or their respective affiliates, other than those Directors or affiliates who are New Mondee’s employees or if such corporate opportunity was offered to any non-employee Director (including any non-employee Director who serves as an Officer of New Mondee) expressly solely in his or her capacity as a Director or Officer of New Mondee. The Proposed Charter provides that, to the fullest extent permitted by law, none of the non-employee directors or their respective affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which New Mondee or any of its affiliates has historically engaged, now engages or proposes to engage or (ii) otherwise competing with New Mondee or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and for New Mondee or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to New Mondee or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for New Mondee unless New Mondee is financially or legally able or contractually permitted to undertake such opportunity, the opportunity, by its nature, would be in the line of New Mondee’s business or is of some practical advantage to New Mondee, and New Mondee has some interest or reasonable expectancy in such opportunity.
Warrants
New Mondee Public Warrants
Each whole warrant entitles the registered holder to purchase one share of New Mondee Common Stock at a price of $11.50 per whole share, subject to adjustment as discussed below, 30 days after the completion of ITHAX’s initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Amended and Restated Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Mondee Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of New Mondee Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Mondee Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the satisfaction of certain obligations described below with respect to registration, or a valid exemption from registration is available. No public warrant will be exercisable for cash or on a cashless basis and New Mondee will not be obligated to issue any shares of New Mondee Common Stock upon exercise of a warrant, unless the share of New Mondee Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New Mondee be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Mondee Common Stock underlying such unit.
This Registration Statement covers the offer and sale of the shares of New Mondee Common Stock issuable upon exercise of the warrants, and New Mondee will use its best efforts to maintain the effectiveness of this Registration Statement and a current prospectus relating to those shares of New Mondee Common Stock until the warrants expire or are redeemed, as specified in the Amended and Restated Warrant Agreement; provided that if shares of New Mondee Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Mondee may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Mondee so elects, it will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, New Mondee may call the warrants for redemption (except as described herein with respect to the private placement warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption, to each warrant holder; and

if, and only if, the reported last sale price of the shares of New Mondee Common Stock equal or exceed $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date New Mondee sends to the notice of redemption to the warrant holders.
If and when the warrants become redeemable by New Mondee, New Mondee may not exercise its redemption right if the issuance of shares of New Mondee Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or New Mondee is unable to effect such registration or qualification. New Mondee will use its best efforts to register or qualify such shares under the blue sky laws of the state of residence in those states in which the warrants were offered.
New Mondee has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Mondee issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New Mondee Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
If New Mondee calls the warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” New Mondee’s management will consider, among other factors, New Mondee’s cash position, the number of warrants that are issued and outstanding and the dilutive effect on New Mondee Shareholders of issuing the maximum number of shares of New Mondee Common Stock issuable upon the exercise of its warrants. If New Mondee’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New Mondee Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Mondee Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the New Mondee Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If New Mondee’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Mondee Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. New Mondee believes this feature is an attractive option if it does not need the cash from the exercise of the warrants after the Business Combination. If New Mondee calls its warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify New Mondee in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of shares of New Mondee Common Stock issued and outstanding immediately after giving effect to such exercise.
If the number of issued and outstanding shares of New Mondee Common Stock is increased by a capitalization payable in shares of New Mondee Common Stock, or by a stock split of shares of New Mondee Common Stock or other similar event, then, on the effective date of such capitalization, stock split or similar event, the number of shares New Mondee Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares New Mondee Common Stock. A rights offering to holders of shares New Mondee Common Stock entitling holders to purchase shares of New Mondee Common Stock at a price less than the fair market value will be deemed a capitalization of a number of shares of New Mondee Common Stock equal to the product of (i) the number of shares of New Mondee Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Mondee Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of New Mondee Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of New Mondee Common Stock, in determining the price payable for shares of New Mondee Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New Mondee Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New Mondee Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are issued and outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of New Mondee Common Stock on account of such shares of New Mondee Common Stock (or other shares of capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends of not greater than $0.10 per share per annum (subject to adjustment), then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each shares of New Mondee Common Stock in respect of such event.
If the number of issued and outstanding shares of New Mondee Common Stock is decreased by a consolidation, combination or reclassification of shares of New Mondee Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of New Mondee Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of New Mondee Common Stock.
Whenever the number of shares of New Mondee Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Mondee Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Mondee Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding shares of New Mondee Common Stock (other than those described above or that solely affects the par value of such shares of New Mondee Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which New Mondee is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of New Mondee Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which New Mondee is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of shares of New Mondee Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of New Mondee Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New Mondee Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of New Mondee Common Stock in such a transaction is payable in the form of shares of New Mondee Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.
The warrants representing the right to purchase shares of New Mondee Common Stock will be issued in registered form under the Amended and Restated Warrant Agreement between Continental, as warrant agent, and New Mondee. You should review a copy of the Amended and Restated Warrant Agreement, which will be filed as an exhibit to this Registration Statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to these warrants. The Amended and Restated Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then issued and outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New Mondee, for the number of warrants being exercised. The warrant holders neither have the rights or privileges of holders of shares of New Mondee Common Stock nor any voting rights until they exercise their warrants and receive shares of New Mondee Common Stock. After the issuance of shares of New Mondee Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share of New Mondee Common Stock held of record on all matters to be voted on by stockholders.
In addition, if (x) ITHAX issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the Closing of the Transactions at a Newly Issued Price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the ITHAX Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any of the Class B ordinary shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of shares of New Mondee Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Business Combination is consummated (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Warrants may be exercised only for a whole number of shares of New Mondee Common Stock. No fractional shares of commons stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of New Mondee Common Stock, New Mondee will, upon exercise, round down to the nearest whole number the number of shares of New Mondee Common Stock to be issued to the warrant holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Mondee Common Stock pursuant to the Amended and Restated Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New Mondee Common Stock, New Mondee (or surviving company) will use its best efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Private placement warrants
The private placement warrants (including the shares of New Mondee Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial business combination (except pursuant to limited exceptions, to New Mondee officers and directors and other persons or entities affiliated with the initial purchasers of the private placement units) and they will not be redeemable by New Mondee and will be exercisable on a cashless basis so long as they are held by the initial purchasers or their respective permitted transferees. If the private placement warrants are held by holders other than the initial purchasers or their respective permitted transferees, the private placement warrants will be redeemable by New Mondee and exercisable by the holders on the same basis as the warrants included in the units sold in ITHAX’s initial public offering. Any amendment to the terms of the private placement warrants or any provision of the Amended and Restated Warrant Agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.
If the initial purchasers, or their respective permitted transferees, of the private placement units elect to exercise the private placement warrants on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Mondee Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Mondee Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of New Mondee Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that New Mondee has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers and their respective permitted transferees is because it is not known at this time whether such initial purchasers will be affiliated with New Mondee following the Business Combination. If such initial purchasers remain affiliated with New Mondee, their ability to sell New Mondee securities in the open market will be significantly limited. New Mondee anticipates that it will have policies in place that prohibit insiders from selling its securities except during specific periods. Even during such periods when insiders will be permitted to sell New Mondee securities, an insider cannot trade in New Mondee securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of New Mondee Common Stock received upon such exercise freely in the open market to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, New Mondee believes that allowing the initial purchasers and their respective permitted transferees to exercise such warrants on a cashless basis is appropriate.
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of ITHAX’s Officers and Directors may, but are not obligated to, loan funds to ITHAX as may be required.
Private placement units
Purchasers of the private placement units received one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment as provided herein. The price of each private placement unit was $10.00. In connection with the Domestication, each issued and outstanding private placement unit of ITHAX will be cancelled and each holder shall be entitled to one share of New Mondee Common Stock and one-half of one warrant, with each whole warrant representing the right to purchase one share of New

Mondee Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Amended and Restated Warrant Agreement.
Transfer Agent and Warrant Agent
The transfer agent for New Mondee Common Stock and warrant agent for the New Mondee public warrants is Continental.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW MONDEE COMMON STOCK
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “New Mondee” refers to new New Mondee and its consolidated subsidiaries after giving effect to the Business Combination.
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Mondee Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Mondee at the time of, or at any time during the three months preceding, a sale and (ii) New Mondee is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Mondee was required to file reports) preceding the sale.
Persons who have beneficially owned restricted New Mondee Common Stock shares for at least six months but who are affiliates of New Mondee at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of New Mondee Common Stock then outstanding; or

•
the average weekly reported trading volume of the New Mondee Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Mondee under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Mondee.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Initial Shareholders will be able to sell shares of New Mondee Common Stock and private placement warrants evidencing the right to purchase shares of New Mondee Common Stock, as applicable, pursuant to Rule 144 without registration one year after the Closing.
We anticipate that following the consummation of the Business Combination, New Mondee will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
As of the date of this proxy statement/prospectus, there are 24,150,000 Class A ordinary shares outstanding. All such shares will be freely tradable without restriction or further registration under the Securities Act upon the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part except for any shares held by one of New Mondee’s affiliates within the meaning of Rule 144 under the Securities Act.
As of the date of this proxy statement/prospectus, there are a total of 12,412,500 warrants outstanding, consisting of 12,075,000 public warrants and 337,500 private placement warrants. Each warrant will be exercisable for one share of New Mondee Common Stock post-Business Combination, in accordance with the terms of the Amended and Restated Warrant Agreement. All such warrants will be freely tradable upon the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, except for any warrants held by one of New Mondee’s affiliates within the meaning of Rule 144 under the Securities Act.
In addition, pursuant to the Registration Rights Agreement, New Mondee will be obligated to file, no later than 30 calendar days after the Closing, a registration statement under the Securities Act covering the 60,800,000 shares of New Mondee Common Stock issued to the Mondee Stockholder, the 7,000,000 issued to the PIPE Investors in the PIPE Financing, and up to 9,000,000 Earn-Out Shares and to use commercially reasonable efforts to cause such registration statement to become effective as soon as practicable after the filing thereof, but no later than the earlier of (a) 90 calendar days (or 120 calendar days if the SEC notifies New Mondee that it will “review” the registration statement) following Closing, and (b) 10 business day after the date New Mondee is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. New Mondee will also be obligated, pursuant to the Registration Rights Agreement, to maintain the effectiveness of such registration statement until such time that there are no longer any registrable securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “New Mondee” refers to new New Mondee and its consolidated subsidiaries after giving effect to the Business Combination.
Stockholder Proposals
New Mondee’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of Stockholders. New Mondee’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of the New Mondee Board, (ii) otherwise properly brought before such meeting by or at the direction of the New Mondee Board or the Chairperson of the New Mondee Board, or (iii) otherwise properly brought before such meeting by a stockholder who (1) (A) was a record owner of shares of New Mondee both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) complied with the notice procedures specified in New Mondee’s Proposed Bylaws in all applicable respects or (2) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New Mondee’s annual meeting of Stockholders, New Mondee must receive the written notice at New Mondee’s principal executive offices:
•
not later than the 90th day; and

•
not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for New Mondee’s 2022 annual meeting) or New Mondee holds its annual meeting of Stockholders more than 30 days before or 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a Stockholder proposal must be received no later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The Chairperson of the New Mondee Board may refuse to acknowledge the introduction of any Stockholder proposal not made in compliance with the foregoing procedures.
Under Rule 14a-8 of the Exchange Act, a Shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Mondee begins to print and send out its proxy materials for such 2022 annual meeting (and New Mondee will publicly disclose such date when it is known).
Stockholder Director Nominees
New Mondee’s Proposed Bylaws permit Stockholders to nominate Directors for election at an annual general meeting of Stockholders. To nominate a Director, the Stockholder must provide the information required by New Mondee’s Proposed Bylaws. In addition, the Stockholder must give timely notice to New Mondee’s secretary in accordance with New Mondee’s Proposed Bylaws, which, in general, require that the notice be received by New Mondee’s secretary within the time periods described above under “— Stockholder Proposals” for Stockholder proposals.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the ITHAX Board, any Committee Chairperson or the non-management Directors as a group by writing to the board or Committee Chairperson in care of ITHAX Acquisition Corp., 555 Madison Avenue, Suite 11A, New York, NY 10022. Following the Business Combination, such communications should be sent in care of New Mondee, 951 Mariners Island Boulevard, Suite 130, San Mateo, CA 94404. Each communication will be forwarded, depending on the subject matter, to the New Mondee Board, the appropriate Committee Chairperson or all non-management Directors.
LEGAL MATTERS
Reed Smith LLP will pass upon the validity of the New Mondee Common Stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus. Ogier, Cayman Islands, will pass upon certain legal matters of Cayman Islands law related to this proxy statement/prospectus.
EXPERTS
The consolidated financial statements of ITHAX Acquisition Corp. as of December 31, 2021 and December 31, 2020, for the year ended December 31, 2021 and for the period from October 2, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Mondee Holdings II, Inc. as of December 31, 2021 and December 31, 2020 and for the years then ended appearing in this proxy statement/prospectus and Registration Statement have been audited by KNAV P.A., an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, ITHAX and services that ITHAX employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of ITHAX’s annual report to shareholders and ITHAX’s proxy statement. Upon written or oral request, ITHAX will deliver a separate copy of the annual report to Shareholders and/or proxy statement to any Shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that ITHAX delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that ITHAX delivers single copies of such documents in the future. Shareholders may notify ITHAX of their requests by calling or writing ITHAX at its principal executive offices at 555 Madison Avenue, Suite 11A, New York, NY 10022.
ENFORCEABILITY OF CIVIL LIABILITY
ITHAX is a Cayman Islands exempted company. If ITHAX does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon ITHAX. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against ITHAX in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, ITHAX may be served with process in the United States with respect to actions against ITHAX arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of ITHAX’s securities by serving ITHAX’s U.S. agent irrevocably appointed for that purpose.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
ITHAX has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
ITHAX files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on ITHAX at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, ITHAX’s corporate website at https://ithaxacquisitioncorp.com/. ITHAX’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to ITHAX has been supplied by ITHAX, and all such information relating to Mondee has been supplied by Mondee. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: ITHX.info@investor.morrowsodali.com
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than July 8, 2022.

INDEX TO FINANCIAL STATEMENTS
Page
Condensed Consolidated Financial Statements of ITHAX Acquisition Corp.
Condensed Consolidated Balance Sheets as of March 31, 2022 (Unaudited) and December 31, 2021	F-2
Condensed Consolidated Statements of Operations for the three months ended March 31, 2022 and 2021 (Unaudited)	F-3
Condensed Consolidated Statements of Changes in Shareholders' Deficit for the three months ended March 31, 2022 and 2021 (Unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2022 and 2021 (Unaudited)	F-5
Notes to the Condensed Consolidated Financial Statements (Unaudited)	F-6
Audited Consolidated Financial Statements of ITHAX Acquisition Corp
Report of Independent Registered Public Accounting Firm	F-24
Consolidated Balance Sheets as of December 31, 2021 and December 31, 2020	F-25
Consolidated Statements of Operations for the year ended December 31, 2021 and for the period from October 2, 2020 (inception) through December 31, 2020	F-26
Consolidated Statements of Changes in Shareholders' (Deficit) Equity for the year ended December 31, 2021 and for the period from October 2, 2020 (inception) through December 31, 2020	F-27
Consolidated Statements of Cash Flows for the year ended December 31, 2021 and for the period from October 2, 2020 (inception) through December 31, 2020	F-28
Notes to the Consolidated Financial Statements	F-29
Condensed Consolidated Financial Statements of Mondee Holdings II, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets as of March 31, 2022 (Unaudited) and December 2021	F-47
Condensed Consolidated Statements of Operations for the three months ended March 31, 2022 and 2021 (Unaudited)	F-48
Condensed Consolidated Statements of Comprehensive Loss for the three months ended March 31, 2022 and 2021 (Unaudited)	F-49
Condensed Consolidated Statements of Stockholder’s Equity (Deficit) for the three months ended March 31, 2022 and 2021 (Unaudited)	F-50
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2022 and 2021 (Unaudited)	F-51
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-52
Audited Consolidated Financial Statements of Mondee Holdings II, Inc.
Report of Independent Registered Public Accounting Firm	F-66
Consolidated Balance Sheets as of December 31, 2021 and December 31, 2020	F-67
Consolidated Statements of Operations for the year ended December 31, 2021 and for the year ended December 31, 2020	F-68
Consolidated Statements of Comprehensive Loss for the year ended December 31, 2021 and for the year ended December 31, 2020	F-69
Consolidated Statements of Stockholder’s Equity (Deficit) for the year ended December 31, 2021 and for the year ended December 31, 2020	F-70
Consolidated Statements of Cash Flows for the year ended December 31, 2021 and for the year ended December 31, 2020	F-71
Notes to Consolidated Financial Statements	F-72

ITHAX ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2022	December 31, 2021
ASSETS
Current assets
Cash	$230,529	$525,204
Prepaid expenses	49,583	23,750
Total Current Assets	280,112	548,954
Cash and marketable securities held in Trust Account	241,608,163	241,600,623
TOTAL ASSETS	$241,888,275	$242,149,577
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$95,745	$211,548
Total Current Liabilities	95,745	211,548
Deferred legal fee	1,940,885	—
Deferred printer fee	211,500	—
Deferred underwriting fee payable	9,082,500	9,082,500
Warrant liabilities	3,972,000	6,702,750
TOTAL LIABILITIES	15,302,630	15,996,798
Commitments and Contingencies
Class A ordinary shares subject to possible redemption; 24,150,000 shares at redemption value as of March 31, 2022 and December 31, 2021	241,608,163	241,600,623
Shareholders’ Deficit
Preference shares, $0.001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.001 par value; 100,000,000 shares authorized; 675,000 shares issued and outstanding (excluding 24,150,000 shares subject to possible redemption) as of March 31, 2022 and December 31, 2021	675	675
Class B ordinary shares, $0.001 par value; 10,000,000 shares authorized; 6,037,500 shares issued and outstanding as of March 31, 2022 and December 31, 2021	6,038	6,038
Additional paid-in capital	—	—
Accumulated deficit	(15,029,231)	(15,454,557)
Total Shareholders’ Deficit	(15,022,518)	(15,447,844)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$241,888,275	$242,149,577
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ITHAX ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended March 31,
	2022	2021
Formation and operational costs	$2,305,424	$102,055
Loss from operations	(2,305,424)	(102,055)
Other income (loss):
Interest earned on marketable securities held in Trust Account	7,540	18,916
Unrealized gain on marketable securities held in Trust Account	—	21,009
Transaction costs allocated to warrant liabilities	—	(675,351)
Change in fair value of warrant liabilities	2,730,750	868,875
Other income, net	2,738,290	233,449
Net income	$432,866	$131,394
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption	24,150,000	15,563,333
Basic and diluted income per share, Class A ordinary shares subject to possible redemption	$0.01	$0.01
Weighted average shares outstanding of Non-redeemable ordinary shares	6,712,500	6,192,500
Basic and diluted net income per share, Non-redeemable ordinary shares	$0.01	$0.01
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ITHAX ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2022
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Earnings
Balance – January 1, 2022	675,000	$675	6,037,500	$6,038	$—	$(15,454,557)	$(15,447,844)
Subsequent measurement of Class A ordinary shares to redemption amount	—	—	—	—	—	(7,540)	(7,540)
Net income	—	—	—	—	—	432,866	432,866
Balance – March 31, 2022	675,000	$675	6,037,500	$6,038	$—	$(15,029,231)	$(15,022,518)
THREE MONTHS ENDED MARCH 31, 2021
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Earnings
Balance – January 1, 2021	—	$—	6,037,500	$6,038	$18,962	$(4,891)	$20,109
Sale of 675,000 Private Placement Units, net of initial fair value of Private Placement Warrants and offering costs	675,000	675	—	—	6,435,891	—	6,436,566
Subsequent measurement of Class A ordinary shares to redemption amount	—	—	—	—	(6,454,853)	(18,700,607)	(25,155,460)
Net income	—	—	—	—	—	131,394	131,394
Balance – March 31, 2021	675,000	$675	6,037,500	$6,038	$—	$(18,574,104)	$(18,567,391)
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ITHAX ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$432,866	$131,394
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(7,540)	(18,916)
Unrealized gain on marketable securities held in Trust Account	—	(21,009)
Change in fair value of warrant liabilities	(2,730,750)	(868,875)
Transaction costs allocated to warrant liabilities	—	675,351
Changes in operating assets and liabilities:
Prepaid expenses	(25,833)	(299,716)
Accrued expenses	(115,803)	11,073
Deferred printer fee	211,500	—
Deferred legal fee	1,940,885	—
Net cash used in operating activities	(294,675)	(390,698)
Cash Flows from Investing Activities:
Investment of cash into trust Account	—	(241,500,000)
Net cash used in investing activities	—	(241,500,000)
Cash Flows from Financing Activities:
Proceeds from initial public offering, net of underwriting discounts paid	—	236,250,000
Proceeds from sale of Private Placements Units	—	6,750,000
Proceeds from promissory note – related party	—	44,708
Repayment of convertible promissory note – related party	—	(88,264)
Payment of offering costs	—	(253,314)
Net cash provided by financing activities	—	242,703,130
Net Change in Cash	(294,675)	812,432
Cash – Beginning	525,204	1,000
Cash – Ending	$230,529	$813,432
Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$32,966
Subsequent measurement of Class A ordinary shares to redemption amount	$7,540	$25,155,460
Deferred underwriting fee payable	$—	$9,082,500
Initial classification of warrant liabilities	$—	$11,422,875
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ITHAX ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
ITHAX Acquisition Corp.is a blank check company incorporated as a Cayman Islands exempted company on October 2, 2020, and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
ITHAX Acquisition Corp. has two wholly owned subsidiaries which were formed on December 9, 2021, ITHAX Merger Sub I, LLC (“Merger Sub I”), a Delaware limited liability company, and ITHAX Merger Sub II, LLC (“Merger Sub II”), a Delaware limited liability company. ITHAX Acquisition Corp. and its subsidiaries are collectively referred to as “the Company”.
The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2022, the Company had not commenced any operations. All activity for the period from October 2, 2020 (inception) through March 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination and proceeding to complete the Business Combination, which is described in Note 6. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the marketable securities held in the Trust Account (as defined below) and recognizes changes in the fair value of warrant liabilities as other income (loss).
The registration statement for the Company’s Initial Public Offering became effective on January 27, 2021. On February 1, 2021, the Company consummated the Initial Public Offering of 24,150,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,150,000 Units, at $10.00 per Unit, generating gross proceeds of $241,500,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 675,000 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to ITHAX Acquisition Sponsor LLC (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds of $6,750,000, which is described in Note 4.
Transaction costs amounted to $14,681,886, consisting of $5,250,000 of underwriting fees, $9,082,500 of deferred underwriting fees and $349,386 of other offering costs.
Following the closing of the Initial Public Offering on February 1, 2021, an amount of $241,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding deferred underwriting commissions and interest income earned on the Trust Account to pay taxes) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of its issued and outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and net of taxes payable), divided by the number of then issued and outstanding Public Shares. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder Shares (as defined in Note 5), Private Placement Shares (as defined in Note 4) and Public Shares held by it in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors have agreed to waive: (i) their redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by them in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect to the Founder Shares, Private Placement Shares and any Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination by February 1, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity.
The Company will have until February 1, 2023 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor and the Company’s officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s officers or directors acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. As of March 31, 2022, no interest has been withdrawn from the Trust Account.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Going Concern Assessment
As of March 31, 2022, the Company had cash of $230,529 not held in the Trust Account and available for working capital purposes. As of March 31, 2022, the Company had working capital of $184,367. The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business for one year from this filing. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans (as defined below) either to complete a Business Combination or because it becomes obligated to redeem a significant number of the Public Shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of a Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Subtopic 205-40, “Presentation of Financial Statements — Going Concern,” the date for mandatory liquidation and dissolution raises substantial doubt about the Company’s ability to continue as a going concern through February 1, 2023, (the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date). Management’s plan to alleviate the substantial doubt is to complete a business combination prior to February 1, 2023. The Company entered into a definitive Business Combination Agreement on December 20, 2021 (as defined below in Note 6) and is in the process of completing this Business Combination. Management has assessed the likelihood of whether it will be able to carry out its plan to complete this business combination prior to February 1, 2023. Management believes, as it is contractual, the business combination will occur prior to the termination date set forth in the Business Combination Agreement of July 3, 2022, which is before the date of the mandatory liquidation date. As such, based on these factors and other considerations, Management believes that its plan alleviates the substantial doubt raised by the date for mandatory liquidation described above.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 10, 2022. The accompanying condensed consolidated balance sheet as of December 31, 2021 has been derived from our audited consolidated financial statements included in the aforementioned Form 10-K. The interim results for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed consolidated financial statements is the determination of the fair value of the warrant liabilities when the warrants are not publicly traded. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2022 and December 31, 2021.
Cash and Marketable Securities Held in Trust Account
At March 31, 2022 and December 31, 2021, substantially all of the assets held in the Trust Account were held in mutual funds which are invested primarily in U.S. Treasury Securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed consolidated statements of operations. Unrealized gains and losses on marketable securities held in Trust Account are included in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”), Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2022 and December 31, 2021, all Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the subsequent measurement of the initial book value to redemption amount. Subsequent measurement to the carrying value of redeemable Class A ordinary shares is due to interest income and unrealized gains or losses on the marketable securities held in the Trust Account. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
At March 31, 2022 and December 31, 2021, the Class A ordinary shares subject to possible redemption reflected in the condensed consolidated balance sheets are reconciled in the following table:
Gross proceeds	$241,500,000
Less:
Proceeds allocated to Public Warrants	(11,109,000)
Class A ordinary shares issuance costs	(14,006,535)
Plus:
Subsequent measurement of carrying value to redemption value	25,216,158
Class A ordinary shares subject to possible redemption – December 31, 2021	241,600,623
Plus:
Subsequent measurement of carrying value to redemption value	7,540
Class A ordinary shares subject to possible redemption – March 31, 2022	$241,608,163
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Accordingly, offering costs totaling $14,681,886 (consisting of $5,250,000 in underwriters’ discount, $9,082,500 in deferred underwriters’ discount, and $349,386 of other offering expenses) have been allocated to the separable financial instruments issued in the Initial Public Offering using a with-or-without method compared to total proceeds received. Offering costs associated with warrant liabilities of $675,351 have been expensed and presented as non-operating expenses in the condensed consolidated statements of operations and offering costs of $14,006,535 associated with the Class A ordinary shares and Private Placement Units were initially charged to temporary equity and then subsequently measured to ordinary shares subject to possible redemption upon the completion of the Initial Public Offering.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. There are no changes in this assessment as of March 31, 2022.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and are remeasured at each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the condensed consolidated statements of operations.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the condensed consolidated financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s condensed consolidated financial statements and prescribes a recognition threshold and measurement process for condensed consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
ITHAX Acquisition Corp. is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. The Company’s United States subsidiaries had no activity for the three months ended March 31, 2022 and 2021 and the Company has deemed any income tax obligations to be immaterial.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Subsequent measurement of the redeemable shares of Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.
The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants underlying the units issued in connection with the (i) Initial Public Offering, and (ii) the private placement, since the exercise of the warrants is contingent upon the occurrence of future events. The outstanding warrants are exercisable to purchase 12,412,500 Class A ordinary shares in the aggregate. As of March 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company, except for the 787,500 founder shares as of March 31, 2021 which are no longer forfeitable as of that date, and thus included for dilutive purposes.
The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except share amounts):
	Three Months Ended March 31, 2022		Three Months Ended March 31, 2021 (As Restated)
	Redeemable	Non-Redeemable	Redeemable	Non-Redeemable
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$338,719	$94,147	$93,994	$37,400
Denominator:
Basic and diluted weighted average shares outstanding	24,150,000	6,712,500	15,563,333	6,192,500
Basic and diluted net income per ordinary share	$0.01	$0.01	$0.01	$0.01
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 9).
Recently Issued Accounting Standards
In August 2020, the FASB issued Accounting Standards Update No.2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company early adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s condensed consolidated financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 24,150,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,150,000 Units, at a price of

$10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one contingently redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, including the exercise by the underwriters of their over-allotment option, the Sponsor and Cantor purchased an aggregate of 675,000 Private Placement Units, at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $6,750,000, in a private placement. The Sponsor purchased 465,000 Private Placement Units and Cantor purchased 210,000 Private Placement Units. Each Private Placement Unit consists of one Class A ordinary share (each, a “Private Placement Share” or, collectively, “Private Placement Shares”) and one-half of one contingently redeemable warrant (each, a “Private Placement Warrant “, together with the Public Warrants the “Warrants”). Each whole Private Placement Warrant is exercisable to purchase one non-redeemable Class A ordinary share at a price of $11.50 per share. The Private Placement Shares are classified in permanent equity as they are non-redeemable. A portion of the proceeds from the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will expire worthless.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On October 6, 2020, the Sponsor paid an aggregate of $25,000 to cover certain offering costs of the Company in consideration for 5,031,250 shares of the Company’s Class B ordinary shares (the “Founder Shares”). On October 16, 2020, the Sponsor transferred an aggregate of 20,000 Founder Shares to two members of the board of directors (each received 10,000 Founder Shares). On October 28, 2020, the Sponsor and a third member of the board of directors agreed that the director would pay the Sponsor $41,250 and in exchange the Sponsor would (i) on October 28, 2020, transfer 10,000 Founder Shares to such director and (ii) immediately following the Company’s Business Combination, transfer a total of 4% of the outstanding Class A ordinary shares then held by the Sponsor to the director, with such percentage including the 10,000 Founder Shares the director already held. On January 27, 2021, the Company effectuated a stock dividend of 0.2 shares for each share outstanding, resulting in an aggregate of 6,037,500 Founder Shares outstanding, which was retroactively reflected in the 2020 financial statements. The Founder Shares included an aggregate of up to 787,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Founder Shares equal, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Private Placement Shares). As a result of the underwriters’ election to fully exercise their over-allotment option, a total of 787,500 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.
The sale or transfers of the Founders Shares to members of the Company’s the board of directors, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were effectively sold or transferred subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. A business combination is not probable until it is completed. Stock-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares. As of March 31, 2022, the Company determined that a Business Combination is not considered probable until the business combination is completed, and therefore, no stock-based compensation expense has been recognized.
Administrative Services Agreement
The Company entered into an agreement, commencing January 27, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, secretarial, and administrative support services. For the three months ended March 31, 2022 and 2021, the Company incurred and paid $30,000 and $20,000 in fees for these services, respectively.
Promissory Note — Related Party
On October 6, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the completion of the Initial Public Offering. The then outstanding balance under the Promissory Note of $88,264 was repaid at the closing of the Initial Public Offering on February 1, 2021. Borrowings are no longer available under the Promissory Note.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. Such warrants would be identical to the Private Placement Unis. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. Through the filing of these condensed consolidated financial statements, the Company has not borrowed any amounts under the Working Capital Loans.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
Pursuant to a registration rights agreement entered into on January 27, 2021 (the “IPO Registration Rights Agreement”), the holders of the Founder Shares (and any Class A ordinary shares issued upon conversion of the Founder Shares), Private Placement Units (and the underlying securities), and units (and the underlying securities) that may be issued on conversion of Working Capital Loans will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register the offer and sale of such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register the resale of such securities pursuant to Rule 415 under the Securities Act. The IPO Registration Rights Agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of (i) 3.5% of the gross proceeds of the initial 21,000,000 Units sold in the Initial Public Offering, or $7,350,000, and (ii) 6% of the gross proceeds from the Units sold pursuant to the over-allotment option, or up to $1,732,500. The deferred fee of $9,082,500 will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Business Combination Agreement
On December 20, 2021, the Company entered into a Business Combination Agreement with Mondee Holdings II, Inc., Delaware corporation and a travel technology company (“Mondee”). The Business Combination Agreement was entered into by and among ITHAX Acquisition Corp., Merger Sub I, Merger Sub II and Mondee. Pursuant to the Business Combination Agreement, the Company will become a Delaware corporation (the “Domestication”) and the parties will enter into a business combination transaction (together with the Domestication, the “Business Combination”) by which (i) Merger Sub I will merge with and into Mondee, with Mondee being the surviving entity in the merger (the “First Merger”), and (ii) immediately following the First Merger, Mondee will merge with and into Merger Sub II, with Merger Sub II being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions” and the closing of the Transactions, the “Closing”). As a result of the Domestication (i) each outstanding Class A ordinary share of the Company, par value $0.001 per share (the “Class A Shares”) will be automatically converted into one share of Class A common stock, par value $0.001 per share (the “Class A Common Stock”), of Ithax Acquisition Corp., a Delaware corporation (“New Mondee”) and each outstanding Class B ordinary share of the Company, par value $0.001 per share (the “Class B Shares”) will be automatically converted into one share of Class B common stock, par value $0.001 per share (the “Class B Common Stock”), of New Mondee, and (ii) pursuant to an amended and restated warrant agreement, each outstanding warrant of the Company will be replaced by a redeemable warrant of New Mondee, with substantially the same terms, exercisable for a share of Class A Common Stock. In connection with the Closing, New Mondee will amend and restate its certificate of incorporation, which will, among other things, convert each outstanding share of Class B Common Stock into one share of Class A Common Stock and change the name of the post-Closing company to “Mondee Holdings, Inc.”. The Company filed its Form S-4 with the SEC on March 21, 2022. The Company filed Amendment No 1 to Form S-4 on April 26, 2022. The Company intends to consummates its Business Combination upon the SEC declaring the S-4 effective.
Registration Rights Agreement
The Business Combination Agreement contemplates that, at the Closing, the Company, the Sponsor, Mondee and the sole stockholder of Mondee (the “Sole Stockholder”) and the other parties thereto will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Ithax will agree to register for resale certain shares of its Class A Common Stock that are held by the parties thereto from time to time.
Additionally and pursuant to the Registration Rights Agreement, the holders of any shares of Class A Common Stock (the “Lock-Up Shares”) issued to the Sponsor prior to the Closing or to the Sole Stockholder in connection with the Business Combination Agreement, or to the Members (as defined below) in connection with the Earn-out Agreement (as defined below), may not transfer any Lock-Up Shares during the period beginning on the date of Closing and ending on the date that is the earlier of (A) six months after the Closing, (B) the date on which the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 calendar days following the Closing and (C) the date on which the Company consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing, which results in the stockholders immediately prior to such transaction having beneficial ownership of less than 50% of the outstanding voting securities of the combined company.
Subscription Agreements
Concurrently with the execution of the Business Combination Agreement, certain investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase in a private placement 5,000,000 shares of Class A Common Stock (the “PIPE Shares”) at a purchase price of $10.00 per share and an aggregate purchase price of $50,000,000 million (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Transactions and will be consummated concurrently with the Closing. The PIPE Shares to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration. The PIPE Subscription Agreements further provide that the Company will use commercially reasonable efforts to file a registration statement to register the resale of the PIPE Shares within 30 calendar days after the Closing. It is expected that the PIPE Investors will be parties to the Registration Rights Agreement.
On April 21, 2022, the Company entered into a PIPE Subscription Agreement with an additional investor (the “Additional Investor”), whereby the Additional Investor has committed to purchase in a private placement 2,000,000 shares of New Mondee Common Stock at a purchase price of $10.00 per share (the “Additional Shares”) and an aggregate purchase price of $20,000,000 million (the “Additional Investment”) bringing the total amount of commitments from both the PIPE Investment and the Additional Investment to $70.0 million. The Additional Investment will be consummated substantially concurrently with the Closing. The Additional Investor entered into a PIPE Subscription Agreement on substantially the same terms as those of the PIPE Investors, but also agreed not to sell or otherwise transfer any of the Additional Shares during the period beginning on the date of Closing and ending on the date that is the earlier of (A) six months after the Closing, (B) the date on which the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 calendar days following the Closing and (C) the date on which New Mondee consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing, which results in the stockholders immediately prior to such transaction having beneficial ownership of less than 50% of the outstanding voting securities of the combined company. In addition, at the Closing, the Additional Investor will enter into the Registration Rights Agreement, pursuant to which the Additional Investor will be entitled to certain registration rights in respect of the Additional Shares. The Additional Shares to be issued pursuant to the Additional Investment have not been registered under the Securities Act and will be issued in reliance on the availability of an exemption from such registration.
Sponsor Support Agreement
Concurrently with the execution of the Business Combination Agreement, the Company entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor and Mondee. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed, among other things, subject to the terms and conditions of the Sponsor Support Agreement, (i) to vote all of its Class A Shares and Class B Shares and any other equity securities of the Company that Sponsor acquired record or beneficial ownership of after the date of the Sponsor Support Agreement and prior to the Closing, other than the shares of Class A Common Stock acquired by the Sponsor pursuant to the Private Placements (collectively, the “Subject SPAC Equity Securities”) (a) in favor of the approval and adoption of the Business Combination Agreement and the approval of the Transactions (b) against any action, agreement, or transaction or proposal that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company, Merger Sub I or Merger Sub II under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated, (ii) not to redeem, elect to redeem or tender or submit any of its Subject SPAC Equity Securities for redemption in connection with the BCA or the Transactions, (iii) not to commit or agree to take any action inconsistent with the foregoing. (iv) to comply with and fully perform all of its obligations, covenants and agreements set forth in the Voting Letter Agreement (as defined therein), (v) not to modify or amend any agreement, contract or arrangement between or among Sponsor and any Affiliate of such Sponsor (other than SPAC or any of its Subsidiaries), on the one hand, and SPAC or any of its subsidiaries, on the other hand, related to the Transactions, including, for the avoidance of doubt, the Voting Letter Agreement, and (vi) to comply with the transfer restrictions set forth in the Voting Letter Agreement irrespective of any release or waiver thereof.
In addition, the Sponsor has agreed that if Mondee waives in writing the condition set forth in Section 7.03(e) of the Business Combination, requiring the amount of cash held by the Company to be equal to at least $150,000,000, the Sponsor shall, immediately prior to the First Merger and without any further action on its part, forfeit and surrender or cause the forfeiture and surrender to the Company for no consideration, 603,750 of its Class B Shares.
The Sponsor Support Agreement also includes, among other things, a waiver by the Sponsor of its redemption rights and anti-dilution protection as set forth in Article 36.5 of the Company’s amended and restated memorandum and articles of association.
The Sponsor Support Agreement will automatically terminate upon the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement in accordance with its terms.
Stockholder Support Agreement
Concurrently with the execution of the Business Combination Agreement, the Company entered into a support agreement (the “Stockholder Support Agreement”) with the Sole Stockholder pursuant to which the Sole Stockholder has, among other things, agreed to vote (a) in favor of the approval and adoption of the Business Combination Agreement and the approval of the Mergers and the other Transactions and (b) against any action, agreement or transaction or proposal that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated. The Stockholder Support Agreement will terminate upon the earlier of (a) the First Merger becomes effective and (b) the termination of the Business Combination Agreement in accordance with its terms.
Earn-out Agreement
Concurrently with the execution of the Business Combination Agreement, the Company entered into an earn-out agreement (the “Earn-out Agreement”) with certain signatories thereto (the “Members”), pursuant to which the Company has agreed, among other things that in connection with and upon the First Merger, the Company will issue to the Members up to 9,000,000 new shares of Class A Common Stock (the “Earn-out Shares”), with the Earn-out Shares vesting over the four-year period following Closing based on the achievement of certain milestones related to the trading price of the Company’s common stock set forth in the Earn-out Agreement.
The Earn-out Agreement will terminate if the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing.
Vendor Agreements
On October 4, 2021, the Company entered into an agreement with a vendor for placement agency services in connection with the PIPE and customary capital market advisement services related to the pending Business Combination. The agreement calls for the vendor to receive a contingent fee equal to 7% of the gross proceeds of securities sold in the PIPE placement and capped at $3,500,000.
On October 4, 2021, the Company entered into an agreement with a vendor for fund-raising services in connection with the PIPE and capital markets advisory services related to the pending Business Combination. The agreement calls for the vendor to receive a contingent fee equal to $500,000, plus 3.5% on the gross proceeds of securities sold in the PIPE placement exceeding $50,000,000 and capped at $1,500,000.

On December 15, 2021, the Company entered into an agreement with a vendor for capital market advisement services related to the Business Combination Agreement. The agreement calls for the vendor to receive a contingent fee in the amount of $1,000,000 upon the consummation of the Business Combination.
On January 24, 2022, the Company entered into an agreement with a vendor for capital markets advisory services related to the pending Business Combination Agreement. The agreement calls for the vendor to receive a contingent fee in the amount of $500,000 upon the consummation of the Business Combination.
On February 1, 2022, the Company entered into an agreement with a vendor for capital markets advisory services related to the pending Business Combination Agreement. The agreement calls for the vendor to receive a contingent fee in the amount of $625,000 upon the consummation of the Business Combination.
As of December 31, 2021 the Company entered into an agreement with a vendor for an insurance policy, which the vendor will only receive insurance run-off premium in the amount of approximately $1,100,000 upon the consummation of the Business Combination. As of March 31, 2022, approximately $33,000 is included in accrued expenses in the accompanying condensed consolidated balance sheet.
As of March 31, 2022, the Company incurred legal fees of approximately $1,941,000 which is included in deferred legal fees in the accompanying condensed consolidated balance sheet. These fees will only become due and payable upon the consummation of an initial Business Combination.
Legal Proceedings
In connection with the pending Business Combination, one purported stockholder has sent a demand letter. No amount of damages is stated in the demand letter. The Company believes that the threatened lawsuit is without merit and, if filed, the Company intends to defend the matters vigorously. The Company is currently unable to reasonably determine the outcome of any potential litigation or estimate any potential losses, and, as such, have not recorded a loss contingency. There is no other material litigation, arbitration or governmental proceedings currently pending against the Company or any members of its management team in their capacity as such.
NOTE 7.   SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2022 and December 31, 2021, there were no preference shares issued and outstanding.
Class A Ordinary Shares — The Company is authorized to issue 100,000,000 Class A ordinary shares with a par value of $0.001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were 675,000 Class A ordinary shares issued and outstanding, excluding 24,150,000 Class A ordinary shares subject to possible redemption, which are presented as temporary equity.
Class B Ordinary Shares — The Company is authorized to issue 10,000,000 Class B ordinary shares with a par value of $0.001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of March 31, 2022 and December 31, 2021, there were 6,037,500 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustments.

NOTE 8.   WARRANTS
As of March 31, 2022 and December 31, 2021, there were 12,075,000 Public Warrants and 337,500 Private Placement Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the offer and sale of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Class A ordinary shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30- trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9.   FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	March 31, 2022	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$241,608,163	$241,600,623
Liabilities:
Warrant Liability – Public Warrants	1	$3,864,000	$6,520,500
Warrant Liability – Private Placement Warrants	3	$108,000	$182,250
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statements of operations.
The Private Placement Warrants were valued using the Black-Scholes option pricing model. The Black Scholes model is a theoretical extension of binomial option pricing theory, in that consideration of discrete probabilities and option payoff outcomes are divided into smaller and smaller intervals. At the limit, the binomial process converges to the Black-Scholes formula, which indicates that a call option value is equal to the security price times a probability, minus the present value of the exercise times a probability. The probabilities are given by the cumulative normal distribution. The Public Warrants were initially valued using a Monte Carlo Model. The Monte Carlo method is an analysis method designed to determine the value of variables such as the expected value of the Warrants as of the valuation date. This value is fundamentally uncertain, and it is determined by what statisticians call estimators. The model estimates the value of the Public Warrants after 100,000 trials based on the Company’s ordinary share price at the end of the Public Warrants’ expected life. The price estimates are based on a probability distribution of the price of the Company’s ordinary shares under a risk-neutral premise. For periods subsequent to the detachment of the Public Warrants from the Units, which occurred on March 22, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price on the Nasdaq Stock Market LLC as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.
The inputs used in the Black-Scholes model for Private Placement Units and the Monte Carlo Model for Public Units is as follows:
	February 1, 2021 (Initial Measurement)		December 31, 2021	March 31, 2022
Input	Public Warrants	Private Warrants	Private Warrants	Private Warrants
Ordinary Share Price	$9.55	$9.55	$9.82	$9.87
Exercise Price	$11.50	$11.50	$11.5	$11.50
Expected Life (in years)	5	5	5.26	5.12
Risk Free Interest Rate	0.49%	0.49%	1.3%	2.5%
Volatility	19.00%	19.00%	9.9%	4.9%
Dividend Yield	0.00%	0.00%	0.00%	0.00%
Redemption Trigger (20 of 30 trading days)	$18.00	N/A	N/A	N/A

The following table presents the changes in the fair value of Level 3 warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on February 1, 2021	313,875	11,109,000	11,422,875
Change in fair value	(131,625)	(2,898,000)	(3,029,625)
Transfers to Level 1	—	(8,211,000)	(8,211,000)
Fair value as of December 31, 2021	$182,250	$—	$182,250
Change in fair value	(74,250)	—	(74,250)
Fair value as of March 31, 2022	$108,000	$—	$108,000
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2021 was approximately $8.2 million.
NOTE 10.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than noted below, the Company did not identify any subsequent events that would have required adjustment to or disclosure in the condensed consolidated financial statements.
On April 21, 2022, the Company entered into a PIPE Subscription Agreement with an additional investor (the “Additional Investor”), whereby the Additional Investor has committed to purchase in a private placement 2,000,000 shares of New Mondee Common Stock at a purchase price of $10.00 per share (the “Additional Shares”) and an aggregate purchase price of $20,000,000 million (the “Additional Investment”) bringing the total amount of commitments from both the PIPE Investment and the Additional Investment to $70.0 million. See Note 6.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
ITHAX Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of ITHAX Acquisition Corp. and Subsidiaries (collectively, the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in shareholders’ (deficit) equity and cash flows for the year ended December 31, 2021 and for the period from October 2, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from October 2, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/S/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
March 10, 2022

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$525,204	$1,000
Prepaid expenses	23,750	—
Total Current Assets	548,954	1,000
Deferred offering costs	—	80,631
Cash and marketable securities held in Trust Account	241,600,623	—
TOTAL ASSETS	$242,149,577	$81,631
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$211,548	$—
Accrued offering costs	—	17,966
Promissory note – related party	—	43,556
Total Current Liabilities	211,548	61,522
Deferred underwriting fee payable	9,082,500	—
Warrant liabilities	6,702,750	—
TOTAL LIABILITIES	15,996,798	61,522
Commitments and Contingencies
Class A ordinary shares subject to possible redemption; 24,150,000 and no shares at redemption value as of December 31, 2021 and 2020, respectively	241,600,623	—
Shareholders’ (Deficit) Equity
Preference shares, $0.001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.001 par value; 100,000,000 shares authorized; 675,000 and no shares issued and outstanding (excluding 24,150,000 and no shares subject to possible redemption) as of December 31, 2021 and 2020, respectively	675	—
Class B ordinary shares, $0.001 par value; 10,000,000 shares authorized; 6,037,500 shares issued and outstanding as of December 31, 2021 and 2020	6,038	6,038
Additional paid-in capital	—	18,962
Accumulated deficit	(15,454,557)	(4,891)
Total Shareholders’ (Deficit) Equity	(15,447,844)	20,109
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$242,149,577	$81,631
The accompanying notes are an integral part of the consolidated financial statements.

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31, 2021	For the period from October 2, 2020 (inception) through December 31, 2020
Formation and operational costs	$833,758	$4,891
Loss from operations	(833,758)	(4,891)
Other income (loss):
Interest earned on marketable securities held in Trust Account	97,231	—
Unrealized gain on marketable securities held in Trust Account	3,392	—
Transaction costs allocated to warrant liabilities	(675,351)	—
Change in fair value of warrant liabilities	4,720,125	—
Other income, net	4,145,397	—
Net income (loss)	$3,311,639	$(4,891)
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption	22,098,904	—
Basic and diluted income (loss) per share, Class A ordinary shares subject to possible redemption	$0.12	$—
Weighted average shares outstanding of Non-redeemable Class A and Class B ordinary shares	6,588,288	5,250,000
Basic net income (loss) per share, Non-redeemable Class A and Class B ordinary shares	$0.12	$0.00
Weighted average shares outstanding of Non-redeemable Class A and Class B ordinary shares	6,655,171	—
Diluted net income (loss) per share, Non-redeemable Class A and Class B ordinary shares	$0.12	$—
The accompanying notes are an integral part of the consolidated financial statements.

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Earnings
Balance – October 2, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	6,037,500	6,038	18,962	—	25,000
Net loss	—	—	—	—	—	(4,891)	(4,891)
Balance – December 31, 2020	—	—	6,037,500	6,038	18,962	(4,891)	20,109
Sale of 675,000 Private Placement Units, net of initial fair value of Private Placement Warrants and offering costs	675,000	675	—	—	6,435,891	—	6,436,566
Subsequent measurement of Class A ordinary shares to redemption amount	—	—	—	—	(6,454,853)	(18,761,305)	(25,216,158)
Net income	—	—	—	—	—	3,311,639	3,311,639
Balance – December 31, 2021	675,000	$675	6,037,500	$6,038	$—	$(15,454,557)	$(15,447,844)
The accompanying notes are an integral part of the consolidated financial statements.

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2021	For the Period from October 2, 2020 (Inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$3,311,639	$(4,891)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(97,231)	—
Unrealized gain on marketable securities held in Trust Account	(3,392)	—
Change in fair value of warrant liabilities	(4,720,125)	—
Transaction costs allocated to warrant liabilities	675,351	—
Changes in operating assets and liabilities:
Prepaid expenses	(23,750)	—
Accrued offering costs	(32,966)	—
Accrued expenses	211,548	—
Net cash used in operating activities	(678,926)	(4,891)
Cash Flows from Investing Activities:
Investment of cash into trust Account	(241,500,000)	—
Net cash used in investing activities	(241,500,000)	—
Cash Flows from Financing Activities:
Proceeds from initial public offering, net of underwriting discounts paid	236,250,000	—
Proceeds from sale of Private Placements Units	6,750,000	—
Proceeds from promissory note – related party	44,708	43,556
Repayment of convertible promissory note – related party	(88,264)	—
Payment of offering costs	(253,314)	(37,665)
Net cash provided by financing activities	242,703,130	5,891
Net Change in Cash	524,204	1,000
Cash – Beginning	1,000	—
Cash – Ending	$525,204	$1,000
Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$17,966
Subsequent measurement of Class A ordinary shares to redemption amount	$25,216,158	$—
Deferred underwriting fee payable	$9,082,500	$—
Initial classification of warrant liabilities	$11,422,875	$—
Offering costs paid by Sponsor in exchange for issuance of founder shares	$—	$25,000
The accompanying notes are an integral part of the consolidated financial statements.

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
ITHAX Acquisition Corp. is a blank check company incorporated as a Cayman Islands exempted company on October 2, 2020, and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
ITHAX Acquisition Corp. has two wholly owned subsidiaries which were formed on December 9, 2021, ITHAX Merger Sub I, LLC (“Merger Sub 1”), a Delaware limited liability company, and ITHAX Merger Sub II, LLC (“Merger Sub 2”), a Delaware limited liability company. ITHAX Acquisition Corp. and its subsidiaries are collectively referred to as “the Company”.
The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies
As of December 31, 2021, the Company had not commenced any operations. All activity for the period from October 2, 2020 (inception) through December 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination and proceeding to complete the Businss Combination, which is described in Note 6. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the marketable securities held in the Trust Account (as defined below) and recognizes changes in the fair value of warrant liabilities as other income (expense).
The registration statement for the Company’s Initial Public Offering became effective on January 27, 2021. On February 1, 2021, the Company consummated the Initial Public Offering of 24,150,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,150,000 Units, at $10.00 per Unit, generating gross proceeds of $241,500,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 675,000 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to ITHAX Acquisition Sponsor LLC (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds of $6,750,000, which is described in Note 4.
Transaction costs amounted to $14,681,886, consisting of $5,250,000 of underwriting fees, $9,082,500 of deferred underwriting fees and $349,386 of other offering costs.
Following the closing of the Initial Public Offering on February 1, 2021, an amount of $241,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding deferred underwriting commissions and interest income earned on the Trust Account to pay taxes) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of its issued and outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and net of taxes payable), divided by the number of then issued and outstanding Public Shares. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder Shares (as defined in Note 5), Private Placement Shares (as defined in Note 4) and Public Shares held by it in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors have agreed to waive: (i) their redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by them in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
to the Founder Shares, Private Placement Shares and any Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination by February 1, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity.
The Company will have until February 1, 2023 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor and the Company’s officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s officers or directors acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. As of December 31, 2021, no interest has been withdrawn from the Trust Account.

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Going Concern Assessment
As of December 31, 2021, the Company had cash of $525,204 not held in the Trust Account and available for working capital purposes. As of December 31, 2021, the Company had a working capital of $337,406. The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business for one year from this filing. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans (as defined below) either to complete a Business Combination or because it becomes obligated to redeem a significant number of the Public Shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of a Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the date for mandatory liquidation and dissolution raises substantial doubt about the Company’s ability to continue as a going concern through February 1, 2023, (the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date). Management’s plan to alleviate the substantial doubt is to complete a business combination prior to February 1, 2023. The Company entered into a definitive Business Combination Agreement on December 20, 2021 (as defined below in Note 6) and is in the process of completing this Business Combination. Management has assessed the likelihood of whether it will be able to carry out its plan to complete this business combination prior to February 1, 2023. Management believes, as it is contractual, the business combination will occur prior to the termination date set forth in the Business Combination Agreement of July 31, 2022, which is before the date of the mandatory liquidation date. As such, based on these factors and other considerations, Management believes that its plan alleviates the substantial doubt raised by the date for mandatory liquidation described above.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liabilities when the warrants are not publicly traded. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.
Cash and Marketable Securities Held in Trust Account
At December 31, 2021, substantially all of the assets held in the Trust Account were held in US Treasury Securities. At December 31, 2020, there were no assets held in the Trust Account. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest earned on

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
marketable securities held in Trust Account in the accompanying consolidated statements of operations. Unrealized gains and losses on marketable securities held in Trust Account are included in the accompanying consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, all Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ (deficit) equity section of the Company’s consolidated balance sheets. There were no shares subject to possible redemption at December 31, 2020.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the subsequent measurement of the initial book value to redemption amount. Subsequent measurement to the carrying value of redeemable Class A ordinary shares is due to interest income and unrealized gains or losses on the marketable securities held in the Trust Account. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.
At December 31, 2021, the Class A ordinary shares subject to redemption reflected in the consolidated balance sheets are reconciled in the following table:
Gross proceeds	$241,500,000
Less:
Proceeds allocated to Public Warrants	(11,109,000)
Class A ordinary shares issuance costs	(14,006,535)
Plus:
Subsequent measurement of carrying value to redemption value	25,216,158
Class A ordinary shares subject to possible redemption	$241,600,623
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Accordingly, offering costs totaling $14,681,886 (consisting of $5,250,000 in underwriters’ discount, $9,082,500 in deferred underwriters’ discount, and $349,386 other offering expenses) have been allocated to the separable financial instruments issued in the Initial Public Offering using a with-or-without method compared to total proceeds received. Offering costs associated with warrant liabilities of $675,351 have been expensed and presented as non-operating expenses in the consolidated statements of operations and offering costs of $14,006,535 associated with the Class A ordinary shares and Private Placement Units were initially charged to temporary equity and then accreted to ordinary shares subject to redemption upon the completion of the Initial Public Offering.

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance and are remeasured at each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the consolidated financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s consolidated financial statements and prescribes a recognition threshold and measurement process for consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
ITHAX Acquisitioon Corp. is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. The Company’s United States subsidiaries had no activity for the year ended December 31, 2021 and the Company has deemed any income tax obligations to be immaterial.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Subsequent measurement of the redeemable shares of Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.
The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants underlying the units issued in connection with the (i) Initial Public Offering, and (ii) the private placement, since the exercise of the warrants is contingent upon the occurrence of future events. The outstanding warrants

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
are exercisable to purchase 12,412,500 Class A ordinary shares in the aggregate. As of December 31, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company, except for the 787,500 founder shares in December 31, 2021 which are no longer forfeitable and thus included for dilutive purposes.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except share amounts):
	Year Ended December 31, 2021		For the period from October 2, 2020 (inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Basic net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$2,551,089	$760,550	$—	$(4,891)
Denominator:
Basic weighted average shares outstanding	22,098,904	6,588,288	—	5,250,000
Basic net income (loss) per ordinary share	$0.12	$0.12	$—	$0.00
	Year Ended December 31, 2021		For the period from October 2, 2020 (inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$2,545,155	$766,484	$—	$(4,891)
Denominator:
Diluted weighted average shares outstanding	22,098,904	6,655,171	—	5,250,000
Diluted net income (loss) per ordinary share	$0.12	$0.12	$—	$0.00
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 9).
Recently Issued Accounting Standards
In August 2020, the FASB issued Accounting Standards Update No.2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”(“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s consolidated financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying consolidated financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 24,150,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,150,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one contingently redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, including the exercise by the underwriters of their over-allotment option, the Sponsor and Cantor purchased an aggregate of 675,000 Private Placement Units, at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $6,750,000, in a private placement. The Sponsor purchased 465,000 Private Placement Units and Cantor purchased 210,000 Private Placement Units. Each Private Placement Unit consists of one Class A ordinary share (each, a “Private Placement Share” or, collectively, “Private Placement Shares”) and one-half of one contingently redeemable warrant (each, a “Private Placement Warrant “, together with the Public Warrants the “Warrants”). Each whole Private Placement Warrant is exercisable to purchase one non-redeemable Class A ordinary share at a price of $11.50 per share. The Private Placement Shares are classified in permanent equity as they are non-redeemable. A portion of the proceeds from the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will expire worthless.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On October 6, 2020, the Sponsor paid an aggregate of $25,000 to cover certain offering costs of the Company in consideration for 5,031,250 shares of the Company’s Class B ordinary shares (the “Founder Shares”). On October 16, 2020, the Sponsor transferred an aggregate of 20,000 Founder Shares to two members of the board of directors (each received 10,000 Founder Shares). On October 28, 2020, the Sponsor and a third member of the board of directors agreed that the director would pay the Sponsor $41,250 and in exchange the Sponsor would (i) on October 28, 2020, transfer 10,000 Founder Shares to such director and (ii) immediately following the Company’s Business Combination, transfer a total of 4% of the outstanding Class A ordinary shares then held by the Sponsor to the director, with such percentage including the 10,000 Founder Shares the director already held. On January 27, 2021, the Company effectuated a stock dividend of 0.2 shares for each share outstanding, resulting in an aggregate of 6,037,500 Founder Shares outstanding, which was retroactively reflected in the 2020 financial statements presented herein. The Founder Shares included an aggregate of up to 787,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Founder Shares equal, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Private Placement Shares). As a result of the underwriters’ election to fully exercise their over-allotment option, a total of 787,500 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.
The sale or transfers of the Founders Shares to members of the Company’s the board of directors, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were effectively sold or transferred subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. A business combination is not probable until it is completed. Stock-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares. As of December 31, 2021, the Company determined that a Business Combination is not considered probable until the business combination is completed, and therefore, no stock-based compensation expense has been recognized.
Administrative Services Agreement
The Company entered into an agreement, commencing January 27, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, secretarial, and administrative support services. For the year ended December 31, 2021 and for the period from October 2, 2020 (inception) through December 31, 2020, the Company incurred and paid $110,000 and $0 in fees for these services, respectively, which are included in formation and operational expenses in the accompanying consolidated statements of operations.
Promissory Note  —  Related Party
On October 6, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the completion of the Initial Public Offering. The then outstanding balance under the Promissory Note of $88,264 was repaid at the closing of the Initial Public Offering on February 1, 2021. Borrowings are no longer available under the Promissory Note.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. Such warrants would be identical to the Private Placement Unis. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. Through the filing date of these consolidated financial statements, the Company has not borrowed any amounts under the Working Capital Loans.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
Pursuant to a registration rights agreement entered into on January 27, 2021, the holders of the Founder Shares (and any Class A ordinary shares issued upon conversion of the Founder Shares), Private Placement Units (and the underlying securities), and units (and the underlying securities) that may be issued on conversion of Working Capital Loans will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register the offer and sale of such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register the resale of such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of (i) 3.5% of the gross proceeds of the initial 21,000,000 Units sold in the Initial Public Offering, or $7,350,000, and (ii) 6% of the gross proceeds from the Units sold pursuant to the over-allotment option, or up to $1,732,500. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Business Combination Agreement
On December 20, 2021, the Company entered into a Business Combination Agreement with Mondee Holdings II, Inc., a travel technology company. The Business Combination Agreement was entered into by and among ITHAX Acquisition Corp., Merger Sub 1, Merger Sub 2 and Mondee Holdings II, Inc., a Delaware corporation (“Mondee”). Pursuant to the Business Combination Agreement, the Company will become a Delaware corporation (the “Domestication”) and the parties will enter into a business combination transaction (together with the Domestication, the “Business Combination”) by which (i) Merger Sub I will merge with and into Mondee, with Mondee being the surviving entity in the merger (the “First Merger”), and (ii) immediately following the First Merger, Mondee will merge with and into Merger Sub II, with Merger Sub II being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions” and the closing of the Transactions, the “Closing”). As a result of the Domestication (i) each outstanding Class A ordinary share of the Company, par value $0.001 per share (the “Class A Shares”) and each outstanding Class B ordinary share of the Company, par value $0.001 per share (the “Class B Shares”) will be automatically converted into one share of Class A common stock, par value $0.001 per share (the “Class A Common Stock”), of Ithax Acquisition Corp., a Delaware corporation (“Delaware Ithax”), and (ii) pursuant to an amended and restated warrant agreement, each outstanding warrant of the Company will be replaced by a redeemable warrant of Delaware Ithax, with substantially the same terms, exercisable for a share of Class A Common Stock. In connection with the Closing, Delaware Ithax will change its name to “Mondee Holdings, Inc.”.

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Registration Rights Agreement
The Business Combination Agreement contemplates that, at the Closing, the Company, the Sponsor, Mondee and the sole stockholder of Mondee (the “Sole Stockholder”) and the other parties thereto will enter into the Registration Rights Agreement, pursuant to which Ithax will agree to register for resale certain shares of its Class A Common Stock that are held by the parties thereto from time to time.
Additionally and pursuant to the Registration Rights Agreement, the holders of any shares of Class A Common Stock (the “Lock-Up Shares”) issued to the Sponsor prior to the Closing or to the Sole Stockholder in connection with the Business Combination Agreement, or to the Members (as defined below) in connection with the Earn-out Agreement (as defined below), may not transfer any Lock-Up Shares during the period beginning on the date of Closing and ending on the date that is the earlier of (A) six months after the Closing, (B) the date on which the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 calendar days following the Closing and (C) the date on which the Company consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing, which results in the stockholders immediately prior to such transaction having beneficial ownership of less than 50% of the outstanding voting securities of the combined company.
Subscription Agreements
Concurrently with the execution of the Business Combination Agreement, certain investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase in a private placement 5,000,000 shares of Class A Common Stock (the “PIPE Shares”) at a purchase price of $10.00 per share and an aggregate purchase price of $50,000,000 million (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Transactions and will be consummated concurrently with the Closing. The PIPE Shares to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration. The PIPE Subscription Agreements further provide that the Company will use commercially reasonable efforts to file a registration statement to register the resale of the PIPE Shares within 30 calendar days after the Closing. It is expected that the PIPE Investors will be parties to the Registration Rights Agreement.
Sponsor Support Agreement
Concurrently with the execution of the Business Combination Agreement, the Company entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor and Mondee. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed, among other things, subject to the terms and conditions of the Sponsor Support Agreement, (i) to vote all of its Class A Shares and Class B Shares and any other equity securities of the Company that Sponsor acquired record or beneficial ownership of after the date of the Sponsor Support Agreement and prior to the Closing, other than the shares of Class A Common Stock acquired by the Sponsor pursuant to the Private Placements (collectively, the “Subject SPAC Equity Securities”) (a) in favor of the approval and adoption of the Business Combination Agreement and the approval of the Transactions (b) against any action, agreement, or transaction or proposal that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company, Merger Sub I or Merger Sub II under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated, (ii) not to redeem, elect to redeem or tender or submit any of its Subject SPAC Equity Securities for redemption in connection with the BCA or the Transactions, (iii) not to commit or agree to take any action inconsistent with the foregoing. (iv) to comply with and fully perform all of its obligations, covenants and agreements set forth in the Voting Letter Agreement (as defined therein), (v) not to modify or

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
amend any agreement, contract or arrangement between or among Sponsor and any Affiliate of such Sponsor (other than SPAC or any of its Subsidiaries), on the one hand, and SPAC or any of its subsidiaries, on the other hand, related to the Transactions, including, for the avoidance of doubt, the Voting Letter Agreement, and (vi) to comply with the transfer restrictions set forth in the Voting Letter Agreement irrespective of any release or waiver thereof.
In addition, the Sponsor has agreed that if Mondee waives in writing the condition set forth in Section 7.03(e) of the Business Combination, requiring the amount of cash held by the Company to be equal to at least $150,000,000, the Sponsor shall, immediately prior to the First Merger and without any further action on its part, forfeit and surrender or cause the forfeiture and surrender to the Company for no consideration, 603,750 of its Class B Shares.
The Sponsor Support Agreement also includes, among other things, a waiver by the Sponsor of its redemption rights and anti-dilution protection as set forth in Article 36.5 of the Company’s amended and restated memorandum and articles of association.
The Sponsor Support Agreement will automatically terminate upon the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement in accordance with its terms.
Stockholder Support Agreement
Concurrently with the execution of the Business Combination Agreement, the Company entered into a support agreement (the “Stockholder Support Agreement”) with the Sole Stockholder pursuant to which the Sole Stockholder has, among other things, agreed to vote (a) in favor of the approval and adoption of the Business Combination Agreement and the approval of the Mergers and the other Transactions and (b) against any action, agreement or transaction or proposal that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated. The Stockholder Support Agreement will terminate upon the earlier of (a) the First Merger becomes effective and (b) the termination of the Business Combination Agreement in accordance with its terms.
Earn-out Agreement
Concurrently with the execution of the Business Combination Agreement, the Company entered into an earn-out agreement (the “Earn-out Agreement”) with certain signatories thereto (the “Members”), pursuant to which the Company has agreed, among other things that in connection with and upon the First Merger, the Company will issue to the Members up to 9,000,000 new shares of Class A Common Stock (the “Earn-out Shares”), with the Earn-out Shares vesting over the four-year period following Closing based on the achievement of certain milestones related to the trading price of the Company’s common stock set forth in the Earn-out Agreement.
The Earn-out Agreement will terminate if the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing.
Vendor Agreements
On October 4, 2021, the Company entered into an agreement with a vendor for capital market advisement services and investment banking services related to the pending Business Combination. Specifically, the agreement relates to assisting in raising the funds as part of the PIPE financing. The agreement calls for the vendor to receive a contingent fee equal to 7% of the gross proceeds of securities sold in the PIPE placement and capped at $3,500,000.
On October 4, 2021, the Company entered into an agreement with a vendor for investment banking services related to the pending Business Combination. Specifically, the agreement relates to assisting in

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
raising the funds as part of the PIPE financing. The agreement calls for the vendor to receive a contingent fee equal to $500,000 plus 3.5% of the gross proceeds of securities sold in the PIPE placement and capped at $1,500,000.
On December 15, 2021, the Company entered into an agreement with a vendor for capital market advisement services related to the Business Combination Agreement. The agreement calls for the vendor to receive a contingent fee in the amount of $1,000,000 upon the consummation of the Business Combination.
On January 24, 2022, the Company entered into an agreement with a vendor for advisory services related to the pending Business Combination Agreement. The agreement calls for the vendor to receive a contingent fee in the amount of $500,000 upon the consummation of the Business Combination.
On February 1, 2022, the Company entered into an agreement with a vendor for advisory services related to the pending Business Combination Agreement. The agreement calls for the vendor to receive a contingent fee in the amount of $625,000 upon the consummation of the Business Combination.
As of December 31, 2021 the Company entered into an agreement with a vendor for an insurance policy, which the vendor will only receive insurance run-off premium in the amount of approximately $1,100,000 upon the consummation of the Business Combination.
Through December 31, 2021, the Company incurred legal fees of approximately $1,100,000. These fees will only become due and payable upon the consummation of an initial Business Combination.
NOTE 7.    SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no preference shares issued and outstanding.
Class A Ordinary Shares — The Company is authorized to issue 100,000,000 Class A ordinary shares with a par value of $0.001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2021, there were 675,000 Class A ordinary shares issued and outstanding, excluding 24,150,000 Class A ordinary shares subject to possible redemption, which are presented as temporary equity. At December 31, 2020, there were no Class A ordinary shares issued or outstanding.
Class B Ordinary Shares — The Company is authorized to issue 10,000,000 Class B ordinary shares with a par value of $0.001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of December 31, 2021 and 2020 there were 6,037,500 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis.
NOTE 8.   WARRANTS
As of December 31, 2021, there were 12,075,000 Public Warrants and 337,500 Private Placement Warrants outstanding. As of December 31, 2020, there were no Public Warrants and Private Placement Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the offer and sale of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Class A ordinary shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30- trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to our warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9.   FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$241,600,623
Liabilities:
Warrant Liability – Public Warrants	1	$6,520,500
Warrant Liability – Private Placement Warrants	3	$182,250
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.
The Private Placement Warrants were valued using the Black-Scholes option pricing model. The Black Scholes model is a theoretical extension of binomial option pricing theory, in that consideration of discrete probabilities and option payoff outcomes are divided into smaller and smaller intervals. At the limit, the binomial process converges to the Black-Scholes formula, which indicates that a call option value is equal to the security price times a probability, minus the present value of the exercise times a probability. The probabilities are given by the cumulative normal distribution. The Public Warrants were initially valued using a Monte Carlo Model. The Monte Carlo method is an analysis method designed to determine the value of variables such as the expected value of the Warrants as of the valuation date. This value is fundamentally uncertain, and it is determined by what statisticians call estimators. The model estimates the value of the Public Warrants after 100,000 trials based on the Company’s ordinary share price at the end of the Public Warrants’ expected life. The price estimates are based on a probability distribution of the price of the Company’s ordinary shares under a risk-neutral premise. For periods subsequent to the detachment of the Public Warrants from the Units, which occurred on March 22, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price on the Nasdaq Stock Market LLC as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.
The inputs used in the Black-Scholes model for Private Placement Units and the Monte Carlo Model for Public Units is as follows:
	February 1, 2021 (Initial Measurement)		December 31, 2021
Input	Public Warrants	Private Warrants	Private Warrants
Ordinary Share Price	$9.55	9.55	$9.82
Exercise Price	$11.50	11.50	$11.50
Expected Life (in years)	5	5	5.26
Risk Free Interest Rate	0.49%	0.49%	1.3%
Volatility	19.00%	19.00%	9.9%
Dividend Yield	0.00%	0.00%	0.00%
Redemption Trigger (20 of 30 trading days)	$18.00	N/A	N/A

ITHAX ACQUISITION CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The following table presents the changes in the fair value of Level 3 warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on February 1, 2021	313,875	11,109,000	11,422,875
Change in fair value	(131,625)	(2,898,000)	(3,029,625)
Transfers to Level 1	—	(8,211,000)	(8,211,000)
Fair value as of December 31, 2021	$182,250	$—	$182,250
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2021 was approximately $8.2 million. There were no transfers to/from Levels 1, 2 and 3 during the year ended December 31, 2020.
NOTE 10.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.
On January 24 and February 1, 2022, the Company entered into agreements with vendors for advisory services related to the pending Business Combination Agreement. The agreement calls for the vendor to receive a contingent fee in the amount of $500,000 and $625,000, respectively, upon the consummation of the Business Combination.

Mondee Holdings II, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except stock and par value data)
	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,590	$15,506
Restricted short-term investments	8,497	8,484
Accounts receivable, net of allowance of $5,159, and $5,005 as of March 31, 2022 and December 31, 2021, respectively	17,442	10,178
Contract assets, net of allowance of $1,000 as of March 31, 2022 and December 31, 2021	6,504	3,935
Prepaid expenses and other current assets	5,133	2,588
Total current assets	$54,166	$40,691
Property and equipment, net	9,363	8,874
Goodwill	66,420	66,420
Intangible assets, net	62,123	63,708
Loan receivable from related party	22,181	22,054
Operating lease right-of-use assets	2,355	—
Other non-current assets	1,769	1,588
TOTAL ASSETS	$218,377	$203,335
Liabilities and Stockholder’s Deficit
Current liabilities
Accounts payable	30,011	19,529
Amounts payable to related parties	1,974	716
Paycheck Protection Program (PPP) and other government loans, current portion	477	338
Accrued expenses and other current liabilities	13,625	10,354
Deferred revenue	6,406	6,450
Long-term debt, current portion	13,266	11,063
Total current liabilities	$65,759	$48,450
Deferred income taxes	558	512
Note payable to related party	194	193
PPP and other government loans excluding current portion	1,788	1,915
Long-term debt excluding current portion	166,111	162,170
Deferred revenue excluding current portion	13,583	14,288
Operating lease liabilities	1,774	—
Other long-term liabilities	2,575	2,632
Total liabilities	$252,342	$230,160
Commitments and contingencies (Note 6)
Stockholder’s deficit:
Common stock – $0.01 par value; 1,000 stock authorized, 1 stock issued and outstanding	—	—
Additional paid-in capital	163,545	163,465
Accumulated other comprehensive loss	(502)	(273)
Accumulated deficit	(197,008)	(190,017)
Total stockholder’s deficit	$(33,965)	$(26,825)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$218,377	$203,335
The accompanying notes are an integral part of these condensed consolidated financial statements.

Mondee Holdings II, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands)
(unaudited)
	Three Months Ended March 31,
	2022	2021
Revenues, net	$37,653	$13,494
Operating expenses:
Marketing expenses	23,171	8,242
Sales and other expenses, including non-employee stock-based compensation of $6 and $0, respectively	2,824	1,207
Personnel expenses, including stock-based compensation of $74 and $0, respectively	5,572	4,135
General and administrative expenses	2,440	1,687
Information technology expenses	1,306	1,025
Provision for doubtful accounts receivable and contract assets	207	835
Depreciation and amortization	2,817	3,215
Total operating expenses	38,337	20,346
Loss from operations	(684)	(6,852)
Other income (expense):
Interest income	127	124
Interest expense	(6,229)	(5,549)
Other expense, net	(151)	(9)
Total other expense, net	(6,253)	(5,434)
Loss before income taxes	$(6,937)	$(12,286)
Provision for income taxes	(54)	(65)
Net loss	$(6,991)	$(12,351)
The accompanying notes are an integral part of these condensed consolidated financial statements.

Mondee Holdings II, Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive Loss
(In thousands)
(unaudited)
	Three Months Ended March 31,
	2022	2021
Net loss	$(6,991)	$(12,351)
Other comprehensive loss, net of tax:
Currency translation adjustment	(229)	(61)
Comprehensive loss	$(7,220)	$(12,412)
The accompanying notes are an integral part of these condensed consolidated financial statements.

Mondee Holdings II, Inc. and Subsidiaries
Condensed Consolidated Statements of Stockholder’s Deficit
For the three months ended March 31, 2022 and 2021
(In thousands, except stock and par value data)
(unaudited)
	Common Stock		Additional Paid-in-Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholder’s Equity (Deficit)
	Shares	Amount
Balance at December 31, 2020	1	$—	$159,529	$38	$(151,112)	$8,455
Stock based compensation	—	—	—*	—	—	—
Currency translation adjustment	—	—	—	(61)	—	(61)
Net loss	—	—	—	—	(12,351)	(12,351)
Balance at March 31, 2021	1	$—	$159,529	$(23)	$(163,463)	$(3,957)

*
Amounts not meaningful to be disclosed.

	Common Stock		Additional Paid-in-Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount
Balance at December 31, 2021	1	$—	$163,465	$(273)	$(190,017)	$(26,825)
Stock based compensation	—	—	80	—	—	80
Currency translation adjustment	—	—	—	(229)	—	(229)
Net loss	—	—	—	—	(6,991)	(6,991)
Balance at March 31, 2022	1	$—	$163,545	$(502)	$(197,008)	$(33,965)
The accompanying notes are an integral part of these condensed consolidated financial statements.

Mondee Holdings II, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)
	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(6,991)	$(12,351)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities
Depreciation and amortization	2,817	3,215
Deferred taxes	46	46
Provision for doubtful accounts receivable and contract assets	207	835
Stock-based compensation	80	—
Amortization of loan origination fees	551	437
Payment in kind interest expense	5,722	5,220
Change in the estimated fair value of earn-out consideration	(165)	(208)
Changes in operating assets and liabilities
Accounts receivable	(7,471)	(2,284)
Contract assets	(2,569)	2,160
Prepaid expenses and other current assets	(2,303)	(24)
Operating lease right-of-use assets	(156)	—
Other non-current assets	(308)	(237)
Amounts payable to related parties, current portion	1,258	(244)
Accounts payable	10,482	2,357
Accrued expenses and other current liabilities	2,707	(139)
Deferred revenue	(749)	(812)
Operating lease liabilities	248	—
Other long term liabilities	12	—
Net cash provided by (used in) operating activities	3,418	(2,028)
Cash flows from investing activities
Capital expenditure	(1,721)	(1,187)
Net cash used in investing activities	(1,721)	(1,187)
Cash flows from financing activities
Repayments of long-term debt	—	(42)
Repayment of short-term debt	(129)	(191)
Proceeds from PPP and other government loans	—	3,577
Payment of deferred offering costs	(255)	—
Net cash (used in) / provided by financing activities	(384)	3,344
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(229)	(61)
Net increase in cash, cash equivalents and restricted cash	1,084	68
Cash, cash equivalents and restricted cash at beginning of period	15,506	31,525
Cash, cash equivalents and restricted cash at end of period	$16,590	$31,593
Supplemental cash flow information:
Cash paid for interest	$4	$51
The accompanying notes are an integral part of these condensed consolidated financial statements.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(In thousands, except stock, units and par value data)
(unaudited)
1.   NATURE OF OPERATIONS
Mondee Holdings II, Inc., a wholly owned subsidiary of Mondee Holdings, LLC (“Holdings”, “Parent”), is a Delaware corporation formed on April 25, 2012. We refer to Mondee Holdings II, Inc. and its subsidiaries collectively as “Mondee,” the “Company,” “us,” “we” and “our” in these condensed consolidated financial statements. Mondee is a rapid-growth, travel technology company and marketplace with a portfolio of globally recognized brands in the leisure and corporate travel sectors. Mondee provides state-of-the art technologies, operating systems and services that modernize travel market transactions to better serve travelers seeking enhanced life-style choices directly or through travel affiliates. These technology-led platforms, combined with Mondee’s distribution network, access to global travel inventory and its extensive, negotiated travel content, create a modern travel marketplace. The Company believes this modern travel marketplace provides enhanced options to the increasingly discerning traveler, on efficient consumer-friendly distribution platforms that support its travel supplier partners in utilizing highly perishable travel inventory. In addition to the rapid development of a modern travel marketplace, Mondee is increasingly focused on expanding its marketplace to the gig economy segment of the travel market. The Company believes gig workers are seeking more flexible, diverse content travel services and that its platform is well suited to serve them. The Company also offers a new subscription incentive-based behavioral change platform that is designed to be user-friendly to make booking business trips rewarding for both the traveler and the corporation.
Basis of presentation
The condensed consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting.
The condensed consolidated financial statements as of March 31, 2022 and March 31, 2021 and accompanying notes are unaudited. The condensed consolidated balance sheet as of December 31, 2021, included herein was derived from the audited consolidated financial statements as of that date. Certain information and note disclosures normally included in consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. As such, the information included herein should be read in conjunction with the consolidated financial statements and accompanying notes as of and for the year ended December 31, 2021, which provide a more complete discussion of the Company’s accounting policies and certain other information. The condensed consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for a fair statement of the Company’s financial position as of March 31, 2022 and the results of operations and cash flows for the three months ended March 31, 2022 and 2021. The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022.
The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
There have been no changes in accounting policies during the three months ended March 31, 2022 from those disclosed in the annual consolidated financial statements and related notes for the year ended December 31, 2021, except as described in “Recently Adopted Accounting Pronouncements” below.
Special Purpose Acquisition Company
In December 2021, the Company entered into an agreement and plans to merge (“the Merger”) with a subsidiary of ITHAX Acquisition Corp. (“ITHAX”), a publicly traded special purpose acquisition company.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(In thousands, except stock, units and par value data)
(unaudited)
The Company’s existing shareholders will retain 100% of their equity, which converts to 61.6% ownership of the outstanding shares of the post-combination company at closing, assuming no redemptions by ITHAX’s public shareholders. The transaction is expected to be completed during 2022. However, there can be no assurance as to when or if the closing of the Merger will occur. As a result of the proposed Merger, Mondee Holdings II, Inc. will be the surviving company and it will be renamed as “Mondee Holdings, Inc.”
Going concern
The Company has prepared its condensed consolidated financial statements assuming that the Company will continue as a going concern. The Company is required to make debt repayments aggregating to $13,743 and $9,742 up to March 31, 2023 and March 31, 2024, respectively. As of March 31, 2022, current liabilities are $65,759 and current assets are $54,166. Given that the Company has historically generated recurring net losses and negative cash flows from operations, it may be unable to make such specified debt repayments from operations when the balance is due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. However, as of the date on which these condensed consolidated financial statements were available to be issued, the Company believes that its cash on hand, together with cash generated from sales and available line of credit, as further outlined immediately below, will satisfy its working capital and capital requirements for at least the next twelve months and accordingly, substantial doubt about the Company’s ability to continue as a going concern is alleviated.
In December 2021, the Company entered the Merger with ITHAX, see above for further details. Upon the consummation of the Merger, the Company’s future reported cash balance is estimated to increase by $172,000 assuming maximum shareholder redemption of common stock, or $307,000 assuming no redemptions, including up to $70,000 in gross proceeds from the Private Investment in Public Equity (“PIPE”) financing. Further, the Company has $16,590 of un-restricted cash and $15,000 in unused line of credit as of March 31, 2022, and Mondee was able to generate positive cash flow from operating activities in the three month period ending March 31, 2022. Although travel volumes remain materially lower than historic levels, travel trends improved during second half of 2020, and in 2021 and the first quarter of 2022. Management expects this will result in working capital benefits and positive cash flow. It remains difficult to forecast the seasonality for the upcoming quarters, given the uncertainty related to the duration of the impact from COVID-19 and the shape and timing of any sustained recovery.
COVID-19
During 2020, the COVID-19 pandemic had severely restricted the level of economic activity around the world, and is continuing to have an unprecedented effect on the global travel industry. The various government measures implemented to contain the COVID-19 pandemic, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forgo their time outside of their homes, initially led to unprecedented levels of cancellations and continues to have a negative impact on the number of new travel bookings. While many countries have begun the process of vaccinating their residents against COVID-19, the large scale and challenging logistics of distributing the vaccines, as well as uncertainty over the efficacy of the vaccines against new variants of the virus, may contribute to delays in economic recovery. The spread of new variants of COVID-19 has caused uncertainty as to when restrictions will be lifted, if additional restrictions may be initiated or reimposed, if there will be permanent changes to travel behavior patterns, and the timing of distribution and administration of COVID-19 vaccines and other medical interventions globally. Overall, the full duration and total impact of COVID-19 remains uncertain, and it is difficult to predict how the recovery will unfold for the travel industry and, in particular, our business, going forward.
Even though there have been some improvements in the economic and operating conditions for our business since the outset of the COVID-19 pandemic, we cannot predict the long-term effects of the pandemic

Mondee Holdings II, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(In thousands, except stock, units and par value data)
(unaudited)
on our business or the travel and restaurant industries as a whole. If the travel industries are fundamentally changed by the COVID-19 pandemic in ways that are detrimental to our operating model, the Company’s business may continue to be adversely affected even as the broader global economy recovers.
Given the severe downturn in the global travel industry and the financial difficulties faced by many of our travel service providers, customers and marketing affiliates, we have increased our provision for allowance for doubtful accounts on receivables from our travel service providers and marketing affiliates. Moreover, due to the high level of cancellations of existing reservations, we have incurred, and may continue to incur, higher than normal cash outlays on chargebacks for prepaid reservations, including certain situations where we have already transferred the prepayment to the travel service provider. Any material increases in our allowance for doubtful accounts and chargebacks would have a corresponding adverse effect on our results of operations and related cash flows.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Other than policies noted below, there have been no significant changes to the significant accounting policies disclosed in Note 2 of the audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020.
Use of estimates
The preparation of the condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ materially from those estimates. Significant items subject to such estimates and assumptions include, but are not limited to, the useful lives of property and equipment, revenue recognition, the determination of the incremental borrowing rate used for operating lease liabilities, allowances for doubtful accounts and customer chargebacks, the valuation of financial instruments, acquisition purchase price allocations, the valuation of intangible and other long-lived assets, income taxes, impairment of goodwill and indefinite life intangibles, capitalization of software development costs, and other contingencies.
The COVID-19 pandemic has created and may continue to create significant uncertainty in macroeconomic conditions, which may cause further business disruptions and adversely impact our results of operations. As a result, many of our estimates and assumptions required increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change materially in future periods.
Certain risks and concentrations
Our business is subject to certain risks and concentrations including dependence on relationships with travel suppliers, primarily airlines, dependence on third-party technology providers, exposure to risks associated with online commerce security and payment related fraud. We also rely on global distribution system partners and third-party service providers for certain fulfillment services.
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company does not consider there to be significant concentration of credit risk relating to accounts receivable. The Company’s cash and cash equivalents and restricted cash are on deposit with major financial institutions. Such deposits may be in excess of insured limits. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company

Mondee Holdings II, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(In thousands, except stock, units and par value data)
(unaudited)
has not experienced any losses due to institutional failure or bankruptcy. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit. The Company’s accounts receivable comprises of amounts due from affiliates, airline companies and global distribution system companies which are well established institutions that the Company believes to be of high quality. The Company reviews accounts receivable balances to determine if any receivables will potentially be uncollectible and includes any amounts that are determined to be uncollectible in the allowance for doubtful accounts.
Deferred offering costs
Deferred offering costs, which consist of direct incremental legal, consulting, and accounting fees and printer costs relating to an anticipated public offering, are capitalized and will be offset against proceeds upon the consummation of the offering. In the event the offering is terminated, the deferred offering costs will be expensed. As of March 31, 2022 the Company had $2,255 of deferred offering costs in prepaid expenses and other currents assets on the condensed consolidated balance sheets. No amounts were capitalized as of December 31, 2021.
Recently adopted accounting pronouncements
On January 1, 2022, the Company adopted FASB ASU No. 2016-02, Leases (Topic 842), which requires recognition of right-of-use (“ROU”) assets and lease liabilities for most leases on the Company’s condensed consolidated balance sheet. The Company adopted Topic 842 using a modified retrospective transition approach as of the effective date as permitted by the amendments in ASU 2018-11. As a result, the Company was not required to adjust its comparative periods’ financial information for effects of the standard or make the new required lease disclosures for the periods before the date of adoption (i.e., January 1, 2022). The Company elected the package of practical expedients which allowed the Company not to reassess (1) whether existing or expired contracts, as of the adoption date, contain leases, (2) the lease classification for existing leases, and (3) whether existing initial direct costs meet the new definition. The Company also elected the practical expedient to not separate lease and non-lease components for its facility leases. The Company notes that adopting the new standard resulted in recording a lease liability and right-of-use asset associated with the Company’s facility lease agreement totaling $2,282 and $2,200, respectively as of January 1, 2022.
Recent accounting pronouncements not yet adopted
In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company is currently evaluating the impact on the Company’s condensed consolidated financial statements.
3.   FAIR VALUE MEASUREMENT
The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level in which to classify them for each reporting period.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(In thousands, except stock, units and par value data)
(unaudited)
The following table sets forth the Company’s financial liabilities that were measured at fair value, on a recurring basis:
	March 31, 2022
	Level 1	Level 2	Level 3	Total
Liabilities
Earn-out consideration(1)	—	$—	$762	$762
	December 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities
Earn-out consideration(1)	$—	$—	$597	$597

(1)
The earn-out consideration represents arrangements to pay the former owners of LBF, acquired by Mondee in 2019. The undiscounted maximum payment under the arrangement is $2,700 in aggregate at the end of fiscal year 2021 and three month ended March 31, 2022. As of March 31, 2022, there was no payment given the Company did not meet the EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) threshold required. Earn-out consideration is included in accrued expenses and other current liabilities on the Company’s condensed consolidated balance sheets.

For Level 3 earn-out consideration, the Company assesses the fair value of expected earn-out consideration at each reporting period using the Monte Carlo Method, which is consistent with the initial measurement of the expected earn-out consideration. This fair value measurement is considered a Level 3 measurement because the Company estimates projections during the earn-out period utilizing various potential pay-out scenarios. The Monte Carlo simulation method repeats a process thousands of times in an attempt to predict all the possible future outcomes. At the end of the simulation, several random trials produce a distribution of outcomes that are then analyzed to determine the average present value of earn-out. The earn-out consideration is included in accrued expenses and other current liabilities on the Company’s condensed consolidated balance sheets. Change in the fair value of earn-out consideration is reflected in our condensed consolidated statements of operations. Changes to the unobservable inputs do not have a material impact on the Company’s condensed consolidated financial statements.
Rollforward of Level 3 Recurring Fair Value Measurements
The following table summarizes the fair value adjustments for earn-out consideration measured using significant unobservable inputs (level 3):
	March 31, 2022	March 31, 2021
Balance, beginning of period	$597	$332
Change in the estimated fair value of earn-out consideration	165	208
Balance, end of period	$762	$540
The fair value of Company’s short term financial assets and liabilities including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximated their carrying values as of March 31, 2022 and December 31, 2021, due to their short-term nature. The Company’s restricted short-term investments are certificate of deposits held at banks and it is management’s intent to hold to maturity. As such, the Company records restricted short-term investments and long-term debt due from related parties on an amortized cost basis.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(In thousands, except stock, units and par value data)
(unaudited)
There were no transfers between Level 1, Level 2 or Level 3 fair value hierarchy categories of financial instruments for the three‑month period ended March 31, 2022 and for the year ended December 31, 2021.
Assets Measured at Fair Value on a Nonrecurring Basis
Our non-financial assets, such as goodwill, intangible assets and property and equipment, are not required to be measured at fair value on a recurring basis. However, if certain triggering events occur such that a non-financial instrument is required to be evaluated for impairment and an impairment is recorded to reduce the non-financial instrument’s carrying value to the fair value as a result of such triggering events, the non-financial assets are measured at fair value for the period such triggering events occur.
As of March 31, 2022 and March 31, 2021 the Company has not recorded any impairment charges on non-financial assets.
4.   REVENUE
Disaggregation of revenue
The Company believes that the disaggregation based on the reportable segments best depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by industry, market and other factors. As described below in Note 10, the Company has two reportable segments, Travel Marketplace and SAAS Platform.
	Three Months Ended March 31,
	2022	2021
Revenue from Travel Marketplace	$37,361	$13,150
Revenue from SAAS Platform	292	344
	$37,653	$13,494
Contract balances
The timing of revenue recognition, billing, and cash collection results in the recognition of accounts receivable, contract assets and contract liabilities on the condensed consolidated balance sheets.
Contract assets include unbilled amounts resulting from contracts in which revenue is estimated and accrued based upon measurable performance targets defined at contract inception.
Contract liabilities, discussed below, are referenced as “deferred revenue” on the condensed consolidated balance sheets and disclosures. Cash received that are contingent upon the satisfaction of performance obligations are accounted for as deferred revenue. Deferred revenue primarily relates to advance received from GDS service provider for bookings of airline tickets in future.
The opening and closing balances of accounts receivable and deferred revenue are as follows:
	Accounts Receivable	Contract Asset	Deferred Revenue
Ending Balance as of December 31, 2021	10,178	3,935	(20,738)
Increase/(decrease), net	7,264	2,569	749
Ending Balance as of March 31, 2022	$17,442	$6,504	$(19,989)
As of December 31, 2021, the deferred revenue balance was $20,738, $1,466 of which was recognized as revenue during the three months ended March 31, 2022.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(In thousands, except stock, units and par value data)
(unaudited)
5.   INCOME TAXES
We have assessed our ability to realize our deferred tax assets and have recorded a valuation allowance against such assets to the extent that, based on the weight of all available evidence, it is more likely than not that all or a portion of the deferred tax assets will not be realized. In assessing the likelihood of future realization of our deferred tax assets, we placed significant weight on our history of generating tax losses, including in the first quarter of 2022. As a result, we have a full valuation allowance against our net deferred tax assets. We expect to maintain a full valuation allowance for the foreseeable future.
We determine our provision for income taxes for interim periods using an estimate of our annual effective tax rate. We record any changes affecting the estimated annual effective tax rate in the interim period in which the change occurs, including discrete items. The tax expense arising on account of the tax amortization of an indefinite lived intangible asset and the state minimum taxes is calculated based on the discrete approach.
The effective income tax rate was (0.74)% on the pre-tax loss for the three months ended March 31, 2022 and (0.56)% for the three months ended March 31, 2021.
The effective tax rate differs from the U.S. statutory rate primarily due to the full valuation allowances on the Company’s net domestic deferred tax assets as it is more likely than not that all of the deferred tax assets will not be realized.
6.   COMMITMENTS AND CONTINGENCIES
Legal Matters
From time to time, the Company may be a party to litigation and subject to claims incidental to its business. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of these matters will not have a material adverse effect on its business. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense and settlement costs, diversion of management resources, and other factors. As of March 31, 2022 the Company currently has two outstanding legal claims that may have an adverse material impact.
Litigation Relating to LBF Acquisition.   In the federal court action, Thomas DeRosa, a shareholder of LBF Travel Management Corp. (f/k/a LBF Travel, Inc.), the entity that sold LBF Travel Holdings, LLC to Mondee, sued LBF Travel Management Corp. and its CEO to recover a portion of the proceeds of the sale of LBF Travel Holdings, LLC to Mondee. Mondee was later added as a party to this litigation via a third-party complaint that alleges, among other things, that Mondee aided and abetted the directors and officers of LBF Travel Management Corp. in breaches of their fiduciary duties in connection with the acquisition. The case remains pending in Federal court. There is a separate state court action that has been stayed. While the Company believes that they will be successful based on their position, it is nevertheless reasonably possible that the Company could be required to pay any assessed amounts in order to contest or litigate the assessment and an estimate for a reasonably possible amount of any such payments cannot be made.
On October 13, 2021, Mondee received a summons from Global Collect Services B.V. (“Ingenico”) to appear in the District Court of Amsterdam with respect to a claim of $548 for past dues and outstanding invoices, fees, plus interest and costs of collection. The Company is in current discussions to settle this lawsuit.
Letters of Credit
The Company had $6,354 secured letters of credit outstanding as of March 31, 2022. These primarily relate to securing the payment for the potential purchase of airline tickets in the ordinary course of business and are collateralized by term deposits and money market funds The following table presents our material contractual obligations as of March 31, 2022.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(In thousands, except stock, units and par value data)
(unaudited)
	By Period
Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
6,354	6,354	—	—	—
7.   OPERATING LEASES
Prior to the adoption of ASC 842, rent expense on operating leases was recognized on a straight-line basis over the term of the lease. In addition, certain of the Company’s operating lease agreements for office space also include rent holidays and scheduled rent escalations during the initial lease term. The Company recorded the rent holidays as a deferred rent within other liabilities on the condensed consolidated balance sheets. The Company recognized the deferred rent liability and scheduled rent increase on a straight-line basis into rent expense over the lease term commencing on the date the Company took possession of the leased space. The Company leases various office premises and facilities under non-cancelable operating leases that expire at various dates through March 2030. Some of our leases contain one or more options to extend. The Company considers options to extend the lease in determining the lease term.
Operating lease expense for the three months ended March 31, 2022 and 2021 was $300 and $432, respectively. The Company records operating lease expense in the condensed consolidated statement of operation within general and administrative operating expenses.
Supplemental balance sheet information as of March 31, 2022 related to operating leases is shown below:
	As of March 31, 2022
Reported as:	$
Assets:
Operating lease right-of-use assets		$2,355
Liabilities:
Accrued expenses and other current liabilities		$781
Operating lease liabilities, non-current		1,774
Total operating lease liabilities		$2,555
As of March 31, 2022, the weighted-average remaining lease term and weighted-average discount rate for operating leases is 4.52 years and 11.33% respectively.
Supplemental cash flow information as of March 31, 2022 related to operating leases is shown below:
For three months ended March 31, 2022
Cash paid within operating cash flows	$240
Operating lease right-of-use assets recognized in exchange for new operating lease obligations	2,604

Mondee Holdings II, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(In thousands, except stock, units and par value data)
(unaudited)
As of March 31, 2022, the future minimum lease payments under non-cancelable operating leases are as follows:
As of March 31, 2022
2022 (remaining nine months)	$849
2023	649
2024	553
2025	263
2026	228
Thereafter	819
Total operating lease payments	3,361
Less: Imputed interest	(806)
Total operating lease liabilities	$2,555

8.
EMPLOYEE BENEFIT PLAN

The Company sponsors several 401(k) defined contribution plans covering its employees in the United States of America. A management committee determines matching contributions made by the Company annually. Matching contributions are made in cash and were $0 and $2 during the three months ended March 31, 2022, and the three months March 31, 2021, respectively.
The Company’s Gratuity Plan in India (the “India Plan”) provides for a lump sum payment to vested employees on retirement or upon termination of employment in an amount based on the respective employee’s salary and years of employment with the Company. Liabilities with regard to the India Plan are determined by actuarial valuation using the projected unit credit method. Current service costs for these plans are accrued in the year to which they relate. Actuarial gains or losses or prior service costs, if any, resulting from amendments to the plans are recognized as an expense in the condensed consolidated statement of operations.
Components of net periodic benefit costs, were as follows:
	Three Months Ended March 31,
Particulars	2022	2021
Current service cost	21	21
Interest cost	6	5
Net actuarial gain recognized in the period	(3)	(3)
Expenses recognized in the condensed consolidated statement of operations	24	23
The components of actuarial gain on retirement benefits are as follows:
	Three Months Ended March 31,
Particulars	2022	2021
Actuarial gain for the period obligation	3	3
Actuarial (gain)/loss for the period plan assets	—	—
Total Actuarial gain on obligation	3	3

Mondee Holdings II, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(In thousands, except stock, units and par value data)
(unaudited)
9.   RELATED PARTY TRANSACTIONS
A.
Related Parties with whom transaction have taken place during the year:

a.
Mondee Holdings LLC — Parent Company

b.
Prasad Gundumogula — Chief Executive Officer (“CEO”)

c.
Metaminds Software Solutions Ltd (“Metaminds Software”) — Affiliate entity

d.
Metaminds Technologies Pvt Ltd (“Metaminds Technologies”) — Affiliate entity

e.
Metaminds Global Solutions Inc. (“Metaminds Global”) — Affiliate entity

f.
Mondee Group LLC — Affiliate entity

g.
LBF Travel Inc. — Company owned by Key Managerial Person

h.
Mike Melham — VP of Product Implementation

B.
Summary of balances due to and from related parties and transactions are as follows:

Balances as at Year End	March 31, 2022	December 31, 2021
Amount payable to related party
Metaminds Technologies	196	196
Metaminds Global	537	317
Mondee Group LLC(a)	1,241	203
Loan receivable from Related Party
Mondee Group LLC(b)	22,181	22,054
Note Payable to Related Party
Note payable to CEO(c)	194	193
	Three months ended March 31,
Transactions with Related Parties	2022	2021
Offshore IT, sales support and other services from
Metaminds Software	—	35
Metaminds Technologies	54	58
Metaminds Global	78	39
Offshore software development services from
Metaminds Software	—	140
Metaminds Technologies	216	234
Metaminds Global	312	154
Interest Income from Mondee Group Loan(b)	127	124
Service fee from Mondee Group LLC(a)	967	—
Rent expense – from Mike Melham(d)	17	17

(a)
Pursuant to a UATP Servicing Agreement dated May 11, 2021, the Company sold certain airline tickets using prepaid UATP credit cards arranged by Mondee Group, LLC, in exchange for a service

Mondee Holdings II, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(In thousands, except stock, units and par value data)
(unaudited)
fee equal to 10% of the revenue derived from the sale of such airline tickets. Mondee Group, LLC, led the fund raising and arranged the funds that were used to purchase prepaid UATP credit cards at a discount from their face value from a certain airline.
(b)
The Company has a secured promissory note receivable from Mondee Group LLC, bearing an interest rate of 2.33% compounded annually, with a 10-year term, and is secured by 14,708 Class A units in Parent. The note is due the earlier of March 25, 2026, or the occurrence of a change in control event. The note was amended subsequently as explained in note 13.

(c)
The Company has a note payable to the CEO amounting to $194 and $193 as of March 31, 2022 and December 31, 2021, respectively, and is included in loan payable to related party on the condensed consolidated balance sheets. The loan is collateralized and carries an interest rate of 2% per annum. Principal and interest are due on demand.

(d)
The Company currently rents two office spaces from Mike Melham, the Company’s VP of Product Implementation. The lease commencement date for both the leases was January 01, 2020. Each lease has a term of five years. The monthly minimum base rents are immaterial.

10.   SEGMENT INFORMATION
We have the following reportable segments: Travel Marketplace and SAAS Platform. These reportable segments offer different products and services and are managed separately because the nature of products and services, and methods used to distribute the services are different. Our primary operating metric is Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization). Assets, liabilities and expenses are reviewed on an entity-wide basis by the CODM, and hence are not allocated to these reportable segments. Segment revenue is reported and reviewed by the CODM on a monthly basis.
Such amounts are detailed in our segment reconciliation below.
	Three Months Ended March 31, 2022
	Travel Marketplace	SAAS Platform	Total
Third-party revenue	$37,361	$292	$37,653
Intersegment revenue	—	—	—
Revenue	$37,361	$292	$37,653
Adjusted EBITDA	$2,767	$(554)	$2,213
Depreciation and amortization	(2,679)	(138)	(2,817)
Stock-based compensation	(80)	—	(80)
Operating loss	$8	$(692)	$(684)
Other expense, net			(6,253)
Loss before income taxes			(6,937)
Provision for income taxes			(54)
Net loss			$(6,991)

Mondee Holdings II, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(In thousands, except stock, units and par value data)
(unaudited)
	Three Months Ended March 31, 2021
	Travel Marketplace	SAAS Platform	Total
Third-party revenue	$13,150	$344	$13,494
Intersegment revenue	—	—	—
Revenue	$13,150	$344	$13,494
Adjusted EBITDA	$(3,245)	$(392)	$(3,637)
Depreciation and amortization	(3,067)	(148)	(3,215)
Stock-based compensation	—	—	—
Operating loss	$(6,312)	$(540)	$(6,852)
Other expense, net			(5,434)
Loss before income taxes			(12,286)
Provision for income taxes			(65)
Net loss			$(12,351)
Geographic information
The following table represents revenue by geographic area, the United States, and all other countries, based on the geographic location of the Company’s subsidiaries.
	Three Months Ended March 31,
	2022	2021
United States	$35,792	$13,262
International	1,861	232
	$37,653	$13,494
As of March 31, 2022, and December 31, 2021, long-lived assets located outside of the United States were not material.
11.   COMMON STOCK
Class A — Common stock
The total number of capital stock the Company has authority to issue is 1,000 shares of Class A Common Stock, par value $0.01, of which 1 common stock is issued and outstanding.
Voting
Each holder of common stock is entitled to one vote in respect of each share held by them in the records of the Company for all matters submitted to a vote.
Liquidation
In the event of liquidation of the Company, the holders of common stock shall be entitled to receive all the remaining assets of the Company, after distribution of all preferential amounts, if any. Such amounts will be in proportion to the number of equity shares held by the shareholders.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(In thousands, except stock, units and par value data)
(unaudited)
12.   STOCK-BASED COMPENSATION
The Parent may, subject to the approval of the Board of Managers, issue its Class A, B, C, D or F Holdings units to employees, officers, directors, consultants or other service providers of the Company in exchange for services rendered. Specific terms and conditions of such issuances are to be established by the Board of Managers of the Parent.
In February 2021, the Parent’s Board of Managers approved the amended and restated 2013 Class D Incentive Unit Plan. The plan authorizes 91,177,477 Class D Incentive Units for issuance to the Company’s employees. As of March 31, 2022, only Management Incentive Units for Class D units were unvested at the Holdings level.
There were no incentive awards granted during the three months ended March 31, 2022.
As of March 31, 2022, the total unrecognized stock-based compensation expense related to the incentive units outstanding was $1,024, which is expected to be recognized over a weighted-average service period of three years.
The per unit fair value of Class D incentive awards granted during the year ended December 31, 2021 ranged between $0.002 and $0.13 and was estimated as of grant date using the following assumptions:
2021 Grants
Expected term (in years)	0 – 2.5
Risk-free interest rate	0.81% – 1.26%
Expected volatility	50.92% – 53.85%
Expected dividend rate	0%
Weighted average contractual life	0- 2.5
The per unit fair value of the Class D incentive awards granted prior to fiscal year 2021 were estimated at the date of grant using “the Black-Scholes” option pricing model, using the following assumptions:
2018 Grants
Expected term (in years)	0 – 2.5
Risk-free interest rate	2.9%
Expected volatility	26.0%
Expected dividend rate	0%
Weighted average contractual life	0 – 2.5

Mondee Holdings II, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(In thousands, except stock, units and par value data)
(unaudited)
The following table summarizes the Incentive Units activity for the periods from December 31, 2021 through March 31, 2022:
	Number of Class D Incentive Units Outstanding	Weighted average grant date fair value of units	Weighted average remaining contractual life (Years)	Weighted average exercise price
Unvested – December 31, 2021	10,278,486	0.13	2	0.03
Granted	—	—
Vested	(89,359)	0.002
Forfeited or canceled	(50,000)	—
Unvested – March 31, 2022	10,139,127	0.1	1.75	0.03
13.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred through May 19, 2022, which represents the date that the condensed consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any additional subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.
Related Party Agreement
The Mondee Group LLC (“Borrower”) promissory note was amended on May 18, 2022. Per the amendment, the principal and interest owing may be repaid, at the election of the Borrower, in cash or units of Mondee Holdings LLC (“Holdings”), or any securities received in redemption of, as a distribution on or in exchange for the units of Holdings in connection with the closing of the transactions contemplated by the Business Combination Agreement, dated December 20, 2021, among Mondee Holdings II, Inc., Ithax Acquisition Corp., Ithax Merger Sub I, LLC and Ithax Merger Sub II, LLC, or a combination thereof.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholder of Mondee Holdings II, Inc. and Subsidiaries
Opinion on the consolidated financial statements
We have audited the accompanying consolidated balance sheets of Mondee Holdings II, Inc. and Subsidiaries (the Company) as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive loss, stockholder’s equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KNAV P.A.
KNAV P.A.
We have served as the Company's auditor since 2021.
Atlanta, Georgia
March 19, 2022

Mondee Holdings II, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except units and par value data)
	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$15,506	$31,425
Restricted cash and cash equivalents	—	100
Restricted short-term investments	8,484	9,394
Accounts receivable, net of allowance of $5,005, and $3,911, respectively	10,178	5,355
Contract assets, net of allowance of $1,000 and $500, respectively	3,935	4,420
Prepaid expenses and other current assets	2,588	2,611
Total current assets	40,691	53,305
Property and equipment, net	8,874	9,156
Goodwill	66,420	66,420
Intangible assets, net	63,708	71,590
Loan receivable from related party	22,054	21,547
Other non-current assets	1,588	1,338
TOTAL ASSETS	$203,335	$223,356
Liabilities and Stockholder’s (Deficit) Equity
Current liabilities
Accounts payable	$19,529	$17,414
Amounts payable to related parties	716	757
Paycheck Protection Program (PPP) and other government loans, current portion	338	—
Accrued expenses and other current liabilities	10,354	11,477
Deferred revenue	6,450	7,265
Long-term debt, current portion	11,063	8,618
Total current liabilities	48,450	45,531
Deferred income taxes	512	328
Note payable to related party	193	189
PPP and other government loans excluding current portion	1,915	4,331
Long-term debt excluding current portion	162,170	148,027
Deferred revenue excluding current portion	14,288	16,139
Other long-term liabilities	2,632	356
Total liabilities	230,160	214,901
Commitments and contingencies (Note 11)
Stockholder’s (deficit) equity:
Common stock – $0.01 par value; 1,000 stock authorized, 1 stock issued and outstanding	—	—
Additional paid-in capital	163,465	159,529
Accumulated other comprehensive (loss) income	(273)	38
Accumulated deficit	(190,017)	(151,112)
Total stockholder’s (deficit) equity	(26,825)	8,455
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)	$203,335	$223,356
The accompanying notes are an integral part of these consolidated financial statements.

Mondee Holdings II, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)
	For the year ended December 31,
	2021	2020
Revenues, net	$93,194	$65,796
Operating expenses:
Marketing expenses	54,611	39,501
Sales and other expenses, including non-employee stock-based compensation of $16 and $0, respectively	11,165	14,434
Personnel expenses, including stock-based compensation of $3,920 and $15, respectively	23,422	20,658
General and administrative expenses	7,455	7,736
Information technology expenses	4,058	3,255
Provision for doubtful accounts receivable and contract assets	1,874	4,655
Depreciation and amortization	12,861	11,414
Total operating expenses	115,446	101,653
Loss from operations	(22,252)	(35,857)
Other income (expense):
Interest income	505	508
Interest expense	(23,683)	(20,410)
Gain on forgiveness of PPP loan	5,868	—
Other income (expense), net	980	(17)
Total other expense, net	(16,330)	(19,919)
Loss before income taxes	(38,582)	(55,776)
(Provision for) Benefit from income taxes	(323)	14,042
Net loss	$(38,905)	$(41,734)
The accompanying notes are an integral part of these consolidated financial statements.

Mondee Holdings II, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Loss
(In thousands)
	For the year ended December 31,
	2021	2020
Net loss	$(38,905)	$(41,734)
Other comprehensive (loss) income, net of tax:
Currency translation adjustment	(311)	1
Comprehensive loss	$(39,216)	$(41,733)
The accompanying notes are an integral part of these consolidated financial statements.

Mondee Holdings II, Inc. and Subsidiaries
Consolidated Statements of Stockholder’s Equity (Deficit)
For the Years Ended December 31, 2021 and 2020
(In thousands, except stock and par value data)
	Common Stock		Additional Paid-in- Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholder’s Equity (Deficit)
	Shares	Amount
Balance at December 31, 2019	1	$—	$100,226	$37	$(109,378)	$(9,115)
Stock based compensation	—	—	15	—	—	15
Parent unit issued for acquisition of CTS (refer note 8)	—	—	10,428	—	—	10,428
Parent put options issued for acquisition of CTS (refer note 8)	—	—	25,020	—	—	25,020
Parent unit issued for acquisition of Rocketrip (refer note 8)	—	—	699	—	—	699
Parent put options issued for acquisition of Rocketrip (refer note 8)	—	—	5,045	—	—	5,045
Parent unit issued to lenders (refer note 7)	—	—	6,525	—	—	6,525
Capital contribution from Parent	—	—	11,571	—	—	11,571
Currency translation adjustments	—	—	—	1	—	1
Net loss	—	—	—	—	(41,734)	(41,734)
Balance at December 31, 2020	1	$—	$159,529	$38	$(151,112)	$8,455
Stock based compensation	—	—	3,936	—	—	3,936
Currency translation adjustment	—	—	—	(311)	—	(311)
Net loss	—	—	—	—	(38,905)	(38,905)
Balance at December 31, 2021	1	$—	$163,465	$(273)	$(190,017)	$(26,825)
The accompanying notes are an integral part of these consolidated financial statements.

Mondee Holdings II, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2021 and 2020
(In thousands)
	For the year ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(38,905)	$(41,734)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	12,861	11,414
Deferred taxes	184	(13,941)
Provision for doubtful accounts receivable and contract assets	1,874	4,655
Stock-based compensation	3,936	15
Amortization of loan origination fees	2,361	551
Payment in kind interest expense	14,582	19,619
Gain on forgiveness of PPP Loan	(5,868)	—
Change in the estimated fair value of earn-out consideration	265	(66)
Changes in operating assets and liabilities
Accounts receivable	(6,697)	11,505
Contract assets	485	19,555
Prepaid expenses and other current assets	23	1,011
Other non-current assets	(757)	38
Amounts payable to related parties, current portion	(358)	—
Accounts payable	2,115	(19,459)
Accrued expenses and other current liabilities	892	2,488
Deferred revenue	(2,666)	687
Net cash used in operating activities	(15,673)	(3,662)
Cash flows from investing activities
Capital expenditure	(4,022)	(4,061)
Cash paid for the acquisition; net of cash acquired	—	(34,912)
Purchase of restricted short-term investments	—	(195)
Sale of restricted short-term investments	910	1,458
Net cash used in investing activities	(3,112)	(37,710)
Cash flows from financing activities
Repayments of long-term debt	(638)	(1,269)
Proceeds from issuance of long-term debt	—	55,000
Loan origination fees for long-term debt	(75)	(1,762)
Proceeds from PPP and other government loans	3,790	4,331
Capital contribution from Parent	—	11,571
Repayment of Related Party Loan	—	(6,784)
Net cash provided by financing activities	3,077	61,087
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(311)	1
Net increase (decrease) in cash, cash equivalents and restricted cash	(16,019)	19,716
Cash, cash equivalents and restricted cash at beginning of year	31,525	11,809
Cash, cash equivalents and restricted cash at end of year	$15,506	$31,525
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$6,740	$316
Cash paid during the year for income taxes	$82	$711
Supplemental schedule of noncash investing and financing activities
Fair value of Parent units and Put Options in connection with acquisition of CTS	$—	$35,448
Fair value of Parent units and Put Options in connection with acquisition of Rocketrip	$—	$5,744
Fair value of Parent units issued to lenders	$—	$6,525
The accompanying notes are an integral part of these consolidated financial statements.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
1.   NATURE OF OPERATIONS
Mondee Holdings II, Inc., a wholly owned subsidiary of Mondee Holdings, LLC (“Holdings”, “Parent”), is a Delaware corporation formed on April 25, 2012. We refer to Mondee Holdings II, Inc. and its subsidiaries collectively as “Mondee,” the “Company,” “us,” “we” and “our” in these consolidated financial statements. Mondee is a rapid-growth, travel technology company and marketplace with a portfolio of globally recognized brands in the leisure and corporate travel sectors. Mondee provides state-of-the art technologies, operating systems and services that modernize travel market transactions to better serve travelers seeking enhanced life-style choices directly or through travel affiliates. These technology-led platforms, combined with Mondee’s distribution network, access to global travel inventory and its extensive, negotiated travel content, create a modern travel marketplace. The Company believes this modern travel marketplace provides enhanced options to the increasingly discerning traveler, on efficient consumer-friendly distribution platforms that support its travel supplier partners in utilizing highly perishable travel inventory. In addition to the rapid development of a modern travel marketplace, Mondee is increasingly focused on expanding its marketplace to the gig economy segment of the travel market. The Company believes gig workers are seeking more flexible, diverse content travel services and that its platform is well suited to serve them. The Company also offers a new subscription incentive-based behavioral change platform that is designed to be user-friendly to make booking business trips rewarding for both the traveler and the corporation.
Basis of presentation
The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Revisions of Previously Issued Financial Statements
During the preparation of the consolidated financial statements for year 2021, we identified a misstatement related to the related party disclosure in previously issued financial statements for the years ended December 31, 2020 and December 31, 2019. The previously disclosed related party transaction and balances at year end with respect to affiliate entities were not bifurcated between the three legal entities operating under the same brand name. This misstatement only impacted the footnote disclosure and did not impact previously reported consolidated financial statements.
We assessed the materiality of the misstatement and concluded it was not material to the Company’s previously issued consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and that amendments of previously issued financial statements were therefore not required. However, we elected to revise the previously reported amounts in the related party disclosure to bifurcate the transactions for the year ended and balances as at year end between the three legal entities. The revision applies to the previously reported amounts for related party transactions for the year ended December 31, 2020.
Special Purpose Acquisition Company
In December 2021, the Company entered into an agreement and plans to merge (“the Merger”) with a subsidiary of ITHAX Acquisition Corp. (“ITHAX”), a publicly traded special purpose acquisition company. The Company’s existing shareholders will retain 100% of their equity, which converts to 62.9% ownership of the outstanding shares of the post-combination company at closing, assuming no redemptions by ITHAX’s public shareholders. The transaction is expected to be completed during 2022. However, there can be no

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
assurance as to when or if the closing of the Merger will occur. As a result of the proposed Merger, Mondee Holdings II, Inc. will be the surviving company and it will be renamed as “Mondee Holdings, Inc.”
Going concern
The Company has prepared its consolidated financial statements assuming that the Company will continue as a going concern. As of December 31, 2021, the Company is required to make debt repayments aggregating to $11,401 and $9,814 in 2022 and 2023, respectively. The Company applied for and received gross proceeds of $3,576 in February 2021 from the second tranches of the PPP loan, of which $1,576 has been forgiven as of December 31, 2021. While the Company currently believes that its use of the remaining PPP loan proceeds will meet the conditions for forgiveness of the PPP loan, it is not guaranteed. As of December 31, 2021, current liabilities are $48,450 and current assets are $40,691. Given that the Company has historically generated recurring net losses and negative cash flows from operations, it may be unable to make such specified debt repayments when the balance is due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern, for a period of twelve months following the date of issuance of the consolidated financial statements for the year ended December 31, 2021. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In December 2021, the Company entered the Merger with ITHAX, see above for further details. Upon the consummation of the Merger, the Company’s future reported cash balance is estimated to increase by $150,000 assuming maximum shareholder redemption of common stock, or $267,144 assuming no redemptions, including up to $50,000 in gross proceeds from the Private Investment in Public Equity (“PIPE”) financing. Further, the Company has $15,506 of un-restricted cash and $15,000 in unused line of credit as of December 31, 2021. Although travel volumes remain materially lower than historic levels, travel trends improved during the second half of 2020, and in 2021. Management expects this would result in working capital benefits and positive cash flow more akin to typical historical trends. It remains difficult to forecast the seasonality for the upcoming quarters, given the uncertainty related to the duration of the impact from COVID-19 and the shape and timing of any sustained recovery.
COVID-19
During 2020, the COVID-19 pandemic has severely restricted the level of economic activity around the world, and is continuing to have an unprecedented effect on the global travel industry. The various government measures implemented to contain the COVID-19 pandemic, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forgo their time outside of their homes, initially led to unprecedented levels of cancellations and continues to have a negative impact on the number of new travel bookings. While many countries have begun the process of vaccinating their residents against COVID-19, the large scale and challenging logistics of distributing the vaccines, as well as uncertainty over the efficacy of the vaccines against new variants of the virus, may contribute to delays in economic recovery. The spread of new variants of COVID-19 has caused uncertainty as to when restrictions will be lifted, if additional restrictions may be initiated or reimposed, if there will be permanent changes to travel behavior patterns, and the timing of distribution and administration of COVID-19 vaccines and other medical interventions globally. Overall, the full duration and total impact of COVID-19 remains uncertain, and it is difficult to predict how the recovery will unfold for the travel industry and, in particular, our business, going forward.
Even though there have been some improvements in the economic and operating conditions for our business since the outset of the COVID-19 pandemic, we cannot predict the long-term effects of the pandemic on its business or the travel and restaurant industries as a whole. If the travel industries are fundamentally changed by the COVID-19 pandemic in ways that are detrimental to our operating model, the Company’s business may continue to be adversely affected even as the broader global economy recovers.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
Given the severe downturn in the global travel industry and the financial difficulties faced by many of our travel service providers, customers and marketing affiliates, we have increased our provision for allowance for doubtful accounts on receivables from our travel service providers and marketing affiliates. Moreover, due to the high level of cancellations of existing reservations, we have incurred, and may continue to incur, higher than normal cash outlays on chargebacks for prepaid reservations, including certain situations where we have already transferred the prepayment to the travel service provider. Any material increases in our allowance for doubtful accounts and chargebacks would have a corresponding adverse effect on our results of operations and related cash flows.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of estimates
The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ materially from those estimates. Significant items subject to such estimates and assumptions include, but are not limited to, the useful lives of property and equipment, revenue recognition, allowances for doubtful accounts and customer chargebacks, the valuation of financial instruments, acquisition purchase price allocations, the valuation of intangible and other long-lived assets, income taxes, impairment of goodwill and indefinite life intangibles, capitalization of software development costs, and other contingencies.
The COVID-19 pandemic has created and may continue to create significant uncertainty in macroeconomic conditions, which may cause further business disruptions and adversely impact our results of operations. As a result, many of our estimates and assumptions required increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change materially in future periods.
Cash, cash equivalents, restricted cash, and restricted short-term investments
We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of cash on hand, highly liquid investments in money market funds and various deposit accounts.
We record certificate of deposits (“CDs”) with original maturities greater than three months as short-term investments on the consolidated balance sheets. These investments are held to maturity and recorded at amortized cost basis.
We have entered into agreements with financial institutions to extend letters of credit to certain airlines and the Airlines Reporting Corporation (“ARC”). These letters of credit are extended to secure payment for the potential purchase of airline tickets in the ordinary course of business. We have placed short-term certificates of deposits and investment in money market funds with financial institutions as collateral under these arrangements and accordingly they have been presented as ‘restricted short-term investments’ and ‘restricted cash and cash equivalents’, respectively, on the consolidated balance sheets.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
The following table provides a reconciliation of cash and cash equivalents reported within the consolidated balance sheets that sum to the total of the same amounts shown in the consolidated statements of cash flows:
	As of December 31,
	2021	2020
Cash and cash equivalents	$15,506	$31,425
Restricted cash	—	100
	$15,506	$31,525
Accounts receivable and allowance for doubtful accounts
Accounts receivable from customers are recorded at the original invoiced amounts net of an allowance for doubtful accounts. The allowance for doubtful accounts and contract assets was estimated based on historical experience, aging of the receivable, credit quality of the customers, economic trends and other factors that may affect our ability to collect from customers.
Property and equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis using mid-month convention over the estimated useful lives of the related assets. Repairs and maintenance expenditures are expensed as incurred. Leasehold improvements are amortized over the shorter of the useful life or lease term.
Our property and equipment are assigned the following useful lives:
Useful Lives
Computer equipment	3 – 7 years
Furniture and office equipment	5 – 7 years
Capitalized software	3 years
Website and internal-use software development costs
Acquisition costs and certain direct development costs associated with website and internal-use software are capitalized and include external direct costs of services and payroll costs for employees devoting time to the software projects principally related to platform development, including support systems, software coding, designing system interfaces and installation and testing of the software. These costs are recorded as property and equipment and are generally amortized beginning when the asset is substantially ready for use. Costs incurred for enhancements that are expected to result in additional features or functionalities are capitalized and amortized over the estimated useful life of the enhancements which is considered to be three years. We evaluate the useful lives of these assets on an annual basis and test for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.
Business combination
The total purchase consideration for an acquisition is measured as the fair value of the assets transferred, equity instruments issued, and liabilities assumed at the acquisition date. Costs that are directly attributable to the acquisition are expensed as incurred and included in general and administrative expense in our consolidated statements of operations. Identifiable assets (including intangible assets) and liabilities assumed

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
(including contingent liabilities) are measured initially at their fair values at the acquisition date. We recognize goodwill if the fair value of the total purchase consideration is in excess of the net fair value of the identifiable assets acquired and the liabilities assumed. Determining the fair value of assets acquired and liabilities assumed requires us to use significant judgment and estimates including the selection of valuation methodologies, cost of capital, future cash flows, and discount rates. Our estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, we may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. We include the results of operations of the acquired business in the consolidated financial statements beginning on the acquisition date.
Our acquisitions include an earn-out consideration as part of the purchase price that is classified as a liability. The fair value of the earn-out consideration is estimated as of the acquisition date based on our estimates and assumptions, including valuations that utilize customary valuation procedures and technique. The fair value measurement includes inputs that are Level 3 measurement (unobservable inputs in which little or no market data exists). Should actual results increase or decrease as compared to the assumption used in our analysis, the fair value of the earn-out consideration obligations will increase or decrease, as applicable. Changes in the fair value of the earn-out consideration are recorded within operating expenses.
Recoverability of goodwill and indefinite-lived intangible assets
Goodwill is not subject to amortization and is tested annually or more when events and circumstances indicate impairment may have occurred. In the evaluation of goodwill for impairment, we typically perform our qualitative assessment, prior to performing the quantitative analysis, to determine whether the fair value of the goodwill is more likely than not impaired. If a quantitative assessment is made we compare the fair value of the reporting unit to the carrying value and, if applicable, record an impairment charge based on the excess of the reporting unit’s carrying amount over its fair value.
We generally base our measurement of fair value of reporting units, on a blended analysis of the present value of future discounted cash flows and market valuation approach. The discounted cash flows model indicates the fair value of the reporting units based on the present value of the cash flows that we expect the reporting units to generate in the future. Our significant estimates in the discounted cash flows model include: our weighted average cost of capital; long-term rate of growth and profitability of our business; and working capital effects. The market valuation approach indicates the fair value of the business based on a comparison of the Company to comparable publicly traded firms in similar lines of business. Our significant estimates in the market approach model include identifying similar companies with comparable business factors such as size, growth, profitability, risk and return on investment and assessing comparable revenue and operating income multiples in estimating the fair value of the reporting units.
We believe the weighted use of discounted cash flows and market approach is the best method for determining the fair value of our reporting units because these are the most common valuation methodologies used within the travel and internet industries; and the blended use of both models compensates for the inherent risks associated with either model if used on a stand-alone basis.
In our evaluation of our indefinite-lived intangible assets, we typically first perform a qualitative assessment prior to performing the quantitative analysis, to determine whether the fair value of the indefinite-lived intangible asset is more likely than not impaired. An impairment charge is recorded for the excess of the carrying value of indefinite-lived intangible assets over their fair value, if necessary. We base our measurement of fair value of indefinite-lived intangible assets, which consist of trade name, using the relief-from-royalty method. This method assumes that the trade name has value to the extent that its owner is relieved of the obligation to pay royalties for the benefits received from them.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
Intangible assets
Intangible assets are amortized over the period of estimated benefit using the straight-line method, as the consumption pattern of the asset is not apparent. No significant residual value is estimated for intangible assets.
Amortization Period
Covenants not to compete	5 years
Trade name with definite life	20 years
Acquired technology	10 years
Customer relationships	5 – 10 years
Supplier relationships	15 years
Developed technology	5 – 10 years
Recoverability of intangible assets with definite lives and other long-lived assets
Intangible assets with definite lives and other long-lived assets are carried at cost and are amortized on a straight-line basis over their estimated useful lives of one to twenty years. We review the carrying value of long-lived assets or asset groups, including property and equipment, to be used in operations whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset, or a significant decline in the observable market value of an asset, among others. If such facts indicate a potential impairment, we will assess the recoverability of an asset group by determining if the carrying value of the asset group exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the assets over the remaining economic life of the primary asset in the asset group. If the recoverability test indicates that the carrying value of the asset group is not recoverable, we will estimate the fair value of the asset group using appropriate valuation methodologies which would typically include an estimate of discounted cash flows. Any impairment would be measured as the difference between the asset groups carrying amount and its estimated fair value.
Assets held for sale, to the extent we have any, are reported at the lower of cost or fair value less costs to sell.
Revenue recognition
Our revenues are generated by providing online travel reservation services, which principally allows travelers to book travel reservations with travel suppliers through our platforms. These services are primarily related to reservation of airline tickets. It also includes, to a lesser extent, services related to reservation of hotel accommodation, rental car, travel insurance and other travel products and services. While we generally refer to a consumer that books travel reservation services on our platforms as our customer, for accounting purposes; our customers are the travel suppliers. Our contracts with travel suppliers give them the ability to market their reservation availability without transferring responsibility to deliver the travel service to us. Therefore, we are an agent in a transaction and our revenues are presented on a net basis (that is, the amount billed to a traveler less the amount paid to a travel supplier) in the consolidated statements of operations. Our revenue is earned through service fees, margins and commissions.
We earn incentives from airline companies which are recognized based on the achievement of targets set by contract, that mainly relate to the amount of airline ticket bookings that have been flown, and consequently are not subject to cancellation. We also receive incentives from our Global Distribution System

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
(“GDS”) service providers based on the volume of segment bookings mediated by us through the GDS systems. In addition to the above travel-related revenue, we also generate revenue from incentives received from credit card companies for ancillary services based on the volume of transaction amount processed by us.
Revenue from service fee, margin and commission on sale of airline tickets is recognized when the traveler books the airline ticket as the performance obligation is satisfied by us on issuance of an airline ticket to the traveler. Revenue is recorded net of cancellation, refunds and chargebacks. In the event of cancellation of airline tickets, revenue recognized in respect of commissions and margins earned by us on such tickets is reversed and is netted off from the revenue earned during the fiscal period at the time the cancellation is made by the customers.
Revenue from commission and margin on other travel products and services is recognized when the traveler completes the reservation as our performance obligation is satisfied at that point.
Revenue relating to contracts with travel suppliers which include incentive payments from airline companies and GDS are accounted for as variable consideration when the amount of revenue to be recognized can be estimated to the extent that it is probable that a significant reversal of any incremental revenue will not occur. This revenue is recognized net off cancellations, refunds and shortfall penalty fees, as applicable, at a time when performance targets are achieved.
When an airline ticket is purchased, there is a risk of customer chargebacks including those related to fraud. We record estimates for chargebacks of our fees or margin or commission earned upon sale of airline tickets as variable consideration. We record estimates for losses related to chargebacks of the cost of tickets as an operating expense classified within sales and other expense. Reserves are recorded based on our assessment of various factors, including the amounts of actual chargeback activity during the current year.
Our ‘Rocketrip’ platform offers a corporate travel cost savings solution through its technology platform. We generate subscription and set-up revenue from customers who are provided access to our platform as software-as-a-service. Revenue is recognized over the term of the contract.
‘Tripplanet’ is an end-to-end business travel platform for small to medium sized businesses, membership organizations, associations, educational institutions, and NGOs. The platform combines Mondee’s global content hub, marketplace, and conversational commerce engine to provide organizations discounted rates for airfare, hotels, and cars using our private platform. Individuals within these organizations can also utilize the platform for leisure travel. The platform is set up as a subscription base service where revenue is recognized over the term of the contract. Revenue from commission and margin on the travel bookings are recognized when the traveler completes the reservation as our performance obligation is satisfied.
‘Unpub’ provides consumer groups access to a subscription based private membership travel platform where they can purchase flights, reserve hotel rooms and rental cars, and receive member benefits. Revenue related to the subscription platform is recorded over the contract period. Revenue from commission and margin on the travel bookings are recognized when the traveler completes the reservation as our performance obligation is satisfied.
Sales and other expenses
Sales and other expenses are generally variable in nature and consist primarily of: (1) credit cards and other payment processing fees associated with merchant transactions; (2) fees paid to third parties that provide call center, website content translations, fraud protection services and other services; (3) customer relations costs and (4) customer chargeback provisions.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
Personnel expenses
Personnel expenses consist of compensation to the Company’s personnel, including salaries, stock-based compensation, bonuses, payroll taxes and employee health and other benefits.
Marketing expenses
We report advertising and affiliate marketing costs under “Marketing expenses” in the consolidated statements of operations.
Advertising costs are expensed as incurred. These costs primarily consist of direct costs from search engines and internet portals, television, radio and print spending, private label, public relations, and other costs. The Company incurred advertising expenses of approximately $16,595 and $11,455 during the years ended December 31, 2021, and 2020, respectively.
The Company makes use of affiliate marketing to promote airline ticket sales and generate bookings through its websites and platform. The platform provides affiliates with technology and access to a wide range of products and services. The Company pays commission to third party affiliates for the bookings originated through the Company’s websites and platform based on targeted merchandising and promotional strategies implemented by the Company from time to time.
Information technology
Information technology expenses consist primarily of: (1) software license and system maintenance fees; (2) outsourced data center and web hosting costs; (3) payments to contractors; and (4) data communications and other expenses associated with operating the Company’s services.
Debt issuance costs and debt discounts
Debt issuance costs include costs incurred in connection with the issuance of debt, which are presented in the consolidated balance sheets as a direct deduction from the carrying amount of the related debt liability and are amortized over the term of the debt to interest expense. Debt issuance costs of the revolving credit facility are amortized on a straight-line basis, while all other debt issuance costs are amortized using the effective interest method. Debt discounts incurred in connection with the issuance of debt have been reported as a direct deduction to the carrying value of debt and are being amortized to interest expense using the effective interest method. Amortization of debt issuance costs and debt discounts included in interest expense was $2,361, and $551 for the years ended December 31, 2021, and 2020, respectively.
Stock-based compensation
The Company’s employees and independent consultants participate in Parent’s stock-based compensation plans. Stock-based compensation expense has been allocated by the Company based on the awards and terms granted to the Company’s employees and independent consultants. The fair value of awards in the Parent issued to the Company’s employees are treated as capital contributions and the associated stock-based compensation expense are expensed on the Company’s Statements of Operations.
The Company accounts for stock-based awards in accordance with ASC 718, Compensation — Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated financial statements based on their fair values. The Company uses the estimated grant date calculated fair value method of accounting for all share based payment awards. The Company recognizes compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
The Company estimates the fair value of awards using the Black-Scholes option pricing model. The model requires management to make a number of assumptions including expected volatility, expected term, risk free interest rate and expected dividends. The fair value of the awards is expensed over the related service period which is typically the vesting period.
Equity based compensation expense is based on awards that are expected to vest. The Company accounts for forfeitures as they occur. The Company evaluates the assumptions used to value its share based awards on an annual basis.
Employee benefits
Contributions to defined contribution plans are charged to the consolidated statements of operations in the period in which services are rendered by the covered employees. Current service costs for defined benefit plans are recognized in the period to which they relate. The liability in respect of defined benefit plans is calculated annually by the Company using the projected unit credit method. The Company records annual amounts relating to its defined benefit plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, future compensation increases and attrition rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recognized as a component of net periodic cost. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions. These assumptions may not be within the control of the Company and accordingly it is reasonably possible that these assumptions could change in future periods. The Company reports the net periodic cost under personnel expenses on the consolidated statement of operations.
The Company recognizes its liabilities for compensated absences depending on whether the obligation is attributable to employee services already rendered, rights to compensated absences vest or accumulate and payment is probable and estimable.
Income taxes
The Company is subject to payment of federal and state income taxes in the U.S. and other forms of income taxes in other jurisdictions. Consequently, the Company determines its consolidated provision for income taxes based on tax obligations incurred using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the consolidated financial statement and income tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, the Company believes it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods.
The Company evaluates uncertain tax positions to determine if it is more likely than not that they would be sustained upon examination. The Company records a liability when such uncertainties fail to meet the more likely than not threshold.
A US shareholder is subject to current tax on “global intangible low-taxed income” (GILTI) of its controlled foreign corporations (CFCs). The Company is subject to tax under GILTI provisions and includes its CFCs income in its US income tax provision in the period the CFCs earn the income.
Foreign currency translation
The assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated at the period end rate of exchange. Consolidated statements of operations items are translated at

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
the average rates prevailing during the period. The resulting translation adjustment is recorded as a component of accumulated other comprehensive income (loss) and is included in consolidated statements of stockholder’s equity (deficit).
Foreign currency transactions
Transactions in foreign currencies are translated into the functional currency at the rates of exchange prevailing at the date of the transaction. Monetary items denominated in foreign currency remaining unsettled at the end of the year are translated at the closing rates as of the last day of the year. Gains or losses, if any, on account of exchange difference either on settlement or translation are recognized in consolidated statements of operations. Foreign currency transaction gains and losses will be included in “Other income (expense), net” in the Company’s consolidated statements of operations.
Comprehensive loss
Comprehensive loss is comprised of net loss and other comprehensive loss. Other comprehensive loss includes gains and losses on foreign currency translation.
Segment reporting
We identify a business as an operating segment if: i) it engages in business activities from which it may earn revenues and incur expenses; ii) its operating results are regularly reviewed by the Chief Operating Decision Maker (“CODM”), who is our Chief Executive Officer (‘CEO’), to make decisions about resources to be allocated to the segment and assess its performance; and iii) it has available discrete financial information. The CODM reviews financial information at the operating segment level to allocate resources and to assess the operating results and financial performance for each operating segment. Operating segments are aggregated into a reportable segment if the operating segments are determined to have similar economic characteristics and if the operating segments are similar in the following areas: i) nature of products and services; ii) nature of production processes; iii) type or class of customer for their products and services; iv) methods used to distribute the products or provide services; and v) if applicable, the nature of the regulatory environment.
We have two operating segments: ‘Travel Marketplace’ and ‘SAAS Platform’. The Travel Marketplace segment (transactional business serving the end travelers directly or through travel affiliates) primarily consists of selling airline tickets through our proprietary platform. The SAAS Platform segment offers corporate travel cost savings solutions through its own technology platform. Our operating segments are also our reportable segments. See Note 14 for segment information.
Fair value measurements
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value should maximize the use of observable inputs and minimize the use of unobservable inputs. Assets and liabilities recorded at fair value in the consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:
•
Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
•
Level 2 — Inputs that are observable, either directly or indirectly. Such prices may be based upon quoted prices for identical or comparable securities in active markets or inputs not quoted on active markets, but corroborated by market data.

•
Level 3 — Unobservable inputs that are supported by little or no market activity and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.
Certain risks and concentrations
Our business is subject to certain risks and concentrations including dependence on relationships with travel suppliers, primarily airlines, dependence on third-party technology providers, exposure to risks associated with online commerce security and payment related fraud. We also rely on global distribution system partners and third-party service providers for certain fulfillment services.
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. The Company does not consider there to be significant concentration of credit risk relating to accounts receivables. The Company’s cash and cash equivalents and restricted cash are on deposit with major financial institutions. Such deposits may be in excess of insured limits. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit. The Company’s accounts receivable comprise of amounts due from affiliates, airline companies and global distribution system companies which are well established institutions that the Company believes to be of high quality. The Company reviews accounts receivable balances to determine if any receivables will potentially be uncollectible and includes any amounts that are determined to be uncollectible in the allowance for doubtful accounts.
Contingent liabilities
Loss contingencies arise from claims and assessments and pending or threatened litigation that may be brought against the Company by individuals, governments, or other entities. Based on the Company’s assessment of loss contingencies at each consolidated balance sheet date, a loss is recorded in the consolidated financial statements if it is probable that an asset has been impaired, or liability has been incurred and the amount of the loss can be reasonably estimated. If the amount cannot be reasonably estimated, we disclose information about the contingency in the consolidated financial statements. We also disclose information in the consolidated financial statements about reasonably possible loss contingencies.
The Company will review the developments in the contingencies that could affect the amount of the provisions that have been previously recorded, and the matters and related reasonably possible losses disclosed. The Company will adjust provisions and changes to its disclosures accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. Significant judgment is required to determine both the probability and the estimated amount of loss. These estimates have been

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
based on our assessment of the facts and circumstances at each consolidated balance sheet date and are subject to change based on new information and future events.
Outcomes of litigation and other disputes are inherently uncertain. Therefore, if one or more of these matters were resolved against the Company for amounts in excess of management’s expectations, the consolidated results of operations and financial condition, including in a particular reporting period in which any such outcome becomes probable and estimable, could be materially adversely affected.
Recently adopted accounting policies
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal use software as defined in ASC 350-40. Under ASU 2018-15, the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the Consolidated financial statements as the related hosting fees. ASU 2018-15 is effective for public and private companies’ fiscal years beginning after December 15, 2019, and December 15, 2020, respectively, and interim periods within those fiscal years, with early adoption permitted. The Company adopt ASU 2018-15 under the private company transition guidance as of January 1, 2021. The adoption of this ASU did not have a significant impact on the Company’s consolidated financial statements.
Recent accounting pronouncements not yet adopted
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires a lessee to recognize in the Consolidated balance sheet a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. This ASU is effective for public and private companies’ fiscal years beginning after December 15, 2018, and December 15, 2021, respectively, with early adoption permitted. The Company expects to adopt ASU 2016-02 beginning January 1, 2022 and is currently evaluating the impact on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company is currently evaluating the impact on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU no. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU eliminates two models in ASC 470-20 for convertible instruments that require separate accounting for embedded conversion features namely cash conversion model and beneficial conversion feature model. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares. The ASU is effective for the Company for fiscal years beginning after December 15, 2021, including interim periods therein. Early adoption is permitted. The Company is currently evaluating the impact that adopting this standard will have on the consolidated financial statements.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for all entities, including adoption in an interim period. The Company is currently evaluating the potential impact of this adoption on its consolidation financial statements.
3.   FAIR VALUE MEASUREMENT
The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level in which to classify them for each reporting period.
The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis:
December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Restricted cash and cash equivalents(1)	—	—	—	—
Total assets	$—	$—	$—	$—
Liabilities
Earn-out consideration(2)	—	$—	$597	$597
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Restricted cash and cash equivalents(1)	100	—	—	100
Total assets	$100	$—	$—	$100
Liabilities
Earn-out consideration(2)	$—	$—	$332	$332

(1)
Includes money market funds that are highly liquid investments with maturity periods of three months or less.

(2)
The earn-out consideration represents arrangements to pay the former owners of LBF, acquired by Mondee in 2019. The undiscounted maximum payment under the arrangement is $2,700 in aggregate at the end of fiscal year 2021 and 2022. Earn-out consideration is included in accrued expenses and other current liabilities on the Company’s consolidated balance sheets.

For Level 3 earn-out consideration, the Company assesses the fair value of expected earn-out consideration at each reporting period using the Monte Carlo Method, which is consistent with the initial measurement of the expected earn-out consideration. This fair value measurement is considered a Level 3 measurement because the Company estimates projections during the earn-out period utilizing various potential pay-out scenarios. The Monte Carlo simulation method repeats a process thousands of times in

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
an attempt to predict all the possible future outcomes. At the end of the simulation, several random trials produce a distribution of outcomes that are then analyzed to determine the average present value of earn-out. The earn-out consideration is included in accrued expenses and other current liabilities on the Company’s consolidated balance sheets. Change in the fair value of earn-out consideration is reflected in our consolidated statements of operations. Changes to the unobservable inputs do not have a material impact on the Company’s consolidated financial statements.
Rollforward of Level 3 Recurring Fair Value Measurements
The following table summarizes the fair value adjustments for earn-out consideration measured using significant unobservable inputs (level 3) (in thousand):
	For the Year Ended December 31,
	2021	2020
Balance, beginning of year	$332	$398
Change in the estimated fair value of earn-out consideration	265	(66)
Balance, end of year	$597	$332
The fair value of Company’s short term financial assets and liabilities including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximated their carrying values as of December 31, 2021, and 2020, due to their short-term nature. The Company records restricted short-term investments and long-term debt due from related parties on an amortized cost basis.
There were no transfers between Level 1, Level 2 or Level 3 fair value hierarchy categories of financial instruments for the years ended December 31, 2021 and 2020.
Assets Measured at Fair Value on a Nonrecurring Basis
Our non-financial assets, such as goodwill, intangible assets and property and equipment, are not required to be measured at fair value on a recurring basis. However, if certain triggering events occur such that a non-financial instrument is required to be evaluated for impairment and an impairment is recorded to reduce the non-financial instrument’s carrying value to the fair value as a result of such triggering events, the non-financial assets are measured at fair value for the period such triggering events occur.
As of December 31, 2021 and 2020 the Company has not recorded any impairment chargers on non-financial assets.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
4.   PROPERTY AND EQUIPMENT, NET
Property and equipment, net consisted of the following:
	As of December 31,
	2021	2020
Capitalized software	$27,606	$19,326
Computer equipment	749	655
Furniture and office equipment	428	357
Leasehold improvements	233	233
Capitalized software development in process	1,218	4,898
Total property and equipment	30,234	25,469
Less: accumulated depreciation and amortization	(21,360)	(16,313)
Total property and equipment, net	$8,874	$9,156
Depreciation and amortization expense was $4,979 and $3,513 for the years ended December 31, 2021, and 2020, respectively. Capitalized software development costs during the years ended December 31, 2021, and 2020 was $4,600 and $4,898, respectively.
5.   GOODWILL AND INTANGIBLE ASSETS, NET
The following table presents our goodwill and intangible assets as of December 31, 2021 and 2020,
	As of December 31,
	2021	2020
Goodwill	$66,420	$66,420
Intangible assets with indefinite lives	12,028	12,028
Intangible assets with definitive lives, net	51,680	59,562
Impairment Assessments.   We perform the assessment of possible impairment of goodwill and indefinite-lived intangible assets on an annual basis or more frequently if events and circumstances indicate that an impairment may have occurred. During 2021 and 2020, there were no impairments of goodwill or intangible assets.
Goodwill.   The following table presents the changes in goodwill by reportable segment:
	Travel Marketplace	SAAS Platform	Total
Balance as of December 31, 2019	$27,277	$—	$27,277
Additions	31,722	7,421	39,143
Impairment charges	—	—	—
Balance as of December 31, 2020	58,999	7,421	66,420
Additions	—	—	—
Impairment charges	—	—	—
Balance as of December 31, 2021	$58,999	$7,421	$66,420
Indefinite-lived Intangible Assets.   Our indefinite-lived intangible assets relate to trade names acquired in various acquisitions during the years ended December 31, 2020 and December 31, 2019.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
Definite life Intangible assets, net consisted of the following as of December 31, 2021:
	Weighted- average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	5.57	$60,778	$(24,613)	$36,165
Trade name	9.95	9,580	(4,816)	4,764
Acquired technology	—	7,430	(7,430)	—
Supplier relationships	13.02	5,767	(769)	4,998
Developed technology	8.24	7,220	(1,467)	5,753
Covenants not to compete	—	332	(332)	—
Balances as of December 31, 2021		$91,107	$(39,427)	$51,680
Definite life intangible assets, net consisted of the following as of December 31, 2020:
	Weighted- average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	6.57	$60,778	$(18,953)	$41,825
Trade name	10.95	9,580	(4,337)	5,243
Acquired technology	0.75	7,430	(6,873)	557
Supplier relationships	14.02	5,767	(376)	5,391
Developed technology	9.24	7,220	(674)	6,546
Covenants not to compete	—	332	(332)	—
Balances as of December 31, 2020		$91,107	$(31,545)	$59,562
Amortization expense for intangible assets was $7,882 and $7,901 for the years ended December 31, 2021 and 2020, respectively.
The estimated future amortization expense related to intangible assets with definite lives is as follows:
Year ending December 31,
2022	$6,337
2023	6,337
2024	6,337
2025	6,163
2026	5,815
Thereafter	20,691
$51,680

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
6.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consisted of the following:
	As of December 31,
	2021	2020
Accrued expenses	$4,834	$4,548
Provision for chargebacks	3,176	4,150
Accrued compensation and benefits	1,427	905
Earn-out consideration payable	597	332
Other current liabilities	320	1,542
	$10,354	$11,477
7.   DEBT
Paycheck Protection Program Loan (“PPP Loan”)
On April 13, 2020, the Company was granted a loan from JP Morgan Chase Bank in the aggregate amount of $4,292, pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). As the legal form of the PPP loan is debt, the Company accounted for the loan as debt under ASC 470. The PPP provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight week period. If the company expects that it reasonably assured (i.e., probable) to meet the PPP’s eligibility and loan forgiveness criteria, the Company may elect to account for the proceeds expected to be forgiven as an in-substance government grant that is earned through the Company’s compliance with the loan forgiveness criteria. In June 2021, the Company applied for forgiveness prior to the 10-month period and as such no interest and principal payments were due. On August 16, 2021, the Company received full forgiveness for the $4,292 PPP loan and accounted for as gain on forgiveness of PPP Loan.
On January 11, 2021, the PPP opened an additional round of funding, which allowed eligible borrowers that had previously received a PPP loan to apply for a second draw PPP loan with the same general terms as the first. Second draw PPP loans can be used to help fund payroll costs, including benefits. Funds can also be used to pay mortgage interest, rent, utilities, worker protection costs related to COVID-19, uninsured property damage costs caused by looting or vandalism during 2020, and certain supplier costs and expenses for operations.
In January 2021, one of the Company’s subsidiaries was granted a Second Draw PPP Loan of $2,000 based on qualified spending, decreased quarterly revenue, and other factors. Second Draw PPP Loans are eligible for forgiveness based on qualified spending during an 8 to 24 month covered period, assuming employee and compensation levels are maintained. Loan payments are deferred for at least 10 months after the end of the covered period. If not forgiven, the Second Draw PPP Loan has a maturity of five years and a 1% interest rate.
In addition, another subsidiary received a Second Draw PPP loan in the amount of $1,576 in February 2021. The loan is subject to 1% interest rate. If not forgiven, the unforgiven portion is payable in 45 consecutive payments of principal and interest, beginning on June 9, 2022 and continuing on the same day of each month thereafter.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
In August 2021, the Company applied for forgiveness of the $1,576 PPP loan, and received full forgiveness in November 2021, and accounted for as gain on forgiveness of PPP loan in 2021. In March 2022, the Company applied for forgiveness of the $2,000 PPP loan but has not yet received a response from the Small Business Administration (SBA).
Due to the uncertainty and evolving guidance associated with the PPP program’s eligibility and forgiveness criteria, the Company determined that it was not reasonably assured that the loan would be forgiven by the SBA and therefore was not appropriate to account for the proceeds as an in-substance government grant. The Company concluded it was appropriate to account for the PPP Loan as debt until receipt of formal approval for loan forgiveness from the SBA, at which time the Company will extinguish the PPP Loan as debt and recognize a gain on loan extinguishment on the consolidated statement of operations. As of December 31, 2021, the Company had not received notification of forgiveness of the Second Draw PPP loan by the SBA, as such the proceeds continue to be accounted for as debt.
To account for the PPP proceeds as debt under ASC 470, the Company recognized a non-current liability for the funds received. The Paycheck Protection Flexibility Act of 2020 extended the deferral period for loan payments to either (1) the date that SBA remits the borrower’s loan forgiveness amount to the lender or (2) if the borrower does not apply for loan forgiveness, 10 months after the end of the borrower’s loan forgiveness covered period.
Canadian Loans (“Other Government Loans”)
In April and June 2020, the Company was granted an interest free loan from Royal Bank of Canada in the aggregate amount of $50 CAD (equivalent $39 USD), pursuant to the Canada Emergency Business Account (“CEBA”) loan forgiveness, funded by the Government in Canada. As the legal form of the CEBA loan is debt, the Company accounted for the loan as debt under ASC 470. The loan is provided to qualifying businesses to cover short term operating expenses, payroll, and non-deferrable expenses. The Company will be eligible for 25% loan forgiveness if the loan amount equal to 75% of the highest amount drawn from the CEBA until March 31, 2021 is repaid by December 31, 2022. Additionally in 2021, the Company was granted another CEBA loan with the Canadian government of $20 CAD (equivalent $16 USD). As of December 31, 2021, the Company had an outstanding loan balance of $70 CAD (equivalent $55 USD). As of December 31, 2020, the Company had an outstanding loan balance of $50 CAD (equivalent $39 USD).
The Company concluded that it was appropriate to account for the CEBA as debt until receipt of formal approval for loan forgiveness from the government of Canada, at which time the Company will extinguish the CEBA loan as debt and recognize a gain on loan extinguishment on the consolidated statements of operations. As of December 31, 2020 and December 31, 2021, the Company had not submitted payment for any portion of the outstanding loan, and as such the loan continues to be accounted for as debt.
On August 12, 2021, the Company was granted a Highly Affected Sectors Credit Availability Program (“HASCAP”) loan with the Canadian government of $250 CAD (equivalent to $198 USD). The proceeds should be used to exclusively fund the operational cash flow needs of the Company. Loan payments are deferred for 13 months after drawdown with a maturity date of 10 years and 4% fixed interest rate. As of December 31, 2021, the Company had an outstanding loan balance of $250 CAD (equivalent $198 (USD).

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
The following table summarizes the Company’s outstanding PPP and other governmental loans arrangements:
	As of December 31,
	2021	2020
HASCAP	$198	$—
CEBA	55	39
PPP	2,000	4,292
Total PPP and other governmental loans	$2,253	$4,331
Lee: current portion of PPP and other governmental loans	(338)	—
Total PPP and other governmental loans, net of current portion	$1,915	$4,331
Obligation to GDS Service Provider
As a result of the acquisition of LBF in 2019, the Company assumed the liability of the outstanding payment obligation with a GDS service provider (‘GDS Obligation’). This GDS Obligation originally emanated from a settlement agreement with the GDS service provider amounting to $1,419. The GDS Obligation bears an interest rate of 6% per annum and is due by July 1, 2022.
During the year ended December 31, 2021, the Company accrued $27 in interest expense, and submitted $447 in principal repayments and $21 in interest repayments. The outstanding balance of the GDS Obligation was $298 as of December 31 2021. During the year ended December 31, 2020, the Company accrued $57 in interest expense, and submitted $673 in principal repayments and $104 in interest repayments. The outstanding balance of the GDS Obligation was $745 as of December 31 2020.
Obligation to Vendor
As a result of the acquisition of LBF in 2019, the Company assumed the liability of the outstanding payment obligation with a vendor, which originally emanated in October 2018 from a payment agreement (the ‘Agreement’) entered into between LBF Travel, Inc. and the vendor. The Company agreed to pay an amount of $2,181 according to the payment schedule set forth in the Agreement (‘Vendor Obligation’). There is no interest associated with the outstanding liability. The Company has agreed to make monthly payments of $100 until the entire balance of the Vendor Obligation has been repaid.
During the year ended December 31, 2021, the Company fully repaid the Vendor Obligation, as such there was no outstanding loan balance as of December 31, 2021. The outstanding balance of the Vendor Obligation was $0 and $191 as of December 31, 2021 and December 31, 2020, respectively.
TCW Credit Agreement
On December 23, 2019, the Company, entered into a financing agreement (the “TCW Agreement”) with TCW (‘Lenders’) consisting of a $150,000 multi-draw term loan in aggregate, of which the first draw was for a principal amount of $95,000. Additionally, on the same day, the Company entered into a revolving credit facility (‘LOC’) with an aggregate principal amount not exceeding $15,000. Undrawn balances available under the revolving credit facility are subject to commitment fees of 1%. These facilities are guaranteed by the Company and its Parent, Mondee Holdings LLC and are secured by substantially all of the assets of the Company and its Parent. No amounts on the revolving credit facility have been drawn down as of December 31, 2021 and 2020.
On February 6, 2020, the Company entered into a first amendment to the TCW Agreement and an incremental joinder with TCW for an aggregate principal amount of $55,000. On May 1, 2020, the Company

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
entered into a second amendment with TCW, which modified the Applicable Margin of any Reference Rate Loan, or any portion thereof, to 9.50% per annum and any LIBOR Rate Loan, or any portion thereof, to 10.50%, increased from 8.50% and 9.50%, respectively, prior to the second amendment taking effect. The increase was due to the Company renegotiating the terms of the TCW Agreement as a result of the COVID-19 pandemic. In addition, the Parent issued 2.5 million of Class G Preferred Unit to TCW as part of the second amendment to the TCW Agreement, with an aggregate value of $6,525. The Company incurred $15,091 in debt issuance cost and debt discount till December 31, 2020 related to this offering. The funds drawn from the $55,000 term loan were primarily used to pay for the CTS acquisition (Refer note 8), MS Loan, Mondee Group LLC Loan (Refer note 13), and for other working capital purposes. On June 22, 2021, the Company entered into a fourth amendment with TCW, which specifies that if Company does not secure $25,000 in financing, or enter into a change of control agreement, by June 30, 2022 then the Company must issue 3,600,000 Class G units to TCW. In connection with the fourth amendment and in consideration thereof, the Company incurred an amendment fee of $1,754, which was paid in kind and added to the outstanding principal balance. On December 31, 2021, the Company entered into a fifth amendment with TCW to increase the Applicable Margin by 1% and capitalize interest during the period of October 1, 2021 to March 31, 2022. Additionally, quarterly installments for loan repayment were deferred until June 30, 2022. The modification is only in effect through June 30, 2022, at which time the Applicable Margin will revert to the original percentages.
Beginning on April 1, 2021, 5% Payment in Kind (“PIK”) interest has been accrued on the outstanding principal balance by increasing the principal amount over the term of the loan. On July 2, 2021, the PIK interest rate decreased to 4%. The PIK interest rates eventually increased to 12.25% beginning October 1, 2021. The effective interest rate of the TCW Agreement for the years ended December 31, 2021, and December 31, 2020 is 15.55% and 15.96%, respectively.
The TCW Agreement includes the provisions for customary events of default including non-payment of obligations, non-performance of covenants and obligations, default on other material debt, bankruptcy or insolvency events, material judgments, change of control, and certain customary events of default relating to collateral or guarantees. Upon the occurrence of any event of default, subject to the terms of the TCW Agreement including any cure periods specified therein, customary remedies may be exercised by the Lenders under the TCW Agreement against the Company. As of December 31, 2021, and the date the consolidated financial statements were issued, the Company was in compliance with all covenants.
The following table summarizes the Company’s outstanding borrowing arrangements, excluding PPP and other governmental loans
	As of December 31,
	2021	2020
TCW Credit Agreement	$150,000	$150,000
Cumulative PIK interest for TCW Credit Agreement(2)	36,858	20,164
GDS Obligation	298	745
Vendor Obligation	—	191
Total outstanding principal balance	$187,156	$171,100
Less: Unamortized debt issuance costs and discounts	(13,923)	(14,455)
Total debt	$173,233	$156,645
Less : Current portion of long term debt	(11,063)	(8,618)
Long term debt, net of current portion	$162,170	$148,027

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
The following table sets forth the total interest expense recognized related to the loans payable to lenders and other payment obligations mentioned above.
	Year ended December 31,
	2021	2020
Cash interest expense	$6,587	$99
Payment in kind interest, net(1)	14,582	19,619
LOC commitment charges	153	141
Amortization of debt issuance costs	2,361	551
	$23,683	$20,410

(1)
Represents Payment in Kind Interest for the Company’s outstanding TCW Loan net of the reclass of interest expense related to capitalized software development amounting to $358 and $334 in 2021 and 2020 respectively.

(2)
Includes paid in kind amendment fee of $1,754.

The future maturities of the Company’s borrowing arrangements, PPP loans and other government loans are as follows:
Year ending December 31,	Borrowing Arrangements	PPP and Other Governmental Loans
2022	$11,063	$338
2023	9,243	571
2024	166,850	560
2025	—	566
2026	—	113
Thereafter	—	105
	187,156	2,253
Less: Loan origination fees	(13,923)	—
	$173,233	$2,253
8.   BUSINESS COMBINATION
Rocketrip (“RT”) Acquisition
On September 3, 2020 (the ‘acquisition date’), Mondee completed the acquisition of Rocketrip. Rocketrip is a travel rewards platform that helps businesses reduce travel spend by incentivizing employees to save when they travel for business. Rocketrip provides real-time insight into traveler behavior and allows companies to use this data to facilitate the changes necessary to meet major company objectives such as cost savings and online booking compliance. The primary reason for the acquisition was to expand the Company’s footprint to reach enterprise business travelers. Mondee’s consolidated statements of operations include the operating results of Rocketrip from the date of acquisition. Mondee acquired 100% stake in Rocketrip.
The Company accounted for this acquisition as a business combination. The acquisition date fair value of purchase consideration is given below.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
Purchase Price Consideration
Cash consideration(i)	$2,500
Issuance of shares of Parent stock and Put Option(ii)	3,133
Deferred issuance of shares of Parent stock and Put Option(iii)	2,611
Total purchase price consideration	$8,244

(i.)
Cash consideration of $2,500 includes repayment of RT historical payment obligations, cash paid for seller fees, and outstanding debt obligations.

(ii.)
The Parent issued on date of the agreement 4,233,102 of Class F stocks and put options on each share

(iii.)
On the 5th Anniversary of the acquisition agreement the Parent will issue 3,528,585 shares of Class F share and put options on each stock. In the event of a sale of the Company prior to the delivery of the Deferred shares, the Parent will be obligated to accelerate the issuance of the deferred shares.

As part of the acquisition, the Parent issued put options on the shares issued whereby the erstwhile shareholders of Rocketrip (the ‘sellers’) would have the right to sell the shares of Parent stock issued as part of the purchase consideration back to Mondee Holdings LLC at the original price per stock as of the acquisition date. The sellers may exercise the put options beginning on September 3, 2020, for a period of 57 months, thereafter. If the sellers choose to exercise the put option, the sellers must sell 100% of the shares received on acquisition.
In connection with the acquisition, all classes of Rocketrip stock options that were outstanding on the date of acquisition (whether vested or unvested), were terminated and cancelled and no consideration was delivered in the exchange.
The following table summarizes the fair values of assets acquired and liabilities assumed as of the date of acquisition (in thousands):
Trade accounts receivables	$745
Prepaid and other current assets	2,116
Property and equipment, net	105
Intangible assets	4,162
Trade accounts payable	(684)
Accrued expenses and other current liabilities	(696)
Deferred revenue	(4,906)
Other non-current liabilities	(19)
Net identifiable assets	823
Goodwill	7,421
Total purchase consideration	$8,244
Goodwill
The excess of the purchase price consideration over the fair values assigned to the assets acquired and liabilities assumed represents the goodwill resulting from the Rocketrip acquisition. Goodwill is primarily attributable to expected post-acquisition synergies from integrating Rocketrip’s technology with Mondee’s platform and technology. Goodwill recorded in connection with the acquisition is not deductible for income tax purposes. The goodwill attributable to the acquisition was recorded as a non-current asset and is not amortized but is subject to an annual review for impairment.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
Identifiable Intangible Assets
The Company determined that Rocketrip’s separately identifiable assets were customer relationships, trade names, and developed technology. The Company amortizes the acquired intangibles over their estimated useful lives as set forth in the table below:
	Useful life (years)	Fair value
Customer relationships	5	$1,825
Trade names	—	1,551
Developed technology	5	786
Total acquired intangibles		$4,162
Since the acquisition, the Company will now be operating as two operating segments.
The amounts of revenue and pretax loss of Rocketrip included in the Company’s consolidated statement of operations from the acquisition date of September 3, 2020 have been disclosed in Note 14 to the consolidated financial statements.
Cosmopolitan Travel Services, Inc. (“CTS”) Acquisition
On February 6, 2020, Mondee completed the acquisition of Cosmopolitan Travel Services, Inc. (“CTS”), purchasing 100% equity in CTS. CTS is a leading airline ticket consolidator focused on the cross Atlantic and Indian sub-continent markets. CTS offers wholesale services in air transportation and other travel booking, ticketing, itinerary scheduling, and tour operation services. CTS was founded in 1952 and is headquartered in Saint Clair Shores, Michigan with additional offices in Georgia, New York, Los Angeles, Maryland, Colorado, Illinois, Florida, Minnesota, Texas, Greece, Canada, Peru, and India. The primary reason for the acquisition was to integrate CTS’ travel agencies and services with Mondee’s platform and technology.
The Company has accounted for this acquisition as a business combination. The Company incurred approximately $167 in transaction costs related to the acquisition, all of which was incurred during the year ended December 31, 2020. These expenses were recorded in general and administrative expense in the accompanying consolidated statement of operations for the year ended December 31, 2020.
The acquisition date fair value of the consideration transferred to CTS was approximately $74,448, including the following:
Purchase price consideration
Cash consideration(i)	$39,000
Issuance of Parent stock and put options(ii)	35,448
Total purchase price consideration	$74,448

(i)
Cash consideration of $39,000 includes cash transferred to selling shareholders, repayment of CTS’ historical payment obligations, and cash paid for seller fees.

(ii)
Pursuant to the Merger Agreement dated February 6, 2020, and the First Amendment to the Business Combination dated May 4, 2020, the Parent issued 37,857,222 Class F shares and put options on each share, allowing CTS shareholders to resell the shares.

As part of the acquisition, the Parent issued put options whereby the erstwhile shareholders of CTS (the ‘sellers’) would have the right to sell the shares of Parent stock issued as part of the purchase

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
consideration back to the Parent at the original price per stock as of the acquisition date. The sellers may exercise the put option beginning on February 6, 2024 for a period of 60 days thereafter. If the sellers choose to exercise the put option, the sellers must sell back to the Parent 100% of the shares received on acquisition.
The following table summarizes the preliminary fair values of assets acquired and liabilities assumed as of the date of acquisition (in thousands):
Cash and cash equivalents	$6,588
Restricted short-term investments	2,572
Trade accounts receivable	5,108
Other non-current assets	143
Property and equipment, net	23
Intangible assets, net	51,621
Trade accounts payable	(4,296)
Accrued expenses and other current liabilities	(4,909)
Deferred tax liability	(14,124)
Net identifiable assets	42,726
Goodwill	31,722
Total purchase consideration	$74,448
Goodwill
The excess of the consideration for CTS over the fair values assigned to the assets acquired and liabilities assumed represents the goodwill resulting from the acquisition. Goodwill is primarily attributable to expected post-acquisition synergies from integrating CTS’ travel agencies and services with Mondee’s platform and technology. Goodwill recorded in connection with the acquisition is not deductible for income tax purposes. The goodwill attributable to the acquisition was recorded as a non-current asset and is not amortized, but is subject to an annual review for impairment.
Identifiable Intangible Assets
The Company determined that CTS’ separately identifiable intangible assets were customer relationships, trade names, and developed technology. The Company amortizes the acquired intangibles over their estimated useful lives as set forth in the table below.
	Useful life (years)	Fair value
Customer relationships	10	$43,083
Trade names	—	4,977
Developed technology	10	3,561
Total acquired intangibles		$51,621
Since the acquisition, the Company continued to operate as one operating segment.
The amounts of revenue and pretax loss of CTS included in the Company’s consolidated statements of operations from the acquisition date of February 6, 2020, were $17,164 and $6,008, respectively.
LBF Acquisition
On December 20, 2019, Mondee completed the acquisition of LBF Travel Holdings LLC (“LBF”). LBF is a travel company that assists leisure and business travelers with researching, planning, and booking

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
travel options, using a proprietary retail flight search engine. Mondee’s consolidated statements of operations include the operating results of the LBF business from the date of acquisition. The primary reason for the acquisition was to integrate LBF’s proprietary technology into the Mondee platform and for the LBF development team to work with the Mondee developers to add the functionality and products in the LBF technology to a new hybrid platform.
The Company has accounted for this acquisition as a business combination. The Company incurred approximately $173 in transaction costs related to the acquisition, all of which was incurred during the year ended December 31, 2019. These expenses were recorded in general and administrative expense in the accompanying consolidated statements of operations for the years ended December 31, 2019 and 2020.
The final purchase consideration transferred to LBF was approximately $21,620, including the following:
Purchase price consideration
Assumed liability(i)	$3,423
Promissory notes issued(ii)	1,750
Issuance of shares of Parent stock and Put Option(iii)	16,051
Earn-out consideration(iv)	396
Total purchase price consideration	$21,620

(i)
Assumed liability of $3,423 LBF’s historical payment obligations assumed by the Company.

(ii)
Promissory note issued to erstwhile shareholder of LBF (Refer note 13)

(iii)
The Parent issued on date of the agreement 18,035,146 of Class F stocks and put options on each stock

(iv)
Earn-out consideration as given below

An arrangement was entered into on the date of acquisition whereby the Company will make two payments to the former shareholders (the ‘sellers’) of LBF based on LBF’s future performance. The first payment will be made at the end of fiscal 2020 and the second payment at end of fiscal 2021. The minimum payment under the arrangement is $0 and the maximum payment under the arrangement is $2,700 in aggregate. As of the acquisition date, the fair value of the earn-out recognized was $396.
On May 15, 2020, the earn-out consideration arrangement was amended to change the performance periods and payment dates from fiscal years 2020 and 2021 to fiscal years 2021 and 2022. The fair value of the earn-out liability is estimated using scenario-based methods or option pricing methods based on future performance. The earn-out consideration is included in accrued expenses and other current liabilities on the Company’s consolidated balance sheets. The Company had $597 and $332 included in accrued expenses and other current liabilities related to the earn-out, representing the fair value of the earn-out consideration at the end of fiscal 2021 and 2020.
As part of the acquisition, the Parent issued put options whereby the sellers would have the right to sell the shares of Parent stock issued as part of the purchase consideration back to Mondee Holdings LLC at the original price per unit as of the acquisition date. The sellers may exercise the put option beginning on July 1, 2022 for a period of 45 days. If the sellers choose to exercise the put option, the sellers must sell back to the Parent 100% of the shares received on acquisition. The sellers may not sell back any less than the issued shares.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
The following table summarizes the preliminary fair values of assets acquired and liabilities assumed as of the date of acquisition:
Cash	$1,146
Trade accounts receivable	2,518
Property and equipment, net	284
Prepaid expenses and other current assets	591
Other non-current assets	384
Intangible assets	14,140
Trade accounts payable	(12,788)
Other non-current liabilities	(42)
Accrued liabilities	(1,399)
Net identifiable assets	4,834
Goodwill	16,786
Total purchase price consideration	$21,620
Goodwill
The excess of the purchase price consideration over the fair values assigned to the assets acquired and liabilities assumed represents the goodwill resulting from the LBF acquisition. Goodwill is primarily attributable to expected post-acquisition synergies from integrating LBF’s proprietary technology into the Mondee platform. Goodwill recorded in connection with the acquisition is deductible for income tax purposes. The goodwill attributable to the acquisition was recorded as a non-current asset and is not amortized, but is subject to an annual review for impairment.
Identifiable Intangible Assets
The Company determined that LBF’s separately identifiable intangible assets were customer relationships, trade names, and developed technology. The Company amortizes the acquired intangibles over their estimated useful lives as set forth in the table below.
	Useful life (years)	Fair value
Supplier relationships	15	$5,767
Trade name	—	5,500
Developed technology	10	2,873
Total acquired intangibles		$14,140
Since the Acquisition, the Company continued to operate as one operating segment.
9.   REVENUE
Disaggregation of revenue
The Company believes that the disaggregation based on the reportable segments best depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by industry, market and other factors. As described above in Note 2, the Company has two reportable segments, Travel Marketplace and SAAS Platform.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
	Year ended December 31,
	2021	2020
Revenue from Travel Marketplace	$92,038	$65,057
Revenue from SAAS Platform	1,156	739
	$93,194	$65,796
Contract balances
The timing of revenue recognition, billing, and cash collection results in the recognition of accounts receivables, contract assets and contract liabilities in the consolidated balance sheets.
Contract assets include unbilled amounts resulting from contracts in which revenue is estimated and accrued based upon measurable performance targets defined at contract inception.
Contract liabilities, discussed below, are referenced as “deferred revenue” on the consolidated balance sheets and related disclosures. Cash received that are contingent upon the satisfaction of performance obligations are accounted for as deferred revenue. Deferred revenue primarily relates to advance received from GDS service provider for bookings of airline tickets in future.
The opening and closing balances of accounts receivables and deferred revenue are as follows:
	Accounts Receivables	Contract Asset	Deferred Revenue
Ending Balance as of December 31, 2019	$15,664	$23,975	$(21,386)
Increase/(decrease), net	(10,309)	(19,555)	(2,018)
Ending Balance as of December 31, 2020	5,355	4,420	(23,404)
Increase/(decrease), net	4,823	(485)	2,666
Ending Balance as of December 31, 2021	$10,178	$3,935	$(20,738)
For the deferred revenue balance, during the year ended December 31, 2021 and 2020, the Company recognized revenue of $2,981 and $3,111 respectively.
During the year 2021, the Company amended contracts with certain GDS service providers. Pursuant to these amendments with one of the GDS service providers, the Company has recognized $894 related to agreed waiver of segment shortfall fees under ‘Other income’.
As of December 31, 2021, the Company has reclassified a liability with another GDS service provider of $1,111 related to the segment shortfall fee from ‘Accrued expenses’ to ‘Other long-term liabilities’, as the Company expects to fulfil the obligation subject to the amended contract terms and conditions.
10.   INCOME TAXES
The components for loss before income taxes consisted of the following:
	Year ended December 31,
	2021	2020
United States	$(38,396)	$(55,936)
International	(186)	160
	$(38,582)	$(55,776)

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
The provision for (benefit from) income taxes consisted of the following:
	Year ended December 31,
	2021	2020
Current tax expense:
Federal	$—	$(282)
State	18	74
International	121	107
	139	(101)
Deferred
Federal	42	(9,513)
State	142	(4,422)
International	—	(6)
	184	(13,941)
Total provision (benefit) for income taxes	$323	$(14,042)
Components of the Company’s deferred income tax assets and liabilities are as follows:
	Year ended December 31,
	2021	2020
Accrued bonus and vacation	$308	$169
Allowance for doubtful accounts	1,649	1,584
Charity deduction carryover	1	—
Deferred rent	12	29
Deferred revenue	5,212	5,771
Accrued expenses	1,256	904
Fixed assets	(1,588)	(871)
Intangible assets	(16,533)	(17,777)
Other	384	429
Inventory	162	51
State tax	7	7
Interest expense limitation	12,328	7,412
Net operating loss	31,901	26,302
Total non-current	35,099	24,010
Valuation allowance	(35,611)	(24,338)
Total net deferred tax liability	$(512)	$(328)

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
The provision for (benefit from) income taxes differ from the amounts computed by applying the U.S. federal income tax rate to income (loss) before income taxes for the following reasons:
	Year ended December 31,
	2021	2020
Federal tax at statutory rate	21.00%	21.00%
State, net of federal benefit	9.05	9.08
Permanent differences	0.74	(0.45)
Prior year payable true ups	—	0.44
Adjustment to deferred through goodwill	—	25.33
Foreign rate differential	(0.23)	(0.09)
Change in valuation allowance	(31.29)	(30.14)
Other	(0.11)	0.02
Effective tax rate	(0.84)%	25.19%
As of December 31, 2021, the Company had net operating loss carryforwards for federal and state of approximately $108,530 and $141,368, respectively. As of December 31, 2020, the Company had net operating loss carryforwards for federal and state of approximately $93,335 and $106,873, respectively. The federal net operating losses will begin to expire in 2031, and state net operating losses begin to expire in 2033, if not utilized.
Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided in the Internal Revenue Code of 1986, as amended (“IRC”), and similar state provisions. Certain tax attributes of the Company were subject to an annual limitation as a result of the change of ownership of the Company in the year 2016 and the acquisition of a few subsidiaries, which constituted a change of ownership as defined under the Internal Revenue Code Section 382. As a result of the analysis, a net operating loss of $16,633 has been lost permanently.
For U.S. state tax returns, the Company is generally no longer subject to tax examinations for years prior to 2017. For U.S. federal tax returns, the Company is no longer subject to tax examination for years prior to 2018.
Realization of the future tax benefits of the Company’s net deferred tax assets is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. The Company has concluded, based on the weight of available evidence, that its net deferred tax assets will not be fully realized in the future, on a more likely than not basis. Accordingly, a valuation allowance of $35,611 and $24,338 has been established against the deferred tax assets as of December 31, 2021 and December 31, 2020, respectively. The net valuation allowance increased by $11,109 and $7,738 during the year ended December 31, 2021 and December 31, 2020, respectively. Management reevaluates the positive and negative factors at each reporting period. The Company has recognized deferred tax liability of $1,307 and $784 as of December 31, 2021 and December 31, 2020, respectively on account of temporary differences arising out of goodwill amortizable for tax purposes. Such deferred tax liability may be offset to a certain extent against deferred tax assets created on indefinite-lived tax attributes i.e., IRC section 163(j) interest carryforward and net operating losses generated post-tax year 2017. The Company has not set off deferred tax liability on the goodwill of $512 and $328 against deferred tax assets as of December 31, 2021 and December 31, 2020, respectively.
The Company has adopted the provisions of FASB’s Accounting Standard Codification Topic 740, Income Taxes, which provides guidance for accounting for uncertainty in tax positions and require that companies recognize a benefit from a tax position in their Consolidated financial statements only if it is more

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
likely than not that the tax position will sustain, upon audit, based on the technical merits of the position. For tax positions that meet the recognition threshold, the Company would record the largest amount of the benefit that is greater than 50 percent likely of being realized upon effective settlement with the taxing authority. As of the year ended December 31, 2021 and December 31, 2020, the Company had no unrecognized tax benefits and does not anticipate any significant change to the unrecognized tax benefit balance. The Company would classify interest and penalties related to uncertain tax positions in income tax expense, if applicable.
11.   COMMITMENTS AND CONTINGENCIES
Legal Matters
From time to time, the Company may be a party to litigation and subject to claims incidental to its business. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of these matters will not have a material adverse effect on its business. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense and settlement costs, diversion of management resources, and other factors. As of December 31, 2021 the Company currently has two outstanding legal claims that may have an adverse material impact.
Litigation Relating to LBF Acquisition.   In the federal court action, Thomas DeRosa, a shareholder of LBF Travel Management Corp. (f/k/a LBF Travel, Inc.), the entity that sold LBF Travel Holdings, LLC to Mondee, sued LBF Travel Management Corp. and its CEO to recover a portion of the proceeds of the sale of LBF Travel Holdings, LLC to Mondee. Mondee was later added as a party to this litigation via a third-party complaint that alleges, among other things, that Mondee aided and abetted the directors and officers of LBF Travel Management Corp. in breaches of their fiduciary duties in connection with the acquisition. The case remains pending in Federal court. There is a separate state court action that has been stayed. While the Company believes that they will be successful based on their position, it is nevertheless reasonably possible that the Company could be required to pay any assessed amounts in order to contest or litigate the assessment and an estimate for a reasonably possible amount of any such payments cannot be made.
On October 13, 2021, Mondee received a summons from Global Collect Services B.V. (“Ingenico”) to appear in the District Court of Amsterdam with respect to a claim of $548 for past dues and outstanding invoices, fees, plus interest and costs of collection. The Company is in current discussions to settle this lawsuit.
Operating Leases
The Company leases various office premises and facilities under operating leases that expire at various dates through October 2029.
Certain of the Company’s operating lease agreements for office space also include rent holidays and scheduled rent escalations during the initial lease term. The Company has recorded the rent holiday as a deferred rent within accrued liabilities and other non-current liabilities on the consolidated balance sheets. The Company recognizes the deferred rent liability and scheduled rent increase on a straight-line basis into rent expense over the lease term commencing on the date the Company takes possession of the lease space.
Future minimum lease payments under operating leases are as follows:

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
Year ending December 31,
2022	$895
2023	480
2024	400
2025	188
2026	92
Thereafter	134
$2,189
Rent expense for the Company’s operating leases is recognized on a straight-line basis over the lease term. Rent expense for the years ended December 31, 2021 and 2020 was $1,485 and $2,293, respectively.
Letters of Credit
The Company had $7,258 and $7,430 of secured letters of credit outstanding as of December 31, 2021 and December 31, 2020, respectively. These primarily relate to securing the payment for the potential purchase of airline tickets in the ordinary course of business and are collateralized by term deposits and money market funds The following table presents our material contractual obligations as of December 31, 2021.
	By Period
Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
$7,258	$7,258	$0	$0	$0
$7,258	$7,258	$0	$0	$0
12.   EMPLOYEE BENEFIT PLAN
The Company sponsors several 401(k) defined contribution plans covering its employees in the United States of America. A management committee determines matching contributions made by the Company annually. Matching contributions are made in cash and were $17 and $36 during the years ended December 31, 2021, and 2020, respectively.
The Company’s Gratuity Plan in India (the “India Plan”) provides for a lump sum payment to vested employees on retirement or upon termination of employment in an amount based on the respective employee’s salary and years of employment with the Company. Liabilities with regard to the India Plan are determined by actuarial valuation using the projected unit credit method. Current service costs for these plans are accrued in the year to which they relate. Actuarial gains or losses or prior service costs, if any, resulting from amendments to the plans are recognized as an expense in the consolidated statement of operations.
The benefit obligation has been measured as of December 31, 2021, and December 31, 2020. The following table sets forth the activity and the funded status of the Gratuity Plans and the amounts recognized in the Company’s consolidated financial statements at the end of the relevant periods.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
Particulars	As of December 31,
	2021	2020
Present value of obligation as at the beginning of the year	$383	$298
Interest cost	25	20
Acquisitions	—	—
Current service cost	90	83
Benefits paid	—	—
Actuarial gain on obligation	(46)	(12)
Effect of exchange rate changes	(8)	(6)
Present value of obligation as at the end of the year	$444	$383
The amounts to be recognized on consolidated balance sheets
Particulars	As of December 31,
	2021	2020
Present value of obligation as at the end of the period	$444	$383
Fair value of plan assets as at the end of the period	—	—
Funded status / (unfunded status)	(444)	(383)
Excess of actual over estimated	—	—
Unrecognized actuarial (gains)/losses	—	—
Net asset/(liability)recognized in consolidated balance sheet	$(444)	$(383)
Current portion	12	29
Non-current portion	432	354
Accumulated benefit obligation in excess of plan assets:
	As of December 31,
	2021	2020
Accumulated benefit obligation	$168	$139
Components of net periodic benefit costs, were as follows:
Particulars	Year ended December 31,
	2021	2020
Current service cost	$90	$83
Interest cost	25	20
Net actuarial gain recognized in the period	(46)	(12)
Expenses recognized in the consolidated statement of operations	$69	$91
The components of actuarial loss / (gain) on retirement benefits are as follows:
Particulars	Year ended December 31,
	2021	2020
Actuarial (gain) / loss on arising from change in financial assumption	$(34)	$30
Actuarial gain on arising from experience adjustment	(12)	(42)
Total Actuarial gain on obligation	$(46)	$(12)
The weighted average actuarial assumptions used to determine benefit obligations and net gratuity cost were:

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
Particulars	Year ended December 31,
	2021	2021
Discount rate	7.06%	6.55%
Rate of compensation increase	7.00%	7.00%
The following table summarizes the expected benefit payments for the Company’s Retirement Plan for each of the next five fiscal years and in the aggregate for the five fiscal years thereafter (in thousands):
December 31:
2022	$18
2023	31
2024	31
2025	54
2026	54
2027 – 2031	364
$552
13.   RELATED PARTY TRANSACTIONS
A.
Related Parties with whom transaction have taken place during the year:

a.
Mondee Holdings LLC — Parent Company

b.
Prasad Gundumogula — Chief Executive Officer (“CEO”)

c.
Metaminds Software Solutions Ltd (“Metaminds Software”) — Affiliate entity

d.
Metaminds Technologies Pvt Ltd (“Metaminds Technologies”) — Affiliate entity

e.
Metaminds Global Solutions Inc. (“Metaminds Global”) — Affiliate entity

f.
Mondee Group LLC — Affiliate entity

g.
LBF Travel Inc. — Company owned by Key Managerial Person

h.
Mike Melham — VP of Product Implementation

B.
Summary of balances due to and from related parties and transactions during the year are as follows:

	As of December 31,
Balances as at Year End	2021	2020
Amount payable to related party
Metaminds Technologies	196	—
Metaminds Global	317	757
Mondee Group LLC(a)	203	—
Loan receivable from Related Party
Mondee Group LLC(b)	22,054	21,547
Note Payable to Related Party
Note payable to CEO(c)	193	189

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
	Year ended December 31,
Transactions with Related Parties	2021	2020
Offshore IT, sales support and other services from
Metaminds Software	90	428
Metaminds Technologies	230	243
Metaminds Global	208	720
Offshore software development services from
Metaminds Software	362	1,230
Metaminds Technologies	919	374
Metaminds Global	831	1,036
Repayment – Note to Mondee Group LLC(e)	—	5,034
Interest Income from Mondee Group Loan(b)	505	496
Repayment – Note to LBF Travel Inc.(d)	—	1,750
Service fee from Mondee Group LLC(a)	1,223	—
Rent expense – from Mike Melham(f)	86	86

(a)
Pursuant to a UATP Servicing Agreement dated May 11, 2021, the Company sold certain airline tickets using prepaid UATP credit cards arranged by Mondee Group, LLC, in exchange for a service fee equal to 10% of the revenue derived from the sale of such airline tickets. Mondee Group, LLC, led the fund raising and arranged the funds that were used to purchase prepaid UATP credit cards at a discount from their face value from a certain airline.

(b)
The Company has a secured promissory note receivable from Mondee Group LLC, bearing an interest rate of 2.33% compounded annually, with a 10-year term, and is secured by 14,708 Class A units in Parent. The note is due the earlier of March 25, 2026, or the occurrence of a change in control event.

(c)
The Company has a note payable to the CEO amounting to $193 and $189 as of December 31, 2021 and 2020, respectively, and is included in loan payable to related party on the consolidated balance sheets. The loan is collateralized and carries an interest rate of 2% per annum. Principal and interest are due on demand.

(d)
In connection with the acquisition of LBF, the Company issued a promissory note to LBF Travel Inc. The note bears an interest rate of 2% annually with a maturity date of January 31, 2020. The entire principal amount of the note along with the interest accrued thereon, was repaid on the maturity date.

(e)
During the year ended December 31, 2019, the Company obtained short-term borrowing from Mondee Group LLC amounting to $5,000 in the form of a promissory notes. The note bears an interest rate of 3% annually. The entire principal amount of the note along with the accrued interest thereon, was repaid in February 2020.

(f)
The Company currently rents two office spaces from Mike Melham, the Company’s VP of Product Implementation. The lease commencement date for both the leases was January 1, 2020. Each lease has a term of five years. The monthly minimum base rents are immaterial.

14.   SEGMENT INFORMATION
Beginning of the fourth quarter of 2020, we have the following reportable segments: Travel Marketplace and SAAS Platform. These reportable segments offer different products and services and are managed separately because the nature of products and services, and methods used to distribute the services are

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
different. Our primary operating metric is Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization). Assets, liabilities and expenses are reviewed on an entity-wide basis by the CODM, and hence are not allocated to these reportable segments. Segment revenue is reported and reviewed by the CODM on a monthly basis.
Such amounts are detailed in our segment reconciliation below.
	Year ended December 31, 2021
	Travel Marketplace	SAAS Platform	Total
Third-party revenue	$92,038	$1,156	$93,194
Intersegment revenue	—	—	—
Revenue	$92,038	$1,156	$93,194
Adjusted EBITDA	$(3,745)	$(1,710)	$(5,455)
Depreciation and amortization	(12,296)	(565)	(12,861)
Stock-based compensation	(3,936)	—	(3,936)
Operating loss	$(19,977)	$(2,275)	$(22,252)
Other expense, net			(16,330)
Loss before income taxes			(38,582)
Provision for income taxes			(323)
Net loss			$(38,905)
	Year ended December 31, 2020
	Travel Marketplace	SAAS Platform	Total
Third-party revenue	$65,057	$739	$65,796
Intersegment revenue	—	—	—
Revenue	$65,057	$739	$65,796
Adjusted EBITDA	$(23,529)	$(899)	$(24,428)
Depreciation and amortization	(11,235)	(179)	(11,414)
Stock-based compensation	(15)	—	(15)
Operating loss	$(34,779)	$(1,078)	$(35,857)
Other expense, net			(19,919)
Loss before income taxes			(55,776)
Benefit from income taxes			14,042
Net loss			$(41,734)
Geographic information
The following table represents revenue by geographic area, the United States, and all other countries, based on the geographic location of the Company’s subsidiaries.
	Year ended December 31,
	2021	2020
United States	$91,432	$64,156
International	1,762	1,640
	$93,194	$65,796

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
As of December 31, 2021 and 2020, long-lived assets located outside of the United States were not material.
15.   COMMON STOCK
Class A — Common stock
The total number of capital stock the Company has authority to issue is 1,000 shares of Class A Common Stock, par value $0.01, of which 1 common stock is issued and outstanding.
Voting
Each holder of common stock is entitled to one vote in respect of each share held by them in the records of the Company for all matters submitted to a vote.
Liquidation
In the event of liquidation of the Company, the holders of common stock shall be entitled to receive all the remaining assets of the Company, after distribution of all preferential amounts, if any. Such amounts will be in proportion to the number of equity shares held by the shareholders.
16.   STOCK-BASED COMPENSATION
The Parent may, subject to the approval of the Board of Managers, issue its Class A, B, C, D or F Holdings units to employees, officers, directors, consultants or other service providers of the Company in exchange for services rendered. Specific terms and conditions of such issuances are to be established by the Board of Managers of the Parent. As of December 31, 2021, only Management Incentive Units for Class D units were unvested at the Holdings level.
Class D Management Incentive Units
In February 2021, the Parent’s Board of Managers approved the amended and restated 2013 Class D Incentive Unit Plan. The plan authorizes 91,177,477 Class D Incentive Units for issuance to the Company’s employees. During 2021, 42,288,769 units were granted to certain employees, consultants of Metaminds Software Solutions Ltd, consultants of Metaminds Technologies Pvt Ltd, and other external consultants.
Class D incentive awards are estimated using the “Black-Scholes” option pricing model. The “Black- Scholes” model requires the use of assumptions, including expected volatility and expected term, which greatly affect the calculated values and require significant analysis and judgment to develop. The expected term of Class D incentive awards was calculated as the weighted average of the time to vesting. The risk-free rate is based on the rates in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to each award’s expected term. The expected volatility is based on the volatility of publicly traded industry peer companies. A dividend yield of zero is applied since Parent has not historically paid dividends and has no intention to pay dividends in the near future.
The per unit fair value of Class D Incentive awards granted during the year ended December 31, 2021 ranged between $0.002 and $0.13 and was estimated as of grant date using the following assumptions:
2021 Grants
Expected term (in years)	0 – 2.5
Risk-free interest rate	0.81% – 1.26%
Expected volatility	50.92% – 53.85%
Expected dividend rate	0%
Weighted average contractual life	0 – 2.5

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
There were no incentive awards granted during the years ended December 31, 2020 and December 31, 2019, respectively. The per unit fair value of the Class D incentive awards granted prior to fiscal year 2019 were estimated at the date of grant using “the Black-Scholes” option pricing model, using the following assumptions:
2018, 2017 and 2016 Grants
Expected term (in years)	0 – 2.5
Risk-free interest rate	2.9%
Expected volatility	26.0%
Expected dividend rate	0%
Weighted average contractual life	0 – 2.5
The following table summarizes the Incentive Units activity for the years ended December 31, 2021 and December 31, 2020:
	Number of Class D Incentive Units Outstanding	Weighted average grant date fair value of units	Weighted average remaining contractual life (Years)	Weighted average exercise price
Unvested – December 31, 2019	6,136,479	$0.003	0.84	$0.01
Granted	—	—	—	—
Vested	(5,741,810)	0.003	—	0.01
Forfeited or canceled	—	—	—	0.01
Unvested – December 31, 2020	394,669	0.003	0.67	0.01
Granted	42,288,769	0.12	—	0.07
Vested	(29,036,941)	0.13	—	0.01
Forfeited or canceled	(3,368,011)	0.002	—	0.71
Unvested – December 31, 2021	10,278,486	$0.13	2	$0.03
The Incentive Units granted during fiscal year 2021 have service-based vesting requirements with an accelerated vesting clause in which all unvested incentive units shall become vested upon the sale of the Company. The stock-based compensation expense related to such incentive units is recognized ratably over the service period. The service-based vesting period for these awards is four years, with the exception of the units granted to the Company’s Chief Executive Officer, which vests 100% on the grant date. These Class D Incentive Units have a participation threshold ranging from $0.01 to $0.71.
During the year ended December 31, 2021, the Company recognized $3,936 in stock-based compensation expense related to the incentive units granted during fiscal year 2021. During the year ended December 31, 2020, the Company recognized $15 in stock-based compensation expense related to the incentive units granted during fiscal year 2020.
As of December 31, 2021, the total unrecognized stock-based compensation expense related to the incentive units outstanding was $1,114, which is expected to be recognized over a weighted-average service period of three years.

Mondee Holdings II, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
(In thousands, except stock, units and par value data)
The following table summarizes the components of the total stock-based compensation expense included in the statement of operations:
	Year ended December 31,
	2021	2020
Personnel expense	$3,920	$15
Sales and other expenses	16	—
	$3,936	$15
The Company did not recognize any tax benefits related to stock-based compensation expense during the year ended December 31, 2021 or December 31, 2020.
17.   SUBSEQUENT EVENTS
The Company evaluated subsequent events through March 19, 2022, which represents the date the consolidated financial statements were available to be issued. There were no subsequent events or transactions identified which require disclosure.

ANNEX A
EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT
by and among
ITHAX ACQUISITION CORP.,
ITHAX MERGER SUB I, LLC,
ITHAX MERGER SUB II, LLC
and
MONDEE HOLDINGS II, INC.
Dated as of December 20, 2021

ARTICLE I
THE MERGERS

EXHIBIT A Form of Amended and Restated Certificate of Incorporation of Ithax
EXHIBIT B Form of Amended and Restated Bylaws of Ithax
EXHIBIT C Form of Subscription Agreement
EXHIBIT D Form of Second Surviving Company Amended and Restated Limited Liability Company Agreement
EXHIBIT E Directors and Officers of Ithax
EXHIBIT F-1 IRS Notice
EXHIBIT F-2 FIRPTA Notification Letter
EXHIBIT G Form of Registration Rights Agreement
SCHEDULE 4.12 Brokers

This BUSINESS COMBINATION AGREEMENT, dated as of December 20, 2021 (this “Agreement”), by and among ITHAX Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability (“Ithax”), Ithax Merger Sub I, LLC, a Delaware limited liability company (“Merger Sub I”), Ithax Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), and Mondee Holdings II, Inc., a Delaware corporation (the “Company”) (Ithax, Merger Sub I, Merger Sub II and the Company, collectively the “Parties” and each a “Party”). Capitalized terms used but not otherwise defined herein have the meaning set forth in Section 9.03.
WHEREAS, (a) Ithax is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses; and (b) Merger Sub I and Merger Sub II are, as of the date of this Agreement, wholly-owned direct Subsidiaries of Ithax that were formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements;
WHEREAS, pursuant to the Ithax Cayman Governing Documents, Ithax is required to provide an opportunity for its shareholders to have their outstanding Ithax Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining shareholder approval of the Ithax Proposals;
WHEREAS, immediately prior to the consummation of the Private Placements, on the Closing Date, upon the terms and subject to the conditions of this Agreement, (a) Ithax will de-register by way of continuation out of the Cayman Islands from the Register of Companies in the Cayman Islands pursuant to Part XII of the Cayman Islands Companies Act (Revised) (the “Cayman Islands Companies Act”) and become domesticated as a corporation in the State of Delaware by complying with Section 388 of the Delaware General Corporation Law (the “DGCL”) (such deregistration and domestication, including all matters necessary in order to effect such domestication, the “Domestication”) and (b) in connection with and as part of such Domestication, subject to receipt of approval by the shareholders of Ithax, the Final Ithax Certificate of Incorporation (as defined herein) in substantially the form attached hereto as Exhibit A and the bylaws in substantially the form attached hereto as Exhibit B shall be adopted, in each case, by the board of directors of Ithax (the “Ithax Board”) as constituted immediately following the Domestication;
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL) and the Delaware Limited Liability Company Act (the “DLLCA”), the Parties shall enter into a business combination transaction by which at the Closing, (a) Merger Sub I will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned Subsidiary of Ithax and (b) immediately following the First Merger, the Company will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned Subsidiary of Ithax (the “Second Merger” and the First Merger and Second Merger collectively, the “Mergers”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its sole stockholder and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with applicable Law, (b) approved this Agreement, the Ancillary Agreements to which the Company is or will be a party and the Transactions, and (c) recommended, among other things, the approval and adoption of this Agreement and the Transactions by the sole stockholder of the Company;
WHEREAS, the Ithax Board has unanimously (a) determined that it is in the best interests of Ithax and its shareholders (including its public shareholders), and declared it advisable, to enter into this this Agreement providing for the Domestication and the Mergers in accordance with applicable Law, (b) determined that the Mergers are advisable, fair to and in the best interests of, Ithax, (c) approved this Agreement, the Ancillary Agreements to which Ithax is or will be a party and the Transactions, and (d) recommended, among other things, the approval and adoption of this Agreement and the Transactions by the shareholders of Ithax;
WHEREAS, Ithax, in its capacity as the sole member of Merger Sub I and Merger Sub II, has adopted and approved this Agreement, the Ancillary Agreements to which Merger Sub I and Merger Sub II is or will be a party, as applicable, and the Transactions;

WHEREAS, the parties intend that for U.S. federal income tax purposes (and state and local Tax purposes, where applicable), (a) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), to which Ithax is party under Section 368(b) of the Code, and (b) the Mergers, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and (c) in each case, this Agreement constitutes a “plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);
WHEREAS, concurrently with the execution and delivery of this Agreement, ITHAX Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) is entering into an agreement with Ithax and the Company (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed, among other things, to vote all of its Ithax Ordinary Shares in favor of this Agreement and the Transactions, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;
WHEREAS, Ithax, the Company and Mondee Holdings, LLC, a Delaware limited liability company (“Mondee LLC”), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, Mondee LLC will vote their shares of Company Common Stock in favor of this Agreement, the First Merger and the other Transactions;
WHEREAS, concurrently with the execution and delivery of this Agreement, Ithax has entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “Investors”) in substantially the form attached hereto as Exhibit C, pursuant to which, among other things, such Investors, upon the terms and subject to the conditions set forth therein, have agreed to subscribe for and purchase, and Ithax has agreed to issue and sell to the Investors, an aggregate number of shares of Ithax Common Stock set forth in the Subscription Agreements at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated immediately prior to the First Effective Time; and
WHEREAS, concurrently with the execution and delivery of this Agreement, certain members of management of the Company and certain other Persons have entered into an earn-out agreement (the “Earn-Out Agreement”) with Ithax, pursuant to which, up to 9,000,000 shares of Ithax Common Stock shall be issued to such members of management and other Persons, subject to the terms and conditions set forth in the Earn-Out Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
THE MERGERS
SECTION 1.01   The Mergers.
(a)   Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL and DLLCA, at the First Effective Time, Merger Sub I shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving company of the First Merger (the “First Surviving Company”).
(b)   On the Closing Date, immediately following the First Effective Time, upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL and DLLCA, at the Second Effective Time, the First Surviving Company shall be merged with and into Merger Sub II. As a result of the Second Merger, the separate corporate existence of the First Surviving Company shall cease and Merger Sub II shall continue as the surviving company of the Second Merger (the “Second Surviving Company”).
SECTION 1.02   Closing.
The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables on the third Business Day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another date, time or place is agreed to in writing by Ithax and the Company (the actual date of the Closing, the “Closing Date”).
SECTION 1.03   First Effective Time; Second Effective Time.
(a)   Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties hereto shall cause the First Merger to be consummated by filing a certificate of merger executed in accordance with the relevant provisions of the DGCL and DLLCA, and in such form as is reasonably satisfactory to the Company and Ithax (the “First Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL and DLLCA in connection with the First Merger. The First Merger shall become effective at the time that the First Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the Parties prior to the filing of such First Certificate of Merger and specified in the First Certificate of Merger (the time at which the First Merger becomes effective is herein referred to as the “First Effective Time”).
(b)   Subject to the provisions of this Agreement, immediately following the First Effective Time, the Parties hereto shall cause the Second Merger to be consummated by filing a certificate of merger executed in accordance with the relevant provisions of the DGCL and DLLCA, and in such form as is reasonably satisfactory to the Company and Ithax (the “Second Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL and DLLCA in connection with the Second Merger. The Second Merger shall become effective at the time that the Second Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the Parties prior to the filing of such Second Certificate of Merger and specified in the Second Certificate of Merger (the time at which the Second Merger becomes effective is herein referred to as the “Second Effective Time”).
SECTION 1.04   Effect of the Mergers.
(a)   At the First Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, immunities, powers, franchises licenses and authority of the Company and Merger Sub I shall vest in the First Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub I shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the First Surviving Company.
(b)   At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers, franchises licenses and authority of the First Surviving Company and Merger Sub II shall vest in the Second Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the First Surviving Company and Merger Sub II shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Second Surviving Company.
SECTION 1.05   Organizational Documents.
(a)   Concurrently with the Domestication, subject to receipt of approval by the shareholders of Ithax, Ithax shall adopt a Delaware certificate of incorporation in a form to be determined by Ithax (the “Interim Ithax Certificate of Incorporation”).
(b)   At the Closing, subject to receipt of approval by the shareholders of Ithax, Ithax shall amend and restate, effective as of the First Effective Time, the Interim Ithax Certificate of Incorporation to be as set forth on Exhibit A (the “Final Ithax Certificate of Incorporation”).
(c)   At the First Effective Time, (i) the certificate of incorporation of the Company, as in effect immediately prior to the First Effective Time, shall be the certificate of incorporation of the First Surviving Company and (ii) the by-laws of the Company, as in effect immediately prior to the First Effective Time, shall be the by-laws of the First Surviving Company.

(d)   At the Second Effective Time, the certificate of formation of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the certificate of formation of the Second Surviving Company, except that the name of the Second Surviving Company shall be changed to Mondee Holdings II, LLC, and limited liability company agreement of Merger Sub II shall be as set forth on Exhibit D (collectively, the “Surviving Company Governing Documents”), until thereafter amended or supplemented in accordance therewith and applicable Law.
SECTION 1.06   Directors and Officers.
(a)   At the First Effective Time, (i) each director of the Company in office immediately prior to the First Effective Time shall cease to be a director immediately following the First Effective Time, and (ii) the directors and officers of the First Surviving Company shall be mutually agreed upon by Ithax and the Company, effective as of immediately following the First Effective Time, and, as of such time, shall be the only directors of the First Surviving Company, each to hold office in accordance with the certificate of incorporation and by-laws of the First Surviving Company.
(b)   Immediately following the Second Effective Time, the (i) directors of the First Surviving Company shall cease to be directors and the Second Surviving Company shall be member managed and (ii) executive officers of the First Surviving Company shall become the executive officers of the Second Surviving Company, in each case, each to hold office in accordance with the terms of the Surviving Company Governing Documents.
(c)   The Parties shall cause the Ithax Board and the officers of Ithax as of immediately following the First Effective Time to be comprised of the individuals to be determined in accordance with Exhibit E.
SECTION 1.07   Trust Disbursement.
At the First Effective Time, and upon the terms and subject to the conditions of this Agreement and in accordance with the Ithax Certificate of Incorporation and the Investment Management Trust Account Agreement, dated as of January 27, 2021, between Ithax and the Trustee (the “Trust Agreement”), Ithax shall cause the Trustee to distribute the proceeds of the Trust Fund to the Company, or solely with respect to properly redeemed shares in accordance with the Trust Agreement, to shareholders of Ithax immediately prior to the Closing.
ARTICLE II
CONVERSION OF SECURITIES
SECTION 2.01   Conversion of Securities for First Merger.
At the First Effective Time, by virtue of the First Merger and without any action on the part of Ithax, Merger Sub I, the Company or the holders of any of the following securities:
(a)   all Company Conversion Shares shall be canceled and shall be converted automatically into the right to receive an aggregate of sixty million eight hundred thousand (60,800,000) shares of Ithax Common Stock (the “Merger Consideration”);
(b)   all shares of Company Common Stock held in the treasury of the Company and all shares of Company Common Stock owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the First Effective Time shall be canceled without any conversion thereof, and no payment or distribution shall be made with respect thereto; and
(c)   each Merger Sub I Unit issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the First Surviving Company (“First Surviving Company Common Stock”).
SECTION 2.02   Conversion of Securities for Second Merger.
At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Ithax, Merger Sub II, the First Surviving Company or the holders of any of the following securities:

(a)   each share of First Surviving Company Common Stock issued and outstanding immediately prior to the Second Effective Time shall automatically be cancelled and shall cease to exist as of the Second Effective Time; and
(b)   each Merger Sub II Unit issued and outstanding as of immediately prior to the Second Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable interest of the Second Surviving Company.
SECTION 2.03   Stock Transfer Books.
At the First Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.
SECTION 2.04   Withholding Rights.
Notwithstanding anything to the contrary herein, Ithax and the Company, as applicable, shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any consideration or other amounts payable hereunder, such Taxes as it is required to deduct or withhold under applicable Tax Law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except in each case as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), and subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to Ithax, Merger Sub I and Merger Sub II as follows:
SECTION 3.01   Organization and Qualification; Subsidiaries.
(a)   Each of the Company and each Subsidiary of the Company (each a “Company Subsidiary”) is a corporation or other organization duly incorporated or organized, validly existing and in good standing (in each case, with respect to the jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of incorporation or organization. Each of the Company and each Company Subsidiary has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to have such power or authority would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, under the laws of each jurisdiction where the location of the properties owned, leased or operated by it or the conduct of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.
(b)   A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of the outstanding capital stock or other equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.
SECTION 3.02   Certificate of Incorporation and By-laws.
The Company has heretofore furnished to Ithax a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents in any material respect.
SECTION 3.03   Capitalization.
(a)   The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. As of the date of this Agreement and as of the Closing, (i) one (1) share of Company Common Stock is issued and outstanding, (ii) no shares of Company Common Stock are held in the treasury of the Company and (iii) no shares of Company Common Stock are held by the Company Subsidiaries. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and are owned free and clear of all Liens (other than as created by the Company’s governing documents, the holders of such Company Common Stock or applicable securities laws). Except as set forth on Section 3.03(a) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except as set forth on Section 3.03(a) of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements that may affect the voting or transfer of Company Common Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any other person, other than the Company Subsidiaries. Mondee LLC is the record and beneficial owner of all of the issued and outstanding Company Common Stock. Except for Mondee LLC, no other Person owns any equity interest in the Company. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.
(b)   Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable (to the extent applicable), and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, except for transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended (the “Securities Act”).
SECTION 3.04   Authority Relative to this Agreement.
The Company has all requisite corporate power and authority to execute and deliver this Agreement and subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the First Merger, obtaining the Company Stockholder Approval, and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Ithax, Merger Sub I and Merger Sub II, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and by general equitable principles. The Company Board has approved this Agreement and the Transactions.
SECTION 3.05   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 3.05(b), the performance of this Agreement by the Company will not, (i) conflict with or violate the certificate of incorporation or by-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract or Company Permit, except, with respect to the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.
(b)   The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA, (ii) as set forth in Section 3.05(b) of the Company Disclosure Schedule and (iii) any consents, approvals, authorizations, permits, filings or notifications, the absence of which would not have a Company Material Adverse Effect.
SECTION 3.06   Permits; Compliance.
Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to possess such Company Permits would not be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, no suspension, expiration or cancellation of any of the Company Permits is pending or, to the Company’s knowledge, threatened. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (b) Company Permit.
SECTION 3.07   Financial Statements.
(a)   The Company has delivered to Ithax the audited consolidated balance sheet of Mondee, Inc., a Delaware corporation (“Mondee, Inc.”) and the consolidated Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of Mondee, Inc. and the consolidated Company Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which contain an unqualified report of the Company’s auditors, and which are attached as Section 3.07(a) of the Company Disclosure Schedule. Each of the Audited Financial Statements (including the notes thereto) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Mondee, Inc. and the consolidated Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)   The Company has delivered to Ithax a true and complete copy of the consolidated unaudited balance sheet of Mondee, Inc. and the consolidated Company Subsidiaries as of June 30, 2021 (the “2021 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of Mondee, Inc. and the consolidated Company Subsidiaries for the six-month period then ended, which are attached as Section 3.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Mondee, Inc. and the consolidated Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments, none of which would be material to the business, operations, assets, liabilities, financial condition, operating results or cash flow of the Company and the Company Subsidiaries, taken as a whole, and the absence of notes, none of which, if presented, would materially differ from those in the latest Audited Financial Statements.
(c)   Except as and to the extent set forth on the Audited Financial Statements or the 2021 Balance Sheet, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the 2021 Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of Law), and (iii) liabilities and obligations incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement, the performance of their respective covenants or agreements in this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
(d)   The Company has no off-balance sheet arrangements.
(e)   Since December 31, 2019, neither the Company nor any Company Subsidiary has received any written or, to the Company’s knowledge, oral complaint, allegation, assertion or claim that there is (A) “significant deficiency” in the internal controls over financial reporting of the Company and the Company Subsidiaries, (B) a “material weakness” in the internal controls over financial reporting of the Company and the Company Subsidiaries or (C) fraud, whether or not material, that involves management or other employees of the the Company and the Company Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and the Company Subsidiaries.
(f)   To the knowledge of the Company, within the past three (3) years, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation of possible violation of any applicable Law by the Company or any Company Subsidiary. To the knowledge of the Company, within the past three (3) years, neither the Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company (in each case, in their capacities as such) or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the term and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).
(g)   The PCAOB Audited Financials, when delivered by the Company, shall (i) be true and complete (ii) be prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of Mondee, Inc. and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.
SECTION 3.08   Absence of Certain Changes or Events.
Except as set forth in Section 3.08 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, since the date of the 2021 Balance Sheet and through the date of this Agreement (a) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice (except as otherwise in connection with the preparation of the Transactions), and (b) there has not been any Company Material Adverse Effect.

SECTION 3.09   Absence of Litigation.
Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority, that, if adversely decided or resolved, has been or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
SECTION 3.10   Employee Benefit Plans.
(a)   Section 3.10(a) of the Company Disclosure Schedule lists all Plans. “Plans” means (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and (ii) all other material bonus, stock option, stock appreciation right, restricted stock, restricted stock unit, phantom or other equity or equity-based compensation, incentive, commissions, deferred compensation, salary continuation, retiree medical or life insurance, supplemental retirement, disability, medical benefit, death benefits, hospitalization benefits, vision case benefits, cafeteria benefits, child/dependent care benefits, pension, change in control, retirement, vacation, or other employee benefit plans, programs or arrangements, and all employment, individual consulting, termination, severance, retention or other contracts or agreements, in each case, with respect to which the Company or any Company Subsidiary has any liability or obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant of the Company or any Company Subsidiary (or the dependents or beneficiaries of any such persons). Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.
(b)   With respect to each Plan, the Company has furnished to Ithax (i) a true and complete copy of each Plan and each amendment, trust, group insurance contract or other funding arrangement, (ii) copies of the most recent summary plan descriptions and any summaries of material modifications, (iii) copies of the three (3) most recently filed Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules, (iv) copies of the most recently received IRS determination, information or notification letter for each such Plan, (v) copies of the non-discrimination testing results, if applicable, for the three (3) most recently completed Plan year and (vi) copies of all non-routine material correspondence from any Governmental Authority with respect to any Plan. Neither the Company nor any Company Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur material liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.
(c)   None of the Plans is or was within the past three (3) years, nor does the Company, any Company Subsidiary nor any ERISA Affiliate have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a plan subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.
(d)   Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Mergers contemplated hereby could, either alone or in combination with another event, (i) result in the payment of separation, severance, termination or similar-type benefits to any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary, (ii) accelerate the vesting or timing of payment of any compensation or benefits due to any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary under any Plan, or (iii) result in any payment or benefit as a result of the execution of this Agreement or the consummation of the Transactions, that, alone or together with any other payments, could reasonably be classified as “parachute payments” within the meaning of such term under Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code.
(e)   None of the Plans provide for or promise, nor does the Company nor any Company Subsidiary have any other obligation to provide, post-termination or retiree medical or welfare, benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary except as required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or comparable state Law.
(f)   To the knowledge of the Company, each Plan has been established, operated and maintained in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and the Company Subsidiaries have performed in all material respects, all obligations required to be performed by them under, are not in any respect in material default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action.
(g)   Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable opinion, advisory and/or determination letter from the IRS, as applicable, that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter or is entitled to rely on an opinion letter from the IRS that it is so exempt, and no fact or event has occurred that would adversely affect the qualified status of any such Plan or the exempt status of any such trust.
(h)   There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. No fact or event exists which could reasonably be expected to result in a material Tax or penalty on the Company or any Company Subsidiary. There have been no acts or omissions by the Company or any Company Subsidiary that have given or could give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.
(i)   With respect to each Plan, to the knowledge of the Company, all contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.
(j)   The Company, each Company Subsidiary and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is in compliance, in all material respects, with the Patient Protection and Affordable Care Act and all regulations thereunder (together, the “ACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary or any Plan to material penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the ACA with respect to any period prior to the Closing.
(k)   Each Plan that provides deferred compensation subject to Section 409A of the Code satisfies, in all material respects, in form and operation the requirements of Section 409A of the Code and the guidance thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.
(l)   Neither the Company nor any Company Subsidiary has any obligation to gross-up, make whole or otherwise indemnify any current or former employee or other service provider of the Company or any Company Subsidiary with respect to Taxes, interests or penalties imposed under Sections 409A or 4999 of the Code.
SECTION 3.11   Labor and Employment Matters.
(a)   Company has made available to Ithax a true, complete, and accurate list of each current employee or individual independent contractor (including those who are engaged through a disregarded entity) of the Company and each Company Subsidiary as of July 31, 2021, along with, with respect to employees, his or her (i) date(s) of hire or engagement, (ii) job position, and (iii) current rate of compensation (including any bonuses, commissions and any other short-term cash incentive compensation).

(b)   Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is, or has been since December 31, 2019, a party to any collective bargaining agreement or other similar labor union contract applicable to employees of the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities currently underway by any labor union to organize any such employees; (ii) there are no material unfair labor practice complaints pending against, or any pending representation petitions regarding employees of, the Company or any Company Subsidiary before the National Labor Relations Board; and (iii) there is no strike, slowdown, work stoppage or lockout underway, or, to the knowledge of the Company, threat thereof, by any employees of the Company or any Company Subsidiary against the Company or any Company Subsidiary.
(c)   The Company and the Company Subsidiaries are in compliance, and have been in compliance during the past four (4) years, in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, compensation, meal and rest breaks, wage statements, termination of employment, immigration, classification of employees as exempt or non-exempt from overtime and hourly pay laws, classification of workers as independent contractors, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, harassment, discrimination, retaliation, employee safety and health, and collective bargaining. Neither the Company nor any Company Subsidiary is currently a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices of the Company or any Company Subsidiary with respect to which there are material outstanding obligations. Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, there is no material claim with respect to payment of wages, salary or overtime pay that is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Company Subsidiary or engaged as individual independent contractors (including through a disregarded entity) by the Company or any Company Subsidiary. Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, there is no material charge or proceeding with respect to a violation of any occupational safety or health standards currently pending or, to the knowledge of the Company, threatened with respect to the Company before any Governmental Authority. Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, there is no material charge of age, gender, race, religion or other legally protected category for purposes of discrimination in employment Laws, which is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission or any other Governmental Authority by any employee or independent contractor of the Company or any Company Subsidiary against the Company or any Company Subsidiary.
(d)   Since December 31, 2019, the Company and the Company Subsidiaries have not implemented a “mass layoff” or other similar employment action that triggered any of the notice or pay requirements of the WARN Act.
SECTION 3.12   Real Property; Title to Assets.
(a)   Neither the Company nor any Company Subsidiary owns a fee interest in any real property.
(b)   Section 3.12(b) of the Company Disclosure Schedule is a true, correct and complete list of all Leased Real Property and a list of all Lease Documents. All of the Lease Documents set forth in Section 3.12(b) of the Company Disclosure Schedule are in full force and effect and have not been modified except as set forth in Section 3.12(b) of the Company Disclosure Schedule and there is not, under any of such Lease Documents, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Lease Document, and there is no event, which, with notice or lapse of time, or both, would constitute a breach or default by such other party or person in the chain of title to such Leased Real Property.
(c)   To the Company’s knowledge, there are no contractual or legal restrictions that preclude or restrict the ability in any material respect to use any Leased Real Property for the purposes for which it is currently being used.
(d)   Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of the Leased Real Property and leased assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens, other than Permitted Liens.
(e)   The Company has made available to the Ithax true, correct and complete copies of the Lease Documents.
(f)   Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, there are no subleases, licenses, concessions or other legally binding agreements (including outstanding options or rights of first refusal) granting to any party the right of use or occupancy of any portion of any of the Leased Real Property.
(g)   Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, the Company and/or the Company Subsidiaries are in exclusive possession of each of the Leased Real Property.
(h)   To the Company’s knowledge, the buildings (and all systems therein) and improvements constituting the Leased Real Property, are, in all material respects, in good condition and repair except for reasonable maintenance and repairs.
(i)   Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company Subsidiaries’ possession and quiet enjoyment of each premises leased pursuant to a Lease Document is not being disturbed and there are no disputes with respect to such Lease Document or premises.
(j)   To the Company’s knowledge, each Leased Real Property is in material compliance with all applicable Laws, including building, zoning, subdivision, health and safety and other land use Laws, the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property pursuant to a Lease Document. Within the past three (3) years, none of the Company Subsidiaries nor the Company has received any written notice of material violation of any Laws, including building, zoning, subdivision, health and safety and other land use Laws, the Americans with Disabilities Act of 1990, as amended, or any insurance requirements affecting the premises leased pursuant to a Lease Document, that is not cured.
(k)   Neither Company nor any Company Subsidiaries has any material offsets, defenses or claims against any landlord/lessor under any Lease Document.
(l)   To the Company’s knowledge, the Company and the Company Subsidiaries have paid all rent and other sums due and owing under each Lease Document, including any estimated amounts for common area maintenance, insurance and real estate Taxes.
SECTION 3.13   Intellectual Property; Data Matters.
(a)   Section 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned by the Company and the Company Subsidiaries: (i) registered Intellectual Property rights, (ii) applications for registrations of other Intellectual Property rights and (iii) registered Internet domain names.
(b)   Except as would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole, the Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens, all right, title and interest in and to, or has the right to use, all Intellectual Property rights necessary for the operation of the business of the Company and the Company Subsidiaries as currently conducted. To the knowledge of the Company, all Company Owned Intellectual Property Rights are valid and enforceable. The Company and each of its applicable Company Subsidiaries have taken commercially reasonable actions to maintain, protect and enforce the material Company Owned Intellectual Property Rights, including the secrecy, and confidentiality of its trade secrets and other Confidential Information.
(c)   Except as would not be material to the Company or the Company Subsidiaries, taken as a whole (i) there are no claims or demands against the Company or any of the Company Subsidiaries that were either made within the past three (3) years or are presently pending, or to the Company’s knowledge threatened, (A) contesting the validity, use, ownership, inventorship, enforceability, patentability or registrability of any of the Company Owned Intellectual Property Rights, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons; (ii) to the Company’s knowledge, neither the Company nor any of the Company Subsidiaries has within the past three (3) years infringed, misappropriated or otherwise conflicted with, and the operation of its business as currently conducted as of the Closing Date does not infringe, misappropriate or otherwise conflict with, any Intellectual Property rights of other persons, and within the past three (3) years neither the Company nor any of the Company Subsidiaries has received any notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property rights from any other person) and (iii) to the Company’s knowledge, no third party has within the past three (3) years infringed, misappropriated or otherwise conflicted with any of the Company Owned Intellectual Property Rights.
(d)   Except as would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries have used any Open Source Software in a manner that would, under the applicable license, require the Company to disclose or distribute to third persons the source code to any material Software (except for the Open Source Software itself) included in the Company Owned Intellectual Property Rights.
(e)   Except as would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole, the Company or one of the Company Subsidiaries leases, has the right to use or licenses, including with respect to licenses based on users, seats or some other metric) all Business Systems owned by another person and used by the Company or any of the Company Subsidiaries that are necessary for the conduct of their respective businesses as currently conducted.
(f)   Each of the Company and the Company Subsidiaries has implemented and maintains commercially reasonable administrative, technical, and physical measures designed to protect the security and integrity of its material Business Systems and material Business Data. Except as would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole, in the past three (3) years, neither the Company nor any Company Subsidiary has been subject to any actual data security breaches, unauthorized access to or use of any Business Systems, or unauthorized acquisition or use, destruction, damage, unauthorized disclosure, loss, or corruption of any Personal Information, in each case that required notice to affected individuals under applicable Law. To the knowledge of the Company, there are no Disabling Devices in the Business Systems that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(g)   In the last three (3) years, there have not been any widespread outages or material failures, breakdowns, or continued substandard performance affecting any of the Business Systems that have caused any material disruption or interruption in the business of the Company or the Company Subsidiaries that have not been remediated in all material respects.
(h)   The Company and each of the Company Subsidiaries conduct their respective business in compliance in all material respects with (i) all applicable Privacy/Data Security Laws; (ii) any privacy policies or other notices, and any contractual obligations of the Company or the Company Subsidiaries concerning the collection, dissemination, storage or use of Personal Information; and (iii) all contractual commitments of the Company or the Company Subsidiaries with respect to privacy and data security (collectively, the “Data Security Requirements”). The Company and each of the Company Subsidiaries has taken commercially reasonable steps to ensure that all third party service providers, outsourcers, contractors, or other persons who process, store, or otherwise handle Personal Information for or on behalf of the Company or any Company Subsidiary have agreed to materially comply with applicable Privacy/Data Security Laws and taken reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use modification or disclosure. In the past three (3) years, the Company and each of the Company Subsidiaries have not received written notice of any audits, proceedings, or investigations (formal or informal) by any Governmental Authority in relation to the Company’s or the Company Subsidiaries’ collection, dissemination, storage, or use of Personal Information.
SECTION 3.14   Taxes.
(a)   The Company and the Company Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes required to be paid by the Company and the Company Subsidiaries (whether or not shown on any Tax Return) have been paid.
(b)   Neither the Company nor any Company Subsidiary has agreed in writing to waive any statute of limitations with respect to Taxes or agreed in writing to any extension of time with respect to the assessment or deficiency of any Tax, which waiver or extension remains in effect.
(c)   No outstanding claim, assessment, or deficiency for material Taxes has been asserted in writing against the Company or any of the Company Subsidiaries. No audit, examination, investigation, or other proceeding in respect of Taxes or Tax matters with respect to the Company or any of the Company Subsidiaries has commenced or is ongoing, and neither the Company nor any Company Subsidiary has been notified in writing of the pending commencement of any such proceeding.
(d)   Neither the Company nor any Company has received written claim from a Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction.
(e)   Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing, Tax indemnification, Tax allocation or similar agreement with respect to Taxes (including any agreement providing for the sharing or ceding of Tax credits or losses), other than in each case any agreement entered into in the ordinary course of business that is not primarily related to Taxes.
(f)   Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) use of an improper method of accounting for taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid amount received or deferred revenue accrued prior to the Closing outside the ordinary course of business; (vi) election pursuant to Section 965 of the Code; (vii) any intercompany transaction or excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) occurring or existing prior to the Closing; or (viii) any gain recognition agreement under Section 367 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into prior to Closing.
(g)   The Company and the Company Subsidiaries have withheld or collected and timely paid to the appropriate Governmental Authority all material amounts of Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other person, and the Company and the Company Subsidiaries have in all material respects complied with applicable Tax Laws relating to the payment and withholding of Taxes and related information reporting.
(h)   Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) as a result of having been a member of an affiliated, aggregate, combined, consolidated or unitary Tax group, including pursuant Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor.
(i)   Neither the Company nor any of the Company Subsidiaries is a party to any ruling, closing agreement, or similar Tax agreement or arrangement with a Governmental Authority that is binding on the Company for any Tax period (or portion thereof) beginning after the Closing Date, and neither the Company any of the Company Subsidiaries has made any request for a ruling in respect of Taxes that is currently pending with a Governmental Authority.
(j)   Neither the Company nor any of the Company Subsidiaries has distributed the equity interests of another person, or has had its equity interests distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k)   Neither the Company nor any of the Company Subsidiaries has participated in or is currently participating in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4.
(l)   There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except Liens for Taxes not yet due or Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(m)   Neither the Company nor any of the Company Subsidiaries is a resident for income Tax purposes or has a permanent establishment (within the meaning of the applicable Tax treaty or convention) in a country other than the country in which it is organized.
(n)   Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action, or has any knowledge of any fact or circumstance, that would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
SECTION 3.15   Environmental Matters.
Except as described in Section 3.15 of the Company Disclosure Schedule, (a) none of the Company nor any of the Company Subsidiaries has for the past three (3) years materially violated, or is currently in material violation, of any applicable Environmental Law; (b) none of the properties currently owned, leased or operated by the Company or any Company Subsidiary are contaminated with any Hazardous Substance in a manner that would reasonably be expected to result in a material liability of the Company or any Company Subsidiary; (c) none of the Company or any of the Company Subsidiaries has any material liability for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required under any applicable Environmental Law (“Environmental Permits”); and (e) each of the Company and each Company Subsidiary has for the past three (3) years been and is currently in material compliance with its Environmental Permits. The Company or the Company Subsidiaries have delivered to Ithax copies of all Phase I reports and other environmental investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company or the Company Subsidiaries in relation to the current or prior business of the Company or the Company Subsidiaries or any real property presently or formerly owned, leased, or operated by the Company or the Company Subsidiaries (or its or their predecessors) that are in the possession, custody or reasonable control of the Company or the Company Subsidiaries.
SECTION 3.16   Material Contracts.
(a)   Section 3.16(a) of the Company Disclosure Schedule lists the following types of contracts and agreements (excluding any Plans disclosed on Section 3.10(a) of the Company Disclosure Schedule) to which the Company or any Company Subsidiary is a party as of the date hereof (such contracts and agreements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the “Material Contracts”):
(i)   each contract and agreement (individually or together with related contracts or agreements) which is reasonably likely to involve consideration paid or payable to or by the Company or any Company Subsidiary of more than $500,000, in the aggregate, over the the twelve month period following the date hereof;
(ii)   each contract and agreement (individually or together with related contracts or agreements) with the top ten (10) (based on revenue or expenditure) with each customer and supplier;
(iii)   all contracts and agreements evidencing indebtedness for borrowed money;
(iv)   all equity-based partnership, joint venture or similar agreement;
(v)   all contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of tangible assets (other than in the ordinary course of business) or capital stock or other equity interests of another person;
(vi)   all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(vii)   all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;
(viii)   all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses; and
(ix)   all material contracts under which the Company or any of the Company Subsidiaries is a licensee or has received the right to use any Intellectual Property from a third person, other than licenses for commercially available, off-the-shelf Software, data or services or purchase orders entered into in the ordinary course of business that required individual or aggregate payments or consideration of $100,000 or less during any twelve (12) month period.
(b)   Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party thereto. To the Company’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract. The Company and the Company Subsidiaries have not received any written claim of material default under any Material Contract which has not been resolved. The Company has furnished or made available to Ithax true and complete copies of all Material Contracts, including any and all amendments thereto.
SECTION 3.17   Insurance.
(a)   Section 3.17(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged. All material insurable risks of the Company and the Company Subsidiaries in respect of the businesses of each are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Company Subsidiaries are engaged.
(b)   With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
(c)   At no time subsequent to December 31, 2019 has the Company or any Company Subsidiary (i) received a written denial of any material insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received written notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in the preceding year or that any insurance coverage listed in Section 3.17(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.
(d)   The Company and Company Subsidiaries have maintained a cyber insurance policy that is adequate and suitable in all material respects for the nature and volume of Personal Information processed by or on behalf of the Company and Company Subsidiaries and is sufficient for compliance with all applicable Law and contracts to which the Company and Company Subsidiary is a party or by which it is bound. The Company has delivered or made available to Ithax a true, complete, and correct copy of such cyber insurance policy.

SECTION 3.18   Board Approval; Vote Required.
(a)   The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the First Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the First Merger and declared their advisability, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the First Merger and directed that this Agreement and Transactions be submitted for consideration by the Company’s stockholders at the Company stockholders’ meeting.
(b)   The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the First Merger and the other Transactions is the affirmative vote of Mondee LLC, the Company’s sole stockholder (together, the “Company Stockholder Approval”) in favor of the approval and adoption of this Agreement and the First Merger. The written consent (the “Written Consent”), when executed and delivered, shall be sufficient to obtain the Company Stockholder Approval with no additional approval or vote from any holder of any shares or series of capital stock of the Company.
SECTION 3.19   Customers and Suppliers.
Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of the top ten (10) customers of the Company and the Company Subsidiaries (based on the revenue from such customer during the 12-month period ended December 31, 2020) and a true and complete list of the top ten (10) suppliers of the Company and the Company Subsidiaries. Since December 31, 2020, no customer or supplier set forth on Section 3.19 of the Company Disclosure Schedule, (a) has canceled or otherwise terminated any contract with the Company or any Company Subsidiary prior to the expiration of the contract term, (b) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any Company Subsidiary, or (c) to the Company’s knowledge, has threatened, or indicated in writing its intention, to cancel or otherwise terminate its relationship with the Company or the Company Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Company Subsidiary of any products, equipment, goods or services. Neither the Company nor any Company Subsidiary has (a) breached, in any material respect, any agreement with, or (b) engaged in any fraudulent conduct with respect to, any such customer or supplier of the Company or a Company Subsidiary set forth on Section 3.19 of the Company Disclosure Schedule.
SECTION 3.20   Certain Business Practices.
None of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any Company Subsidiary, has in the past three (3) years (a) directly or indirectly received, offered, solicited or used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or business/patient referral generation; (b) not received any written notices, alleging a violation of any applicable law, regulation, or other legal requirement; (c) been subject to any adverse inspection, finding, penalty assessment, audit or other compliance or enforcement action by any Governmental Authority or, to the Company’s knowledge, any investigation by any Governmental Authority; (d) established or maintained any unrecorded fund or asset or made any knowingly false entries on any books or records of the Company or any Company Subsidiary; (e) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (f) made any payment in the nature of criminal or commercial bribery.
SECTION 3.21   Anti-Bribery & Trade Compliance.
(a)   The Company and the Company Subsidiaries are in compliance with all applicable Anti-Corruption Laws in all material respects and have not in the last three (3) years received any notice request, or citation, or been subject to investigation or prosecution by any authority for actual or potential non-compliance with or offense under, any Anti-Corruption Laws.
(b)   Neither the Company nor any Company Subsidiary: (i) is a Sanctioned Person; (ii) has, in the last three (3) years, engaged in any business or dealings with a Sanctioned Person in violation of Sanctions; (iii) is in breach of, or has, in the last three (3) years, otherwise violated or committed an offense under, any Sanctions.

(c)   Neither the Company nor any Company Subsidiary has, in the last three (3) years, been the subject of any (i) written claim, inquiry, investigation, action, suit or proceeding by any Sanctions Authority with respect to any actual or alleged violation or offense under any Sanctions; or (ii) judgement, regulatory sanctions, penalties, sentences, disciplinary action, orders and/or suspensions related to any actual or alleged infringement, or violation of or offense under any Sanctions.
SECTION 3.22   Interested Party Transactions.
No director, officer or other Affiliate of the Company or any Company Subsidiary (each, a “Company Related Party”) has, directly or indirectly, (a) a material economic interest in any person that furnishes or sells services or products to the Company or any Company Subsidiary; (b) a material economic interest in any person that purchases any goods or services from the Company or any Company Subsidiary; (c) a beneficial interest in any contract or agreement disclosed in Section 3.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, in the case of each of the foregoing clauses (a) -(d), other than (i) contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Company or the Company Subsidiaries, (ii) any Ancillary Agreement and (iii) contracts entered into after the date hereof that are either permitted pursuant to Section 5.01(b) or entered into in accordance with Section 5.01(b). The Company and the Company Subsidiaries have not, since December 31, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.
SECTION 3.23   Sufficiency of Assets.
Except as would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole, the buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company or the Company Subsidiaries, together with all other properties and assets of the Company or the Company Subsidiaries, are sufficient for the continued conduct of the business of the Company and the Company Subsidiaries after the Closing in substantially the same manner as conducted as of immediately prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted.
SECTION 3.24   No TID U.S. Business.
Neither the Company nor any Company Subsidiary is a TID U.S. business, as such term is defined under 31 CFR 800.248.
SECTION 3.25   Brokers.
No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
SECTION 3.26   Investigation; No Other Representations.
The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Ithax, Merger Sub I and Merger Sub II and (ii) it has been furnished with or given access to such documents and information about Ithax, Merger Sub I and Merger Sub II and their business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. In entering into this Agreement and the Ancillary Agreements to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV and in the Ancillary Agreements to which it is a party and no other representations or warranties of Ithax, Merger Sub I, Merger Sub III or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV and in the Ancillary Agreements to which it is a party, neither Ithax, Merger Sub I, Merger Sub II nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ITHAX, MERGER SUB I AND MERGER SUB II
Except as set forth in the forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) (collectively, the “Ithax SEC Reports”) (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Ithax SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Ithax hereby represents and warrants to the Company as follows:
SECTION 4.01   Corporate Organization; Subsidiaries.
Each of Ithax, Merger Sub I and Merger Sub II is a corporation duly incorporated or organized (as the case may be), validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be excepted to have a Ithax Material Adverse Effect. Except for Merger Sub I and Merger Sub II, Ithax does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.
SECTION 4.02   Organizational Documents.
Ithax has heretofore furnished to the Company a complete and correct copy of the certificate or formation and limited liability company agreement of each of Merger Sub I and Merger Sub II (together, the “Merger Sub Governing Documents”) and the Ithax Cayman Governing Documents. The Merger Sub Governing Documents and the Ithax Cayman Governing Documents are in full force and effect.
SECTION 4.03   Capitalization.
(a)   As of the date of this Agreement, the authorized share capital or capital stock of (A) Merger Sub I consists of ten (10) common limited liability company interest units (“Merger Sub I Units”), (B) Merger Sub II consists of ten (10) common limited liability company interest units (“Merger Sub II Units”) and (C) Ithax consists of (i) 100,000,000 shares of Ithax Class A Ordinary Shares, (ii) 10,000,000 shares of Ithax Class B Ordinary Shares and (iii) 1,000,000 preference shares of Ithax Preferred Stock. As of the date of this Agreement, (i) 24,825,000 shares of Ithax Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) 6,037,500 shares of Ithax Class B Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (iii) no shares of Ithax are held in the treasury of Ithax and (iv) Ithax has reserved for future issuance 12,412,500 shares of Ithax Common Stock pursuant to outstanding Ithax Warrants. As of the date of this Agreement, there are no shares of Ithax Preferred Stock issued and outstanding. As of the date of this Agreement, except for the Ithax Warrants, and certain subscription agreements to purchase shares of Ithax Common Stock in accordance with Section 5.02(a), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Ithax, Merger Sub I or Merger Sub II or obligating Ithax, Merger Sub I or Merger Sub II to issue or sell any shares of capital stock of, or other equity interests in, Ithax, Merger Sub I or Merger Sub II. All shares of Ithax Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Ithax, Merger Sub I or Merger Sub II to repurchase, redeem or otherwise acquire any shares of Ithax Common Stock or other capital stock of such persons, except for the Redemption Rights. There are no outstanding contractual obligations of Ithax, Merger Sub I or Merger Sub II to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
(b)   The shares of Ithax Common Stock to be issued immediately after the Domestication, but before the Closing (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Ithax Certificate of Incorporation or by-laws or any agreement to which the Ithax is a party or is bound and (ii) will, be offered and sold pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and in material compliance with applicable Blue Sky Laws.
SECTION 4.04   Authority Relative to this Agreement.
Each of Ithax, Merger Sub I and Merger Sub II have all necessary power and authority to execute and deliver this Agreement and subject to obtaining the approval of the shareholders of Ithax, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Ithax, Merger Sub I and Merger Sub II, and the consummation by Ithax, Merger Sub I and Merger Sub II of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Ithax, Merger Sub I or Merger Sub II are necessary to authorize this Agreement or to consummate the Transactions (other than the approval of the Domestication by the holders of a two-thirds majority of the then-outstanding shares of Ithax Common Stock attending and voting at a quorate shareholder meeting and the filing of the necessary statutory documents with the Cayman Registrar of Companies in connection with the same), the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Ithax Common Stock, by the holders of a majority of the then-outstanding shares of Merger Sub I Units and by the holders of a majority of the then-outstanding shares of Merger Sub II Units, the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA and with respect to the issuance of Ithax Common Stock and the amendment and restatement of the Ithax Certificate of Incorporation pursuant to this Agreement (and in each case after the completion of the Domestication), the approval of majority of the then-outstanding shares of Ithax Common Stock. This Agreement has been duly and validly executed and delivered by Ithax, Merger Sub I and Merger Sub II and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Ithax, Merger Sub I or Merger Sub II, enforceable against Ithax, Merger Sub I or Merger Sub II in accordance with its terms.
SECTION 4.05   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by Ithax, Merger Sub I and Merger Sub II do not, and the performance of this Agreement by Ithax, Merger Sub I and Merger Sub II will not, (i) conflict with or violate the Ithax Cayman Governing Documents or the Merger Sub Governing Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Ithax, Merger Sub I or Merger Sub II or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Ithax, Merger Sub I or Merger Sub II pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Ithax, Merger Sub I or Merger Sub II is a party or by which Ithax, Merger Sub I or Merger Sub II or any of their property or assets is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Ithax Material Adverse Effect.
(b)   The execution and delivery of this Agreement by Ithax, Merger Sub I and Merger Sub II do not, and the performance of this Agreement by Ithax, Merger Sub I and Merger Sub II will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Cayman Islands Companies Act, Securities Act, the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Ithax, Merger Sub I or Merger Sub II from performing its material obligations under this Agreement.
SECTION 4.06   Compliance.
None of Ithax, Merger Sub I and Merger Sub II is in conflict with, or in default, breach or violation of, (a) any Law applicable to Ithax, Merger Sub I or Merger Sub II or by which any property or asset of Ithax, Merger Sub I or Merger Sub II is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Ithax, Merger Sub I or Merger Sub II is a party or by which Ithax, Merger Sub I or Merger Sub II or any property or asset of Ithax, Merger Sub I or Merger Sub II is bound, except for any such conflicts, defaults, breaches or violations that would not have a Ithax Material Adverse Effect.
SECTION 4.07   SEC Filings; Financial Statements.
(a)   Ithax has timely filed all Ithax SEC Reports required to be filed by with the SEC since January 27, 2021. The Ithax SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Ithax SEC Reports.
(b)   Each of the financial statements (including, in each case, any notes thereto) contained in the Ithax SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Ithax as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustment, none of which would be material to the business, operations, assets, liabilities, financial condition, operating results or cash flow of Ithax).
(c)   Except as and to the extent set forth on the financial statements contained in the Ithax SEC Reports, none of Ithax, Merger Sub I or Merger Sub II has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities and obligations which are not, individually or in the aggregate, material to Ithax, Merger Sub I and Merger Sub II, taken as a whole, (ii) liabilities and obligations incurred in the ordinary course of business since January 1, 2021 (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of Law), and (iii) liabilities and obligations incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement, the performance of their respective covenants or agreements in this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
(d)   Except as not required in reliance on exemptions from various reporting requirements by virtue of Ithax’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its incorporation, (i) Ithax has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Ithax’s financial reporting and the preparation of Ithax’s financial statements for external purposes in accordance with GAAP and (ii) Ithax has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Ithax is made known to Ithax’s principal executive officer and principal financial officer by others within Ithax, in each case except as set forth in the Ithax SEC Reports.
(e)   Ithax has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)   Since its incorporation, Ithax has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq Capital Market. The classes of securities representing issued and outstanding Ithax Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq Capital Market. As of the date of this Agreement, there is no material Action pending or, to the knowledge of Ithax, threatened against Ithax by Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister Ithax Class A Ordinary Shares or prohibit or terminate the listing of Ithax Class A Ordinary Shares on Nasdaq Capital Market. Ithax has not taken any action that is designed to terminate the registration of Ithax Class A Ordinary Shares under the Exchange Act.
(g)   Ithax has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Ithax’s assets, in each case other than as set forth in the Ithax SEC Reports. Ithax maintains and, for all periods covered by the Ithax financial statements, has maintained books and records of Ithax in the ordinary course of business that accurately and fairly reflect the transactions and dispositions of the assets of Ithax in all material respects.
(h)   Since its incorporation, Ithax has not received any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Ithax, (ii) “material weakness” in the internal controls over financial reporting of Ithax or (iii) fraud, whether or not material, that involves management or other employees of Ithax who have a significant role in the internal controls over financial reporting of Ithax, in each case other than as set forth in the Ithax SEC Reports.
SECTION 4.08   Absence of Certain Changes or Events.
Since January 27, 2021, except as expressly contemplated by this Agreement or specifically disclosed in any Ithax SEC Report, (a) Ithax has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Ithax Material Adverse Effect.
SECTION 4.09   Absence of Litigation.
There is no (and since their respective formation or incorporation there has been no) Action pending or, to the knowledge of Ithax, threatened against Ithax, Merger Sub I or Merger Sub II, or any property or asset of any of the foregoing, by or before any Governmental Authority. None of Ithax, Merger Sub I or Merger Sub II nor any material property or asset of any of the foregoing is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Ithax, continuing investigation by, any Governmental Authority.
SECTION 4.10   Board Approval; Vote Required.
(a)   The Ithax Board, by resolutions unanimously duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement is fair to and in the best commercial interests of Ithax and its shareholders, (ii) approved and declared the advisability of this Agreement, the Transactions and the Final Ithax Certificate of Incorporation, (iii) recommended that the shareholders of Ithax approve and adopt this Agreement, the Transactions and the Final Ithax Certificate of Incorporation and (iv) directed that this Agreement, the Transactions and the Final Ithax Certificate of Incorporation be submitted for consideration by the shareholders of Ithax at the meeting of Ithax’s shareholders (the “Ithax Shareholders’ Meeting”).
(b)   The only votes of the holders of any class or series of share capital or capital stock of Ithax necessary to approve this Agreement and the Transactions is:
(i)   in respect of the Domestication only, the affirmative vote of the holders of a two-thirds majority of the then-outstanding shares of Ithax Common Stock attending and voting at a quorate shareholder meeting; and
(ii)   in respect of all other aspects of this Agreement and the other Transactions, the affirmative vote of the holders of a majority of the outstanding shares of Ithax Common Stock on account that such votes are to be in connection with the consummation of a business combination by Ithax.

(c)   The only vote of the holders of any class or series of capital stock of Merger Sub I necessary to approve this Agreement, the First Merger and the other Transactions is the affirmative vote of Ithax, the sole holder of Merger Sub I Units. Ithax has approved this Agreement, the First Merger and the other Transactions as the sole holder of Merger Sub I Units.
(d)   The only vote of the holders of any class or series of capital stock of Merger Sub II necessary to approve this Agreement, the Second Merger and the other Transactions is the affirmative vote of Ithax, the sole holder of Merger Sub II Units. Ithax has approved this Agreement, the Second Merger and the other Transactions as the sole holder of Merger Sub II Units.
SECTION 4.11   No Prior Operations of Merger Sub I and Merger Sub II.
Each of Merger Sub I and Merger Sub II was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than as contemplated by this Agreement.
SECTION 4.12   Brokers.
Except as set forth on Schedule 4.12, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Ithax, Merger Sub I or Merger Sub II.
SECTION 4.13   Ithax Trust Account.
Ithax maintains a trust account (the “Trust Account”) at Continental Stock Transfer & Trust Company (the “Trustee”). The amount held in the Trust Account, as of the date of this Agreement, totals at least that amount disclosed in Ithax’s Form 8-K dated as of February 1, 2021, less Taxes paid or payable with respect thereto (the “Trust Fund”). The monies held in the Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Trustee pursuant to the Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Ithax SEC Reports to be inaccurate in any material respect or that would entitle any person to any portion of the proceeds in the Trust Account, the Ithax SEC Reports to be inaccurate in any material respect or, to Ithax’s knowledge, that would entitle any person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) Ithax shareholders who shall have elected to redeem their Ithax Class A Ordinary Shares pursuant to the Ithax Cayman Governing Documents or (iii) if Ithax fails to complete a Business Combination (as defined in the Trust Agreement) within the allotted time period and liquidates the Trust Fund, subject to the terms of the Trust Agreement, Ithax (in limited amounts to permit Ithax to pay the expenses of the Trust Fund’s liquidation and dissolution) and then the Ithax shareholders). Prior to the Closing, none of the funds held in the Trust Fund are permitted to be released, except in the circumstances described in the Ithax Cayman Governing Documents and the Trust Agreement. Ithax has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Ithax, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There, as of the date hereof, are no claims or, to Ithax’s knowledge, proceedings pending with respect to the Trust Fund. Since January 27, 2021, Ithax has not released any money from the Trust Fund (other than interest income earned on the principal held in the Trust Fund as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from Trust Fund to (i) Ithax shareholders who shall have elected to redeem their Ithax Class A Ordinary Shares pursuant to the Ithax Cayman Governing Documents, (ii) underwriters of Ithax’s initial public offering for their deferred underwriting commissions and (iii) the Second Surviving Company, each in accordance with the terms of and as set forth in the Trust Agreement, Ithax shall have no further obligation (A) to Ithax’s shareholders who shall have elected to redeem their Ithax Class A Ordinary Shares pursuant to the Ithax Cayman Governing Documents and (B) under either the Trust Agreement or the Ithax Cayman Governing Documents to liquidate or distribute any assets held in the Trust Fund, and the Trust Agreement shall terminate in accordance with its terms.

SECTION 4.14   Taxes.
(a)   Ithax has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it, and all such filed Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes required to be paid by Ithax (whether or not shown on any Tax Return) have been paid.
(b)   Ithax has not agreed in writing to waive any statute of limitations with respect to Taxes or agreed in writing to any extension of time with respect to the assessment or deficiency of any Tax, which waiver or extension remains in effect.
(c)   No outstanding claim, assessment, or deficiency for material Taxes has been asserted in writing against Ithax. No audit, examination, investigation, or other proceeding in respect of Taxes or Tax matters with respect to Ithax has commenced or is ongoing, and Ithax has not been notified in writing of the pending commencement of any such proceeding.
(d)   Ithax has not received written claim from a Governmental Authority in a jurisdiction in which it does not file Tax Returns stating that it is or may be subject to Tax in such jurisdiction.
(e)   Ithax is not a party to or bound by, and has no obligation under, any Tax sharing, Tax indemnification, Tax allocation, or similar agreement with respect to Taxes (including any agreement providing for the sharing or ceding of Tax credits or losses), other than in each case any agreement entered into in the ordinary course of business that is not primarily related to Taxes.
(f)   Ithax will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for (or, in the case of clause (vi), pay any tax in) any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) use of an improper method of accounting for taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid amount received or deferred revenue accrued prior to the Closing outside the ordinary course of business; (vi) election pursuant to Section 965 of the Code; (vii) any intercompany transaction or excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) occurring or existing prior to the Closing; or (viii) any gain recognition agreement under Section 367 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into prior to Closing.
(g)   Ithax has withheld or collected and timely paid to the appropriate Governmental Authority all material amounts of Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder, stockholder or other person, and Ithax has in all material respects complied with applicable Tax Laws relating to the payment and withholding of Taxes and related information reporting.
(h)   Ithax has no material liability for the Taxes of any person as a result of having been a member of an affiliated, aggregate, combined, consolidated or unitary Tax group, including pursuant Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) or as a transferee or successor.
(i)   Ithax is not a party to any ruling, closing agreement, or similar Tax agreement or arrangement with a Governmental Authority that is binding on the Company for any Tax period (or portion thereof) beginning after the Closing Date, and Ithax has not made any request for a ruling in respect of Taxes that is currently pending with a Governmental Authority.
(j)   Ithax has not distributed the equity interests of another person, or has had its equity interests distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(k)   Ithax has not participated in and is not currently participating in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4.

(l)   There are no Tax Liens upon any assets of Ithax except Liens for Taxes not yet due or Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(m)   Ithax is not resident for income Tax purposes or has a permanent establishment (within the meaning of the applicable Tax treaty or convention) in a country other than the country in which it is organized.
(n)   None of Ithax, Merger Sub I and Merger Sub II has taken, intends to take, or has agreed to take any action, or has any knowledge of any fact or circumstance, that would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or the Domestication from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.
SECTION 4.15   No Foreign Person.
None of Ithax, Merger Sub I, or Merger Sub II is a foreign person (a “Foreign Person”), as such term is defined under the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), and no investor affiliated with the Ithax, Merger Sub I, or Merger Sub II (whether as a direct or indirect investor in Ithax, Merger Sub I, or Merger Sub II, or as a co-investor investing alongside Ithax, Merger Sub I, or Merger Sub II, or otherwise) that is a Foreign Person will obtain (i) access to any “material nonpublic technical information” (as defined under the DPA) in the possession of the Company or any Company Subsidiary, (ii) membership or observer rights on, or the right to nominate an individual to a position on, the board of directors of the Company or any Company Subsidiary, or (iii) any “involvement”, other than through voting of shares, in “substantive decision-making” of the Company or any Company Subsidiary regarding (a) the use development, acquisition, safekeeping, or release of any “sensitive personal data” (as defined under the DPA) of U.S. citizens maintained or collected by the Company or any Company Subsidiary, (b) the use, development, acquisition, or release of any “critical technologies” (as defined under the DPA), or (c) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined under the DPA).
SECTION 4.16   Interested Party Transactions.
No director, officer or other Affiliate of Ithax, Merger Sub I or Merger Sub II (each, an “Ithax Related Party”) has, directly or indirectly, (a) a material economic interest in any person that furnishes or sells services or products to Ithax, Merger Sub I or Merger Sub II; (b) a material economic interest in any person that purchases any goods or services from Ithax, Merger Sub I or Merger Sub II; (c) a beneficial interest in any contract or agreement with Ithax, Merger Sub I or Merger Sub II; or (d) any contractual or other arrangement with the Ithax, Merger Sub I or Merger Sub II, in the case of each of the foregoing clauses (a)  – (d), other than (i) contracts with respect to an Ithax Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Ithax, Merger Sub I or Merger Sub II, (ii) any Ancillary Agreement and (iii) contracts entered into after the date hereof that are either permitted pursuant to Section 5.02(b) or entered into in accordance with Section 5.02(b). Ithax, Merger Sub I or Merger Sub II have not, since January 27, 2021, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.
SECTION 4.17   Investigation; No Other Representations.
Ithax, Merger Sub I and Merger Sub II, each on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and the Company Subsidiaries and (ii) it has been furnished with or given access to such documents and information about the Company and the Company Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. In entering into this Agreement and the Ancillary Agreements to which it is a party, Ithax, Merger Sub I and Merger Sub II have relied solely on their own investigation and analysis and the representations and warranties expressly set forth in Article III or in the Ancillary Agreements and no other representations or warranties of the Company, or any other Person, either express or implied, and Ithax, Merger Sub I and Merger Sub II, each on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III or in the Ancillary Agreements, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGERS
SECTION 5.01   Conduct of Business by the Company Pending the Mergers.
(a)   The Company agrees that, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measure), unless Ithax shall otherwise consent in writing:
(i)   the businesses of the Company and the Company Subsidiaries shall be conducted in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and
(ii)   the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries, to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations, and to maintain in effect all insurance policies (in such amounts and with such deductibles as are currently maintained).
(b)   By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the First Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Ithax:
(i)   amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;
(ii)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary or (ii) any assets of the Company or any Company Subsidiary;
(iii)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
(iv)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;
(v)   (A) acquire (including by merger, consolidation, or acquisition of capital stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets in excess of $1,000,000; (B) acquire any capital stock of any person; (C) incur any indebtedness for borrowed money in excess of $1,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets; or (D) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(b) (except those matters expressly excluded);
(vi)   (A) hire or engage any individual on a full-time, part-time, consulting, independent contractor or other basis with an annualized base salary or equivalent compensation in excess of $500,000; or (B) terminate any employee with an annualized base salary in excess of $200,000;
(vii)   adopt, materially amend or terminate any Plan, except (A) as may be required by applicable Law or the terms of any Plan disclosed on Section 3.10(a) of the Company Disclosure Schedule or (B) the Stock Incentive Plan, the ESPP or as otherwise expressly contemplated by this Agreement;
(viii)   change any accounting policies or procedures in any material respect, other than as required by GAAP or in accordance with PCAOB standards;
(ix)   (A) make, change or rescind any material Tax election, (B) settle or compromise any claim, dispute, audit report or assessment in respect of a material amount of Taxes, (C) change any period for the calculation of income or other material Taxes (except as required by applicable Law), (D) adopt or change any material method of Tax accounting (except as required by applicable Law), (E) file any amended income or other material Tax Return, (F) surrender any right to claim a refund of a material amount of Taxes, (G) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement related to any income or other material Tax, (H) request any Tax ruling from a Governmental Authority, (I) enter into any advance pricing agreement or cost sharing agreement with an Affiliate that would reasonably be expected to materially affect the Company and the Company Subsidiaries or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(x)   amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, except in the ordinary course of business;
(xi)   enter into any agreement that, if existing on the date of this Agreement, would be a Material Contract, except in the ordinary course of business;
(xii)   permit any material item of Company Owned Intellectual Property Rights to lapse or to be abandoned, invalidated, dedicated, or disclaimed, or otherwise become unenforceable (other than expirations of items of Company Owned Intellectual Property Rights at the end of their statutory term) or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in the material Company Owned Intellectual Property Rights;
(xiii)   materially amend, materially modify or consent to the termination of any of the Lease Documents, or amend, waive, modify or consent to the termination of the Company’s, or any Company Subsidiary’s material rights thereunder;
(xiv)   settle, compromise or commence any pending or threatened Action involving or against the Company or any Company Subsidiary for an amount in excess of $1,000,000; or
(xv)   announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
SECTION 5.02   Conduct of Business by Ithax Pending the Mergers.
Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), as set forth on Schedule 5.02, or as required by applicable Law (including (x) as may be required by requested or compelled by any Governmental Authority and (y) COVID-19 Measures), Ithax, Merger Sub I and Merger Sub II each agree that from the date of this Agreement until the earlier of the termination of this Agreement and the First Effective Time, the businesses of Ithax, Merger Sub I and Merger Sub II shall be conducted in the ordinary course of business and in a manner consisted with past practice. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), as set forth on Schedule 5.02, or as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), none of Ithax, Merger Sub I or Merger Sub II shall, between the date of this Agreement and First Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company:
(a)   issue, grant, sell or authorize the issuance, grant or sale of any options, warrants, convertible securities or other rights of any kind to acquire any shares of any class of such person’s capital stock, or any other ownership interest (including any phantom interest), of such person;
(b)   purchase or redeem any shares of Ithax Common Stock or any other capital stock of such person (except pursuant to the Redemption Rights);
(c)   effect any stock split (except for the purpose of meeting the initial listing requirements of the Nasdaq Capital Market, and only to the extent necessary to meet such listing requirements), stock dividend (including any dividend or distribution of securities convertible into Ithax Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Ithax Common Stock;
(d)   adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Ithax Warrant Agreement or the Ithax Cayman Governing Documents or the Merger Sub Governing Documents;
(e)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of Ithax or any of its Subsidiaries, other than redemptions from the Trust Fund that are required pursuant to the Ithax Cayman Governing Documents;
(f)   (A) make, change or rescind any material Tax election, (B) settle or compromise any claim, dispute, audit report or assessment in respect of a material amount of Taxes, (C) change any period for the calculation of income or other material Taxes (except as required by applicable Law), (D) adopt or change any material method of Tax accounting (except as required by applicable Law), (E) file any amended income or other material Tax Return or claim for a Tax refund, (F) surrender any right to claim a refund of a material amount of Taxes, (G) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement related to any income or other material Tax, (H) request any Tax ruling from a Governmental Authority, (I) enter into any advance pricing agreement or cost sharing agreement with an Affiliate that would reasonably be expected to materially affect the Company and the Company Subsidiaries or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(g)   except as may be required by Law or GAAP, make any material change in the financial accounting methods, principles or practices (or change an annual accounting period);
(h)   incur, create or assume any indebtedness;
(i)   make any loans or advances to, or capital contributions in, any other person, other than any loans from Sponsor to Ithax in an amount not to exceed $250,000 in the aggregate;
(j)   enter into, renew, modify or revise any transaction with any Ithax Related Party, other than any loans from Sponsor to Ithax in an amount not to exceed $250,000 in the aggregate;
(k)   engage in any activities or business, or incur any material liabilities, other than any activities, businesses or liabilities that are otherwise permitted under this Section 5.02 (including, for the avoidance of doubt, any activities or business contemplated by, or liabilities incurred in connection with, this Agreement or any Ancillary Agreement);
(l)   merge or consolidate with any other person (other than, for the avoidance of doubt, as contemplated hereby);

(m)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
(n)   enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or
(o)   enter into any contract to take, or cause to be taken, any of the actions set forth in this Section 5.02.
SECTION 5.03   Claims Against Trust Account.
Company does not now have, and shall not at any time prior to the Second Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Ithax on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.03 as the “Claims”); provided, that the Claims will not include and this provision will not prohibit in any way, the Company’s right to pursue a claim against Ithax for legal relief against assets held outside the Trust Account (including any funds that have been released other than to Ithax’s shareholders and any assets that have been purchased or acquired with any such funds), for specific performance or other equitable relief. Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof. Notwithstanding the foregoing, and for the avoidance of doubt, the Company’s release of Trust Account funds shall be interpreted to include funds that have been released and/or returned to the Ithax shareholders.
ARTICLE VI
ADDITIONAL AGREEMENTS
SECTION 6.01   Proxy Statement; Registration Statement.
(a)   As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, (i) Ithax and the Company shall prepare, and Ithax shall file with the SEC a proxy statement/prospectus (as amended or supplemented, the “Proxy Statement”) to be sent to the shareholders of Ithax relating to the Ithax Shareholders’ Meeting to be held to consider approval and adoption of (A) this Agreement and the Transactions, (B) the issuance of Ithax Common Stock as contemplated by this Agreement, (C) the Domestication, (D) the Interim Ithax Certificate of Incorporation to replace the Ithax Cayman Governing Documents upon the Domestication, (E) the Final Ithax Certificate of Incorporation to replace the Interim Ithax Certificate of Incorporation at the Closing, (F) the approval and adoption of the Stock Incentive Plan, (G) approval and adoption of the ESPP, and (H) any other proposals the Parties deem necessary to effectuate the Mergers (collectively, the “Ithax Proposals”) and (ii) Ithax and the Company shall prepare, and Ithax shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Ithax Common Stock held by the shareholders of Ithax immediately prior to the First Effective Time. The Company shall furnish all information concerning the Company as Ithax may reasonably request in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. Ithax and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Ithax shall take all or any action required under any applicable federal or state securities laws in connection with the issuances of shares of Ithax Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement.

(b)   No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Ithax or the Company without the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed). Ithax and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Ithax Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Ithax and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.
(c)   Ithax represents that the information supplied by Ithax for inclusion in the Proxy Statement and the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Ithax and the stockholders of the Company, (iii) the time of the Ithax Shareholders’ Meeting, and (iv) the First Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the First Effective Time, any event or circumstance relating to Ithax, Merger Sub I or Merger Sub II, or their respective officers or directors, should be discovered by Ithax which should be set forth in an amendment or a supplement to the Proxy Statement or Registration Statement, Ithax shall promptly inform the Company. All documents that Ithax is responsible for filing with the SEC in connection with the Mergers or the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
(d)   The Company represents that the information supplied by the Company for inclusion in the Proxy Statement and the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Ithax and the stockholders of the Company, (iii) the time of the Ithax Shareholders’ Meeting, and (iv) the First Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the First Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or the Registration Statement, the Company shall promptly inform Ithax. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
SECTION 6.02   Ithax Shareholders’ Meetings; Merger Sub I Stockholder’s Approval; Merger Sub II Stockholder’s Approval.
(a)   Ithax shall establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Ithax Shareholders’ Meeting for the purpose of voting upon the Ithax Proposals and Ithax shall hold the Ithax Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Ithax Proposals. Ithax shall use its reasonable best efforts to obtain the requisite approval of the Ithax Proposals, including by soliciting from its shareholders proxies as promptly as practicable for the purpose of approving the Ithax Proposals and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The Ithax Board shall recommend to its shareholders that they approve the Ithax Proposals and shall include such recommendation in the Proxy Statement (the “Ithax Recommendation”). Except as required by applicable Law, the Ithax Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Ithax Recommendation.

(b)   As promptly as reasonably practicable (and in any event within one (1) Business Day) following the execution of this Agreement, Ithax shall approve and adopt this Agreement and approve the First Merger and the other Transactions, as the sole stockholder of Merger Sub I.
(c)   As promptly as reasonably practicable (and in any event within one (1) Business Day) following the execution of this Agreement, Ithax shall approve and adopt this Agreement and approve the Second Merger and the other Transactions, as the sole stockholder of Merger Sub II.
SECTION 6.03   Company Stockholders’ Consent; First Surviving Company Consents.
(a)   As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement is declared effective under the Securities Act, the Company shall cause Mondee LLC to approve and adopt this Agreement and approve the First Merger and the other Transactions, as the sole stockholder of the Company, by Written Consent and deliver the Written Consent to Ithax.
(b)   At the First Effective Time, (i) Ithax shall cause of board of the directors of the First Surviving Company to approve and adopt this Agreement and approve the Second Merger by written consent and (ii) Ithax, as the sole stockholder of the First Surviving Company, shall approve and adopt this Agreement and approve the Second Merger by written consent.
SECTION 6.04   Access to Information; Confidentiality.
(a)   Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Ithax or any of their respective Subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the First Effective Time or the earlier termination of this Agreement, the Company and Ithax shall (and shall cause their respective Subsidiaries and instruct their respective Representatives to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours, upon reasonable prior notice and in a manner so as not to materially interfere with the operations of the applicable Person to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, none of the Company, Ithax or their respective Subsidiaries shall be required to disclose to the other Party or any of its respective Representatives any information (1) if and to the extent doing so would (A) violate any Law to which such Person is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any contract with such third party, (C) violate any legally-binding or ethical obligation of such Person with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to such Person under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the applicable Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, doctrine, contract, obligation or Law), or (2) if the Company or any of the Company Subsidiaries, on the one hand, and Ithax or any of its Subsidiaries, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the applicable Party shall, in the case of clause (1) or (2), provide prompt written notice of the withholding of access or information on any such basis.
(b)   All information obtained by the Parties pursuant to this Section 6.04 shall be kept confidential in accordance with the mutual non-disclosure agreement, dated May 21, 2021 (the “Non-disclosure Agreement”), between Ithax and the Company.
SECTION 6.05   Company Solicitation.
From and after the date hereof until the Second Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their Representatives not to, (i) initiate, solicit, facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause the Company Subsidiaries and each of their respective Representatives to immediately cease any solicitations, discussions or negotiations with any person (other than the Parties and their respective Representatives) in connection with a Company Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of a Company Acquisition Proposal to return or destroy all Confidential Information furnished to such person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof. The Company shall promptly notify Ithax (and in any event within twenty-four hours) of the receipt of any Company Acquisition Proposal after the date hereof, which notice shall identify the third party making any Company Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal.
SECTION 6.06   Employee Benefits Matters.
A person who is an active employee of the Company or any Company Subsidiary immediately prior to the Closing shall receive credit for purposes of eligibility to participate and vesting and level of benefits under any vacation or severance plan or arrangement (but not for benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by the Second Surviving Company or any of its Subsidiaries for service accrued or deemed accrued prior to the Second Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, the Second Surviving Company shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions and recognize, for purposes of annual deductible, co-insurance and out-of-pocket limits under its group health plans, deductible and out-of-pocket expenses paid by employees of the Company and the Company Subsidiaries in the calendar year in which the Second Effective Time occurs.
SECTION 6.07   Directors’ and Officers’ Indemnification and Insurance.
(a)   The Surviving Company Governing Documents shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the certificate of incorporation of the Company and by-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Second Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Second Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. Following the Closing, the certificate of incorporation and bylaws (or corollary organizational documents) of the Company Subsidiaries shall not be amended, repealed or otherwise modified with respect to indemnification, advancement or expense reimbursement for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of such Company Subsidiaries, unless such modification shall be required by applicable Law.
(b)   Following the Closing, the certificate of incorporation and bylaws of the Ithax shall not be amended, repealed or otherwise modified with respect to indemnification, advancement or expense reimbursement for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of Ithax, unless such modification shall be required by applicable Law.
(c)   The Company shall purchase and have in place at the Closing, and maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Ithax and the Company, as applicable, as of the date hereof with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company or Ithax’s directors’ and officers’ liability insurance policies, as applicable, as of the date hereof.
SECTION 6.08   Further Action; Reasonable Best Efforts.
(a)   Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.
(b)   Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Non-disclosure Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Non-disclosure Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.
SECTION 6.09   Tax Matters.
(a)   The Company shall pay (or otherwise bear the cost of) all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall file (or cause to be filed) all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.
(b)   For U.S. federal income tax purposes (and state and local Tax purposes, where applicable), the Parties intend that (a) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, to which Ithax is party under Section 368(b) of the Code and (b) the Mergers, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code

(collectively, the “Intended Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify the other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.
(c)   No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Domestication or the Mergers from qualifying for the Intended Tax Treatment.
(d)   Ithax, Merger Sub I, Merger Sub II and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).
(e)   At or prior to the Closing, the Company shall deliver to Ithax a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), in substantially the form attached as Exhibit F-1, dated as of the Closing Date and duly executed by the Company (the “IRS Notice”), and a FIRPTA Notification Letter, in substantially the form attached as Exhibit F-2, dated as of the Closing Date and duly executed by the Company.
SECTION 6.10   Public Announcements.
The initial press release relating to this Agreement shall be a joint press release, the text of which will be agreed to by each of Ithax and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article VIII), none of the Parties or their respective Representatives shall issue any press release or otherwise make any public statements with respect to this Agreement, the Mergers or any of the other Transactions, without the prior written consent of Ithax, in the case of the Company, or the prior written consent of the Company, in the case of Ithax, Merger Sub I and Merger Sub II, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any such announcement or other communication if such announcement or other communication is required by applicable Law (including any rules of the Nasdaq Capital Market), in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing Party is Ithax, Merger Sub I or Merger Sub II, or Ithax, if the disclosing Party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith. Furthermore, nothing contained in this Section 6.11 shall prevent Ithax or the Company and/or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors, in each case, who are subject to confidentiality obligations; provided that the disclosing Party shall be responsible for any breach of such confidentiality obligations by such recipients.
SECTION 6.11   Takeover Statute.
If any Takeover Statute is or may become applicable to the Mergers or the other Transactions, each of the Company, Ithax, Merger Sub I and Merger Sub II and their respective board of directors, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
SECTION 6.12   Domestication.
Ithax shall effect the Domestication immediately prior to the Closing pursuant to and in accordance with Section 388 of the DGCL, Part XII of the Cayman Islands Companies Act and the Ithax Cayman Governing Documents. In connection with the Domestication, (a) each Ithax Ordinary Share shall be converted to a share of Class A common stock of Ithax and (b) each Ithax Warrant shall be replaced by a warrant to purchase a share of Class A common stock of Ithax with substantially the same terms as set forth in the Ithax Warrant Agreement (the “Ithax Warrant Conversion”). At the Closing, the parties shall amend and restate the Ithax Warrant Agreement to effect the Ithax Warrant Conversion.

SECTION 6.13   Ithax Solicitation.
From and after the date hereof until the Second Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.01, Ithax shall not, and shall direct its Affiliates and its and their Representatives not to, (i) initiate, solicit, facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Ithax Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any Person relating to a Ithax Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Ithax Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Ithax Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Ithax, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Ithax Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Ithax Acquisition Proposal (each, a “Ithax Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Ithax Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Affiliates or its or their Representatives to take any such action. Ithax shall, and shall instruct and cause each of its Affiliates and its and their Representatives to immediately cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) in connection with a Ithax Acquisition Proposal. Ithax also agrees that it will promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Ithax Acquisition Proposal to return or destroy all Confidential Information furnished to such Person by or on behalf of it prior to the date hereof. Ithax shall promptly notify the Company (and in any event within twenty-four hours) of the receipt of any Ithax Acquisition Proposal after the date hereof, which notice shall identify the third party making any Ithax Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Ithax Acquisition Proposal.
SECTION 6.14   Stock Exchange Listing.
Ithax will use its reasonable best efforts to cause the Merger Consideration issued in connection with the Transactions to be approved for listing on the Nasdaq Capital Market at Closing. During the period from the date hereof until the Closing, Ithax shall use its reasonable best efforts to keep the Ithax Class A Ordinary Shares and Ithax Warrants listed for trading on the Nasdaq Capital Market.
SECTION 6.15   Antitrust.
(a)   To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly (and in connection with the any required filings under the HSR Act, no later than ten (10) Business Days after the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act (if available).
(b)   Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.
(c)   No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
SECTION 6.16   PCAOB Audited Financials.
The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of the Company for such years, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified (except with respect to material weaknesses) audit report thereon from the auditor (collectively, the “PCAOB Audited Financials”) not later than thirty (30) days from the date hereof.
SECTION 6.17   Trust Account.
At least forty-eight (48) hours prior to the Closing, Ithax shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Ithax and thereafter shall cause the Trust Account and the Trust Agreement to terminate.
SECTION 6.18   Stock Incentive Plan & Employee Share Purchase Plan.
(a)   Ithax shall, prior to the First Effective Time, approve and adopt a new equity incentive plan (the “Stock Incentive Plan”) to be effective in connection with the Closing, which shall be in such form as the Company and Ithax shall mutually determine and which shall provide for an aggregate share reserve thereunder equal to ten percent (10%) of the number of shares of Ithax Common Stock on a fully diluted basis at the Closing, as well as a customary evergreen provision.
(b)   Ithax shall, prior to the First Effective Time, approve and adopt a customary employee stock purchase plan (the “ESPP”) to be effective in connection with the Closing, which shall be in such form as the Company and Ithax shall mutually determine.
SECTION 6.19   Resignation.
Other than those persons who Ithax has identified as continuing directors at least three Business Days prior to the Closing Date, all members of the Company Board and the board of directors of the Company Subsidiaries shall execute written resignations effective as of the First Effective Time.

ARTICLE VII
CONDITIONS TO THE MERGERS
SECTION 7.01   Conditions to the Obligations of Each Party.
The obligations of the Company, Ithax, Merger Sub I and Merger Sub II to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following conditions:
(a)   Ithax Shareholder Approval.   The Ithax Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Ithax in accordance with the Proxy Statement, the Cayman Islands Companies Act and the Ithax Certificate of Incorporation.
(b)   No Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the First Merger, Second Merger or the other Transactions illegal or otherwise prohibiting consummation of the First Merger, Second Merger or the other Transactions.
(c)   U.S. Antitrust Approvals and Waiting Periods.   Any waiting period (and any extension thereof) applicable to the consummation of the First Merger or Second Merger under the HSR Act shall have expired or been terminated.
(d)   Stock Exchange Listing.   The Ithax Class A Ordinary Shares shall continue to be listed on the Nasdaq Capital Market as of the Closing Date.
(e)   Domestication. The Domestication shall have occurred and Ithax shall have delivered to the Company reasonably sufficient evidence of the Domestication.
(f)   Registration Statement.   The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.
SECTION 7.02   Conditions to the Obligations of Ithax, Merger Sub I and Merger Sub II.
The obligations of Ithax, Merger Sub I and Merger Sub II to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
(a)   Representations and Warranties.   The representations and warranties of the Company contained in Section 3.03 (Capitalization) shall be true and correct in all respects as of the Closing as though made on the Closing except for de minimis errors therein and the representations and warranties of the Company contained in Sections 3.01 (Organization and Qualification; Subsidiaries), 3.04 (Authority Relative to this Agreement), 3.18 (Board Approval; Vote Required) and 3.25 (Brokers) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing, as though made on the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect.
(b)   Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the First Effective Time.
(c)   Material Adverse Effect.   Since the date of this Agreement no Company Material Adverse Effect shall have occurred.

(d)   Officer Certificate.   The Company shall have delivered to Ithax a certificate, dated the date of the Closing, signed by the President of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).
(e)   Company Stockholder Approval.   The Company shall have received the Company Stockholder Approval in accordance with the DGCL and the Company’s Certificate of Incorporation.
(f)   Registration Rights Agreement.   On or prior to the Closing, the Company shall have delivered to Ithax a copy of the registration rights agreement, substantially in the form attached hereto as Exhibit G (the “Registration Rights Agreement”) duly executed by Mondee and the Members (as such term is defined in the Earn-Out Agreement).
SECTION 7.03   Conditions to the Obligations of the Company.
The obligations of the Company to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
(a)   Representations and Warranties.   The representations and warranties of Ithax contained in Section 4.03 (Capitalization) shall be true and correct in all respects as of the Closing as though made on the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except for de minimis errors therein and the representations and warranties of Ithax contained in Sections 4.01 (Corporate Organization; Subsidiaries), 4.02 (Organizational Documents), 4.04 (Authority Relative to this Agreement), 4.10 (Board Approval; Vote Required), 4.11 (No Prior Operations of Merger Sub I and Merger Sub II), and 4.12 (Brokers) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Ithax Material Adverse Effect” or any similar limitation set forth therein) as of the Closing as though made on the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date). All other representations and warranties of Ithax contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Ithax Material Adverse Effect” or any similar limitation set forth therein) as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Ithax Material Adverse Effect.
(b)   Agreements and Covenants.   Ithax, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the First Effective Time.
(c)   Material Adverse Effect.   Since the date of this Agreement no Ithax Material Adverse Effect shall have occurred.
(d)   Officer Certificate.   Ithax shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Ithax, certifying as to the satisfaction of the conditions specified in Sections 7.03(a), 7.03(b), and 7.03(c).
(e)   Available Cash.   After giving effect to (i) the exercise of Redemption Rights by any holders of the outstanding shares of Ithax Common Stock, (ii) payment of all Unpaid Company Expenses and Unpaid Ithax Expenses, and (iii) the sale and issuance by Ithax of Ithax Common Stock between the date of this Agreement and the First Effective Time, the amount of cash held by Ithax in the aggregate, whether in or outside of the Trust Account (for the avoidance of doubt, including the proceeds from the Private Placements) shall be equal to at least $150,000,000.
(f)   Registration Rights Agreement.   On or prior to the Closing, Ithax shall have delivered to the Company a copy of the Registration Rights Agreement duly executed by Ithax and the Sponsor.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01   Termination.
This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the First Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or the shareholders of Ithax, as follows:
(a)   by mutual written consent of Ithax and the Company; or
(b)   by either Ithax or the Company if the First Effective Time shall not have occurred prior to July 31, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 8.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VII on or prior to the Outside Date; or
(c)   by either Ithax or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Mergers; or
(d)   by either Ithax or the Company if any of the Ithax Proposals shall fail to receive the requisite vote for approval at the Ithax Shareholders’ Meeting or any adjournment thereof; or
(e)   by Ithax upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) and 7.02(b) would not be satisfied (“Terminating Company Breach”); provided that Ithax has not waived such Terminating Company Breach and Ithax, Merger Sub I and Merger Sub II are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Ithax may not terminate this Agreement under this Section 8.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Ithax to the Company; or
(f)   by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Ithax, Merger Sub I and Merger Sub II set forth in this Agreement, or if any representation or warranty of Ithax, Merger Sub I and Merger Sub II shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) and 7.03(b) would not be satisfied (“Terminating Ithax Breach”); provided that the Company has not waived such Terminating Ithax Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Ithax Breach is curable by Ithax, Merger Sub I and Merger Sub II, the Company may not terminate this Agreement under this Section 8.01(f) for so long as Ithax, Merger Sub I and Merger Sub II continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Ithax;
(g)   by Ithax if the PCAOB Audited Financials shall not have been delivered to Ithax by the Company on or before January 31, 2022; or
(h)   by Ithax if the Company shall have failed to deliver the Written Consent to Ithax within the time specified in Section 6.03(a).
SECTION 8.02   Effect of Termination.
In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except (i) Section 5.03, Section 6.04(b), this Section 8.02, Section 8.03, Section 8.04, Section 8.05 and Article IX

(to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (ii) the Non-disclosure Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 8.01 shall not affect any liability on the part of any Party for a willful or material breach of any covenant or agreement set forth in this Agreement prior to such termination.
SECTION 8.03   Fees and Expenses.
Except as set forth in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, provided that, the Company shall pay all Expenses relating to (i) printing, filing and mailing of the Proxy Statement and all SEC, Nasdaq Capital Market and other regulatory filing fees incurred in connection with the Proxy Statement and the Registration Statement, and (ii) the filing fee for the notification and report forms filed under the HSR Act (the expenses described in the foregoing clauses (i) and (ii), the “Reimbursable Expenses”); further provided, that (x) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses, Ithax shall promptly reimburse the Company for 50% of the aggregate amount of the Reimbursable Expenses and Ithax shall pay, or cause to be paid, all Unpaid Ithax Expenses and (y) if the Closing occurs, then Ithax shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid Ithax Expenses.
SECTION 8.04   Amendment.
This Agreement may not be amended except, (a) at any time prior to the Closing, by an instrument in writing signed by each of the Parties, subject to the requisite approval by the Parties’ by action taken by or on behalf of their respective boards of directors or (b) following the Closing by an instrument in writing signed by the Company and Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.04 shall be void, ab initio.
SECTION 8.05   Waiver.
Any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other Party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
ARTICLE IX
GENERAL PROVISIONS
SECTION 9.01   Non-Survival of Representations, Warranties, Covenants and Agreements.
The representations, warranties, covenants and agreements in this Agreement and in any document, certificate or instrument delivered pursuant to or in connection with this Agreement shall terminate at the Closing, except that the foregoing shall not limit any covenant or agreement of the parties that by its terms applies or requires performance after the Closing. The parties acknowledge and agree that, in the event that the Closing occurs, no Party may bring an Action based upon, or arising out of, a breach of any such representations, warranties or any covenants the performance of which is in the period prior to Closing. Notwithstanding the foregoing, the covenants and agreements contained in or made pursuant to this Agreement (or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement that by their terms apply or are to be performed in whole or in part after the Closing shall survive the Closing in accordance with their terms.

SECTION 9.02   Notices.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):
if to Ithax, Merger Sub I or Merger Sub II:
ITHAX Acquisition Corp.
555 Madison Avenue, Suite 11A
New York, NY 10022
Attention: Orestes Fintiklis
Email: orestes@ithacacapitalpartners.com
with a copy to (which shall not constitute notice):
Reed Smith LLP
2850 N. Harwood St.
Suite 1500
Dallas, TX 75201
United States
Attention: Lynwood Reinhardt
Email: lreinhardt@reedsmith.com
if to the Company:
Mondee, Inc.
951 Mariners Island Blvd., Ste 130
San Mateo, CA 94404
Attention: Dan Figenshu
Email: dan.figenshu@mondee.com
with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
1601 Elm Street
Dallas, TX 75201
Attention: Michael Considine, P.C.
Email: MPConsidine@kirkland.com
200 Clarendon Street
Boston, MA 02116
Attention: Alex Lloyd
Email: alex.lloyd@kirkland.com
and
2049 Century Park East, Suite 3700
Los Angeles, CA 90067
Attention: Michele Cumpston
Email: michele.cumpston@kirkland.com
SECTION 9.03   Certain Definitions.
(a)   For purposes of this Agreement:
“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Earn-Out Agreement, Registration Rights Agreement, the Sponsor Support Agreement and the Stockholder Support Agreement.
“Anti-Corruption Laws” means any applicable laws, regulations, or orders relating to anti-bribery, anti-corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee, person or commercial entity, to obtain a business advantage, or the offer, promise, or gift of, or the request for, agreement to receive or receipt of a financial or other advantage to induce or reward the improper performance of a relevant function or activity; including the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company’s Business Systems.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America or the Cayman Islands; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.
“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing equipment, telecommunications equipment, networks, servers, peripherals, and computer systems that are owned or controlled by the Company and/or any of the Company Subsidiaries in the conduct of their respective businesses.
“Company Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any Company Subsidiary and (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 10% or more of the total voting power or of any class of equity securities of the Company or those of any of the Company Subsidiaries, or 10% or more of the consolidated total assets (including equity securities of the Company Subsidiaries) of the Company, in each case other than the Transactions.
“Company Common Stock” means the common stock of the Company.
“Company Conversion Share” means a share of Company Common Stock issued and outstanding immediately prior to the First Effective Time that is not canceled pursuant to Section 2.01(b).
“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to Ithax pursuant to the terms this Agreement, the Company or any Company Subsidiary in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company or any Company Subsidiary and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, the Reimbursable Expenses shall be deemed Company Expenses.
“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement; provided, however, that, in the case of clause (i), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date hereof from or related to (a) general changes in economic conditions in or affecting the United States or any other country, or the global economy generally, (b) engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (c) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (d) changes in any applicable Laws, (e) any change, event, effect or occurrence that is generally applicable to the industries in which the Company or any Company Subsidiary operates, (f) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and the Company Subsidiaries with employees, customers, development partners, commercialization partners, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (g) any failure by the Company or any Company Subsidiary to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f), (h) or (i)), (h) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing or (i) pandemics (including COVID-19), epidemics and disease outbreaks, earthquakes, hurricanes, tornados, mudslides or other natural disasters (including in each case governmental action in response thereto, including COVID-19 Measures); provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (e), (h) or (i) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and the Company Subsidiaries operate.
“Company Owned Intellectual Property Rights” means all Intellectual Property owned or purported to be owned by the Company or the Company Subsidiaries.
“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or the Company Subsidiaries that is not already generally available to the public, including any Intellectual Property rights.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to the coronavirus (COVID-19) pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).
“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or shut down a computer system or any component of such computer system in an unauthorized manner, including any such device affecting system security or compromising or disclosing user data.

“Environmental Laws” means any United States federal, state or local or non-United States laws in effect as of or prior to the Closing Date relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment natural resources, or human health and safety (with respect to exposure to Hazardous Substances).
“ERISA Affiliate” means any trade or business that, together with the Company or any Company Subsidiary would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.
“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder or shareholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the Closing of the Mergers and the other Transactions.
“Hazardous Substances” means (i) those substances regulated under the following United States federal statutes and their state counterparts due to their hazardous or deleterious properties or characteristics, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any substance, material, contaminant, or waste regulated by any Governmental Authority pursuant to any Environmental Law due to its hazardous or deleterious properties or characteristics.
“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, logos, Internet domain names and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (collectively, “Marks”), (iii) copyrights and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration thereof, (iv) rights in trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases and database rights, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects and related information); and (v) all other intellectual property or proprietary rights of any kind or description.
“Ithax Cayman Governing Documents” means the certificate of incorporation issued by the Cayman Islands Registrar of Companies, the amended and restated memorandum and articles of association and the other organizational documents of Ithax.
“Ithax Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Ithax and (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 10% or more of the total voting power or of any class of equity securities of Ithax, other than the Transactions, provided, however, that any issuances and sales of Ithax Common Stock in accordance with Section 5.02(a) shall not be a Ithax Acquisition Proposal.

“Ithax Certificate of Incorporation” means (a) prior to the Domestication, the Ithax Cayman Governing Documents, (b) following the Domestication, the Interim Ithax Certificate of Incorporation.
“Ithax Class A Ordinary Shares” means Ithax’s Class A ordinary shares, par value $0.001 each.
“Ithax Class B Ordinary Shares” means Ithax’s Class B ordinary shares, par value $0.001 each.
“Ithax Common Stock” means (a) prior to the Domestication, the Ithax Ordinary Shares and (b) following the Domestication, the shares of Class A common stock of Ithax.
“Ithax Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement, Ithax, Merger Sub I or Merger Sub II in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Ithax, Merger Sub I or Merger Sub II and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Ithax, Merger Sub I or Merger Sub II pursuant to this Agreement or any Ancillary Agreement. For the avoidance of doubt, Ithax Expenses shall not include any Company Expenses, including the Reimbursable Expenses (but the Reimbursable Expenses are subject to the reimbursement obligations set forth in Section 8.03).
“Ithax Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of Ithax and its Subsidiaries taken as a whole, or (ii) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Ithax from performing its obligations under this Agreement; provided, however, that, in the case of clause (i), none of the following shall be taken into account in determining whether an Ithax Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date hereof from or related to (a) general changes in economic conditions in or affecting the United States or any other country, or the global economy generally, (b) engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (c) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries or (d) changes in any applicable Laws; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (d) may be taken into account in determining whether an Ithax Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on Ithax and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which Ithax and its Subsidiaries operate.
“Ithax Ordinary Shares” means the Ithax Class A Ordinary Shares and Ithax Class B Ordinary Shares.
“Ithax Preferred Stock” means (a) prior to the Domestication, the preference shares, par value $0.001 each of Ithax and (b) following the Domestication, the shares of preferred stock, of Ithax.
“Ithax Warrant Agreement” means that certain warrant agreement dated January 27, 2021 by and between Ithax and Continental Stock Transfer & Trust Company.
“Ithax Warrants” means the warrants of Ithax contemplated under the Ithax Warrant Agreement.
“knowledge” or “to the knowledge” of a Person means in the case of the Company, Prasad Gundumogula, Raja Venkatesh, Venkat Pasupuleti, Michael Thomas and Dan Figenshu after reasonable investigation of direct reports, and in the case of Ithax, the knowledge of Orestes Fintiklis and Dimitrios Athanasopoulos after reasonable inquiry of direct reports.

“Lease Documents” means all leases, subleases, licenses, concessions and other agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) pursuant to which the Company or any Subsidiary holds any Leased Real Property.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.
“Lien” means any lien, transfer restriction, security interest, claim, pledge, option, right of first refusal, right of first offer, mortgage, pledge, agreement, limitation on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. For clarity, Lien does not include licenses to Intellectual Property.
“Marks” has the meaning set forth in the definition of “Intellectual Property.”
“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with the Company’s or any of the Company Subsidiaries’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company and the Company Subsidiaries and do not prohibit or materially interfere with the Company’s and the Company Subsidiaries’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) non-exclusive licenses of non-material Intellectual Property in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personal Information” means any information or data that, alone or in combination with other information held by the Company or the Company Subsidiaries, could be used to identify, or is otherwise associated with an individual person including an individual’s name, address, email address, age, gender, identification number, income or other financial information, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, bank information, customer or account number, personal references and health records and submitted health care claims for reimbursements.
“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, retention, storage, processing, sharing, security, disclosure, transfer or disposal of Personal Information or the security of

Company’s Business Systems or Business Data including state breach notification laws, anti-spam laws, laws concerning requirements for website and mobile application privacy policies and practices, and consumer privacy and protection laws.
“Redemption Rights” means the redemption rights provided for in Article 36 of the amended and restated articles of association of Ithax.
“Sanctions” means any applicable laws, regulations, economic or financial sanctions, trade embargoes or restrictive measures imposed, administered, enacted or enforced from time to time by any Sanctions Authority;
“Sanctions Authority” means (i) the United States, (ii) the United Nations Security Council, (iii) the European Union, (iv) any European member state, (v) the United Kingdom or (vi) the respective governmental institutions of any of the foregoing that administer Sanctions, including Her Majesty’s Treasury’s Office of Financial Sanctions Implementation, the Office of Foreign Assets Control of the US Department of the Treasury, or the US Department of State.
“Sanctioned Person” means any person or entity: (i) designated by a Sanctions Authority on any list of persons subject to Sanctions; (ii) that is, or part of, a government of a Sanctioned Territory; (iii) directly or indirectly 50 percent or more owned or controlled by any of the foregoing; or (iv) that is located, organized or residing in any Sanctioned Territory.
“Sanctioned Territory” means any country or other territory subject to a comprehensive embargo under any Sanctions, which currently include Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine.
“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.
“Subsidiary” or “Subsidiaries” of the Company, the Second Surviving Company, Ithax or any other person means an Affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
“Takeover Statute” means any “fair price,” “moratorium,” “interested stockholder,” “control share acquisition,” “business combination” or other anti-takeover Law or similar Law enacted under state or federal Law, including DGCL 262.
“Tax” or “Taxes” shall mean any and all taxes, charges, withholdings, fees, levies, imposts, duties or other charges, in each case in the nature of taxes imposed by any Governmental Authority, including income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental taxes, and any liability or obligations under unclaimed property, escheat, or similar Laws, together with any interest, penalties, fines, additions to tax or additional amounts, whether disputed or not.
“Tax Return” shall mean any return, declaration, form, report, claim, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Ithax, Merger Sub I, Merger Sub II or the Company in connection with the Transaction.
“Transactions” the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers, the Domestication and the issuance of Ithax Common Stock.
“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.
“Unpaid Ithax Expenses” means the Ithax Expenses that are unpaid as of immediately prior to the Closing.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, 29. U.S.C. § 2101, et seq., and similar applicable state Laws related to plant closings, mass layoffs, and employment losses.
(b)   The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Location of Definition
2021 Balance Sheet	§ 3.07(b)
ACA	§ 3.10(j)
Action	§ 3.09
Agreement	Preamble
Antitrust Laws	§ 6.15(a)
Audited Financial Statements	§ 3.07(a)
Blue Sky Laws	§ 3.05(b)
Cayman Islands Companies Act	Recitals
Claims	§ 5.03
Closing	§ 1.02
Closing Date	§ 1.02
Code	Recitals
Company	Preamble
Company Acquisition Agreement	§ 6.05
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Permits	§ 3.06
Company Related Party	§ 3.22
Company Stockholder Approval	§ 3.18(b)
Company Subsidiary	§ 3.01(a)
Data Security Requirements	§ 3.13(h)
DGCL	Recitals
DLLCA	Recitals
Domestication	Recitals
Earn-Out Agreement	Recitals
Environmental Permits	§ 3.15
ERISA	§ 3.10(a)
ESPP	§ 6.18(b)
Exchange Act	§ 3.05(b)
First Certificate of Merger	§ 1.03(a)
First Effective Time	§ 1.03(a)
Final Ithax Certificate of Incorporation	§ 1.05(b)
First Merger	Recitals
First Surviving Company	§ 1.01(a)
First Surviving Company Common Stock	§ 2.01(c)

Defined Term	Location of Definition
Foreign Person	§ 4.15
GAAP	§ 3.07(a)
Governmental Authority	§ 3.05(b)
HSR Act	§ 3.05(b)
Intended Tax Treatment	§ 6.09(b)
Interim Ithax Certificate of Incorporation	§ 1.05(a)
Investors	Recitals
IRS	§ 3.10(b)
IRS Notice	§ 6.09(e)
Ithax	Preamble
Ithax Acquisition Agreement	§ 6.13
Ithax Board	Recitals
Ithax Proposals	§ 6.01(a)
Ithax Recommendation	§ 6.02(a)
Ithax Related Party	§ 4.16
Ithax SEC Reports	Article IV
Ithax Sponsor	Recitals
Ithax Shareholders’ Meeting	§ 4.10(a)
Ithax Warrant Conversion	§ 6.12
Law	§ 3.05(a)
Material Contracts	§ 3.16(a)
Mergers	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Sub Governing Documents	§ 4.02
Merger Sub I Units	§ 4.03(a)
Merger Sub II Units	§ 4.03(a)
Mondee, Inc.	§ 3.07(a)
Mondee LLC	Recitals
Non-disclosure Agreement	§ 6.04(b)
Order	§ 7.01(b)
Outside Date	§ 8.01(b)
Party	Preamble
PCAOB Audited Financials	§ 6.16
Plans	§ 3.10(a)
Private Placements	Recitals
Proxy Statement	§ 6.01(a)
Registration Rights Agreement	§ 7.02(f)
Registration Statement	§ 6.01(a)
Reimbursable Expenses	§ 8.03
Representatives	§ 6.04(a)
SEC	Article IV

Defined Term	Location of Definition
Second Certificate of Merger	§ 1.03(b)
Second Effective Time	§ 1.03(b)
Second Merger	Recitals
Second Surviving Company	§ 1.01(b)
Securities Act	§ 3.03(b)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stock Incentive Plan	§ 6.18(a)
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Company Governing Documents	§ 1.05(d)
Terminating Company Breach	§ 8.01(e)
Terminating Ithax Breach	§ 8.01(f)
Trust Account	§ 4.13
Trust Agreement	§ 1.07
Trust Fund	§ 4.13
Trustee	§ 4.13
Written Consent	§ 3.18(b)
SECTION 9.04   Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
SECTION 9.05   Entire Agreement; Assignment.
This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Sections 6.04(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise). Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.05 shall be null and void ab initio.
SECTION 9.06   Parties in Interest.
This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
SECTION 9.07   Governing Law; Venue.
This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court.

The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
SECTION 9.08   Waiver of Jury Trial.
Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.
SECTION 9.09   Construction.
(a)   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
(b)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule,” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to “$” or “dollar” or “US$” shall be references to United States dollars and (x) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.
(c)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(d)   Wherever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, that such action may be deferred until the next Business Day.
(e)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(f)   The phrases “provided to,” “furnished to,” “made available,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the Party to which such information or material is to be provided or furnished

(i) in the Virtual Data Room set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form, in each case, no later than one (1) day prior to the date hereof.
SECTION 9.10   Counterparts.
This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
SECTION 9.11   Specific Performance.
The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
SECTION 9.12   No Recourse.
This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of Ithax (including the Sponsor) or the Company (including directors, officers, employees and shareholders) shall have any liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.
[Signature Page Follows.]

IN WITNESS WHEREOF, Ithax, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
ITHAX ACQUISITION CORP.
By
/s/ Orestes Fintiklis

Name: Orestes Fintiklis
Title:  Chief Executive Officer
ITHAX MERGER SUB I, LLC
By
/s/ Orestes Fintiklis

Name: Orestes Fintiklis
Title:   President, Secretary and Treasurer
ITHAX MERGER SUB II, LLC
By
/s/ Orestes Fintiklis

Name: Orestes Fintiklis
Title:   President, Secretary and Treasurer
MONDEE HOLDINGS II, INC.
By
/s/ Prasad Gundumogula

Name: Prasad Gundumogula
Title:   Chief Executive Officer
[Signature Page to Business Combination Agreement]

EXHIBIT A
Form of Amended and Restated Certificate of Incorporation of New Mondee
[see attached]

Final Form
CERTIFICATE OF INCORPORATION
OF
Mondee Holdings, Inc.
ARTICLE I
NAME
The name of the corporation is Mondee Holdings, Inc. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
AUTHORIZED CAPITAL
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is [¨]. The total number of shares of Common Stock that the Corporation is authorized to issue is [¨], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [¨], having a par value of $0.0001 per share. The Common Stock will constitute of two classes: (i) [¨] shares of Class A Common Stock and (ii) [¨] shares of Class C Common Stock. Class A Common Stock and Class C Common Stock will parri passu in all respects, except that Class C Common Stock will not entitle the record holder thereof to any voting powers except as required by law.
ARTICLE V
CAPITAL STOCK
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.   COMMON STOCK.
1.   General.   The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.   Voting.   Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Class A Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter, including the election or removal of directors. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL. Except as otherwise required by law, shares of Class C Common Stock will not entitle the record holder thereof to any voting powers.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is expressly required pursuant to this Certificate of Incorporation (including any Certificate of Designation).
3.   Dividends and Distributions.   Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, dividends and distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.
4.   Liquidation, Dissolution or Winding Up.   Subject to applicable law and the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by each such holder.
5.   Transfer Rights.   Subject to applicable law and the transfer restrictions set forth in [Article VII of the bylaws] of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.
B.
PREFERRED STOCK

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series to have such terms as stated or expressed herein, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI
BOARD OF DIRECTORS
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.   The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each succeeding annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation.
B.   Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.
C.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
D.   Except as otherwise provided by law and subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal. There shall be no limit on the number of terms a director may serve on the Board of Directors.
E.   Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F.   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors; provided, further, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.
G.   The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
A.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.   Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the majority of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.
C.   Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.
ARTICLE VIII
LIMITATION OF DIRECTOR LIABILITY
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE IX
BUSINESS COMBINATION
The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Corporation shall not engage in any business combination, at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:
A.   Prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or
B.   Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
C.   At or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder; or
D.   The stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.
E.   For purposes of this Article IX:
(i) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the outstanding voting stock of the Corporation, (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (c) the affiliates and associates of any such person described in clauses (a) and (b); provided, however, that “interested stockholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;
(ii) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(a) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation, Article IX is not applicable to the surviving entity;
(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority- owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(c) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(d) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; and
(e) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a)-(d) above) provided by or through the Corporation or any direct or indirect majority- owned subsidiary.
ARTICLE X
INDEMNIFICATION
A.   The Corporation shall, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including, without limitation, attorneys’ fees and disbursements and ERISA excise taxes), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any Proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any Proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
B.   The Corporation shall, to the fullest extent permitted by the DGCL, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or employee benefit plan, against reasonable and documented out-of-pocket expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any Proceeding as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
C.   Expenses (including attorneys’ fees) incurred by a director or officer in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article X. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
D.   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in this Article X shall be made to the fullest extent permitted by law.
E.   Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
F.   Notwithstanding that a Covered Person may have certain rights to indemnification, advancement of expenses or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Article X shall only apply to Covered Persons in their capacity as Covered Persons.
ARTICLE XI
COMPETITION AND CORPORATE OPPORTUNITIES
A.   In recognition and anticipation that (a) certain directors, principals, officers, employees or other representatives of an Exempted Person (as defined below) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (b) an Exempted Person and its Affiliates, including (i) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of its limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (i) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Exempted Person, Non-Employee Director or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
B.   Neither (i) any Exempted Person nor (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (other than the Corporation, any of its subsidiaries or their respective officers or employees) (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any fiduciary duty to refrain from directly or indirectly (A) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (B) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person (other than the Corporation or any of its subsidiaries), and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of Article XI. Subject to Section C of Article XI, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries (or its Affiliates).
C.   The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation)

if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section B of this Article XI shall not apply to any such corporate opportunity.
D.   In addition to and notwithstanding the foregoing provisions of this Article XII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.
E.   For purposes of this Article XI, (i) “Affiliate” means (a) in respect of an Exempted Person, any Person that, directly or indirectly, is controlled by such Exempted Person, controls such Exempted Person or is under common control with such Exempted Person and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Exempted Person” means (a) Fly OCP LLC, Morgan Stanley and each of their respective Affiliates; and (iii) “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
F.   To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.
ARTICLE XII
EXCLUSIVE FORUM
A.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court declines or does not have jurisdiction, the federal district court for the District of Delaware or, in the event that the federal district court for the District of Delaware does not have jurisdiction, other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
B.   Notwithstanding the foregoing, the provisions of this Article XII(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1993, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.

C.   Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.
ARTICLE XIII
MISCELLANEOUS
A.   The Corporation reserves the right at any time and from time to time to amend, alter, change, add or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and notwithstanding anything contained in this Certificate of Incorporation or the Bylaws to the contrary, in addition to any vote required by applicable law, prior to the [seventh (7th)] anniversary of the Effective Time, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B) [Preferred Stock], Article VI [Board of Directors], Article VII [Meeting of Stockholders; Action by Written Consent], Article VII [Limitation of Director Liability], Article IX [Business Combination], Article X [Indemnification], Article XI [Competition and Corporate Opportunities], Article XII [Forum Selection], and this Article XIII [Miscellaneous].
B.   If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed by its duly authorized officer as this             day of                  , 2021.
[ ☐ ]
By:
Name:
Title:

EXHIBIT B
Form of Bylaws of New Mondee

Final Form
Bylaws
of
Mondee Holdings, Inc.
(a Delaware corporation)

Bylaws
of
Mondee Holdings, Inc.

Article I — Corporate Offices
Section 1.1   Registered Office.
The address of the registered office of Mondee Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”).
Section 1.2   Other Offices.
The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.
Article II — Meetings of Stockholders
Section 2.1   Place of Meetings.
Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated from time to time by the Board and stated in the notice of the meeting. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
Section 2.2   Annual Meeting.
The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
Section 2.3   Special Meeting.
Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.
No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.
Section 2.4   Notice of Business to be Brought before a Meeting.
(i)   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) (A) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.4 in all applicable respects or (2) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.
(ii)   Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be [•]); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.
(iii)   To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);
(b)   As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and
(c)   As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(iv)   A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(v)   Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.4, if the Proposing Person (or a qualified representative of the Proposing Person) does not appear at the annual meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(vi)   This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(vii)   For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.
Section 2.5   Notice of Nominations for Election to the Board of Directors.
(i)   Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors, the foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.
(ii)   Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.
(iii)   Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (a) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (b) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.
(iv)   In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(v)   In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (a) the conclusion of the time period for Timely Notice, (b) the date set forth in Section 2.5(ii)(b), or (c) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.
(vi)   To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));
(b)   As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and
(c)   As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).
(vii)   For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant in such solicitation.
(viii)   A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(ix)   In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
Section 2.6   Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.
(i)   To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (b) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (1) is not and, if elected as a director during his or her term of office, will not become a party to (A) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (2) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (3) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (4) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (5) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.
(ii)   The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.
(iii)   No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The Board or chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect. Notwithstanding the foregoing provisions of Section 2.5, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(iv)   Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless validly nominated and elected in accordance with Section 2.5 and this Section 2.6.
Section 2.7   Notice of Stockholders’ Meetings.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the notice of meeting (or any supplement thereto). If such notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement given before the date previously scheduled for such meeting.
Section 2.8   Quorum.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
Section 2.9   Adjourned Meeting; Notice.
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
Section 2.10   Conduct of Business.
The chairperson of each annual and special meeting shall be the Chairperson of the Board or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairperson of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of the chairperson of the meeting, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 2.11   Voting.
Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
Except as otherwise provided by the Certificate of Incorporation and subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.
Section 2.12   Record Date for Stockholder Meetings and Other Purposes.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 2.13   Proxies.
Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.
Section 2.14   List of Stockholders Entitled to Vote.
The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.
Section 2.15   Inspectors of Election.
Before any meeting of stockholders, the Corporation may and shall if required by law, appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
Such inspectors shall:
(i)   determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii)   count all votes or ballots;
(iii)   count and tabulate all votes;
(iv)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v)   certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.
Section 2.16   Delivery to the Corporation.
Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.
Article III — Directors
Section 3.1   Powers.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
Section 3.2   Number of Directors.
Subject to the Certificate of Incorporation or any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
Section 3.3   Election, Qualification and Term of Office of Directors.
Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.
Section 3.4   Resignation and Vacancies.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
Section 3.5   Place of Meetings; Meetings by Telephone.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
Section 3.6   Regular Meetings.
Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
Section 3.7   Special Meetings; Notice.
Special meetings of the Board for any purpose or purposes may be held within or outside the State of Delaware and called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i)   delivered personally by hand, by courier or by telephone;
(ii)   sent by United States first-class mail, postage prepaid;
(iii)   sent by facsimile or electronic mail; or
(iv)   sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting, provided that in the case of notices delivered pursuant to subsections (i) and (ii), a copy of such notice is also sent by electronic mail or other means of electronic transmission. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
Section 3.8   Quorum.
At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Section 3.9   Board Action without a Meeting.
Unless otherwise restricted by law, the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, unanimously consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
Section 3.10   Fees and Compensation of Directors.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Article IV — Committees
Section 4.1   Committees of Directors.
The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.
Section 4.2   Meetings and Actions of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i)   Section 3.5 (place of meetings; meetings by telephone);
(ii)   Section 3.6 (regular meetings);
(iii)   Section 3.7 (special meetings; notice);
(iv)   Section 3.9 (board action without a meeting); and
(v)   Section 7.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
(i)   the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii)   special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and
(iii)   the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
Section 4.3   Subcommittees.
Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Article V — Officers
Section 5.1   Officers.
The officers of the Corporation shall include a Chief Executive Officer, a President, a Chief Financial Officer and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.
Section 5.2   Appointment of Officers.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.
Section 5.3   Subordinate Officers.
The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
Section 5.4   Removal and Resignation of Officers.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
Section 5.5   Vacancies in Offices.
Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.
Section 5.6   Representation of Shares of Other Corporations.
The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
Section 5.7   Authority and Duties of Officers.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
Section 5.8   Compensation.
The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
Article VI — Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
Article VII — General Matters
Section 7.1   Execution of Corporate Contracts and Instruments.
The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
Section 7.2   Stock Certificates.
The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall (in each case) be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
Section 7.3   Special Designation of Certificates.
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.
Section 7.4   Lost Certificates.
Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may, in addition to any other requirements as may be imposed by the Corporation, require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 7.5   Shares Without Certificates.
The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
Section 7.6   Construction; Definitions.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
Section 7.7   Dividends.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
Section 7.8   Fiscal Year.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
Section 7.9   Seal.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.10   Transfer of Stock.
Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
Section 7.11   Stock Transfer Agreements.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.
Section 7.12   Registered Stockholders.
The Corporation:
(i)   shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and
(ii)   shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
Section 7.13   Waiver of Notice.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.
Article VIII — Notice
Section 8.1   Delivery of Notice; Notice by Electronic Transmission.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (i) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)   if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii)   if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting and (b) the giving of such separate notice; and
(iii)   if by any other form of electronic transmission, when directed to the stockholder.
Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Article IX — Indemnification
Section 9.1   Power to Indemnify in Actions.
The Corporation shall, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, in each case as set forth in the Certificate of Incorporation. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
Section 9.2   Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.
The Corporation shall, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable and documented out-of-pocket expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 9.3   Authorization of Indemnification.
Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
Section 9.4   Expenses Payable in Advance.
Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
Section 9.5   Nonexclusivity of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise and the rights of directors, officers and other persons to indemnification and advancement of expenses shall be as provided in the Certificate of Incorporation, any Bylaw or any separate indemnification agreement between the Corporation and any such director, officer or other person.
Section 9.6   Insurance.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.
Section 9.7   Certain Definitions.
For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.
Section 9.8   Survival of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 9.9   Limitation on Indemnification.
Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.
Section 9.10   Indemnification of Employees and Agents.
The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.
Section 9.11   Amendments.   Any repeal or amendment of this Article IX by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these bylaws inconsistent with this Article IX, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided, however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.
Section 9.15   Contract Rights.   The rights provided to Covered Persons pursuant to this Article IX shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Covered Person’s heirs, executors and administrators.
Section 9.16   Severability.   If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article IX shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of this

Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
Article X — Amendments
The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that prior to the seventh (7th) anniversary of the Effective Time (as defined in the Certificate of Incorporation), such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.
Article XI — Definitions
As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
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EXHIBIT C
Form of Subscription Agreement

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EXECUTION VERSION
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on December 20, 2021, by and between ITHAX Acquisition Corp., a Cayman Islands exempted company (the “Issuer”), and the subscriber party set forth on the signature page hereto (“Subscriber”).
WHEREAS, the Issuer is concurrently with the execution and delivery hereof entering into that certain Business Combination Agreement (as amended or modified, the “Business Combination Agreement”; capitalized terms used herein without definition shall have the meanings ascribed thereto in the Business Combination Agreement), by and among the Issuer, Ithax Merger Sub I, LLC, a Delaware limited liability company and wholly-owned subsidiary of Issuer (“Merger Sub I”), Ithax Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Issuer(“Merger Sub II”) and Mondee Holdings II, Inc. a Delaware corporation (together with its direct and indirect subsidiaries, “Target”), in substantially the same form provided to Subscriber prior to the date hereof, pursuant to which, among other transactions, Issuer will de-register from the Register of Companies in the Cayman Islands pursuant to the Cayman Islands Companies Act (as revised) and become domesticated as a corporation in the State of Delaware by complying with Section 388 of the Delaware General Corporation Law (the “Domestication”) and Merger Sub I will merge with and into the Target, with Target surviving as a wholly-owned subsidiary of Issuer (the “First Merger”), and immediately following the First Merger, Target will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of Issuer (the “Second Merger”, collectively with the Domestication and the First Merger, the “Transactions”);
WHEREAS, in connection with the Transactions and contingent on the closing of the Transactions pursuant to the terms and subject to the conditions set forth in this Subscription Agreement, Subscriber desires to subscribe for and purchase from the Issuer that number of shares of the Issuer’s Class A common stock, par value $0.001 per share (the “Class A Shares”), as set forth on the signature page hereto (the “Acquired Shares”), for a purchase price of $10.00 per share (the “Per Share Price”) and an aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer on or prior to the Closing (as defined below);
WHEREAS, the Issuer and Subscriber are executing and delivering this Subscription Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”);
WHEREAS, in connection with the Transactions, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or institutional “accredited investors” (as such term is defined in Rule 501 under the Securities Act) (each an “Other Subscriber”) have (severally and not jointly) entered into separate subscription agreements with the Issuer (the “Other Subscription Agreements”), substantially similar to this Agreement, pursuant to which such investors have agreed to purchase Class A Shares on the Closing Date (as defined below) at the Per Share Price (the “Other Acquired Shares”); and
WHEREAS, the aggregate amount of Class A Shares to be sold by Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements as of the date hereof equals 5,000,000 Class A Shares at the Per Share Price.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Subscription.   Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”). Subscriber acknowledges and agrees that, as a result of the Domestication, the Acquired Shares that will be purchased by the Subscriber and issued by the Issuer pursuant hereto shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

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2.   Closing.
(a)   The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the consummation of the First Merger and shall occur substantially concurrently therewith. Not less than five business days prior to the scheduled closing date of the Transactions (the “Closing Date”), the Issuer shall provide written notice to Subscriber (the “Closing Notice”) of (i) such Closing Date, (ii) that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied or waived and (iii) containing wire instructions for the payment of the Purchase Price. Subscriber shall deliver to the Issuer no later than one business day before the Closing Date (as specified in the Closing Notice) or such other date as otherwise agreed to by the Issuer and Subscriber (such date, the “Purchase Price Payment Date”) the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds (1) to the account(s) specified by the Issuer in the Closing Notice, designated by the Issuer prior to the Closing Date for the benefit of Subscriber until the Closing Date and any other information that is reasonably requested in the Closing Notice in order for the Issuer to issue the Subscriber’s Acquired Shares, including, without limitation, the legal name of the person in whose name such Acquired Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable, or (2) in the case of a Subscriber that is an “investment company” registered under the Investment Company Act of 1940, as amended, to an account specified by the Issuer and subject to such procedures otherwise mutually agreed by Subscriber and the Issuer (“Alternative Settlement Procedures”). For the avoidance of doubt, mutually agreeable Alternative Settlement Procedures shall include, without limitation, the Subscriber delivering to the Issuer on the Closing Date the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice against delivery to the undersigned of the Acquired Shares in book entry form as set forth in the following sentence. On the Closing Date, the Issuer shall deliver to Subscriber (A) the Acquired Shares in book entry form (or, if requested by Subscriber in writing in advance of the Closing, in certificated form, duly executed on behalf of the Issuer and countersigned by the Issuer’s transfer agent (the “Transfer Agent”)), free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (B) a copy of the records of the Transfer Agent showing Subscriber as the owner of the Acquired Shares on and as of the Closing Date (the “Subscriber’s Deliveries”); provided, however, that the Issuer’s obligation to issue the Acquired Shares to Subscriber is contingent upon Issuer having received the Purchase Price in full in accordance with this Section 2. Unless otherwise provided pursuant to Alternative Settlement Procedures, upon the transfer of Subscriber’s Deliveries by the Issuer to Subscriber (or its nominee in accordance with its delivery instructions), the Subscriber shall, on the Closing Date, release the Purchase Price to the Issuer. In the event the closing of the Transactions does not occur within three business days of the Closing Date specified in the Closing Notice, unless otherwise agreed by the Issuer and Subscriber, the Issuer shall promptly (but not later than two business days thereafter) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, and any book entries representing the Acquired Shares or share certificates shall be deemed cancelled. Notwithstanding such return or cancellation, failure to close on the Closing Date specified in the Closing Notice shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived, and unless and until this Subscription Agreement is terminated in accordance with Section 6 hereof, Subscriber shall remain obligated to (x) redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice with a new Closing Date in accordance with this Subscription Agreement and (y) upon satisfaction or waiver of the conditions set forth in Section 2(b), consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transactions. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, are open for the general transaction of business.
(b)   The Closing shall be subject to the satisfaction, or waiver by each of the parties hereto, of the conditions that, on the Closing Date:
(i)   solely with respect to Subscriber, the representations and warranties made by the Issuer (other than the representations and warranties set forth in Section 3(b), Section 3(c) and Section 3(h)) in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true

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and correct in all material respects as of such date, and other than those representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which shall be true and correct in all respects as of the Closing Date), the representations and warranties made by the Issuer set forth in Section 3(b), Section 3(c) and Section 3(h) shall be true and correct in all respects as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all respects as of such date), in each case, without giving effect to the consummation of the Transactions;
(ii)   solely with respect to the Issuer, (1) the representations and warranties made by Subscriber in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such date, and other than those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects as of the Closing Date), in each case, without giving effect to the consummation of the Transactions, and (2) all obligations, covenants and agreements of the Subscriber required to be performed by it at or prior to the Closing Date shall have been performed in all material respects.
(iii)   solely with respect to the Issuer, Subscriber shall have delivered the Purchase Price in compliance with the terms of this Subscription Agreement;
(iv)   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is then in effect and has the effect of making the First Merger, Second Merger or the other Transactions illegal or otherwise prohibiting consummation of the First Merger, Second Merger or the other Transactions.
(v)   the Issuer’s equityholders shall have approved the issuance of the Acquired Shares and Other Acquired Shares as and if required by The Nasdaq Stock Market (“Nasdaq”) rules;
(vi)   solely with respect to Subscriber, the Issuer shall have made such filings with Nasdaq as are necessary for the listing of the Acquired Shares and Other Acquired Shares and such Acquired Shares and Other Acquired Shares shall have been approved for listing on Nasdaq, subject to notice of issuance thereof;
(vii)   all conditions precedent to the closing of the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived (as determined by the parties to the Business Combination Agreement) (other than those conditions that by their nature may only be satisfied at the closing of the Transactions, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Acquired Shares pursuant to this Subscription Agreement, but subject to satisfaction or waiver by such party of such conditions as of the closing of the Transactions), and the closing of the Transactions shall be scheduled to occur substantially concurrently with or immediately following the Closing;
(viii)   solely with respect to Subscriber, the Issuer shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing, except where the failure of such performance or compliance would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing; and
(ix)   except to the extent consented to in writing by Subscriber, the Business Combination Agreement (as filed with the Commission (as defined below) on or shortly after the date hereof) shall not have been amended, modified, supplemented or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber (in its capacity as such) would reasonably expect to receive under this Subscription Agreement.
(c)   Upon the terms and subject to the conditions set forth in this Subscription Agreement, Subscriber and the Issuer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to reasonably assist and cooperate with the other party hereto in doing all things

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reasonably necessary, proper or advisable under applicable legal requirements to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Subscription Agreement.
3.   Issuer Representations and Warranties.   The Issuer represents and warrants to Subscriber and each Placement Agent (as defined below) that:
(a)   The Issuer has been duly incorporated and is validly existing as an exempted company in good standing under the laws of the Cayman Islands. As of the Closing Date, immediately following the Domestication, the Issuer will be duly incorporated, validly existing as a corporation in good standing under the laws of the State of Delaware. The Issuer has corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
(b)   The Acquired Shares have been duly authorized by the Issuer and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (except as otherwise stated herein) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s organizational documents (as in effect at such time of issuance) or under the laws of the Cayman Islands or laws of the State of Delaware, as the case may be, under any agreement or instrument to which the Issuer is a party or by which the Issuer is bound, or otherwise.
(c)   This Subscription Agreement, the Business Combination Agreement, the Other Subscription Agreements and any other agreements related to or executed in connection with the Transactions (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by the Issuer and, assuming that the Transaction Documents have been duly authorized, executed and delivered by the other parties thereto, are valid and binding obligations of the Issuer, and are enforceable against it in accordance with their terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(d)   The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Acquired Shares and other transactions contemplated hereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, that, in the case of clause (i) or (iii), would reasonably be expected to have a Material Adverse Effect. For purposes of this Subscription Agreement, a “Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Issuer and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, financial condition, stockholders’ equity or results of operations of the Issuer or its respective subsidiaries individually or taken as a whole and including the combined company after giving effect to the Transactions, or materially affect, impede, or prevent the Issuer’s ability to consummate the (i) transactions contemplated hereby, including the issuance and sale of the Acquired Shares or (ii) the Transactions.
(e)   There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares, (ii) the shares to be issued pursuant to any Other Subscription Agreement or (iii) the shares to be issued pursuant to the Transactions, in each case, that have not been or will not be validly waived on or prior to the Closing Date, including such terms of the shares of the Issuer’s Class B common stock, par value $0.001 per share (the “Class B Shares”), pursuant to the terms of the Issuer’s certificate of incorporation.

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(f)   The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, the Issuer is a party or by which the Issuer’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)   The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement or the Transactions (including, without limitation, the issuance of the Acquired Shares), other than (i) the filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement (as defined below), (ii) filings required by applicable state securities laws, (iii) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable; (iv) those required by Nasdaq, including with respect to obtaining approval of the Issuer’s equityholders; (v) those that will be obtained on or prior to the Closing (including those required to consummate the Transaction as provided under the Business Combination Agreement), (vi) any filing, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (vii) as set forth in the Business Combination Agreement; and (viii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act.
(h)   As of the date of this Subscription Agreement the authorized capital stock of the Issuer consists of (i) 1,000,000 preference shares, par value $0.001 per share (“Preference Shares”) and (ii) 110,000,000 ordinary shares, par value $0.001 per share (the “Ordinary Shares”), including (1) 100,000,000 Class A Ordinary Shares and (2) 10,000,000 Class B Ordinary Shares. As of the date of this Subscription Agreement, (i) no Preference Shares are issued and outstanding, (ii) 24,825,000 Class A Ordinary Shares are issued and outstanding, (iii) 6,037,500 Class B Ordinary Shares are issued and outstanding and (iv) 12,075,000 redeemable warrants and 337,500 private placement warrants are outstanding, none of which are exercisable on or prior to the Closing. All (i) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to and were not issued in violation of any preemptive rights and (ii) outstanding warrants have been duly authorized and validly issued, are fully paid and are not subject to and were not issued in violation of any preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements and the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Ordinary Shares or other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (i) as set forth in the SEC Reports (as defined below) and (ii) as contemplated by the Business Combination Agreement. Except as disclosed in the SEC Reports, as of the date hereof, the Issuer had no outstanding indebtedness and will not have any outstanding long-term indebtedness as of the Closing Date.
(i)   The Issuer is in compliance with all applicable laws and has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
(j)   The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on Nasdaq under the symbol “ITHX” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of

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the Issuer, threatened against the Issuer by Nasdaq or the Commission with respect to any intention by such entity to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Class A Ordinary Shares on Nasdaq, excluding, for the purposes of clarity, the customary ongoing review by Nasdaq of the Issuer’s continued listing application in connection with the Transactions. The Issuer has taken no action that is designed to terminate or is reasonably expected to result in the termination of the registration of the Class A Ordinary Shares under the Exchange Act or the listing of the Class A Ordinary Shares on Nasdaq and is in compliance in all material respects with the listing requirements of Nasdaq.
(k)   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement and each of the Other Subscribers under their respective Other Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Acquired Shares or the Other Acquired Shares by the Issuer to Subscriber and to the Other Subscribers, as applicable, in the manner contemplated by this Subscription Agreement and the Other Subscription Agreements. The Acquired Shares and the Other Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(l)   Each report, statement and form (including exhibits and other information incorporated therein) filed by the Issuer with the Commission under Sections 13(a), 14(a) or 15(d) of the Exchange Act or filed pursuant to the Securities Act since its initial registration of the Class A Ordinary Shares (the “SEC Reports”) when filed complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder. None of the SEC Reports filed under the Exchange Act or the Securities Act (except to the extent that information contained in any SEC Report has been superseded by a later timely filed SEC Report) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SEC Report that is a registration statement, or included, when filed, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in the case of all other SEC Reports. The Issuer has timely filed each SEC Report that the Issuer was required to file with the Commission since its inception. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the Issuer’s SEC Reports. In addition, the Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a copy of the SEC Reports since its initial registration of the Class A Ordinary Shares with the Commission. Each of the financial statements (including, in each case, any notes thereto) of the Issuer contained in the SEC Reports was prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the Quarterly Report on Form 10-Q of the Commission), each complied in all material respects with the rules and regulations of the Commission with respect thereto as in effect at the time of filing and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Issuer as at the respective dates thereof and for the respective periods indicated therein.
(m)   Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) investigation, action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Issuer, threatened against the Issuer or Target or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Issuer or Target.
(n)   Except for placement fees payable to the Placement Agents, the Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any equityholder or affiliate of the Issuer and such relationships shall not have any liability on Subscriber. The Issuer is solely responsible for the payment of any fees, costs, expenses and commissions of the Placement Agents.
(o)   Except as provided in this Subscription Agreement and the Other Subscription Agreements, none of the Issuer, its subsidiaries or any of their affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under

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circumstances that would require registration of the issuance of any of the Acquired Shares under the Securities Act, whether through integration with prior offerings pursuant to Rule 502(a) of the Securities Act or otherwise.
(p)   Neither the Issuer nor any of its subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does the Issuer or any subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.
(q)   The Issuer has not entered into any side letter or similar agreement with any Other Subscriber or any other investor relating to such Other Subscriber’s or other investor’s direct or indirect investment in the Issuer, other than the Business Combination Agreement, the Other Subscription Agreements, the Registration Rights Agreement (as defined below) to the extent that an Other Subscriber is party thereto, or any side letter or similar agreement unrelated to such Acquired Shares or whose terms and conditions are not materially more advantageous to such Other Subscriber than Subscriber hereunder (other than terms particular to the legal or regulatory requirements of such Other Subscriber or its affiliates or related persons). The Other Subscription Agreements reflect the same Per Share Price and other material terms and conditions with respect to the purchase of the Other Acquired Shares that are no more favorable to such Other Subscriber thereunder than the terms and conditions of this Subscription Agreement (other than terms particular to the legal or regulatory requirements of such Other Subscriber or its affiliates or related persons). The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.
(r)   The Issuer is not, and immediately after receipt of payment for the Acquired Shares, and consummation of the Transactions, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(s)   There has been no action taken by the Issuer, or, to the knowledge of the Issuer, any officer, director, equityholder, manager, employee, agent or representative of the Issuer, in each case, acting on behalf of the Issuer, in violation of any applicable Anti-Corruption Laws (as herein defined), (i) the Issuer has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any applicable Anti-Corruption Laws, (ii) the Issuer has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws, and (iii) the Issuer has not received any written notice or citation from a governmental authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, the Anti-Money Laundering Regulations (2020 Revision) of the Cayman Islands, and any similar law that prohibits bribery or corruption.
(t)   The Class A Ordinary Shares are eligible for clearing through The Depository Trust Company (the “DTC”), through its Deposit/Withdrawal at Custodian (“DWAC”) system, and the Issuer is eligible and participating in the Direct Registration System (“DRS”) of DTC with respect to the Class A Ordinary Shares. The Transfer Agent is a participant in DTC’s Fast Automated Securities Transfer Program.
(u)   The Issuer acknowledges that there have been no, and in issuing the Acquired Shares the Issuer is not relying on any, representations, warranties, covenants and agreements made to the Issuer by Subscriber, any of its officers, directors or representatives or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements expressly stated in this Subscription Agreement.
(v)   Upon the Closing, the Acquired Shares will not be subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of Subscriber to pledge, sell, assign or otherwise transfer the Acquired Shares under any organizational document or agreement of the Issuer, which for the avoidance of doubt excludes the restrictions on transfer described in Section 4(f) hereof with respect to the status of the Acquired Shares as “restricted securities” pending their resale pursuant to an effective registration statement under the Securities Act.

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(w)   The Issuer does not engage in (i) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”) or (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800).
(x)   No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Issuer or, to the Issuer’s knowledge, any Issuer Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable. “Issuer Covered Person” means, with respect to the Issuer as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).
4.   Subscriber Representations and Warranties.   Subscriber represents and warrants to Issuer and each Placement Agent that:
(a)   Subscriber is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(b)   This Subscription Agreement has been duly authorized, executed and delivered by Subscriber and, assuming that this Subscription Agreement has been duly authorized, executed and delivered by the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(c)   The execution, delivery and performance by Subscriber of this Subscription Agreement, including the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that the Issuer nor any of its affiliates has provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.
(d)   The execution, delivery and performance by Subscriber of this Subscription Agreement, including the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject; (ii) Subscriber’s organizational documents or under any law, rule, regulation, agreement or other obligation by which Subscriber is bound; and (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties, that, in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the legal authority or ability of Subscriber to perform in any material respects its obligations hereunder.
(e)   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is a “qualified institutional buyer” and is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the

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Securities Act or any other securities laws of the United States or any other jurisdiction (and shall provide the requested information on Schedule A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares, unless such newly formed entity is an entity in which all of the equity owners are “accredited investors” (within the meaning of Rule 501(a) under the Securities Act).
(f)   Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act or any other securities laws of the United States or any other jurisdiction. Subscriber understands that it is acquiring its entire beneficial ownership interest in the Acquired Shares for Subscriber’s own account for investment purposes only and not with a view to any distribution of the Acquired Shares in any manner that would violate the securities laws of the United States or any other jurisdiction. Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) pursuant to offers and sales that occur in an “offshore transaction” within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act (“Rule 144”), provided that all of the applicable conditions thereof (including those set out in Rule 144(i) which are applicable to the Issuer) have been met, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, including pursuant to a private sale effected under Section 4(a)(7) of the Securities Act or applicable formal or informal Commission interpretation or guidance, such as a so-called “4(a)(1) and a half” sale, and that any certificates or book-entry records representing the Acquired Shares shall contain a legend to such effect, which legend shall be subject to removal as set forth herein and in the Registration Rights Agreement, dated the date hereof, by and among the Issuer and other parties thereto (the “Registration Rights Agreement”) (but only to the extent that Subscriber is party to the Registration Rights Agreement, in which case, notwithstanding anything else contained herein to the contrary, Section 5 and 8(c) hereof shall not apply and not be effective with respect to such Subscriber). Subscriber understands and agrees that the Acquired Shares will be subject to the foregoing restrictions and, as a result, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares. By making the representations herein, Subscriber does not agree to hold any of the Acquired Shares for any minimum or other specific term and reserves the right to assign, transfer or otherwise dispose of any of the Acquired Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.
(g)   Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no, and in purchasing the Acquired Shares Subscriber is not relying on any, representations, warranties, covenants or agreements made to Subscriber by Deutsche Bank Securities Inc. and AXIA Capital Markets LLC (individually, a “Placement Agent” and collectively, the “Placement Agents”), the Issuer, or any of their respective affiliates or any control persons, officers, directors, partners, agents or representatives, or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements expressly stated in this Subscription Agreement.
(h)   To the extent applicable to it, Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended, section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.
(i)   In making its decision to purchase the Acquired Shares, Subscriber represents that it has conducted and completed its own independent due diligence and has independently made its own analysis and decision with respect to the Subscription. Subscriber further represents that, except for the representations, warranties, covenants and agreements made by Issuer herein, it is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice Subscriber deems appropriate) with respect to the Subscription, the Acquired Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Subscriber acknowledges and agrees that

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it has received and had an opportunity to review the offering materials made available to it in connection with the Subscription and such other information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer, Target and the Transactions, in each case, made available prior to the date hereof. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information from the Issuer directly as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. However, neither any such inquiries, nor any due diligence investigation conducted by Subscriber or any of Subscriber’s professional advisors nor anything else contained herein, shall modify, limit or otherwise affect Subscriber’s right to rely on the Issuer’s representations, warranties, covenants and agreements contained in this Subscription Agreement. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, Target, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations, warranties, covenants and agreements of the Issuer contained in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber acknowledges and agrees that neither the Placement Agents, nor any of their respective affiliates, has provided Subscriber with any information or advice with respect to the Acquired Shares nor is such information or advice necessary or desired. Neither the Placement Agents nor any of their respective affiliates has made or makes any representation as to the Issuer, Target or the quality or value of the Acquired Shares. On behalf of itself and its affiliates, the Subscriber acknowledges that the Placement Agents shall not have any liability or any obligation to the Subscriber or its affiliates in respect of this Subscription Agreement or the transactions contemplated hereby including, but not limited to, any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscriber’s purchase of the Acquired Shares.
(j)   Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer or by means of contact from one or more of the Placement Agents, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or by contact between Subscriber and one or more Placement Agents. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means.
(k)   Subscriber acknowledges and agrees that the Placement Agents, and their respective affiliates, are acting solely as placement agents in connection with the Subscription and are not acting as underwriters or in any other capacity and are not and shall not be construed as a financial advisor or fiduciary for Subscriber, the Issuer or any other person or entity in connection with the Subscription; provided, however, that Cantor Fitzgerald & Co. and Union Square Advisors, LLC are acting as financial advisors to the Target in relation to the Transactions and Deutsche Bank Securities Inc. is acting as a capital markets advisor to the Issuer in relation to the Transactions.
(l)   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares, including those set forth in the SEC Reports. Subscriber has such knowledge and experience in financial, business and private equity matters as to be capable of evaluating the merits and risks of an investment, both in general and with regard to transactions and investment strategies involving a security or securities, including Subscriber’s investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.
(m)   Subscriber represents and acknowledges that, alone, or together with any professional advisor(s), Subscriber has analyzed and considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.
(n)   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

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(o)   Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively, “OFAC Lists”) (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List; (iii) organized, incorporated, established, located, resident or born in, a country or territory that is the target of country-wide or territory-wide economic or trade sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine), (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.
(p)   If Subscriber is an employee benefit plan that is subject to Title I of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, then Subscriber represents and warrants that neither the Issuer, nor any of its affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Shares.
(q)   At the Purchase Price Payment Date, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2(a).
5.   Registration Rights.
(a)   The Issuer agrees that, as soon as practicable, but in no event later than 30 calendar days after the Closing Date (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement registering the resale of the Acquired Shares (the “Registration Statement”), and the Issuer shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (the “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations, provided, further, that the Issuer’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber, the intended method of disposition of the Acquired Shares (which shall be limited to non-underwritten public offerings) and such other information as shall be reasonably requested by the Issuer to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling

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equityholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided, however, under no circumstances shall Subscriber be required to sign any type of lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Acquired Shares. Any failure by the Issuer to file the Registration Statement by the Filing Date or to cause the effectiveness of such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or cause the effectiveness of the Registration Statement as set forth above in this Section 5. The Issuer will provide a draft of the Registration Statement to Subscriber for review at least two business days in advance of filing the Registration Statement, and will promptly advise the Subscriber when the Registration Statement has been declared effective by the SEC, provided that, for the avoidance of doubt, in no event shall the Issuer be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that, if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw its Acquired Shares from the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Acquired Shares by the Subscriber, any Other Acquired Shares by any Other Subscribers or Class A Shares by any other selling equityholder named in the Registration Statement, the Issuer will promptly notify the Subscriber of such event, and such Registration Statement shall register for resale such number of Class A Shares which is equal to the maximum number of Acquired Shares as is permitted by the Commission. In such event, the number of Class A Shares to be registered for Subscriber, such Other Subscriber or other selling equityholder named in the Registration Statement shall be reduced pro rata among all such selling equityholders and as promptly as practicable after being permitted to register additional Acquired Shares under Rule 415 under the Securities Act, the Issuer shall amend the Registration Statement or file with the Commission, as promptly as allowed by the Commission, one or more registration statements to register the resale of those Registrable Securities (as defined below) that were not registered on the initial Registration Statement, as so amended and to cause such amendment or Registration Statement to become effective as promptly as practicable. The Issuer will, at its own expense, use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until all such securities cease to be Registrable Securities. The Issuer will provide all customary and commercially reasonable cooperation necessary to (i) enable Subscriber to resell Registrable Securities pursuant to the Registration Statement or Rule 144, as applicable, (ii) qualify the Registrable Securities for listing on the primary stock exchange on which the Class A Shares are then listed, (iii) update or amend the Registration Statement as necessary to include Registrable Securities and (iv) provide customary notice to holders of Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, the Acquired Shares and any other equity security of the Issuer issued or issuable with respect to the Acquired Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities at the earliest of: (A) when Subscriber ceases to hold any Registrable Securities; (B) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144, and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144, (C) when such securities shall have ceased to be outstanding or (D) three years from the date of effectiveness of the Registration Statement.
(b)   In the case of the registration, qualification, exemption or compliance effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Issuer shall:
(i)   except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, for as long as Subscriber continues to hold Registrable Securities;

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(ii)   advise Subscriber, as promptly as practicable but in any event, within three business days:
(1)   when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;
(2)   of any request by the Commission for amendments or supplements to any Registration Statement or prospectus included therein or for additional information;
(3)   of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(4)   of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(5)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (and in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (1) through (5) above may constitute material, nonpublic information regarding the Issuer;
(iii)   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(iv)   upon the occurrence of any event contemplated in Section 5(b)(ii)(5), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   use its commercially reasonable efforts to cause all Acquired Shares to be listed on the primary securities exchange or market, if any, on which the Class A Shares issued by the Issuer have been listed;
(vi)   allow Subscriber to review and consent to disclosure specifically regarding Subscriber in the Registration Statement on reasonable advance notice (which consent shall not be unreasonably withheld); and
(vii)   use its commercially reasonable efforts to take all other steps reasonably necessary to effect the registration of the Acquired Shares and, for so long as Subscriber holds Acquired Shares, to enable Subscriber to sell the Acquired Shares under Rule 144.
(c)   Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay the filing or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Issuer’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose or legal obligations for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the

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reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than 45 consecutive calendar days, or more than 60 total calendar days, in each case during any 12-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (1) to the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (2) to copies stored electronically on archival servers as a result of automatic data back-up. For purposes of this Section 5, “Acquired Shares” shall mean, as of any date of determination, the Acquired Shares purchased hereby and any other equity security issued or issuable with respect to the Acquired Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, including any equity securities received with respect to the Acquired Shares pursuant to the Transactions.
(d)   Subscriber may deliver written notice (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 5; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5(d)) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.
(e)   Indemnification.
(i)   The Issuer shall, notwithstanding the termination of this Subscription Agreement, indemnify and hold harmless, to the fullest extent permitted by law, Subscriber, its directors, officers, employees, agents, trustees, partners, members, managers, equityholders, affiliates, investment advisors and sub-advisors, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each of their respective directors, members, officers, employees and agents from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable attorneys’ fees and expenses actually incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) that arise out of or are caused by (A) any untrue or alleged untrue statement of material fact contained in any Registration Statement (or incorporated by reference therein), prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or document incorporated by reference therein or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances

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under which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Issuer by or on behalf of such Subscriber expressly for use therein, or (B) any violation or alleged violation by the Issuer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5. The Issuer shall notify Subscriber promptly of the institution, threat or assertion (to the Issuer’s knowledge) of any proceeding arising from or in connection with the Transactions; provided, however, that the indemnification contained in this Section 5(e) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of such person to deliver or cause to be delivered a Prospectus made available by the Issuer in a timely manner or (B) in connection with any offers or sales effected by or on behalf of Subscriber in violation of this Agreement.
(ii)   In connection with any Registration Statement in which Subscriber is participating, Subscriber shall furnish to the Issuer in writing such information as the Issuer reasonably requests for use in connection with any such Registration Statement or Prospectus. In connection with any Registration Statement in which Subscriber is participating, Subscriber agrees, severally and not jointly with any Other Subscriber or other investor that is a party to the Other Subscription Agreements, to indemnify and hold harmless, to the fullest extent permitted by law, the Issuer, its directors and officers and agents and employees and each person or entity who controls the Issuer (within the meaning of Section 15 of the Securities Act) and each of their respective directors, members, officers, employees and agents against any Losses, resulting from or arising out of any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in the case of an omission) in and is based on any information or affidavit so furnished in writing by or on behalf of Subscriber expressly for use therein; provided, however, that in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber from the sale of Acquired Shares pursuant to such Registration Statement giving rise to such indemnification obligation.
(iii)   Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)   The indemnification provided under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Acquired Shares.
(v)   If the indemnification provided under this Section 5(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to

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herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber from the sale of Acquired Shares pursuant to such Registration Statement giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 5(e)(i), 5(e)(ii), 5(e)(iii), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(e)(v) from any person who was not guilty of such fraudulent misrepresentation.
(f)   In the event Subscriber becomes a party to the Registration Rights Agreement, this Section 5 shall not apply and not be effective with respect to such Subscriber. For the avoidance of doubt, the Issuer acknowledges and agrees that Subscriber is not party to the Registration Rights Agreement.
6.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect (except for those provisions expressly contemplated to survive termination of this Subscription Agreement in accordance with Section 9(d)), and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof (except with respect to those provisions expressly contemplated to survive termination of this Subscription Agreement in accordance with Section 9(d)), upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in Section 2 of this Subscription Agreement are not satisfied on or prior to the earlier of the Closing Date or the Outside Date (as defined in the Business Combination Agreement as filed with the Commission on or shortly after the date hereof), and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing or (d) the Outside Date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover Losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber in writing (with email being sufficient) of the termination of the Business Combination Agreement. Upon the termination hereof, any monies paid by Subscriber to the Issuer in connection herewith shall promptly (and in any event within one business day) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transactions shall have been consummated.
7.   Additional Agreements and Waivers of Subscriber.
(a)   Trust Account Waiver.   Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Issuer and one or more businesses or assets. Subscriber further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering dated January 27, 2021 (the “January 27, 2021 Prospectus”), available at sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of its public equityholders and the underwriters of its initial public offering. Except with respect to interest earned on the funds in the Trust Account that may be released to the Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the January 27, 2021 Prospectus. For

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and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future as a result of, or arising out of, this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Acquired Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s (x) record or beneficial ownership of Class A Shares acquired by any means other than pursuant to this Subscription Agreement or (y) redemption rights in connection with the Transactions with respect to any shares of Class A Shares of the Issuer owned by such Subscriber. Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Acquired Shares pursuant to the Issuer’s organizational documents in connection with the Transactions or any other business combination, any subsequent liquidation of the Trust Account or the Issuer or otherwise. In the event Subscriber has any claim against the Issuer as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Acquired Shares, it shall pursue such claim solely against the Issuer and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account. This paragraph shall survive any termination of this Subscription Agreement.
(b)   No Hedging.   Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, shall execute any short sales (as such term is defined in Regulation SHO under the Exchange Act, 17 CFR 242.200) or engage in other hedging transactions of any kind directly with respect to the Acquired Shares during the period from the date of this Subscription Agreement through the Closing (or such earlier termination of this Subscription Agreement). Notwithstanding anything to the contrary set forth herein, nothing in this Section 7(b) shall prohibit any entities under common management or that share an investment adviser with the Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the transactions contemplated hereby (including Subscriber’s controlled affiliates and/or affiliates) from entering into any short sales or engaging in other hedging transactions; and in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, this Section 7(b) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Shares covered by this Subscription Agreement. The Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Acquired Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of the Acquired Shares shall not be required to provide the Issuer with any notice thereof; provided, however, that neither the Issuer nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Acquired Shares are not subject to any contractual lock up or prohibition on pledging, the form of such acknowledgment to be subject to review and comment by the Issuer in all respects.
8.   Issuer’s Covenants.
(a)   Except as contemplated herein, the Issuer, its subsidiaries and their respective controlled affiliates shall not, and shall cause any person acting on behalf of any of the foregoing to not, take any action or steps that would require registration of the issuance of any of the Acquired Shares under the Securities Act.
(b)   With a view to making available to Subscriber the benefits of Rule 144 or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell securities of the Issuer to the public without registration, the Issuer agrees, for so long as Subscriber holds Acquired Shares to:
(i)   make and keep public information available, as those terms are understood and defined in Rule 144;

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(ii)   file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
(iii)   furnish to Subscriber, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer (public availability on the Commission’s EDGAR system (or successor system) being sufficient) and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.
(c)   As of immediately prior to the First Merger the Issuer agrees that the authorized capital stock of the Issuer will consist of (i) 1,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”) and (ii) 110,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), including (1) 100,000,000 Class A Shares and (2) 10,000,000 Class B Shares. As of immediately prior to the First Merger, the Issuer agrees that (i) no shares of Preferred Stock will be issued and outstanding, (ii) 24,825,000 Class A Shares will be issued and outstanding, (iii) 6,037,500 Class B Shares will be issued and outstanding and (iv) 12,412,000 redeemable warrants and 337,500 private placement warrants will be outstanding, none of which are exercisable on or prior to the Closing. As of immediately prior to the First Merger, the Issuer covenants that all (i) issued and outstanding Class A Shares and Class B Shares will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to and will not be issued in violation of any preemptive rights and (ii) outstanding warrants will be duly authorized and validly issued, fully paid and will not subject to and will not be issued in violation of any preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements and the Business Combination Agreement, the Issuer agrees that there will be no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any shares of Common Stock or other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of immediately prior to the First Merger, other than Merger Sub I and Merger Sub II, the Issuer will not have any subsidiaries and will not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. As of immediately prior to the First Merger, the Issuer agrees there will be no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (i) as set forth in the SEC Reports (as defined below) and (ii) as contemplated by the Business Combination Agreement. Except as disclosed in the SEC Reports, as of immediately prior to the First Merger, the Issuer agrees that it will not have any outstanding indebtedness and will not have any outstanding long-term indebtedness as of the Closing Date.
(d)   The Issuer will use its commercially reasonable efforts to cause the issued and outstanding Class A Shares to be registered pursuant to Section 12(b) of the Exchange Act, and to be listed for trading on Nasdaq under the symbol “ITHX” (it being understood that the trading symbol will be changed in connection with the Transaction).
(e)   The Issuer will use its commercially reasonable efforts to cause the Class A Shares to be eligible for clearing through the DTC, through its DWAC system, and the Issuer will us its commercially reasonable efforts to be eligible and participate in the DRS of DTC with respect to the Class A Shares.
(f)   Upon request of the Subscriber, the Issuer shall use its commercially reasonable efforts to promptly cause the removal of the legend described in Section 4(f) and to issue a certificate or a book entry record without such legend to the holder of the Acquired Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if (i) such Acquired Shares are registered for resale pursuant to an effective registration statement under the Securities Act, upon the sale thereof, (ii) the Acquired Shares are sold pursuant to Rule 144, or (iii) the Acquired Shares can be sold, assigned or transferred without restriction or current public information requirements pursuant to Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and any requirement for the Issuer to be in compliance with the current public information required under Rule 144(c) or Rule 144(i), as applicable, and in each case, the holder provides the Issuer with an undertaking to effect any sales or other transfers in accordance with the Securities Act. With

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respect to a sale pursuant to the foregoing clause (ii), the Issuer shall use its commercially reasonable efforts to cause the removal of such legend within three business days of receipt of Subscriber’s request, provided that the Subscriber has provided such customary representations and other documentation in connection therewith. The Issuer shall be responsible for the fees of the Transfer Agent, counsel to the Issuer, and all DTC fees associated with such issuance and Subscriber shall be responsible for all other fees and expenses (including, without limitation, any applicable broker fees, fees and disbursements of their legal counsel and any applicable transfer taxes). The Issuer shall use its commercially reasonable efforts at its own expense to cause its legal counsel to deliver an opinion, if necessary, to DTC or the Transfer Agent in connection with the instruction under in this Section 8(c) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Subscriber as reasonably requested by the Issuer, its counsel, DTC or Transfer Agent, establishing that restrictive legends are no longer required.
9.   Miscellaneous.
(a)   Each party hereto acknowledges that the other party hereto and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein with respect to it are no longer accurate in all material respects. Subscriber and the Issuer further acknowledge and agree that each of the Placement Agents is a third-party beneficiary with the right to enforce Section 3, Section 4 and Section 9 of this Subscription Agreement on its behalf and not, for the avoidance of doubt, on behalf of the Issuer, and that each of the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber and Issuer contained in this Subscription Agreement.
(b)   Each of the Issuer, the Subscriber and the Placement Agents (with respect to Section 3, Section 4 and Section 9), is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Placement Agents is entitled to rely upon the representations, warranties, agreements and covenants of the Issuer and Subscriber in this Subscription Agreement.
(c)   This Subscription Agreement may not be transferred or assigned without the prior written consent of each of the other parties hereto. Notwithstanding the foregoing, this Subscription Agreement and any of Subscriber’s rights and obligations hereunder may be assigned to one or more affiliates of the Subscriber or to any fund or account managed by the same investment manager or investment advisor as Subscriber or by an affiliate of such investment manager or investor advisor, without the prior consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof. Upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations provided for herein to the extent of such assignment; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager or investment advisor as Subscriber or by an affiliate of such investment manager or investment advisor, unless consented to in writing by the Issuer (such consent not to be unreasonably conditioned, delayed or withheld). Neither this Subscription Agreement nor any rights that may accrue to the Issuer hereunder or any of the Issuer’s obligations may be transferred or assigned other than pursuant to the Transactions.
(d)   All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms.
(e)   The Issuer may request from Subscriber such additional information as the Issuer may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that, the Issuer agrees to keep any such information provided by Subscriber confidential; provided, further, that upon receipt of such additional information, the Issuer shall be allowed to convey such information to each Placement Agent but shall

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cause such Placement Agent to keep the information confidential, except as may (x) be required by applicable law, rule, regulation, (y) requested by governmental, regulatory or self-regulatory body, or (z) required in connection with any legal proceeding.
(f)   This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by each of the parties hereto. This Subscription Agreement may not be waived except by an instrument in writing, signed by the party against whom enforcement of such waiver is sought.
(g)   This Subscription Agreement and, if applicable, the Registration Rights Agreement (including the schedules hereto and thereto) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
(h)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i)   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j)   This Subscription Agreement may be executed in two or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
(k)   Except as otherwise provided in this Subscription Agreement, each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated by this Subscription Agreement.
(l)   The Issuer shall be solely responsible for the fees of the Placement Agents, Transfer Agent, the escrow agent, stamp taxes and all of DTC’s fees associated with the issuance of the Acquired Shares.
(m)   Subscriber understands and agrees that (i) no disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Acquired Shares, (ii) none of the Placement Agents, nor any of their respective affiliates, nor any control persons, directors, officers, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to the Issuer, Target, or their subsidiaries or any of their respective businesses, the Transactions or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer, and (iii) in connection with the issue and purchase of the Acquired Shares, the Placement Agents have not acted as Subscriber’s financial advisor, tax advisor or fiduciary.
(n)   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iv) five business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

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if to Subscriber, to such address or addresses set forth on the signature page hereto;
if to the Issuer, to:
ITHAX Acquisition Corp.
555 Madison Avenue
New York, NY 10022
Attention: Orestes Fintiklis, Chief Executive Officer
Email: orestes@ithacacapitalpartners.com
with a required copy (which copy shall not constitute notice) to:
Reed Smith LLP
599 Lexington Avenue of
New York, NY 10022
Attention: Lynwood E. Reinhardt, Esq.; Panos Katsambas, Esq.
Email: lreinhardt@reedsmith.com; pkatsambas@reedsmith.com
and a required copy (which copy shall not constitute notice) to:
Mondee Holdings II, Inc.
951 Mariners Island Blvd, Ste. 130
San Mateo, CA 94404
Attention: Dan Figenshu, Chief Financial Officer
Email: dan.figenshu@mondee.com
Kirkland & Ellis LLP
1601 Elm Street
Dallas, TX 75201
Attention: Michael Considine, P.C.
Email: michael.considine@kirkland.com
and
Kirkland & Ellis LLP
2049 Century Park E., 37th Floor
Los Angeles, CA 90067
Attention: Michele Cumpston,
Email: michele.cumpston@kirkland.com
(o)   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(p)   This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE), OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE

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TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9(n) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, PLACEMENT AGENTS OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(p).
(q)   If, any change in the Class A Ordinary Shares or Class A Shares, as applicable, shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Acquired Shares issued to Subscriber and the Per Share Price shall be appropriately adjusted to reflect such change.
(r)   The Issuer shall, by 9:00 a.m., New York City time, on the second business day immediately following the date of this Subscription Agreement, file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transactions and any other material, nonpublic information that the Issuer has provided to Subscriber any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Issuer or any of its officers, directors or employees or agents and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Issuer, the Placement Agents or any of their respective affiliates. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer (i) shall not, and shall cause the Placement Agents and the Target not to, disclose the name or identity of Subscriber or any of its affiliates or its investment adviser, or include the name of Subscriber or any of its affiliates or its investment adviser, without the prior written consent of Subscriber, in any press release or marketing materials and (ii) shall not disclose the name or identify of Subscriber or any of its affiliates or its investment adviser, or include the name of Subscriber or any of its affiliates or its investment adviser, without the prior written consent of Subscriber, in any filing with the Commission or any regulatory agency or trading market, except with respect to this clause (ii) as required by state or federal securities law, any governmental authority or stock exchange rule, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure permitted hereunder.

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(s)   Each party hereto agrees for the express benefit of each Placement Agent and their respective affiliates, control persons, officers, directors, employees, partners, agents and representatives that:
(i)   none of the Placement Agents (or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives) (1) shall be liable to Subscriber, the Issuer, the Target or any Other Subscriber pursuant to this Subscription Agreement, an Other Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock for any action, including any improper payment made in accordance with the information provided by the Issuer, heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Shares; (2) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Issuer pursuant to this Subscription Agreement or the Business Combination Agreement or any agreement contemplated therein, or in connection with any of the Transactions; or (3) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Subscription Agreement, the Business Combination Agreement or any agreement contemplated therein, or (y) for anything which any of them may do or refrain from doing in connection with this Subscription Agreement, the Business Combination Agreement or any agreement contemplated therein, except for such party’s own gross negligence, willful misconduct or bad faith.
(ii)   Issuer agrees for the express benefit of each Placement Agent and their respective affiliates, control persons, officers, directors, employees, partners, agents and representatives that (x) none of the Placement Agents (or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives) has any duties or obligations other than those specifically set forth in the engagement letter between the Issuer and such Placement Agent (an “Engagement Letter”); and (y) each Placement Agent, their respective affiliates and their respective representatives shall be entitled to (1) rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Issuer, and (2) be indemnified by the Issuer for acting as Placement Agent hereunder pursuant the indemnification provisions set forth in the applicable Engagement Letter.
(t)   The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under any Other Subscription Agreement or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase the Acquired Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer, the Target or any of their respective subsidiaries that may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. The decision of each Other Subscriber to purchase Other Acquired Shares pursuant to an Other Subscription Agreement has been made by such Other Subscriber independently of Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer, the Target or any of their respective subsidiaries which may have been made or given by Subscriber. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Acquired Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights,

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including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
(u)   The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive. For ease of administration, this single Subscription Agreement may be executed so as to enable each Subscriber identified on the signature page to enter into a Subscription Agreement, severally, but not jointly. The parties agree that no Subscriber listed on the signature page shall have any liability under the Subscription Agreement for the obligations of any Other Subscriber so listed.
[Signature pages follow.]

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IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
ITHAX ACQUISITION CORP.
By:
Name: Orestes Fintiklis
Title:  Chief Executive Officer
Date: December 20, 2021
Signature Page to
Subscription Agreement

SUBSCRIBER:
Signature of Subscriber:	Signature of Joint Subscriber, if applicable:
By: Name: Title:	By: Name: Title:
Date:                 , 20
Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered (if different)
Email Address:
If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Subscriber’s EIN:	Joint Subscriber’s EIN:
Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Aggregate Number of Acquired Shares subscribed for:

Aggregate Purchase Price: $
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.
Number of Acquired Shares subscribed for and aggregate Purchase Price accepted and agreed to as of this             day of            , 20      , by:
ITHAX ACQUISITION CORP.
By: Name: Orestes Fintiklis Title: Chief Executive Officer
Signature Page to
Subscription Agreement

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.
☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

2.
☐ We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check each of the following subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor”.

2.
☐ We are not a natural person.

*** AND ***
C.
AFFILIATE STATUS
(Please check the applicable box)

SUBSCRIBER:
☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
FINRA Rule 4512(c) states that an “institutional account” shall mean any person who comes within any of the below listed categories. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “institutional account.”
☐ a bank, savings and loan association, insurance company or registered investment company;
☐ an investment adviser registered either with the Commission under Section 203 of the Investment Advisers Act or with a state securities commission (or any agency or office performing like functions); or
☐ any other person (whether a natural person, corporation, partnership, trust or otherwise) with total assets of at least $50 million.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.
Schedule A-1
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the Issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below that apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;
☐ Any broker or dealer registered pursuant to section 15 of the Exchange Act;
☐ An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state;
☐ An investment adviser relying on the exemption from registering with the Securities and Exchange Commission under section 203(l) or (m) of the Investment Advisers Act of 1940;
☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;
☐ Any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of the Securities Act;
☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;
☐ A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;
☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;
☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;
☐ Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.
Schedule A-2
☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act;
☐ An entity, of a type not listed in any of the foregoing paragraphs, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;
☐ A “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1): (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;
☐ A “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1), of a family office meeting the requirements in the foregoing paragraph and whose prospective investment in the issuer is directed by such family office pursuant to clause (iii) in the foregoing paragraph;
☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;
☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or
☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

EXHIBIT D
Form of Second Surviving Company Amended and Restated Limited Liability Company Agreement

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MONDEE HOLDINGS II, LLC
(a Delaware limited liability company)
This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Mondee Holdings II, LLC, a Delaware limited liability company (the “Company”), is entered into by the undersigned Member (the “Member”), effective as of [•].
WHEREAS, prior to the date hereof, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act, Del. Code, tit. 6, §§ 18-101 et seq., as amended from time to time (the “Act”), for the purposes set forth herein, by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on December 9, 2021;
WHEREAS, ITHAX Acquisition Corp., the initial member of the Company, entered into a Limited Liability Company Agreement with the Company, dated as of December 9, 2021 (the “Original Agreement”); and
WHEREAS, the Member now desires to amend and restate the Original Agreement in its entirety to be as set forth herein.
NOW, THEREFORE, the Member, intending to be legally bound by this Agreement, hereby agrees amend and restate the Original Agreement in its entirety as follows:
1.   Name.   The name of the limited liability company is Mondee Holdings II, LLC.
2.   Amendment and Restatement; Organization.   This Agreement amends and restates the Original Agreement in its entirety. The Company is a single-member limited liability company previously formed and continued pursuant to the provisions of the Act. The Company was validly organized at the time of the filing of the initial certificate of formation in the Office of the Secretary of State of the State of Delaware.
3.   Purpose.   The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Act, as such business activities may be determined by the Member from time to time. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Section 3. The Company shall have all powers of a limited liability company under the Act and the power to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Section 3.
4.   Registered Office; Registered Agent.   The name and address of the registered office of the Company in the State of Delaware required to be maintained by Section 18-104 of the Act is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808.
5.   Member.   The name of the Member is Mondee Holdings, Inc.
6.   Capital Contributions.   The Member’s initial capital contribution to the Company shall be set forth in the books and records of the Company. The Member shall have no obligation to make any additional capital contributions to the Company. The Member may make such additional capital contributions to the Company as the Member determines are necessary, appropriate or desirable.
7.   Management of the Company.   The Company shall be managed by the Member and the Member shall be deemed the “Manager” of the Company for the purposes of the Act. The Manager shall have the full and exclusive right, power and authority to manage the affairs of the Company, to make all decisions with respect thereto and to do or cause to be done any and all acts or things deemed by the Member to be necessary, appropriate or desirable to carry out or further the business of the Company.
Without limiting the generality of the foregoing, at any time and from time to time, the Manager may appoint directors, officers, agents or other delegates of the Company, with such powers, authority, and responsibilities as the Member delegates to them, provided that at no time shall the power, authority or responsibility delegated be greater than that held by the Manager. Any director, officer, agent or other delegate of the Company may be removed at any time, with or without cause, by action of the Manager, and his or her replacement, if any, may be approved by the Manager at the time of such removal. Any compensation paid to, or remuneration received by, any Person to whom the Member delegates any powers, authority or responsibilities under this paragraph shall be subject to the discretion and approval of the Manager. The persons specified on Schedule A hereto are elected to hold the offices set forth directly across from their perspective names on such Schedule A, each to hold office until his or her successor shall have been duly chosen.
By written approval of the Member, the Member is authorized to admit any Person as an additional Member of the Company (“Additional Members”), and each such Person shall be admitted as an Additional Member at the time such Person (a) executes this Agreement or a counterpart of this Agreement and (b) is named as a Member and assigned a percentage interest in the books and records of the Company. All Members shall then amend this Agreement to the extent necessary to reflect their multiple interests in the Company.
8.   Company Units.   The limited liability company interests of the Company shall be expressed as common limited liability company interest units (each a “Company Unit” and collectively, the “Company Units”). The Company is authorized to issue up to ten (10) Company Units. The Company Units shall not be issued in certificated form. The limited liability company interests of each Member shall be a fraction, expressed as a percentage (the “Member Interest Percentage”) and set forth on Schedule B), the numerator of which is the Company Units held by such Member as set forth on Schedule B and the denominator of which is all issued and outstanding Company Units.
9.   Distributions and Allocations.   All distributions of cash or other assets of the Company shall be made and paid to the Member at such time and in such amounts as the Member may determine. All items of income, gain, loss, deduction and credit shall be allocated to the Member.
10.   Liability of Members; Indemnification.   Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall solely be the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for any debts, liabilities or obligations of the Company.
The Company shall, to the fullest extent provided or allowed by applicable law, indemnify, hold harmless and pay all judgments and claims against the Member, each of the Member’s officers, directors, agents, affiliates, heirs, legal representatives, successors and assigns and the directors, officers, agents or other delegates of the Company (each, an “Indemnified Party”) from, against and in respect of any and all liability, loss, damage and expense incurred or sustained by the Indemnified Party in connection with the business of the Company or by reason of any act performed or omitted to be performed in connection with the activities of the Company or in dealing with third parties on behalf of the Company, except for losses arising from such Indemnified Person’s own fraud, willful misconduct, bad faith or gross negligence, including reasonable costs and attorneys’ fees before and at trial and at all appellate levels, whether or not suit is instituted (which attorneys’ fees may be paid as incurred), and any amounts expended in the settlement (with the consent of the Company) of any claims of liability, loss or damage. The provisions of this Section 10 shall be in addition to and not in limitation of any other rights of indemnification and reimbursement or limitations of liability to which an Indemnified Party may be entitled under the Act, common law or otherwise.
11.   Books and Records.   The Member shall keep or cause to be kept true and correct books of account, in which shall be entered fully and accurately each and every transaction of the Company.
12.   Term.   The term of the Company shall continue until the Company is dissolved. The Company shall be dissolved upon the first to occur of (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under the Act.
13.   Invalid Provisions.   To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be deemed to be amended to the least extent necessary in order to make this Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to validate any provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such amendment or interpretation.
14.   Amendment.   This Agreement may not be altered or modified, except by the written consent of the Member.
15.   Governing Law.   This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.
16.   Headings.   The article and section headings in this Agreement are inserted as a matter of convenience and are for reference only and shall not be construed to define, limit, extend or describe the scope of this Agreement or the intent of any provision.
17.   Effectiveness.   Pursuant to Section 18-201(d) of the Act, this Agreement shall be dated as of the date hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Member, intending to be legally bound hereby, has duly executed this Agreement effective as of the date set forth above.
MEMBER:
MONDEE HOLDINGS, INC.

By:
Its:
[Signature Page to A&R LLC Agreement of Mondee Holdings II, LLC]

SCHEDULE A
OFFICERS OF THE COMPANY
President	[•]
Secretary and Treasurer	[•]
Vice President and Assistant Secretary	[•]

SCHEDULE B
Company Member	Company Units	Member Interest Percentage
Mondee Holdings, Inc.	1	100%

EXHIBIT E
Directors and Officers of Ithax
At Closing, the board of directors of Ithax shall consist of seven (7) members. Ithax shall select one (1) member to serve on the board of directors, the Company shall select four (4) members to serve on the board of directors and Ithax and the Company shall select, by mutual agreement, two (2) members to serve on the board of directors. Ithax will follow best practices with respect to corporate governance (including on director independence).

EXHIBIT F-1
IRS Notice
[DATE OF CLOSING]
Via Certified Mail
Ogden Service Center
P.O. Box 409101
Ogden, UT 84409
Re: Notice Pursuant to Treasury Regulations Section 1.897-2(h)(2)
Ladies and Gentlemen:
At the request of ITHAX Acquisition Corp., a Cayman exempted limited liability company (“Acquiror”), in connection with the acquisition of the outstanding capital stock of Mondee Holdings II, Inc., a Delaware corporation (“Corporation”), Corporation provided the attached statement to Acquiror on the date hereof. This notice is provided pursuant to the requirements of Treasury Regulations Section 1.897-2(h)(2). A copy of a certificate, dated as of the date of this notice, furnished to Acquiror by Corporation under Treasury Regulations Section 1.1445-2(c)(3) (the “FIRPTA Certificate”) is attached hereto.
The following information relates to the corporation providing the notice:
Name:	Mondee Holdings II, Inc.
Address:	[•]
[•]
Taxpayer ID Number:	[•]
The following information relates to the corporation that requested the notice:
Name:	ITHAX Acquisition Corp.
Address:	555 Madison Avenue, Suite 11A
New York, NY 10022
Taxpayer ID Number:	[•]
The interest in question (capital stock of Corporation) is not a “United States real property interest”, as that term is defined in Section 897(c)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) because Corporation is not, and has not been within the five-year period preceding the date hereof, a “United States real property holding corporation” as that term is defined in Section 897(c)(2) of the Code.
Under penalties of perjury, the undersigned, an officer of Corporation, declares that the above notice (including the FIRPTA Certificate attached hereto) is correct to his knowledge and belief and further declares that he has the authority to sign this document on behalf of Corporation.
Enclosed is a duplicate signed copy of this notice that we ask to be date stamped received by the U.S. Internal Revenue Service and returned to us in the self-addressed stamped envelope provided.
MONDEE HOLDINGS II, INC.
By:
Name: [•] Title: [•]

EXHIBIT F-2
FIRPTA Notification Letter
CORPORATION NON-USRPHC CERTIFICATE
UNDER TREASURY REGULATIONS SECTION 1.1445-2(C)(3)
Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is not a United States person. In order to confirm that ITHAX Acquisition Corp., a Cayman exempted limited liability company (“Acquiror”), as transferee, is not required to withhold tax upon its acquisition of all the outstanding capital stock of Mondee Holdings II, Inc., a Delaware corporation (“Corporation”), the undersigned, an officer of Corporation, hereby certifies as follows:
1.
The stock of Corporation does not constitute a “United States real property interest”, as that term is defined in Section 897(c)(1)(A) of the Code;

2.
The determination in Paragraph 1, above, is based on a determination by Corporation that Corporation is not, and has not been a “United States real property holding corporation”, as that term is defined in Section 897(c)(2) of the Code, during the five-year period ending on the date hereof;

3.
Corporation’s U.S. federal employer identification number is [•]; and

4.
Corporation’ office address is: [•]

Corporation understands that this certification may be disclosed to the U.S. Internal Revenue Service by Acquiror and that any false statement contained herein could be punished by fine, imprisonment or both.
This certification constitutes authorization for Acquiror, as agent for Corporation, to deliver a copy of this certification letter, along with the appropriate notification, to the Internal Revenue Service on behalf of Corporation.
*   *   *

Signature Page Follows
Under penalties of perjury I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have the authority to sign this document on behalf of Corporation.
Dated: [Transaction Closing Date]
MONDEE HOLDINGS II, INC.

By:
Name:
[•]

Title:
[•]

EXHIBIT G
Form of Registration Rights Agreement

Exhibit G
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2022, is made and entered into by and among Mondee Holdings, Inc., a Delaware corporation (the “Company”) (formerly known as ITHAX Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability), ITHAX Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) Mondee Holdings, LLC, a Delaware limited liability company (“Mondee LLC”), each person listed on the signature pages under the caption “Third-Party Investors” or who execute a Joinder as a “Third-Party Investor” and each person listed on the signature pages under the caption “Earn-Out Holders” or who executes a Joinder as an “Earn-Out Holders” or who executes a Joinder as an “Earn-Out Holder” (the Sponsor, Mondee LLC, Third-Party Investors (as defined below) and the Earn-Out Holders (as defined below) are collectively referred to as “Holders” and each, a “Holder”).
RECITALS
WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of December 20, 2021 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among the Company, Ithax Merger Sub I, LLC, a Delaware limited liability company (“Merger Sub I”), Ithax Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”) and Mondee Holdings II, Inc., a Delaware corporation (“Mondee Holdings”), by which (a) Merger Sub I will merge with and into Mondee Holdings, with Mondee Holdings surviving as a wholly owned subsidiary of the Company; and (b) immediately following; Mondee Holdings will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of the Company;
WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, Mondee LLC received shares of Company Class A common stock, par value $0.001 per share, (the “Common Stock”), of the Company;
WHEREAS, on the date hereof, certain other investors (such other investors, collectively, the “Third-Party Investors”) purchased an aggregate of 5,000,000 shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the respective Subscription Agreement, each dated as of December 20, 2021, entered into by and between the Company and each of the Third-Party Investors (each, an “Subscription Agreement”) and, collectively, the “Subscription Agreements”);
WHEREAS, on the date hereof, the Company entered into the Earn-Out Agreement, pursuant to which up to 9,000,000 shares of Common Stock (the “Earn-Out Shares”) shall be issued to management and other affiliates of the Company, subject to the terms and conditions set forth in the Earn-Out Agreement (the “Earn-Out Holders”); and
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Additional Holder” shall have the meaning given in Section 6.10.
“Additional Holder Common Stock” shall have the meaning given in Section 6.10.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any

Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble hereto.
“Block Trade” shall have the meaning given in Section 2.4.1.
“Board” shall mean the Board of Directors of the Company.
“Business Combination Agreement” shall have the meaning given in the Recitals hereto.
“Closing” shall have the meaning given in the Business Combination Agreement.
“Closing Date” shall have the meaning given in the Business Combination Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“Earn-Out Agreement” shall mean the Earn-Out Agreement dated December 20, 2021 by and among ITHAX Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability (and any successor thereto) and the certain persons listed on Schedule A thereto.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.
“Holder Information” shall have the meaning given in Section 4.1.2.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Investor Shares” shall have the meaning given in the Recitals hereto.
“Joinder” shall have the meaning given in Section 6.10.
“Lock-up” shall have the meaning given in Section 5.1.1.
“Lock-up Holders” shall have the meaning given in Section 5.1.1.
“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the earlier to occur of (a) six (6) months after the Closing Date, (b) such date that the closing price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any period of thirty (30) consecutive trading days commencing at least ninety (90) calendar days following the Closing Date and (c) the date on which the Company consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing Date that results in the stockholders of Mondee Holdings immediately prior to such transaction having beneficial ownership of less than fifty percent (50%) of the outstanding voting securities of the Company.
“Lock-up Shares” shall mean Common Stock beneficially owned (as such term is used in Rule 13d-3 of the 1934 Act), by a Lock-up Holder immediately following the Closing Date or any other securities so owned convertible into or exercisable or exchangeable for such Common Stock immediately following the Closing Date (other than shares of Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the 1933 Act pursuant to a subscription agreement where the issuance of Common Stock occurs on or after the Closing Date); provided, that, for clarity, Common Stock issued to Third-Party Investors pursuant to the Subscription Agreements shall not constitute Lock-up Shares.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.
“Permitted Transferees” shall mean (i) any person or entity to whom such Holder is permitted to Transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.1.1 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is not prohibited from transferring such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing Date (including any securities distributable pursuant to the Business Combination Agreement or the Earn-Out Agreement); (b) any Additional Holder Common Stock (including, for the avoidance of doubt, any Earn-Out Shares delivered pursuant to the Earn-Out Agreement); and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to Permitted Transferees), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further Transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   fees and disbursements of counsel for the Company;
(E)   fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance;
(F)   reasonable and documented fees and disbursements of counsel (including local and special counsel, to the extent necessary) incurred in connection with any registration statement or registered offering (including any Registration) covering Registrable Securities; and
(G)   in an Underwritten Offering or Other Coordinated Offering, reasonable and documented fees and expenses not to exceed $50,000 in the aggregate for each Registration of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.
“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed Transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.
“Third-Party Investors” shall have the meaning set forth in the Recitals hereto.
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
ARTICLE II
REGISTRATIONS AND OFFERINGS
Section 2.1   Shelf Registration.
2.1.1   Filing.   Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Closing Date, and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to (i) convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf or (ii) file a Form S-3 Shelf, as the case may be, in each case, as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.2   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3   Additional Registrable Securities.   Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Holders.
2.1.4   Requests for Underwritten Shelf Takedowns.   Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, a Holder (any of the Holders being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with an anticipated gross aggregate offering price of at least $10 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor may demand not more than one (1) Underwritten Shelf Takedown and the other Holders may demand not more than two (2) Underwritten Shelf Takedowns, in each case, pursuant to this Section 2.1.4 in any twelve (12) month period (such rights, in each such case, a “Demand”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, which is then available for such offering.
2.1.5   Reduction of Underwritten Offering.   If the Underwriter in an Underwritten Shelf Takedown advises the Demanding Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Demanding Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) shall be allocated among all participating Holders thereof, including the Demanding Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.
2.1.6   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or the Holders, as applicable, may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a Demand for an Underwritten Shelf Takedown shall constitute a Demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or the Holders, as applicable, elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.
Section 2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than (i) a registration relating solely to the sale of securities to participants in a Company stock or other benefit plan, (ii) a transaction covered by Rule 145 under the Securities Act, (iii) a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, (iv) for a dividend reinvestment plan or (v) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2   Reduction of Piggyback Registration.   If the total amount of securities, including Registrable Securities, requested by Holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the Underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the Underwriters determine in their reasonable discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders). For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate number of Registrable Securities owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a Demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.
Section 2.3   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the forty-five (45)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent; provided, however, with respect to the first Underwritten Offering following the Closing, if the managing Underwriters, in their reasonable discretion, advise the Company in writing that a lock-up restriction of a period of forty-five (45) or fewer days would have a material adverse impact on such Underwritten Offering, then such lock-up restrictions shall be for the number of days such managing Underwriters so advise, not to exceed a period of ninety (90) days from the date of the pricing of any such Underwritten Offering. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
Section 2.4   Block Trades; Other Coordinated Offerings.
2.4.1   Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $50 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
2.4.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4   The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.4.5   A Holder may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.
ARTICLE III
COMPANY PROCEDURES
Section 3.1   General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, security holders or partners), and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities, in each case, in accordance with Section 2.1.1;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9   promptly notify the Holders in writing at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;
3.1.10   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, as applicable;

3.1.13   in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.15   with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.
Section 3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.
Section 3.3   Requirements for Participation in Registration Statement in Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration of the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
Section 3.4   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.4.2   If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the Board, be seriously detrimental to the Company and its holders of capital stock and it is therefore essential to defer such filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3   (a) During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of Underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or Section 2.4 for not more than ninety (90) consecutive calendar days or more than one hundred twenty (120) total calendar days in each case during any twelve (12)-month period.
Section 3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
Section 4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, managers, directors, affiliates, and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) caused by, resulting from, arising out of or based upon any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by or on behalf of such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement, Prospectus or preliminary Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its officers, managers, directors, affiliates and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the Transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1.1, Section 4.1.2 and Section 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
LOCK UP
5.1.1   Subject to Section 5.1.2 below, the holders (the “Lock-up Holders”) of any shares of Common Stock issued to the Sponsor prior to the Closing Date or to Mondee LLC in connection with the Business Combination Agreement or to Earn-Out Holders in connection with the Earn-Out Agreement, may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).
5.1.2   Notwithstanding the provisions set forth in Section 5.1.1 above, the Lock-up Holders may Transfer the Lock-up Shares during the Lock-up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-up Holder or any other person with whom such Lock-up Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Lock-up Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Lock-up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-up Holder, or (B) to partners, limited liability company members, Earn-Out Holders or stockholders of the Lock-up Holder, including, for the avoidance of doubt, where the Lock-up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (C) by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vi) pursuant to transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of the corporation’s security holders having the right to exchange their shares of Common Stock for cash, securities or other property; (vii) to satisfy tax withholding obligations in connection with the exercise of options or warrants to purchase shares of Common Stock of the corporation or the vesting of stock-based awards; (viii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options or warrants to purchase shares of Common Stock of the corporation; (ix) pursuant to transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Closing Date, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-up Period; or (x) in connection with the grant and maintenance of a bona fide lien, security interest, pledge or other similar encumbrance to a nationally or internationally recognized financial institution with assets of not less than $10 billion in connection with a loan; provided that the Lock-up Holder shall provide the Company prior written notice informing them of any public filing, report or announcement made by or on behalf of the Lock-up Holder with respect thereto.
ARTICLE VI
MISCELLANEOUS
Section 6.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Mondee Holdings, Inc., 951 Mariners Island Blvd., Ste. 130, San Mateo, CA 94404 Attn: Dan Figenshu, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.
Section 6.2   Assignment; No Third-Party Beneficiaries.
6.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
6.2.2   Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Holders and the Sponsor, the rights hereunder that are personal to such Holders and may not be assigned or delegated in whole or in part, except that (w) each of the Holders shall be permitted to transfer its rights hereunder as such Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Holder (it being understood that no such transfer shall reduce any rights of such Holder or such transferees) and (x) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more Permitted Transferees of the Sponsor (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).
6.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
6.2.4   This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.
6.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.
Section 6.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
Section 6.4   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURTS SITTING IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

Section 6.5   TRIAL BY JURY.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.
Section 6.6   Amendments and Modifications.   Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Holder so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
Section 6.7   Other Registration Rights.   Other than (i) the Third-Party Investors who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as any Holder and such Holder’s affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) under the Securities Act pursuant to which such grantee would have more favorable Demands or treatment with respect to pro rata reduction than those granted to the Holders hereunder without the prior written consent of such Holder.
Section 6.8   Term.   This Agreement shall terminate on the earlier of (a) the fifth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.
Section 6.9   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
Section 6.10   Additional Holders; Joinder.   In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Holders of a majority of the total Registrable Securities (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional

Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.
Section 6.11   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 6.12   Entire Agreement.   This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
Mondee Holdings, Inc.
a Delaware corporation
By:

Name:
Title:
HOLDERS:
ITHAX Acquisition Sponsor LLC,
a Delaware limited liability company
By:

Name:
Title:
Mondee Holdings, LLC,
a Delaware limited liability company
By:

Name:
Title:
[Third-Party Investors]
By:

Name:
Title:
[Earn-Out Holders]
By:

Name:
Title:
[Signature Page to Registration Rights Agreement]

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [•], 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Mondee Holdings, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.
For purposes of this Joinder, “Excluded Sections” shall mean [                 ].
Accordingly, the undersigned has executed and delivered this Joinder as of the                   day of                  , 2022.
Signature of Stockholder
Print Name of Stockholder
Its:
Address:
Agreed and Accepted as of
                 , 20
[           ]
By:
Name: Its:

SCHEDULE 4.12
Brokers
Deutsche Bank
Cantor Fitzgerald
AXIA Capital Markets
Union Square Advisors

ANNEX B
Final Form
CERTIFICATE OF INCORPORATION
OF
Mondee Holdings, Inc.
ARTICLE I
NAME
The name of the corporation is Mondee Holdings, Inc. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
AUTHORIZED CAPITAL
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,000,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 750,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 250,000,000, having a par value of $0.0001 per share. The Common Stock will constitute of two classes: (i) 500,000,000 shares of Class A Common Stock and (ii) 250,000,000 shares of Class C Common Stock. Class A Common Stock and Class C Common Stock will parri passu in all respects, except that Class C Common Stock will not entitle the record holder thereof to any voting powers except as required by law.
ARTICLE V
CAPITAL STOCK
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.   COMMON STOCK.
1.   General.   The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.   Voting.   Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Class A Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter, including the election or removal of directors. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL. Except as otherwise required by law, shares of Class C Common Stock will not entitle the record holder thereof to any voting powers.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is expressly required pursuant to this Certificate of Incorporation (including any Certificate of Designation).
3.   Dividends and Distributions.   Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, dividends and distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.
4.   Liquidation, Dissolution or Winding Up.   Subject to applicable law and the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by each such holder.
5.   Transfer Rights.   Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.
B.
PREFERRED STOCK

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series to have such terms as stated or expressed herein, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE VI
BOARD OF DIRECTORS
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.   The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each succeeding annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation.
B.   Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.
C.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
D.   Except as otherwise provided by law and subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal. There shall be no limit on the number of terms a director may serve on the Board of Directors.
E.   Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F.   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors; provided, further, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.
G.   The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
A.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.   Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the majority of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.
C.   Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII
LIMITATION OF DIRECTOR LIABILITY
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE IX
BUSINESS COMBINATION
The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Corporation shall not engage in any business combination, at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:
A.   Prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or
B.   Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
C.   At or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder; or
D.   The stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.
E.   For purposes of this Article IX:
(i) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the outstanding voting stock of the Corporation, (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (c) the affiliates and associates of any such person described in clauses (a) and (b); provided, however, that “interested stockholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;
(ii) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(a) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation, Article IX is not applicable to the surviving entity;
(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority- owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(c) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(d) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; and
(e) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a)-(d) above) provided by or through the Corporation or any direct or indirect majority- owned subsidiary.
ARTICLE X
INDEMNIFICATION
A.   The Corporation shall, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including, without limitation, attorneys’ fees and disbursements and ERISA excise taxes), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any Proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any Proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
B.   The Corporation shall, to the fullest extent permitted by the DGCL, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or employee benefit plan, against reasonable and documented out-of-pocket expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any Proceeding as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
C.   Expenses (including attorneys’ fees) incurred by a director or officer in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article X. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
D.   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in this Article X shall be made to the fullest extent permitted by law.
E.   Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
F.   Notwithstanding that a Covered Person may have certain rights to indemnification, advancement of expenses or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Article X shall only apply to Covered Persons in their capacity as Covered Persons.
ARTICLE XI
COMPETITION AND CORPORATE OPPORTUNITIES
A.   In recognition and anticipation that (a) certain directors, principals, officers, employees or other representatives of an Exempted Person (as defined below) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (b) an Exempted Person and its Affiliates, including (i) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of its limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (i) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Exempted Person, Non-Employee Director or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
B.   Neither (i) any Exempted Person nor (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (other than the Corporation, any of its subsidiaries or their respective officers or employees) (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any fiduciary duty to refrain from directly or indirectly (A) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (B) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person (other than the Corporation or any of its subsidiaries), and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of Article XI. Subject to Section C of Article XI, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries (or its Affiliates).
C.   The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section B of this Article XI shall not apply to any such corporate opportunity.
D.   In addition to and notwithstanding the foregoing provisions of this Article XII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.
E.   For purposes of this Article XI, (i) “Affiliate” means (a) in respect of an Exempted Person, any Person that, directly or indirectly, is controlled by such Exempted Person, controls such Exempted Person or is under common control with such Exempted Person and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Exempted Person” means (a) Fly OCP LLC, Morgan Stanley and each of their respective Affiliates; and (iii) “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
F.   To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.
ARTICLE XII
EXCLUSIVE FORUM
A.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court declines or does not have jurisdiction, the federal district court for the District of Delaware or, in the event that the federal district court for the District of Delaware does not have jurisdiction, other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
B.   Notwithstanding the foregoing, the provisions of this Article XII(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1993, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.
C.   Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.
ARTICLE XIII
MISCELLANEOUS
A.   The Corporation reserves the right at any time and from time to time to amend, alter, change, add or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and notwithstanding anything contained in this Certificate of Incorporation or the Bylaws to the contrary, in addition to any vote required by applicable law, prior to the seventh (7th) anniversary of the Effective Time, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B) Preferred Stock, Article VI Board of Directors, Article VII Meeting of Stockholders; Action by Written Consent, Article VII Limitation of Director Liability, Article IX Business Combination, Article X Indemnification, Article XI Competition and Corporate Opportunities, Article XII Forum Selection, and this Article XIII Miscellaneous.
B.   If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed by its duly authorized officer as this             day of                  , 2021.
[ ☐ ]
By:
Name:
Title:

ANNEX C
Final Form
Bylaws
of
Mondee Holdings, Inc.
(a Delaware corporation)

Bylaws
of
Mondee Holdings, Inc.

Article I — Corporate Offices
Section 1.1   Registered Office.
The address of the registered office of Mondee Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”).
Section 1.2   Other Offices.
The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.
Article II — Meetings of Stockholders
Section 2.1   Place of Meetings.
Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated from time to time by the Board and stated in the notice of the meeting. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
Section 2.2   Annual Meeting.
The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
Section 2.3   Special Meeting.
Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.
No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.
Section 2.4   Notice of Business to be Brought before a Meeting.
(i)   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) (A) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.4 in all applicable respects or (2) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.
(ii)   Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be March 2023); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.
(iii)   To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);
(b)   As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and
(c)   As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(iv)   A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(v)   Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.4, if the Proposing Person (or a qualified representative of the Proposing Person) does not appear at the annual meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(vi)   This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(vii)   For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.
Section 2.5   Notice of Nominations for Election to the Board of Directors.
(i)   Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors, the foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.
(ii)   Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.
(iii)   Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (a) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (b) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.
(iv)   In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(v)   In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (a) the conclusion of the time period for Timely Notice, (b) the date set forth in Section 2.5(ii)(b), or (c) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.
(vi)   To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));
(b)   As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and
(c)   As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).
(vii)   For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant in such solicitation.
(viii)   A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(ix)   In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
Section 2.6   Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.
(i)   To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (b) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (1) is not and, if elected as a director during his or her term of office, will not become a party to (A) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (2) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (3) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (4) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (5) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.
(ii)   The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.
(iii)   No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The Board or chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect. Notwithstanding the foregoing provisions of Section 2.5, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(iv)   Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless validly nominated and elected in accordance with Section 2.5 and this Section 2.6.
Section 2.7   Notice of Stockholders’ Meetings.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the notice of meeting (or any supplement thereto). If such notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement given before the date previously scheduled for such meeting.
Section 2.8   Quorum.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
Section 2.9   Adjourned Meeting; Notice.
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
Section 2.10   Conduct of Business.
The chairperson of each annual and special meeting shall be the Chairperson of the Board or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairperson of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of the chairperson of the meeting, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 2.11   Voting.
Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
Except as otherwise provided by the Certificate of Incorporation and subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.
Section 2.12   Record Date for Stockholder Meetings and Other Purposes.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 2.13   Proxies.
Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.
Section 2.14   List of Stockholders Entitled to Vote.
The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.
Section 2.15   Inspectors of Election.
Before any meeting of stockholders, the Corporation may and shall if required by law, appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
Such inspectors shall:
(i)   determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii)   count all votes or ballots;
(iii)   count and tabulate all votes;
(iv)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v)   certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.
Section 2.16   Delivery to the Corporation.
Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.
Article III — Directors
Section 3.1   Powers.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
Section 3.2   Number of Directors.
Subject to the Certificate of Incorporation or any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
Section 3.3   Election, Qualification and Term of Office of Directors.
Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.
Section 3.4   Resignation and Vacancies.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
Section 3.5   Place of Meetings; Meetings by Telephone.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
Section 3.6   Regular Meetings.
Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
Section 3.7   Special Meetings; Notice.
Special meetings of the Board for any purpose or purposes may be held within or outside the State of Delaware and called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i)   delivered personally by hand, by courier or by telephone;
(ii)   sent by United States first-class mail, postage prepaid;
(iii)   sent by facsimile or electronic mail; or
(iv)   sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting, provided that in the case of notices delivered pursuant to subsections (i) and (ii), a copy of such notice is also sent by electronic mail or other means of electronic transmission. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
Section 3.8   Quorum.
At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Section 3.9   Board Action without a Meeting.
Unless otherwise restricted by law, the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, unanimously consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
Section 3.10   Fees and Compensation of Directors.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Article IV — Committees
Section 4.1   Committees of Directors.
The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.
Section 4.2   Meetings and Actions of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i)   Section 3.5 (place of meetings; meetings by telephone);
(ii)   Section 3.6 (regular meetings);
(iii)   Section 3.7 (special meetings; notice);
(iv)   Section 3.9 (board action without a meeting); and
(v)   Section 7.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
(i)   the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii)   special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and
(iii)   the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
Section 4.3   Subcommittees.
Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Article V — Officers
Section 5.1   Officers.
The officers of the Corporation shall include a Chief Executive Officer, a President, a Chief Financial Officer and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.
Section 5.2   Appointment of Officers.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.
Section 5.3   Subordinate Officers.
The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
Section 5.4   Removal and Resignation of Officers.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
Section 5.5   Vacancies in Offices.
Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.
Section 5.6   Representation of Shares of Other Corporations.
The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
Section 5.7   Authority and Duties of Officers.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
Section 5.8   Compensation.
The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
Article VI — Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
Article VII — General Matters
Section 7.1   Execution of Corporate Contracts and Instruments.
The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
Section 7.2   Stock Certificates.
The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall (in each case) be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
Section 7.3   Special Designation of Certificates.
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.
Section 7.4   Lost Certificates.
Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may, in addition to any other requirements as may be imposed by the Corporation, require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 7.5   Shares Without Certificates.
The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
Section 7.6   Construction; Definitions.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
Section 7.7   Dividends.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
Section 7.8   Fiscal Year.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
Section 7.9   Seal.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.10   Transfer of Stock.
Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
Section 7.11   Stock Transfer Agreements.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.
Section 7.12   Registered Stockholders.
The Corporation:
(i)   shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and
(ii)   shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
Section 7.13   Waiver of Notice.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.
Article VIII — Notice
Section 8.1   Delivery of Notice; Notice by Electronic Transmission.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (i) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)   if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii)   if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting and (b) the giving of such separate notice; and
(iii)   if by any other form of electronic transmission, when directed to the stockholder.
Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Article IX — Indemnification
Section 9.1   Power to Indemnify in Actions.
The Corporation shall, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, in each case as set forth in the Certificate of Incorporation. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
Section 9.2   Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.
The Corporation shall, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable and documented out-of-pocket expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 9.3   Authorization of Indemnification.
Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
Section 9.4   Expenses Payable in Advance.
Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
Section 9.5   Nonexclusivity of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise and the rights of directors, officers and other persons to indemnification and advancement of expenses shall be as provided in the Certificate of Incorporation, any Bylaw or any separate indemnification agreement between the Corporation and any such director, officer or other person.
Section 9.6   Insurance.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.
Section 9.7   Certain Definitions.
For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.
Section 9.8   Survival of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 9.9   Limitation on Indemnification.
Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.
Section 9.10   Indemnification of Employees and Agents.
The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.
Section 9.11   Amendments.   Any repeal or amendment of this Article IX by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these bylaws inconsistent with this Article IX, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided, however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.
Section 9.15   Contract Rights.   The rights provided to Covered Persons pursuant to this Article IX shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Covered Person’s heirs, executors and administrators.
Section 9.16   Severability.   If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article IX shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of this

Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
Article X — Amendments
The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that prior to the seventh (7th) anniversary of the Effective Time (as defined in the Certificate of Incorporation), such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.
Article XI — Definitions
As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
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ANNEX D
MONDEE HOLDINGS, INC.

2022 EQUITY INCENTIVE PLAN

ARTICLE I
PURPOSE
The purpose of this Mondee Holdings, Inc. 2022 Equity Incentive Plan is to promote the success of the Company’s business for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash and stock-based incentives in order to attract, retain, and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan is effective as of the date set forth in Article XV.
ARTICLE II
DEFINITIONS
For purposes of the Plan, the following terms shall have the following meanings:
2.1   “Affiliate” means a corporation or other entity controlled by, controlling, or under control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such person, whether through the ownership of voting or other securities, by contract, or otherwise.
2.2   “Applicable Law” means the requirements relating to the administration of equity-based awards and the related shares under U.S. state corporate law, U.S. federal and state securities laws, the rules of any stock exchange or quotation system on which the shares are listed or quoted, and any other applicable laws, including tax laws, of any U.S. or non-U.S. jurisdictions where Awards are, or will be, granted under the Plan.
2.3   “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Other Stock-Based Award, or Cash Award. All Awards shall be granted by, confirmed by, and subject to the terms of a written or electronic agreement executed by the Company and the Participant.
2.4   “Award Agreement” means the written or electronic agreement, contract, certificate, or other instrument or document evidencing the terms and conditions of an individual Award. Each Award Agreement shall be subject to the terms and conditions of the Plan.
2.5   “Board” means the Board of Directors of the Company.
2.6   “Cash Award” means an Award granted pursuant to Section 10.3 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.
2.7   “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service: (a) in the case where there is no employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the relevant time of determination (or where there is such agreement in effect but it does not define “cause” (or words of like import)), any of the Participant’s (i) commission of, indictment for, or plea of guilty or no contest to, a felony (or state law equivalent) or a crime involving dishonesty or moral turpitude or the commission of any other act involving willful malfeasance or breach of fiduciary duty with respect to the Company or an Affiliate; (ii) substantial and repeated failure to perform the Participant’s duties or to follow any lawful directive from the Company or any Affiliate; (iii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iv) fraud, theft, embezzlement, gross negligence, or willful misconduct with respect to the Company or an Affiliate; (v) violation of the Company’s or an Affiliate’s written policies or codes of conduct, including written policies related to discrimination, harassment, retaliation, performance of illegal or unethical activities, or ethical misconduct; or (vi) breach of any agreement with the Company or any Affiliate, including, without limitation, any non-competition, non-solicitation, no-hire, or confidentiality covenant between the Participant and the Company or an Affiliate; or (b) in the case where there is an employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement.
2.8   “Change in Control” means and includes each of the following, unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee:
(a)   any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business Combination (as defined below) that does not constitute a Change in Control as defined in Section 2.8(b);
(b)   a merger, reorganization, or consolidation of the Company or in which equity securities of the Company are issued (each, a “Business Combination”), other than a merger, reorganization, or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect Parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect Parent of the Company or such surviving entity) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 2.8(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;
(c)   during the period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board, together with any new director(s) (other than a director (i) designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2.8(a) or 2.8(b) or (ii) whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent or proxy solicitation, relating to the election of directors of the Company by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(d)   stockholder approval of a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale.
Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a

“change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
2.9   “Change in Control Price” means the highest price per Share paid in any transaction related to a Change in Control as determined by the Committee in its discretion.
2.10   “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any guidance and treasury regulation promulgated thereunder.
2.11   “Committee” means any committee of the Board duly authorized by the Board to administer the Plan; provided, however, that unless otherwise determined by the Board, the Committee shall consist solely of two (2) or more Qualified Members. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan. The Board may abolish any Committee or re-vest in itself any previously delegated authority from time to time, and will retain the right to exercise the authority of the Committee to the extent consistent with Applicable Law.
2.12   “Common Stock” means the common stock, $0.001 par value per share, of the Company.
2.13   “Company” means Mondee Holdings, Inc., a Delaware corporation, and its successors by operation of law.
2.14   “Consultant” means any natural person who is an advisor or consultant or other service provider to the Company or any of its Affiliates.
2.15   “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, provided, however, for purposes of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined by the Committee, and the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan in which a Participant participates that is maintained by the Company or any Affiliate.
2.16   “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
2.17   “Effective Date” means the effective date of the Plan as defined in Article XV.
2.18   “Eligible Employees” means each employee of the Company or any of its Affiliates. An employee on a leave of absence may be an Eligible Employee.
2.19   “Eligible Individual” means an Eligible Employee, Non-Employee Director, or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein.
2.20   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.
2.21   “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Stock is not traded, listed, or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a date on which the applicable market is open, the next day that it is open. Notwithstanding the foregoing, with respect to any Award granted on the pricing date of the Company’s initial public offering, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.
2.22   “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.
2.23   “Incentive Stock Option” means any Stock Option that is awarded to an Eligible Employee who is an employee of the Company, its Subsidiaries, or its Parents (if any) under the Plan and that is intended to be, and designated as, an “Incentive Stock Option” within the meaning of Section 422 of the Code.
2.24   “Non-Employee Director” means a director or a member of the Board of the Company who is not an employee of the Company.
2.25   “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.
2.26   “Other Stock-Based Award” means an Award under Article X of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Shares.
2.27   “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.
2.28   “Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.
2.29   “Performance Award” means an Award granted to a Participant pursuant to Article IX hereof contingent upon achieving certain Performance Goals.
2.30   “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.
2.31   “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.
2.32   “Plan” means this Mondee Holdings, Inc. 2022 Equity Incentive Plan, as amended from time to time.
2.33   “Qualified Member” means a member of the Board who is (a) a “non-employee director” within the meaning of Rule 16b-3(b)(3) and (b) “independent” under the listing standards or rules of the securities exchange upon which the Common Stock is traded, but only to the extent such independence is required to take the action at issue pursuant to such standards or rules.
2.34   “Reference Stock Option” has the meaning set forth in Section 7.1.
2.35   “Restricted Stock” means an Award of Shares under the Plan that is subject to restrictions under Article VIII.
2.36   “Restricted Stock Units” means an unfunded, unsecured right to receive, on the applicable settlement date, one (1) Share or an amount in cash or other consideration determined by the Committee to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.
2.37   “Restriction Period” has the meaning set forth in Section 8.3(a) with respect to Restricted Stock.
2.38   “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.
2.39   “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.40   “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.
2.41   “Shares” means shares of Common Stock.
2.42   “Stock Appreciation Right” shall mean the right pursuant to an Award granted under Article VII.
2.43   “Stock Option” or “Option” means any option to purchase Shares granted to Eligible Individuals granted pursuant to Article VI.
2.44   “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
2.45   “Ten Percent Stockholder” means a person owning, as of the applicable date of determination, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.
2.46   “Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and its Affiliates. Unless otherwise determined by the Committee, (a) if a Participant’s employment or services with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service with the Company and its Affiliates and (b) a Participant employed by, or performing services for, an Affiliate that ceases to be an Affiliate shall also be deemed to have incurred a Termination of Service provided the Participant does not immediately thereafter become an employee of the Company or another Affiliate. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.
ARTICLE III
ADMINISTRATION
3.1   Authority of the Committee.   The Plan shall be administered by the Committee. Subject to the terms of the Plan and Applicable Law, the Committee shall have full authority to grant Awards to Eligible Individuals under the Plan. In particular, the Committee shall have the authority to:
(a)   determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;
(b)   determine the number of Shares to be covered by each Award granted hereunder;
(c)   determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the Shares relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);
(d)   determine the amount of cash to be covered by each Award granted hereunder;
(e)   determine whether, to what extent, and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the Plan;
(f)   determine whether and under what circumstances an Award may be settled in cash, Shares, other property, or a combination of the foregoing;

(g)   determine whether, to what extent, and under what circumstances cash, Shares, or other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant;
(h)   modify, waive, amend, or adjust the terms and conditions of any Award, at any time or from time to time, including, but not limited to, Performance Goals;
(i)   determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;
(j)   determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of Shares acquired pursuant to the exercise or vesting of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award or Shares; and
(k)   modify, extend, or renew an Award, subject to Article XII and Section 6.3(l).
3.2   Guidelines.   Subject to Article XII hereof, the Committee shall have the authority to adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by Applicable Law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements or sub-plans relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special rules, sub-plans, guidelines, and provisions for persons who are residing in or employed in, or subject to, the taxes of any domestic or foreign jurisdictions to satisfy or accommodate applicable foreign laws or to qualify for preferred tax treatment of such domestic or foreign jurisdictions.
3.3   Decisions Final.   Any decision, interpretation, or other action made or taken in good faith by or at the direction of the Company, the Board, or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding, and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors, and assigns.
3.4   Procedures.   If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the by-laws of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written consent to the extent permitted by Applicable Law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the Committee members in accordance with the by-laws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.
3.5   Designation of Consultants/Liability; Delegation of Authority.
(a)   The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by Applicable Law) may grant authority to officers of the Company to grant Awards and/or execute agreements or other documents on behalf of the Committee.
(b)   The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant, or agent shall be paid by the Company. The Committee, its members, and any person designated pursuant to Section 3.5(a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by Applicable Law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.
(c)   The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided that such delegation does not (i) violate Applicable Law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Shares.
3.6   Indemnification.   To the maximum extent permitted by Applicable Law and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any of its Affiliates and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s, or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors, or members or former officers, directors, or members may have under Applicable Law or under the by-laws of the Company or any of its Affiliates. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.
ARTICLE IV
SHARE LIMITATION
4.1   Shares.   The initial aggregate number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed [SHARE RESERVE]1 Shares (the “Available Shares”) (subject to any increase or decrease pursuant to this Article IV), which may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company or both. On the first day of each calendar year beginning January 1, 2023 and ending January 1, 2032, the Available Shares shall be increased by a number of Shares equal to the lesser of (a) 3% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Committee. For the avoidance of doubt, the Committee may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year. The aggregate number of Shares that may be issued or used with respect to any Incentive Stock Option shall not exceed [INSERT]2 Shares (subject to any increase or decrease pursuant to Section 4.3 but not subject to the annual adjustment provision above) and the limits set forth in this Section 4.1 will be construed to comply with the applicable requirements of Section 422 of the Code. The maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to that Non-Employee Director during the fiscal year and the value of awards granted to the Non-Employee Director under any other equity compensation plan of the Company during the fiscal year, in each case, for such individual’s service on the Board shall not exceed a total value of $150,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes), provided that, for any fiscal year in which a Non-Employee Director (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or chairman of the Board, such limit shall be $215,000. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. Notwithstanding anything to the contrary

(1)
Note to Draft: To be 10% of the fully-diluted Shares of the Company.

(2)
Note to Draft: To be the same number as the full initial share reserve.

contained herein, Shares subject to an Award under the Plan shall again be made available for issuance or delivery under the Plan if such Shares are (A) Shares tendered in payment of an Option, (B) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, (C) Shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award, or (D) Shares subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Shares to which the Award related.
4.2   Substitute Awards.   In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its Affiliate (“Substitute Awards”). Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the overall share limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grants pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Eligible Employees or Non-Employee Directors prior to such acquisition or combination.
4.3   Adjustments.
(a)   The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, or preferred or prior preference stock ahead of or affecting the Shares, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, or (vi) any other corporate act or proceeding.
(b)   Subject to the provisions of Section 11.1:
(i)   If the Company at any time subdivides (by any split, recapitalization, or otherwise) the outstanding Shares into a greater number of Shares, or combines (by reverse split, combination, or otherwise) its outstanding Shares into a lesser number of Shares, then the respective exercise prices for outstanding Awards that provide for a Participant-elected exercise and the number of Shares covered by outstanding Awards shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.
(ii)   Excepting transactions covered by Section 4.3(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding Shares are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity, then, subject to the provisions of Section 11.1, (A) the aggregate number or kind of securities that thereafter may be issued under the Plan, (B) the number or kind of securities or other property (including cash) to be issued pursuant to Awards granted under the Plan (including as a result of the assumption of the

Plan and the obligations hereunder by a successor entity, as applicable), or (C) the exercise or purchase price thereof, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.
(iii)   If there shall occur any change in the capital structure of the Company other than those covered by Section 4.3(b)(i) or Section 4.3(b)(ii), any conversion, any adjustment, or any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company, then the Committee shall adjust any Award and make such other adjustments to the Plan to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.
(iv)   The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Company public filing.
(v)   Any such adjustment determined by the Committee pursuant to this Section 4.3(b) shall be final, binding, and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors, and permitted assigns. Any adjustment to, or assumption or substitution of, an Award under this Section 4.3(b) shall be intended to comply with the requirements of Section 409A of the Code and Treasury Regulation §1.424-1 (and any amendments thereto), to the extent applicable. Except as expressly provided in this Section 4.3 or in the applicable Award Agreement, a Participant shall have no additional rights under the Plan by reason of any transaction or event described in this Section 4.3.
ARTICLE V
ELIGIBILITY
5.1   General Eligibility.   All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.
5.2   Incentive Stock Options.   Notwithstanding the foregoing, only Eligible Employees who are employees of the Company, its Subsidiaries, or its Parents (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.
5.3   General Requirement.   The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant, or Non-Employee Director, as applicable.
ARTICLE VI
STOCK OPTIONS
6.1   Options.   Stock Options may be granted alone or in addition to other Awards granted under the Plan. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.
6.2   Grants.   The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options; provided, however, that Incentive Stock Options may only be granted to an Eligible Employee who is an employee of the Company, its Subsidiaries, or its Parents (if any). The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3   Terms of Options.   Options granted under the Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(a)   Exercise Price.   The exercise price per Share subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value at the time of grant. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of Common Stock for such Option may be less than the Fair Market Value on the date of grant; provided, that, such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.
(b)   Stock Option Term.   The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years) after the date the Option is granted.
(c)   Exercisability.   Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.3, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.
(d)    Method of Exercise.   Subject to whatever installment exercise and waiting period provisions apply under Section 6.3(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise (which may be electronic) to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price (which shall equal the product of such number of Shares to be purchased multiplied by the applicable exercise price). The exercise price for the Stock Options may be paid upon such terms and conditions as shall be established by the Committee and set forth in the applicable Award Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Stock Options pursuant to which the Company may withhold a number of Shares that otherwise would be issued to the Participant in connection with the exercise of the Stock Option having a Fair Market Value on the date of exercise equal to the exercise price, or that permit the Participant to deliver cash or Shares with a Fair Market Value equal to the exercise price on the date of payment, or through a simultaneous sale through a broker of Shares acquired on exercise, all as permitted by Applicable Law. No Shares shall be issued until payment therefor, as provided herein, has been made or provided for by the Participant.
(e)   Non-Transferability of Options.   No Stock Option shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not transferable pursuant to this Section 6.3(e) is transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any Shares acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement.
(f)   Termination by Death or Disability.   Unless otherwise provided in the applicable Award Agreement, or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one year from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that, in the event of a Participant’s Termination of Service by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.
(g)   Involuntary Termination Without Cause.   Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by involuntary termination by the Company without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options.
(h)   Voluntary Resignation.   Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is voluntary (other than a voluntary termination described in Section 6.3(i) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of thirty (30) days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options.
(i)   Termination for Cause.   Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service (i) is for Cause or (ii) is a voluntary Termination of Service (as provided in Section 6.3(h)) after the occurrence of an event that would be grounds for a Termination of Service for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon immediately terminate and expire as of the date of such Termination of Service.
(j)   Unvested Stock Options.   Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination of Service for any reason shall terminate and expire as of the date of such Termination of Service.
(k)   Incentive Stock Option Limitations.   To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary, or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary, or any Parent at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as required by Applicable Law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.
(l)   Modification, Extension, and Renewal of Stock Options.   The Committee may (i) modify, extend, or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided, further, that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option

(other than adjustments or substitutions in accordance with Article IV), unless such action is approved by the stockholders of the Company.
(m)   Other Terms and Conditions.   The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Non-Qualified Stock Option as of such date, with respect to which the Fair Market Value of the Shares underlying the Non-Qualified Stock Option exceeds the exercise price of such Non-Qualified Stock Option on the date of expiration of such Option, subject to Section 14.4. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.
ARTICLE VII
STOCK APPRECIATION RIGHTS
7.1   Stock Appreciation Rights.   Stock Appreciation Rights may be granted alone (“Free Standing Stock Appreciation Right”) or in conjunction with all or part of any Stock Option (a “Reference Stock Option”) granted under the Plan (“Tandem Stock Appreciation Rights”). In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Reference Stock Option.
7.2   Terms of Stock Appreciation Rights.   Stock Appreciation Rights granted under the Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(a)   Exercise Price.   The exercise price per Share subject to a Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per Share exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value at the time of grant, and provided, further, that the per share exercise price of a Tandem Stock Appreciation Right shall not be less than the per share exercise price of the Reference Stock Option. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the exercise price per share of Common Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that, such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.
(b)   Term.   The term of each Free Standing Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than ten (10) years after the date the right is granted. A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of Shares covered by the Reference Stock Option shall not be reduced until, and then only to the extent that the exercise or termination of the Reference Stock Option causes, the number of Shares covered by the Tandem Stock Appreciation Right to exceed the number of Shares remaining available and unexercised under the Reference Stock Option.
(c)   Exercisability.   Unless otherwise provided by the Committee, Free Standing Stock Appreciation Rights granted under the Plan shall be exercised at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in terms of any Award Agreement upon the occurrence of a specified event. A Tandem Stock Appreciation Right shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Article VI, and shall be subject to the provisions of Section 6.3(c).
(d)   Method of Exercise.   Subject to whatever installment and waiting period provisions applied under Section 6.3(c), to the extent vested, a Free Standing Stock Appreciation Right may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by given written notice of exercise (which may be electronic) to the Company specifying the number of Stock Appreciation Rights being exercised. A Tandem Stock Appreciation Right may be exercised by the Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 7.2. Stock Options that have been so surrendered, in whole or in part, shall no longer be exercisable to the extent that the related Tandem Stock Appreciation Rights have been exercised.
(e)   Payment.   Upon the exercise of a Free Standing Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Shares (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one Share on the date that the right is exercised over the Fair Market Value of one Share on the date that the right was awarded to the Participant. Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive up to, but no more than, an amount in cash and/or Shares (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one Share over the Stock Option exercise price per Share specified in the Reference Stock Option Award Agreement multiplied by the number of Shares in respect of which the Tandem Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.
(f)   Deemed Exercise of Reference Stock Option.   Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Article IV of the Plan on the number of Shares to be issued under the Plan.
(g)   Termination.   Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and the Plan, upon a Participant’s Termination of Service for any reason, Free Standing Stock Appreciation Rights may remain exercisable following a Participant’s Termination of Service on the same basis as Stock Options would be exercisable following a Participant’s Termination of Service in accordance with the provisions of Sections 6.3(f) through 6.3(j).
(h)   Non-Transferability.   Free Standing Stock Appreciation Rights shall not be transferable by the Participant other than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant. Tandem Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Stock Option would be transferable under Section 6.3(e) of the Plan.
(i)   Modification, Extension, and Renewal of Stock Appreciation Rights.   The Committee may (i) modify, extend, or renew outstanding Stock Appreciation Rights granted under the Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided, further, that such action does not subject the Stock Appreciation Rights to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Appreciation Rights (to the extent not theretofore exercised) and authorize the granting of new Stock Appreciation Rights in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Stock Appreciation Right may not be modified to reduce the exercise price thereof nor may a new Stock Appreciation Right at a lower price be substituted for a surrendered Stock Appreciation Right (other than adjustments or substitutions in accordance with Article IV), unless such action is approved by the stockholders of the Company.
(j)   Other Terms and Conditions.   The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of such Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the Shares underlying the Stock Appreciation Right exceeds the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 14.4. Stock Appreciation Rights may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

ARTICLE VIII
RESTRICTED STOCK; RESTRICTED STOCK UNITS
8.1   Awards of Restricted Stock and Restricted Stock Units.   Shares of Restricted Stock and Restricted Stock Units may be granted alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals to whom, and the time or times at which, grants of Restricted Stock and/or Restricted Stock Units shall be made, the number of shares of Restricted Stock or Restricted Stock Units to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee shall determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan, including any vesting or forfeiture conditions during the applicable restriction period. The Committee may condition the grant or vesting of Restricted Stock and Restricted Stock Units upon the attainment of specified performance targets (including the Performance Goals) or such other factor as the Committee may determine in its sole discretion.
8.2   Awards and Certificates.   Restricted Stock and Restricted Stock Units granted under the Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(a)   Restricted Stock:
(i)   Purchase Price.   The purchase price of Restricted Stock shall be fixed by the Committee. The purchase price for shares of Restricted Stock may be zero to the extent permitted by Applicable Law, and, to the extent not so permitted, such purchase price may not be less than par value.
(ii)   Legend.   Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by Applicable Law, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.
(iii)   Custody.   If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.
(iv)   Rights as a Stockholder.   Except as provided in Section 8.3(a) and this Section 8.2(a) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of Shares, including, without limitation, the right to receive dividends, the right to vote such Shares, and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares; provided that the Award Agreement shall specify on what terms and conditions the applicable Participant shall be entitled to dividends payable on the shares of Restricted Stock.
(v)   Lapse of Restrictions.   If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such Shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by Applicable Law or other limitations imposed by the Committee.

(b)   Restricted Stock Units:
(i)   Settlement.   The Committee may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practical after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A of the Code.
(ii)   Right as a Stockholder.   A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until Shares are delivered in settlement of the Restricted Stock Units.
(iii)   Dividend Equivalents.   If the Committee so provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares, and may be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.
8.3   Restrictions and Conditions.
(a)   Restriction Period:
(i)   The Participant shall not be permitted to transfer shares of Restricted Stock awarded under the Plan or vest in Restricted Stock Units during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the applicable Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the Restricted Stock and/or Restricted Stock Units. Within these limits, based on service, attainment of Performance Goals pursuant to Section 8.3(a)(ii), and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award or Restricted Stock Unit and/or waive the deferral limitations for all or any part of any Award.
(ii)   If the grant of shares of Restricted Stock or Restricted Stock Units or the lapse of restrictions or vesting schedule is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage applicable to each Participant or class of Participants in the applicable Award Agreement prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions), and other similar types of events or circumstances.
(b)   Termination.   Unless otherwise provided in the applicable Award Agreement or determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, upon a Participant’s Termination of Service for any reason during the relevant Restriction Period, all Restricted Stock or Restricted Stock Units still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.
ARTICLE IX
PERFORMANCE AWARDS
9.1   Performance Awards.   The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals either alone or in addition to other Awards granted under the Plan. The Performance Goals to be achieved during the Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The conditions for grant or vesting and the other provisions of Performance Awards (including, without limitation, any applicable Performance Goals) need not be the same with respect to each Participant.

Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement.
ARTICLE X
OTHER STOCK-BASED AND CASH AWARDS
10.1   Other Stock-Based Awards.   The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including but not limited to, Shares awarded purely as a bonus and not subject to restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company, stock equivalent units, and Awards valued by reference to book value of Shares. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.
Subject to the provisions of the Plan, the Committee shall have authority to determine the Eligible Individuals to whom, and the time or times at which, such Awards shall be made, the number of Shares to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Shares under such Awards upon the completion of a specified Performance Period. The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion.
10.2   Terms and Conditions.   Other Stock-Based Awards made pursuant to this Article X shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(a)   Non-Transferability.   Subject to the applicable provisions of the Award Agreement and the Plan, Shares subject to Awards made under this Article X may not be transferred prior to the date on which the Shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses.
(b)   Dividends.   Unless otherwise determined by the Committee at the time of the grant of an Award, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this Article X shall not be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalents in respect of the number of Shares covered by the Award.
(c)   Vesting.   Any Award under this Article X and any Shares covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.
(d)   Price.   Shares under this Article X may be issued for no cash consideration. Shares purchased pursuant to a purchase right awarded under this Article X shall be priced as determined by the Committee in its sole discretion.
10.3   Cash Awards.   The Committee may from time to time grant Cash Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as it shall determine in its sole discretion. Cash Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.
ARTICLE XI
CHANGE IN CONTROL PROVISIONS
11.1   Benefits.   In the event of a Change in Control, and except as otherwise provided by the Committee in an Award Agreement, a Participant’s Awards shall be treated as determined by the Committee, including, but not limited to, in accordance with one or more of the following methods:

(a)   Awards, whether or not then vested, shall be continued, be assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Shares on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).
(b)   The Committee, in its sole discretion, may provide for the cancellation of Awards for an amount of cash equal to the excess (if any) of the Change in Control Price of the Shares covered by such Awards, over the aggregate exercise price of such Awards (to the extent applicable); provided, however, that if the exercise price of an Option or Stock Appreciation Right exceeds the Change in Control Price, such Award may be cancelled for no consideration.
(c)   The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant-elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.
(d)   Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an Award at any time.
ARTICLE XII
TERMINATION OR AMENDMENT OF PLAN
Notwithstanding any other provision of the Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any Applicable Law), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by Applicable Law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension, or termination may not be materially impaired without the consent of such Participant and, provided, further, that without the approval of the holders of the Shares entitled to vote in accordance with Applicable Law, no amendment may be made that would (a) increase the aggregate number of Shares that may be issued under the Plan (except by operation of Article IV); (b) change the classification of individuals eligible to receive Awards under the Plan; (c) reduce the exercise price of any Stock Option or Stock Appreciation Right; (d) grant a new Stock Option, Stock Appreciation Right, or other Award in substitution for, or upon the cancellation of, any previously granted Stock Option or Stock Appreciation Right that has the effect of reducing the exercise price thereof; (e) exchange any Stock Option or Stock Appreciation Right for Common Stock, cash, or other consideration when the exercise price per Share under such Stock Option or Stock Appreciation Right exceeds the Fair Market Value of a Share; or (f) take any other action that would be considered a “repricing” of a Stock Option or Stock Appreciation Right under the applicable listing standards of the national exchange on which the Common Stock is listed (if any). Notwithstanding anything herein to the contrary, the Board or the Committee may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with Applicable Law, including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall materially impair the rights of any holder without the holder’s consent.

ARTICLE XIII
UNFUNDED STATUS OF PLAN
The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which is not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.
ARTICLE XIV
GENERAL PROVISIONS
14.1   Legend.   The Committee may require each person receiving Shares pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, and any Applicable Law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If the Shares are held in book-entry form, then the book-entry will indicate any restrictions on such Shares.
14.2   Other Plans.   Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.
14.3   No Right to Employment/Directorship/Consultancy.   Neither the Plan nor the grant of any Award hereunder shall give any Participant or other employee, Consultant, or Non-Employee Director any right with respect to continuance of employment, consultancy, or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy, or directorship at any time.
14.4   Withholding of Taxes.   A Participant shall be required to pay to the Company or one of its Affiliates, as applicable, or make arrangements satisfactory to the Company regarding the payment of, any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of an Award. The Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the applicable taxes that are required to be withheld with respect to an Award by (a) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such withholding liability (or portion thereof); (b) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to the amount of such withholding liability; or (c) by any other means specified in the applicable Award Agreement or otherwise determined by the Committee.
14.5   Fractional Shares.   No fractional Shares shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards, or other securities or property shall be used or paid in lieu of fractional Shares or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.
14.6   No Assignment of Benefits.   No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be transferable in any manner, and any attempt to transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

14.7   Clawback Provisions.   All Awards (including any proceeds, gains, or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company clawback policy, including any clawback policy adopted to comply with Applicable Law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such clawback policy or the Award Agreement.
14.8   Listing and Other Conditions.
(a)   Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such Shares being listed on such exchange or system. The Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected.
(b)   If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under Applicable Law, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.
(c)   Upon termination of any period of suspension under this Section 14.8, any Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to Shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.
(d)   A Participant shall be required to supply the Company with certificates, representations, and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent, or approval the Company deems necessary or appropriate.
14.9   Governing Law.   The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.
14.10   Construction.   Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.
14.11   Other Benefits.   No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates or affect any benefit or compensation under any other plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
14.12   Costs.   The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Shares pursuant to Awards hereunder.
14.13   No Right to Same Benefits.   The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.
14.14   Death/Disability.   The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

14.15   Section 16(b) of the Exchange Act.   It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 14.15, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.
14.16   Deferral of Awards.   The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares, or other consideration so deferred, and such other terms, conditions, rules, and procedures that the Committee deems advisable for the administration of any such deferral program.
14.17   Section 409A of the Code.   The Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.
14.18   Successor and Assigns.   The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator, or trustee of such estate.
14.19   Severability of Provisions.   If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
14.20   Headings and Captions.   The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
ARTICLE XV
EFFECTIVE DATE OF PLAN
The Plan shall become effective on [DATE], 2022, which is the date of its adoption by the Board, subject to the approval of the Plan by the stockholders of the Company in accordance with Applicable Laws, including the requirements of the laws of the State of Delaware.

ARTICLE XVI
TERM OF PLAN
No Award shall be granted pursuant to the Plan on or after the 10th anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such 10th anniversary may extend beyond that date.

ANNEX E
MONDEE HOLDINGS, INC.
2022 EMPLOYEE STOCK PURCHASE PLAN
ARTICLE I
PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN
1.1   Purpose and Scope.   The purpose of the Mondee Holdings, Inc. 2022 Employee Stock Purchase Plan (as it may be amended from time to time, the “Plan”) is to assist employees of Mondee Holdings, Inc., a Delaware corporation (the “Company”), and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.
ARTICLE II
DEFINITIONS
Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.
2.1   “Administrator” shall mean the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.
2.2   “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.
2.3   “Applicable Law” shall mean any applicable law, including, without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Common Stock is listed, quoted or traded.
2.4   “Board” shall mean the Board of Directors of the Company.
2.5   “Code” shall mean the Internal Revenue Code of 1986, as amended.
2.6   “Committee” shall mean the Compensation Committee of the Board.
2.7   “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.
2.8   “Company” shall have such meaning as set forth in Section 1.1 hereof.
2.9   “Compensation” of an Employee shall mean, unless otherwise specified by the Administrator in an Offering Document, the regular straight-time earnings or base salary, bonuses and/or commissions paid to the Employee from the Company on each Payday as compensation for services to the Company or any Designated Subsidiary, before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, shift differentials, vacation pay, salaried production schedule premiums, holiday pay, jury duty pay, funeral leave pay, paid time off, military pay, prior week adjustments and weekly bonus, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and moving reimbursements, income received in connection with any stock options, restricted stock, restricted stock units or other compensatory equity awards and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any required income or employment tax withholdings.
2.10   “Designated Subsidiary” shall mean each Subsidiary that has been designated by the Board or Committee from time to time, in its sole discretion, as eligible to participate in the Plan, including any

Subsidiary in existence on the Effective Date and any Subsidiary formed or acquired following the Effective Date, in accordance with Section 7.2 hereof.
2.11   “Effective Date” shall mean the date on which the Plan is adopted by the Board, subject to approval of the Company’s stockholders within twelve (12) months of such date of adoption.
2.12   “Eligible Employee” shall mean an Employee who, after the granting of the Option, would not be deemed for purposes of Section 423(b)(3) of the Code to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee is excluded from participation in the Plan in an Offering Period if (a) such Employee is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or is a “highly compensated employee” (i) with compensation above a specified level, (ii) who is an officer and/or (iii) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; (b) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two (2) years), (c) such Employee is customarily scheduled to work less than twenty (20) hours per week, (d) such Employee’s customary employment is for less than five (5) months in any calendar year and/or (e) such Employee is a citizen or resident of a foreign jurisdiction (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (i) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (ii) compliance with the laws of the foreign jurisdiction would cause the Plan or the Option to violate the requirements of Section 423 of the Code; provided that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each Offering Period to all Employees of the Company and all Designated Subsidiaries, in accordance with Treasury Regulations § 1.423-2(e).
2.13   “Employee” shall mean any person who renders services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulations § 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period specified in Treasury Regulations § 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, or such other period specified in Treasury Regulations § 1.421-1(h)(2).
2.14   “Enrollment Date” shall mean the first date of each Offering Period.
2.15   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2.16   “Exercise Date” shall mean the last Trading Day of each Offering Period, except as provided in Section 5.2 hereof.
2.17   “Fair Market Value” shall mean, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded or, (b) if the Common Stock is not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate. Notwithstanding the foregoing, with respect to any Offering Period that begins on the pricing date of the Company’s initial public offering, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.
2.18   “Grant Date” shall mean the first Trading Day of an Offering Period.

2.19   “New Exercise Date” shall mean any new Exercise Date set by the Administrator, in its sole discretion, in connection with the proposed (a) dissolution or liquidation of the Company or (b) sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation or such other transaction as set forth by the Administrator in an Offering Document.
2.20   “Offering Document” shall have the meaning given to such term in Section 3.2.
2.21   “Offering Period” shall mean such period of time commencing on such date(s) as determined by the Administrator, in its sole discretion, and with respect to which Options shall be granted to Participants, following the Effective Date, except as otherwise provided under Section 5.3 hereof. The duration and timing of Offering Periods may be changed by the Board or Committee, in its sole discretion. Notwithstanding the foregoing, in no event may an Offering Period exceed twenty-seven (27) months.
2.22   “Option” shall mean the right to purchase Shares pursuant to the Plan during each Offering Period.
2.23   “Option Price” shall mean the purchase price of a Share hereunder as provided in Section 4.2 hereof.
2.24   “Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.
2.25   “Parent” means any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code and the Treasury Regulations thereunder.
2.26   “Participant” shall mean any Eligible Employee who elects to participate in the Plan.
2.27   “Payday” shall mean the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.
2.28   “Plan” shall have such meaning as set forth in Section 1.1 hereof.
2.29   “Plan Account” shall mean a bookkeeping account established and maintained by the Company in the name of each Participant.
2.30   “Securities Act” shall mean the Securities Act of 1933, as amended
2.31   “Share” shall mean a share of Common Stock.
2.32   “Subsidiary” shall mean any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code and the Treasury Regulations thereunder. In addition, with respect to any sub-plans adopted under Section 7.1(d) hereof which are designed to be outside the scope of Section 423 of the Code, Subsidiary shall include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship.
2.33   “Trading Day” shall mean a day on which the principal securities exchange on which the Common Stock is listed is open for trading or, if the Common Stock is not listed on a securities exchange, shall mean a business day, as determined by the Administrator in good faith.
2.34   “Withdrawal Election” shall have such meaning as set forth in Section 6.1(a) hereof.
ARTICLE III
PARTICIPATION
3.1   Eligibility.
(a)   Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles IV and V hereof, and the limitations imposed by Section 423(b) of the Code and the Treasury Regulations thereunder.

(b)   No Eligible Employee shall be granted an Option under the Plan if such Option would permit such Eligible Employee’s Options to accrue at a rate that exceeds $25,000 of the Fair Market Value of the Shares issuable under such Options (determined at the time the Option is granted) for each calendar year in which any Option granted to the Eligible Employee is outstanding at any time. For purposes of the limitation imposed by this subsection:
(i)   the right to purchase Shares under an Option accrues when the Option (or any portion thereof) first becomes exercisable during the calendar year,
(ii)   the right to purchase Shares under an Option accrues at the rate provided in the Option, but in no case may such rate exceed $25,000 of Fair Market Value of such Shares (determined at the time such option is granted) for any one calendar year, and
(iii)   a right to purchase Shares which has accrued under an Option may not be carried over to any other Option; provided that Participants may carry forward amounts so accrued that represent a fractional Share and were withheld but not applied towards the purchase of Common Stock under an earlier Offering Period, and may apply such amounts towards the purchase of additional Shares under a subsequent Offering Period.
The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code and the Treasury Regulations thereunder.
3.2   Offering Document.   The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The provisions of separate Offering Periods under the Plan need not be identical. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise): (a) the length of the Offering Period, which period shall not exceed twenty-seven (27) months; (b) the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be $25,000 worth of Shares; and (c) such other provisions as the Administrator determines are appropriate, subject to the Plan.
3.3   Election to Participate; Payroll Deductions
(a)   Except as provided in Section 3.4 hereof, an Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by delivering to the Company a payroll deduction authorization no later than such period of time prior to the applicable Enrollment Date as determined by the Administrator, in its sole discretion.
(b)   Subject to Section 3.1(b) hereof, payroll deductions (i) shall be equal to at least one percent (1%) of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than the lesser of (A) eight percent (8%) of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date and (B) $25,000 per Offering Period; and (ii) may be expressed by the Participant in the payroll deduction authorization either as (A) a whole number percentage or (B) a fixed dollar amount. Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.3 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account.
(c)   Following at least one (1) payroll deduction, a Participant may decrease (to as low as zero (0)) the amount deducted from such Participant’s Compensation only once during an Offering Period upon ten (10) calendar days’ prior written notice to the Company. A Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period.
(d)   Notwithstanding the foregoing, upon the termination of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage as in effect at the termination of the prior Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.1(a) hereof, or unless such Participant becomes ineligible for participation in the Plan.
3.4   Leave of Absence.   During leaves of absence approved by the Company meeting the requirements of Treasury Regulations § 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on Participant’s normal payday equal to Participant’s authorized payroll deduction.
3.5   Foreign Employees.   In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of rights granted under the Plan to Eligible Employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.
ARTICLE IV
PURCHASE OF SHARES
4.1   Grant of Option.   Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations of Section 3.1(b) hereof, the number of Shares subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than $25,000 worth of Shares (subject to any adjustment pursuant to Section 5.2 hereof). The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Shares that a Participant may purchase during such future Offering Periods. Each Option shall expire on the Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article VI hereof.
4.2   Option Price.   The Option Price per Share to be paid by a Participant upon exercise of the Participant’s Option on the applicable Exercise Date for an Offering Period shall be designated by the Administrator in the applicable Offering Document (which Option Price shall not be less than eighty five percent (85%) of the Fair Market Value of a Share on the applicable Enrollment Date or on the Exercise Date, whichever is lower); provided, however, that, in the event no Option Price is designated by the Administrator in the applicable Offering Document, the Option Price for the Offering Periods covered by such Offering Document shall be equal to eighty five percent (85%) of the Fair Market Value of a Share on the Exercise Date;provided further that in no event shall the Option Price per Share be less than the par value per Share.
4.3   Purchase of Shares.
(a)   On the applicable Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised Participant’s Option to purchase at the applicable Option Price the largest number of whole Shares which can be purchased with the amount in the Participant’s Plan Account. Any balance less than the Option Price per Share as of such Exercise Date shall be carried forward to the next Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof, or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Offering Period in accordance with the prior sentence promptly shall be refunded to the applicable Participant.
(b)   As soon as practicable following the applicable Exercise Date, the number of Shares purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such Shares, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority that counsel for the Company deems necessary for the lawful issuance of any such Shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.
4.4   Transferability of Rights.
(a)   An Option granted under the Plan shall not be transferable, other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.
(b)   Unless otherwise determined by the Administrator, there shall be no holding period for the Shares issued pursuant to the exercise of an Option. Any holding period determined by the Administrator shall be subject to Sections 5.2(b) and 5.2(c) below.
ARTICLE V
PROVISIONS RELATING TO COMMON STOCK
5.1   Common Stock Reserved.   Subject to adjustment as provided in Section 5.2 hereof, the maximum number of Shares that shall be made available for sale under the Plan shall be [SHARE RESERVE]1 Shares.
5.2   Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.
(a)   Changes in Capitalization.   Subject to any required action by the stockholders of the Company, the number of Shares which have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per share and the number of Shares covered by each Option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, spinoff, extraordinary cash dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.
(b)   Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a New Exercise Date, and the Offering Period shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing (or electronically if determined by the Administrator), at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date, and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof.

1
Note to Draft:   To be 2% of the fully-diluted Shares of the Company.

(c)   Merger or Asset Sale.   In the event of a proposed sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation or any other transaction as set forth by the Administrator in an Offering Document, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation refuses to assume or substitute the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date, and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale, merger or other transaction. The Administrator shall notify each Participant in writing (or electronically if determined by the Administrator), at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date, and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof.
5.3   Insufficient Shares.   If the Administrator determines that, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised may exceed the number of Shares remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the Shares available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash within thirty (30) days after such Exercise Date, without any interest thereon.
5.4   Rights as Stockholders.   With respect to Shares subject to an Option, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, Shares have been deposited in the designated brokerage account following exercise of Participant’s Option.
ARTICLE VI
TERMINATION OF PARTICIPATION
6.1   Cessation of Contributions; Voluntary Withdrawal.
(a)   A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Company in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may elect to either (i) withdraw all of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company, in which case amounts credited to such Plan Account shall be returned to the Participant in one (1) lump-sum payment in cash within thirty (30) days after such election is received by the Company, without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate; or (ii) exercise the Option for the maximum number of whole Shares on the applicable Exercise Date with any remaining Plan Account balance returned to the Participant in one (1) lump-sum payment in cash within thirty (30) days after such Exercise Date, without any interest thereon, and after such Exercise Date cease to participate in the Plan. Upon receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and Participant’s Option to purchase under the Plan shall terminate.
(b)   A Participant’s withdrawal from the Plan shall not have any effect upon Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.
(c)   A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.

6.2   Termination of Eligibility.   Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate; Participant shall be deemed to have elected to withdraw from the Plan; and such Participant’s Plan Account shall be paid to such Participant or, in the case of Participant’s death, to the person or persons entitled thereto pursuant to Applicable Law, within thirty (30) days after such cessation of being an Eligible Employee, without any interest thereon.
ARTICLE VII
GENERAL PROVISIONS
7.1   Administration.
(a)   The Plan shall be administered by the Committee. The Committee may delegate administrative tasks under the Plan to the services of an Agent and/or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.
(b)   It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan, to:
(i)   establish Offering Periods;
(ii)   determine when and how Options shall be granted and the provisions and terms of each Offering Period (which need not be identical);
(iii)   select Designated Subsidiaries in accordance with Section 7.2 hereof; and
(iv)   construe and interpret the Plan, the terms of any Offering Period and the terms of the Options and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering Period or any Option, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effect, subject to Section 423 of the Code and the Treasury Regulations thereunder.
(c)   The Administrator may adopt rules or procedures relating to the operation and administration of the Plan, including to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.
(d)   The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.
(e)   All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination or interpretation.
To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which such member may be a party or in which such member may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit or proceeding against such member; provided such member gives the Company an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle and defend it on such member’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
7.2   Designation of Subsidiaries.   The Board or Committee shall designate from among the Subsidiaries, as determined from time to time, the Subsidiary or Subsidiaries that shall constitute Designated Subsidiaries. The Board or Committee may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the stockholders of the Company.
7.3   Reports.   Individual accounts shall be maintained for each Participant in the Plan. Statements of Plan Accounts shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.
7.4   No Right to Employment.   Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.
7.5   Amendment and Termination of the Plan.
(a)   The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time; provided, however, that without approval of the Company’s stockholders given within twelve (12) months before or after action by the Board, the Plan may not be amended to increase the maximum number of Shares subject to the Plan or change the designation or class of Eligible Employees; and provided, further that without approval of the Company’s stockholders, the Plan may not be amended in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.
(b)   In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, to the extent permitted under Section 423 of the Code, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)   altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;
(ii)   shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and
(iii)   allocating Shares.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
(c)   Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon.

7.6   Use of Funds; No Interest Paid.   All funds received by the Company by reason of purchase of Common Stock under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid to any Participant or credited under the Plan.
7.7   Term; Approval by Stockholders.   Subject to approval by the stockholders of the Company in accordance with this Section 7.7, the Plan shall terminate on the tenth (10th) anniversary of the date of its initial approval by the stockholder(s) of the Company, unless earlier terminated in accordance with Sections 5.3 or 7.5 hereof. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s stockholder(s) within twelve (12) months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such stockholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the stockholders; provided, further that if such approval has not been obtained by the end of said twelve (12)-month period, all Options previously granted under the Plan shall thereupon terminate and be canceled and become null and void without being exercised.
7.8   Effect Upon Other Plans.   The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.
7.9   Conformity to Securities Laws.   Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
7.10   Notice of Disposition of Shares.   Each Participant shall, if requested by the Company, give the Company prompt notice of any disposition or other transfer of any Shares acquired pursuant to the exercise of an Option, if such disposition or transfer is made (a) within two (2) years after the applicable Grant Date or (b) within one (1) year after the transfer of such Shares to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.
7.11   Tax Withholding.   The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of Shares under the Plan or any sale of such shares.
7.12   Governing Law.   The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Delaware.
7.13   Notices.   All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
7.14   Conditions to Issuance of Shares.
(a)   Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of an Option by a Participant, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with all Applicable Laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations or requirements.
(b)   All certificates for Shares delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. The Committee may place legends on any certificate or book entry evidencing Shares to reference restrictions applicable to the Shares.
(c)   The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Committee.
(d)   Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any Applicable Law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Option, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
7.15   Equal Rights and Privileges.   Except with respect to sub-plans designed to be outside the scope of Section 423 of the Code, all Eligible Employees of the Company (or of any Designated Subsidiary) shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code or the regulations promulgated thereunder so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code or the Treasury Regulations thereunder and all Administrator actions hereunder shall be interpreted accordingly. Any provision of this Plan that is inconsistent with Section 423 of the Code or the Treasury Regulations thereunder shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code or the Treasury Regulations thereunder.
7.16   Titles and Headings, References to Sections of the Code or Exchange Act.   The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of Applicable Law, including the Code, the Securities Act or the Exchange Act shall include any amendment or successor thereto.
* * * * *

I hereby certify that the foregoing Mondee Holdings, Inc. 2022 Employee Stock Purchase Plan was duly approved by the Board of Directors of Mondee Holdings, Inc. on [•], 2022.
Executed on this [•] day of [•], 2022.
/s/ [•]

Name:
Title:

ANNEX F
EXECUTION VERSION
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on December 20, 2021, by and between ITHAX Acquisition Corp., a Cayman Islands exempted company (the “Issuer”), and the subscriber party set forth on the signature page hereto (“Subscriber”).
WHEREAS, the Issuer is concurrently with the execution and delivery hereof entering into that certain Business Combination Agreement (as amended or modified, the “Business Combination Agreement”; capitalized terms used herein without definition shall have the meanings ascribed thereto in the Business Combination Agreement), by and among the Issuer, Ithax Merger Sub I, LLC, a Delaware limited liability company and wholly-owned subsidiary of Issuer (“Merger Sub I”), Ithax Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Issuer(“Merger Sub II”) and Mondee Holdings II, Inc. a Delaware corporation (together with its direct and indirect subsidiaries, “Target”), in substantially the same form provided to Subscriber prior to the date hereof, pursuant to which, among other transactions, Issuer will de-register from the Register of Companies in the Cayman Islands pursuant to the Cayman Islands Companies Act (as revised) and become domesticated as a corporation in the State of Delaware by complying with Section 388 of the Delaware General Corporation Law (the “Domestication”) and Merger Sub I will merge with and into the Target, with Target surviving as a wholly-owned subsidiary of Issuer (the “First Merger”), and immediately following the First Merger, Target will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of Issuer (the “Second Merger”, collectively with the Domestication and the First Merger, the “Transactions”);
WHEREAS, in connection with the Transactions and contingent on the closing of the Transactions pursuant to the terms and subject to the conditions set forth in this Subscription Agreement, Subscriber desires to subscribe for and purchase from the Issuer that number of shares of the Issuer’s Class A common stock, par value $0.001 per share (the “Class A Shares”), as set forth on the signature page hereto (the “Acquired Shares”), for a purchase price of $10.00 per share (the “Per Share Price”) and an aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer on or prior to the Closing (as defined below);
WHEREAS, the Issuer and Subscriber are executing and delivering this Subscription Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”);
WHEREAS, in connection with the Transactions, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or institutional “accredited investors” (as such term is defined in Rule 501 under the Securities Act) (each an “Other Subscriber”) have (severally and not jointly) entered into separate subscription agreements with the Issuer (the “Other Subscription Agreements”), substantially similar to this Agreement, pursuant to which such investors have agreed to purchase Class A Shares on the Closing Date (as defined below) at the Per Share Price (the “Other Acquired Shares”); and
WHEREAS, the aggregate amount of Class A Shares to be sold by Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements as of the date hereof equals 5,000,000 Class A Shares at the Per Share Price.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Subscription.   Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”). Subscriber acknowledges and agrees that, as a result of the Domestication, the Acquired Shares that will be purchased

F-1

by the Subscriber and issued by the Issuer pursuant hereto shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).
2.   Closing.
(a)   The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the consummation of the First Merger and shall occur substantially concurrently therewith. Not less than five business days prior to the scheduled closing date of the Transactions (the “Closing Date”), the Issuer shall provide written notice to Subscriber (the “Closing Notice”) of (i) such Closing Date, (ii) that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied or waived and (iii) containing wire instructions for the payment of the Purchase Price. Subscriber shall deliver to the Issuer no later than one business day before the Closing Date (as specified in the Closing Notice) or such other date as otherwise agreed to by the Issuer and Subscriber (such date, the “Purchase Price Payment Date”) the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds (1) to the account(s) specified by the Issuer in the Closing Notice, designated by the Issuer prior to the Closing Date for the benefit of Subscriber until the Closing Date and any other information that is reasonably requested in the Closing Notice in order for the Issuer to issue the Subscriber’s Acquired Shares, including, without limitation, the legal name of the person in whose name such Acquired Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable, or (2) in the case of a Subscriber that is an “investment company” registered under the Investment Company Act of 1940, as amended, to an account specified by the Issuer and subject to such procedures otherwise mutually agreed by Subscriber and the Issuer (“Alternative Settlement Procedures”). For the avoidance of doubt, mutually agreeable Alternative Settlement Procedures shall include, without limitation, the Subscriber delivering to the Issuer on the Closing Date the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice against delivery to the undersigned of the Acquired Shares in book entry form as set forth in the following sentence. On the Closing Date, the Issuer shall deliver to Subscriber (A) the Acquired Shares in book entry form (or, if requested by Subscriber in writing in advance of the Closing, in certificated form, duly executed on behalf of the Issuer and countersigned by the Issuer’s transfer agent (the “Transfer Agent”)), free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (B) a copy of the records of the Transfer Agent showing Subscriber as the owner of the Acquired Shares on and as of the Closing Date (the “Subscriber’s Deliveries”); provided, however, that the Issuer’s obligation to issue the Acquired Shares to Subscriber is contingent upon Issuer having received the Purchase Price in full in accordance with this Section 2. Unless otherwise provided pursuant to Alternative Settlement Procedures, upon the transfer of Subscriber’s Deliveries by the Issuer to Subscriber (or its nominee in accordance with its delivery instructions), the Subscriber shall, on the Closing Date, release the Purchase Price to the Issuer. In the event the closing of the Transactions does not occur within three business days of the Closing Date specified in the Closing Notice, unless otherwise agreed by the Issuer and Subscriber, the Issuer shall promptly (but not later than two business days thereafter) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, and any book entries representing the Acquired Shares or share certificates shall be deemed cancelled. Notwithstanding such return or cancellation, failure to close on the Closing Date specified in the Closing Notice shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived, and unless and until this Subscription Agreement is terminated in accordance with Section 6 hereof, Subscriber shall remain obligated to (x) redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice with a new Closing Date in accordance with this Subscription Agreement and (y) upon satisfaction or waiver of the conditions set forth in Section 2(b), consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transactions. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, are open for the general transaction of business.
(b)   The Closing shall be subject to the satisfaction, or waiver by each of the parties hereto, of the conditions that, on the Closing Date:
(i)   solely with respect to Subscriber, the representations and warranties made by the Issuer (other than the representations and warranties set forth in Section 3(b), Section 3(c) and Section 3(h)) in this

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Subscription Agreement shall be true and correct in all material respects as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such date, and other than those representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which shall be true and correct in all respects as of the Closing Date), the representations and warranties made by the Issuer set forth in Section 3(b), Section 3(c) and Section 3(h) shall be true and correct in all respects as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all respects as of such date), in each case, without giving effect to the consummation of the Transactions;
(ii)   solely with respect to the Issuer, (1) the representations and warranties made by Subscriber in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such date, and other than those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects as of the Closing Date), in each case, without giving effect to the consummation of the Transactions, and (2) all obligations, covenants and agreements of the Subscriber required to be performed by it at or prior to the Closing Date shall have been performed in all material respects.
(iii)   solely with respect to the Issuer, Subscriber shall have delivered the Purchase Price in compliance with the terms of this Subscription Agreement;
(iv)   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is then in effect and has the effect of making the First Merger, Second Merger or the other Transactions illegal or otherwise prohibiting consummation of the First Merger, Second Merger or the other Transactions.
(v)   the Issuer’s equityholders shall have approved the issuance of the Acquired Shares and Other Acquired Shares as and if required by The Nasdaq Stock Market (“Nasdaq”) rules;
(vi)   solely with respect to Subscriber, the Issuer shall have made such filings with Nasdaq as are necessary for the listing of the Acquired Shares and Other Acquired Shares and such Acquired Shares and Other Acquired Shares shall have been approved for listing on Nasdaq, subject to notice of issuance thereof;
(vii)   all conditions precedent to the closing of the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived (as determined by the parties to the Business Combination Agreement) (other than those conditions that by their nature may only be satisfied at the closing of the Transactions, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Acquired Shares pursuant to this Subscription Agreement, but subject to satisfaction or waiver by such party of such conditions as of the closing of the Transactions), and the closing of the Transactions shall be scheduled to occur substantially concurrently with or immediately following the Closing;
(viii)   solely with respect to Subscriber, the Issuer shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing, except where the failure of such performance or compliance would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing; and
(ix)   except to the extent consented to in writing by Subscriber, the Business Combination Agreement (as filed with the Commission (as defined below) on or shortly after the date hereof) shall not have been amended, modified, supplemented or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber (in its capacity as such) would reasonably expect to receive under this Subscription Agreement.
(c)   Upon the terms and subject to the conditions set forth in this Subscription Agreement, Subscriber and the Issuer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to reasonably assist and cooperate with the other party hereto in doing all things

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reasonably necessary, proper or advisable under applicable legal requirements to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Subscription Agreement.
3.   Issuer Representations and Warranties.   The Issuer represents and warrants to Subscriber and each Placement Agent (as defined below) that:
(a)   The Issuer has been duly incorporated and is validly existing as an exempted company in good standing under the laws of the Cayman Islands. As of the Closing Date, immediately following the Domestication, the Issuer will be duly incorporated, validly existing as a corporation in good standing under the laws of the State of Delaware. The Issuer has corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
(b)   The Acquired Shares have been duly authorized by the Issuer and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (except as otherwise stated herein) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s organizational documents (as in effect at such time of issuance) or under the laws of the Cayman Islands or laws of the State of Delaware, as the case may be, under any agreement or instrument to which the Issuer is a party or by which the Issuer is bound, or otherwise.
(c)   This Subscription Agreement, the Business Combination Agreement, the Other Subscription Agreements and any other agreements related to or executed in connection with the Transactions (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by the Issuer and, assuming that the Transaction Documents have been duly authorized, executed and delivered by the other parties thereto, are valid and binding obligations of the Issuer, and are enforceable against it in accordance with their terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(d)   The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Acquired Shares and other transactions contemplated hereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, that, in the case of clause (i) or (iii), would reasonably be expected to have a Material Adverse Effect. For purposes of this Subscription Agreement, a “Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Issuer and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, financial condition, stockholders’ equity or results of operations of the Issuer or its respective subsidiaries individually or taken as a whole and including the combined company after giving effect to the Transactions, or materially affect, impede, or prevent the Issuer’s ability to consummate the (i) transactions contemplated hereby, including the issuance and sale of the Acquired Shares or (ii) the Transactions.
(e)   There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares, (ii) the shares to be issued pursuant to any Other Subscription Agreement or (iii) the shares to be issued pursuant to the Transactions, in each case, that have not been or will not be validly waived on or prior to the Closing Date, including such terms of the shares of the Issuer’s Class B common stock, par value $0.001 per share (the “Class B Shares”), pursuant to the terms of the Issuer’s certificate of incorporation.

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(f)   The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, the Issuer is a party or by which the Issuer’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)   The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement or the Transactions (including, without limitation, the issuance of the Acquired Shares), other than (i) the filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement (as defined below), (ii) filings required by applicable state securities laws, (iii) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable; (iv) those required by Nasdaq, including with respect to obtaining approval of the Issuer’s equityholders; (v) those that will be obtained on or prior to the Closing (including those required to consummate the Transaction as provided under the Business Combination Agreement), (vi) any filing, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (vii) as set forth in the Business Combination Agreement; and (viii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act.
(h)   As of the date of this Subscription Agreement the authorized capital stock of the Issuer consists of (i) 1,000,000 preference shares, par value $0.001 per share (“Preference Shares”) and (ii) 110,000,000 ordinary shares, par value $0.001 per share (the “Ordinary Shares”), including (1) 100,000,000 Class A Ordinary Shares and (2) 10,000,000 Class B Ordinary Shares. As of the date of this Subscription Agreement, (i) no Preference Shares are issued and outstanding, (ii) 24,825,000 Class A Ordinary Shares are issued and outstanding, (iii) 6,037,500 Class B Ordinary Shares are issued and outstanding and (iv) 12,075,000 redeemable warrants and 337,500 private placement warrants are outstanding, none of which are exercisable on or prior to the Closing. All (i) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to and were not issued in violation of any preemptive rights and (ii) outstanding warrants have been duly authorized and validly issued, are fully paid and are not subject to and were not issued in violation of any preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements and the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Ordinary Shares or other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (i) as set forth in the SEC Reports (as defined below) and (ii) as contemplated by the Business Combination Agreement. Except as disclosed in the SEC Reports, as of the date hereof, the Issuer had no outstanding indebtedness and will not have any outstanding long-term indebtedness as of the Closing Date.
(i)   The Issuer is in compliance with all applicable laws and has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
(j)   The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on Nasdaq under the symbol “ITHX” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of

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the Issuer, threatened against the Issuer by Nasdaq or the Commission with respect to any intention by such entity to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Class A Ordinary Shares on Nasdaq, excluding, for the purposes of clarity, the customary ongoing review by Nasdaq of the Issuer’s continued listing application in connection with the Transactions. The Issuer has taken no action that is designed to terminate or is reasonably expected to result in the termination of the registration of the Class A Ordinary Shares under the Exchange Act or the listing of the Class A Ordinary Shares on Nasdaq and is in compliance in all material respects with the listing requirements of Nasdaq.
(k)   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement and each of the Other Subscribers under their respective Other Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Acquired Shares or the Other Acquired Shares by the Issuer to Subscriber and to the Other Subscribers, as applicable, in the manner contemplated by this Subscription Agreement and the Other Subscription Agreements. The Acquired Shares and the Other Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(l)   Each report, statement and form (including exhibits and other information incorporated therein) filed by the Issuer with the Commission under Sections 13(a), 14(a) or 15(d) of the Exchange Act or filed pursuant to the Securities Act since its initial registration of the Class A Ordinary Shares (the “SEC Reports”) when filed complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder. None of the SEC Reports filed under the Exchange Act or the Securities Act (except to the extent that information contained in any SEC Report has been superseded by a later timely filed SEC Report) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SEC Report that is a registration statement, or included, when filed, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in the case of all other SEC Reports. The Issuer has timely filed each SEC Report that the Issuer was required to file with the Commission since its inception. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the Issuer’s SEC Reports. In addition, the Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a copy of the SEC Reports since its initial registration of the Class A Ordinary Shares with the Commission. Each of the financial statements (including, in each case, any notes thereto) of the Issuer contained in the SEC Reports was prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the Quarterly Report on Form 10-Q of the Commission), each complied in all material respects with the rules and regulations of the Commission with respect thereto as in effect at the time of filing and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Issuer as at the respective dates thereof and for the respective periods indicated therein.
(m)   Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) investigation, action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Issuer, threatened against the Issuer or Target or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Issuer or Target.
(n)   Except for placement fees payable to the Placement Agents, the Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any equityholder or affiliate of the Issuer and such relationships shall not have any liability on Subscriber. The Issuer is solely responsible for the payment of any fees, costs, expenses and commissions of the Placement Agents.
(o)   Except as provided in this Subscription Agreement and the Other Subscription Agreements, none of the Issuer, its subsidiaries or any of their affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under

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circumstances that would require registration of the issuance of any of the Acquired Shares under the Securities Act, whether through integration with prior offerings pursuant to Rule 502(a) of the Securities Act or otherwise.
(p)   Neither the Issuer nor any of its subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does the Issuer or any subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.
(q)   The Issuer has not entered into any side letter or similar agreement with any Other Subscriber or any other investor relating to such Other Subscriber’s or other investor’s direct or indirect investment in the Issuer, other than the Business Combination Agreement, the Other Subscription Agreements, the Registration Rights Agreement (as defined below) to the extent that an Other Subscriber is party thereto, or any side letter or similar agreement unrelated to such Acquired Shares or whose terms and conditions are not materially more advantageous to such Other Subscriber than Subscriber hereunder (other than terms particular to the legal or regulatory requirements of such Other Subscriber or its affiliates or related persons). The Other Subscription Agreements reflect the same Per Share Price and other material terms and conditions with respect to the purchase of the Other Acquired Shares that are no more favorable to such Other Subscriber thereunder than the terms and conditions of this Subscription Agreement (other than terms particular to the legal or regulatory requirements of such Other Subscriber or its affiliates or related persons). The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.
(r)   The Issuer is not, and immediately after receipt of payment for the Acquired Shares, and consummation of the Transactions, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(s)   There has been no action taken by the Issuer, or, to the knowledge of the Issuer, any officer, director, equityholder, manager, employee, agent or representative of the Issuer, in each case, acting on behalf of the Issuer, in violation of any applicable Anti-Corruption Laws (as herein defined), (i) the Issuer has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any applicable Anti-Corruption Laws, (ii) the Issuer has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws, and (iii) the Issuer has not received any written notice or citation from a governmental authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, the Anti-Money Laundering Regulations (2020 Revision) of the Cayman Islands, and any similar law that prohibits bribery or corruption.
(t)   The Class A Ordinary Shares are eligible for clearing through The Depository Trust Company (the “DTC”), through its Deposit/Withdrawal at Custodian (“DWAC”) system, and the Issuer is eligible and participating in the Direct Registration System (“DRS”) of DTC with respect to the Class A Ordinary Shares. The Transfer Agent is a participant in DTC’s Fast Automated Securities Transfer Program.
(u)   The Issuer acknowledges that there have been no, and in issuing the Acquired Shares the Issuer is not relying on any, representations, warranties, covenants and agreements made to the Issuer by Subscriber, any of its officers, directors or representatives or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements expressly stated in this Subscription Agreement.
(v)   Upon the Closing, the Acquired Shares will not be subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of Subscriber to pledge, sell, assign or otherwise transfer the Acquired Shares under any organizational document or agreement of the Issuer, which for the avoidance of doubt excludes the restrictions on transfer described in Section 4(f) hereof with respect to the status of the Acquired Shares as “restricted securities” pending their resale pursuant to an effective registration statement under the Securities Act.

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(w)   The Issuer does not engage in (i) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”) or (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800).
(x)   No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Issuer or, to the Issuer’s knowledge, any Issuer Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable. “Issuer Covered Person” means, with respect to the Issuer as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).
4.   Subscriber Representations and Warranties.   Subscriber represents and warrants to Issuer and each Placement Agent that:
(a)   Subscriber is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(b)   This Subscription Agreement has been duly authorized, executed and delivered by Subscriber and, assuming that this Subscription Agreement has been duly authorized, executed and delivered by the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(c)   The execution, delivery and performance by Subscriber of this Subscription Agreement, including the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that the Issuer nor any of its affiliates has provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.
(d)   The execution, delivery and performance by Subscriber of this Subscription Agreement, including the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject; (ii) Subscriber’s organizational documents or under any law, rule, regulation, agreement or other obligation by which Subscriber is bound; and (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties, that, in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the legal authority or ability of Subscriber to perform in any material respects its obligations hereunder.
(e)   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is a “qualified institutional buyer” and is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the

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Securities Act or any other securities laws of the United States or any other jurisdiction (and shall provide the requested information on Schedule A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares, unless such newly formed entity is an entity in which all of the equity owners are “accredited investors” (within the meaning of Rule 501(a) under the Securities Act).
(f)   Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act or any other securities laws of the United States or any other jurisdiction. Subscriber understands that it is acquiring its entire beneficial ownership interest in the Acquired Shares for Subscriber’s own account for investment purposes only and not with a view to any distribution of the Acquired Shares in any manner that would violate the securities laws of the United States or any other jurisdiction. Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) pursuant to offers and sales that occur in an “offshore transaction” within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act (“Rule 144”), provided that all of the applicable conditions thereof (including those set out in Rule 144(i) which are applicable to the Issuer) have been met, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, including pursuant to a private sale effected under Section 4(a)(7) of the Securities Act or applicable formal or informal Commission interpretation or guidance, such as a so-called “4(a)(1) and a half” sale, and that any certificates or book-entry records representing the Acquired Shares shall contain a legend to such effect, which legend shall be subject to removal as set forth herein and in the Registration Rights Agreement, dated the date hereof, by and among the Issuer and other parties thereto (the “Registration Rights Agreement”) (but only to the extent that Subscriber is party to the Registration Rights Agreement, in which case, notwithstanding anything else contained herein to the contrary, Section 5 and 8(c) hereof shall not apply and not be effective with respect to such Subscriber). Subscriber understands and agrees that the Acquired Shares will be subject to the foregoing restrictions and, as a result, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares. By making the representations herein, Subscriber does not agree to hold any of the Acquired Shares for any minimum or other specific term and reserves the right to assign, transfer or otherwise dispose of any of the Acquired Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.
(g)   Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no, and in purchasing the Acquired Shares Subscriber is not relying on any, representations, warranties, covenants or agreements made to Subscriber by Deutsche Bank Securities Inc. and AXIA Capital Markets LLC (individually, a “Placement Agent” and collectively, the “Placement Agents”), the Issuer, or any of their respective affiliates or any control persons, officers, directors, partners, agents or representatives, or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements expressly stated in this Subscription Agreement.
(h)   To the extent applicable to it, Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended, section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.
(i)   In making its decision to purchase the Acquired Shares, Subscriber represents that it has conducted and completed its own independent due diligence and has independently made its own analysis and decision with respect to the Subscription. Subscriber further represents that, except for the representations, warranties, covenants and agreements made by Issuer herein, it is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice Subscriber deems appropriate) with respect to the Subscription, the Acquired Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Subscriber acknowledges and agrees that

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it has received and had an opportunity to review the offering materials made available to it in connection with the Subscription and such other information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer, Target and the Transactions, in each case, made available prior to the date hereof. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information from the Issuer directly as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. However, neither any such inquiries, nor any due diligence investigation conducted by Subscriber or any of Subscriber’s professional advisors nor anything else contained herein, shall modify, limit or otherwise affect Subscriber’s right to rely on the Issuer’s representations, warranties, covenants and agreements contained in this Subscription Agreement. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, Target, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations, warranties, covenants and agreements of the Issuer contained in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber acknowledges and agrees that neither the Placement Agents, nor any of their respective affiliates, has provided Subscriber with any information or advice with respect to the Acquired Shares nor is such information or advice necessary or desired. Neither the Placement Agents nor any of their respective affiliates has made or makes any representation as to the Issuer, Target or the quality or value of the Acquired Shares. On behalf of itself and its affiliates, the Subscriber acknowledges that the Placement Agents shall not have any liability or any obligation to the Subscriber or its affiliates in respect of this Subscription Agreement or the transactions contemplated hereby including, but not limited to, any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscriber’s purchase of the Acquired Shares.
(j)   Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer or by means of contact from one or more of the Placement Agents, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or by contact between Subscriber and one or more Placement Agents. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means.
(k)   Subscriber acknowledges and agrees that the Placement Agents, and their respective affiliates, are acting solely as placement agents in connection with the Subscription and are not acting as underwriters or in any other capacity and are not and shall not be construed as a financial advisor or fiduciary for Subscriber, the Issuer or any other person or entity in connection with the Subscription; provided, however, that Cantor Fitzgerald & Co. and Union Square Advisors, LLC are acting as financial advisors to the Target in relation to the Transactions and Deutsche Bank Securities Inc. is acting as a capital markets advisor to the Issuer in relation to the Transactions.
(l)   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares, including those set forth in the SEC Reports. Subscriber has such knowledge and experience in financial, business and private equity matters as to be capable of evaluating the merits and risks of an investment, both in general and with regard to transactions and investment strategies involving a security or securities, including Subscriber’s investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.
(m)   Subscriber represents and acknowledges that, alone, or together with any professional advisor(s), Subscriber has analyzed and considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.
(n)   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

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(o)   Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively, “OFAC Lists”) (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List; (iii) organized, incorporated, established, located, resident or born in, a country or territory that is the target of country-wide or territory-wide economic or trade sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine), (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.
(p)   If Subscriber is an employee benefit plan that is subject to Title I of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, then Subscriber represents and warrants that neither the Issuer, nor any of its affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Shares.
(q)   At the Purchase Price Payment Date, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2(a).
5.   Registration Rights.
(a)   The Issuer agrees that, as soon as practicable, but in no event later than 30 calendar days after the Closing Date (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement registering the resale of the Acquired Shares (the “Registration Statement”), and the Issuer shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (the “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations, provided, further, that the Issuer’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber, the intended method of disposition of the Acquired Shares (which shall be limited to non-underwritten public offerings) and such other information as shall be reasonably requested by the Issuer to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling

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equityholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided, however, under no circumstances shall Subscriber be required to sign any type of lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Acquired Shares. Any failure by the Issuer to file the Registration Statement by the Filing Date or to cause the effectiveness of such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or cause the effectiveness of the Registration Statement as set forth above in this Section 5. The Issuer will provide a draft of the Registration Statement to Subscriber for review at least two business days in advance of filing the Registration Statement, and will promptly advise the Subscriber when the Registration Statement has been declared effective by the SEC, provided that, for the avoidance of doubt, in no event shall the Issuer be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that, if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw its Acquired Shares from the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Acquired Shares by the Subscriber, any Other Acquired Shares by any Other Subscribers or Class A Shares by any other selling equityholder named in the Registration Statement, the Issuer will promptly notify the Subscriber of such event, and such Registration Statement shall register for resale such number of Class A Shares which is equal to the maximum number of Acquired Shares as is permitted by the Commission. In such event, the number of Class A Shares to be registered for Subscriber, such Other Subscriber or other selling equityholder named in the Registration Statement shall be reduced pro rata among all such selling equityholders and as promptly as practicable after being permitted to register additional Acquired Shares under Rule 415 under the Securities Act, the Issuer shall amend the Registration Statement or file with the Commission, as promptly as allowed by the Commission, one or more registration statements to register the resale of those Registrable Securities (as defined below) that were not registered on the initial Registration Statement, as so amended and to cause such amendment or Registration Statement to become effective as promptly as practicable. The Issuer will, at its own expense, use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until all such securities cease to be Registrable Securities. The Issuer will provide all customary and commercially reasonable cooperation necessary to (i) enable Subscriber to resell Registrable Securities pursuant to the Registration Statement or Rule 144, as applicable, (ii) qualify the Registrable Securities for listing on the primary stock exchange on which the Class A Shares are then listed, (iii) update or amend the Registration Statement as necessary to include Registrable Securities and (iv) provide customary notice to holders of Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, the Acquired Shares and any other equity security of the Issuer issued or issuable with respect to the Acquired Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities at the earliest of: (A) when Subscriber ceases to hold any Registrable Securities; (B) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144, and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144, (C) when such securities shall have ceased to be outstanding or (D) three years from the date of effectiveness of the Registration Statement.
(b)   In the case of the registration, qualification, exemption or compliance effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Issuer shall:
(i)   except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, for as long as Subscriber continues to hold Registrable Securities;

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(ii)   advise Subscriber, as promptly as practicable but in any event, within three business days:
(1)   when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;
(2)   of any request by the Commission for amendments or supplements to any Registration Statement or prospectus included therein or for additional information;
(3)   of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(4)   of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(5)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (and in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (1) through (5) above may constitute material, nonpublic information regarding the Issuer;
(iii)   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(iv)   upon the occurrence of any event contemplated in Section 5(b)(ii)(5), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   use its commercially reasonable efforts to cause all Acquired Shares to be listed on the primary securities exchange or market, if any, on which the Class A Shares issued by the Issuer have been listed;
(vi)   allow Subscriber to review and consent to disclosure specifically regarding Subscriber in the Registration Statement on reasonable advance notice (which consent shall not be unreasonably withheld); and
(vii)   use its commercially reasonable efforts to take all other steps reasonably necessary to effect the registration of the Acquired Shares and, for so long as Subscriber holds Acquired Shares, to enable Subscriber to sell the Acquired Shares under Rule 144.
(c)   Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay the filing or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Issuer’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose or legal obligations for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the

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reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than 45 consecutive calendar days, or more than 60 total calendar days, in each case during any 12-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (1) to the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (2) to copies stored electronically on archival servers as a result of automatic data back-up. For purposes of this Section 5, “Acquired Shares” shall mean, as of any date of determination, the Acquired Shares purchased hereby and any other equity security issued or issuable with respect to the Acquired Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, including any equity securities received with respect to the Acquired Shares pursuant to the Transactions.
(d)   Subscriber may deliver written notice (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 5; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5(d)) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.
(e)   Indemnification.
(i)   The Issuer shall, notwithstanding the termination of this Subscription Agreement, indemnify and hold harmless, to the fullest extent permitted by law, Subscriber, its directors, officers, employees, agents, trustees, partners, members, managers, equityholders, affiliates, investment advisors and sub-advisors, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each of their respective directors, members, officers, employees and agents from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable attorneys’ fees and expenses actually incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) that arise out of or are caused by (A) any untrue or alleged untrue statement of material fact contained in any Registration Statement (or incorporated by reference therein), prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or document incorporated by reference therein or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances

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under which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Issuer by or on behalf of such Subscriber expressly for use therein, or (B) any violation or alleged violation by the Issuer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5. The Issuer shall notify Subscriber promptly of the institution, threat or assertion (to the Issuer’s knowledge) of any proceeding arising from or in connection with the Transactions; provided, however, that the indemnification contained in this Section 5(e) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of such person to deliver or cause to be delivered a Prospectus made available by the Issuer in a timely manner or (B) in connection with any offers or sales effected by or on behalf of Subscriber in violation of this Agreement.
(ii)   In connection with any Registration Statement in which Subscriber is participating, Subscriber shall furnish to the Issuer in writing such information as the Issuer reasonably requests for use in connection with any such Registration Statement or Prospectus. In connection with any Registration Statement in which Subscriber is participating, Subscriber agrees, severally and not jointly with any Other Subscriber or other investor that is a party to the Other Subscription Agreements, to indemnify and hold harmless, to the fullest extent permitted by law, the Issuer, its directors and officers and agents and employees and each person or entity who controls the Issuer (within the meaning of Section 15 of the Securities Act) and each of their respective directors, members, officers, employees and agents against any Losses, resulting from or arising out of any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in the case of an omission) in and is based on any information or affidavit so furnished in writing by or on behalf of Subscriber expressly for use therein; provided, however, that in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber from the sale of Acquired Shares pursuant to such Registration Statement giving rise to such indemnification obligation.
(iii)   Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)   The indemnification provided under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Acquired Shares.
(v)   If the indemnification provided under this Section 5(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to

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herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber from the sale of Acquired Shares pursuant to such Registration Statement giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 5(e)(i), 5(e)(ii), 5(e)(iii), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(e)(v) from any person who was not guilty of such fraudulent misrepresentation.
(f)   In the event Subscriber becomes a party to the Registration Rights Agreement, this Section 5 shall not apply and not be effective with respect to such Subscriber. For the avoidance of doubt, the Issuer acknowledges and agrees that Subscriber is not party to the Registration Rights Agreement.
6.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect (except for those provisions expressly contemplated to survive termination of this Subscription Agreement in accordance with Section 9(d)), and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof (except with respect to those provisions expressly contemplated to survive termination of this Subscription Agreement in accordance with Section 9(d)), upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in Section 2 of this Subscription Agreement are not satisfied on or prior to the earlier of the Closing Date or the Outside Date (as defined in the Business Combination Agreement as filed with the Commission on or shortly after the date hereof), and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing or (d) the Outside Date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover Losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber in writing (with email being sufficient) of the termination of the Business Combination Agreement. Upon the termination hereof, any monies paid by Subscriber to the Issuer in connection herewith shall promptly (and in any event within one business day) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transactions shall have been consummated.
7.   Additional Agreements and Waivers of Subscriber.
(a)   Trust Account Waiver.   Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Issuer and one or more businesses or assets. Subscriber further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering dated January 27, 2021 (the “January 27, 2021 Prospectus”), available at sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of its public equityholders and the underwriters of its initial public offering. Except with respect to interest earned on the funds in the Trust Account that may be released to the Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the January 27, 2021 Prospectus. For

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and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future as a result of, or arising out of, this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Acquired Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s (x) record or beneficial ownership of Class A Shares acquired by any means other than pursuant to this Subscription Agreement or (y) redemption rights in connection with the Transactions with respect to any shares of Class A Shares of the Issuer owned by such Subscriber. Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Acquired Shares pursuant to the Issuer’s organizational documents in connection with the Transactions or any other business combination, any subsequent liquidation of the Trust Account or the Issuer or otherwise. In the event Subscriber has any claim against the Issuer as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Acquired Shares, it shall pursue such claim solely against the Issuer and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account. This paragraph shall survive any termination of this Subscription Agreement.
(b)   No Hedging.   Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, shall execute any short sales (as such term is defined in Regulation SHO under the Exchange Act, 17 CFR 242.200) or engage in other hedging transactions of any kind directly with respect to the Acquired Shares during the period from the date of this Subscription Agreement through the Closing (or such earlier termination of this Subscription Agreement). Notwithstanding anything to the contrary set forth herein, nothing in this Section 7(b) shall prohibit any entities under common management or that share an investment adviser with the Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the transactions contemplated hereby (including Subscriber’s controlled affiliates and/or affiliates) from entering into any short sales or engaging in other hedging transactions; and in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, this Section 7(b) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Shares covered by this Subscription Agreement. The Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Acquired Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of the Acquired Shares shall not be required to provide the Issuer with any notice thereof; provided, however, that neither the Issuer nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Acquired Shares are not subject to any contractual lock up or prohibition on pledging, the form of such acknowledgment to be subject to review and comment by the Issuer in all respects.
8.   Issuer’s Covenants.
(a)   Except as contemplated herein, the Issuer, its subsidiaries and their respective controlled affiliates shall not, and shall cause any person acting on behalf of any of the foregoing to not, take any action or steps that would require registration of the issuance of any of the Acquired Shares under the Securities Act.
(b)   With a view to making available to Subscriber the benefits of Rule 144 or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell securities of the Issuer to the public without registration, the Issuer agrees, for so long as Subscriber holds Acquired Shares to:
(i)   make and keep public information available, as those terms are understood and defined in Rule 144;

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(ii)   file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
(iii)   furnish to Subscriber, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer (public availability on the Commission’s EDGAR system (or successor system) being sufficient) and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.
(c)   As of immediately prior to the First Merger the Issuer agrees that the authorized capital stock of the Issuer will consist of (i) 1,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”) and (ii) 110,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), including (1) 100,000,000 Class A Shares and (2) 10,000,000 Class B Shares. As of immediately prior to the First Merger, the Issuer agrees that (i) no shares of Preferred Stock will be issued and outstanding, (ii) 24,825,000 Class A Shares will be issued and outstanding, (iii) 6,037,500 Class B Shares will be issued and outstanding and (iv) 12,412,000 redeemable warrants and 337,500 private placement warrants will be outstanding, none of which are exercisable on or prior to the Closing. As of immediately prior to the First Merger, the Issuer covenants that all (i) issued and outstanding Class A Shares and Class B Shares will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to and will not be issued in violation of any preemptive rights and (ii) outstanding warrants will be duly authorized and validly issued, fully paid and will not subject to and will not be issued in violation of any preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements and the Business Combination Agreement, the Issuer agrees that there will be no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any shares of Common Stock or other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of immediately prior to the First Merger, other than Merger Sub I and Merger Sub II, the Issuer will not have any subsidiaries and will not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. As of immediately prior to the First Merger, the Issuer agrees there will be no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (i) as set forth in the SEC Reports (as defined below) and (ii) as contemplated by the Business Combination Agreement. Except as disclosed in the SEC Reports, as of immediately prior to the First Merger, the Issuer agrees that it will not have any outstanding indebtedness and will not have any outstanding long-term indebtedness as of the Closing Date.
(d)   The Issuer will use its commercially reasonable efforts to cause the issued and outstanding Class A Shares to be registered pursuant to Section 12(b) of the Exchange Act, and to be listed for trading on Nasdaq under the symbol “ITHX” (it being understood that the trading symbol will be changed in connection with the Transaction).
(e)   The Issuer will use its commercially reasonable efforts to cause the Class A Shares to be eligible for clearing through the DTC, through its DWAC system, and the Issuer will us its commercially reasonable efforts to be eligible and participate in the DRS of DTC with respect to the Class A Shares.
(f)   Upon request of the Subscriber, the Issuer shall use its commercially reasonable efforts to promptly cause the removal of the legend described in Section 4(f) and to issue a certificate or a book entry record without such legend to the holder of the Acquired Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if (i) such Acquired Shares are registered for resale pursuant to an effective registration statement under the Securities Act, upon the sale thereof, (ii) the Acquired Shares are sold pursuant to Rule 144, or (iii) the Acquired Shares can be sold, assigned or transferred without restriction or current public information requirements pursuant to Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and any requirement for the Issuer to be in compliance with the current public information required under Rule 144(c) or Rule 144(i), as applicable, and in each case, the holder provides the Issuer with an undertaking to effect any sales or other transfers in accordance with the Securities Act. With

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respect to a sale pursuant to the foregoing clause (ii), the Issuer shall use its commercially reasonable efforts to cause the removal of such legend within three business days of receipt of Subscriber’s request, provided that the Subscriber has provided such customary representations and other documentation in connection therewith. The Issuer shall be responsible for the fees of the Transfer Agent, counsel to the Issuer, and all DTC fees associated with such issuance and Subscriber shall be responsible for all other fees and expenses (including, without limitation, any applicable broker fees, fees and disbursements of their legal counsel and any applicable transfer taxes). The Issuer shall use its commercially reasonable efforts at its own expense to cause its legal counsel to deliver an opinion, if necessary, to DTC or the Transfer Agent in connection with the instruction under in this Section 8(c) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Subscriber as reasonably requested by the Issuer, its counsel, DTC or Transfer Agent, establishing that restrictive legends are no longer required.
9.   Miscellaneous.
(a)   Each party hereto acknowledges that the other party hereto and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein with respect to it are no longer accurate in all material respects. Subscriber and the Issuer further acknowledge and agree that each of the Placement Agents is a third-party beneficiary with the right to enforce Section 3, Section 4 and Section 9 of this Subscription Agreement on its behalf and not, for the avoidance of doubt, on behalf of the Issuer, and that each of the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber and Issuer contained in this Subscription Agreement.
(b)   Each of the Issuer, the Subscriber and the Placement Agents (with respect to Section 3, Section 4 and Section 9), is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Placement Agents is entitled to rely upon the representations, warranties, agreements and covenants of the Issuer and Subscriber in this Subscription Agreement.
(c)   This Subscription Agreement may not be transferred or assigned without the prior written consent of each of the other parties hereto. Notwithstanding the foregoing, this Subscription Agreement and any of Subscriber’s rights and obligations hereunder may be assigned to one or more affiliates of the Subscriber or to any fund or account managed by the same investment manager or investment advisor as Subscriber or by an affiliate of such investment manager or investor advisor, without the prior consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof. Upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations provided for herein to the extent of such assignment; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager or investment advisor as Subscriber or by an affiliate of such investment manager or investment advisor, unless consented to in writing by the Issuer (such consent not to be unreasonably conditioned, delayed or withheld). Neither this Subscription Agreement nor any rights that may accrue to the Issuer hereunder or any of the Issuer’s obligations may be transferred or assigned other than pursuant to the Transactions.
(d)   All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms.
(e)   The Issuer may request from Subscriber such additional information as the Issuer may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that, the Issuer agrees to keep any such information provided by Subscriber confidential; provided, further, that upon receipt of such additional information, the Issuer shall be allowed to convey such information to each Placement Agent but shall

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cause such Placement Agent to keep the information confidential, except as may (x) be required by applicable law, rule, regulation, (y) requested by governmental, regulatory or self-regulatory body, or (z) required in connection with any legal proceeding.
(f)   This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by each of the parties hereto. This Subscription Agreement may not be waived except by an instrument in writing, signed by the party against whom enforcement of such waiver is sought.
(g)   This Subscription Agreement and, if applicable, the Registration Rights Agreement (including the schedules hereto and thereto) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
(h)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i)   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j)   This Subscription Agreement may be executed in two or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
(k)   Except as otherwise provided in this Subscription Agreement, each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated by this Subscription Agreement.
(l)   The Issuer shall be solely responsible for the fees of the Placement Agents, Transfer Agent, the escrow agent, stamp taxes and all of DTC’s fees associated with the issuance of the Acquired Shares.
(m)   Subscriber understands and agrees that (i) no disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Acquired Shares, (ii) none of the Placement Agents, nor any of their respective affiliates, nor any control persons, directors, officers, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to the Issuer, Target, or their subsidiaries or any of their respective businesses, the Transactions or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer, and (iii) in connection with the issue and purchase of the Acquired Shares, the Placement Agents have not acted as Subscriber’s financial advisor, tax advisor or fiduciary.
(n)   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iv) five business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

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if to Subscriber, to such address or addresses set forth on the signature page hereto;
if to the Issuer, to:
ITHAX Acquisition Corp.
555 Madison Avenue
New York, NY 10022
Attention: Orestes Fintiklis, Chief Executive Officer
Email: orestes@ithacacapitalpartners.com
with a required copy (which copy shall not constitute notice) to:
Reed Smith LLP
599 Lexington Avenue of
New York, NY 10022
Attention: Lynwood E. Reinhardt, Esq.; Panos Katsambas, Esq.
Email: lreinhardt@reedsmith.com; pkatsambas@reedsmith.com
and a required copy (which copy shall not constitute notice) to:
Mondee Holdings II, Inc.
951 Mariners Island Blvd, Ste. 130
San Mateo, CA 94404
Attention: Dan Figenshu, Chief Financial Officer
Email: dan.figenshu@mondee.com
Kirkland & Ellis LLP
1601 Elm Street
Dallas, TX 75201
Attention: Michael Considine, P.C.
Email: michael.considine@kirkland.com
and
Kirkland & Ellis LLP
2049 Century Park E., 37th Floor
Los Angeles, CA 90067
Attention: Michele Cumpston,
Email: michele.cumpston@kirkland.com
(o)   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(p)   This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE), OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE

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TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9(n) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, PLACEMENT AGENTS OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(p).
(q)   If, any change in the Class A Ordinary Shares or Class A Shares, as applicable, shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Acquired Shares issued to Subscriber and the Per Share Price shall be appropriately adjusted to reflect such change.
(r)   The Issuer shall, by 9:00 a.m., New York City time, on the second business day immediately following the date of this Subscription Agreement, file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transactions and any other material, nonpublic information that the Issuer has provided to Subscriber any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Issuer or any of its officers, directors or employees or agents and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Issuer, the Placement Agents or any of their respective affiliates. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer (i) shall not, and shall cause the Placement Agents and the Target not to, disclose the name or identity of Subscriber or any of its affiliates or its investment adviser, or include the name of Subscriber or any of its affiliates or its investment adviser, without the prior written consent of Subscriber, in any press release or marketing materials and (ii) shall not disclose the name or identify of Subscriber or any of its affiliates or its investment adviser, or include the name of Subscriber or any of its affiliates or its investment adviser, without the prior written consent of Subscriber, in any filing with the Commission or any regulatory agency or trading market, except with respect to this clause (ii) as required by state or federal securities law, any governmental authority or stock exchange rule, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure permitted hereunder.

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(s)   Each party hereto agrees for the express benefit of each Placement Agent and their respective affiliates, control persons, officers, directors, employees, partners, agents and representatives that:
(i)   none of the Placement Agents (or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives) (1) shall be liable to Subscriber, the Issuer, the Target or any Other Subscriber pursuant to this Subscription Agreement, an Other Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock for any action, including any improper payment made in accordance with the information provided by the Issuer, heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Shares; (2) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Issuer pursuant to this Subscription Agreement or the Business Combination Agreement or any agreement contemplated therein, or in connection with any of the Transactions; or (3) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Subscription Agreement, the Business Combination Agreement or any agreement contemplated therein, or (y) for anything which any of them may do or refrain from doing in connection with this Subscription Agreement, the Business Combination Agreement or any agreement contemplated therein, except for such party’s own gross negligence, willful misconduct or bad faith.
(ii)   Issuer agrees for the express benefit of each Placement Agent and their respective affiliates, control persons, officers, directors, employees, partners, agents and representatives that (x) none of the Placement Agents (or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives) has any duties or obligations other than those specifically set forth in the engagement letter between the Issuer and such Placement Agent (an “Engagement Letter”); and (y) each Placement Agent, their respective affiliates and their respective representatives shall be entitled to (1) rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Issuer, and (2) be indemnified by the Issuer for acting as Placement Agent hereunder pursuant the indemnification provisions set forth in the applicable Engagement Letter.
(t)   The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under any Other Subscription Agreement or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase the Acquired Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer, the Target or any of their respective subsidiaries that may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. The decision of each Other Subscriber to purchase Other Acquired Shares pursuant to an Other Subscription Agreement has been made by such Other Subscriber independently of Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer, the Target or any of their respective subsidiaries which may have been made or given by Subscriber. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Acquired Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights,

F-23

including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
(u)   The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive. For ease of administration, this single Subscription Agreement may be executed so as to enable each Subscriber identified on the signature page to enter into a Subscription Agreement, severally, but not jointly. The parties agree that no Subscriber listed on the signature page shall have any liability under the Subscription Agreement for the obligations of any Other Subscriber so listed.
[Signature pages follow.]

F-24

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
ITHAX ACQUISITION CORP.
By:
Name: Orestes Fintiklis
Title:  Chief Executive Officer
Date: December 20, 2021
Signature Page to
Subscription Agreement

SUBSCRIBER:
Signature of Subscriber:	Signature of Joint Subscriber, if applicable:
By: Name: Title:	By: Name: Title:
Date:                 , 20
Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered (if different)
Email Address:
If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Subscriber’s EIN:	Joint Subscriber’s EIN:
Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Aggregate Number of Acquired Shares subscribed for:

Aggregate Purchase Price: $
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.
Number of Acquired Shares subscribed for and aggregate Purchase Price accepted and agreed to as of this             day of            , 20      , by:
ITHAX ACQUISITION CORP.
By: Name: Orestes Fintiklis Title: Chief Executive Officer
Signature Page to
Subscription Agreement

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.
☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

2.
☐ We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check each of the following subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor”.

2.
☐ We are not a natural person.

*** AND ***
C.
AFFILIATE STATUS
(Please check the applicable box)

SUBSCRIBER:
☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
FINRA Rule 4512(c) states that an “institutional account” shall mean any person who comes within any of the below listed categories. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “institutional account.”
☐ a bank, savings and loan association, insurance company or registered investment company;
☐ an investment adviser registered either with the Commission under Section 203 of the Investment Advisers Act or with a state securities commission (or any agency or office performing like functions); or
☐ any other person (whether a natural person, corporation, partnership, trust or otherwise) with total assets of at least $50 million.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.
Schedule A-1
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the Issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below that apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;
☐ Any broker or dealer registered pursuant to section 15 of the Exchange Act;
☐ An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state;
☐ An investment adviser relying on the exemption from registering with the Securities and Exchange Commission under section 203(l) or (m) of the Investment Advisers Act of 1940;
☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;
☐ Any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of the Securities Act;
☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;
☐ A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;
☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;
☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;
☐ Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.
Schedule A-2
☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act;
☐ An entity, of a type not listed in any of the foregoing paragraphs, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;
☐ A “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1): (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;
☐ A “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1), of a family office meeting the requirements in the foregoing paragraph and whose prospective investment in the issuer is directed by such family office pursuant to clause (iii) in the foregoing paragraph;
☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;
☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or
☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

ANNEX G
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2022, is made and entered into by and among Mondee Holdings, Inc., a Delaware corporation (the “Company”) (formerly known as ITHAX Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability), ITHAX Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) Mondee Holdings, LLC, a Delaware limited liability company (“Mondee LLC”), each person listed on the signature pages under the caption “Third-Party Investors” or who execute a Joinder as a “Third-Party Investor” and each person listed on the signature pages under the caption “Earn-Out Holders” or who executes a Joinder as an “Earn-Out Holders” or who executes a Joinder as an “Earn-Out Holder” (the Sponsor, Mondee LLC, Third-Party Investors (as defined below) and the Earn-Out Holders (as defined below) are collectively referred to as “Holders” and each, a “Holder”).
RECITALS
WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of December 20, 2021 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among the Company, Ithax Merger Sub I, LLC, a Delaware limited liability company (“Merger Sub I”), Ithax Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”) and Mondee Holdings II, Inc., a Delaware corporation (“Mondee Holdings”), by which (a) Merger Sub I will merge with and into Mondee Holdings, with Mondee Holdings surviving as a wholly owned subsidiary of the Company; and (b) immediately following; Mondee Holdings will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of the Company;
WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, Mondee LLC received shares of Company Class A common stock, par value $0.001 per share, (the “Common Stock”), of the Company;
WHEREAS, on the date hereof, certain other investors (such other investors, collectively, the “Initial Third-Party Investors”) purchased an aggregate of 5,000,000 shares of Common Stock (the “Initial Investor Shares”) in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the respective Subscription Agreement, each dated as of December 20, 2021, entered into by and between the Company and each of the Third-Party Investors (each, an “Initial Subscription Agreement” and, collectively, the “Initial Subscription Agreements”);
WHEREAS, on the date hereof, a certain additional investor (the “Additional Third-Party Investor” and, together with the Initial Third-Party Investors, the “Third-Party Investors”) purchased 2,000,000 shares of Common Stock (the “Additional Investor Shares” and, together with the Initial Investor Shares, the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to a Subscription Agreement, dated as of April 21, 2022, entered into by and between the Company and the Additional Third-Party Investor (the “Additional Subscription Agreement”, and together with the Initial Subscription Agreements, each, a “Subscription Agreement”, and collectively, the “Subscription Agreements”);
WHEREAS, on December 20, 2021, the Company entered into the Earn-Out Agreement, pursuant to which up to 9,000,000 shares of Common Stock (the “Earn-Out Shares”) shall be issued to management and other affiliates of the Company, subject to the terms and conditions set forth in the Earn-Out Agreement (the “Earn-Out Holders”); and
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.
“Additional Holder Common Stock” shall have the meaning given in Section 6.10.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble hereto.
“Block Trade” shall have the meaning given in Section 2.4.1.
“Board” shall mean the Board of Directors of the Company.
“Business Combination Agreement” shall have the meaning given in the Recitals hereto.
“Closing” shall have the meaning given in the Business Combination Agreement.
“Closing Date” shall have the meaning given in the Business Combination Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“Earn-Out Agreement” shall mean the Earn-Out Agreement dated December 20, 2021 by and among ITHAX Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability (and any successor thereto) and the certain persons listed on Schedule A thereto.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.
“Holder Information” shall have the meaning given in Section 4.1.2.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Investor Shares” shall have the meaning given in the Recitals hereto.
“Joinder” shall have the meaning given in Section 6.10.
“Lock-up” shall have the meaning given in Section 5.1.1.
“Lock-up Holders” shall have the meaning given in Section 5.1.1.
“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the earlier to occur of (a) six (6) months after the Closing Date, (b) such date that the closing price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any period of thirty (30) consecutive trading days commencing at least ninety (90) calendar days following the Closing Date and (c) the date on which the Company consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing Date that results in the stockholders of Mondee Holdings immediately prior to such transaction having beneficial ownership of less than fifty percent (50%) of the outstanding voting securities of the Company.
“Lock-up Shares” shall mean Common Stock beneficially owned (as such term is used in Rule 13d-3 of the 1934 Act), by a Lock-up Holder immediately following the Closing Date or any other securities so owned convertible into or exercisable or exchangeable for such Common Stock immediately following the Closing Date (other than shares of Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the 1933 Act pursuant to a subscription agreement where the issuance of Common Stock occurs on or after the Closing Date); provided, that, for clarity, Common Stock issued to Third-Party Investors pursuant to the Subscription Agreements shall not constitute Lock-up Shares.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.
“Permitted Transferees” shall mean (i) any person or entity to whom such Holder is permitted to Transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.1.1 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is not prohibited from transferring such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing Date (including any securities distributable pursuant to the Business Combination Agreement or the Earn-Out Agreement); (b) any Additional Holder Common Stock (including, for the avoidance of doubt, any Earn-Out Shares delivered pursuant to the Earn-Out Agreement); and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to Permitted Transferees), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further Transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   fees and disbursements of counsel for the Company;
(E)   fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance;
(F)   reasonable and documented fees and disbursements of counsel (including local and special counsel, to the extent necessary) incurred in connection with any registration statement or registered offering (including any Registration) covering Registrable Securities; and
(G)   in an Underwritten Offering or Other Coordinated Offering, reasonable and documented fees and expenses not to exceed $50,000 in the aggregate for each Registration of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.
“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed Transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.
“Third-Party Investors” shall have the meaning set forth in the Recitals hereto.
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
ARTICLE II
REGISTRATIONS AND OFFERINGS
Section 2.1   Shelf Registration.
2.1.1   Filing.   Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Closing Date, and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to (i) convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf or (ii) file a Form S-3 Shelf, as the case may be, in each case, as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.2   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3   Additional Registrable Securities.   Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Holders.
2.1.4   Requests for Underwritten Shelf Takedowns.   Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, a Holder (any of the Holders being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with an anticipated gross aggregate offering price of at least $10 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor may demand not more than one (1) Underwritten Shelf Takedown and the other Holders may demand not more than two (2) Underwritten Shelf Takedowns, in each case, pursuant to this Section 2.1.4 in any twelve (12) month period (such rights, in each such case, a “Demand”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, which is then available for such offering.
2.1.5   Reduction of Underwritten Offering.   If the Underwriter in an Underwritten Shelf Takedown advises the Demanding Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Demanding Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) shall be allocated among all participating Holders thereof, including the Demanding Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.
2.1.6   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or the Holders, as applicable, may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a Demand for an Underwritten Shelf Takedown shall constitute a Demand for an Underwritten Shelf

Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or the Holders, as applicable, elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.
Section 2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than (i) a registration relating solely to the sale of securities to participants in a Company stock or other benefit plan, (ii) a transaction covered by Rule 145 under the Securities Act, (iii) a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, (iv) for a dividend reinvestment plan or (v) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2   Reduction of Piggyback Registration.   If the total amount of securities, including Registrable Securities, requested by Holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the Underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the Underwriters determine in their reasonable discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders). For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate number of Registrable Securities owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a Demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.
Section 2.3   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the forty-five (45)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent; provided, however, with respect to the first Underwritten Offering following the Closing, if the managing Underwriters, in their reasonable discretion, advise the Company in writing that a lock-up restriction of a period of forty-five (45) or fewer days would have a material adverse impact on such Underwritten Offering, then such lock-up restrictions shall be for the number of days such managing Underwriters so advise, not to exceed a period of ninety (90) days from the date of the pricing of any such Underwritten Offering. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
Section 2.4   Block Trades; Other Coordinated Offerings.
2.4.1   Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $50 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
2.4.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.
2.4.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4   The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.4.5   A Holder may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.
ARTICLE III
COMPANY PROCEDURES
Section 3.1   General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, security holders or partners), and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities, in each case, in accordance with Section 2.1.1;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9   promptly notify the Holders in writing at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;
3.1.10   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, as applicable;
3.1.13   in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.15   with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.
Section 3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.
Section 3.3   Requirements for Participation in Registration Statement in Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration of the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
Section 3.4   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.4.2   If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the Board, be seriously detrimental to the Company and its holders of capital stock and it is therefore essential to defer such filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3   (a) During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of Underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or Section 2.4 for not more than ninety (90) consecutive calendar days or more than one hundred twenty (120) total calendar days in each case during any twelve (12)-month period.
Section 3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
Section 4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, managers, directors, affiliates, and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) caused by, resulting from, arising out of or based upon any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary

Prospectus in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by or on behalf of such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement, Prospectus or preliminary Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its officers, managers, directors, affiliates and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the Transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1.1, Section 4.1.2 and Section 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
LOCK UP
5.1.1   Subject to Section 5.1.2 below, the holders (the “Lock-up Holders”) of any shares of Common Stock issued to the Sponsor prior to the Closing Date or to Mondee LLC in connection with the Business Combination Agreement or to Earn-Out Holders in connection with the Earn-Out Agreement, may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).
5.1.2   Notwithstanding the provisions set forth in Section 5.1.1 above, the Lock-up Holders may Transfer the Lock-up Shares during the Lock-up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-up Holder or any other person with whom such Lock-up Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Lock-up Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Lock-up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-up Holder, or (B) to partners, limited liability company members, Earn-Out Holders or stockholders of the Lock-up Holder, including, for the avoidance of doubt, where the Lock-up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (C) by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vi) pursuant to transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of the corporation’s security holders having the right to exchange their shares of Common Stock for cash, securities or other property; (vii) to satisfy tax withholding obligations in connection with the exercise of options or warrants to purchase shares of Common Stock of the corporation or the vesting of stock-based awards; (viii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options or warrants to purchase shares of Common Stock of the corporation; (ix) pursuant to transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Closing Date, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-up Period; or (x) in connection with the grant and maintenance of a bona fide lien, security interest, pledge or other similar encumbrance to a nationally or internationally recognized financial institution with assets of not less than $10 billion in connection with a loan; provided that the Lock-up Holder shall provide the Company prior written notice informing them of any public filing, report or announcement made by or on behalf of the Lock-up Holder with respect thereto.
ARTICLE VI
MISCELLANEOUS
Section 6.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Mondee Holdings, Inc., 951 Mariners Island Blvd., Ste. 130, San Mateo, CA 94404 Attn: Dan Figenshu, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.
Section 6.2   Assignment; No Third-Party Beneficiaries.
6.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
6.2.2   Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Holders and the Sponsor, the rights hereunder that are personal to such Holders and may not be assigned or delegated in whole or in part, except that (w) each of the Holders shall be permitted to transfer its rights hereunder as such Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Holder (it being understood that no such transfer shall reduce any rights of such Holder or such transferees) and (x) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more Permitted Transferees of the Sponsor (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).
6.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
6.2.4   This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.
6.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.
Section 6.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
Section 6.4   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURTS SITTING IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
Section 6.5   TRIAL BY JURY.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.
Section 6.6   Amendments and Modifications.   Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Holder so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
Section 6.7   Other Registration Rights.   Other than (i) the Third-Party Investors who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as any Holder and such Holder’s affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) under the Securities Act pursuant to which such grantee would have more favorable Demands or treatment with respect to pro rata reduction than those granted to the Holders hereunder without the prior written consent of such Holder.
Section 6.8   Term.   This Agreement shall terminate on the earlier of (a) the fifth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

Section 6.9   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
Section 6.10   Additional Holders; Joinder.   In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Holders of a majority of the total Registrable Securities (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.
Section 6.11   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 6.12   Entire Agreement.   This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
Mondee Holdings, Inc.
a Delaware corporation
By:

Name:
Title:
HOLDERS:
ITHAX Acquisition Sponsor LLC,
a Delaware limited liability company
By:

Name:
Title:
Mondee Holdings, LLC,
a Delaware limited liability company
By:

Name:
Title:
[Third-Party Investors]
By:

Name:
Title:
[Earn-Out Holders]
By:

Name:
Title:
[Signature Page to Registration Rights Agreement]

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [•], 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Mondee Holdings, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.
For purposes of this Joinder, “Excluded Sections” shall mean [                 ].
Accordingly, the undersigned has executed and delivered this Joinder as of the                   day of                  , 2022.
Signature of Stockholder
Print Name of Stockholder
Its:
Address:
Agreed and Accepted as of
                 , 20
[           ]
By:
Name: Its:

ANNEX H
Companies Law (Revised)
Company Limited by Shares

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
ITHAX ACQUISITION CORP.

Adopted by special resolution on October 9, 2020

Companies Law (Revised)
Company Limited by Shares
Amended and Restated
Memorandum of Association
of
ITHAX Acquisition Corp.
Adopted by special resolution on October 9, 2020
1
The name of the Company is ITHAX Acquisition Corp.

2
The Company’s registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3
The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Law (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4
The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Law (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5
Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)
the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Law (Revised); or

(b)
insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Law (Revised);or

(c)
the business of company management without being licensed in that behalf under the Companies Management Law (Revised).

6
The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7
The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8
The share capital of the Company is US$111,000 divided into 100,000,000 Class A Ordinary Shares of US$0.001 each, 10,000,000 Class B Ordinary Shares of US$0.001 and 1,000,000 Preference Shares of US$0.001 each. There is no limit on the number of shares of any class which the Company is authorised to issue. However, subject to the Companies Law (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)
redeem or repurchase any of its shares;

(b)
increase or reduce its capital;

(c)
issue any part of its capital (whether original, redeemed, increased or reduced):

(i)
with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)
subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; and
(d)
alter any of those rights, privileges, conditions, limitations or restrictions.

9
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Companies Law (Revised)
Company Limited by Shares
ITHAX Acquisition Corp.

AMENDED & RESTATED ARTICLES OF ASSOCIATION

Adopted by special resolution on October 9, 2020

H-i

H-ii

H-iii

H-iv

H-v

Companies Law (Revised)
Company Limited by Shares
Amended & Restated Articles of Association
of
ITHAX Acquisition Corp.
Adopted by special resolution on October 9, 2020
1
Definitions, interpretation and exclusion of Table A

Definitions
1.1
In these Articles, the following definitions apply:

Amendment has the meaning ascribed to it in Article 36.11.
Amendment Redemption Event has the meaning ascribed to it in Article 36.11.
Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
Approved Amendment has the meaning ascribed to it in Article 36.11.
Articles means, as appropriate:
(a)
these articles of association as amended from time to time: or

(b)
two or more particular articles of these Articles;

and Article refers to a particular article of these Articles.
Audit Committee means the audit committee of the Company formed pursuant to Article 22.8 hereof, or any successor audit committee.
Auditor means the person for the time being performing the duties of auditor of the Company.
Automatic Redemption Event shall have the meaning given to it in Article 36.2.
Business Combination shall mean the initial acquisition by the Company, whether through a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar type of transaction, with a Target Business at Fair Value.
Business Day means a day other than (a) a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City (b) a Saturday or (c) a Sunday.
Cayman Islands means the British Overseas Territory of the Cayman Islands.
Class A Share means a Class A ordinary share of a par value of US$0.001 in the share capital of the Company.
Class B Share means a Class B ordinary share of a par value of US$0.001 in the share capital of the Company.
Clear Days, in relation to a period of notice, means that period excluding:
(a)
the day when the notice is given or deemed to be given; and

(b)
the day for which it is given or on which it is to take effect.

Clearing House means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
Company means the above-named company.
Default Rate means 10% (ten per cent) per annum.
Designated Stock Exchange means Nasdaq Capital Market or any other national securities exchange on which the Shares are listed for trading.
Electronic has the meaning given to that term in the Electronic Transactions Law (Revised) of the Cayman Islands.
Electronic Record has the meaning given to that term in the Electronic Transactions Law (Revised) of the Cayman Islands.
Electronic Signature has the meaning given to that term in the Electronic Transactions Law (Revised) of the Cayman Islands.
Exchange Act means the United States Securities Exchange Act of 1934, as amended.
Fair Value shall mean a value at least equal to 80% of the balance in the Trust Account (excluding any deferred underwriting fees and any taxes payable on the Trust Account balance) at the time of the execution of a definitive agreement for a Business Combination.
Fully Paid and Paid Up:
(a)
in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth;

(b)
in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth.

Independent Director means a director who is an independent director as defined in the rules and regulations of the Designated Stock Exchange as determined by the directors.
Initial Shareholders means the Sponsor, the directors and officers of the Company or their respective affiliates who hold Shares prior to the IPO.
IPO means the initial public offering of units, consisting of Shares and warrants of the Company and rights to receive Shares of the Company.
Law means the Companies Law (Revised) of the Cayman Islands, including any statutory modification or re-enactment thereof for the time being in force.
Member means any person or persons entered on the Register of Members from time to time as the holder of a Share.
Memorandum means the memorandum of association of the Company as amended from time to time.
Officer means a person then appointed to hold an office in the Company; and the expression includes a director, alternate director or liquidator.
Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon. The expression also includes a unanimous written resolution.

Over-Allotment Option means the option of the Underwriters to purchase up to an additional 15% of the firm units (as described at Article 2.4) sold in the IPO at a price equal to US$10.00 per unit, less underwriting discount and commissions.
Per-Share Redemption Price means:
(a)
with respect to an Amendment Redemption Event, the aggregate amount on deposit in the Trust Account, including interest earned but net of taxes payable, divided by the number of then outstanding Public Shares; and

(b)
with respect to either a Tender Redemption Offer or a Redemption Offer, the aggregate amount then on deposit in the Trust Account (net of taxes payable), divided by the number of then outstanding Public Shares.

Preference Share means a preference share of a par value of US$0.001 in the share capital of the Company.
Private Placement Shares means the Class A Shares included in the Private Placement Units.
Private Placement Units are to the units to be issued to the Sponsor and the Underwriters in a private placement to occur concurrently with the closing of the initial Business Combination.
Private Placement Warrants are to warrants included in the Private Placement Units.
Public Share means the Class A Shares included in the units issued in the IPO (as described in Article 2.4).
Redemption Offer has the meaning ascribed to it in Article 36.5(b).
Register of Members means the register of Members maintained in accordance with the Law and includes (except where otherwise stated) any branch or duplicate register of Members.
Registration Statement has the meaning ascribed to it in Article 36.10.
SEC means the United States Securities and Exchange Commission.
Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary.
Share means a Class A Share, a Class B Share or a Preference Share in the share capital of the Company; and the expression:
(a)
includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)
where the context permits, also includes a fraction of a share.

Special Resolution has the meaning given to that term in the Law, and the expression includes a unanimous written resolution.
Sponsor means ITHAX Acquisition Sponsor LLC, a Delaware limited liability company, being the sole Member immediately prior to the consummation of the IPO.
Sponsor Group means the Sponsor and its respective affiliates, successors and assigns.
Target Business means any businesses or entity with whom the Company wishes to undertake a Business Combination.
Target Business Acquisition Period shall mean the period commencing from the effectiveness of the registration statement filed with the SEC in connection with the Company’s IPO up to and including the first to occur of (i) a Business Combination; or (ii) the Termination Date.
Tax Filing Authorised Person means such person as any director shall designate from time to time, acting severally.

Tender Redemption Offer has the meaning ascribed to it in Article 36.5(a).
Termination Date has the meaning given to it in Article 36.2.
Treasury Shares means Shares of the Company held in treasury pursuant to the Law and Article 2.16.
Trust Account shall mean the trust account established by the Company prior to the IPO and into which a certain amount of the IPO proceeds and the proceeds from a simultaneous private placement of like units comprising like securities to those included in the IPO by the Company are deposited, interest on the balance of which may be released to the Company from to time to time to pay the Company’s income or other tax obligations.
Underwriter means an underwriter of the IPO from time to time, and any successor underwriter.
Interpretation
1.2
In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)
A reference in these Articles to a statute is a reference to a statute of the Cayman Islands as known by its short title, and includes:

(i)
any statutory modification, amendment or re-enactment; and

(ii)
any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Law of the Cayman Islands is taken to be a reference to the revision of that Law in force from time to time as amended from time to time.
(b)
Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)
If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)
A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)
A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)
Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)
All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)
The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)
The words including, include and in particular or any similar expression are to be construed without limitation.

Exclusion of Table A Articles
1.3
The regulations contained in Table A in the First Schedule of the Law and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2
Shares

Power to issue Shares and options, with or without special rights
2.1
Subject to the provisions of the Law and these Articles and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares of the Company to such persons, at such times and on such terms and conditions as they may decide, save that the directors may not allot, issue, grant options over or otherwise deal with any unissued Shares to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion described at Article 37. No Share may be issued at a discount except in accordance with the provisions of the Law.

2.2
Without limitation to the preceding Article, the directors may so deal with the unissued Shares of the Company:

(a)
either at a premium or at par;

(b)
with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

Notwithstanding the above, following an IPO and prior to a Business Combination, the Company may not issue additional Shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any Business Combination.
2.3
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the directors may decide.

2.4
The Company may issue units of securities in the Company, which may be comprised of Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, on such terms and conditions as the directors may decide. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the representative of the Underwriters determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the IPO with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

2.5
Each Share in the Company confers upon the Member:

(a)
subject to Articles 15.5 and 34, the right to one vote at a meeting of the Members of the Company or on any resolution of Members;

(b)
the right to be redeemed on an Automatic Redemption Event in accordance with Article 36.2 or pursuant to either a Tender Redemption Offer or Redemption Offer in accordance with Article 36.5 or pursuant to an Amendment Redemption Event in accordance with Article 36.11;

(c)
a pro rata right in any dividend paid by the Company; and

(d)
subject to satisfaction of and compliance with Article 36, a pro rata right in the distribution of the surplus assets of the Company on its liquidation provided that in the event that the Company enters liquidation prior to or without having consummated a Business Combination then, in such circumstances, in the event any surplus assets (Residual Assets) of the Company remain following the Company having complied with its applicable obligations to redeem Public Shares and distribute the funds held in the Trust Account in respect of such redemptions pursuant to Article 36, the Public Shares shall not have any right to receive any share of those Residual Assets which are held outside the Trust Account and such Residual Assets shall be distributed (on a pro rata basis) only in respect of those Shares that are not Public Shares.
Power to issue fractions of a Share
2.6
Subject to the Law, the Company may, but shall not otherwise be obliged to, issue fractions of a Share of any class or round up or down fractional holdings of Shares to its nearest whole number. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Power to pay commissions and brokerage fees
2.7
The Company may, in so far as the Law permits, pay a commission to any person in consideration of that person:

(a)
subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)
procuring or agreeing to procure subscriptions, whether absolute or conditional for any Shares in the Company. That commission may be satisfied by the payment of cash or the allotment of Fully Paid or partly-paid Shares or partly in one way and partly in another.
2.8
The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised
2.9
Except as required by Applicable Law:

(a)
the Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder; and

(b)
no person other than the Member shall be recognised by the Company as having any right in a Share.

Power to vary class rights
2.10
If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)
the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or

(b)
the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.11
For the purpose of paragraph (b) of the preceding Article, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)
the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)
any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

2.12
Notwithstanding Article 2.10, unless the proposed variation is for the purposes of approving, or in conjunction with, the consummation of a Business Combination, prior to a Business Combination but subject always to the limitations set out in Article 34 in respect of amendments to the Memorandum and Articles, the rights attached to the Shares as specified in Article 2.5 may only, whether or not the Company is being wound up, be varied by a Special Resolution, and any such variation that has to be approved under this Article shall also be subject to compliance with Article 36.11.

Effect of new Share issue on existing class rights
2.13
Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares
2.14
With the consent of a Member, the directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

(a)
It shall be treated as if it were a share premium.

(b)
Unless the Member agrees otherwise:

(i)
if the Member holds Shares in a single class of Shares — it shall be credited to the share premium account for that class of Shares;

(ii)
if the Member holds Shares of more than one class — it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

(c)
It shall be subject to the provisions of the Law and these Articles applicable to share premiums.

No bearer Shares or warrants
2.15
The Company shall not issue Shares or warrants to bearers.

Treasury Shares
2.16
Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Law shall be held as Treasury Shares and not treated as cancelled if:

(a)
the directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)
the relevant provisions of the Memorandum and Articles and the Law are otherwise complied with.

Rights attaching to Treasury Shares and related matters
2.17
No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be made to the Company in respect of a Treasury Share.

2.18
The Company shall be entered in the Register as the holder of the Treasury Shares. However:

(a)
the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)
a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Law.

2.19
Nothing in the preceding Article prevents an allotment of Shares as fully paid bonus shares in respect of a Treasury Share and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

2.20
Treasury Shares may be disposed of by the Company in accordance with the Law and otherwise on such terms and conditions as the directors determine.

3
Register of Members

3.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Law.

3.2
The directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Law. The directors may also determine which Register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

3.3
The title to Public Shares may be evidenced and transferred in accordance with the laws applicable to the rules and regulations of the Designated Stock Exchange and, for these purposes, the Register of Members may be maintained in accordance with Article 40B of the Law.

4
Share certificates

Issue of share certificates
4.1
A Member shall only be entitled to a share certificate if the directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the directors may determine. If the directors resolve that share certificates shall be issued, upon being entered in the register of Members as the holder of a Share, the directors may issue to any Member:

(a)
without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)
upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that Member’s Shares.

4.2
Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine.

4.3
Every certificate shall bear legends required under the Applicable Laws.

4.4
The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates
4.5
If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)
evidence;

(b)
indemnity;

(c)
payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)
payment of a reasonable fee, if any, for issuing a replacement share certificate as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.
5
Lien on Shares

Nature and scope of lien
5.1
The Company has a first and paramount lien on all Shares (whether Fully Paid or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member’s estate:

(a)
either alone or jointly with any other person, whether or not that other person is a Member; and

(b)
whether or not those moneys are presently payable.

5.2
At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien
5.3
The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)
the sum in respect of which the lien exists is presently payable;

(b)
the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)
that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.

5.4
The Shares may be sold in such manner as the directors determine.

5.5
To the maximum extent permitted by Applicable Law, the directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer
5.6
To give effect to a sale, the directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien
5.7
On sale pursuant to the preceding Articles:

(a)
the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares; and

(b)
that person shall deliver to the Company for cancellation the certificate for those Shares.

Despite this, that person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.
Application of proceeds of sale
5.8
The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Shares have been sold:

(a)
if no certificate for the Shares was issued, at the date of the sale; or

(b)
if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.
6
Calls on Shares and forfeiture

Power to make calls and effect of calls
6.1
Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

6.2
Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

6.3
A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. A person shall not be liable for calls made after such person is no longer registered as Member in respect of those Shares.

Time when call made
6.4
A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

Liability of joint holders
6.5
Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls
6.6
If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)
at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)
if no rate is fixed, at the Default Rate.

The directors may waive payment of the interest wholly or in part.

Deemed calls
6.7
Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment
6.8
The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares
6.9
Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default
6.10
If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)
the amount unpaid;

(b)
any interest which may have accrued; and

(c)
any expenses which have been incurred by the Company due to that person’s default.

6.11
The notice shall state the following:

(a)
the place where payment is to be made; and

(b)
a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares
6.12
If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

6.13
The directors may accept the surrender for no consideration of any Fully Paid Share.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender
6.14
A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member
6.15
On forfeiture or surrender:

(a)
the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)
that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

6.16
Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)
all expenses; and

(b)
interest from the date of forfeiture or surrender until payment:

(i)
at the rate of which interest was payable on those moneys before forfeiture; or

(ii)
if no interest was so payable, at the Default Rate.

The directors, however, may waive payment wholly or in part.
Evidence of forfeiture or surrender
6.17
A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)
that the person making the declaration is a director or Secretary of the Company, and

(b)
that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.
Sale of forfeited or surrendered Shares
6.18
Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

7
Transfer of Shares

Form of transfer
7.1
Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with applicable rules of the SEC, the Designated Stock Exchange and federal and state securities laws of the United States, a Member may transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the directors, executed:

(a)
where the Shares are Fully Paid, by or on behalf of that Member; and

(b)
where the Shares are partly paid, by or on behalf of that Member and the transferee.

7.2
The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.

Power to refuse registration
7.3
If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 2.4 on terms that one cannot be transferred without the other, the directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

Power to suspend registration
7.4
The directors may suspend registration of the transfer of Shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.

Company may retain instrument of transfer
7.5
The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

8
Transmission of Shares

Persons entitled on death of a Member
8.1
If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)
where the deceased Member was a joint holder, the survivor or survivors; and

(b)
where the deceased Member was a sole holder, that Member’s personal representative or representatives.

8.2
Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy
8.3
A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)
to become the holder of the Share; or

(b)
to transfer the Share to another person.

8.4
That person must produce such evidence of his entitlement as the directors may properly require.

8.5
If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

8.6
If the person elects to transfer the Share to another person then:

(a)
if the Share is Fully Paid, the transferor must execute an instrument of transfer; and

(b)
if the Share is partly paid, the transferor and the transferee must execute an instrument of transfer.

8.7
All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity
8.8
A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy
8.9
A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share.

However, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.
9
Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital
9.1
To the fullest extent permitted by the Law, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)
increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)
sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)
cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

Dealing with fractions resulting from consolidation of Shares
9.2
Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the directors may on behalf of those Members:

(a)
sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Law, the Company); and

(b)
distribute the net proceeds in due proportion among those Members.

For that purpose, the directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.
Reducing share capital
9.3
Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

10
Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares
10.1
Subject to the Law and Article 36, and to any rights for the time being conferred on the Members holding a particular class of Shares, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may by its directors:

(a)
issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;
(b)
with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the directors determine at the time of such variation; and

(c)
purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Law, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.
10.2
With respect to redeeming or repurchasing the Shares:

(a)
Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 36.5;

(b)
Class B Shares held by the Sponsor shall, following consummation of the IPO, be surrendered by the Sponsor on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Class B Shares will at all times represent 20% of the Company’s issued Shares after the IPO; and

(c)
Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 36.5.

Power to pay for redemption or purchase in cash or in specie
10.3
When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares, or by the terms applying to those Shares in accordance with Article 10.1, or otherwise by agreement with the Member holding those Shares.

Effect of redemption or purchase of a Share
10.4
Upon the date of redemption or purchase of a Share:

(a)
the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)
the price for the Share; and

(ii)
any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)
the Member’s name shall be removed from the Register of Members with respect to the Share; and

(c)
the Share shall be cancelled or held as a Treasury Shares, as the directors may determine.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.
10.5
For the avoidance of doubt, redemptions and repurchases of Shares in the circumstances described in Articles 10.2(a), 10.2(b) and 10.2(c) above shall not require further approval of the Members.

11
Meetings of Members

Power to call meetings
11.1
To the extent required by the Designated Stock Exchange, an annual general meeting of the

Company shall be held no later than one year after the first financial year end occurring after the IPO, and shall be held in each year thereafter at such time as determined by the directors and the Company may, but shall not (unless required by the Law or the rules and regulations of the Designated Stock Exchange) be obliged to, in each year hold any other general meeting.
11.2
The agenda of the annual general meeting shall be set by the directors and shall include the presentation of the Company’s annual accounts and the report of the directors (if any).

11.3
Annual general meetings shall be held in New York, USA or in such other places as the directors may determine.

11.4
All general meetings other than annual general meetings shall be called extraordinary general meetings and the Company shall specify the meeting as such in the notices calling it.

11.5
The directors may call a general meeting at any time.

11.6
If there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.

11.7
The directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

11.8
The requisition must be in writing and given by one or more Members who together hold at least 10% of the rights to vote at such general meeting.

11.9
The requisition must also:

(a)
specify the purpose of the meeting.

(b)
be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners.

(c)
be delivered in accordance with the notice provisions.

11.10
Should the directors fail to call a general meeting within 21 Clear Days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

11.11
Without limitation to the foregoing, if there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, any one or more Members who together hold at least 10% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional directors.

11.12
Members seeking to bring business before the annual general meeting or to nominate candidates for election as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Content of notice
11.13
Notice of a general meeting shall specify each of the following:

(a)
the place, the date and the hour of the meeting;

(b)
if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)
subject to paragraph (d), the general nature of the business to be transacted; and

(d)
if a resolution is proposed as a Special Resolution, the text of that resolution.

11.14
In each notice there shall appear with reasonable prominence the following statements:

(a)
that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)
that a proxyholder need not be a Member.

Period of notice
11.15
At least five Clear Days’ notice of a general meeting must be given to Members, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

Persons entitled to receive notice
11.16
Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)
the Members;

(b)
persons entitled to a Share in consequence of the death or bankruptcy of a Member; and

(c)
the directors.

Publication of notice on a website
11.17
Subject to the Law or the rules of the Designated Stock Exchange, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

(a)
the publication of the notice on the website;

(b)
the place on the website where the notice may be accessed;

(c)
how it may be accessed; and

(d)
the place, date and time of the general meeting.

11.18
If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member by any other means permitted by these Articles. This will not affect when that Member is deemed to have received notice of the meeting.

Time a website notice is deemed to be given
11.19
A website notice is deemed to be given when the Member is given notice of its publication.

Required duration of publication on a website
11.20
Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until at least the conclusion of the meeting to which the notice relates.

Accidental omission to give notice or non-receipt of notice
11.21
Proceedings at a meeting shall not be invalidated by the following:

(a)
an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)
non-receipt of notice of the meeting by any person entitled to notice.

11.22
In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)
in a different place on the website; or

(b)
for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

12
Proceedings at meetings of Members

Quorum
12.1
Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. One or more Members who together hold not less than one-third of the issued and outstanding Shares entitled to attend and vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum; provided that a quorum in connection with any meeting that is convened to vote on a Business Combination or any meeting convened with regards to an amendment described in Article 36.11 shall be a majority of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy.

Lack of quorum
12.2
If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)
If the meeting was requisitioned by Members, it shall be cancelled.

(b)
In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the meeting shall be dissolved.

Use of technology
12.3
A person may participate in a general meeting through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting.

Chairman
12.4
The chairman of a general meeting shall be the chairman of the board or such other director as the directors have nominated to chair board meetings in the absence of the chairman of the board. Absent any such person being present within 15 minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting.

12.5
If no director is present within 15 minutes of the time appointed for the meeting, or if no director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a director to attend and speak
12.6
Even if a director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares in the Company.

Adjournment
12.7
The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

12.8
Should a meeting be adjourned for more than twenty Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least five Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

Method of voting
12.9
A resolution put to the vote of the meeting shall be decided on a poll.

Taking of a poll
12.10
A poll demanded on the question of adjournment shall be taken immediately.

12.11
A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than 30 Clear Days after the poll was demanded.

12.12
The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

12.13
A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote
12.14
If the votes on a resolution are equal, the chairman may if he wishes exercise a casting vote.

Amendments to resolutions
12.15
An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)
not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

(b)
the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

12.16
A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

(a)
the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

(b)
the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

12.17
If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

Written resolutions
12.18
Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)
all Members entitled so to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

(b)
all Members entitled so to vote :

(i)
sign a document; or

(ii)
sign several documents in the like form each signed by one or more of those Members; and

(c)
the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.
12.19
If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

12.20
The directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

Sole-member company
12.21
If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

13
Voting rights of Members

Right to vote
13.1
Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

13.2
Members may vote in person or by proxy.

13.3
Every Member shall have one vote for each Share he holds, unless any Share carries special voting rights.

13.4
A fraction of a Share shall entitle its holder to an equivalent fraction of one vote.

13.5
No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders
13.6
If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the Register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members
13.7
Save where otherwise provided, a corporate Member must act by a duly authorised representative.

13.8
A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

13.9
The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.

13.10
The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

13.11
Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

13.12
A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.

13.13
If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

Member with mental disorder
13.14
A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Cayman Islands or elsewhere) in matters concerning mental disorder may vote, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

13.15
For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes
13.16
An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy
13.17
An instrument appointing a proxy shall be in any common form or in any other form approved by the directors.

13.18
The instrument must be in writing and signed in one of the following ways:

(a)
by the Member; or

(b)
by the Member’s authorised attorney; or

(c)
if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.
13.19
The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

13.20
A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with the Article above about signing proxies; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered
13.21
Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the directors) must be delivered so that it is received by the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)
In the case of an instrument in writing, it must be left at or sent by post:

(i)
to the registered office of the Company; or

(ii)
to such other place specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)
If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)
in the notice convening the meeting; or

(ii)
in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)
in any invitation to appoint a proxy issued by the Company in relation to the meeting.

13.22
Where a poll is taken:

(a)
if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under the preceding Article not less than 24 hours before the time appointed for the taking of the poll;

(b)
but if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be e delivered as required under the preceding Article not less than two hours before the time appointed for the taking of the poll.

13.23
If the form of appointment of proxy is not delivered on time, it is invalid.

Voting by proxy
13.24
A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.
14
Number of directors

Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one and there shall be no maximum.
15
Appointment, disqualification and removal of directors

No age limit
15.1
There is no age limit for directors save that they must be aged at least 18 years.

Corporate directors
15.2
Unless prohibited by law, a body corporate may be a director. If a body corporate is a director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about directors’ meetings.

No shareholding qualification
15.3
Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.

Appointment and removal of directors
15.4
The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. Immediately prior to the consummation of the IPO, the existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

15.5
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a director or may by Ordinary Resolution of the holders of the Class B Shares remove any director. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any director.

15.6
After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director.

15.7
Article 15.5 may only be amended by a Special Resolution passed by holders representing at least 90% of the outstanding Class B Shares.

15.8
Without prejudice to the Company’s power to appoint a person to be a director pursuant to these Articles, the directors shall have power at any time to appoint any person to be a director who:

(a)
is recommended as a director nominee by a majority of the Independent Directors; and

(b)
is willing to act as a director,

either to fill a vacancy or as an additional director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.
15.9
Notwithstanding the other provisions of these Articles, in any case where, as a result of death, the Company has no directors and no shareholders, the personal representatives of the last shareholder to have died have the power, by notice in writing to the Company, to appoint a person to be a director. For the purpose of this Article:

(a)
where two or more shareholders die in circumstances rendering it uncertain who was the last to die, a younger shareholder is deemed to have survived an older shareholder;

(b)
if the last shareholder died leaving a will which disposes of that shareholder’s shares in the Company (whether by way of specific gift, as part of the residuary estate, or otherwise):

(i)
the expression personal representatives of the last shareholder means:

(A)
until a grant of probate in respect of that will has been obtained from the Grand Court of the Cayman Islands, all of the executors named in that will who are living at the time the power of appointment under this Article is exercised; and

(B)
after such grant of probate has been obtained, only such of those executors who have proved that will;

(ii)
without derogating from section 3(1) of the Succession Law (Revised), the executors named in that will may exercise the power of appointment under this Article without first obtaining a grant of probate.

15.10
A remaining director may appoint a director even though there is not a quorum of directors.

15.11
No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.

15.12
For so long as Shares are listed on a Designated Stock Exchange, the directors shall include at least such number of Independent Directors as Applicable Law or the rules and regulations of the Designated Stock Exchange require, subject to applicable phase-in rules of the Designated Stock Exchange.

Resignation of directors
15.13
A director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

15.14
Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of director
15.15
A director’s office shall be terminated forthwith if:

(a)
he is prohibited by the law of the Cayman Islands from acting as a director; or

(b)
he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)
in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(d)
he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise;

(e)
without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months; or

(f)
all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other directors.

16
Alternate directors

Appointment and removal
16.1
Until the consummation of a Business Combination, a director may not appoint an alternate. Following the consummation of a Business Combination, Articles 16.2 to 16.5 inclusive shall apply.

16.2
Subject to Article 16.1, any director may appoint any other person, including another director, to act in his place as an alternate director. No appointment shall take effect until the director has given notice of the appointment to the other directors. Such notice must be given to each other director by either of the following methods:

(a)
by notice in writing in accordance with the notice provisions;

(b)
if the other director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 31.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one director (and to the email address of the Company pursuant to Article 16.4(c)).

16.3
Without limitation to the preceding Article, a director may appoint an alternate for a particular meeting by sending an email to his fellow directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 16.4.

16.4
A director may revoke his appointment of an alternate at any time. No revocation shall take effect until the director has given notice of the revocation to the other directors. Such notice must be given by either of the methods specified in Article 16.2.

16.5
A notice of appointment or removal of an alternate director must also be given to the Company by any of the following methods:

(a)
by notice in writing in accordance with the notice provisions;

(b)
if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 31.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)
if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 31.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)
if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices
16.6
All notices of meetings of directors shall continue to be given to the appointing director and not to the alternate.

Rights of alternate director
16.7
An alternate director shall be entitled to attend and vote at any board meeting or meeting of a committee of the directors at which the appointing director is not personally present, and generally to perform all the functions of the appointing director in his absence.

16.8
For the avoidance of doubt:

(a)
if another director has been appointed an alternate director for one or more directors, he shall be entitled to a separate vote in his own right as a director and in right of each other director for whom he has been appointed an alternate; and

(b)
if a person other than a director has been appointed an alternate director for more than one director, he shall be entitled to a separate vote in right of each director for whom he has been appointed an alternate.

16.9
An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.

Appointment ceases when the appointor ceases to be a director
16.10
An alternate director shall cease to be an alternate director if the director who appointed him ceases to be a director.

Status of alternate director
16.11
An alternate director shall carry out all functions of the director who made the appointment.

16.12
Save where otherwise expressed, an alternate director shall be treated as a director under these Articles.

16.13
An alternate director is not the agent of the director appointing him.

16.14
An alternate director is not entitled to any remuneration for acting as alternate director.

Status of the director making the appointment
16.15
A director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

17
Powers of directors

Powers of directors
17.1
Subject to the provisions of the Law, the Memorandum and these Articles, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.

17.2
No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Law, following the consummation of the IPO Members may by Special Resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

Appointments to office
17.3
The directors may appoint a director:

(a)
as chairman of the board of directors;

(b)
as vice-chairman of the board of directors;

(c)
as managing director;

(d)
to any other executive office

for such period and on such terms, including as to remuneration, as they think fit.
17.4
The appointee must consent in writing to holding that office.

17.5
Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of directors.

17.6
If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the directors may nominate one of their number to act in place of the chairman should he ever not be available.

17.7
Subject to the provisions of the Law, the directors may also appoint any person, who need not be a director:

(a)
as Secretary; and

(b)
to any office that may be required (including, for the avoidance of doubt, one or more chief executive officers, presidents, a chief financial officer, a treasurer, vice-presidents, one or more assistant vice-presidents, one or more assistant treasurers and one or more assistant secretaries), for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the directors decide.
17.8
The Secretary or Officer must consent in writing to holding that office.

17.9
A director, Secretary or other Officer of the Company may not hold the office, or perform the services, of Auditor.

Remuneration
17.10
The remuneration to be paid to the directors, if any, shall be such remuneration as the directors shall determine, provided that no cash remuneration shall be paid to any director prior to the consummation of a Business Combination. The directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all out of pocket expenses properly incurred by them in connection with activities on behalf of the Company, including identifying and consummating a Business Combination.

17.11
Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other person connected to or related to him.

17.12
Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information
17.13
The directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the Register of Members relating to a Member,

(and they may authorise any director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:
(a)
the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)
such disclosure is in compliance with the rules of any stock exchange upon which the Company’s shares are listed; or

(c)
such disclosure is in accordance with any contract entered into by the Company; or

(d)
the directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

18
Delegation of powers

Power to delegate any of the directors’ powers to a committee
18.1
The directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-directors so long as the majority of those persons are directors.

18.2
The delegation may be collateral with, or to the exclusion of, the directors’ own powers.

18.3
The delegation may be on such terms as the directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the directors at will.

18.4
Unless otherwise permitted by the directors, a committee must follow the procedures prescribed for the taking of decisions by directors.

Power to appoint an agent of the Company
18.5
The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The directors may make that appointment:

(a)
by causing the Company to enter into a power of attorney or agreement; or

(b)
in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company
18.6
The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)
for any purpose;

(b)
with the powers, authorities and discretions;

(c)
for the period; and

(d)
subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under these Articles. The directors may do so by power of attorney or any other manner they think fit.
18.7
Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

Power to appoint a proxy
18.8
Any director may appoint any other person, including another director, to represent him at any meeting of the directors. If a director appoints a proxy, then for all purposes the presence or vote of the proxy shall be deemed to be that of the appointing director.

18.9
Articles 16.1 to 16.5 inclusive (relating to the appointment by directors of alternate directors) apply, mutatis mutandis, to the appointment of proxies by directors.

18.10
A proxy is an agent of the director appointing him and is not an officer of the Company.

19
Meetings of directors

Regulation of directors’ meetings
19.1
Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.

Calling meetings
19.2
Any director may call a meeting of directors at any time. The Secretary, if any, must call a meeting of the directors if requested to do so by a director.

Notice of meetings
19.3
Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice. Notice may be oral. Attendance at a meeting without written objection shall be deemed to be a waiver of such notice requirement.

Period of notice
19.4
At least five Clear Days’ notice of a meeting of directors must be given to directors. A meeting may be convened on shorter notice with the consent of all directors.

Use of technology
19.5
A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

19.6
A director participating in this way is deemed to be present in person at the meeting.

Place of meetings
19.7
If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

Quorum
19.8
The quorum for the transaction of business at a meeting of directors shall be two unless the directors fix some other number or unless the Company has only one director.

Voting
19.9
A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Validity
19.10
Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.

Recording of dissent
19.11
A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:

(a)
his dissent is entered in the minutes of the meeting; or

(b)
he has filed with the meeting before it is concluded signed dissent from that action; or

(c)
he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A director who votes in favour of an action is not entitled to record his dissent to it.
Written resolutions
19.12
The directors may pass a resolution in writing without holding a meeting if all directors sign a document or sign several documents in the like form each signed by one or more of those directors.

19.13
Despite the foregoing, a resolution in writing signed by a validly appointed alternate director or by a validly appointed proxy need not also be signed by the appointing director. If a written resolution is signed personally by the appointing director, it need not also be signed by his alternate or proxy.

19.14
Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs.

Sole director’s minute
19.15
Where a sole director signs a minute recording his decision on a question, that record shall constitute the passing of a resolution in those terms.

20
Permissible directors’ interests and disclosure

Permissible interests subject to disclosure
20.1
Save as expressly permitted by these Articles or as set out below, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company.

20.2
If, notwithstanding the prohibition in the preceding Article, a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the next Article, he may:

(a)
be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested; or

(b)
be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

20.3
Such disclosure may be made at a meeting of the board or otherwise (and, if otherwise, it must be made in writing). The director must disclose the nature and extent of his direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangements with the Company or in which the Company has any material interest.

20.4
If a director has made disclosure in accordance with the preceding Article, then he shall not, by reason only of his office, be accountable to the Company for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Notification of interests
20.5
For the purposes of the preceding Articles:

(a)
a general notice that a director gives to the other directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

(b)
an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

Voting where a director is interested in a matter
20.6
A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest pursuant to these Articles. The director shall be counted towards a quorum of those present at the meeting. If the director votes on the resolution, his vote shall be counted.

20.7
Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his or her own appointment.

21
Minutes

The Company shall cause minutes to be made in books kept for the purpose in accordance with the Law.
22
Accounts and audit

Accounting and other records
22.1
The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Law.

No automatic right of inspection
22.2
Members are only entitled to inspect the Company’s records if they are expressly entitled to do so by law, or by resolution made by the directors or passed by Ordinary Resolution.

Sending of accounts and reports
22.3
The Company’s accounts and associated directors’ report or auditor’s report that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:

(a)
they are sent to that person in accordance with the notice provisions: or

(b)
they are published on a website providing that person is given separate notice of:

(i)
the fact that publication of the documents has been published on the website;

(ii)
the address of the website; and

(iii)
the place on the website where the documents may be accessed; and

(iv)
how they may be accessed.

22.4
If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under the next Article.

Time of receipt if documents are published on a website
22.5
Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least five Clear Days before the date of the meeting at which they are to be laid if:

(a)
the documents are published on the website throughout a period beginning at least five Clear Days before the date of the meeting and ending with the conclusion of the meeting; and

(b)
the person is given at least five Clear Days’ notice of the hearing.

Validity despite accidental error in publication on website
22.6
If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because:

(a)
those documents are, by accident, published in a different place on the website to the place notified; or

(b)
they are published for part only of the period from the date of notification until the conclusion of that meeting.

Audit
22.7
The directors may appoint an Auditor of the Company who shall hold office on such terms as the directors determine.

22.8
Without prejudice to the freedom of the directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the directors shall establish and maintain an Audit Committee as a committee of the directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

22.9
If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

22.10
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

22.11
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the directors shall fill the vacancy and determine the remuneration of such Auditor.

22.12
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

22.13
Auditors shall, if so required by the directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the directors or any general meeting of the Members.
23
Financial year

Unless the directors otherwise specify, the financial year of the Company:
(a)
shall end on 31st December in the year of its incorporation and each following year; and

(b)
shall begin when it was incorporated and on 1st January each following year.

24
Record dates

Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for:
(a)
calling a general meeting;

(b)
declaring or paying a dividend;

(c)
making or issuing an allotment of Shares; or

(d)
conducting any other business required pursuant to these Articles.

The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.
25
Dividends

Declaration of dividends by Members
25.1
Subject to the provisions of the Law, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the directors.

Payment of interim dividends and declaration of final dividends by directors
25.2
The directors may pay interim dividends or declare final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

25.3
Subject to the provisions of the Law, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)
Upon determination to pay a dividend or dividends described as interim by the directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)
Upon declaration of a dividend or dividends described as final by the directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.
25.4
In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)
If the share capital is divided into different classes, the directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.
(b)
The directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)
If the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends
25.5
Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. If a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off
25.6
The directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash
25.7
If the directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)
issue fractional Shares;

(b)
fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)
vest some assets in trustees.

How payments may be made
25.8
A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)
if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose — by wire transfer to that bank account; or

(b)
by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

25.9
For the purpose of paragraph (a) of the preceding Article, the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of paragraph (b) of the preceding Article, subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

25.10
If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)
to the registered address of the Joint Holder of the Share who is named first on the Register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)
to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

25.11
Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other moneys not to bear interest in absence of special rights
25.12
Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed
25.13
If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

25.14
A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

26
Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve
26.1
The directors may resolve to capitalise:

(a)
any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)
any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:
(a)
by paying up the amounts unpaid on that Member’s Shares;

(b)
by issuing Fully Paid Shares, debentures or other securities of the Company to that Member or as that Member directs. The directors may resolve that any Shares issued to the Member in respect of partly paid Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid.

Applying an amount for the benefit of members
26.2
The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

26.3
Subject to the Law, if a fraction of a Share, a debenture, or other security is allocated to a Member, the directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

27
Share premium account

Directors to maintain share premium account
27.1
The directors shall establish a share premium account in accordance with the Law. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Law.

Debits to share premium account
27.2
The following amounts shall be debited to any share premium account:

(a)
on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)
any other amount paid out of a share premium account as permitted by the Law.

27.3
Notwithstanding the preceding Article, on the redemption or purchase of a Share, the directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Law, out of capital.

28
Seal

Company seal
28.1
The Company may have a seal if the directors so determine.

Duplicate seal
28.2
Subject to the provisions of the Law, the Company may also have a duplicate seal or seals for use in any place or places outside the Cayman Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and how seal is to be used
28.3
A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)
by a director (or his alternate) and the Secretary; or

(b)
by a single director (or his alternate).

If no seal is adopted or used
28.4
If the directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)
by a director (or his alternate) or any Officer to which authority has been delegated by resolution duly adopted by the directors; or

(b)
by a single director (or his alternate); or

(c)
in any other manner permitted by the Law.

Power to allow non-manual signatures and facsimile printing of seal
28.5
The directors may determine that either or both of the following applies:

(a)
that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)
that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution
28.6
If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

29
Indemnity

Indemnity
29.1
To the extent permitted by Applicable Law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)
all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)
without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, wilful default or wilful neglect.
29.2
To the extent permitted by Applicable Law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary or Officer of the Company in respect of any matter identified in paragraph (a) or paragraph (b) of the preceding Article on condition that the Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary or that Officer for those legal costs.

Release
29.3
To the extent permitted by Applicable Law, the Company may by Special Resolution release any existing or former director (including alternate director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, wilful default or wilful neglect.

Insurance
29.4
To the extent permitted by Applicable Law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person’s own dishonesty:

(a)
an existing or former director (including alternate director), Secretary or Officer or auditor of:

(i)
the Company;

(ii)
a company which is or was a subsidiary of the Company;

(iii)
a company in which the Company has or had an interest (whether direct or indirect); and

(b)
a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

30
Notices

Form of notices
30.1
Save where these Articles provide otherwise, any notice to be given to or by any person pursuant to these Articles shall be:

(a)
in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)
subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)
where these Articles expressly permit, by the Company by means of a website.

Electronic communications
30.2
Without limitation to Articles 16.2 to 16.5 inclusive (relating to the appointment and removal by directors of alternate directors) and to Articles 18.8 to 18.10 inclusive (relating to the appointment by directors of proxies), a notice may only be given to the Company in an Electronic Record if:

(a)
the directors so resolve;

(b)
the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)
the terms of that resolution are notified to the Members for the time being and, if applicable, to those directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.
30.3
A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

Persons authorised to give notices
30.4
A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or company secretary of the Company or a Member.

Delivery of written notices
30.5
Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders
30.6
Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the Register of Members.

Signatures
30.7
A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

30.8
An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission
30.9
A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

30.10
A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

Giving notice to a deceased or bankrupt Member
30.11
A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like descrition, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

30.12
Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices
30.13
A notice is given on the date identified in the following table.

Method for giving notices	When taken to be given
Personally	At the time and date of delivery
By leaving it at the member’s registered address	At the time and date it was left
If the recipient has an address within the Cayman Islands, by posting it by prepaid post to the street or postal address of that recipient	48 hours after it was posted
If the recipient has an address outside the Cayman Islands, by posting it by prepaid airmail to the street or postal address of that recipient	3 Clear Days after posting
By Electronic Record (other than publication on a website), to recipient’s Electronic address	Within 24 hours after it was sent
By publication on a website	See the Articles about the time when notice of a meeting of Members or accounts and reports, as the case may be, are published on a website
Saving provision
30.14
None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of directors and written resolutions of Members.

31
Authentication of Electronic Records

Application of Articles
31.1
Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary,

or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 31.2 or Article 31.4 applies.
Authentication of documents sent by Members by Electronic means
31.2
An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)
the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)
the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)
Article 31.7 does not apply.

31.3
For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 31.7 applies.

Authentication of document sent by the Secretary or Officers of the Company by Electronic means
31.4
An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)
the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

(b)
the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)
Article 31.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.
31.5
For example, where a sole director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that director unless Article 31.7 applies.

Manner of signing
31.6
For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision
31.7
A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)
believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)
believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)
otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.
32
Transfer by way of continuation

32.1
The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)
the Cayman Islands; or

(b)
such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

32.2
To give effect to any resolution made pursuant to the preceding Article, the directors may cause the following:

(a)
an application be made to the Registrar of Companies to deregister the Company in the Cayman Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)
all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

33
Winding up

Distribution of assets in specie
33.1
If the Company is wound up, the Members may, subject to these Articles and any other sanction required by the Law, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)
to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;

(b)
to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability
33.2
No Member shall be compelled to accept any assets if an obligation attaches to them.

The directors are authorised to present a winding up petition
33.3
The directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

34
Amendment of Memorandum and Articles

Power to change name or amend Memorandum
34.1
Subject to the Law and Articles 15.7 and 34.2, the Company may, by Special Resolution:

(a)
change its name; or

(b)
change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles
34.2
Subject to the Law and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part save that no amendment may be made to the Memorandum or Articles to amend:

(a)
Article 36 prior to the Business Combination unless the holders of the Public Shares are provided with the opportunity to redeem their Public Shares upon the approval of any such amendment in the manner and for the price as set out in Article 36.11; or

(b)
this Article 34.2 during the Target Business Acquisition Period.

35
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more constituent companies (as defined in the Law) upon such terms as the directors may determine and (to the extent required by the Law) with the approval of a Special Resolution.
36
Business Combination

36.1
Articles 36.1 to 36.11 shall terminate upon consummation of any Business Combination.

36.2
The Company has up to 24 months from the closing of the IPO to consummate a Business Combination. In the event that the Company does not consummate a Business Combination within 24 months from the closing of the IPO (such date being referred to as the Termination Date), such failure shall trigger an automatic redemption of the Public Shares (an Automatic Redemption Event) and the directors of the Company shall take all such action necessary to (i) cease all operations except for the purpose of winding up (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such Automatic Redemption Event, subject to the approval of our remaining Members and our directors, liquidate and dissolve the Company, subject to the Company’s obligations under the Law to provide for claims of creditors and the requirements of other applicable law. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.

36.3
Unless a shareholder vote is required by law or the rules of the Designated Stock Exchange, or, at the sole discretion of the directors, the directors determine to hold a shareholder vote for business or other reasons, the Company may enter into a Business Combination without submitting such Business Combination to its Members for approval.

36.4
Although not required, in the event that a shareholder vote is held, and a majority of the votes of the Shares entitled to vote thereon which were present at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Company shall be authorised to consummate the Business Combination.

36.5
(a)
In the event that a Business Combination is consummated by the Company other than in connection with a shareholder vote under Article 36.4, the Company will, subject to as provided below, offer to redeem the Public Shares for cash in accordance with Rule 13e-4 and

Regulation 14E of the Exchange Act and subject to any limitations (including but not limited to cash requirements) set forth in the definitive transaction agreements related to the initial Business Combination (the Tender Redemption Offer), provided however that the Company shall not redeem those Shares held by the Initial Shareholders or their affiliates or the directors or officers of the Company pursuant to such Tender Redemption Offer, whether or not such holders accept such Tender Redemption Offer. The Company will file tender offer documents with the SEC prior to consummating the Business Combination which contain substantially the same financial and other information about the Business Combination and the redemption rights as would be required in a proxy solicitation pursuant to Regulation 14A of the Exchange Act. In accordance with the Exchange Act, the Tender Redemption Offer will remain open for a minimum of 20 Business Days and the Company will not be permitted to consummate its Business Combination until the expiry of such period. If in the event a Member holding Public Shares accepts the Tender Redemption Offer and the Company has not otherwise withdrawn the tender offer, the Company shall, promptly after the consummation of the Business Combination, pay such redeeming Member, on a pro rata basis, cash equal to the applicable Per-Share Redemption Price.
(b)
In the event that a Business Combination is consummated by the Company in connection with a shareholder vote held pursuant to Article 36.4 in accordance with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (the Redemption Offer), the Company will, subject as provided below, offer to redeem the Public Shares, other than those Shares held by the Initial Shareholders or their affiliates or the directors or officers of the Company, regardless of whether such shares are voted for or against the Business Combination, for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price, provided however that: (i) the Company shall not redeem those Shares held by the Initial Shareholders or their affiliates or the directors or officers of the Company pursuant to such Redemption Offer, whether or not such holders accept such Redemption Offer; and (ii) any other redeeming Member who either individually or together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as such term is defined under Section 13 of the Exchange Act) shall not be permitted to redeem, without the consent of the directors, more than twenty percent (20%) of the total Public Shares sold in the IPO.

(c)
In no event will the Company consummate the Tender Redemption Offer or the Redemption Offer under Article 36.5(a) or 36.5(b) or an Amendment Redemption Event under Article 36.11 if such redemptions would cause the Company to have net tangible assets of less than US$5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination.

36.6
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an Automatic Redemption Event, an Amendment Redemption Event or in the event he accepts a Tender Redemption Offer or a Redemption Offer where the Business Combination is consummated. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Account.

36.7
Prior to the initial Business Combination, the Company will not issue additional ordinary shares that would entitle the holder thereof to (i) receive funds from the Trust Account; or (ii) vote on any initial Business Combination.

36.8
In the event the Company enters into a Business Combination with a company that is affiliated with the Sponsor or any of the directors or officers of the Company, the Company will obtain an opinion from an independent investment banking firm or independent accounting firm that such a Business Combination is fair to the holders of the Public Shares from a financial point of view.

36.9
The Company will not effectuate a Business Combination with another “blank cheque” company or a similar company with nominal operations.

36.10
Immediately after the Company’s IPO, that amount of the proceeds received by the Company in or in connection with the IPO (including proceeds of any exercise of the underwriter’s over-allotment option and any proceeds from the simultaneous private placement of like units comprising like securities to those included in the IPO by the Company) as is described in the Company’s registration statement on Form S-1 filed with the SEC (the Registration Statement) at the time it goes effective as shall be deposited in the Trust Account shall be so deposited and thereafter held in the Trust Account until released in the event of a Business Combination or otherwise in accordance with this Article 36. Neither the Company nor any officer, director or employee of the Company will disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, or (ii) an Automatic Redemption Event or in payment of the acquisition price for any shares which the Company elects to purchase, redeem or otherwise acquire in accordance with this Article 36, in each case in accordance with the trust agreement governing the Trust Account; provided that interest earned on the Trust Account (as described in the Registration Statement) may be released from time to time to the Company to pay the Company’s tax obligations.
36.11
In the event the directors of the Company propose any amendment to Article 36 or to any of the other rights of the Shares as set out at Article 2.5 prior to, but not for the purposes of approving or in conjunction with the consummation of, a Business Combination that would affect the substance or timing of the Company’s obligations as described in this Article 36 to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares (an Amendment) and such Amendment is duly approved by a Special Resolution of the Members (an Approved Amendment), the Company will offer to redeem the Public Shares of any Member for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price (an Amendment Redemption Event), provided however that the Company shall not redeem those Shares held by the Initial Shareholders or their affiliates or the directors or officers of the Company pursuant to such offer, whether or not such holders accept such offer.

37
Class B Share Conversion

37.1
Save and except for the conversion rights referred to in this Article 37 and as otherwise set out in these Articles, subject to Article 2.10, the rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters.

37.2
All of the issued Class B Shares shall, on the first business day following the consummation of the Company’s initial Business Combination, automatically be converted into such number of Class A Shares as is equal, in the aggregate, on an as-converted basis, to 20% of the sum of:

(a)
the total number of Shares issued and outstanding upon completion of the IPO, plus

(b)
the total number of Class A Shares and equity-linked securities issued or deemed issued in connection with the completion of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the completion of the initial Business Combination, any Private Placement Shares, and any Private Placement Units issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

37.3
References in this Article to converted, conversion or exchange shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

37.4
Notwithstanding anything to the contrary in this Article 37, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one. Each Class B Share shall convert into its pro rata number of Class A Shares as set forth in this Article 37. The pro rata share for each holder of Class B Shares will be determined as follows: Each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the issued Class B

Shares shall be converted pursuant to this Article and the denominator of which shall be the total number of issued Class B Shares at the time of conversion.
37.5
The directors shall not allot or issue Class A Shares such that the number of authorised but unissued Class A Shares would at any time be insufficient to permit the conversion of all Class B Shares from time to time issued into Class A Shares.

38
Certain Tax Filings

38.1
Each Tax Filing Authorised Person and any such other person, acting alone, as any director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any director or officer of the Company. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

39
Business Opportunities

39.1
In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Sponsor Group (each of the foregoing, a Sponsor Group Related Person) may serve as directors and/or officers of the Company; and (b) the Sponsor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions under this heading “Business Opportunities” are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Sponsor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, directors and Members in connection therewith.

39.2
To the fullest extent permitted by Applicable Law, the Sponsor Group and the Sponsor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Sponsor Group or the Sponsor Group Related Persons, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, the Sponsor Group and the Sponsor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such Sponsor Group Related Person solely in their capacity as an Officer or director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis.

39.3
Except as provided elsewhere in the Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Sponsor Group, about which a director and/or officer of the Company who is also an Sponsor Group Related Person acquires knowledge.

39.4
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the

Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

ANNEX I
CERTIFICATE OF INCORPORATION
OF
ITHAX ACQUISITION CORP.
ARTICLE I.
NAME OF CORPORATION
Section 1.01   The name of the corporation is ITHAX Acquisition Corp. (the “Corporation”).
ARTICLE II.
PURPOSE
Section 2.01   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ( “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a Business Combination.
ARTICLE III.
REGISTERED AGENT
Section 3.01   The address of the registered office of the Corporation in the State of Delaware is 1209 N Orange Street, New Castle County, Wilmington, DE 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.
Section 3.02   The Corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors (the “Board”), and may also have offices at such other places, both within and without the State of Delaware, as the Board may from time to time determine or the business of the corporation may require.
ARTICLE IV.
CAPITALIZATION
Section 4.01   Authorized Capital Stock.   The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The Common Stock will consist of two classes: (i) 100,000,000 shares of Class A Common Stock and (ii) 10,000,000 shares of Class B Common Stock.
Section 4.02   Preferred Stock.   Subject to Article IX hereof, without prejudice to any special rights previously conferred on the holders of any existing Preferred Stock, the Board is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.03   Common Stock.
(a)   The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.02), each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Certificate of Incorporation, or in any Preferred Stock Designation, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation, or in a Preferred Stock Designation, the holders of the Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or any Preferred Stock Designation.
(b)   Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Certificate of Incorporation (as amended), the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.
(c)   Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Certificate of Incorporation (as amended), in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.
Section 4.04   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options or convertible securities entitling the holders thereof to subscribe for, purchase or receive shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is hereby expressly authorized to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.
Section 4.05   Variation of Rights.
(a)   If the share capital is divided into different classes of shares then, unless the terms on which a class of shares was issued state otherwise, the rights attaching to a class of shares may only be varied if one of the following applies: (i) the stockholders holding two-thirds of the issued shares of that class consent in writing to the variation or (ii) the variation is made with the affirmative vote of the stockholders holding the issued shares of that class passed at a separate general meeting of the stockholders holding the issued shares of that class. For purposes of the preceding clause (a)(ii), all of the provisions of this Certificate of Incorporation relating to general meetings apply, mutatis mutandis, to every such separate meeting except that: (x) the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one-third of the issued shares of that class and (y) any stockholder holding shares of the class, present in person or by proxy or, in the corporate stockholder, by its duly authorized representative, may demand a poll.
(b)   Notwithstanding Section 4.05(a), unless the proposed variation is for the purposes of approving, or in conjunction with, the consummation of a Business Combination, prior to a Business Combination but subject always to the limitation set out in Article XI in respect of amendments to this Certificate of Incorporation, the rights attached to the shares as specified in Section 4.03 may only, whether or not the Corporation is being wound up, be varied by the affirmative vote of the stockholders, and any such variation that has to be approved under this Section 4.05 shall also be subject to compliance with Section 9.02(d).
Section 4.06   Fractional Shares.   The Corporation may at the discretion of the Board, but shall not otherwise be obliged to, issue fractional shares or round up or down fractional holdings of shares to its nearest whole number and a fractional share (if authorized by the Board) may have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.
ARTICLE V.
BOARD OF DIRECTORS
Section 5.01   Powers of the Board.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders.
Section 5.02   Number, Election and Term.
(a)   The minimum number of directors of the Corporation shall be one (1) and there shall be no maximum number of directors. The number of directors, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time pursuant to a resolution adopted by a majority of the Board.
(b)   Subject to Section 5.05 hereof, the directors of the Corporation shall be divided into three classes, designated Class I, and Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board may assign members of the Board already in office at the time of effectiveness of this Certificate of Incorporation (the “Effective Time”) to such classes. The Class I directors shall stand elected for a term expiring at the Corporation’s first annual stockholder meeting following the Effective Time. The Class II directors shall stand elected for a term expiring at the Corporation’s second annual stockholder meeting following the Effective Time. The Class III directors shall stand elected for a term expiring at the Corporation’s third annual stockholder meeting following the Effective Time. At each annual meeting of the stockholders of the Corporation following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the third annual stockholder meeting following their election, subject to their earlier death, resignation or removal. Except as DGCL or any applicable law may otherwise require, in the interim between an annual stockholder meeting or general meeting called for the election of directors and/or the removal of one or more directors any vacancy on the Board, may be filled by the majority vote of the remaining directors.
(c)   Subject to Section 5.05 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d)   Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.
Section 5.03   Newly Created Directorships and Vacancies.   Subject to Section 5.05 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.04   Removal.   Subject to Section 5.05 hereof, any or all of the directors may be removed from office with or without cause by the affirmative vote of holders of a majority of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.05   Preferred Stock — Directors.   Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation or any Preferred Stock Designation and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.
ARTICLE VI.
BYLAWS
Section 6.01   Bylaws.   In furtherance and not in limitation of the powers conferred upon it by law, the Board and the stockholders shall have the power to adopt, amend, alter or repeal the Bylaws as set out at Article XI below.
ARTICLE VII.
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.01   Meetings.   The annual meeting of stockholders of the Corporation shall be held at such date and time as shall be designated from time to time by the Board of Directors. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairman of the Board, chief executive officer or president of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the stockholders of record, owning not less than 10% of the entire capital stock of the Corporation issued and outstanding and entitled to vote.
Section 7.02   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
Section 7.03   Action by Written Consent.   Any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent of the stockholders holding the requisite number of shares required to approve such action.
ARTICLE VIII.
LIMITED LIABILITY; INDEMNIFICATION
Section 8.01   Limitation of Director Liability.   A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.02   Indemnification and Advancement of Expenses.
(a)   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.02 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.02(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b)   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.02 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c)   Any repeal or amendment of this Section 8.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)   This Section 8.02 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnity and to advance expenses to persons other than indemnitees.
ARTICLE IX.
BUSINESS COMBINATION
Section 9.01   General.
(a)   The provisions of this Article IX shall apply during the period commencing upon the Effective Time and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination.
(b)   Unless a stockholder vote is required by law or the rules of the Nasdaq Capital Market, or, at the sole discretion of the Board, the Board determines to hold a stockholder vote for business or other reasons, the Corporation may enter into a Business Combination without submitting such Business Combination to its stockholders for approval.
(c)   Although not required, in the event that a stockholder vote is held, and a majority of the votes of the shares entitled to vote thereon which were present at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination.
Section 9.02   Redemption Rights.
(a)   In the event that the Corporation does not consummate a Business Combination by January 27, 2023 (such date being referred to as the “Termination Date”), such failure shall trigger an automatic redemption of the Public Shares (an “Automatic Redemption Event”) and the Board shall take all such action necessary to (i) cease all operations except for the purpose of winding up (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares in issue, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such Automatic Redemption Event, subject to the approval of the remaining stockholders and our directors, liquidate and dissolve the Corporation, subject to the Corporation’s obligations under the law to provide for claims of creditors and the requirements of other applicable law. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.
(b)   In the event that a Business Combination is consummated by the Corporation other than in connection with a stockholder vote under Section 9.01, the Corporation will, subject to as provided below, offer to redeem the Public Shares for cash in accordance with Rule 13e-4 and Regulation 14E of the Securities Exchange Act of 1934 (the “Exchange Act”) and subject to any limitations (including but not limited to cash requirements) set forth in the definitive transaction agreements related to the initial Business Combination (the “Tender Redemption Offer”), provided however that the Corporation shall not redeem those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation pursuant to such Tender Redemption Offer, whether or not such holders accept such Tender Redemption Offer. The Corporation will file tender offer documents with the SEC prior to consummating the Business Combination which contain substantially the same financial and other information about the Business Combination and the redemption rights as would be required in a proxy solicitation pursuant to Regulation 14A of the Exchange Act. In accordance with the Exchange Act, the Tender Redemption Offer will remain open for a minimum of twenty (20) business days and the Corporation will not be permitted to consummate its Business Combination until the expiry of such period. If in the event a stockholder holding Public Shares accepts the Tender Redemption Offer and the Corporation has not otherwise withdrawn the tender offer, the Corporation shall, promptly after the consummation of the Business Combination, pay such redeeming stockholder, on a pro rata basis, cash equal to the applicable Per-Share Redemption Price.
(c)   In the event that a stockholder vote is held to approve the Business Combination, then the Corporation will in connection with a Business Combination either:
(i)   notwithstanding any proxy solicitation in connection with any stockholder vote (to the extent one is required or determined to be held), conduct any required or agreed redemptions in connection with any proposed Business Combination solely pursuant to a Tender Redemption Offer on the same basis as is set out under Section 9.02(b) and on no other basis; or
(ii)   if the Board at its sole discretion elects, or if the Corporation is required to do so by any applicable law or the rules of the Nasdaq Capital Market (whether or not the Corporation is also conducting or required to conduct a Tender Redemption Offer in respect of the Business Combination), in connection with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, offer to redeem the Public Shares (the “Proxy Redemption Offer”), other than those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation, regardless of whether such shares are voted for or against the Business Combination, for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price; provided, that any such redeeming stockholder who either individually or together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as such term is defined under Section 13 of the Exchange Act) shall not be permitted to redeem more than twenty percent (20%) of the total Public Shares sold in the IPO.
(d)   In the event the Board proposes any amendment to Article IX or to any of the other rights of the Common Stock as set out in Section 4.03, but not for the purposes of approving or in conjunction with the consummation of, a Business Combination that would affect the substance or timing of the Corporation’s obligations as described in this Article IX to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares (an “Amendment”) and such Amendment is duly approved by the affirmative vote of the stockholders, the Corporation will offer to redeem the Public Shares (other than those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation) to any stockholder for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price (an “Amendment Redemption Event”).

In no event will the Corporation consummate the Tender Redemption Offer or the Proxy Redemption Offer under Section 9.02(b) or 9.02(c)(ii) or an Amendment Redemption Event under Section 9.02(d) if such redemptions would cause the Corporation to have net tangible assets to be less than US $5,000,001.
Section 9.03   Class B Share Conversion.
(a)   Save and except for the conversion rights referred to this in Section 9.03 and as otherwise set out in this Certificate of Incorporation, subject to Section 4.05, the rights attaching to all shares shall rank pari passu in all respects, and the shares of Class A Common Stock and the shares of Class B Common Stock shall vote together as a single class on all matters.
(b)   All of the issued shares of Class B Common Stock shall, on the first day following the consummation of the Corporation’s initial Business Combination, automatically be converted into such number of shares of Class A Common Stock as is equal, in the aggregate, on an as-converted basis, to 20% of the sum of:
(i)   the total number of shares issued and outstanding upon completion of the IPO, plus
(ii)   the total number of shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the completion of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the completion of the initial Business Combination, any Private Placement Shares, and any Private Placement Units issued to the Sponsor or its affiliates upon conversion of loans made to the Corporation).
Section 9.04   Distributions from the Trust Account.
(a)   A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an Automatic Redemption Event, an Amendment Redemption Event or in the event he accepts a Tender Redemption Offer or a Proxy Redemption Offer where the Business Combination is consummated. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Account. A holder of Public Shares that is an Initial Stockholder or its affiliate or a director or officer of the Corporation shall be entitled to receive distributions upon an Automatic Redemption Event. A holder of Public Shares shall be entitled to receive distributions from the Trust Account only as provided in Section 9.02. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to distributions from the Trust Account.
(b)   Neither the Corporation nor any officer, director or employee of the Corporation will disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, or (ii) an Automatic Redemption Event or in payment of the acquisition price for any shares which the Corporation elects to purchase, redeem or otherwise acquire in accordance with this Article IX, in each case in accordance with the trust agreement governing the Trust Account; provided that interest earned on the Trust Account (as described in the Registration Statement) may be released from time to time to the Corporation to pay the Corporation’s income or other tax obligations and up to US$ 50,000 of such interest may also be released from the Trust Account to pay any liquidation expenses of the Corporation if applicable.
(c)   Provided that in the event that the Corporation enters liquidation prior to or without having consummated a Business Combination then, in such circumstances, in the event that any surplus assets (the “Residual Assets”) of the Corporation remain following the Corporation’s having complied with its applicable obligations to redeem Public Shares and distribute the funds held in the Trust Account in respect of such redemptions, the Public Shares shall not have any right to receive any share of those Residual Assets which are held outside the Trust Account and such Residual Assets shall be distributed (on a pro rata basis) only in respect of those shares of Common Stock that are not Public Shares.
Section 9.05   Issuance of Shares.   Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any Business Combination.

Section 9.06   Transactions with Affiliates.   The Business Combination must be approved by a majority of the independent members of the Board. In the event the Corporation enters into a Business Combination with a company that is affiliated with the Sponsor or any of the directors or officers of the Corporation, the Corporation will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions on the type of Target Business the Corporation is seeking to acquire that such a Business Combination is fair to the holders of the Public Shares from a financial point of view.
Section 9.07   No Transactions with Other Blank Check Companies.   The Corporation shall not enter into a Business Combination with another blank check company, as such term is defined in Rule 419 of the Securities Act of 1933, or a similar company with nominal operations.
ARTICLE X.
CORPORATE OPPORTUNITY
The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors or in circumstances where the application of any such doctrine would conflict with any of his or her current or future fiduciary duties or contractual obligations.
ARTICLE XI.
AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS
Section 11.01   Subject to applicable law and Section 11.02, the Corporation may, by affirmative vote of the stockholders:
(a)   change its name;
(b)   change the provisions of this Certificate of Incorporation with respect to its objects, powers and any other matter specified in this Certificate of Incorporation.
Section 11.02   Subject to applicable law and as provided in this Certificate of Incorporation, the Corporation may, by the affirmative vote of the stockholders. Amend this Certificate of Incorporation in whole or in part save that no amendment may be made to this Certificate of Incorporation or Bylaws to amend:
(a)   Article IX prior to the Business Combination unless the holders of the Public Shares are provided with the opportunity to redeem their Public Shares upon the approval of any such amendment in the manner and for the price as set out in Section 9.02(d); or
(b)   this Section 11.02 during the Target Business Acquisition Period.
ARTICLE XII.
EXCLUSIVE FORUM
Section 12.01   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court declines or does not have jurisdiction, the federal district court for the District of Delaware or, in the event that the federal district court for the District of Delaware does not have jurisdiction, other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 12.02   Notwithstanding the foregoing, the provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1993, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.
Section 12.03   Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.
ARTICLE XIII.
DEFINITIONS AND INTERPRETATION
Business Combination means the initial acquisition by the Corporation, whether through a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar type of transaction, with a Target Business at Fair Value.
Class A Common Stock means the Class A common stock of the Corporation par value $0.0001 per share.
Class B Common Stock means the Class B common stock of the Corporation par value $0.0001 per share.
Domestication means the re-domicile of the Corporation as a Delaware corporation in accordance with Section 388 of DGCL, and Part XII of the Cayman Islands Companies Act (Revised) and shall no longer be considered a company incorporated in the Cayman Islands which takes effectiveness upon the filing of this Certificate of Incorporation and the Certificate of Domestication with the Secretary of the State of Delaware.
Fair Value means a value that is equal to at least 80% of the balance in the Trust Account (excluding any deferred underwriting fees and any taxes payable thereon) at the time of the execution of a definitive agreement for a Business Combination.
Initial Stockholder means the Sponsor, the directors and officers of the Corporation or their respective affiliates who hold shares prior to the IPO.
IPO means the initial public offering of securities of the Corporation, which offering closed on January 27, 2021.
Per-Share Redemption Price means:
(a)   with respect to an Automatic Redemption Event or an Amendment Redemption Event, the aggregate amount on deposit in the Trust Account, including interest earned but net of taxes payable, divided by the number of then outstanding Public Shares; and
(b)   with respect to either a Tender Redemption Offer or a Proxy Redemption Offer, the aggregate amount then on deposit in the Trust Account (net any taxes payable), divided by the number of then outstanding Public Shares.
Private Placement Shares means the shares of Class A Common Stock included in the Private Placement Units.
Private Placement Units are the units to be issued to the Sponsor and the Underwriters in a private placement to occur concurrently with the closing of the initial Business Combination.
Public Shares means the ordinary shares of the Corporation issued in the IPO which are automatically converted into shares of Common Stock of the Corporation upon the effectiveness of Domestication.

Registration Statement means the Corporation’s registration statement on Form S-1 filed with the SEC as declared effective on January 27, 2021.
SEC means the United States Securities and Exchange Commission.
Sponsor means ITHAX Acquisition Sponsor LLC, a Delaware limited liability company.
Target Business means any business or entity with whom the Corporation wishes to undertake a Business Combination.
Target Business Acquisition Period means the period commencing from the effectiveness of the registration statement filed with the SEC in connection with the IPO up to and including the first to occur of (i) a Business Combination or (ii) the Termination Date.
Trust Account means the account in which the net amount of the offering proceeds received by the Corporation in the IPO (including proceeds of any exercise of the underwriter’s over-allotment option and any proceeds from the simultaneous private placement of like units comprising like securities to those included in the IPO by the Corporation) as described in the Registration Statement at the time it was declared effective were deposited, except for any amounts stated in the Registration Statement to be excluded from such account.
Underwriter means an underwriter of the IPO from time to time, and any successor underwriter.

IN WITNESS WHEREOF, ITHAX Acquisition Corp. has caused this Certificate of Incorporation of Incorporation to be duly executed in its name and on its behalf as of the [•] day of [      ], 2022.
ITHAX ACQUISITION CORP.
By:
Name:
Title:

ANNEX J
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.Vote by Internet - QUICK EASYIMMEDIATE - 24 Hours a Day, 7 Days a Week or by MailYourInternetvote authorizesthe namedITHAX ACQUISITION CORP.proxies to vote your Class A ordinary shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on Thursday, July 14, 2022.INTERNET –www.cstproxyvote.comUse the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your Class A ordinary shares.Vote at the Meeting –If you plan to attend the virtual online extraordinary general meeting, you will need your 12 digit control number to vote electronically at the extraordinary general meeting. To attend the extraordinary general meeting, visit:https://www.cstproxy.com/ ithaxacquisitioncorp/2022MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDEDFOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OFITHAX ACQUISITION CORP.The undersigned, revoking any previous proxies relating to these Class A ordinary shares, hereby acknowledges receipt of the Notice and Proxy Statement/Prospectus in connection with the extraordinary general meeting to be held at 11:00 a.m. local time on Friday, July 15, 2022 both (i) in person at the offices of Reed Smith LLP, located at 599 Lexington Avenue. 22nd Floor, New York, New York 10022, and (ii) virtually, via https://www.cstproxy.com/ithaxacquisitioncorp/2022. The undersigned hereby appoints Orestes Fintiklis, Chief Executive Officer and Dimitrios Athanasopoulos, Chief Financial Officer, and each of them (with full power to act alone). the attorneys and proxies of the undersigned, with power of substitution to each, to vote all of the Class A ordinary shares, of ITHAX Acquisition Corp., a Cayman Islands exempted company (“ITHAX”) registered in the name provided, which the undersigned is entitled to vote at the extraordinary general meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Statement/Prospectus.THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS. THE ITHAX BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 1), “FOR” THE DOMESTICATION PROPOSAL (PROPOSAL 2), “FOR” THE PROPOSED CHARTER AND BYLAWS PROPOSAL (PROPOSAL 3), “FOR” EACH OF THE ADVISORY GOVERNING DOCUMENTS PROPOSALS (PROPOSALS 4A, 4B, 4C, 4D, AND 4E), “FOR” THE NASDAQ PROPOSAL (PROPOSAL 5), “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL (PROPOSAL 7), “FOR” THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL (PROPOSAL 8), AND “FOR” THE ADJOURNMENT PROPOSAL (PROPOSAL 9).(Continued, and to be marked, dated and signed, on the other side)PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting of Shareholdersto be held on Friday, July 15, 2022.This notice of extraordinary general meeting of shareholders and the accompanying proxy statement/prospectusare available at: https://www.cstproxy.com/ithaxacquisitioncorp/2022.Please mark your votes like thisCLASS A PROXYXTHIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.1. The Business Combination Proposal-RESOLVED, as an ordinary resolution, that ITHAX’s entry into (1) the Busi- ness Combination Agreement, dated as of December 20, 2021FOR AGAINST ABSTAIN4(b). Advisory Governing Documents Proposal B- RESOLVED, as a non-binding advisory resolution that the au- thorization to the New Mondee Board to issue any or all sharesFOR AGAINST ABSTAIN(as may be amended, supplemented or otherwise modified fromtime to time, the “Business Combination Agreement”), by and among ITHAX, Ithax Merger Sub I, LLC, a Delaware limited liability company and wholly owned subsidiary of ITHAX (“First Merger Sub”), Ithax Merger Sub II, a Delaware limited liability company and wholly owned subsidiary of ITHAX (“Second Merger Sub”) and Mondee Holdings II, Inc., a Dela- ware corporation (“Mondee”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things: (a) in connection with the de-registration of ITHAX as an exempted company in the Cayman Islands and the continuation and domes- tication of ITHAX as a corporation in the State of Delaware (the “Domestication”): (i) each issued and outstanding Class A ordinary share, par value $0.001 per share, of ITHAX (the “Class A ordinary shares”), will be converted into one share of Class A common stock, par value $0.001 per share, of New Mondee (the “New Mondee Common Stock”) and each issued and outstanding Class B ordinary share, par value $0.001 per share, of ITHAX (the “Class B ordinary shares”), will be converted into one share of Class B common stock, par value $0.001 per share, of New Mondee (the “New Mondee Class B Common Stock”) and (ii) each issued and outstanding whole warrant representing the right to purchase Class A ordinary shares of ITHAX will automatically convert into the right to purchase one share of New Mondee Common Stock at an exercise price of $11.50 per share on substantially the same terms and conditions set forth in the Amended and Restated Warrant Agreement between Continental (as defined herein) and New Mondee, to be dated the Closing Date (the “Amended and Restated Warrant Agreement”); (b) following the Domestication, First Merger Sub will merge with and into Mondee, with Mondee surviving such merger as a wholly owned subsidiary of New Mondee (the “First Merger”, and the time at which the First Merger becomes effective, the “First Effective Time”), and immediately following the First Merger, Mondee will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of New Mondee (the “Second Merger”, together with the First Merger, the “Mergers”, and the time at which the Second Merger becomes effective, the “Second Effective Time”); (b) at the First Effective Time, (i) all shares common stock of Mondee outstanding as of immediately prior to the First Effective Time shall be cancelled and automatically converted into the right to receive an aggregate of 60,800,000 shares of New Mondee Common Stock (the “Merger Consideration”), (ii) all shares of common stock of Mondee held in treasury of Mondee and all shares of Mondee common stock owned by any direct or indirect wholly owned subsidiary of Mondee immedi- ately prior to the First Effective Time shall be cancelled without any conversion thereof, (iii) each issued and outstanding unit of First Merger Sub immediately prior to the First Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonas- sessable share of common stock of the first surviving company (the “First Surviving Com- pany Common Stock”), (iv) pursuant to the Proposed Charter, each share of New Mondee Class B Common Stock will be converted into one share (subject to adjustment) of New Mondee Common Stock and New Mondee will change its name to “Mondee Holdings, Inc.”; and (v) New Mondee and Continental will enter into the Amended and Restated Warrant Agreement; and (c) at the Second Effective Time, (i) each issued and outstanding share of First Surviving Company Common Stock shall be automatically cancelled and shall cease to exist as of the Second Effective Time; and (ii) each issued and outstanding unit of Second Merger Sub immediately prior to the Second Effective Time, shall automatically be convert- ed into and exchanged for one validly issued, fully paid and nonassessable interest of the second surviving company; and (2) certain related agreements (including the Subscription Agreements, and the Registration Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex F and Annex G, respectively), and the transactions contem- plated thereby, be approved, ratified and confirmed in all respects.of New Mondee Preferred Stock in one or more classes or se-ries, with such terms and conditions as may be expressly determined by the New MondeeBoard and as may be permitted by the DGCL be approved.FOR AGAINST ABSTAIN4(c). Advisory Governing Documents Proposal C- RESOLVED, as a non-binding advisory resolution that the re- moval of the ability of New Mondee stockholders to take actionby written consent in lieu of a meeting provided, however thatthe holders of New Mondee Preferred Stock may take action by written consent to the extent provided by the Certificate of Designation with respect to the New Mondee Preferred Stock, be approved.4(d). Advisory Governing Documents Proposal D- RESOLVED, as a non-binding advisory resolution that the re- placement of the Existing Governing Documents be approvedFOR AGAINST ABSTAINand that all other changes necessary or, as mutually agreed ingood faith by ITHAX and Mondee, desirable in connection with the replacement of Existing Governing Documents with the Proposed Charter and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively) as part of the Closing of the Business Combination, including (i) changing the post-Business Combi- nation corporate name from “ITHAX Acquisition Corp.” to “Mondee Holdings, Inc.” (which is expected to occur at the First Effective Time), (ii) making New Mondee’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States federal district courts as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.4(e). Advisory Governing Documents Proposal E- FOR AGAINST ABSTAINRESOLVED, as a non-binding advisory resolution that the elec- tion of New Mondee to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders be approved.5. The Nasdaq Proposal-RESOLVED, as an ordinary resolution, FOR AGAINST ABSTAINthat for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of 7,000,000 shares of New Mondee Common Stock in the PIPE Financing be ap- proved and adopted in all respects.6. PROPOSAL 6 IS NOT APPLICABLE TO CLASS A ORDINARY SHAREHOLDERS.7. The Equity Incentive Plan Proposal-RESOLVED, as an ordinary resolution, that the New Mondee 2022 Equity Incentive Plan, a copy of which is attached to the proxy statement/pro- spectus as Annex D, be adopted and approved.8. The Equity Stock Purchase Plan Proposal-RESOLVED, as an ordinary resolution, that the New Mondee Employee Stock Purchase Plan, a copy of which is attached to the proxy state- ment/prospectus as Annex E, be adopted and approved.9. The Adjournment Proposal-RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to solicit additional proxiesFORAGAINST ABSTAINFORAGAINST ABSTAINFORAGAINST ABSTAIN2. The Domestication Proposal-RESOLVED, as a special resolution, that (a) ITHAX be transferred by way of continuation to Delaware pursuant to Article 32 of the amended and restatedfor the purpose of obtaining approval by the ITHAX sharehold-ers of each of the proposals necessary to consummate the transactions contemplated by the Business Combination Agreement, (B) for the absence of a quorum or (C) if the holders of the Class A ordinary shares have elected to redeem a number of Class A ordinary shares as of such time that would reasonably be expected to result in the conditions required for the closing of the Business Combination Agreement to not occur; provided that, without the consent of Mondee, in no event shall the extraordinary general meeting of shareholders be adjourned to a date that is more than fifteen (15) business days later than the most recently adjourned meeting or to a date that is beyond the termination date of the Business Combina- tion Agreement, at the extraordinary general meeting be approved.FOR AGAINST ABSTAINarticles of association of ITHAX, Part XII of the Companies Act(As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, ITHAX be continued and domesticated as a corporation under the laws of the State of Delaware;(b) in connection therewith, to adopt upon the Domestication taking effect, the certificate of incorporation of New Mondee (the “Interim Charter”), in the form appended to the accompa- nying proxy statement/prospectus as Annex I, in place of ITHAX’s memorandum and articles of association currently registered with the Registrar of Companies of the Cayman Islands (the “Existing Governing Documents”) and which will remove or amend those provisions of ITHAX’s Existing Governing Documents that terminate or otherwise cease to be applicable as a result of the Domestication; and (c) file the Interim Charter with the Secretary of State of the State of Delaware, under which ITHAX will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation under the State of Delaware.3. The Proposed Charter and Bylaws Proposal-RESOLVED,FOR AGAINST ABSTAINas a special resolution, that the Interim Charter of ITHAX to bein effect upon the Domestication (a copy of which is attached tothe proxy statement/prospectus as Annex I) be replaced in itsentirety with the Proposed Charter and Proposed Bylaws of New Mondee (copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively), which be approved as the amended and restated certificate of incorporation and the bylaws of New Mondee, effective at the First Effective Time.4(a). Advisory Governing Documents Proposal A- FOR AGAINST ABSTAINRESOLVED, as a non-binding advisory resolution that the change in the authorized share capital of ITHAX, first (a) upon the Domestication, from (i) US$111,000 divided into100,000,000 Class A ordinary shares of US$0.001 each, 10,000,000 Class B ordinary shares of US$0.001 and 1,000,000 preference shares of US$0.001 each, to (ii) US$111,000 divid- ed into 100,000,000 shares of Class A common stock, par value $0.0001 per share (“New Mondee Common Stock”), 10,000,000 shares of Class B common stock (“New Mondee Class B Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (“New Mondee Preferred Stock”), and second (b) upon the First Effective Time, from(i) US$111,000 divided into 100,000,000 shares of New Mondee Common Stock, 10,000,000 shares of New Mondee Class B Common Stock, and 1,000,000 shares of New Mondee Preferred Stock to (ii) US$111,000 divided into 750,000,000 shares of New Mondee Com- mon Stock, 250,000,000 shares of Class C common stock, par value $0.0001 per share (“New Mondee Class C Stock”) and 250,000,000 shares of New Mondee Preferred Stock be approved.CONTROL NUMBERSignature Signature, if held jointly Date , 2022Note: Please sign exactly as name appears hereon. When ordinary shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

ANNEX K
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.Vote by Internet - QUICK EASYIMMEDIATE - 24 Hours a Day, 7 Days a Week or by MailYourInternetvote authorizesthe namedITHAX ACQUISITION CORP.proxies to vote your Class B ordinary shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on Thursday, July 14, 2022.INTERNET –www.cstproxyvote.comUse the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your Class B ordinary shares.Vote at the Meeting –If you plan to attend the virtual online extraordinary general meeting, you will need your 12 digit control number to vote electronically at the extraordinary general meeting. To attend the extraordinary general meeting, visit:https://www.cstproxy.com/ ithaxacquisitioncorp/2022MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDEDFOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OFITHAX ACQUISITION CORP.The undersigned, revoking any previous proxies relating to these Class B ordinary shares, hereby acknowledges receipt of the Notice and Proxy Statement/Prospectus in connection with the extraordinary general meeting to be held at 11:00 a.m. local time on Friday, July 15, 2022 both (i) in person at the offices of Reed Smith LLP, located at 599 Lexington Avenue. 22nd Floor, New York, New York 10022, and (ii) virtually, via https://www.cstproxy.com/ithaxacquisitioncorp/2022. The undersigned hereby appoints Orestes Fintiklis, Chief Executive Officer and Dimitrios Athanasopoulos, Chief Financial Officer, and each of them (with full power to act alone). the attorneys and proxies of the undersigned, with power of substitution to each, to vote all of the Class B ordinary shares, of ITHAX Acquisition Corp., a Cayman Islands exempted company (“ITHAX”) registered in the name provided, which the undersigned is entitled to vote at the extraordinary general meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Statement/Prospectus.THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS. THE ITHAX BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 1), “FOR” THE DOMESTICATION PROPOSAL (PROPOSAL 2), “FOR” THE PROPOSED CHARTER AND BYLAWS PROPOSAL (PROPOSAL 3), “FOR” EACH OF THE ADVISORY GOVERNING DOCUMENTS PROPOSALS (PROPOSALS 4A, 4B, 4C, 4D, AND 4E), “FOR” THE NASDAQ PROPOSAL (PROPOSAL 5), “FOR” THE DIRECTOR ELECTION PROPOSAL (PROPOSAL 6), “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL (PROPOSAL 7), “FOR” THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL (PROPOSAL 8), AND “FOR” THE ADJOURNMENT PROPOSAL (PROPOSAL 9).(Continued, and to be marked, dated and signed, on the other side)PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.Vote by Internet - QUICK EASYIMMEDIATE - 24 Hours a Day, 7 Days a Week or by MailYourInternetvote authorizesthe namedITHAX ACQUISITION CORP.proxies to vote your Class B ordinary shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on Friday, July 15, 2022.INTERNET –www.cstproxyvote.comUse the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your Class B ordinary shares.Vote at the Meeting –If you plan to attend the virtual online extraordinary general meeting, you will need your 12 digit control number to vote electronically at the extraordinary general meeting. To attend the extraordinary general meeting, visit:https://www.cstproxy.com/ ithaxacquisitioncorp/2022MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDEDFOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OFITHAX ACQUISITION CORP.The undersigned, revoking any previous proxies relating to these Class B ordinary shares, hereby acknowledges receipt of the Notice and Proxy Statement/Prospectus in connection with the extraordinary general meeting to be held at [11:00] a.m. local time on [●], 2022 both (i) in person at the offices of Reed Smith LLP, located at 599 Lexington Avenue. 22nd Floor, New York, New York 10022, and (ii) virtually, via https://www.cstproxy.com/ithaxacquisitioncorp/2022. The undersigned hereby appoints Orestes Fintiklis, Chief Executive Officer and Dimitrios Athanasopoulos, Chief Financial Officer, and each of them (with full power to act alone). the attorneys and proxies of the undersigned, with power of substitution to each, to vote all of the Class B ordinary shares, of ITHAX Acquisition Corp., a Cayman Islands exempted company (“ITHAX”) registered in the name provided, which the undersigned is entitled to vote at the extraordinary general meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Statement/Prospectus.THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS. THE ITHAX BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 1), “FOR” THE DOMESTICATION PROPOSAL (PROPOSAL 2), “FOR” THE PROPOSED CHARTER AND BYLAWS PROPOSAL (PROPOSAL 3), “FOR” EACH OF THE ADVISORY GOVERNING DOCUMENTS PROPOSALS (PROPOSALS 4A, 4B, 4C, 4D, AND 4E), “FOR” THE NASDAQ PROPOSAL (PROPOSAL 5), “FOR” THE DIRECTOR ELECTION PROPOSAL (PROPOSAL 6), “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL (PROPOSAL 7), “FOR” THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL (PROPOSAL 8), AND “FOR” THE ADJOURNMENT PROPOSAL (PROPOSAL 9).(Continued, and to be marked, dated and signed, on the other side)PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.